As filed with the Securities and Exchange Commission on May 18, 2004
Registration No. 333-111972

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reynolds American Inc.

(Exact name of registrant as specified in its charter)

North Carolina	2111	20-0546644
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27102-2866
(336) 741-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew J. Schindler Chairman of the Board, Chief Executive Officer and President R.J. Reynolds Tobacco Holdings, Inc. 401 North Main Street Winston-Salem, North Carolina 27102 (336) 741-5500	Susan M. Ivey Chairman of the Board, Chief Executive Officer and President Brown & Williamson Tobacco Corporation 401 South Fourth Street Louisville, Kentucky 40202 (502) 568-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jere R. Thomson, Esq. Jones Day 222 East 41st Street New York, New York 10017 (212) 326-3939	Philip A. Gelston, Esq. Sarkis Jebejian, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to the transactions described herein have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. Securities may not be offered or sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and Reynolds American is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, MAY 18, 2004

To the Stockholders of R.J. Reynolds Tobacco Holdings, Inc.:

I am pleased to invite you to attend the special meeting of stockholders of R.J. Reynolds Tobacco Holdings, Inc. to be held on [                   ], 2004. At the special meeting, RJR will ask you to vote on a proposal to adopt a combination agreement that RJR entered into with Brown & Williamson Tobacco Corporation on October 27, 2003, and to approve the related combination transactions. Pursuant to the combination agreement, RJR Tobacco will combine with B&W’s U.S. cigarette and tobacco business. The full integration of the companies is anticipated to generate at least $500 million in annualized cost savings beginning between 18 and 24 months after the closing.

The combination transactions will result in the creation of a new North Carolina holding company named Reynolds American Inc. It is expected that the Reynolds American common stock will be listed on the NYSE under the symbol “RAI.” There is currently no public trading market for the shares of Reynolds American common stock.

If the combination transactions are completed, you will be entitled to receive one share of Reynolds American common stock for each share of RJR common stock you own, and B&W will hold shares representing approximately 42% of Reynolds American’s common stock outstanding at the time of the closing.

The combination agreement must be adopted by RJR stockholders. Whether or not you plan to attend the special meeting, please take the time to submit your proxy. Voting instructions are inside this document.

The RJR board of directors unanimously has approved the combination agreement and related combination transactions and unanimously has determined that the combination transactions are advisable and in the best interests of RJR and its stockholders. The RJR board of directors recommends that you vote “for” the adoption of the combination agreement and the approval of the related combination transactions and “for” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the combination agreement and approve the related combination transactions.

This document describes the combination agreement and the proposed combination transactions and provides specific information concerning the special meeting. You are encouraged to read this entire document carefully.

Andrew J. Schindler
Chairman of the Board, President and
Chief Executive Officer
R.J. Reynolds Tobacco Holdings, Inc.

For a discussion of certain risk factors that you should consider in evaluating the combination transactions and an investment in Reynolds American, see “Risk Factors” beginning on page 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Reynolds American common stock to be issued in the combination transactions or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated [                   ], 2004, and is first being mailed to RJR stockholders on or about [                   ], 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [                        ], 2004

       RJR will hold a special meeting of its stockholders on [                    ], 2004, at 9:00 a.m. (local time) in the RJR Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, to consider and vote on the following:

1.	A proposal to adopt the combination agreement, dated as of October 27, 2003, between RJR and Brown & Williamson Tobacco Corporation, as amended, and to approve the related combination transactions pursuant to which, among other things:

•	RJR will merge with a new wholly owned subsidiary of Reynolds American and become a wholly owned subsidiary of Reynolds American;

•	Upon completion of the merger, each share of RJR common stock outstanding immediately prior to the merger will be converted into the right to receive one share of Reynolds American common stock;

•	B&W will contribute its U.S. cigarette and tobacco business to Reynolds American; and

•	RJR stockholders, in the aggregate, will be entitled to receive approximately 58% and B&W will hold approximately 42% of Reynolds American common stock outstanding upon completion of the combination transactions.

2.	A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the first proposal described above.

A copy of the combination agreement is attached to this document as Annex A. The articles of incorporation and bylaws of Reynolds American are set forth in Annexes C and D to this document.

      Only RJR’s stockholders of record at the close of business on April 29, 2004, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. No business other than the proposals described in this notice will be considered at the special meeting or any adjournment or postponement thereof. A complete list of RJR’s stockholders of record entitled to vote at the special meeting will be available for inspection at the special meeting.

      Your vote is very important, regardless of the number of shares you own. RJR cannot complete the combination transactions unless the combination agreement is adopted by the affirmative vote of the holders of a majority of the shares of RJR common stock outstanding and entitled to vote at the special meeting. Please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting.

      For your shares to be voted, you may complete, sign, date and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not submit your proxy, vote in person or instruct your broker or bank how to vote, it will have the same effect as voting against the adoption of the combination agreement and approval of the related combination transactions.

      The RJR board of directors unanimously recommends that you vote “for” the adoption of the combination agreement and the approval of related combination transactions which are described in detail in the accompanying document and “for” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

      Attendance at the special meeting will be limited to our stockholders as of April 29, 2004, and to guests of RJR. Admittance tickets will be required. If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P.O. Box 2866, Winston-Salem, North Carolina 27102-2866. If your shares are not registered in your own name, evidence of your stock ownership as of April 29, 2004, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

      We anticipate that a large number of stockholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

By Order of the
RJR Board of Directors,

McDara P. Folan, III
Secretary

[                    ], 2004
Winston-Salem, North Carolina

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about RJR from RJR’s 2003 annual report previously mailed to RJR’s stockholders and from annual, quarterly and other reports that RJR has filed with the Securities and Exchange Commission, or will file between the date of this document and the date of the special meeting, and which are not included in or delivered with this document. For a listing of the documents incorporated by reference, please see “Where You Can Find More Information” beginning on page 201. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference by requesting them in writing from RJR at the following address or by telephone:

R.J. Reynolds Tobacco Holdings, Inc.

Attention: Corporate Secretary
401 North Main Street
P.O. Box 2866
Winston-Salem, North Carolina 27102-2866
(336) 741-5500

If you would like to request documents, please do so by [                    ], 2004, in order to receive them before the special meeting. In addition, if you have any questions about the special meeting, the combination agreement or related combination transactions, you may contact:

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10116
(800) 322-2885 (toll free)
or
(212) 929-5500 (collect)

i

ANNEXES

 Annex A     Combination Agreement

 Annex B     Form of Governance Agreement

 Annex C     Form of Reynolds American Amended and Restated Articles of Incorporation

 Annex D     Form of Reynolds American Amended and Restated Bylaws

 Annex E     Opinion of Lehman Brothers Inc.

 Annex F     Opinion of J.P. Morgan Securities Inc.

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

      Below are brief answers to frequently asked questions concerning the combination transactions and the special meeting. These questions and answers do not, and are not intended to, address all of the information that may be important to you. You are urged to read this entire document carefully and the other documents to which RJR and Reynolds American refer you.

Q:	Why is the RJR board of directors recommending that you vote “for” the adoption of the combination agreement and the approval of the related combination transactions?

A:	The RJR board of directors believes:

•	the combination transactions will combine the businesses of two highly regarded industry participants with strong brands;

•	decreases in RJR Tobacco’s total annual domestic shipment volume of 11.7%, 0.2% and 5.9% in 2003, 2002 and 2001, respectively, make it necessary for RJR Tobacco to reduce costs to maintain its competitiveness with manufacturers of deep-discount brands and offset the effect of increasing excise taxes on the volume of cigarettes sold; and

•	the combined company will be a more efficient and competitive company with increased cash flows, capital efficiencies and expected annual synergies of at least $500 million at a one time estimated aggregate cost of approximately $700 million to $800 million based on information currently available.

You should review in more detail the RJR board of directors’ additional reasons for the combination transactions beginning on page 38.

Q:	Are there any important risks about the combination transactions or Reynolds American’s business of which I should be aware?

A:	Yes, there are important risks involved. Before making any decision on whether and how to vote, RJR and Reynolds American urge you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page 16.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [ ], 2004, at 9:00 a.m. (local time) in the RJR Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina.

Q:	What stockholder approvals are needed to approve the proposals?

A:	The adoption of the combination agreement and the approval of the related combination transactions require the affirmative vote of the holders of a majority of the shares of RJR common stock outstanding and entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the approval of the holders of a majority of the shares of RJR common stock represented and entitled to vote thereon at the special meeting.

Q:	If I would like to submit a proxy, what do I need to do now?

A:	After carefully reading and considering the information contained in this document, please submit your proxy as soon as possible so that your shares may be represented at the special meeting.

If your RJR shares are not held in “street name,” which means your shares are not held of record by your broker, bank or other nominee, there are three ways to submit your proxy:

•	you can submit your proxy by telephone until 11:59 p.m. Eastern Time on [ ], 2004 ([ ], 2004 with respect to shares held in the R.J. Reynolds Capital Investment Plan or in the Savings and Investment Plan for Employees of R.J. Reynolds Tobacco in Puerto Rico) by calling (800) 690-6903 (toll free) on a touch-tone telephone and following the instructions on the proxy card;

•	you can submit your proxy by Internet until 11:59 p.m. Eastern Time on [ ], 2004 ([ ], 2004 with respect to shares held in the R.J. Reynolds Capital Investment Plan or in the Savings and Investment Plan for Employees of R.J. Reynolds Tobacco in Puerto Rico) by logging onto the Internet, going to the website “www.proxyvote.com” and following the instructions on your computer screen; or

•	you can submit your proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States, for receipt prior to the date of the special meeting.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted for the proposal.

Q:	If my RJR shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker, bank or other nominee will vote your RJR shares for you only if you provide instructions to it on how to vote. Please refer to the voting instruction card used by your broker, bank or other nominee to see if you may submit voting instructions using the telephone or Internet. If you do not give voting instructions to your broker, your vote will not be counted, which will have the same effect as a vote against the adoption of the combination agreement and approval of the related combination transactions, unless you appear and vote in person at the special meeting. If your broker, bank or other nominee holds your RJR shares and you wish to attend the special meeting, please bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of the shares and authorizing you to vote at the special meeting.

Q:	What do I do if I want to change my vote or vote in person?

A:	There are two ways to change your vote after you have submitted your proxy card:

•	you may send a later-dated, signed proxy card to the secretary of RJR, which must be received prior to the date of the special meeting; or

•	you may send a notice of revocation to the secretary of RJR, which must be received prior to the date of the special meeting.

In addition, you may attend the special meeting in person and vote. Simply attending the special meeting, however, without voting will not revoke your proxy. Correspondence to the secretary of RJR should be sent to R.J. Reynolds Tobacco Holdings, Inc., Attention: Corporate Secretary, 401 North Main Street, P.O. Box 2866, Winston-Salem, N.C. 27102-2866. If you hold your RJR shares in “street name” and you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change your vote or vote in person.

Q:	What will happen if I abstain from voting or fail to vote?

A:	An abstention or failure to vote will have the same effect as a vote against:

•	the adoption of the combination agreement and approval of the related combination transactions; and

•	the approval of the proposal to adjourn the special meeting to solicit additional proxies.

Q:	When do RJR, B&W and Reynolds American expect to complete the combination transactions?

A:	RJR, B&W and Reynolds American are working to complete the combination transactions as soon as possible. The goal is to complete the combination transactions mid-2004. However, because the combination transactions are subject to governmental approvals and other conditions, RJR and Reynolds American cannot predict the exact timing of the completion of the combination transactions.

Q:	Should I send in my RJR stock certificates now?

A:	No. After the combination transactions are completed, Reynolds American will send you written instructions for exchanging your RJR stock certificates.

Q:	Who can help answer my questions?

A:	If you have any questions about the special meeting or the combination transactions, or if you need additional copies of this document or the enclosed proxy card, you should contact:

R.J. Reynolds Tobacco Holdings, Inc.

Attention: Corporate Secretary
401 North Main Street
P.O. Box 2866
Winston-Salem, North Carolina 27102-2866
(336) 741-5500

or

MacKenzie Partners, Inc.

105 Madison Avenue
New York, New York 10116
(800) 322-2885 (toll free)
or
(212) 929-5500 (collect)

      The following chart depicts the organization of Reynolds American upon completion of the combination transactions.

SUMMARY

      This summary highlights material information from this document. This summary may not contain all of the information that is material or important to you. To understand the combination transactions fully and for a more complete description of the terms of the combination agreement, you are urged to read this document carefully in its entirety, including the Annexes and the other documents to which you have been referred. For a discussion of the risk factors that you should consider, see “Risk Factors” beginning on page 16.

      Throughout this document, when the term “RJR” is used, it is referring to R.J. Reynolds Tobacco Holdings, Inc.; when the term “RJR Tobacco” is used, it is referring to R.J. Reynolds Tobacco Company, a direct, wholly owned subsidiary of RJR; when the term “Reynolds American” is used, it is referring to Reynolds American Inc., the newly formed holding company that will own RJR, Reynolds Tobacco, Santa Fe and Lane, and shares of which will be publicly traded following the completion of the combination transactions; when the term “Reynolds Tobacco” is used, it is referring to the surviving corporation from the merger of RJR Tobacco with and into a new wholly owned subsidiary of B&W that will hold the assets and liabilities of B&W’s U.S. cigarette and tobacco business and that will be contributed by B&W to Reynolds American prior to the merger with RJR Tobacco; when the term “Santa Fe” is used, it is referring to Santa Fe Natural Tobacco Company, Inc., a direct, wholly owned subsidiary of RJR and manufacturer and distributor of cigarette and other tobacco products under the NATURAL AMERICAN SPIRIT brand and that will be a direct, wholly owned subsidiary of Reynolds American following the completion of the combination transactions; when the term “Lane” is used, it is referring to Lane Limited, an indirect, wholly owned subsidiary of BAT that manufactures or distributes roll-your-own cigarette, cigar and pipe tobacco brands and other tobacco products, including DUNHILL and CAPTAIN BLACK tobacco products, and that will be an indirect, wholly owned subsidiary of Reynolds American following the completion of the combination transactions; when the term “CMSI” is used, it is referring to Cigarette Manufacturers Supplies Inc., the direct parent of Lane; when the term “BAT” is used, it is referring to British American Tobacco p.l.c.; when the term “B&W” is used, it is referring to Brown & Williamson Tobacco Corporation, an indirect, wholly owned subsidiary of BAT; and when the term “combination transactions” is used, it is referring collectively to the transactions contemplated by the combination agreement, the formation agreement, the governance agreement, the Lane purchase agreement and the documents referred to therein. A chart depicting the organization of Reynolds American upon completion of the combination transactions is set forth on page 3. For a list of other defined terms used herein, see “Index of Defined Terms” on page 202.

      All capitalized brand names of cigarette and tobacco products described in this document are trademarks of their respective owners.

The Companies

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

401 North Main Street
P.O. Box 2866
Winston-Salem, North Carolina 27102-2866
(336) 741-5500

RJR is a holding company whose shares are listed on the NYSE under the symbol “RJR.” RJR’s wholly owned operating subsidiaries include RJR Tobacco and Santa Fe. RJR Tobacco is the second largest cigarette manufacturer and marketer in the United States. RJR Tobacco’s largest selling cigarette brands, CAMEL, WINSTON, SALEM and DORAL, were four of the top ten best-selling brands of cigarettes in the United States in 2003. Those brands, and RJR’s other brands, including VANTAGE, MORE and NOW, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. RJR was incorporated in Delaware in 1970.

BROWN & WILLIAMSON TOBACCO

  CORPORATION
401 South Fourth Street
Louisville, Kentucky 40202
(502) 568-7000

B&W is the third largest cigarette manufacturer and marketer in the United States. B&W is an indirect, wholly owned subsidiary of BAT. B&W’s principal domestic cigarette brands in the United States include KOOL, PALL MALL, CAPRI, MISTY and GPC. These brands, and B&W’s other brands, including CARLTON, LUCKY STRIKE and VICEROY, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. In addition, B&W is engaged in non-U.S. tobacco businesses, consisting primarily of tobacco distribution, marketing and manufacturing for export, including tobacco businesses in Japan and Korea. B&W was incorporated in Delaware in 1927.

REYNOLDS AMERICAN INC.

401 North Main Street
P.O. Box 2866
Winston-Salem, North Carolina 27102-2866
(336) 741-5500

Reynolds American was formed in January 2004 as a North Carolina corporation and is currently owned 50% by B&W and 50% by RJR. To date, Reynolds American has not conducted any activities other than those related to its formation and the completion of the combination transactions. Upon completion of the combination transactions, it is expected that Reynolds American common stock will be listed on the NYSE under the symbol “RAI”.

The Combination Transactions

A chart depicting the organization of Reynolds American upon completion of the combination transactions is set forth on page 3.

RJR Merger (Page 143)

As part of the combination transactions, a new wholly owned subsidiary of Reynolds American will merge with and into RJR, and RJR will be the surviving corporation. This transaction is referred to as the “RJR merger.”

What RJR Stockholders Will Receive in the RJR Merger (Page 143)

Upon completion of the RJR merger, each RJR stockholder will be entitled to receive one share of Reynolds American common stock for each share of RJR common stock owned on the closing date. These shares in the aggregate will constitute approximately 58% of the outstanding Reynolds American common stock on the closing date.

What B&W Will Contribute to Reynolds American (Page 143)

B&W and its affiliates will transfer to a new wholly owned subsidiary of B&W, which is referred to as “B&W Opco,” all of the assets and liabilities of its U.S. cigarette and tobacco business, subject to specified exceptions, and an amount of cash sufficient to pay all accrued liabilities of B&W as of the closing date under the Master Settlement Agreement with 46 U.S. states, the District of Columbia and five U.S. territories, referred to as the “MSA,” and specified settlement agreements with various other states. At the closing, B&W then will contribute all of the B&W Opco capital stock to Reynolds American, which is referred to as the “B&W Opco stock contribution.”

Following the completion of the combination transactions, B&W will remain an indirect, wholly owned subsidiary of BAT and will hold the shares of Reynolds American received in the combination transactions. In addition, B&W will continue to own its non-U.S. tobacco businesses and hold other specified assets and liabilities.

Following the closing, B&W Opco will indemnify B&W and its affiliates for, among other things, all liabilities arising before or after the closing that relate to B&W’s U.S. cigarette and tobacco business. These liabilities include B&W’s historic and future tobacco-related litigation liabilities and all liabilities under the MSA and other state settlement agreements with respect to B&W’s U.S. tobacco and cigarette business. B&W Opco will not assume responsibility for any of B&W’s pre-closing indebtedness for borrowed money.

Purchase of Lane (Page 144)

As part of the combination transactions, a subsidiary of BAT will sell all of the capital stock of the parent company of Lane to Reynolds American for an aggregate cash purchase price of $400 million. Upon completion of the combination transactions, Lane will be an indirect, wholly owned subsidiary of Reynolds American.

Contribution of Santa Fe to Reynolds American (Page 144)

As part of the combination transactions, RJR will contribute all of the capital stock of Santa Fe to Reynolds American in exchange for shares of Series B preferred stock of Reynolds American. Upon completion of the combination transactions, Santa Fe will be a direct, wholly owned subsidiary of Reynolds American.

Post-Closing Merger of B&W Opco and RJR Tobacco (Page 145)

Following the completion of the combination transactions, Reynolds American will contribute all of the B&W Opco capital stock to RJR. Subsequently, RJR Tobacco will merge with and into B&W Opco, and B&W Opco will be the surviving corporation. The surviving corporation is referred to as “Reynolds Tobacco.”

Directors and Senior Executives of Reynolds American Immediately Following the Completion of the Combination Transactions (Page 136)

Upon completion of the combination transactions, the Reynolds American board of directors will consist of 13 members, including:

•	Mr. Andrew J. Schindler, the current chairman of the board, chief executive officer and president of RJR;

•	Ms. Susan M. Ivey, the current chairman of the board, chief executive officer and president of B&W;

•	six of the current independent RJR directors; and

•	five directors designated by B&W, at least three of whom will be independent directors and no more than two of whom will be executives of B&W or its affiliates.

Mr. Schindler will be the executive chairman of Reynolds American for the six-month period following the completion of the combination transactions and is expected to be the non-executive chairman thereafter. Reynolds American does not currently anticipate that it would have an executive chairman during the term that Mr. Schindler serves as the non-executive chairman. Ms. Ivey will be the chief executive officer of Reynolds American.

Nomination of Reynolds American Directors; Number and Composition of Board Committees (Page 166)

On the closing date, Reynolds American, BAT and B&W will enter into a governance agreement pursuant to which B&W will be entitled to nominate a number of directors on the Reynolds American board of directors in approximate proportion to its ownership interest in Reynolds American. For example, B&W will have the right to nominate 5 of 13 directors as long as B&W’s ownership interest in Reynolds American is at least 32%.

The Reynolds American board of directors will have at least three committees: audit, corporate governance and nominating, and compensation. These three committees will consist entirely of independent directors. The governance agreement provides that each committee of the Reynolds American board of directors will have at least five members with proportionate representation by B&W’s board designees on each committee.

Board Approval Rights (Page 169)

Pursuant to the governance agreement, the approval of a majority of B&W’s designees on the Reynolds American board of directors will be required in connection with the following matters:

•	any issuance of Reynolds American securities in excess of 5% of its outstanding voting stock, unless at such time B&W’s ownership interest in Reynolds American is less than 32%; and

•	any repurchase of Reynolds American common stock, subject to a number of exceptions, unless at such time B&W’s ownership interest in Reynolds American is less than 25%.

Shareholder Approval Rights (Page 169)

Pursuant to the governance agreement, the approval of B&W, as a Reynolds American shareholder, will be required in connection with, among other things, the following matters:

•	the sale or transfer of certain Reynolds American intellectual property associated with B&W brands having an international presence, other than in connection with a sale of Reynolds American;

•	Reynolds American’s adoption of any takeover defense measures that would apply to the acquisition of equity securities of Reynolds American by B&W or its affiliates, other than the adoption of the Reynolds American rights plan; and

•	Reynolds American’s participation in any transaction that would be reasonably expected to jeopardize B&W’s tax ruling obtained in connection with, or B&W’s tax-free treatment of, the combination transactions.

B&W/BAT Standstill (Page 173)

Under the governance agreement, B&W and BAT have agreed, with specified exceptions, not to acquire additional Reynolds American shares if, as a result of such acquisition, the voting interest of BAT and its subsidiaries would exceed approximately 42%. B&W’s ownership interest in Reynolds American will, however, be permitted to exceed 42% to the extent Reynolds American repurchases shares of its common stock.

B&W and BAT also have agreed not to take certain actions, including soliciting proxies for any shareholder proposal, seeking additional representation on the Reynolds American board of directors, participating in a group with respect to Reynolds American common shares and proposing a merger or other sale of Reynolds American. However, if a third party makes an offer to acquire 30% or more of Reynolds American’s capital stock or assets, B&W and BAT may make a proposal to acquire additional Reynolds American capital stock.

These standstill restrictions expire on the earlier of the tenth anniversary of the completion of the combination transactions and the termination of the standstill provisions as described under “The Combination Transaction Agreements — Governance Agreement — Termination” beginning on page 176; however, the Reynolds American rights plan would continue to apply to BAT and its subsidiaries, see “The Combination Transaction Agreements — Governance Agreement — Effect of Termination of the Governance Agreement on Reynolds American’s Rights Plan” beginning on page 178.

Termination of Governance Agreement (Page 176)

The governance agreement (other than registration rights provisions and certain other specified provisions) will terminate automatically if B&W’s ownership interest in Reynolds American equals 100% or is less than 15%, or any non-BAT person or group owns more than 50% of Reynolds American voting stock. In addition, BAT and B&W may terminate the governance agreement as follows:

•	if Reynolds American or the Reynolds American board of directors or any board committee, in exercising its fiduciary duties, fails to implement B&W’s board of directors and board committee representation rights, or willfully and deliberately overrides B&W’s board and shareholder approval rights and such breach is not cured, then BAT and B&W may terminate the standstill provisions and the entire governance agreement; and

•	if Reynolds American or the Reynolds American board of directors willfully and deliberately breaches materially B&W’s board of directors and board committee representation rights without a fiduciary duty exception, and such breach is not cured, then BAT and B&W may terminate the standstill provisions and all of their other obligations under the governance agreement, but BAT and B&W will retain all of their board, approval and other rights under the governance agreement.

Reynolds American may terminate certain of BAT’s and B&W’s board of directors and board committee representation rights under the governance agreement in the event BAT or B&W willfully and deliberately violates the standstill provisions and such breach is not cured; however, the Reynolds American rights plan would continue to apply to BAT and its subsidiaries and BAT and its subsidiaries would continue to have registration rights so long as they still held registrable securities, see “The Combination Transaction Agreements — Governance Agreement — Effect of Termination of the Governance Agreement on Reynolds American’s Rights Plan” beginning on page 178.

The Reynolds American Articles of Incorporation and Bylaws (Annexes C and D)

The Reynolds American articles of incorporation and bylaws set forth certain of the rights, preferences, powers and restrictions of Reynolds American’s shareholders. These documents are attached as Annexes C and D to this document. You are urged to read these documents as they will govern your rights as a shareholder of Reynolds American.

Rights of Reynolds American Shareholders (Page 193)

Reynolds American is incorporated under the laws of North Carolina. RJR is incorporated under the laws of Delaware. You are urged to read the section entitled “Comparison of Rights of RJR Stockholders and Reynolds American Shareholders” beginning on page 193 for a comparison of the rights of a shareholder of Reynolds American and the rights of a stockholder of RJR.

Non-competition (Page 179)

Upon completion of the combination transactions, Reynolds American and BAT will enter into a non-competition agreement under which:

•	Reynolds American generally will be prohibited from manufacturing and marketing cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco for sale outside of the United States for a period of five years; and

•	BAT generally will be prohibited from manufacturing and marketing cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco for sale in the United States for a period of ten years.

Reynolds American Dividend Policy (Page 58)

Upon completion of the combination transactions, the executive chairman and the chief executive officer of Reynolds American will deliver a letter to B&W confirming that they intend to recommend to the Reynolds American board of directors that Reynolds American pay dividends each fiscal year in an aggregate amount that is approximately 75% of Reynolds American’s annual consolidated net income.

The Combination Agreement

The combination agreement is attached as Annex A to this document. You are urged to read the combination agreement carefully.

Conditions to the Combination Transactions (Page 146)

The completion of the combination transactions depends on the satisfaction or waiver of several conditions, including the following:

•	the adoption of the combination agreement by RJR’s stockholders at the special meeting;

•	the receipt of required regulatory approvals, including under U.S. antitrust laws;

•	the receipt of a private letter ruling from the Internal Revenue Service, referred to as the “IRS,” reasonably acceptable to B&W, relating to the tax treatment relevant to B&W, RJR’s stockholders and Reynolds American of the formation of B&W Opco, the B&W Opco stock contribution and the RJR merger, and certain other tax aspects of the combination transactions relevant to B&W and Reynolds American;

•	the receipt of a private letter ruling from the IRS or an opinion of Cravath, Swaine & Moore LLP, in each case reasonably acceptable to B&W, relating to the tax treatment relevant to Reynolds American, B&W Opco and RJR of the post-closing contribution of B&W Opco to RJR and the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco;

•	the receipt of a private letter ruling from the IRS, reasonably acceptable to RJR, relating to the tax treatment relevant to B&W, RJR’s stockholders and Reynolds American of the B&W Opco stock contribution and the RJR merger, and certain other tax aspects of the combination transactions relevant to B&W and RJR;

•	the receipt of a private letter ruling from the IRS or an opinion of Jones Day, in each case reasonably acceptable to RJR, relating to the tax treatment relevant to RJR, RJR’s stockholders and Reynolds American of the RJR merger, and to the tax treatment to Reynolds American, B&W Opco and RJR of the post-closing contribution of B&W Opco to RJR and the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco;

•	the absence of any legal prohibition regarding the completion of the combination transactions;

•	the accuracy of the representations and warranties of RJR and B&W in the combination agreement to the extent required by the combination agreement;

•	the performance by RJR and B&W of their respective material obligations in the combination agreement in all material respects; and

•	no transaction material adverse effect, as defined in the combination agreement, shall have occurred with regard to RJR or B&W since the date of the combination agreement.

Transaction material adverse effect means any change, effect, event, occurrence or development occurring after the date of the combination agreement that, individually or in the aggregate, is reasonably likely to render RJR or B&W’s contributed businesses insolvent or is reasonably likely to render Reynolds American insolvent following the completion of the combination transactions.

No Solicitation (Page 148)

The combination agreement generally prohibits RJR and B&W from soliciting or engaging in any discussions or negotiations with a third party with respect to an alternative business combination or from entering into any agreement with respect to an alternative business combination or other acquisitions of 20% or more of RJR or B&W. If, however, prior to obtaining the RJR stockholders’ approval, the board of directors of either RJR or B&W receives an unsolicited, bona fide written superior proposal for a transaction of a specified magnitude from a third party, then, subject to the satisfaction of specified conditions, including the payment of the termination fee, if applicable, such board of directors may terminate the combination agreement and accept such superior proposal. For more information, see “The Combination Transaction Agreements — Combination Agreement — No Other Transactions Involving RJR or B&W” beginning on page 148.

Termination Fees (Page 152)

RJR has agreed to pay a $130 million termination fee to B&W if the combination agreement is terminated under any of the following circumstances:

•	RJR’s board of directors withdraws or changes its recommendation of the combination agreement in a manner adverse to B&W, or determines that the combination agreement is no longer advisable;

•	RJR’s board of directors recommends that RJR’s stockholders vote against adoption of the combination agreement and approval of the related combination transactions, or recommends the approval of certain proposals from third parties regarding an alternative business combination;

•	RJR’s board of directors takes certain actions with respect to RJR’s stockholders rights plan without B&W’s prior written approval, such as amending the RJR rights agreement or redeeming the RJR rights;

•	any person makes an RJR takeover proposal after the date of the combination agreement, thereafter the combination agreement is terminated either because the combination transactions were not completed by October 27, 2004, and the special meeting of RJR stockholders was not held at least five business days prior to such termination or because the RJR stockholders did not adopt the combination agreement and approve the related combination transactions at the special meeting, and within 12 months after the termination date, RJR enters into an agreement with respect to, or completes, an alternative business combination of a specified magnitude; or

•	RJR accepts an unsolicited, bona fide written superior proposal from a third party in accordance with the terms of the no solicitation provision.

B&W has agreed to pay a $130 million termination fee to RJR if the combination agreement is terminated as a result of B&W’s acceptance of an unsolicited, bona fide written superior proposal from a third party in accordance with the terms of the no solicitation provision.

Termination of the Combination Agreement (Page 151)

RJR and B&W can mutually agree to terminate the combination agreement at any time. Either RJR or B&W also may terminate the combination agreement if:

•	the combination transactions are not completed on or before October 27, 2004, so long as a principal cause of the failure to complete the combination transactions is not the breach by the terminating party of any of its representations, warranties or covenants in the combination agreement;

•	a governmental order or other action prohibiting the completion of the combination transactions becomes final and non-appealable;

•	RJR’s stockholders fail to adopt the combination agreement and to approve the related combination transactions at the special meeting;

•	the other party breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the combination agreement and such breach or failure to perform results in the failure of specified closing conditions and is not cured within 30 days after written notice from the other party; or

•	under specified circumstances, one of the events described under “— Termination Fees” above that would result in payment of the termination fee has occurred.

Recommendation of the RJR Board of Directors (Page 38)

The RJR board of directors unanimously has determined that the combination agreement and related combination transactions are advisable, fair to and in the best interests of RJR’s stockholders and unanimously has approved the combination agreement and related combination transactions. The RJR board of directors recommends that you vote “for” the adoption of the combination agreement and the approval of the related combination transactions and “for” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinions of Financial Advisors (Page 40)

In deciding to approve the combination agreement and related combination transactions, the RJR board of directors considered the respective opinions of Lehman Brothers Inc., referred to as “Lehman Brothers,” and J.P. Morgan Securities Inc., referred to as “JPMorgan,” each dated October 27, 2003, which provided that, as of that date, and based upon and subject to the matters set forth in their respective opinions, the consideration to be received by the RJR stockholders in the combination is fair, from a financial point of view, to those stockholders. These opinions are attached as Annexes E and F to this document. The Lehman Brothers and JPMorgan opinions are not recommendations as to how any holder of RJR common stock should vote with respect to the combination transactions. You are urged to read these opinions, as well as the descriptions of the analyses and assumptions on which such opinions were based, in the section entitled “The Combination Transactions — Opinions of Financial Advisors to RJR” beginning on page 40.

Other Information

Material U.S. Federal Income Tax Consequences; Tax Rulings (Page 48)

The parties have structured the B&W Opco stock contribution and the RJR merger to qualify as tax-free exchanges under Section 351 of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and intend for the RJR merger under the combination agreement to qualify as a tax-free reorganization under Section 368(a) of the Code. The combination transactions are conditioned on RJR and B&W receiving satisfactory private letter rulings from the IRS regarding certain aspects of the tax treatment of the combination transactions and either IRS private letter rulings or opinions of counsel regarding other aspects of the tax treatment of the combination transactions.

Accounting Treatment (Page 53)

Reynolds American will account for the combination transactions using the purchase method of accounting in accordance with accounting principles generally accepted in the United States. RJR will be treated as the acquiror for financial accounting purposes.

Regulatory Approvals (Page 53)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the “HSR Act,” RJR and B&W may not complete the combination transactions until they have furnished information to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission, referred to as the “FTC,” and the applicable waiting period has expired or been terminated. RJR and B&W made their initial HSR Act filings on November 5, 2003. On December 5, 2003, the FTC made a request for additional information. On February 9, 2004 and March 1, 2004, RJR and B&W filed their respective responses to this request for information. The statutory waiting period therefore will be extended for 30 days, unless the waiting period is terminated earlier or extended with the consent of RJR and B&W. RJR and B&W have agreed that they will not complete the combination transactions prior to 5:00 p.m. on June 11, 2004.

A substantial delay in obtaining satisfactory approvals or the insistence on unfavorable terms or conditions by governmental entities, such as significant asset dispositions, could have a material adverse effect on the business, financial condition or results of operations of all or each of RJR, B&W and Reynolds American, could delay completion of the combination transactions, could result in the parties litigating with a governmental entity or could cause RJR and B&W to abandon the combination transactions.

Interests of Directors and Management of RJR in the Transactions (Page 54)

Some of RJR’s executive officers and directors have interests in the combination transactions that are different from, or in addition to, your interests as an RJR stockholder.

Those additional interests that arise upon completion of the combination transactions without further action include:

•	a “change of control” payment in the amount of approximately $7.2 million, excluding any excise tax gross-up payment, to Mr. Schindler under his employment agreement upon completion of the combination transactions;

•	the accelerated vesting of unvested options to purchase 286,000 shares of RJR common stock and approximately 9.2 million performance units and the lapse of restrictions on approximately 234,000 restricted shares following completion of the combination transactions, with an aggregate value as of April 30, 2004 of approximately $34.1 million for all 11 RJR executive officers, including Mr. Schindler, and one former executive officer;

•	the appointment of certain RJR directors to the Reynolds American board of directors; and

•	indemnification of, and provisions for liability insurance for, RJR directors and officers by Reynolds American.

Those additional interests that arise upon completion of the combination transactions and the occurrence of some other event described below include:

•	an additional three years of service credit for Mr. Schindler under his employment agreement upon his retirement following the completion of the combination transactions; the estimated additional annual pension payment, excluding any excise tax gross-up payment, would be approximately $166,000;

•	severance agreements with certain RJR executive officers that generally provide for payment of two years’ pay and continuing benefits coverage in the event the executive officer’s employment is terminated by RJR without “cause” or by the executive officer for “good reason” following the completion of the combination transactions; the estimated aggregate value of this severance benefit, excluding continuing benefits coverage and any excise tax gross-up payment, for all 11 RJR executive officers, excluding Mr. Schindler, whose severance arrangements are discussed above, is approximately $13.2 million; and

•	additional annual retirement benefits under the RJR excess benefit plans for all 11 RJR executive officers, including Mr. Schindler, if such executive officer’s employment is terminated following the completion of the combination transactions; the estimated aggregate annual amount of these additional benefits, excluding any excise tax gross-up payment, for all 11 RJR executive officers would be approximately $506,000.

The RJR board of directors was aware of these interests and considered them, among other matters, in approving the combination agreement and the related combination transactions.

No Appraisal Rights; NYSE Listing (Page 57)

Under Delaware law, you will not have any appraisal rights as a result of the combination transactions because you will be receiving shares of Reynolds American common stock that will be listed on the NYSE. Based upon conversations with representatives of the NYSE, it is expected that approval for listing of the Reynolds American common stock on the NYSE under the symbol “RAI” will be received before the special meeting.

Stock Ownership of RJR Directors and Executive Officers (Page 186)

RJR’s directors and executive officers beneficially owned approximately 1.4% of RJR common stock outstanding on the record date. RJR believes that each of its directors and executive officers intends to vote his or her shares in favor of the proposal to be considered and voted on at the special meeting.

SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

Selected Historical Consolidated Financial Data of RJR

      The following selected historical consolidated financial data as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been derived from RJR’s audited consolidated financial statements and accompanying notes incorporated by reference and contained in RJR’s 2003 annual report previously mailed to RJR’s stockholders. The selected historical consolidated financial data as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2000 and 1999, have been derived from audited consolidated financial statements of RJR not presented or incorporated by reference herein. The selected historical consolidated financial data as of March 31, 2004, and for the three-month periods ended March 31, 2004 and 2003, have been derived from RJR’s unaudited condensed consolidated financial statements and accompanying notes incorporated by reference herein and contained in RJR’s March 31, 2004 quarterly report filed with the Securities and Exchange Commission, referred to as the “SEC.”

      Effective in 1999, the financial statements segregate the account balances and activities of the international tobacco business and Nabisco and report those account balances and activities as discontinued operations. For further information, including the impact of new accounting developments, acquisitions, restructuring and impairment charges, you are urged to read this table in conjunction with RJR’s consolidated financial statements and accompanying notes incorporated by reference and contained in RJR’s 2003 annual report and March 31, 2004 quarterly report and in the annual, quarterly and other reports and other information that RJR has filed with the SEC, or will file with the SEC between the date of this document and the date of the special meeting. See “Where You Can Find More Information” beginning on page 201. The information set forth below is not necessarily indicative of RJR’s or Reynolds American’s future financial condition or results of operations.

	For the Three Months
	Ended March 31,		For the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in Millions, Except Per Share Amounts)

	(Unaudited)
Results of Operations:
Net sales[1]	$1,218	$1,218	$5,267	$6,211	$6,269	$6,085	$5,898
Cost of products sold[1,2]	711	749	3,218	3,732	3,560	3,436	3,292
Selling, general and administrative expenses	295	334	1,327	1,463	1,429	1,369	1,354
Fixture impairment	—	—	106	—	—	—	—
Restructuring and impairment charges	(9)	—	368	224	—	—	141
Goodwill and trademark impairment charges	—	—	4,089	13	—	89	—
Income (loss) from continuing operations	122	71	(3,689)	418	444	299	195
Net income (loss)	122	71	(3,446)	(44)	435	1,827	2,343
Balance Sheet Data (at end of periods):
Total assets	9,477	NA	9,677	14,651	15,122	15,554	14,377
Long-term debt	1,692	NA	1,671	1,755	1,631	1,674	1,653
Long-term retirement benefits	1,068	NA	1,034	1,176	514	543	676
Per Share Data:
Basic income (loss) from continuing operations	1.45	0.84	(44.08)	4.71	4.57	2.96	1.80
Diluted income (loss) from continuing operations	1.43	0.84	(44.08)	4.64	4.48	2.94	1.80
Basic net income (loss)	1.45	0.84	(41.17)	(0.50)	4.48	18.04	21.60
Diluted net income (loss)	1.43	0.84	(41.17)	(0.49)	4.39	17.94	21.58
Book value (end of period)[3]	36.46	NA	35.92	78.05	85.16	83.30	66.08
Basic weighted average shares, in thousands	84,274	84,031	83,697	88,733	97,043	101,264	108,495
Diluted average shares, in thousands	85,238	84,952	83,697	90,175	98,986	101,857	108,570
Cash dividends declared per share of common stock[4]	$0.95	$0.95	$3.80	$3.73	$3.30	$3.10	$1.55

[1]	Excludes excise taxes of $371 million and $375 million for the three months ended March 31, 2004 and 2003, respectively, and $1.572 billion, $1.751 billion, $1.529 billion, $1.631 billion and $1.173 billion for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

[2]	Includes settlement expense of $449 million and $462 million for the three months ended March 31, 2004 and 2003, respectively, and $1.934 billion, $2.514 billion, $2.584 billion, $2.329 billion and $2.178 billion for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively.

[3]	Historical book value per share is computed by dividing stockholders’ equity by the number of common shares outstanding at the end of the period.

[4]	RJR began trading as a separate company on June 15, 1999. From the third quarter of 1999 through the second quarter of 2001, RJR’s board of directors declared a quarterly cash dividend of $0.775 per common share, or $3.10 on an annualized basis. From the third quarter 2001 through the first quarter of 2002, RJR’s board of directors declared a quarterly cash dividend of $0.875 per common share, or $3.50 on an annualized basis. Since the second quarter of 2002, RJR’s board of directors has declared a quarterly cash dividend of $0.95 per common share, or $3.80 on an annualized basis.

Selected Historical Combined Consolidated Financial Data of B&W/Lane

      The following selected historical combined consolidated financial data of B&W and Lane as of December 31, 2003, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2003, have been derived from the combined consolidated audited financial statements and accompanying notes of B&W and Lane. The combined business presented in these financial statements is referred to as “B&W/Lane.” The selected historical combined consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 have been derived from the unaudited condensed combined consolidated financial statements and accompanying notes of B&W/Lane included elsewhere in this document. The selected historical combined consolidated financial data of B&W/Lane as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from the unaudited combined consolidated financial statements of B&W/Lane not presented or incorporated by reference. For further information, including the impact of new accounting developments, acquisitions, restructuring and impairment charges, you are urged to read this table in conjunction with the combined consolidated financial statements and accompanying notes of B&W/Lane included in this document. The information set forth below is not necessarily indicative of B&W/Lane’s or Reynolds American’s future financial position or results of operations. Per share data and dividends declared per share have not been presented, as the financial information for B&W/Lane represents the U.S. tobacco operations of BAT and is not the presentation of a single legal entity.

	For the Three Months
	Ended March 31,		For the Years Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in Millions)

	(Unaudited)					(Unaudited)
Results of Operations:
Net sales[1]	$799	$766	$3,098	$3,660	$3,893	$3,677	$3,808
Cost of sales[1]	283	249	946	1,068	1,203	1,130	1,089
Settlement expenses	221	223	926	1,204	1,260	1,178	1,215
Selling, general and administrative	178	191	693	706	742	927	917
Trademark impairment charges	—	—	165	—	—	—	—
Restructuring and impairment charges	—	1	17	2	24	247	11
Income (loss) from continuing operations	63	55	183	366	271	(31)	143
Net income (loss)	63	55	183	366	271	(31)	143

Balance Sheet Data (at end of periods):
Total assets	4,783	NA	4,614	4,564	4,280	4,266	4,204
Long-term debt	729	NA	739	744	731	746	842
Long-term retirement benefits	371	NA	474	584	386	402	328

[1]	Excludes excise taxes of $176 million and $183 million for the three months ended March 31, 2004 and 2003, respectively, and $762 million, $850 million, $759 million, $843 million and $678 million for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. B&W/Lane historically has not included settlement expenses, including MSA-related expenses, in cost of sales. B&W/Lane has included such expenses in the settlement expenses line item.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Reynolds American

      The following selected unaudited pro forma condensed combined financial data give effect to the combination transactions as if they had been completed on March 31, 2004, for the purpose of the balance sheet, and on January 1, 2003, for the statements of income for the year ended December 31, 2003 and for the three months ended March 31, 2004.

      This selected unaudited pro forma condensed combined financial data should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 62. This information is provided for illustrative purposes only and is not necessarily indicative of what Reynolds American’s results of operations or financial position would have been if the combination transactions had actually occurred on the dates specified. In addition, the unaudited pro forma condensed combined financial data are based on estimates and assumptions described in the notes accompanying such statements, which estimates are preliminary and have been made solely for the purpose of developing such pro forma information. The unaudited pro forma combined income statement data do not include any of the synergies and cost reductions expected to result from the combination transactions.

	For the Three Months	For the Year Ended
	Ended March 31, 2004	December 31, 2003

	(Dollars in Millions, Except
	Per Share Amounts)

	(Unaudited)
Results of Operations:
Net sales[1]	$2,017	$8,365
Cost of products sold[1,2]	1,222	5,125
Selling, general and administrative expenses	477	2,086
Fixture impairment	—	106
Restructuring and impairment charges	(9)	385
Goodwill and trademark impairment charges	—	4,254
Income (loss) from continuing operations	185	(3,549)
Balance Sheet Data (at end of period):
Total assets	14,538	NA
Long-term debt (less current maturities)	1,692	NA
Long-term retirement benefits	1,813	NA
Per Share Data:
Basic income (loss) from continuing operations	1.27	(24.39)
Diluted income (loss) from continuing operations	1.26	(24.39)
Book value (at end of period)[3]	40.41	NA
Basic average shares outstanding, in thousands[4]	146,143	145,492
Diluted average shares outstanding, in thousands[4]	147,107	145,492

[1]	Excludes excise taxes of $371 million and $176 million for RJR Tobacco and B&W/Lane, respectively, for the three months ended March 31, 2004 and $1,572 million and $762 million for RJR Tobacco and B&W/Lane, respectively, for the year ended December 31, 2003.

[2]	Includes settlement expense of $449 million and $221 million for RJR Tobacco and B&W/Lane, respectively, for the three months ended March 31, 2004 and $1,934 million and $926 million for RJR Tobacco and B&W/Lane, respectively, for the year ended December 31, 2003.

[3]	Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the number of pro forma common shares of Reynolds American outstanding at the end of period (147,113,000). See note 4 below.

[4]	See note A to Reynolds American’s unaudited pro forma condensed combined financial statements for a discussion of the calculation of the pro forma number of shares outstanding.

RISK FACTORS

      In addition to the other information included in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 or incorporated by reference in this document, you are urged to consider carefully the matters described below in determining whether to vote to adopt the combination agreement and approve the related combination transactions and whether to own shares of Reynolds American common stock.

Risks Related to the Combination Transactions

The integration of RJR Tobacco and B&W’s U.S. cigarette and tobacco business may be difficult and costly and may require a significant amount of time. As a result, Reynolds American may not realize some of the anticipated benefits of the combination transactions.

      The business combination of RJR Tobacco and B&W’s U.S. cigarette and tobacco business involves the integration of two businesses that previously operated independently, each with its own business, products, customers, employees, culture and systems. The success of the combination transactions will depend, in part, on the ability of Reynolds American to successfully integrate the two businesses and realize the anticipated synergies and cost savings from integrating RJR Tobacco and B&W’s U.S. cigarette and tobacco business. Reynolds American may not realize these anticipated benefits or achieve these benefits within the anticipated time frame. For example, the elimination of duplicative costs may not be possible and the benefits from the combination transactions may be offset by costs incurred in integrating the companies.

      Reynolds American may not be able to integrate these two businesses without encountering difficulties, added costs and delays, including:

•	costs and delays in combining the business processes of RJR and B&W;

•	potential difficulty in integrating the separate information and other technologies of the two businesses;

•	integrating infrastructure operations in a rapid and efficient manner;

•	diversion of management resources from the business of the combined company;

•	potential difficulty arising from labor relations and integrating union and non-union employees;

•	potential incompatibility of business cultures;

•	lower productivity;

•	retaining and integrating management and other key employees of the combined company; and

•	potential losses of key employees due to perceived uncertainty in career opportunities, compensation levels and benefits.

      Any one or all of these factors may cause increased operating costs or the loss of customers and employees. Many of these factors will be outside the control of Reynolds American. The failure to timely and efficiently integrate RJR Tobacco and B&W’s U.S. cigarette and tobacco business could have a material adverse effect on the business, financial condition and operating results of Reynolds American.

Substantial expenses will be incurred in connection with the combination transactions and in order to achieve anticipated synergies. The anticipated cost savings from the combination transactions may not offset these costs.

      Reynolds American estimates that as a result of the combination transactions, including the consolidation of manufacturing facilities, it will incur an aggregate cost of approximately $700 million to $800 million. Because legal restrictions prohibit RJR and B&W from exchanging non-public competitive information and taking any actions to coordinate the business decisions of RJR and B&W prior to the completion of the combination transactions, these cost estimates are based largely on RJR’s preliminary estimates and may vary from actual results for the reasons stated above and in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28. In addition, RJR estimates that it will incur investment banking, legal, accounting and other merger-related expenses of $35 million, some of which will be incurred even if the combination transactions are not completed. The foregoing amounts are preliminary estimates. The actual amounts may be higher or lower. Moreover, Reynolds American may incur additional unanticipated expenses in connection with the integration of RJR Tobacco and B&W’s U.S. cigarette and tobacco business. The anticipated cost savings from the combination transactions may not offset these costs.

The completion of the combination transactions is subject to review by governmental entities that could delay completion of the combination transactions, result in the imposition of conditions that could have an adverse effect on Reynolds American or cause RJR and B&W to abandon the combination transactions.

      Completion of the combination transactions is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. RJR and B&W have agreed not to complete the combination transactions prior to 5:00 p.m. on June 11, 2004. The FTC could challenge all or certain aspects of the combination transactions by seeking or taking action to, among other things:

•	enjoin the combination transactions;

•	impose conditions on the combination transactions; or

•	require divestiture of assets or businesses of RJR or B&W.

A state or foreign government or third party could also challenge the combination transactions on antitrust grounds.

      Satisfying these regulatory requirements may affect the date of completion of the combination transactions. In addition, you should be aware that, as in any large transaction, it is possible that, among other things, restrictions on the combined operations of Reynolds American, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. Certain divestitures could be effected at less than fair value and/or result in Reynolds American’s failure to fully realize cost savings arising from the combination transactions, and the terms of any such divestitures could reflect the fact that they were a condition to obtaining the required regulatory approvals. The pro forma financial information contained in this document does not give effect to any possible divestitures. Such restrictions on operations and divestitures could delay completion of the combination transactions, result in the imposition of conditions that could have an adverse effect on Reynolds American or cause RJR and B&W to abandon the combination transactions.

The Pension Benefit Guaranty Corporation, or PBGC, could require additional financial support of the B&W pension plans that are to be transferred to Reynolds American or take other action as a result of the completion of the combination transactions. Such actions could have an adverse effect on the financial condition of Reynolds American.

      RJR’s and B&W’s pension plans are subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended, including regulation by the PBGC, a U.S. government agency. The PBGC insures the obligations to employees under B&W’s and RJR’s pension plans in the event the pension plans terminate. Following a review by the PBGC of information relating to the combination transactions, the PBGC sent a letter dated April 16, 2004 to BATUS Holdings, Inc., B&W’s indirect U.S. parent company, expressing concern that, following completion of the combination transactions, Reynolds American may be unable to support the B&W pension plans in the future and to fully satisfy the liabilities under the B&W pension plans in the event the plans are terminated and indicating that it is seeking to determine if Reynolds American’s financial strength and creditworthiness will result in an unreasonable increase in the PBGC’s risk in connection with B&W’s pension plans that are to be transferred to Reynolds American. In addition, the PBGC indicated its belief that additional protection for the B&W pension plans is required.

      B&W has contacted the PBGC in order to seek to address these concerns, and representatives of B&W, RJR and the PBGC are scheduled to have further discussions relating to this matter. Actions taken or requested by the PBGC in order to address the unfunded benefit liabilities of the B&W plans, which the PBGC asserts were approximately $680 million on a termination basis as of March 31, 2004, could include increased cash contributions to B&W’s pension plans in excess of federal regulatory minimum requirements, which are currently being met, provision of security to the PBGC or termination of one or more of such plans.

Actions taken or requested by the PBGC could have an adverse effect on the financial condition of Reynolds American.

Reynolds American will depend on key personnel, the loss of whom could harm its business.

      The successful integration of RJR Tobacco with B&W’s U.S. cigarette and tobacco business will depend in part on the retention of personnel critical to the integrated business and operations of Reynolds American. Reynolds American may be unable to retain RJR and B&W personnel that are critical to the success of the combined companies, resulting in disruption of operations, loss of key information, expertise or know-how and otherwise diminishing the anticipated benefits of the combination transactions. The loss of the services of certain key employees could divert management’s time and attention, increase Reynolds American’s expenses and adversely affect its ability to conduct its business efficiently and effectively.

RJR may waive one or more of the conditions to the combination agreement that is important to you without the approval of RJR’s stockholders.

      Each of the conditions to RJR’s obligations to complete the combination transactions may be waived, in whole or in part, by RJR, to the extent permitted by applicable law. The RJR board of directors will evaluate the materiality of any waiver to determine whether amendment of this document and resolicitation of proxies is necessary. In the event that RJR’s board of directors determines that a waiver is not significant enough to require resolicitation of its stockholders, it will have the discretion to complete the combination transactions without seeking further stockholder approval. See “The Combination Transaction Agreements — Combination Agreement — Conditions” beginning on page 146. Because certain conditions may not be satisfied prior to the date of the special meeting, there is a risk that the RJR board of directors may waive a condition that is important to you without the approval of RJR’s stockholders.

The assumption of B&W’s historical and future liabilities will expose Reynolds Tobacco and its subsidiaries to significant additional potential liabilities associated with the cigarette and tobacco industry.

      Following the completion of the combination transactions, B&W Opco, referred to as “Reynolds Tobacco” following the post-closing merger with RJR Tobacco, will indemnify B&W and its affiliates for B&W’s historic and future liabilities related to the contributed business, including all tobacco-related litigation and all post-closing liabilities under the MSA and other state settlement agreements with respect to B&W’s U.S. cigarette and tobacco business. These liabilities could expose Reynolds Tobacco to material losses. See “Reynolds American Business — Litigation Affecting the Cigarette Industry.” RJR Tobacco will be merged into B&W Opco, thereby exposing RJR Tobacco’s assets to these liabilities. Although B&W’s litigation liabilities are substantially similar to the liabilities to which RJR Tobacco is currently exposed, Reynolds Tobacco’s liabilities could exceed the value of B&W’s contributed business or the assets of Reynolds Tobacco, which would materially adversely affect Reynolds American’s business, financial condition and operating results and reduce the benefits of the combination transactions.

A significant portion of Reynolds American’s asset base will consist of intangible assets and goodwill. Under applicable accounting rules, Reynolds American will be required to evaluate and measure certain intangible assets, including goodwill, for impairment on an annual basis, which may result in future material impairment charges that could adversely affect the trading price of Reynolds American common stock.

      As of March 31, 2004, RJR’s total assets of $9.5 billion included $3.3 billion of goodwill and $1.8 billion of trademarks. RJR engaged an independent appraisal firm to assist it in determining the fair value of its reporting units and trademarks. The determination of fair value involves considerable estimates and judgment. In particular, the determination of fair value of a reporting unit involves, among other factors, developing forecasts of future cash flows, discount rates adjusted for risk premiums and stock volatility, and growth rates. When goodwill impairment is implied from test results, its measurement involves the determination of the fair values of individual assets and liabilities, including unrecorded intangibles.

      A substantial portion of the consideration paid for B&W/Lane will be allocated to intangible assets and goodwill. This allocation is based on management’s reasonable estimates and assumptions to evaluate and measure intangible assets. Estimates and assumptions used in a purchase allocation include, among other factors, market estimates of fixed assets and projected income and estimated lives related to intangible assets, such as customer-related intangibles, contract-based manufacturing intangibles and technology-based intangibles.

      Beginning in 2002, RJR’s goodwill and trademark values were impaired $830 million as a result of the adoption of SFAS No. 142, and $13 million as a result of the 2002 annual impairment test, based on estimated lower sales volumes on two brands. During 2003, RJR’s goodwill and trademarks were impaired $4.1 billion. These impairments were in connection with RJR Tobacco’s initiation of comprehensive changes in its strategies and cost structure, in response to adverse impacts of competitive changes, which were greater than anticipated during the 2002 annual testing of trademarks and goodwill. In connection with B&W/Lane’s annual intangible asset impairment review during the fourth quarter of 2003, the carrying value of certain tradename intangible assets exceeded their fair value. Accordingly, B&W/Lane recorded an asset impairment charge of $165 million during 2003. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — B&W/Lane — Years Ended December 31, 2003, 2002 and 2001 and Three Months Ended March 31, 2004 and 2003 — 2003 Compared with 2002 — Trademark impairment charge” beginning on page 83.

      If the current business environment worsens, RJR’s strategic initiatives or the combination transactions adversely affect RJR’s financial performance, or RJR’s estimates and assumptions used in valuing RJR’s goodwill and trademarks are worse than predicted, the value of Reynolds American’s goodwill and trademarks could be impaired in future periods. Reynolds American’s shareholders may be adversely affected by possible future material impairment charges.

B&W’s status as a significant Reynolds American shareholder, its representation on the Reynolds American board of directors and its rights under the governance agreement may create conflicts of interest and may result in the business of Reynolds American being operated differently than the manner in which RJR is currently being operated.

      Upon completion of the combination transactions, B&W will own approximately 42% of the outstanding Reynolds American common stock, and pursuant to the governance agreement, five B&W nominees will be members of the 13-member Reynolds American board of directors. These relationships could give rise to conflicts of interest, including:

•	conflicts between B&W and other Reynolds American shareholders, whose interests may differ with respect to the strategic direction or significant corporate transactions of Reynolds American; and

•	conflicts related to corporate opportunities that could be pursued by Reynolds American, on the one hand, or by B&W and its affiliates, on the other hand.

      The Reynolds American articles of incorporation will disclaim any duty BAT or its subsidiaries, directors or employees have to present Reynolds American any business opportunity not primarily relating to the United States. See “Comparison of Rights of RJR Stockholders and Reynolds American Shareholders — Corporate Opportunity” beginning on page 198.

B&W’s significant interest in Reynolds American could be determinative in matters submitted to a vote by Reynolds American shareholders. In addition, B&W’s rights under the governance agreement will provide it significant influence over Reynolds American. Such influence could result in Reynolds American taking actions that Reynolds American’s other shareholders do not support.

      Upon completion of the combination transactions, B&W will own approximately 42% of outstanding Reynolds American common stock. As no RJR stockholder currently owns more than 15% of the outstanding RJR common stock, B&W’s ownership interest, together with its rights under the governance agreement, will provide it with significant influence over the conduct of Reynolds American’s business. Unless substantially all of Reynolds American’s public shareholders vote together on matters presented to Reynolds American shareholders from time to time, B&W, by itself or together with RJR’s current largest stockholder, would have the power to determine the outcome of matters submitted to a shareholder vote.

      Rights granted to B&W under the governance agreement that will provide it influence over Reynolds American’s business include:

•	B&W will be entitled to nominate a number of directors on the Reynolds American board of directors in approximate proportion to its ownership interest in Reynolds American;

•	each committee of the Reynolds American board of directors will have proportionate representation by B&W’s board designees;

•	the approval of a majority of B&W’s designees on the Reynolds American board of directors will be required in connection with the following matters:

•	any issuance of Reynolds American securities in excess of 5% of its outstanding voting stock, unless at such time B&W’s ownership interest in Reynolds American is less than 32%; and

•	any repurchase of Reynolds American common stock, subject to a number of exceptions, unless at such time B&W’s ownership interest in Reynolds American is less than 25%;

•	the approval of B&W, as a Reynolds American shareholder, will be required in connection with, among other things, the following matters:

•	the sale or transfer of certain Reynolds American intellectual property associated with B&W brands having an international presence, other than in connection with a sale of Reynolds American;

•	Reynolds American’s adoption of any takeover defense measures that would apply to the acquisition of equity securities of Reynolds American by B&W or its affiliates, other than the adoption of the Reynolds American rights plan; and

•	Reynolds American’s participation in any transaction that would be reasonably expected to jeopardize B&W’s tax ruling obtained in connection with, or B&W’s tax-free treatment of, the combination transactions.

Such influence could result in Reynolds American taking actions that Reynolds American’s other shareholders do not support. For more information, see “The Combination Transaction Agreements — Combination Agreement” and “— Governance Agreement” beginning on pages 145 and 166, respectively.

B&W’s significant ownership interest in Reynolds American and Reynolds American’s shareholder rights plan, classified board of directors and other antitakeover defenses could deter acquisition proposals and make it difficult for a third party to acquire control of Reynolds American without the cooperation of B&W. This could have a negative effect on the price of Reynolds American common stock.

      As Reynolds American’s largest shareholder, B&W could vote its shares of Reynolds American common stock against any takeover proposal submitted for shareholder approval or refuse to accept any tender offer for shares of Reynolds American common stock. This right would make it very difficult for a third party to acquire Reynolds American without B&W’s consent. In addition, Reynolds American, like RJR, will have a shareholder rights plan, a classified board of directors and other takeover defenses in its articles of incorporation and bylaws. B&W’s ownership interest in Reynolds American and these defenses could discourage potential acquisition proposals and could delay or prevent a change in control of Reynolds American. These deterrents could adversely affect the price of Reynolds American common stock and make it very difficult to remove or replace members of the board of directors or management of Reynolds American without the cooperation of B&W.

Reynolds American shareholders may be adversely affected by the expiration of the standstill and transfer restrictions in the governance agreement, which would enable B&W to, among other things, transfer all or a significant percentage of its Reynolds American shares to a third party, seek additional representation on the Reynolds American board of directors, replace existing Reynolds American directors, solicit proxies or otherwise acquire effective control of Reynolds American.

      The standstill provisions contained in the governance agreement generally restrict B&W from acquiring additional shares of Reynolds American common stock and taking other specified actions as a shareholder of Reynolds American. These restrictions will expire upon the earlier of ten years from the date the combination transactions are completed and the termination of the standstill provisions of the governance agreement upon the occurrence of certain events, including where:

•	Reynolds American, its board of directors or any committee, in exercising its fiduciary duties, fails to implement B&W’s board of directors and committee representation and voting rights;

•	Reynolds American, its board of directors or any committee willfully and deliberately takes, or fails to take, any action resulting in a material breach of B&W’s board of directors and committee representation and voting rights, without a fiduciary duty exception;

•	Reynolds American, its board of directors or any committee willfully and deliberately takes, or fails to take, any action resulting in B&W failing to receive its material approval rights in the governance agreement; or

•	the number of directors designated by B&W serving on the Reynolds American board of directors at any time is less than the number of directors which B&W is entitled to designate.

See “The Combination Transaction Agreements — Governance Agreement — Termination” beginning on page 176. Subject to the terms of the Reynolds American shareholder rights plan, B&W will be free after expiration of the standstill period to increase its ownership interest in Reynolds American to more than 50% and may use this controlling vote to elect any number or all of the members of Reynolds American board of directors. See “The Combination Transaction Agreements — Governance Agreement — Effect of Termination of the Governance Agreement on Reynolds American’s Rights Plan” beginning on page 178.

      In addition, if the transfer restrictions in the governance agreement are terminated, subject to the terms of the Reynolds American shareholder rights plan, there will be no contractual restrictions on B&W’s ability to sell or transfer its shares of Reynolds American common stock on the open market, in privately negotiated transactions or otherwise. These sales or transfers could create a substantial decline in the price of shares of Reynolds American common stock or, if these sales or transfers were made to a single buyer or group of buyers that owned RJR shares, could result in a third party acquiring effective control of Reynolds American.

Certain RJR directors and executive officers may have interests in the completion of the combination transactions that are different from, or in addition to, those of RJR stockholders. In considering the recommendation of the RJR board of directors, RJR stockholders should consider whether such interests may have influenced the RJR directors to approve and recommend the combination transactions.

      RJR directors and executive officers may have interests in the combination transactions that are different from, or in addition to, the interests of other RJR stockholders. The value of such additional interests payable to RJR directors and executive officers upon the closing of the combination transactions that are capable of being quantified and that are not contingent upon the occurrence of any other event is approximately $41.3 million. These interests are described in detail under “The Combination Transactions — Interests of Directors and Management of RJR in the Combination Transactions” beginning on page 54. Because of such interests, the RJR directors may have been more likely to approve and recommend the approval of the combination transactions than if they did not hold these interests. RJR stockholders should consider whether these interests may have influenced the decisions of the RJR directors to approve and recommend the combination transactions.

RJR’s $130 million termination fee may discourage third parties from proposing alternative acquisition proposals to RJR or may become a liability of RJR if RJR later accepts an alternative acquisition proposal.

      The combination agreement generally provides for the payment by RJR of a termination fee of $130 million if the combination agreement is terminated under certain circumstances associated with RJR’s acceptance of an alternative acquisition proposal by a third party and certain other events. RJR’s obligation to make this termination fee payment may discourage a third party from pursuing an alternative transaction that could result in greater value to RJR’s stockholders. Payment of the termination fee could adversely affect RJR’s financial condition. See “The Combination Transaction Agreements — Combination Agreement — Fees and Expenses — RJR Termination Fee” beginning on page 152.

Risks Related to Reynolds American Generally

Reynolds American’s operating strategies may differ from the operating strategies currently employed by RJR and B&W. As a result, Reynolds American may adopt operating strategies following completion of the combination transactions that would have influenced your decision as to whether to vote in favor of the combination transactions.

      Reynolds American’s operating strategies, including specific brand strategies, will be determined by the Reynolds American board of directors and management following the completion of the combination transactions. These strategies may be materially different from the existing operating strategies of RJR and B&W. As a result, if the combination transactions are consummated, there is a risk that Reynolds American may adopt operating strategies that would have influenced your decision as to whether to vote in favor of the combination transactions.

RJR Tobacco’s and B&W’s retail market shares have declined in recent years and are expected to continue to decline, which could adversely affect Reynolds American’s result of operations, cash flows and financial condition.

      According to data of Information Resources, Inc./Capstone Research Inc., collectively referred to as “IRI,” RJR Tobacco’s share of the U.S. cigarette retail market was 22.52% in 2003, 22.93% in 2002 and 23.42% in 2001, and B&W’s share of the U.S. cigarette retail market declined to 9.76% in 2003, from 10.32% in 2002 and 10.39% in 2001. On a pro forma basis giving effect to the combination transactions, Reynolds Tobacco’s share of the U.S. cigarette retail market declined to 32.28% in 2003, from 33.25% in 2002 and 33.81% in 2001, continuing a trend in effect for several years. If this trend continues, it could adversely affect Reynolds American’s results of operations, cash flows and financial condition. See “Reynolds American Business — Competition.” You should not rely on this market share data as being a precise measurement of actual market share because IRI is not able to effectively track the volume of all deep-discount brands, gray market imports and sales through alternative channels. Accordingly, the retail share of market of Reynolds American as reported above may overstate its actual market share.

      Reynolds American believes deep-discount brands made by small manufacturers in recent years have proliferated and have increased their combined market share to approximately 15% to 17% of U.S. industry unit sales. Because these small manufacturers generally do not make payments under the MSA and other state settlement agreements to the same extent as the original participating manufacturers, these manufacturers have a substantial cost advantage over Reynolds American. In response to deep-discount pricing and other pricing pressures in the marketplace, such as increased cigarette state excise taxes, the major manufacturers have increased promotional spending significantly and, in some cases, lowered their wholesale list prices. These factors have had and could continue to have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. See “Reynolds American Business — Competition.”

Reynolds American will be dependent on the U.S. cigarette business. Reynolds American expects cigarette consumption and sales volume to continue to decline, which could adversely affect Reynolds American’s result of operations, cash flows and financial condition.

      The U.S. cigarette business of Reynolds American’s operating subsidiaries will be Reynolds American’s only significant business. Reynolds American’s operating subsidiaries generally will be prohibited, subject to certain exceptions, from manufacturing and marketing certain tobacco products outside the United States for a period of five years after the completion of the combination transactions. See “The Combination Transaction Agreements — Non-competition Agreement” beginning on page 179. As a result of price increases, restrictions on advertising and promotions, restrictions on smoking in public places, funding of smoking prevention campaigns, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of smoking, increased pressure from anti-tobacco groups, and other factors, the U.S. cigarette consumption generally has been declining, and Reynolds American expects cigarette consumption to continue to decline, which could adversely affect Reynolds American’s result of operations, cash flows and financial condition. See “Reynolds American Business — Industry Overview,” “— Competition” and “— Strategy” beginning on page 98.

Reynolds American’s operating subsidiaries will be subject to significant limitations on advertising and marketing cigarettes that could harm the value of its existing brands or its ability to launch new brands.

      Television and radio advertisements of tobacco products have been prohibited since 1971. Under the MSA, Reynolds American’s operating subsidiaries cannot use billboard advertising, cartoon characters, sponsorship of certain events, non-tobacco merchandise bearing their brand names and various other advertising and marketing techniques. In addition, the MSA prohibits the targeting of youth in advertising, promotion or marketing of tobacco products. Although these restrictions were intended to ensure that tobacco advertising was not aimed at young people, some of the restrictions also may limit the ability of Reynolds American’s operating subsidiaries to communicate with adult smokers. For example, Reynolds American’s operating subsidiaries only advertise their cigarettes in magazines in which the vast majority of readers are adults 18 years of age or older. Additional restrictions may be imposed legislatively or agreed to in the future. Recent proposals have included limiting tobacco advertising to black-and-white, text-only advertisements. These limitations may make it difficult to maintain the value of existing brands. Moreover, these limitations could significantly impair the ability of Reynolds American’s operating subsidiaries to launch new premium brands. See “Reynolds American Business — Marketing” beginning on page 98.

Reynolds Tobacco will have substantial payment obligations under the MSA and other litigation settlement agreements, which will materially adversely affect its ability to compete against manufacturers of deep-discount cigarettes that are not subject to these obligations.

      On November 23, 1998, the major U.S. manufacturers of tobacco products, including RJR Tobacco and B&W, entered into a Master Settlement Agreement, or MSA, with 46 states and other U.S. territories to settle the asserted and unasserted health care cost recovery and certain other claims of those states and territories. RJR Tobacco, B&W and the other major U.S. tobacco manufacturers previously had settled similar claims brought by four other states.

      The aggregate cash payments made by RJR Tobacco and B&W under the MSA and other state settlement agreements were $560 million and $671 million in the three months ended March 31, 2004 and 2003, respectively, and $2.7 billion, $3.7 billion and $3.5 billion in 2003, 2002 and 2001, respectively. RJR Tobacco and B&W estimate these combined payments will be $2.7 billion in 2004 and will exceed $2.6 billion thereafter. These payments make it difficult for Reynolds Tobacco to compete with certain manufacturers of deep-discount cigarettes. Many of the manufacturers of deep-discount brands are not original MSA participants, and, as such, they do not have to make MSA-related payments to the same extent as the original MSA participants, allowing them to price their products lower than the original participating manufacturers. This pricing, in turn, may require higher levels of discounting and promotion support by Reynolds Tobacco as part of its efforts to defend its existing brands, attract adult smokers of competitive brands and launch new brands. Reynolds Tobacco cannot predict the impact on its future business, competitive position or results of operations of the MSA and other state settlement agreements, the business activity restrictions to which it is subject under these agreements, or the price increases that it may be required to make as a result of these agreements. See “Reynolds American Business — Competition” beginning on page 97.

The cigarette industry is subject to substantial and increasing regulation and taxation, which has a negative effect on sales volume and profitability.

      A wide variety of federal, state and local laws limit the advertising, sale and use of cigarettes, and these laws have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. Private businesses also have adopted regulations that prohibit or restrict, or are intended to discourage, smoking. This trend has had, and is likely to continue to have, a material adverse effect on the sales, volumes, operating income and cash flows of Reynolds American.

      Cigarettes are subject to substantial and increasing excise taxes in the United States. On January 1, 2002, the federal excise tax included in the price of cigarettes increased by $2.50 to $19.50 per 1,000 cigarettes, or $0.39 per pack of 20 cigarettes. Additional excise taxes, which are levied upon and paid by the distributors, are also in effect in the 50 states, the District of Columbia and many municipalities. All states and the District of Columbia currently impose excise taxes at levels ranging from $0.025 per pack in Virginia to $2.05 per pack in New Jersey. In addition, during 2003, 15 states and the District of Columbia approved increases in their excise taxes. When signed into law and fully implemented, these increases will raise the weighted average state cigarette excise tax per pack to $0.70, from $0.62 at the beginning of 2003 and $0.43 at the beginning of 2002. Several states have pending legislation proposing further state excise tax increases. In 2004, several states are likely to impose additional taxes on cigarettes. Increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands. Both of these results could have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. See “Reynolds American Business — Industry Overview” beginning on page 97 and “— Legislation and Other Matters Affecting the Cigarette Industry” beginning on page 100.

      In 1996, the U.S. Food and Drug Administration, referred to as the “FDA,” published regulations that would have severely restricted cigarette advertising and promotion and limited the manner in which tobacco products could be sold. On March 21, 2000, the U.S. Supreme Court held that Congress did not give the FDA authority to regulate tobacco products under the Federal Food, Drug, and Cosmetic Act and, accordingly, the FDA’s assertion of jurisdiction over tobacco products was impermissible under that Act. Since the Supreme Court decision, various proposals have been made for federal and state legislation to regulate cigarettes. A Presidential commission appointed by former President Clinton issued a final report on May 14, 2001 recommending that the FDA be given authority by Congress to regulate the manufacture, sale, distribution and labeling of tobacco products to protect public health. In addition, Congressional advocates of FDA regulation have introduced legislation for consideration by Congress from time to time.

      Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling and mandatory ingredients disclosure of tobacco products could reduce sales, increase costs and have a material adverse effect on the business of Reynolds American. Extensive and inconsistent regulation by multiple states could prove to be particularly disruptive to the business of Reynolds Tobacco. These factors could have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition.

      Various state governments have adopted or are considering adopting legislation establishing fire safety standards for cigarettes. Compliance with this legislation could be burdensome. In June 2000, the New York State legislature passed legislation charging the state’s Office of Fire Prevention and Control, referred to as the “OFPC,” with developing standards for “fire-safe” or self-extinguishing cigarettes. The OFPC has issued regulations requiring that by June 28, 2004 all cigarettes offered for sale in New York state will be required to be manufactured to certain self extinguishment standards set out in the regulations. Certain design and manufacturing changes will be necessary for cigarettes manufactured for sale in New York to comply with the standards. Inventories of cigarettes existing in the wholesale and retail trade as of June 28, 2004 that do not comply with the standards, may continue to be sold provided New York tax stamps have been affixed and such inventories have been purchased in comparable quantities to the same period in the previous year. RJR Tobacco and B&W have not historically provided products that would be compliant under these new OFPC regulations. B&W and RJR Tobacco expect, however, to supply compliant products by June 28, 2004. Similar legislation is being considered by other state legislatures. Compliance with such legislation could harm the business of Reynolds Tobacco, particularly if there are varying standards from state to state.

Reynolds Tobacco’s volumes, market share and profitability may be adversely affected by competitive actions and pricing pressures in the marketplace.

      The cigarette industry is highly competitive. Among the major manufacturers, brands primarily compete on such elements as product quality, price, brand recognition, brand imagery and packaging. Substantial marketing support, merchandising display, competitive pricing and other financial incentives generally are required to maintain or improve a brand’s market position or introduce a new brand. Increased selling prices from higher cigarette taxes and settlement costs have resulted in increased competitive discounting and the proliferation of deep-discount brands.

If Reynolds Tobacco is not able to develop, produce or commercialize new products and technologies required by regulatory changes or changes in adult consumer preferences, sales and profitability could be adversely affected.

      Consumer health concerns and changes in regulations are likely to require Reynolds Tobacco to introduce new products or make substantial changes to existing products. If Reynolds Tobacco is not able to develop, produce or commercialize new products and technologies required by regulatory changes or changes in adult consumer preferences, sales and profitability could be adversely affected.

      Similarly, Reynolds American believes that there may be increasing pressure from public health authorities and consumers to develop a conventional cigarette or an alternative cigarette that provides a demonstrable reduced risk of adverse health effects. Reynolds Tobacco may not be able to develop a reduced risk product that is broadly acceptable to adult consumers in a cost-effective manner. The costs associated with developing new products and technologies, as well as the inability to develop acceptable products in response to competitive conditions or regulatory requirements, may have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. See “Reynolds American Business — Research and Development” beginning on page 100.

A $36.3 billion judgment was entered against RJR Tobacco and a $17.6 billion judgment was entered against B&W in Engle v. R.J. Reynolds Tobacco Co., Circuit Court, Dade County, Florida, filed May 5, 1994, referred to as “Engle.” Although this judgment was reversed by an intermediate appellate court, neither RJR Tobacco nor B&W can predict the final outcome of the appellate process. If RJR Tobacco or B&W are unsuccessful in the appeal of this judgment, or the stay of the judgment is terminated or the Florida bonding cap statute is overturned, the Engle judgment would have a material adverse effect on the results of operations, cash flows and financial condition of Reynolds Tobacco and Reynolds American and the ability of Reynolds Tobacco and Reynolds American to continue to operate.

      On November 6, 2000, the Circuit Court of Dade County, Florida, entered a judgment in favor of the plaintiffs against RJR Tobacco, B&W and the other cigarette manufacturer defendants in Engle. Engle is a class-action case on behalf of Florida residents and citizens and their survivors alleging personal injury or death due to their addiction to cigarettes containing nicotine. Under the court’s judgment, approximately $145 billion in punitive damages was awarded to the “Florida class” against all defendants, with approximately $36.3 billion being assigned to RJR Tobacco and approximately $17.6 billion being assigned to B&W. In addition, approximately $12.7 million in compensatory damages was awarded to the three named class representatives. The judgment also provides that the awards bear interest at the rate of 10% per year. The defendants, including RJR Tobacco and B&W, each posted the statutorily required bond of $100 million in order to stay the judgment and filed a notice of appeal.

      Three of the defendants in Engle, other than RJR Tobacco and B&W, entered into agreements with the Engle class to deposit an additional $1.86 billion into separate escrow accounts to ensure that the stay of execution in effect pursuant to the Florida bond statute will remain in effect as to these three defendants throughout the appellate process, regardless of the results of a challenge, if any, to the Florida bonding cap statute. RJR Tobacco and B&W have not entered into a similar agreement with the Engle class.

      The Engle trial court did not consider compensatory damages for the estimated remaining 500,000 to 700,000 individual members of the Engle class, and there are significant legal and procedural issues related to the compensatory damages consideration. Any compensatory damages awarded would be in addition to the damages previously awarded.

      On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument is scheduled for October 6, 2004. Although RJR Tobacco and B&W believe they have substantial grounds to prevail on appeal, RJR Tobacco and B&W may not prevail on appeal. In addition, a court could strike down the Florida bonding cap statute, and the stay of the judgment could be lifted. Any requirement that RJR Tobacco or B&W pay all or a substantial portion of the punitive damages award would have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. In addition, any such requirement would materially adversely affect the ability of Reynolds Tobacco and Reynolds American to continue to operate. For more information on the Engle matter, see “Reynolds American Business — Litigation Affecting the Cigarette Industry — Class-Action Suits” beginning on page 115.

Reynolds Tobacco and Reynolds American could be subject to substantial liabilities from tobacco-related cases.

      As of April 14, 2004, 1,334 U.S. active tobacco-related cases were pending against RJR Tobacco or its affiliates and indemnitees, and approximately 1,290 U.S. active tobacco-related cases were pending against B&W or its affiliates and indemnitees. Of these pending cases, approximately 992 of RJR Tobacco’s cases and 986 of B&W’s cases have been consolidated for trial on some common related issues in West Virginia.

      In addition, approximately 2,723 cases filed by flight attendants alleging injury as a result of exposure to secondhand smoke in airline cabins are pending in Florida against RJR Tobacco and B&W, respectively. RJR Tobacco and B&W have prevailed in five of the first six flight attendant cases to be tried to verdict. Punitive damages are not recoverable in these cases, and the majority of the secondhand smoke cases do not allege injuries of the same magnitude as alleged in other tobacco-related litigation.

      It is likely that similar legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes will continue to be filed against RJR Tobacco, B&W, Reynolds Tobacco and other tobacco companies for the foreseeable future. Recent victories by plaintiffs in highly publicized cases against RJR Tobacco, B&W and other tobacco companies regarding the health effects of smoking may stimulate further claims. A material increase in the number of pending claims could significantly increase defense costs and have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — RJR” beginning on page 71. In addition, adverse outcomes in pending cases could have adverse effects on RJR Tobacco’s, B&W’s and Reynolds Tobacco’s ability to prevail in smoking and health litigation. See “Reynolds American Business — Litigation Affecting the Cigarette Industry” beginning on page 101.

      Punitive damages, often in amounts ranging into the billions of dollars, are specifically pled in a number of the pending cases in addition to compensatory and other damages. An unfavorable resolution of certain of these actions could have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. Adverse outcomes in these cases, individually or in the aggregate, could have a significant adverse effect on the ability of Reynolds Tobacco and Reynolds American to continue to operate.

      In accordance with applicable accounting principles, Reynolds American and Reynolds Tobacco will record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. Reynolds American’s management continues to conclude that the loss of any particular smoking and health tobacco litigation claim against RJR Tobacco, B&W, Reynolds Tobacco or their respective affiliates or indemnitees, when viewed on an individual basis, is not probable. Therefore, no liability for pending smoking and health tobacco litigation currently is recorded in Reynolds American’s consolidated financial statements. You should not infer from the absence of any such reserve in Reynolds American’s financial statements that Reynolds American will not be subject to such liabilities in the future.

      Both RJR Tobacco and B&W/Lane historically have recorded any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. Each of RJR Tobacco’s and B&W/Lane’s management teams continue to conclude that the loss of any particular smoking and health tobacco litigation claim against RJR Tobacco or B&W/Lane, as applicable, or their respective affiliates or indemnitees, when viewed on an individual basis, is not probable. Therefore, no liability for pending smoking and health related litigation currently is recorded in either RJR’s or B&W/Lane’s consolidated financial statements. You should not infer from the absence of any such reserves that Reynolds American will not be subject to such liabilities in the future.

Reynolds Tobacco and Reynolds American could be subject to substantial liabilities from claims asserted by the U.S. Department of Justice.

      On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies. The government initially sought to recover funds expended by the federal government in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the federal Racketeer Influenced and Corrupt Organization Act, referred to as “RICO,” disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare as Secondary Payer provisions of the Social Security Act. The RICO claims were not dismissed. On May 23, 2003, the court denied defendants’ first motion for partial summary judgment and granted partial summary judgment for the government on certain affirmative defenses. An unfavorable resolution of this action could result in disgorgement of profits and injunctive relief and have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. See “Reynolds American Business — Litigation Affecting the Cigarette Industry — Governmental Health Care Cost Recovery Cases — Department of Justice Case” beginning on page 121.

Reynolds Tobacco and Reynolds American could be subject to substantial liabilities from tobacco-related antitrust lawsuits.

      RJR Tobacco, B&W and certain of their subsidiaries are defendants in multiple actions alleging violations of federal and state antitrust laws, including allegations that the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, conspired to fix cigarette prices. An adverse outcome in any of these cases could have a material adverse effect on Reynolds American’s results of operations, cash flows and financial condition. See “Reynolds American Business — Litigation Affecting the Cigarette Industry — Antitrust Cases” beginning on page 126.

Fire, violent weather conditions and other disasters may adversely affect the operations of Reynolds American’s operating subsidiaries.

      A major fire, violent weather conditions or other disasters that affect the manufacturing facilities of our operating subsidiaries could have a material adverse effect on the operations of our operating subsidiaries. While we have insurance coverage for some of these events, a prolonged interruption in the manufacturing operations of our operating subsidiaries could have a material adverse effect on the ability of our operating subsidiaries to effectively operate their businesses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This document contains forward-looking statements within the meaning of the federal securities laws that relate to future events or Reynolds American’s future financial performance. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management of RJR and Reynolds American, and other matters. Forward-looking information may be included in this document and may include statements for the periods from and after the completion of the combination transactions. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “should,” “will,” “could,” “plan,” “intend” or similar expressions in this document or in documents incorporated by reference in this document.

      These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to and incorporated by reference in this document, could affect the future results of Reynolds American following the completion of the combination transactions and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the risk factors described under “Risk Factors” beginning on page 16;

•	the substantial and increasing regulation and taxation of the cigarette and tobacco industry;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be brought against Reynolds American or its subsidiaries;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various existing litigation settlement agreements;

•	the continuing decline in sales volume in the domestic tobacco industry;

•	competition from other cigarette and tobacco manufacturers, including increased promotional activities and the growth of deep-discount brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products and marketing and promotional programs;

•	any potential costs or savings associated with realigning the cost structure of Reynolds American and its subsidiaries and otherwise realizing synergies from the combination transactions;

•	the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on the performance of pension assets, foreign currency exchange rate risk, interest rate risk and the return on corporate cash; and

•	the ratings of Reynolds American’s securities.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or, in the case of documents referred to or incorporated by reference, the dates of those documents.

      All subsequent written or oral forward-looking statements attributable to RJR or Reynolds American or any person acting on any of their behalves are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RJR and Reynolds American do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law.

THE SPECIAL MEETING

      RJR is furnishing this document to you as part of the solicitation of proxies by the RJR board of directors for use at the special meeting.

Date, Time and Place

      RJR will hold the special meeting on [                    ], 2004, at 9:00 a.m., local time, in the RJR Plaza Building Auditorium at RJR’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina 27102-2866.

Purpose of the Special Meeting

      At the special meeting, RJR is asking holders of record of RJR common stock on the record date to consider and vote on a proposal to adopt the combination agreement and approve the related combination transactions. See “The Combination Transactions” beginning on page 33 and “The Combination Transaction Agreements — Combination Agreement” beginning on page 145.

      You will also be asked to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal relating to the combination transactions.

      The RJR board of directors unanimously has determined that the combination agreement and related combination transactions are advisable, fair to you, and in your best interests, and unanimously has approved the combination agreement and related combination transactions. The RJR board of directors recommends that you vote “for” the adoption of the combination agreement and the approval of the related combination transactions and “for” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. For a discussion of interests of the directors and management of RJR in the combination transactions, see “The Combination Transactions — Interests of Directors and Management of RJR in the Combination Transactions” beginning on page 54.

Record Date; Shares Entitled to Vote; Quorum

      Only holders of record of RJR common stock at the close of business on April 29, 2004, the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, [                    ] shares of RJR common stock were issued and outstanding. Each share of RJR common stock is entitled to one vote at the special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of RJR common stock outstanding and entitled to vote on the record date are present, in person or by proxy. Adjournments of the special meeting may be made in accordance with RJR’s bylaws. If the persons named as proxies by you are asked to vote for one or more adjournments of the special meeting for matters incident to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matter. However, if the persons named as proxies by you are asked to vote for one or more adjournments of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal relating to the combination transactions, such persons will only have the authority to vote on such matter as directed by you or your proxy, or, in the absence of such direction, in favor of such adjournment.

Vote Required

      The adoption of the combination agreement and approval of the related combination transactions by RJR stockholders require the affirmative vote of the holders of a majority of the shares of RJR common stock outstanding and entitled to vote at the special meeting. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the approval of holders of a majority of the shares of RJR common stock represented and entitled to vote thereon at the special meeting.

Stock Ownership of RJR Directors and Executive Officers

      RJR’s directors and executive officers beneficially owned approximately 1.4% of RJR common stock outstanding on the record date. RJR believes that each of its directors and executive officers intends to vote his or her shares in favor of the proposal to be considered and voted on at the special meeting.

Attendance at the Special Meeting

      Attendance at the special meeting will be limited to RJR’s stockholders as of April 29, 2004, and to guests of RJR. Admittance tickets will be required. If you are a stockholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, P.O. Box 2866, Winston-Salem, North Carolina 27102-2866. If your shares are not registered in your own name, evidence of your stock ownership as of April 29, 2004, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

      We anticipate that a large number of stockholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

      If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RJR at least one week before our meeting at P.O. Box 2866, Winston-Salem, North Carolina 27102-2866; telephone number (336) 741-5162.

Submitting Your Proxy by Mail

      You can submit your proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States. If you intend to submit your proxy by mail, your proxy must be received by the secretary of RJR prior to the date of the special meeting.

Submitting Your Proxy by Telephone

      You can submit your proxy by telephone until 11:59 p.m. Eastern Time on [                    ], 2004 ([                    ], 2004 with respect to shares held in the R.J. Reynolds Capital Investment Plan, referred to as the “CIP,” or in the Savings and Investment Plan for Employees of R.J. Reynolds Tobacco in Puerto Rico, referred to as the “SIP”) by calling (800) 690-6903 (toll free) on a touch-tone telephone and following the instructions on the proxy card.

Submitting Your Proxy by Internet

      You can submit your proxy by Internet until 11:59 p.m. Eastern Time on [                    ], 2004 ([                    ], 2004 with respect to shares held in the CIP or in the SIP) by logging onto the Internet, going to the website “www.proxyvote.com” and following the instructions on your computer screen.

Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting instructions may be offered to stockholders owning stock through certain banks and brokers.

Other Proxy Information

      If you participate in the CIP or in the SIP your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RJR common stock allocated to your account under the

CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

Voting of Proxies

      All shares of RJR common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by RJR stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the proposals. RJR common stock represented at the special meeting, but not voting, including RJR common stock for which proxies have been received but for which RJR stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares of RJR common stock affirmatively voted for the adoption of the combination agreement and approval of the related combination transactions and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to adopt the combination agreement and to approve the related combination transactions and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. An abstention or failure to vote for the adoption of the combination agreement and approval of the related combination transactions or for the approval of the proposal to adjourn the special meeting to solicit additional proxies will have the same effect as a vote against the adoption of the combination agreement and approval of the related combination transactions and the approval of the proposal to adjourn the special meeting to solicit additional proxies. Also, under the NYSE rules, brokers, banks or other nominees that hold shares of RJR common stock in “street name” for customers that are the beneficial owners of those shares of RJR common stock may not give a proxy to vote those shares of RJR common stock without specific instructions from those customers. If you own shares of RJR common stock through a broker, bank or other nominee and wish to attend the special meeting, you must bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of the shares of RJR common stock and authorizing you to vote.

      Adjournments of the special meeting may be made in accordance with RJR’s bylaws. If the persons named as proxies by you are asked to vote for one or more adjournments of the special meeting for matters incident to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matter. However, if the persons named as proxies by you are asked to vote for one or more adjournments of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal relating to the combination transactions, such persons will only have the authority to vote on such matter as directed by you or your proxy, or, in the absence of such direction, in favor of such adjournment.

      RJR does not expect that any matter other than the proposal described above will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with the recommendation of the RJR board of directors.

Revocability of Proxies

      Submitting a proxy on the enclosed form does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time before it is voted by:

•	submitting, prior to the date of special meeting, a duly executed proxy to the secretary of RJR with a later date than the one previously submitted;

•	appearing at the special meeting and voting in person; or

•	sending to the secretary of RJR a revocation of proxy, which must be received prior to the date of the special meeting.

      Attendance at the special meeting without voting will not itself revoke a proxy. If you send a later-dated proxy or a revocation, send it to the secretary of RJR to the following address: R.J. Reynolds Tobacco Holdings, Inc., Attention: Corporate Secretary, P.O. Box 2866, Winston-Salem, N.C. 27102-2866. You may revoke a proxy by any of these methods, regardless of the method used to deliver a previous proxy. If you have instructed your broker, bank or other nominee to vote your shares of RJR common stock, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Solicitation of Proxies

      RJR will mail a copy of this document to each holder of record of RJR common stock on the record date. RJR will bear the expenses incurred in connection with the printing and mailing of this document. If the combination transactions are not completed, however, RJR and B&W will each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this document. See “The Combination Transaction Agreements — Combination Agreement — Fees and Expenses” beginning on page 152. RJR also will bear the costs of the proxy solicitation. In addition to solicitation by mail, the directors, officers and employees of RJR and its subsidiaries, who will not be specially compensated, may solicit proxies from RJR’s stockholders by telephone, facsimile, telegram or other electronic means, or in person. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of RJR common stock held of record by those persons, and RJR will reimburse them for their reasonable out-of-pocket expenses.

      You should not send in any RJR stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of your RJR stock certificates will be mailed to you as soon as practicable after completion of the combination transactions.

      RJR has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, banks, other nominees, institutional holders and individual investors for a fee of $25,000 plus reimbursement of expenses.

THE COMBINATION TRANSACTIONS

      The discussion in this document of the combination transactions and the principal terms of the combination agreement, the formation agreement, the governance agreement and the Lane purchase agreement is subject to, and is qualified in its entirety by reference to, the combination agreement, the formation agreement, the governance agreement and the Lane purchase agreement. The combination agreement is attached as Annex A to this document and the governance agreement is attached as Annex B to this document. The other agreements have been filed with the SEC as exhibits to Reynolds American’s registration statement of which this document forms a part. See “Where You Can Find More Information” beginning on page 201 of this document.

Background of the Combination Transactions

      From time to time, RJR has considered possible acquisitions, strategic alliances and other forms of business combination transactions. Over the past several years RJR has completed a number of transactions aimed at enhancing stockholder value, including the acquisition of Nabisco Group Holdings Corp., the acquisition of Santa Fe, a manufacturer and distributor of the premium NATURAL AMERICAN SPIRIT brand, and the formation of a joint venture with Gallaher Group Plc to manufacture and market American-blend cigarette brands outside the United States.

      In connection with increasing competitive pressures faced by U.S. cigarette manufacturers, on December 17, 2002, RJR engaged Lehman Brothers as its financial advisor to assist in RJR’s ongoing review of possible strategic transactions. RJR, alone or in connection with Lehman Brothers, thereafter analyzed a variety of possibilities, including manufacturing arrangements, asset purchases, and sales and business combinations that would have involved other participants in the tobacco industry, including BAT and B&W. None of these efforts resulted in formal negotiations with, or definitive proposals from, other parties.

      During the past few years, BAT, B&W and RJR have had a number of informal discussions regarding potential combination transactions and other business relationships involving their respective businesses, but none of these discussions resulted in formal negotiations or definitive proposals until 2003. In May 2003, Martin Broughton, chairman of BAT, telephoned Andrew J. Schindler, chairman of the board, president and chief executive officer of RJR, to request a meeting. On May 27, 2003, Mr. Schindler and Mr. Broughton met in New York, together with Charles A. Blixt, executive vice president and general counsel of RJR, and Paul Rayner, finance director of BAT. At the meeting, Mr. Broughton proposed that RJR and BAT consider the combination of their respective U.S. tobacco businesses through the formation of a limited liability company, referred to in this document as the LLC structure, pursuant to which each of B&W and RJR would contribute its U.S. tobacco business to an LLC that would be owned directly by RJR and B&W, with RJR stockholders continuing to own their RJR common stock.

      On June 3, 2003, at a regularly scheduled meeting of the RJR board of directors, Mr. Schindler reported to the board his discussions with BAT. The RJR board of directors concurred with Mr. Schindler’s decision to continue discussions with BAT about a possible transaction. At this meeting, Mr. Schindler indicated that the method of valuation used by BAT would need to take into account the benefits expected from a proposed cost restructuring at RJR to be implemented in the third quarter of 2003.

      On June 19, 2003, Messrs. Schindler and Blixt met in London with Messrs. Broughton and Rayner, Robert J. Casey, the assistant general counsel - corporate of BAT, and Ken Hardman, the head of taxation of BAT, to discuss structures for a possible combination involving RJR and B&W and the possible bases for valuing their respective U.S. tobacco businesses. Messrs. Schindler and Blixt expressed reservations with respect to the proposed LLC structure previously discussed because RJR’s sole interest in operating assets would be through its equity interest in a non-wholly owned LLC. At the close of the meeting, the parties agreed to involve outside counsel in the next stage of discussions and to instruct their financial advisors and outside counsel to help find a structure acceptable to both RJR and BAT.

      RJR engaged Jones Day and BAT engaged Cravath, Swaine & Moore LLP, in each case, as its legal counsel in connection with the possible combination transactions. In 1999, RJR had engaged Kaye Scholer as its legal counsel in respect of antitrust matters generally.

      On June 24, 2003, Mr. Blixt, Dianne M. Neal, executive vice president and chief financial officer of RJR, Francis H. Skinner, vice president - tax of RJR, representatives from Jones Day, Messrs. Hardman and Casey and representatives from Cravath, Swaine & Moore LLP met in New York to discuss possible structures for the proposed combination transactions, including the LLC structure, and a proposal under which RJR would own directly the combined U.S. tobacco businesses and B&W would receive stock of RJR. Also on that date, BATUS Holdings, Inc., the indirect parent of B&W, and RJR entered into a confidentiality agreement in order to facilitate the exchange of information. From time to time thereafter, the parties exchanged confidential financial and other information relevant to the possible combination transactions.

      On July 10, 2003, senior executives of RJR, including Mr. Blixt, Ms. Neal and E. Kenan Whitehurst, vice president – corporate development of RJR, and senior executives of BAT and its subsidiaries, including Messrs. Casey and Hardman, Roger H. Lomax, corporate finance manager of BAT, Carl L. Schoenbachler, president and chief executive officer of BATIC, Inc., a wholly owned subsidiary of BAT and an indirect parent of B&W, and Timothy J. Hazlett, vice president, secretary and general counsel – corporate of B&W, along with representatives from Jones Day and Lehman Brothers for RJR and Goldman Sachs & Co. and Cravath, Swaine & Moore LLP for BAT, met in New York to discuss possible structures for the proposed combination transactions. At the meetings, the RJR executives again expressed reservations about the proposed LLC structure and expressed a preference for a transaction in which RJR and its stockholders would maintain a more direct and autonomous interest in the combined company’s operating assets. The parties agreed that their advisors should continue seeking a transaction that would be acceptable to both parties, taking into account business, capital markets and tax considerations.

      Effective July 17, 2003, RJR engaged JPMorgan as its financial advisor to provide additional financial advice in connection with the proposed combination transactions.

      On July 24, 2003, the BAT board of directors held a meeting at which members of management updated the directors on the status of the discussions between representatives of BAT and its subsidiaries and representatives of RJR. The BAT board of directors directed BAT management to continue discussions with RJR regarding a possible transaction.

      Representatives of the parties and their respective advisors met on several occasions in August to discuss a structure, referred to in this document as the holding company structure, in which a newly formed holding company to be owned by RJR stockholders and B&W would acquire RJR and B&W’s U.S. tobacco businesses.

      On August 27, 2003, senior executives of RJR advised the RJR board of directors of the status of discussions with BAT and its subsidiaries regarding the possible combination transactions. The RJR board of directors appointed John T. Chain, Jr., Robert S. Miller and Thomas C. Wajnert to a newly created special committee of the board of directors to consult with management on issues regarding specific or potential strategic transactions.

      On September 3, 2003, the RJR special committee met to discuss the proposed holding company structure and valuation issues. The special committee was given a presentation regarding the status of discussions relating to the possible combination transactions, including the assumptions forming the basis for such a transaction, and an overview of possible non-financial terms of the transaction.

      Throughout September 2003, including at meetings held on September 5, 11 and 19, Messrs. Schindler and Blixt and Ms. Neal continued their discussions with Messrs. Broughton, Rayner, Lomax and Schoenbachler regarding the possible combination transactions. During this period, the parties had detailed discussions regarding the holding company structure, and the possibility of that company also acquiring Lane. In addition, the parties discussed valuation methods, as well as matters relating to the governance of the new company.

      A subsidiary of BAT formally engaged Goldman, Sachs & Co. on September 30, 2003 as its financial advisor to assist BAT and its subsidiaries in their review of possible strategic transactions involving B&W’s U.S. cigarette and tobacco business.

      On October 1, 2003, the RJR special committee met to discuss the status of the possible combination transactions. Senior executives of RJR, including Messrs. Schindler, Blixt, Whitehurst and Ms. Neal, and representatives of Lehman Brothers and JPMorgan reviewed the status of negotiations, including various corporate governance issues. Following discussion, the special committee instructed management to continue negotiations with BAT and B&W regarding the possible combination transactions.

      On October 2 and 3, 2003, Mr. Blixt and Ms. Neal met in London with Messrs. Rayner, Lomax and Schoenbachler, and on October 6, 2003, were joined by Messrs. Schindler and Broughton. The parties began more detailed discussions relating to the specific issues arising in connection with the proposed combination transactions. These issues included:

•	the rights and protections to be afforded to B&W and RJR’s stockholders;

•	the antidilution protections to be afforded to B&W;

•	the scope of, and exceptions to, the covenant not to compete;

•	the amount and treatment of unfunded pension liabilities associated with RJR’s and B&W’s defined benefit plans and B&W’s MSA-related liabilities;

•	the purchase price for Lane and the structure for acquiring Lane through the acquisition of all of the outstanding shares of its parent company, CMSI;

•	the management and board composition of Reynolds American;

•	the dividend policy of Reynolds American;

•	the “material adverse change” closing condition;

•	the proposed location of the combined company’s headquarters;

•	the payment of retention bonuses to B&W employees;

•	the amount of the break-up fee and the availability of a fiduciary out should the RJR or BAT board of directors receive a superior proposal; and

•	the rights plan expected to be adopted by Reynolds American.

      Following those meetings, the parties indicated that, assuming satisfactory completion of due diligence and negotiation of mutually acceptable legal documentation, they were prepared to recommend to their respective boards of directors the possible combination transactions in which RJR stockholders would own 58% and B&W would own 42% of the combined holding company. The relative percentage ownership of B&W and former RJR stockholders was agreed upon following analysis by each of the parties and their financial advisors of certain factors, including the revenues, operating income, debt, cash position and capital structure of each of the parties and the potential impact of RJR’s cost restructuring announced in September 2003. The parties were also prepared to recommend other key terms for the possible combination transactions, including the governance of the combined company, the material conditions to closing, and standstill and non-competition agreements. On October 6, 2003, Messrs. Schindler and Broughton also met separately to discuss governance, management and related issues, including the appointment of Susan M. Ivey as chief executive officer of the combined holding company. Following these meetings, the parties accelerated their due diligence investigations of each other.

      On October 8, 2003, the RJR special committee met again. Messrs. Schindler, Blixt and Whitehurst and Ms. Neal advised the special committee that the respective managements of RJR, BAT and B&W were prepared to recommend the holding company structure and the 58%/42% ownership division for the possible combination transactions, subject to completion of due diligence and negotiation of mutually acceptable legal documentation. The RJR special committee concurred with management’s view to promptly begin negotiating transaction documents.

      Beginning October 9, 2003, Messrs. Blixt and Whitehurst and Ms. Neal and members of senior management of BAT and B&W, including Messrs. Rayner, Casey, Hardman and Lomax, held frequent conference calls to further negotiate transaction terms and continue the due diligence process. Transaction terms discussed included the method by which the parties’ percentage equity interests in the combined company should be calculated, particularly as it related to the treatment of restricted stock and options; deal protections, including termination fees; and treatment of pension and other obligations to employees of RJR and B&W. On October 10, 2003, an initial draft of the combination agreement and certain exhibits thereto was distributed to the parties. On October 12, 2003, an initial draft of the governance agreement was distributed to the parties.

      On October 13, 2003, a meeting of the RJR board of directors was held. Management reported on the status of negotiations with BAT and B&W and discussed with the RJR board the financial and other business terms of the possible combination transactions, including the projected impact of the transaction on earnings and other financial measures. In addition, a discussion of corporate governance matters, tobacco liability exposures, regulatory hurdles and other issues occurred. Representatives of each of Lehman Brothers and JPMorgan reported to the RJR board of directors that they expected to be able to provide a fairness opinion to the board when it met to consider the formal approval of the possible combination transactions with BAT and B&W.

      Beginning on October 14, 2003, and continuing for the next two weeks, RJR, BAT and B&W and their respective legal and financial advisors continued to conduct due diligence investigations and also negotiated definitive legal documentation for the possible combination transactions. During this period, negotiations between the parties and their respective advisors primarily involved the following matters:

•	the scope of B&W liabilities that would be assumed by the combined company or its subsidiaries;

•	the scope of indemnification rights and obligations of the respective parties;

•	the rights and protections to be afforded B&W and RJR’s stockholders;

•	the standstill and transfer restrictions that would be applicable to BAT, B&W and their respective affiliates;

•	the amount and treatment of unfunded pension liabilities associated with RJR’s and B&W’s defined benefit plans;

•	various employee matters;

•	the scope of the parties’ respective representations, warranties and pre-closing covenants;

•	the appropriate method for calculating the parties’ percentage equity interests;

•	the mechanics for determining and reconciling the minimum working capital requirements for the business to be contributed by B&W and Lane; and

•	the amount of the termination fee and the scope of the no-shop provisions.

      The public holding company structure was finally adopted by the parties following negotiation and/or consideration of the rights to be afforded B&W as a significant shareholder of Reynolds American, the degree to which B&W would agree to limit its influence as a significant shareholder of Reynolds American and its ability to acquire additional shares, and the operational and organizational flexibility necessary to realize the growth and synergies anticipated from the potential transaction and the tax treatment of the transaction on the respective parties and ongoing operations of Reynolds American. With respect to the deal protections in the business combination agreement, the RJR board of directors considered B&W’s request for customary deal protections and the advice of outside and special Delaware counsel as to what deal protections were customary in transactions of this type and would satisfy the fiduciary duties of the directors of a Delaware corporation giving such protections under applicable law. During the week of October 13, 2003, Cravath, Swaine & Moore

LLP and Jones Day exchanged various drafts of the combination agreement, the governance agreement, the Lane purchase agreement, the formation agreement and other ancillary agreements and documents.

      On October 17, 2003, the BAT board of directors held a meeting at which Mr. Rayner described the recent discussions and contacts between representatives of BAT and B&W and representatives of RJR and described the terms and conditions of the possible combination transactions. The BAT board of directors discussed the possible combination transactions and noted that BAT and B&W representatives would continue discussions with RJR on the basis described. The BAT board of directors held a meeting on October 24, 2003 at which Mr. Rayner provided the final update on the status of negotiations with RJR.

      On October 24, 2003, the board of directors of American Cigarette Company Overseas B.V., referred to as “ACC,” the indirect parent of CMSI, which is the direct parent of Lane, held a meeting to consider and approve a proposed transaction whereby Reynolds American would acquire all of the capital stock of CMSI, the direct parent of Lane, for an aggregate cash purchase price of $400 million simultaneously upon completion of the proposed combination transactions. The ACC board of directors voted unanimously to approve the Lane purchase agreement and the transactions contemplated by the Lane purchase agreement and other agreements and related matters.

      On October 26, 2003, the RJR board of directors met to consider the definitive terms of the possible combination transactions. At that meeting, Messrs. Schindler and Blixt, Ms. Neal and representatives of Jones Day described the material terms of the proposed transaction. Representatives of Jones Day and Richards Layton & Finger, special Delaware legal counsel to RJR, discussed the fiduciary duties of RJR’s directors. Representatives of Lehman Brothers and JPMorgan made a presentation to the RJR board of directors and then rendered an oral opinion to the RJR board of directors, which was subsequently confirmed in writing, that, in the opinion of each of Lehman Brothers and JPMorgan, as of the date of their opinions and based upon and subject to the matters set forth in their respective opinions, the consideration to be received by the holders of RJR common stock in the proposed combination was fair, from a financial point of view, to such holders. See “— Opinion of Financial Advisors to RJR” beginning on page 40. The RJR board of directors discussed the interests of certain members of senior management and members of the RJR board of directors that could be different in general from or in addition to the interests of RJR’s public stockholders. See “— Interests of Directors and Management of RJR in the Combination Transactions” beginning on page 54. Following discussion, the RJR board of directors voted unanimously to approve the combination agreement, the Lane purchase agreement, the transactions contemplated by those and other agreements and related matters.

      On October 27, 2003, the B&W board of directors held a special meeting at which members of management described the status of the negotiations between representatives of BAT and B&W and representatives of RJR and their respective financial and legal advisors and described the definitive terms and conditions of the combination transactions. Present at this meeting were representatives from Cravath, Swaine & Moore LLP, legal advisors to B&W. The B&W board of directors discussed the definitive terms of the possible combination transactions. Following the meeting, the B&W board of directors acted by unanimous written consent to approve the combination agreement, the Lane purchase agreement, the transactions contemplated by those and other agreements and related matters.

      On October 27, 2003, the board of directors of CMSI considered the definitive terms of a proposed transaction whereby Reynolds American would acquire all of the capital stock of CMSI for an aggregate cash purchase price of $400 million simultaneously upon completion of the proposed combination transactions. The CMSI board of directors approved the Lane purchase agreement and the transactions contemplated by the Lane purchase agreement and other agreements and related matters.

      On October 27, 2003, the business combination agreement, the Lane purchase agreement and related transaction documents were finalized and executed and the combination transactions were publicly announced that afternoon.

Recommendation of RJR’s Board of Directors; Reasons of RJR for the Combination Transactions

Recommendation of the RJR Board of Directors

      The RJR board of directors determined that the combination agreement and the related combination transactions are advisable and fair to, and in the best interests of, RJR and the RJR stockholders. Accordingly, the RJR board of directors unanimously approved the combination agreement and related combination transactions, and recommends that the RJR stockholders vote “for” the adoption of the combination agreement and approval of the related combination transactions. For a discussion of interests of the directors and management of RJR in the combination transactions, see “— Interests of Directors and Management of RJR in the Combination Transactions” beginning on page 54.

Reasons of RJR for the Combination Transactions

      The RJR board of directors, in reaching its decision to approve the combination agreement and related combination transactions, consulted with management and the financial and legal advisors of RJR, and considered the following factors as generally supporting its decision to approve the combination agreement and the related combination transactions:

•	the business, operations, financial condition, earnings and prospects of each of RJR, B&W and Lane;

•	its belief that the U.S. cigarette industry is a mature and highly competitive market, that overall consumer demand will continue to decline over time and that RJR will continue to face competition from manufacturers of deep-discount brands, thereby requiring RJR to have a more efficient cost structure;

•	its belief that the principal alternatives available to RJR at the time the combination transactions were approved by the RJR board of directors were continued pursuit of its existing business plan or active pursuit of other possible strategic combinations, joint ventures or other transactions, including asset purchases, divestitures and manufacturing arrangements, that presented the opportunity to achieve substantial efficiency gains and other strategic benefits, and its belief that none of the other available alternatives would provide efficiency gains and other strategic benefits superior to the proposed combination transactions;

•	its belief that the combination transactions will combine the businesses of two highly regarded industry participants with strong brands and that the combined company will be a more efficient and competitive company with increased synergies, including reduced overhead, and increased capital efficiencies;

•	the inclusion of the acquisition of Lane in the combination transactions at a purchase price of $400 million, which company had an attractive portfolio of assets;

•	recent increases in competitive pressures and decreases in sales volume in the U.S. tobacco industry, which have increased the need to reduce costs and increase promotional spending to be more competitive, and its belief that the combined company would be able to reduce costs by at least $500 million annually;

•	the annual synergies estimated to be at least $500 million expected to result from the proposed combination transactions, including long-term cost and operating efficiencies, which would provide increased cash flow, greater capital flexibility and enable Reynolds Tobacco to compete more effectively in the U.S. tobacco industry;

•	the potential income stream expected to result from the contract manufacturing arrangements to be entered into between Reynolds Tobacco and subsidiaries of BAT following the completion of the combination transactions;

•	the earnings accretion expected to result from the combination transactions and the potential for a resulting increase in stockholder value. See “Unaudited Pro Forma Combined Financial Information” beginning on page 62;

•	the current and historic stock price of RJR, the percentage of stock of Reynolds American that will be owned by former stockholders of RJR, and the potential stockholder value increase resulting from the expected synergies;

•	the proposed dividend payout ratio of Reynolds American equal to approximately 75% of Reynolds American’s annual consolidated net income, which it believed would provide an attractive return to RJR stockholders;

•	the potential ability of Reynolds American to increase utilization of assets and manufacturing capacity currently underutilized by RJR Tobacco by transferring the production of B&W brands to former RJR Tobacco facilities;

•	the cash contribution by B&W to fund B&W’s accrued MSA payment obligation as of the closing and various employee benefit plans, which will result in the B&W contributed businesses effectively being transferred free of certain material accrued financial liabilities;

•	the tax treatment of the combination transactions, which will be tax-free to RJR stockholders;

•	the prospective incorporation of Reynolds American and Reynolds Tobacco in North Carolina, which is the location of RJR’s and RJR Tobacco’s respective headquarters, principal operating assets and employees, and which Reynolds American believes reinforces statements made by Reynolds American’s management to North Carolina governmental officials regarding the company’s long-term commitment to maintain its operations in North Carolina, and will enable Reynolds American and Reynolds Tobacco to more effectively solicit economic and other benefits from North Carolina state and local governmental authorities;

•	limitations on the potential influence of B&W and its affiliates over the management, policies and operations of Reynolds American, including the standstill provisions set forth in the governance agreement, see “The Combination Transaction Agreements — Governance Agreement — Approval Required for Certain Actions” beginning on page 169;

•	the standstill agreement and the adoption by Reynolds American of a rights plan that will apply to BAT and its subsidiaries, in addition to other third parties, which, together with the provisions of the governance agreement, will restrict BAT and its subsidiaries from increasing their ownership interest in Reynolds American without further approval by the Reynolds American board of directors;

•	the composition of the proposed board of directors of Reynolds American, which will be composed of Susan Ivey, Andrew Schindler, six designees of RJR who will be independent of Reynolds American and B&W, and five designees of B&W, at least three of whom will be independent of Reynolds American and B&W, thereby resulting in a majority of the Reynolds American board being comprised of former RJR directors;

•	the continued availability of Andrew Schindler, who will serve as the executive chairman of Reynolds American for six months following the completion of the combination transactions and is expected to serve as the non-executive chairman thereafter;

•	the limitations imposed by the non-competition agreement on the ability of BAT and its subsidiaries, including B&W, to compete against Reynolds American in the United States following completion of the combination transactions;

•	the structure of the combination transactions, which results in the creation of a new holding company not subject to the historical liabilities of RJR, including litigation claims or other contingent liabilities;

•	its belief that a more attractive strategic transaction is not achievable by RJR at this time based on the limited number of industry participants with whom a business combination transaction would be feasible or desirable and the absence of definitive proposals from any other party; and

•	the joint financial presentation of Lehman Brothers and JPMorgan, including their opinions that, as of the date of their respective opinions and based upon and subject to the matters set forth in their respective opinions, the consideration to be received by the RJR stockholders in the combination is fair, from a financial point of view, to those RJR stockholders. See “— Opinions of Financial Advisors to RJR” beginning below on this page 40.

      The RJR board of directors also considered the following factors with potential adverse consequences to RJR:

•	the estimated aggregate cost of approximately $700 million to $800 million to achieve the expected synergies from the combination transactions;

•	B&W’s potential influence over Reynolds American through B&W’s ownership of approximately 42% of the outstanding Reynolds American common stock and representation on the Reynolds American board of directors;

•	the restrictions imposed under the governance agreement on Reynolds American’s ability to issue equity securities, sell certain B&W brands, adopt new takeover defenses or take actions having an adverse tax effect on B&W, without the prior consent of B&W or its designated directors;

•	the restrictions on pursuing an alternative transaction and the potential termination fee payable by RJR in the circumstances described in the combination agreement. See “The Combination Transaction Agreements — Combination Agreement — No Other Transactions Involving RJR or B&W” and “— Fees and Expenses;”

•	the antitrust clearance, IRS tax ruling and other regulatory actions that will be required in order to complete the combination transactions;

•	the limited ability of RJR to terminate the combination agreement based upon post-signing, pre-closing material adverse changes affecting B&W or Lane;

•	the absence of contractual indemnities for breaches of representations and warranties by B&W or Lane;

•	the pension and post-retirement liabilities of each of B&W and Lane; and

•	the limitations imposed outside the United States by the non-competition agreement on the ability of Reynolds American to compete against BAT following completion of the combination transactions.

      The RJR board of directors determined that these negative factors are outweighed by the potential benefits of the combination transactions.

      This discussion of the information and factors considered by the members of the RJR board of directors is not intended to be exhaustive but is believed to include all material factors considered by the RJR board of directors. In reaching its determination to approve and recommend the combination transactions, the RJR board of directors did not assign any relative or specific weights to the various factors that it considered in reaching its determination that the combination agreement and related combination transactions are advisable and fair to, and in the best interests of, RJR and the RJR stockholders. Rather, the RJR board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by the RJR board of directors. In addition, individual members of the RJR board of directors in making their decisions may have given different weight to different information and factors.

      There can be no assurance that any of the potential benefits considered by the RJR board of directors will be realized. See “Risk Factors — Risks Related to the Combination Transactions” beginning on page 16 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.

Opinions of Financial Advisors to RJR

Opinion of Lehman Brothers Inc.

      In December 2002, RJR engaged Lehman Brothers to act as its financial advisor with respect to pursuing strategic combinations. On October 26, 2003, Lehman Brothers rendered its oral opinion, that was subsequently confirmed in writing on October 27, 2003, to the RJR board of directors that as of the date of its opinion and, based upon and subject to the matters set forth in its opinion, from a financial point of view, the consideration to be received by the stockholders of RJR in the combination was fair to those stockholders.

      The full text of Lehman Brothers’ written opinion, dated October 27, 2003, is attached as Annex E to this document. Stockholders of RJR should read Lehman Brothers’ opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion.

      Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the RJR board of directors in connection with its consideration of the combination transactions. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any stockholder of RJR as to how any stockholder should vote with respect to the combination transactions. Lehman Brothers was not requested to opine as to, and its opinion does not address: the reasonableness of any value assigned to any business as acquired or sold in any of the interim steps undertaken to effect the combination transactions; the relative merits of the combination transactions as compared to any alternative business transaction that might be available to RJR; or RJR’s underlying business decision to proceed with or effect the combination transactions.

      In arriving at its opinion, Lehman Brothers reviewed and analyzed:

•	the combination agreement, the Lane purchase agreement, forms of the formation agreement and the other transaction agreements contemplated by the combination agreement and the specific terms of the combination transactions;

•	publicly available business and financial information relating to BAT and RJR, including RJR’s annual report on Form 10-K for the fiscal year ended December 31, 2002, and quarterly report on Form 10-Q for the quarter ended June 30, 2003, and other publicly available information that Lehman Brothers believed to be relevant to its analysis;

•	financial statements and operating information with respect to the business, operations and prospects of RJR, B&W’s U.S. cigarette and tobacco business and Lane, furnished to Lehman Brothers by RJR, B&W and Lane and its subsidiaries, respectively, including financial forecasts for the fiscal year ended December 31, 2003;

•	internal financial analyses prepared by the management of RJR with respect to its recently announced cost restructuring;

•	the amount and timing of the cost savings and related expenses and operating synergies expected by the management of RJR to result from the combination transactions, referred to as the “expected synergies;”

•	the relative contributions of RJR and B&W/Lane to the historical and current financial performance of Reynolds American on a pro forma basis;

•	a comparison of the implied valuation of B&W/Lane to the public market valuation of RJR and of other publicly-traded companies that Lehman Brothers deemed comparable;

•	a comparison of the financial terms of the combination transactions with the financial terms of other transactions that Lehman Brothers deemed relevant; and

•	the potential pro forma impact of the combination transactions on the future financial performance of Reynolds American, including the expected synergies.

      In addition, Lehman Brothers had discussions with the managements of RJR and B&W/Lane concerning their respective businesses, operations, assets, financial conditions and prospects and undertook other studies, analyses and investigations as Lehman Brothers deemed appropriate.

      In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of this information. With respect to the financial forecast provided by RJR for its fiscal year ending December 31, 2003, upon advice of RJR, Lehman Brothers assumed that this forecast was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of RJR as to the future financial performance of RJR and that RJR would perform substantially in accordance with this financial forecast. With respect to the financial forecasts provided by B&W and Lane for B&W and Lane for the fiscal year ending December 31, 2003, upon advice of B&W and Lane, Lehman Brothers assumed that these forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of B&W and Lane as to the future financial performance of B&W and Lane and that B&W/Lane would perform substantially in accordance with these financial forecasts. In addition, on RJR’s advice, Lehman Brothers assumed that the estimates provided to it regarding RJR’s recently announced cost restructuring and the expected synergies were reasonably prepared on a basis which reflected the best currently available estimates and good faith judgments of RJR’s management and that the amount and timing of the expected synergies will be realized substantially in accordance with these estimates.

      With RJR’s consent, in rendering its opinion, Lehman Brothers did not conduct an independent evaluation of the pending and potential tobacco-related litigation against RJR and B&W/Lane, nor did Lehman Brothers take into account the resulting liability or other consequences, if any, RJR and B&W/Lane may incur in connection with this litigation. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of RJR or B&W/Lane and did not make or obtain any evaluation or appraisal of the assets or liabilities of RJR or B&W/Lane. Upon the advice of RJR, Lehman Brothers assumed that the combination transactions would receive tax-free treatment for RJR’s stockholders. Lehman Brothers also assumed that the definitive formation agreement and other definitive transaction agreements contemplated by the combination agreement would not differ in any material respect from the forms furnished to Lehman Brothers. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

      Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The RJR board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with RJR and the tobacco industry generally and because its investment banking professionals have substantial experience in transactions comparable to the combination transactions.

      As compensation for its services in connection with the combination transactions, RJR paid Lehman Brothers $500,000 as a retainer and $1,500,000 upon the delivery of Lehman Brothers’ opinion. Subject to the completion of the combination transactions, RJR also agreed to pay Lehman Brothers additional compensation based on a sliding scale of percentages commencing at 1% and reducing in decrements to 0.2% of the various portions comprising the gross value of the total consideration to be received by BAT or its affiliates at the time of the closing of the combination transactions, less the retainer and opinion fees. In addition, RJR has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses, including counsel fees, incurred in connection with the combination transactions and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by RJR and the rendering of Lehman Brothers’ opinion. Lehman Brothers has previously rendered investment banking services to RJR and received customary fees for these services.

      In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of RJR and BAT for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of J.P. Morgan Securities Inc.

      On October 26, 2003, JPMorgan rendered its oral opinion, subsequently confirmed in writing on October 27, 2003, to the RJR board of directors that, as of the date of its opinion and based upon and subject to the matters set forth in its opinion, the consideration to be received by the stockholders of RJR in the combination was fair, from a financial point of view, to those stockholders.

      The full text of JPMorgan’s written opinion, dated October 27, 2003, is attached as Annex F to this document, and is incorporated herein by reference. Stockholders of RJR should read JPMorgan’s opinion for a discussion of the assumptions made, matters considered and limits on the review undertaken. JPMorgan’s written opinion is addressed to the board of directors of RJR, is directed only to the consideration to be received in the combination and does not constitute a recommendation to any stockholder of RJR as to how any stockholder should vote at the RJR special meeting.

      In arriving at its opinion, JPMorgan undertook the following activities:

•	reviewed the combination agreement, the Lane purchase agreement, and forms of the formation agreement and other transaction agreements contemplated by the combination agreement;

•	reviewed publicly available business and financial information concerning B&W/Lane and RJR, respectively, and the industries in which they operate;

•	reviewed financial statements and operating information with respect to the business, operations and prospects of RJR and B&W/Lane furnished to JPMorgan by RJR, B&W and Lane, respectively, including financial forecasts for the fiscal year ended December 31, 2003;

•	compared the proposed financial terms of the combination transactions with the publicly available financial terms of transactions involving companies deemed relevant by JPMorgan and the consideration received for these companies;

•	compared the financial and operating performance of B&W/Lane and RJR, respectively, with publicly available information concerning other companies deemed relevant by JPMorgan and reviewed the current and historical market prices of RJR common stock and certain publicly traded securities of these other companies;

•	reviewed internal financial analyses prepared by the management of RJR with respect to its recently announced cost restructuring;

•	reviewed internal financial analyses prepared by the management of RJR relating to the expected synergies; and

•	performed other financial studies and analyses and considered other information as deemed appropriate by JPMorgan for the purposes of its opinion.

      JPMorgan also held discussions with members of the management of B&W, Lane and RJR with respect to aspects of the combination transactions, and the past and current business operations of B&W/Lane and RJR, the financial condition and future prospects and operations of B&W/Lane, RJR and Reynolds American, and certain other matters believed necessary or appropriate to JPMorgan’s inquiry.

      JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by RJR, B&W and Lane or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals of any assets or liabilities provided to JPMorgan. With respect to the financial forecast provided by RJR for its fiscal year ending December 31, 2003, upon advice of RJR, JPMorgan has assumed that this forecast was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of RJR as to the future financial performance of RJR and that RJR will perform substantially in accordance with the financial forecast. With respect to the financial forecasts provided by B&W and Lane for B&W and Lane for the fiscal year ending December 31, 2003, upon advice of B&W and Lane, JPMorgan has assumed that these forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of B&W and Lane as to the future financial performance of B&W and Lane and that B&W and Lane would perform substantially in accordance with these financial forecasts. In relying on financial analyses provided to JPMorgan regarding RJR’s recently announced cost restructuring and the expected synergies, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of RJR as to the expected future effects of RJR’s cost restructuring and the expected effects of the expected synergies on the results of operations and financial condition of Reynolds American to which these analyses relate.

      Upon the advice of RJR, JPMorgan has also assumed that the combination transactions will be tax-free for U.S. federal income tax purposes and that the other transactions described in the combination agreement and other transaction agreements will be consummated as contemplated by those agreements. JPMorgan has also assumed that the definitive formation agreement and other definitive transaction agreements will not differ in any material respect from the forms furnished to JPMorgan. JPMorgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the combination transactions will be obtained without any adverse effect on B&W/Lane or RJR or on the contemplated benefits of the combination transactions.

      JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to the holders of RJR common stock of the consideration received by them in the combination transactions. JPMorgan has not been asked, and JPMorgan’s opinion does not in any manner address: the reasonableness of any value assigned to any business as acquired or sold in any of the interim steps undertaken to effect the combination transactions; the relative merits of the combination transactions as compared to any alternative business transaction that might be available to RJR; or the underlying decision by RJR to engage in the combination transactions.

      With RJR’s consent, in rendering its opinion, JPMorgan has not conducted an independent evaluation of the pending and potential tobacco-related litigation against RJR or B&W/Lane, nor has JPMorgan taken into account the resulting liability or other consequences, if any, RJR or B&W/Lane may incur in connection with such litigation. JPMorgan expresses no opinion as to the price at which RJR common stock will trade at any future time.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise RJR and to deliver a fairness opinion with respect to the combination transactions on the basis of JPMorgan’s experience and its familiarity with RJR.

      For services rendered in connection with the combination transactions and the delivery of its opinion, RJR paid JPMorgan $500,000 as a retainer and $1,000,000 upon the announcement of the combination transactions. Subject to the completion of the combination transactions, RJR has agreed to pay JPMorgan an additional $3,500,000. In addition, RJR has agreed to pay JPMorgan up to an additional $1,000,000 depending on the nature of JPMorgan’s contribution in reaching a successful completion of the combination transactions. RJR has also agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including counsel fees, and to indemnify JPMorgan against certain liabilities.

      JPMorgan and its affiliates have, from time to time, provided commercial and investment banking services to BAT, B&W and RJR in the ordinary course of their businesses for customary compensation. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of RJR or BAT for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in those securities.

RJR Financial Advisors Board Presentation

      The following is a summary of the material financial analyses used by Lehman Brothers and JPMorgan, referred to as the “RJR financial advisors,” in connection with providing their respective opinions to the RJR board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by the RJR financial advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the respective opinions of the RJR financial advisors.

     Contribution Analysis

      The RJR financial advisors analyzed the respective contributions of RJR and B&W/Lane to Reynolds American’s net sales and earnings before interest and taxes, referred to as “EBIT,” for the calendar years 2001, 2002, the nine-month period ending September 30, 2003, and estimated year 2003, using historical results and estimates for RJR and B&W/Lane provided by the managements of RJR and BAT and its subsidiaries, respectively, as adjusted for the following:

•	RJR’s results were adjusted:

•	to reflect, on a pro forma basis, the impact of its acquisition of Santa Fe on its 2001 results;

•	to exclude goodwill and trademark amortization from its 2001 results; and

•	to exclude the impact to RJR of certain other events, such as restructuring and impairment charges, extraordinary losses and benefits from releases of provisions.

•	B&W/Lane’s results were adjusted to reflect U.S. generally accepted accounting principles, referred to as “GAAP,” except that:

•	the results of Lane, for which no reconciliation was available, were included on a U.K. GAAP basis;

•	no adjustment was made to reflect the impact to B&W/Lane of converting from first-in, first-out to last-in, first-out inventory accounting;

•	an adjustment was made to exclude goodwill and trademark amortization from its 2001 results; and

•	adjustments were made to exclude the impact to B&W/Lane of certain other events, such as restructuring and impairment charges, extraordinary losses and benefits from releases of provisions.

      The results of this analysis are shown in the following table:

	Implied Relative Contributions to Reynolds American

			2003 YTD	2003
	2001	2002	(9/30/03)	(estimated)

Net Sales
RJR	61.7%	62.4%	62.2%	62.0%
B&W/Lane	38.3%	37.6%	37.8%	38.0%
EBIT
RJR	68.4%	61.2%	55.6%	53.5%
B&W/Lane	31.6%	38.8%	44.4%	46.5%

      The RJR financial advisors noted that current RJR stockholders will own approximately 58%, and B&W will own approximately 42%, of the outstanding Reynolds American common stock upon the completion of the combination transactions. The RJR financial advisors also noted that the combination transactions involve not only the contributions of RJR and B&W/Lane’s operating assets, but also the expected contribution of net debt by RJR and the expected contribution of net cash by B&W, resulting from its obligation to fund B&W’s accrued liabilities under the MSA at closing, offset by the consideration paid to ACC, a wholly owned subsidiary of BAT that indirectly owns Lane, for Lane.

     Contribution-Based Valuation Analysis

      The RJR financial advisors calculated the relative equity value that RJR and B&W/Lane each would contribute to Reynolds American. Using EBIT forecasts for 2003 for RJR and B&W/Lane provided by the managements of RJR, B&W and Lane, respectively, and RJR enterprise value as a multiple of estimated 2003 EBIT as of October 24, 2003, which was the last full trading day prior to the announcement of the combination transactions, the RJR financial advisors calculated the implied enterprise value that each company would contribute, resulting in an approximate 53.5% to 46.5% split in favor of RJR. In addition, the RJR financial advisors made several adjustments to the calculated enterprise value contributions to arrive at the equity values that would be contributed by each company:

•	adjustment to reflect RJR’s contribution of its net debt of $73 million as of September 30, 2003;

•	adjustment to reflect B&W’s contribution of cash equal to B&W’s accrued liabilities under the MSA of $755 million as of September 30, 2003;

•	adjustment to reflect the cash payment of $400 million to ACC in exchange for Lane; and

•	adjustment to reflect a proportional sharing of the ongoing tax obligations B&W will have as a result of the dividends to be received from Reynolds American.

With these adjustments, the RJR financial advisors determined that RJR and B&W/Lane would contribute approximately 49.0% and 51.0%, respectively, of the equity value to Reynolds American.

      The RJR financial advisors also calculated the relative equity value that RJR and B&W/Lane each would contribute to Reynolds American based on hypothetical relative EBIT contributions of 60%/40% and 65%/35% in favor of RJR. In performing this analysis, the RJR financial advisors assumed that the hypothetical amount of EBIT that B&W/Lane would contribute to Reynolds American would be equal to B&W/Lane’s 2003 EBIT forecast. This analysis indicated that if RJR contributed 60% or 65% of Reynolds American’s EBIT, RJR would contribute approximately 55.7% or 60.9%, respectively, of Reynolds American’s equity value.

     Equity Value Creation Analysis

      The RJR financial advisors analyzed the potential impact of the expected annual synergies on the value of the Reynolds American common stock that would be held by former RJR stockholders. In performing this analysis, the RJR financial advisors capitalized RJR management’s estimate of $500 million in annual expected synergies using a multiple of 6.1x, reflecting the ratio of RJR enterprise value to estimated 2003 EBIT as of October 24, 2003, and deducted RJR management’s anticipated cash cost to achieve the expected synergies of approximately $700 million to derive a net value for the expected synergies of approximately $2.35 billion. For purposes of this analysis, the enterprise value of RJR was obtained by adding its short- and long-term debt as of September 30, 2003 to the fully diluted market value of its common equity as of October 24, 2003 and subtracting its cash and cash equivalents. Based on their pro forma ownership of 58% of the common stock of Reynolds American, RJR stockholders would benefit from 58% of the net value of the expected synergies, or approximately $1.36 billion, which represents an increase of approximately 37.6% over RJR’s equity value of approximately $3.63 billion on a fully diluted basis as of October 24, 2003.

     Pro Forma Analysis

      The RJR financial advisors analyzed the pro forma earnings effect of the combination transactions from the perspective of RJR stockholders. For purposes of this analysis, the RJR financial advisors assumed:

•	a transaction structure whereby former RJR stockholders would exchange their shares on a one-for-one basis to own 58%, and B&W would own 42%, of the fully-diluted common shares, under the treasury method, of Reynolds American;

•	2003 financial forecasts for RJR and B&W/Lane supplied by the managements of RJR, B&W and Lane, respectively; and

•	cost savings and synergies from the combination transactions as anticipated by RJR’s management.

      In performing this analysis, the RJR financial advisors compared the estimated 2003 diluted earnings per share of Reynolds American, assuming realization of 50% and 100% of the annual expected synergies, with the estimated 2003 stand-alone diluted earnings per share of RJR. The RJR financial advisors estimated that, based on the assumptions described above, and as a result of the combination transactions, the estimated pro forma 2003 diluted earnings per share of Reynolds American would reflect a 39.4% increase over RJR’s stand-alone 2003 estimated diluted earnings per share if 50% of the annual expected synergies were realized, and an increase of 65.9% over RJR’s stand-alone 2003 estimated diluted earnings per share if 100% of the annual expected synergies were realized. In this analysis, the RJR financial advisors excluded the earnings impact of non-recurring charges likely to be incurred in conjunction with the realization of the annual expected synergies. The financial forecasts that underlie this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

     Comparable Company Analysis

      Using publicly available information, the RJR financial advisors calculated and analyzed the ratios of enterprise value to estimated 2003 EBIT of selected companies that they deemed comparable to B&W/Lane, including RJR, Carolina Group tracking stock, Altria Group, Inc., as adjusted to exclude SABMiller plc and Kraft Foods Inc., and Rothmans Inc. The selected companies were deemed comparable because they are all publicly traded companies with significant market capitalizations that either operate in or have significant ownership of North American tobacco operations. The enterprise value implied by its equity value as of October 24, 2003 of each company was obtained by adding its short- and long-term debt to the sum of the market value of its common equity, the value of any preferred stock, at its liquidation value, and the book value of any minority interest, and subtracting its cash and cash equivalents. In the case of Altria Group, the RJR financial advisors further adjusted its enterprise value to exclude the market value of the shares of Kraft and SABMiller owned at the time of the analysis and the amount of debt, including any intercompany debt, on Altria Group’s consolidated financial statements that was attributable to Kraft, based on publicly available financial statements of Kraft. EBIT estimates for RJR were based on projections from its management and, for the other comparable companies, were based on publicly available Wall Street research estimates, adjusted to reflect a calendar year end, if appropriate. The RJR financial advisors adjusted EBIT estimates of Altria Group to exclude any contribution from Kraft, but did not make any adjustments to exclude earnings from SABMiller, which were accounted for on an equity-method basis by Altria Group.

      As of October 24 2003, the RJR financial advisors calculated that ratios of enterprise value to estimated 2003 EBIT for the comparable companies ranged from 4.7x to 6.1x.

      The RJR financial advisors also calculated the ratio of the implied enterprise value for B&W/Lane, defined as the market value of the Reynolds American common stock to be received by B&W in connection with the combination transactions implied by using RJR’s closing share price on October 24, 2003, less a $755 million cash contribution for B&W’s accrued liabilities under the MSA, as of September 30, 2003, plus $400 million in cash consideration received for Lane, to the estimated 2003 EBIT for B&W/Lane based on projections provided by B&W and Lane. This analysis indicated that the calculated ratio for B&W/Lane was 4.3x, which the RJR financial advisors noted was at the low end of the range of comparable company ratios of enterprise value to estimated 2003 EBIT.

      In arriving at their respective opinions, the RJR financial advisors did not ascribe a specific range of value to RJR and B&W/Lane, but rendered their respective opinions as to the fairness, from a financial point of view, to the stockholders of RJR of the consideration to be received by those stockholders in connection with the combination transactions. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to summary description. Furthermore, in arriving at their respective opinions, the RJR financial advisors did not attribute any particular weight to any analysis or factor considered by them, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the RJR financial advisors believe that their analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying their respective opinions.

      Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of RJR, B&W/Lane, the RJR financial advisors or any other person assumes responsibility if future results are materially different from those forecast or discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Synergies Anticipated by RJR

      In connection with the discussions concerning the combination transactions, RJR prepared estimates of the expected synergies that could be achieved in connection with the combination transactions, which RJR shared with B&W. These estimates indicated expected synergies of at least $500 million on an annual basis. RJR expects that synergies will be derived primarily from the elimination of duplicative cost structures in manufacturing, selling and administration. Included in the synergies estimate is the expectation to close the manufacturing facility in Macon, Georgia.

Important Information About the Synergies Anticipated by RJR

      The expected synergies referred to above were not prepared by RJR with a view toward public disclosure and are included in this document only because such information was made available to B&W and its representatives. The expected synergies are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28. You should not place undue reliance on the expected synergies contained in this document. Actual synergies may be materially greater or less than the expected synergies. Neither RJR nor Reynolds American intends to make publicly available any update or other revisions to the expected synergies to reflect circumstances existing after the date of the preparation of the expected synergies or the occurrence of future events, even if any or all of management’s assumptions are shown to be in error.

Material U.S. Federal Income Tax Consequences

      The following summary discusses the anticipated material U.S. federal income tax consequences of the combination transactions to RJR’s stockholders and of holding or disposing of the Reynolds American stock that will be received by RJR’s stockholders in the combination transactions, provided in both cases that such stockholders hold their shares of RJR common stock as capital assets. This summary does not deal with special situations. For example, the summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and insurance companies;

•	tax consequences to RJR’s stockholders who acquired their shares of RJR common stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation;

•	tax consequences to persons holding RJR common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of outstanding RJR warrants or stock options;

•	tax consequences to U.S. holders, as defined below, of RJR common stock whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; and

•	any state, local, foreign or other tax consequences.

      If a partnership holds RJR common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding RJR common stock, you are strongly encouraged to consult your own tax advisor as to your tax treatment as a partner.

      This summary is based on the Code, its legislative history, Treasury Department regulations, IRS rulings, and judicial decisions, all as of the date of this document. Any of these authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

      This summary is for general information only and is not tax advice. There can be no assurance that the IRS or the courts will agree with the statements and conclusions in the summary. Accordingly, you are strongly encouraged to consult your own tax advisor concerning the specific U.S. federal income and estate tax consequences to you of the combination transactions relating to your own personal tax situation and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

IRS Rulings and Closing Tax Opinions

      It is a condition of the obligation of RJR to complete the combination transactions that RJR receive a private letter ruling from the IRS that is reasonably acceptable to RJR to the effect that:

•	the B&W Opco stock contribution (see “The Combination Transaction Agreements — The Combination Transactions — Formation of B&W Opco” beginning on page 143) and the RJR merger will be treated for U.S. federal income tax purposes as an exchange described in Section 351 of the Code; and

•	the purchase of Lane (see “The Combination Transaction Agreements — The Combination Transactions — Purchase of Lane” beginning on page 144) will not be treated as a transaction resulting in a Section 301 distribution.

It is a further condition of RJR’s obligation to complete the combination transactions that the IRS also issue a ruling, referred to as the “additional IRS ruling,” to the effect that:

•	the RJR merger also will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	the post-closing contribution of B&W Opco to RJR followed by the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco (see “The Combination Transaction Agreements — The Combination Transactions — Contribution of B&W Opco to RJR; Merger of B&W Opco and RJR Tobacco” beginning on page 145) will be treated as a Section 351 exchange followed by a Section 368(a) reorganization; or

•	if the IRS does not rule on one or both of the matters described in the two preceding bullets, RJR will be obligated to complete the combination transactions if it receives an opinion of Jones Day, dated as of the closing date, reasonably acceptable to RJR, on the matters described in the two preceding bullets on which the IRS does not rule.

      Additionally, it is a condition of B&W’s obligation to complete the combination transactions that B&W receive an IRS ruling that is reasonably acceptable to B&W to the effect that:

•	the transfer of the B&W contributed assets and the B&W assumed liabilities to B&W Opco (see “The Combination Transaction Agreements — The Combination Transactions — Formation of B&W Opco” beginning on page 143), on the one hand, and the B&W Opco stock contribution and the RJR merger, on the other hand, each will be treated for U.S. federal income tax purposes as an exchange described in Section 351 of the Code;

•	B&W will not recognize any gain for U.S. federal income tax purposes as a result of the transfer of the B&W contributed assets and the B&W assumed liabilities to B&W Opco or the B&W Opco stock contribution and the RJR merger;

•	Section 246A of the Code will not apply to limit B&W’s “dividends received deduction” under Section 243 with respect to dividends received from Reynolds American; and

•	the purchase of Lane will not be treated as a transaction resulting in a Section 301 distribution.

      It is a further condition of B&W’s obligation to complete the combination transactions that either:

•	B&W’s IRS ruling also state that the post-closing contribution of B&W Opco to RJR followed by the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco will be treated as a Section 351 exchange followed by a Section 368(a) reorganization; or

•	B&W receive a tax opinion of Cravath, Swaine & Moore LLP, dated as of the closing date, reasonably acceptable to B&W, that the post-closing contribution of B&W Opco to RJR followed by the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco will be treated as a Section 351 exchange followed by a Section 368(a) reorganization.

      Each of the IRS rulings, the additional IRS ruling, the tax opinions and this discussion of the anticipated U.S. federal income tax consequences of the combination transactions is subject to certain assumptions, limitations and qualifications, including certain representations made by the managements of RJR and B&W to the IRS, Jones Day and others. If any such representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax consequences of the combination transactions could be adversely affected.

Other Tax Opinion

      In connection with the filing of this document, Jones Day has delivered to RJR an opinion, dated May 17, 2004 and attached as Exhibit 8.1 to the registration statement of which this document is a part, based on the facts, representations and assumptions set forth or referred to in the opinion and factual representations contained in certificates of officers of RJR and Reynolds American, all of which Jones Day has assumed will continue to be true and accurate as of the closing date, that the RJR merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the post-closing contribution of B&W Opco to RJR followed by the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco will be treated as a Section 351 exchange followed by a Section 368(a) reorganization.

Considerations for U.S. Holders of RJR Common Stock

      The discussion that follows assumes that RJR will obtain the IRS rulings and either the additional IRS ruling or rely upon the Jones Day tax opinion described above.

      The following is a summary of U.S. federal income tax consequences if you are a U.S. holder of RJR common stock. Certain considerations for non-U.S. holders of RJR common stock are described under “Considerations for Non-U.S. Holders of RJR Common Stock” below. U.S. holder means a beneficial owner of RJR common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or a partnership or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      You will not recognize gain or loss on the exchange of your RJR common stock for Reynolds American common stock pursuant to the RJR merger. Your tax basis in the Reynolds American common stock received in the RJR merger will be the same as your basis in the RJR common stock exchanged in the RJR merger. Your holding period for the Reynolds American common stock received in the RJR merger will include the period for which you held the RJR common stock exchanged in the RJR merger.

      Distributions, if any, on Reynolds American common stock will constitute dividends for U.S. federal income tax purposes to the extent of Reynolds American’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives a distribution on common stock that exceeds Reynolds American’s current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder’s tax basis in the Reynolds American common stock. Any distribution in excess of the U.S. holder’s tax basis in the common stock will be treated as capital gain. Dividends paid to an individual U.S. holder in taxable years beginning before 2009 that constitute qualified dividend income generally will be taxable at a preferential rate of 15%.

      A U.S. holder of Reynolds American common stock will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of such common stock measured by the difference between:

•	the amount of cash and the fair market value of any property received; and

•	the U.S. holder’s tax basis in such stock.

Gain or loss on the disposition of the Reynolds American common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the common stock disposed of exceeded one year. Net long-term capital gain recognized by non-corporate U.S. holders prior to 2009 is generally taxable at a maximum rate of 15%. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Considerations for Non-U.S. Holders of RJR Common Stock

      The discussion that follows assumes that RJR will obtain the IRS rulings and either the additional IRS ruling or rely upon the Jones Day tax opinion described above.

      The following is a summary of U.S. federal income tax consequences if you are a non-U.S. holder of RJR common stock. Non-U.S. holder means a beneficial owner of a share of common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” and “foreign personal holding companies.” All non-U.S. holders are strongly urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

      You will not recognize gain or loss on the exchange of your RJR common stock for Reynolds American common stock pursuant to the RJR merger. Your tax basis in the Reynolds American common stock received in the RJR merger will be the same as your basis in the RJR common stock exchanged in the RJR merger. Your holding period for the Reynolds American common stock received in the RJR merger will include the period for which you held the RJR common stock exchanged in the RJR merger.

      Any dividends paid to you with respect to your shares of Reynolds American common stock generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States or, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, generally are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of shares of Reynolds American common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

      Any gain realized upon the sale, exchange, redemption or other taxable disposition of the Reynolds American common stock received in the RJR merger generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

      An individual non-U.S. holder described in the first clause above will be subject to U.S. federal income tax on the net gain derived from sale. An individual non-U.S. holder described in the second clause above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though the non-U.S. holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first clause above will be subject to tax on gain at regular graduated U.S. federal income tax rates, and, in addition, may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

      Shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      Generally, the amount of dividends paid to you and the amount of tax, if any, withheld from those payments must be reported to the IRS and to you in information returns. If the provisions of certain income tax treaties apply to dividend payments made to you, copies of those information returns may be made available to the tax authorities of the country where you reside.

      In general, if you are not a U.S. person you will not be subject to backup withholding with respect to payments that are made to you provided that:

•	there is no actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient; and

•	you have provided your name and address, and certified under penalties of perjury, that you are not a U.S. person, which certification may be made on IRS Form W-8BEN, or successor form.

      If you are a U.S. person, you generally will not be subject to backup withholding if you provide a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

      Information reporting and, depending on the circumstances, backup withholding at a rate of 28%, subject to future adjustment under applicable law, will apply with respect to the proceeds of the sale or other disposition of Reynolds American common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless:

•	the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, that is not an exempt recipient;

•	you provide the payor with a taxpayer identification number and other information, certified under penalties of perjury; or

•	you otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

      Backup withholding is not an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Accounting Treatment

      Reynolds American will account for the combination transactions using the purchase method of accounting in accordance with U.S. GAAP, with RJR being treated as the acquiror. The purchase price will include the Reynolds American common stock to be issued to B&W in connection with the combination transactions, the amount of net cash consideration paid and the amount of direct transaction costs of the combination transactions. For accounting purposes, the value of Reynolds American common stock to be issued to B&W will be based on the average closing price of RJR common stock during the five-day period beginning two days before and ending two days after the public announcement of the combination transactions. This purchase price will be allocated to the individual tangible and intangible assets acquired and liabilities assumed from B&W/Lane based on their fair market values at the date of the completion of the combination transactions. Any excess of the purchase price over these fair market values will be treated as goodwill. The acquired assets, liabilities and results of operations will be consolidated into the assets, liabilities and results of operations of Reynolds American on a prospective basis after the completion of the combination transactions.

Regulatory Approvals

      Certain regulatory requirements must be complied with before the combination transactions are completed. Additionally, the combination transactions require review by foreign competition authorities in Brazil and Germany. RJR and BAT have filed a notification with the authorities in Brazil and on May 6, 2004 received notification that the authorities in Germany will not oppose the combination transactions. RJR and B&W do not believe that any other mandatory competition filings are required in connection with the combination transactions. Reynolds American cannot provide you any assurances that the required regulatory approvals will be obtained, what, if any, conditions the regulatory authorities will place on the granting of the approvals and their effect on Reynolds American and, if obtained, the date of any of these approvals or the absence of any litigation challenging them or the combination transactions.

      Under the HSR Act, the parties may not complete the combination transactions until they have filed the required notifications with, and furnished requested information to, the FTC and the Antitrust Division of the Department of Justice and the specified waiting periods have expired or been terminated. RJR and BAT filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice on November 5, 2003. On December 5, 2003, RJR and B&W received a request for additional information from the FTC. On February 9, 2004 and March 1, 2004, RJR and B&W filed their respective responses to this request for information. RJR and B&W have agreed not to complete the combination transactions prior to 5:00 p.m. on June 11, 2004.

      At any time before or after completion of the combination transactions, the FTC or any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the combination transactions, to rescind the combination transactions or to seek divestiture of particular assets of RJR or B&W. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the combination transactions on antitrust grounds may be made, and, if such a challenge is made, it is possible that neither RJR nor B&W will prevail.

      It is possible that the regulatory authorities may seek regulatory concessions as conditions for granting approval of the combination transactions. Under the combination agreement, each of RJR and B&W has agreed to use its reasonable best efforts to obtain clearance and other required approvals from regulatory authorities. However, under the combination agreement, neither RJR nor B&W is required to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or agree to any of the same with respect to the other party’s assets or businesses. A substantial delay in obtaining satisfactory approvals or the insistence upon unfavorable terms or conditions by governmental entities, such as significant asset dispositions, could have a material adverse effect on the business, financial condition or results of operations of all or each of RJR, B&W and Reynolds American, could delay completion of the combination transactions, could result in the parties litigating with a governmental entity, or could cause RJR and B&W to abandon the combination transactions.

Federal Securities Laws Consequences; Stock Transfer Restrictions

      All shares of Reynolds American common stock received by RJR stockholders in the combination transactions will be freely transferable, except that shares of Reynolds American common stock received by persons who are deemed to be affiliates of RJR under the Securities Act of 1933, as amended, referred to as the “Securities Act,” at the time of the RJR special meeting may be resold by them only in transactions permitted by Rule 145 or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of RJR for such purposes generally include individuals or entities that control, or are controlled by or are under common control with, RJR and may include certain officers, directors and significant stockholders of RJR, if any. The combination agreement requires RJR to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Reynolds American common stock issued to such persons in the combination transactions in violation of the Securities Act or the rules and regulations promulgated thereunder.

      This document does not cover any resales of the Reynolds American common stock to be received by the stockholders of RJR upon completion of the combination transactions, and no person is authorized to make any use of this document in connection with any such resale.

Interests of Directors and Management of RJR in the Combination Transactions

      In considering the recommendation of the RJR board of directors to vote for the adoption of the combination agreement and the approval of the related combination transactions, you should be aware that members of the RJR board of directors and certain executive officers of RJR have agreements or arrangements that provide them with interests in the combination transactions that are in addition to your interests as an RJR stockholder. The RJR board of directors was aware of these interests and considered them, among other matters, in approving the combination agreement and the related combination transactions. These additional interests, to the extent material, are described below.

Existing Severance Agreements with RJR Executive Officers

      RJR has severance agreements in place with all of its executive officers other than Mr. Schindler, whose severance arrangements are described below under “— Andrew J. Schindler Employment Arrangements.” Under these severance agreements, if, at any time during the 24-month period following the completion of the combination transactions, the employment of such executive officer is involuntarily terminated other than for “cause” or such executive officer terminates his or her employment for “good reason,” each as defined in the executive officer’s severance agreement, such executive officer will receive a severance payment equal to two years’ pay, defined as base salary plus target bonus for the year of termination, payable over three years. In addition, the executive officer will receive employee benefits coverage, including pension credits, and coverage under any executive perquisite plan then provided to the executive officer for three years following such termination. Further, for purposes of calculating a participating executive officer’s benefit under the RJR additional benefits plan, the executive officer will be deemed to have earned his or her full rate of compensation during the three-year severance period following termination, if any.

      The estimated value of the severance benefits, excluding the value of any continuing employee benefits, executive perquisite coverage, excise tax gross-up payment described below or additional annual retirement benefit described below, payable to Lynn J. Beasley, Charles A. Blixt, James V. Maguire and Dianne M. Neal, four of the five highest paid RJR executive officers, assuming a qualifying termination had occurred immediately following completion of the combination transactions on April 30, 2004, would be approximately $2.9 million, $1.9 million, $1.2 million, and $1.4 million, respectively. The estimated value of the severance benefits for all 11 RJR executive officers as a group, including those four named executive officers, but excluding Mr. Schindler, would be approximately $13.2 million.

      The additional annual retirement benefit under the RJR excess benefits plans estimated to be payable to Lynn J. Beasley, Charles A. Blixt, James V. Maguire and Dianne M. Neal, four of the five highest paid RJR executive officers, assuming such executive officer’s employment was terminated immediately following completion of the combination transactions on April 30, 2004, would be approximately $79,000, $23,000,

$150,000 and $42,000, respectively. The additional annual retirement benefits estimated to be payable to all 11 RJR executive officers as a group, including those four named executive officers and Mr. Schindler, would be approximately $650,000. Such benefits exclude the value of any excise tax gross-up payment described below.

      In the event that any payments or benefits would subject the executive officer to an excise tax because such payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, then the executive officer would be entitled to a tax gross-up payment to restore such executive officer to the same after-tax position that the executive officer would have been in if the excise tax had not been imposed.

Andrew J. Schindler Employment Arrangements

      Under the terms of Mr. Schindler’s employment agreement, upon completion of the combination transactions, Mr. Schindler is entitled to a lump-sum payment equal to:

•	three times his then annual base salary, and

•	three times his then annual target bonus, or three times his annual bonus for 2003, if that is a greater amount.

Assuming the combination transactions were completed as of April 30, 2004, the estimated value of this payment, excluding the value of any excise tax gross-up payment described below, would be approximately $7.2 million.

      Mr. Schindler is also entitled to an additional three years of service credit for purposes of calculating his retirement benefits under the RJR excess benefit plans. Assuming the combination transactions were completed as of April 30, 2004, the additional annual retirement benefit payable to Mr. Schindler, excluding any excise tax gross-up payment described below, would be approximately $250,000.

      Mr. Schindler is a participant in the retention trust agreement, described below under “— Funding of Retirement Benefits through the Retention Trust Agreement.” The additional retention trust payment under the retention trust agreement estimated to be payable to Mr. Schindler, assuming an involuntary termination without cause occurred immediately following the completion of the combination transactions on April 30, 2004, would be approximately $1.6 million.

      In the event that any payments or benefits would subject Mr. Schindler to an excise tax because such payments or benefits are deemed to be “excess parachute payments” within the meaning of Section 280G of the Code, then Mr. Schindler would be entitled to a tax gross-up payment to restore Mr. Schindler to the same after-tax position that he would have been in if the excise tax had not been imposed.

      Mr. Schindler participates in RJR’s supplemental executive retirement plan, which will provide him with a retirement benefit in excess of those provided under the RJR retirement plan, any non-qualified retirement benefit plans, any other pension plan and any social security benefit. Mr. Schindler is the only active RJR executive officer entitled to benefits under the SERP. Assuming the combination transactions were completed as of April 30, 2004, the annual benefit estimated to be payable to Mr. Schindler under the SERP, after giving effect to any required offset, including offsets described under the retention trust agreement, would be approximately $24,000 until he reaches age 62, at which time his benefits under the SERP would reduce to approximately $22,000. According to his SERP agreement dated December 28, 1995, as amended, at the time of the completion of the combination transactions, Mr. Schindler’s SERP benefit will be funded in a rabbi trust.

1999 Long Term Incentive Plan

      Upon the completion of the combination transactions, all stock options awarded to RJR employees will become fully vested and be converted into options to purchase Reynolds American common stock on the same terms and conditions that were applicable to the options issued under RJR’s long term incentive plan. In addition, any restrictions on restricted stock will immediately lapse. Any performance unit agreements that otherwise would vest after the completion of the combination transactions will accelerate and vest on a pro-

rata basis according to the length of time the grants had been in place prior to the completion of the combination transactions, and the value of the performance units will be equal to the greater of the target value of the performance units or the value derived from the actual performance as of the completion of the combination transactions. The pro-rated performance unit award will be paid as soon as practicable after the completion of the combination transactions.

      Assuming the combination transactions were completed on April 30, 2004, stock options covering 286,000 shares of RJR common stock underlying such options held by all 11 RJR executive officers would vest upon such completion. These options would otherwise vest by their terms on or prior to July 28, 2004. The estimated value of the unvested RJR stock options held by Andrew J. Schindler, Lynn J. Beasley, Charles A. Blixt, James V. Maguire and Dianne M. Neal, the five highest paid RJR executive officers, in each case based on the difference between the $64.77 closing stock price of RJR common stock on April 30, 2004, and the respective exercise prices of the options held by such executive officers, would be approximately $2.8 million, $1.1 million, $1.1 million, $1.1 million, and $0.5 million, respectively. The estimated aggregate value of unvested RJR stock options for all 11 RJR executive officers as a group, including those five named executive officers, based on the assumptions described above would be approximately $9.7 million.

      Assuming the combination transactions were completed on April 30, 2004, the restrictions on approximately 234,000 shares of RJR common stock held by all 11 RJR executive officers would lapse upon such completion. These restricted shares would otherwise vest by their terms on or prior to July 31, 2006. The estimated value of the unvested restricted stock held by Andrew J. Schindler, Lynn J. Beasley, Charles A. Blixt, James V. Maguire and Dianne M. Neal, the five highest paid RJR executive officers, in each case based on the $64.77 closing stock price of RJR common stock on April 30, 2004, would be approximately $5.1 million, $2.6 million, $1.9 million, $1.0 million, and $0.9 million, respectively. The estimated aggregate value of unvested restricted stock held by all 11 RJR executive officers as a group, including those five named executive officers, based on the assumptions described above would be approximately $15.2 million.

      Assuming the combination transactions were completed on April 30, 2004, approximately 9.2 million performance units held by all 11 RJR executive officers and Richard H. Bogan, the former chief financial officer of RJR, would vest and would be payable by RJR as soon as practicable. The estimated amounts payable to Andrew J. Schindler, Lynn J. Beasley, Charles A. Blixt, James V. Maguire and Dianne M. Neal, the five highest paid RJR executive officers, and Mr. Bogan, who would have been one of the five highest paid RJR executive officers in 2003 if he had remained employed by RJR, in respect of these vested performance units, would be approximately $3.0 million, $1.5 million, $1.1 million, $0.6 million, $0.5 million, and $0.4 million, respectively. The estimated aggregate amount payable with respect to vested performance units to all 11 current RJR executive officers, including those five named executive officers and Mr. Bogan as a group, based on the assumptions described above would be approximately $9.2 million.

Funding of Retirement Benefits through the Retention Trust Agreement

      In 2000, RJR offered a one-time opportunity to executive employees to elect to have a specified portion of their non-qualified pension benefits funded under a retention trust and paid at an earlier time than required under their non-qualified pension plan provisions. In the event a participant voluntarily terminates employment before payment, including retirement, the participant will forfeit any right to further payments from the trust, and the non-qualified pension benefit will be paid at retirement by RJR. If a participant is involuntarily terminated without cause, the participant will receive a pro-rata payment of his or her remaining payments from the trust. The balance of the non-qualified pension benefit will be paid at retirement by RJR. If, however, following the completion of the combination transactions, the participant is involuntarily terminated without cause, the participant will promptly receive all of his or her remaining payments from the trust.

      The additional retention trust payments under the retention trust agreement estimated to be payable to Lynn J. Beasley, Charles A. Blixt, James V. Maguire and Dianne M. Neal, four of the five highest paid RJR executive officers, assuming an involuntary termination without cause had occurred immediately following the completion of the combination transactions on April 30, 2004, would be approximately $244,000, $254,000,

$112,000 and $12,000, respectively. The retention trust payments payable to all 11 RJR executive officers as a group, including those four named executive officers and Mr. Schindler, would be approximately $2.5 million. The arrangements with Mr. Schindler are described above under “— Andrew J. Schindler Employment Arrangements.”

Reynolds American Board of Directors

      Upon completion of the combination transactions, Mr. Schindler will be the executive chairman of Reynolds American for the six-month period following the completion of the combination transactions and is expected to be the non-executive chairman thereafter. In addition, six other members of the current RJR board of directors will be appointed directors of Reynolds American. [The six directors have not yet been selected. RJR expects to select these directors prior to the special meeting.]

Indemnification and Insurance

      The combination agreement includes customary provisions relating to indemnification and insurance for directors and officers of RJR as to matters arising before completion of the combination transactions, as well as the provision of directors’ and officers’ insurance after closing. See “The Combination Transaction Agreements — Combination Agreement — Indemnification and Insurance” beginning on page 155.

Contracts, Arrangements, Understandings or Relationships Between B&W and Reynolds American

Contract Manufacturing Agreements

      Upon completion of the combination transactions, Reynolds Tobacco or one of its affiliates will enter into contract manufacturing agreements with B&W or certain of its subsidiaries or affiliates for the manufacture in the United States of tobacco products for export at the manufacturer’s cost plus 10%, with the cost to be mutually agreed to by the parties. As long as B&W or its affiliates own at least 25% of Reynolds American voting stock, Reynolds American will have a right of first refusal to manufacture all of the U.S. manufactured cigarettes for B&W and its affiliates. See “The Combination Transaction Agreements — Contract Manufacturing Agreement for B&W” beginning on page 183.

Transition Services Agreement

      For a transition period following the completion of the combination transactions, each of B&W and its affiliates, on the one hand, and Reynolds American or its subsidiaries, on the other hand, will provide the other party with certain services historically provided to it by the other party. The party receiving the transition services will reimburse the other for the fully allocated cost of the provider of those services.

Possible Future Contracts

      In addition to the contract manufacturing agreements and transition services agreement described above, B&W or its affiliates, on the one hand, and Reynolds American or its subsidiaries, on the other hand, may from time to time enter into other contracts or arrangements. All such contracts and arrangements will be approved by the parties in the appropriate manner and in accordance with applicable law.

Absence of Appraisal Rights; Listing of Reynolds American Common Stock

      Under Delaware law, you will not have any appraisal rights as a result of the combination transactions because you will be receiving shares of Reynolds American common stock that will be approved for listing on the NYSE upon completion of the combination transactions.

      RJR and B&W have agreed to use their reasonable best efforts to cause Reynolds American’s common stock to be approved for listing on the NYSE. Reynolds American expects to receive approval for listing of the Reynolds American common stock on the NYSE under the symbol “RAI” before the special meeting. If the combination transactions are completed, RJR common stock will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

      RJR’s common stock is traded on the NYSE under the ticker symbol “RJR.” B&W and Lane are indirect, wholly owned subsidiaries of BAT. Neither B&W’s nor Lane’s equity securities are listed on a public stock exchange or publicly traded. Therefore, no market data are available for B&W or Lane. The table below sets forth, for the calendar quarters indicated, the high and low sale prices per share of RJR common stock as reported on the NYSE, and the dividends per share of RJR common stock declared by RJR during those periods.

	High	Low	Dividends

2002:
First Quarter	$67.15	$56.02	$0.88
Second Quarter	71.90	50.38	0.95
Third Quarter	60.40	39.20	0.95
Fourth Quarter	44.60	34.83	0.95

2003:
First Quarter	$47.32	$31.13	$0.95
Second Quarter	38.77	27.52	0.95
Third Quarter	40.54	31.10	0.95
Fourth Quarter	60.14	39.80	0.95

2004:
First Quarter	$63.46	$56.35	$0.95
Second Quarter (through May 17, 2004)	$65.85	$56.42	$0.95

Recent Closing Prices

      The closing prices of RJR common stock as reported on the NYSE on October 27, 2003, the last full trading day prior to the public announcement of the proposed combination transactions, and on May 14, 2004, the last full trading day for which the closing price was available prior to the filing of this document, were as follows:

Date	Price

October 27, 2003	$43.25
May 17, 2004	$58.03

      You are urged to obtain current market information regarding RJR common stock. You cannot be assured that the market price for RJR common stock or Reynolds American common stock will not be different in the future, including on the date of the special meeting or following the completion of the combination transactions.

      The Reynolds American common stock will not be issued until completion of the combination transactions, which cannot occur prior to the time the RJR stockholders vote to adopt the combination agreement and approve the related combination transactions and the satisfaction or waiver of the other closing conditions. As a result, market prices for the Reynolds American common stock will not be available at or prior to the time of the special meeting.

RJR and Reynolds American Dividend Policies

      RJR stockholders receive dividends if and when declared by the RJR board of directors out of funds legally available for payment of dividends. RJR conducts its business through its subsidiaries and is dependent on the earnings and cash flow of its subsidiaries to satisfy its obligations and other cash needs. RJR’s credit facilities limit the payment of dividends on its common stock in excess of specified amounts. RJR believes that the provisions of its credit facility will not impair its payment of quarterly dividends for the foreseeable future.

      Reynolds American shareholders will receive dividends if and when declared by the Reynolds American board of directors out of funds legally available for payment of dividends. Reynolds American will conduct its business through its subsidiaries and will be dependent on the earnings and cash flow of its subsidiaries to satisfy its obligations and other cash needs. The credit facilities of Reynolds American’s subsidiaries are expected to limit the payment of dividends in excess of specified amounts. Reynolds American currently believes that the provisions of these credit facilities will not impair its payment of quarterly dividends for the foreseeable future.

      Upon the completion of the combination transactions, the executive chairman and the chief executive officer of Reynolds American will deliver a letter to B&W confirming that they intend to recommend to the Reynolds American board of directors that Reynolds American pay dividends each fiscal year in an aggregate amount that is approximately 75% of Reynolds American’s annual consolidated net income. Notwithstanding the foregoing, the declaration and payment of dividends after completion of the combination transactions will depend upon business conditions, operating results and other factors considered relevant by the Reynolds American board of directors.

RJR and Reynolds American Stock Repurchase Programs

      From November 1999 through March 31, 2004, cumulative repurchases under all RJR stock repurchase programs were 31.3 million RJR shares at an aggregate cost of $1.4 billion, of which 1.8 million RJR shares were repurchased at an aggregate cost of $75 million during 2003. On April 25, 2003, RJR suspended its share repurchase program. Shares held by RJR through repurchase are included in treasury stock in RJR’s consolidated balance sheets. Whether Reynolds American will institute a stock repurchase program after completion of the combination transactions will depend upon business conditions, operating results and other factors considered relevant by the Reynolds American board of directors and restrictions on repurchases set forth in the governance agreement, as described under “The Combination Transaction Agreements — Governance Agreement — Approval Required for Certain Actions — Matters that Require Approval by a Majority of the Directors Designated by B&W” beginning on page 169. Following the completion of the combination transactions, restrictions on share repurchases in the governance agreement, Reynolds American’s dividend policy and B&W’s significant ownership interest are likely to preclude substantial share repurchases by Reynolds American.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial information gives effect to the combination transactions as if they had been completed on March 31, 2004, for the purpose of the balance sheet, and on January 1, 2003 for the statements of income for the year ended December 31, 2003 and for the three months ended March 31, 2004.

      The combination transactions that will ultimately form Reynolds American consist of a number of individual steps that are described below, along with the applicable accounting treatment for each step. For accounting purposes, the individual steps that comprise the combination transactions will be deemed to occur simultaneously.

	Transaction Step	Accounting Treatment

1.	B&W and RJR jointly formed Reynolds American in January 2004 by each contributing $6,500 in cash in exchange for 65,000,000 shares of Reynolds American common stock. Upon the completion of the combination transactions, a portion of the Reynolds American common stock held by B&W will be cancelled.	These transactions were accounted for at cost.

2.	• Immediately prior to the closing, B&W will contribute all of its U.S. assets and liabilities, subject to certain exceptions, to B&W Opco, a newly formed, wholly owned subsidiary of B&W;
• at the closing, B&W will contribute all of the capital stock of B&W Opco to Reynolds American in exchange for 42% of Reynolds American’s common stock; and
	• at the closing, an affiliate of BAT will sell all of the capital stock of CMSI, the parent of Lane, to Reynolds American for $400 million.	The acquisition of B&W’s U.S. assets, liabilities and operations and the capital stock of CMSI by Reynolds American are considered to be a single, mutually dependent transaction and will be accounted for under the purchase method of accounting as discussed below. These assets will be recorded in the books and records of Reynolds American at their respective fair market values as of the date of closing of the combination transactions.

3.	Immediately prior to the closing, RJR will contribute the capital stock of Santa Fe to Reynolds American in exchange for Reynolds American Series B preferred stock.	The contribution of the capital stock of Santa Fe by RJR to Reynolds American is not subject to purchase accounting adjustments, will not result in a change in basis and is not separated from RJR’s historical financial statements in the unaudited pro forma condensed combined financial information, as Santa Fe is under the common control of RJR.

4.	At the closing, a wholly owned subsidiary of Reynolds American will merge with and into RJR, with RJR surviving and becoming a wholly owned subsidiary of Reynolds American.	RJR’s assets, liabilities and stockholders’ equity will be recorded at their historic book values because, for accounting purposes, RJR is the acquiring entity in the combination transactions.

5.	Following the completion of the combination transactions, RJR Tobacco will merge with and into B&W Opco.	The merger of RJR Tobacco with and into B&W Opco is not subject to purchase accounting adjustments, will not result in a change in basis and is not separated from RJR’s historical financial statements in the unaudited pro forma condensed combined financial information, because RJR Tobacco and B&W Opco will be under the common control of Reynolds American.

      As a result of these transactions, B&W will own approximately 42% of the common stock of Reynolds American and the former stockholders of RJR will own approximately 58% of the common stock of Reynolds American. For a chart depicting the organization of Reynolds American upon completion of the combination transactions, see page 3.

      This unaudited pro forma condensed combined financial information should be read in conjunction with the financial information appearing under “Summary Selected Historical and Unaudited Pro Forma Financial Data” and the historical financial statements of RJR and B&W/ Lane included or incorporated by reference in this document.

      This unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting for business combinations and is based upon the historical financial statements of RJR and B&W/ Lane. As a result, the pro forma financial information is based on certain assumptions and adjustments as discussed in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, including assumptions relating to the allocation of the consideration received by B&W and its affiliates in connection with the combination transactions, based on preliminary estimates of the fair value of the assets and liabilities of B&W/ Lane. The final determination of the fair market value of the assets acquired and liabilities assumed and the final allocation of the consideration will be finalized when all information is received, but not later than one year from the date of the completion of the combination transactions, and will be reflected in SEC filings for periods presented after the completion of the combination transactions.

      The adjustments reflected in this unaudited pro forma condensed combined financial information have been divided into two categories. The first category of adjustments, which are set forth under the columns “B&W/ Lane Pro Forma Adjustments,” reflects historical assets and liabilities of B&W/ Lane that will not be transferred to Reynolds American pursuant to the terms and conditions of the combination transaction agreements. The second category of adjustments, which are set forth under the columns “Pro Forma Adjustments,” reflects adjustments necessary to account for the combination transactions, including the application of the purchase method of accounting as described herein.

      This unaudited pro forma condensed combined financial information does not reflect the operating efficiencies or inefficiencies that may result from the completion of the combination transactions, does not include any transition costs, restructuring costs or recognition of compensation expenses related to accelerated vesting of RJR’s stock benefit plans, or other one-time charges that will be incurred in connection with integrating the operations of RJR Tobacco and B&W Opco, and does not give effect to any possible divestitures that may be effected in order to obtain required regulatory approvals. Therefore, this unaudited pro forma condensed combined financial information is not necessarily indicative of results of operations or financial position that would have been achieved if the businesses had been combined at the beginning of the periods on the dates indicated, or the results of operations or financial position that Reynolds American will experience after the combination transactions are completed. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for the purpose of developing this unaudited pro forma condensed combined financial information. Actual results could differ materially from these estimates and assumptions.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2004
(Dollars in Millions)

			B&W/Lane
	Historical	Historical	Pro Forma		Pro Forma		Pro Forma
	RJR	B&W/Lane	Adjustments		Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$1,348	$299	$(299	)J	$1,004	G
					(400	)H	$1,952
Short-term investments	108	—	—		—		108
Accounts and notes receivable, net for allowance	81	23			37	N	141
Due from affiliated companies	—	2,511	(2,474	)B	(37	)N	—
Inventories	723	150	—		456	I	1,329
Deferred income taxes	681	381	(379	)E	149	E	832
Other current assets	104	30	(1	)J	—		133
Assets held for sale	91	4	—		—		95

Total current assets	3,136	3,398	(3,153)		1,209		4,590
Property, plant and equipment, net of accumulated depreciation	880	442	(3	)J	—		1,319
Trademarks	1,759	356	—		(356	)C
					928	D	2,687
Customer-related intangibles	—	—	—		49	D	49
Contract-based manufacturing intangibles	—	—	—		87	D	87
Technology-based intangibles	—	—	—		2	D	2
Goodwill	3,288	358	—		(358	)C
					2,073	D	5,361
Other assets and deferred charges	414	229	(184	)J
			5	O	(21	) D	443

	$9,477	$4,783	$(3,335)		$3,613		$14,538

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$25	$68	$(9	)J	$35	K	$119
Tobacco settlement and related accruals	1,548	1,001	—		—		2,549
Accrued liabilities and other	928	384	(6	)J
			(150	)E	—		1,156
Due to affiliates	—	5	(5	)B	—		—
Current maturities of long-term debt	56	—	—		—		56
Liabilities related to assets held for sale	13	—	—		—		13

Total current liabilities	2,570	1,458	(170)		35		3,893
Long-term debt (less current maturities)	1,692	—	—		—		1,692
Long-term debt – due to affiliates	—	729	(729	)B	—		—
Deferred income taxes	789	50	(49	)E	152	E	942
Long-term retirement benefits	1,068	371	5	O	(376	)D
					745	D	1,813
Other noncurrent liabilities	250	3	—		—		253
Commitments and contingencies
Net assets (liabilities)	—	2,172	(2,392)		220	C	—
Stockholders’ equity:
Common stock	1	—	—		(1	)L	—
Paid-in capital	7,314	—	—		2,837	M
					1	L	10,152
Accumulated deficit	(2,347)	—	—		—		(2,347)
Accumulated other comprehensive loss	(462)	—	—		—		(462)
Unamortized restricted stock	(21)	—	—		—		(21)

	4,485	—	—		2,837		7,322
Less treasury stock	(1,377)	—	—		—		(1,377)

Total stockholders’ equity	3,108	—	—		2,837		5,945

	$9,477	$4,783	$(3,335)		$3,613		$14,538

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE QUARTER ENDED MARCH 31, 2004
(Dollars in Millions, Except Per Share Amounts)

			B&W/Lane
	Historical	Historical	Pro Forma		Pro Forma		Pro Forma
	RJR	B&W/Lane	Adjustments		Adjustments		Combined

Net sales[1]	$1,218	$975	$—		$(176	)P	$2,017
Costs and expenses:
Cost of products sold[1,2]	711	504	—		7	I	1,222
Federal excise taxes	—	176	—		(176	)P	—
Selling, general and administrative expenses	295	178	—		4	D	477
Restructuring and impairment charges	(9)	—	—		—		(9)

Operating income	221	117	—		(11)		327
Interest and debt expense	20	20	(20	)B	—		20
Interest income	(5)	(6)	6	B	2	F	(3)
Other expense, net	5	—	—		—		5

Income from continuing operations before income taxes	201	103	14		(13)		305
Provision for income taxes	79	40	6	E	(46	)E
					41	E	120

Income from continuing operations	$122	$63	$8		$(8)		$185

Basic income per share from continuing operations	$1.45						$1.27

Diluted income per share from continuing operations	$1.43						$1.26

Basic average shares outstanding, in thousands[3]	84,274						146,143
Diluted average shares outstanding, in thousands[3]	85,238						147,107

[1]	Excludes excise taxes of $371 million for RJR Tobacco. See note P for a discussion of how B&W has historically accounted for excise taxes.

[2]	Includes settlement expense of $449 million and $221 million for RJR Tobacco and B&W/Lane, respectively.

[3]	See note A for a discussion of the calculation of the pro forma number of shares outstanding.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003
(Dollars in Millions, Except Per Share Amounts)

			B&W/Lane
	Historical	Historical	Pro Forma		Pro Forma		Pro Forma
	RJR	B&W/Lane	Adjustments		Adjustments		Combined

Net sales[1]	$5,267	$3,860	$—		$(762	)P	$8,365
Costs and expenses:
Cost of products sold[1,2]	3,218	1,872	—		35	I	5,125
Federal excise taxes	—	762	—		(762	)P	—
Selling, general and administrative expenses	1,327	693	—		66	D	2,086
Fixture impairment	106	—	—		—		106
Restructuring and impairment charges	368	17	—		—		385
Goodwill and trademark impairment charges	4,089	165	—		—		4,254

Operating income (loss)	(3,841)	351	—		(101)		(3,591)
Interest and debt expense	111	92	(80	)B	—		123
Interest income	(29)	(22)	22	B	7	F	(22)
Other (income) expense, net	(5)	—	—		—		(5)

Income (loss) from continuing operations before income taxes	(3,918)	281	58		(108)		(3,687)
Provision for (benefit from) income taxes	(229)	98	20	E	(118	)E
					91	E	(138)

Income (loss) from continuing operations	$(3,689)	$183	$38		$(81)		$(3,549)

Basic loss per share from continuing operations	$(44.08)						$(24.39)

Diluted loss per share from continuing operations	$(44.08)						$(24.39)

Basic average shares outstanding, in thousands[3]	83,697						145,492
Diluted average shares outstanding, in thousands[3]	83,697						145,492

[1]	Excludes excise taxes of $1,572 million for RJR Tobacco. See note P for a discussion of how B&W has historically accounted for excise taxes.
[2]	Includes settlement expense of $1,934 million and $926 million for RJR Tobacco and B&W/Lane, respectively.
[3]	See note A for a discussion of the calculation of the pro forma number of shares outstanding.

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

REYNOLDS AMERICAN INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note A — Consideration for B&W/Lane Assets Acquired and Liabilities Assumed:

      See “The Combination Transaction Agreements” for a description of the combination transactions. Under the purchase method of accounting, the combination transactions will be accounted for as an acquisition of B&W/ Lane by RJR. As a result, the shares of Reynolds American common stock and cash that will be received by B&W and its affiliates will be treated as the closing purchase price, or consideration, to be paid by Reynolds American to B&W and its affiliates. The non-competition agreement restricting BAT’s activities in the United States, for a limited period of time following the completion of the combination transactions, was reached as part of the negotiation of similar restrictions on Reynolds American’s activities outside the United States, subject to specified exceptions. The non-competition restrictions in the non-competition agreement did not involve any separately bargained for consideration that can be readily valued or that is material to the purchase price consideration, and therefore was not considered by Reynolds American in its allocation of the preliminary purchase consideration.

      The consideration that would have been received by B&W and its affiliates at March 31, 2004 as determined pursuant to the computation specified in the combination transaction agreements is set forth below. For purposes of valuing the stock consideration to be received by B&W, the average closing price of shares of RJR common stock in the five-day period beginning two trading days prior to, and ending two trading days after, October 27, 2003, which is the date the combination transaction agreements were signed and announced, has been used.

Consideration to be allocated to B&W/Lane assets acquired and liabilities assumed:[1]
Reynolds American shares issuable to B&W2	61,869
Price of RJR common stock[3]	$45.876

Total stock consideration to be received by B&W	2,838
Cash to be received from B&W for MSA-related liabilities[4]	(1,004)
Cash to be paid as consideration for Lane	400
Transaction fees and other costs[5]	35

Net consideration	$2,269

Consideration summary:[1]
Cash to be paid as consideration for Lane	$400
Cash to be received from B&W for MSA-related liabilities[4]	(1,004)
Transaction fees and other costs[5].	35

(569)
Calculated value of Reynolds American common stock issuable to B&W	2,838

$2,269

[1]	Dollars in millions, except per share amount.

[2]	The estimated number of shares of Reynolds American common stock issuable to B&W has been calculated based on the number of outstanding shares of RJR common stock, options to acquire RJR common stock and other RJR equity awards as of March 31, 2004 using the treasury method contemplated by the business combination agreement, but using the price of RJR common stock referred to in footnote 3 below.

[3]	Average closing price of RJR common stock during the five-day period beginning two days before and ending two days after the announcement of the combination transactions, less estimated registration costs per share.
[4]	See note G below.

[5]	Includes estimated investment banking fees of $23 million, legal fees of $9 million and other costs of $3 million.

REYNOLDS AMERICAN INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Note B — Elimination of Due from/ to Affiliated Companies

      B&W and Lane historically have had contractual arrangements and entered into transactions with other BAT companies. Pursuant to the terms of the combination transaction agreements, intercompany receivables and payables among B&W and Lane and their affiliates, other than trade receivables and payables, will not be transferred to Reynolds American or will otherwise be settled prior to closing of the combination transactions. Accordingly, amounts Due from/ to affiliated companies have been eliminated, with the exception of trade-related accounts receivable and accounts payable, which have been reclassified to accounts and notes receivable and accounts payable as described in note N below. As a result of these exclusions, B&W/ Lane interest expense has been reduced and interest income of $5 million has been eliminated. In addition, $1 million of interest income related to excluded assets has been eliminated. The excluded amounts for due from/to affiliated companies is a significant component of working capital that will not be available to Reynolds American following the combination transactions. Reynolds American is expected to have sufficient cash from operations to meet current funding requirements. Accordingly, no pro forma adjustment has been made with respect to additional financing requirements due to the elimination of the excluded amounts for due from/to affiliated companies. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — B&W/ Lane — Liquidity and Financial Condition” and note 3 to the B&W/ Lane combined consolidated financial statements for the year ended December 31, 2003 for additional discussion of these arrangements.

Note C — Elimination of Historical B&W/ Lane Assets and Liabilities

      Under the purchase method of accounting, the historical book value of goodwill and deferred taxes will be eliminated upon the completion of the combination transactions and the other acquired assets and assumed liabilities and unrecorded intangibles will be reevaluated following the completion of the combination transactions as described in note D below. Deferred taxes will then be established based upon the difference between the recorded bases of assets and liabilities and their tax bases. Any purchase price in excess of the recorded fair value of identified assets and liabilities, net of related deferred taxes, will be ascribed to goodwill. In addition, the total stockholders’ equity of Reynolds American will be increased as described in note M below. The $220 million elimination set forth on the unaudited pro forma condensed combined balance sheet reflects the remaining net liabilities of B&W/ Lane after adjusting for the excluded assets and liabilities (i.e., the adjustment reduces B&W/ Lane’s net liabilities to zero prior to adjusting the stockholders’ equity of Reynolds American as described in note M below).

Note D — Preliminary Consideration Allocation and Related Adjustments

      Under the purchase method of accounting, Reynolds American will allocate the consideration received by B&W and its affiliates to the assets and liabilities of B&W/ Lane. The allocation set forth below is preliminary. The unaudited pro forma condensed combined financial information assumes that the historical values of B&W/ Lane’s current assets (with the exception of elimination of LIFO reserves), current liabilities and property, plant and equipment approximate fair value pending forthcoming appraisals and other financial information. The pension and postretirement obligations reflect determinations as of March 31, 2004 with no adjustments for future settlements, curtailments or the effect, if any, resulting from the Medicare Prescription Drug, Improvement and Modernization Act of 2003 or negotiations with, or actions taken by, the PBGC. See “Risk Factors — Risks Related to the Combination Transactions — The Pension Benefit Guaranty Corporation, or PBGC, could require additional financial support of the B&W pension plans that are to be transferred to Reynolds American or take other action as a result of the completion of the combination transactions. Such actions could have an adverse effect on the financial condition of Reynolds American.” In addition, the non-competition agreement restricting BAT’s activities in the United States, for a limited period of time following the completion of the combination transactions, was reached as part of the negotiation of

REYNOLDS AMERICAN INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

similar restrictions on Reynolds American’s activities outside the United States, subject to specified exceptions. The non-competition restrictions in the non-competition agreement did not involve any separately bargained for consideration that can be readily valued or that is material to the purchase price consideration, and therefore was not considered by Reynolds American in its allocation of the preliminary purchase consideration. The allocation of consideration to acquired intangible assets is subject to the outcome of independent appraisals to be conducted after the completion of the combination transactions. The pro forma allocation of the consideration to identifiable intangible assets of B&W/ Lane is based on preliminary expectations of the types and amounts of these assets to be acquired pursuant to a preliminary appraisal report and is subject to the outcome of independent appraisals to be finalized after completion of the combination transactions. The residual amount of the consideration has been allocated to goodwill. The actual amounts recorded when the combination transactions are completed may differ materially from the pro forma amounts presented herein.

      The preliminary pro forma allocation of consideration to the assets and liabilities of B&W/ Lane is summarized as follows (dollars in millions):

Tangible assets	$1,167
Identifiable intangible asset (see below)	1,066
Net deferred tax liability	(2)

Assumed liabilities	(2,035)

Goodwill	2,073

$2,269

      The preliminary allocation of the consideration to identifiable intangible assets of B&W/ Lane, along with their respective estimated useful lives, is as follows (dollars in millions):

Amortizable intangible assets:
Customer relationships (1 year)	$49
Contract-based intangibles (5 years)	87
Other (primarily proprietary technology) (5 years)	2
Indefinite-lived intangible assets:
Trademarks	928

$1,066

      The pro forma adjustment to depreciation and amortization reflects the impact of the combination transactions as follows (dollars in millions):

	Three Months Ended	Year Ended
	March 31, 2004	December 31, 2003

Amortization of customer-related intangibles	$—	$49
Amortization of contract-based manufacturing intangibles	4	17

	$4	$66

      For the purpose of the unaudited pro forma condensed combined statements of income, Reynolds American has assumed that the value and life of each identifiable intangible asset that would have been

REYNOLDS AMERICAN INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

recorded if the combination transactions were completed on January 1, 2003, are identical to those that B&W/ Lane would have recorded at March 31, 2004. The allocation of consideration to identifiable intangible assets is preliminary, depends upon the outcome of studies and evaluations to be performed by independent valuation consultants following the completion of the combination transactions and is made only for the purpose of presenting the unaudited pro forma combined financial information.

      Reynolds American expects to implement a plan to integrate the operations of RJR Tobacco and B&W Opco after the combination transactions are completed. Due to legal limitations on the exchange of information between RJR and B&W prior to the completion of the combination transactions, estimates of aggregate integration costs are based largely on preliminary estimates and ratios in comparable transactions, and may approximate $700 million to $800 million. No pro forma adjustment for these items has been made. Certain costs incurred under this plan may result in an increase to the consideration allocated to the B&W/ Lane assets and liabilities to the extent that they relate to severance or relocation benefits paid to B&W Opco employees or to certain costs incurred to exit activities of B&W Opco that meet the criteria of EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” such as contract or lease termination penalties. To the extent that these costs do not meet the criteria of EITF No. 95-3, the amounts will be expensed by Reynolds American in the period incurred, or capitalized as fixed assets. Because of the preliminary nature of the integration plan and its estimated costs, it is not possible to provide an estimate of the costs that will be reported as expenses in future statements of operations. Such estimated expenses include, among other things, consulting fees for integration services, travel related to integration activities, severance and related benefits of eliminated former RJR positions, relocation of former RJR employees remaining with Reynolds American and hardware/ software costs related to integration activities. Such estimated capitalized costs include, among other things, relocation of B&W Opco equipment used in Reynolds American operations and renovation of former RJR facilities to accommodate the integration of B&W operations.

Note E — Income Taxes

      The pro forma adjustment to provision for (benefit from) income taxes represents the application of Reynolds American’s expected effective rate of 39.6% to the B&W/ Lane adjusted historical earnings and pro forma adjustments. The pro forma adjustment to deferred tax assets and liabilities represents the difference between the pro forma fair value of assets acquired and liabilities assumed and their historical carryover tax basis using Reynolds American’s statutory tax rate of 39.6%. As of March 31, 2004, the current deferred income tax assets of B&W were $379 million, and the current deferred income tax assets of Lane were $2 million. As of March 31, 2004, the deferred income tax liabilities of B&W were $49 million, and the deferred income tax liabilities of Lane were $1 million. Pursuant to the terms of the combination transaction agreements, deferred tax assets and liabilities of B&W are excluded from the transfer to B&W Opco.

Note F — Reduction in Interest Income due to Lane Acquisition

      Interest income has been reduced by $2 million for the three months ended March 31, 2004, and $7 million for the year ended December 31, 2003 to reflect an average cash balance reduced by $400 million, which is the amount of cash consideration to be paid in connection with the acquisition of Lane.

Note G — B&W Cash Contribution

      B&W will contribute an amount of cash sufficient to pay all accrued liabilities of B&W as of the closing of the combination transactions under the MSA and other state settlement agreements. As of March 31, 2004, the amount of these accruals was $1,001 million in current liabilities and $3 million in other noncurrent liabilities.

REYNOLDS AMERICAN INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

      The combination transaction agreements provide for potential working capital adjustment payments and other post-closing payments between Reynolds American and B&W and its affiliates. For purposes of preparing the pro forma financial information, these payments are estimated to be $0.

Note H — Cash Consideration Payable in Connection With Lane Acquisition

      Reynolds American will pay $400 million in cash to acquire all of the outstanding capital stock of Lane’s parent.

Note I — LIFO Adjustments

      B&W’s inventories historically have been stated on a LIFO basis. Lane’s inventories historically have been stated on a FIFO basis. Adjustments reflect an adjustment to B&W/ Lane’s inventories to restate the inventories to current value and, in the case of B&W, to reverse LIFO income recognized in B&W/Lane’s historical financial statements.

Note J — Excluded B&W Assets

      Pursuant to the terms of the combination transaction agreements, specified assets and liabilities of B&W will not be transferred to B&W Opco. These assets and liabilities include intercompany accounts receivable and accounts payable (as described in note B above and note N below) and specified other assets and liabilities. These other assets and liabilities are categorized as follows:

As of
March 31, 2004

(Dollars in Millions)
Assets
Cash	$299
Other current assets	1
Property, plant and equipment, net of accumulated depreciation	3
Other assets and deferred charges
Surety bond deposit (primarily Engle and Boerner litigation)	120
Net retained supplemental pension assets	46
Retained executive life insurance assets	18

184

$487

Liabilities
Accounts payable[1]	$9

Accrued liabilities[1]	6

$15

[1]	Includes pre-closing property, payroll and sales tax liabilities.

REYNOLDS AMERICAN INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS — (Continued)

Note K — Transaction Fees and Expenses

      Adjustment reflects $35 million of estimated fees and expenses as described in note A above.

Note L — Reduction in Par Value of Common Stock

      The par value of Reynolds American common stock will be $0.0001 per share instead of $0.01, which is the par value of shares of RJR common stock. The difference has been incorporated into Paid-in capital.

Note M — Increase in Paid-in Capital

      As described in notes A and C above, the historic net assets of B&W/ Lane have been reduced to zero, and the value of the stock consideration received by B&W is being reflected as additional stockholders’ equity. The increase in stockholders’ equity has been allocated to Paid-in capital (excluding a de minimis amount that has been allocated to Common stock).

Note N — Reclassification of B&W/ Lane Trade-Related Receivables and Payables

      As discussed in note B above, B&W/ Lane historically has recorded trade-related accounts receivable and accounts payable with affiliates as Due from affiliated companies and Due to affiliated companies, respectively. Upon closing of the combination transactions, these trade-related accounts receivable and accounts payable will be reclassified as Accounts and notes receivable and Accounts payable, respectively. As of March 31, 2004, the amount of trade-related accounts receivable and accounts payable were $37 million and $0 million, respectively.

Note O — Liability from Supplemental Pension Plans

      A portion of the liability associated with B&W’s supplemental pension plan is being transferred to Reynolds American. The adjustment reflects the liability associated with the transferred portion of the supplemental pension plan.

Note P — Adjustment for B&W/ Lane Excise Taxes

      B&W/ Lane historically has included excise taxes in Net sales and recorded excise taxes as a separate expense. RJR has excluded excise taxes from both Net sales and Cost of products sold.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

RJR — Years Ended December 31, 2003, 2002 and 2001 and Three Months Ended March 31, 2004 and 2003

      Please see RJR’s 2003 annual report previously mailed to RJR’s stockholders and March 31, 2004 quarterly report as filed with the SEC for RJR’s historical financial data as of December 31, 2003 and 2002 and March 31, 2004, and for each of the years in the three-year period ended December 31, 2003 and for each of the three-month periods ended March 31, 2004 and 2003, and for RJR management’s discussion and analysis of RJR’s consolidated financial condition and results of operations as of such dates and for such periods, which are incorporated by reference herein.

B&W/Lane — Years Ended December 31, 2003, 2002 and 2001 and Three Months Ended March 31, 2004 and 2003

      The following is a discussion and analysis of BAT’s U.S. tobacco operations, including its business initiatives, critical accounting policies and its combined consolidated results of operations and financial condition. BAT’s U.S. tobacco operations, referred to as “B&W/ Lane,” consists of Lane Limited, an indirect wholly owned subsidiary of BAT, and the U.S. operations of B&W, also an indirect wholly owned subsidiary of BAT. Following the overview and discussion of business initiatives, the critical accounting policies disclose certain accounting policies that are material to B&W/ Lane’s results of operations and financial conditions for the periods presented. The discussion and analysis of B&W/ Lane’s results of operations is presented in three comparative sections: the three-month period ended March 31, 2004 compared with the three-month period ended March 31, 2003, fiscal year ended 2003 compared with fiscal year 2002 and fiscal year 2002 compared with fiscal year 2001. Disclosures related to liquidity and financial condition complete management’s discussion and analysis. You are urged to read this discussion and analysis of B&W/ Lane’s combined consolidated financial condition and results of operations in conjunction with the combined consolidated financial statements and the related notes.

Business Trends and Initiatives

      B&W/ Lane represents the United States tobacco operations of BAT and its consolidated subsidiaries. B&W/ Lane is the third largest producer of tobacco products in the United States, which products include cigarettes, pipe tobacco, and roll-your-own tobacco. Its principal cigarette brands are KOOL, PALL MALL, MISTY, CAPRI and GPC. Other brands include CARLTON, LUCKY STRIKE and VICEROY. B&W/ Lane includes businesses conducted through B&W and certain of its subsidiaries and through Lane.

      Following the acquisition of The American Tobacco Company in 1994 and its subsequent integration into B&W in 1995, the focus of B&W’s marketing efforts centered on a portfolio of successful mid- and low-priced brands. A transition toward premium brands oriented toward adult smokers under the age of 30 began in 1997 but was interrupted by the significant price increases, volume losses and financial pressures arising from the MSA, which became effective in 1999.

      In late 2000, B&W implemented a corporate restructuring that included a workforce reduction and significant cost reduction efforts. In addition, it mapped out a new approach to the market that was aimed at returning the company to a position of sustainability and long-term profitability and growth. The critical elements of this revised approach have included the following:

•	focused resources behind a portfolio of brands determined to have superior long-term growth potential, identified as strategic brands, with non-strategic brands being managed for profit;

•	geographically focused initiatives to improve performance among adult smokers under the age of 30;

•	improved management of price gaps to competitors and price point reduction to defensible, competitive levels;

•	improved value brand portfolio through the launch of PALL MALL Box and reducing MISTY’s price;

•	continued aggressive cost management and drive for productivity to enable greater investment on priorities;

•	implemented performance management and incentive steps to energize the corporate culture, align corporate team and individual goals and focus on performance; and

•	reduced complexity throughout the organization.

      Since the restructuring, B&W has sought and achieved increased market share on each of its three key strategic brands — KOOL, PALL MALL Box and MISTY. Marketing programs have been developed to enhance awareness and brand image attributes, secure the appropriate level of distribution and merchandising presence at retail and improve the appeal of key brands among adult smokers under the age of 30. KOOL has been successfully repositioned with new packaging, improved brand advertising and communications and more effective promotional programs. PALL MALL Box, which was introduced in 2001, has grown steadily on the strength of an innovative product attribute, “longer-lasting,” as well as its attractive price and its premium-brand credentials, resulting in a current market share of approximately 1.34%.

      A critical requirement in recent years has been the need to defend B&W’s business against competitive pricing pressures. Competitive discounting has increased significantly due to higher state excise taxes and the growth of deep-discount brands. Many of the manufacturers of deep-discount brands are not original MSA participants, and, as such, their cost structures do not include MSA payments to the same extent as the original participating manufacturers, allowing them to price their products advantageously versus the original participating manufacturers. This, in turn, has required higher levels of discounting and promotional support by B&W as part of its efforts to defend its existing smoker franchises and attract adult smokers of competitive brands. A significant part of this effort has involved the development and implementation of “everyday low price” pricing strategies for PALL MALL Box, MISTY and GPC, and an efficient method of delivering KOOL pricing at retail. These pricing and promotion initiatives have had a significant impact on B&W’s margins and overall profitability, even after the cost reduction and productivity improvement steps previously discussed.

Critical Accounting Policies

      B&W/ Lane prepares its financial statements and accompanying notes during the relevant reporting period in conformity with accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. B&W/ Lane believes the accounting principles chosen are appropriate under the circumstances and that the estimates, judgments and assumptions involved in its financial reporting are reasonable. However, actual results could differ from those estimates.

Tobacco-Related Litigation

      B&W/ Lane discloses information concerning tobacco-related litigation for which an unfavorable outcome is other than remote. B&W/ Lane records its legal expenses and other litigation costs as selling, general and administrative expenses as those costs are incurred.

      B&W has been named in a number of tobacco-related legal actions, proceedings or claims. Lane currently is not a defendant in any cases, but it is possible that litigation could be commenced against it. Unfavorable judgments have been returned against B&W in the Engle class-action case, which was reversed by an intermediate appellate court on May 21, 2003, 9 individual smoking and health cases, a Broin II flight attendant environmental tobacco smoke case and a health care cost recovery case. Two of the individual cases were dismissed after trial. One individual case brought by an Engle class member has not yet become final, pending resolution of the Engle appeal. Only two of the adverse judgments against B&W have been affirmed on appeal: Horton, which awarded no damages, and Grady Carter, which awarded $750,000 in damages. All of the remaining judgments against B&W are on appeal. B&W believes that it has valid bases for appeal of these adverse judgments. For more information on trial results in cases involving B&W, see note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004 entitled “— Litigation Affecting the Tobacco Industry — Trial Results.”

      Since many of the pending cases seek unspecified damages, it is not possible to determine the amount of claims pending, but the aggregate amounts involved in such litigation are significant. However, B&W believes that the defenses to these various claims, investigations and regulatory proceedings are meritorious both on the law and the facts, and vigorous defenses to all of these claims are being made. B&W/ Lane’s management continues to conclude that the loss of any particular smoking and health tobacco litigation claim against B&W/ Lane, when viewed on an individual basis, is not probable and the possibility of material losses related to tobacco litigation is more than remote. However, B&W’s management is unable to predict the outcome of such litigation or to reasonably estimate the range of any possible loss. Accordingly, no liability for tobacco-related litigation currently is recorded in B&W/ Lane’s combined consolidated financial statements. B&W/ Lane will record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. When the reasonable estimate is a range, the recorded loss will be the best estimate within the range. If no amount in the range is a better estimate than any other amount, the minimum amount of the range will be recorded.

      Litigation is subject to many uncertainties, and it is not possible to predict the outcome of the litigation pending against B&W. If an adverse judgment were to be entered against B&W in any case, an appeal would be made. Such appeals could require the posting of appeal bonds or substitute security by the appellants in amounts that could, in some cases, equal or exceed the amount of the judgment, which might be material in terms of B&W/ Lane’s available financial resources. Although it is impossible to predict the outcome of such events in pending litigation and the rate new lawsuits may be filed against B&W/ Lane, a significant increase in litigation or in adverse outcomes for tobacco defendants could have a material adverse effect on B&W/ Lane. Moreover, notwithstanding the quality of defenses available to it in litigation matters, it is possible that B&W/ Lane’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending litigation matters.

Settlement Agreements

      B&W is a participant in the MSA and other state settlement agreements that pertain to governmental health care cost recovery actions. B&W is an original participating manufacturer in the MSA. Settlement expenses under the MSA and other settlement agreements, referred to as “settlement expenses,” recorded in B&W/ Lane’s statements of operations were $0.2 billion and $0.2 billion for the three months ended March 31, 2004 and 2003, respectively, and $0.9 billion, $1.2 billion and $1.3 billion for the years 2003, 2002 and 2001, respectively. The expense charges under the MSA and other settlement agreements are subject to adjustments based upon, among other things, the volume of cigarettes sold by the operating subsidiaries, their relative market share and inflation that is estimated for the MSA accrual rate (the MSA accrual rate is an average accrual rate per unit based on B&W/ Lane estimates of the amount of its settlement expenses). Because relative market share is based on cigarette shipments, the best estimate of the allocation of charges under these agreements is calculated as volume multiplied by the MSA accrual rate and recorded as the products are shipped. Adjustments to these estimates, which historically have not been significant, are recorded in the period that the change becomes probable and the amount can be reasonably estimated. See note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004 entitled “Industry Settlement Charges and Contingent Liabilities” for disclosure of future estimated settlement charges.

      Payments under these settlements are calculated shortly before the payments are due by PricewaterhouseCoopers, LLP, which has been retained by the settling parties for this purpose. These calculations are based, in part, on information that can be determined with certainty only after the end of the year in which the relevant products were sold. In addition, PricewaterhouseCoopers, LLP may recalculate payment amounts after a payment due date on the basis of new or updated information. B&W/ Lane estimates the amount of its settlement payments and determines an average accrual rate per unit. B&W/ Lane records these charges as operating charges in the year in which the related sales are made.

      As of the date hereof, the only adjustment to estimated settlement payments that has been material related to an allegation by the State of Vermont that B&W failed to report, for purposes of MSA payment calculations, cigarettes that B&W had manufactured under contract for Star Tobacco, Inc., a non-participating manufacturer. On June 18, 2003, B&W reached a settlement agreement with the jurisdictions party to the MSA that resolved this issue as well as B&W’s claims that it was entitled to a reduction in its MSA payments as a result of market share loss to non-participating manufacturers for payments based on sales through December 31, 2002. The second quarter 2003 net effect of this settlement agreement was an increase of $44 million in pre-tax operating profit, which was recorded as a reduction to selling, general and administrative expense, amounting to $32 million after considering interest expense. The before tax operating cash flow impact was a reduction of $58 million ($70 million including interest).

Revenue Recognition

      Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to a customer has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured. Shipping and handling costs are classified as costs of sales. Certain sales incentives, such as discounting, buydowns, coupons and slotting fees, are classified as reductions to gross sales.

      B&W/ Lane implemented, effective January 1, 2002, the consensus opinions reached by the Emerging Issues Task Force, referred to as the “EITF,” in EITF No. 01-9, which was issued to codify and reconcile a number of issues addressing the accounting for consideration given by a vendor to a customer, including both a reseller of the vendor’s products and an entity that purchases the vendor’s products from a reseller. These issues were previously addressed in EITF No. 00-14, “Accounting for Certain Sales Incentives,” EITF No. 00-22, “Accounting for ‘Points’ and Certain Other Time-Based or Volume-Based Incentive Offers for Free Products or Services to be Delivered in the Future” and EITF No. 00-25 “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.” The consensus opinions require B&W/ Lane to reclassify certain promotion costs, previously classified as selling, general and administrative, as a reduction in net sales or an increase in cost of goods sold but do not have an impact on net income. This reclassification has been made in all periods presented.

Restructuring and Asset Impairment Charges

      B&W/ Lane has recorded charges related to workforce reduction, sales force restructuring, asset impairments and associated exit costs during 2000, 2001, 2002 and 2003. The calculation of severance pay requires management to identify employees to be terminated and the timing of their severance from employment. The calculation of benefits charges requires actuarial assumptions including determination of discount rates.

      The asset impairments were recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires management to estimate the fair value of assets to be disposed of.

      On January 1, 2003, B&W adopted SFAS No. 146, “Accounting for Costs Associated with Exit and Disposal Activities.” Charges related to restructuring activities initiated after this date were recorded when incurred. Prior to this date, charges were recorded at the date of an entity’s commitment to an exit plan in accordance with EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”

      These restructuring charges are based on management’s best estimate at the time of restructuring. The status of the restructuring activities is reviewed on a quarterly basis and any adjustments to the reserve, which could differ materially from previous estimates, are recorded as an adjustment to operating income.

          Goodwill and Trademark Impairment

      B&W/ Lane’s intangible assets primarily consist of goodwill and trademarks. Trademarks are capitalized when acquired. Trademarks and goodwill were amortized over a 40-year period through 2001.

      SFAS No. 142, “Goodwill and Other Intangible Assets,” issued in June 2001, addresses financial accounting and reporting for intangible assets acquired outside of a business combination and also addresses financial accounting and reporting of goodwill and other intangible assets subsequent to their acquisition. Under the provisions of this statement, intangible assets with defined lives will be amortized over their estimated useful lives while intangible assets having indefinite lives will no longer be amortized but will be subject to, at a minimum, an annual impairment and useful life review.

      B&W/ Lane adopted SFAS No. 142 on January 1, 2002. Management believes that the reported intangible assets, other than goodwill, which represent acquired trademarks, as a whole have indefinite lives. Consequently, all amortization ceased effective January 1, 2002. B&W/ Lane performed an assessment of impairment on the reported trademarks and goodwill at December 31, 2002, based on the present values of expected future cash flows. These analyses indicated that the fair value for the trademarks and goodwill exceeded their carrying values. Consequently, no impairment loss to the reported amounts was required as of December 31, 2002.

      In the fourth quarter of 2003, B&W/ Lane’s annual intangible asset impairment review indicated the carrying value of tradename intangible assets acquired in B&W’s purchase of the American Tobacco Company, referred to as “ATCo,” in 1994 exceeded fair value. B&W/ Lane engaged an independent appraisal firm to assist in determining the fair value of such trademarks. Accordingly, B&W/ Lane recorded an asset impairment charge of $165 million during 2003. The impairment charge reflects B&W’s decision to defend certain strategic brands (PALL MALL and MISTY) against increased competitive pricing pressures through higher levels of discounting, including the implementation of “everyday low price” pricing strategy, which negatively impacted these brands’ margins and overall profitability; and the designation of certain ATCo brands (CARLTON, TAREYTON and PRIVATE STOCK) as non-strategic, which resulted in reduced marketing support and lower volumes. The trademark impairment charge had no impact on cash flows.

          Income Taxes

      B&W/ Lane have accounted for income taxes as if each of B&W and Lane were filing a separate tax return. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in income during the period that includes the enacted change in tax rates.

          Pension and Postretirement Benefits

      Pension and postretirement benefits expense is calculated in accordance with the provisions of SFAS Nos. 87 and 106, respectively. Unrecognized gains or losses in the benefit obligation or the market-related value of plan assets arise from either changes in assumptions or actual experience during the year being different from previous assumptions. The minimum amortization of unrecognized gains or losses, as described in SFAS Nos. 87 and 106, is included in pension and postretirement expense. Prior service costs, which are changes in benefit obligations due to plan amendments, are amortized on a straight-line basis over the average remaining service period for active employees. The market-related value of plan assets recognizes changes in fair value in a systematic manner over five years.

      During 2003, pension asset returns were favorably impacted by the improving economic environment which resulted in positive equity returns. For the year ended December 31, 2003, the actual return on pension assets was 27%. This improvement in asset returns was partially offset by an increase in plan liabilities that was due to a lower discount rate. The net effect of these changes was an improvement in the funded status of the plans. The pension plan’s asset allocation between the years was consistent with the strategic target asset allocation which assumes 70% of assets in equities, real estate investment trusts and alternative investments and 30% of assets in fixed income investments. Alternative investments consist of investment strategies that are designed to achieve equity-like returns while reducing overall risk in the portfolio.

      At December 31, 2003, the pension benefit obligation of B&W/ Lane exceeded the fair value of plan assets by $370 million. Pension expense is expected to increase in 2004 as a result of a decline in the market-related value of plan assets and changes in actuarial assumptions, including the discount rate used to calculate the pension benefit obligation and the expected rate of return on plan assets. For the year ended December 31, 2003, pension expense was $20 million. Included in the 2003 pension expense was $6.2 million in settlement charges related to non-qualified pension plan benefits. Pension expense for 2004 is expected to be approximately $37 million. Total cash contributions of $36 million were made to the pension plans in 2003. Total pension contributions in 2004 are expected to be $91 million, of which $88 million was contributed in the first quarter of 2004.

      The PBGC, a U.S. government agency that insures the obligations to employees under B&W’s and RJR’s pension plans in the event the pension plans terminate, sent a letter dated April 16, 2004 to BATUS Holdings, Inc., B&W’s indirect U.S. parent company, expressing concern that, following completion of the combination transactions, Reynolds American may be unable to support the B&W pension plans in the future and to fully satisfy the liabilities under the B&W pension plans in the event the plans are terminated and indicating that it is seeking to determine if Reynolds American’s financial strength and creditworthiness will result in an unreasonable increase in the PBGC’s risk in connection with B&W’s pension plans that are to be transferred to Reynolds American. In addition, the PBGC indicated its belief that additional protection for the B&W pension plans is required.

      B&W has contacted the PBGC in order to seek to address these concerns, and representatives of B&W, RJR and the PBGC are scheduled to have further discussions relating to this matter. Actions taken or requested by the PBGC in order to address the unfunded benefit liabilities of the B&W plans, which the PBGC asserts were approximately $680 million on a termination basis as of March 31, 2004, could include increased cash contributions to B&W’s pension plans in excess of federal regulatory minimum requirements, which are currently being met, provision of security to the PBGC or termination of one or more of such plans.

      B&W has made voluntary contributions to fund its postretirement life and health benefit obligations. At December 31, 2003, the postretirement life and health benefit obligations of B&W/ Lane exceeded the fair value of plan assets by $441 million. Plan assets increased in 2003 as a result of contributions and favorable asset returns. Postretirement plan expense, which was $30 million and $29 million in 2003 and 2002, respectively, is expected to increase by $13 million in 2004 due to the lower discount rate used to value plan liabilities, higher than expected claims cost experience and a lower expected return on assets. B&W made total voluntary cash contributions of $40 million to postretirement plans in 2003 and made total voluntary cash contributions of $40 million in the first quarter of 2004, which represents the entire voluntary contribution B&W expects to make in 2004.

      B&W implemented a new asset allocation strategy in 2003 for the postretirement plans, which increased the allocation to equities, real estate investment trusts and alternative investments to 70% and reduced the fixed income allocation to 30%.

      Management made assumptions based on historical experience and expected future trends that determine the amount and timing of benefit payments, the present value of those benefit payments and the return on plan assets. The weighted average actuarial assumptions used to determine the funded status of the pension and postretirement benefit plans were:

	Pension			Postretirement
Weighted-average assumptions as of
October 31 (measurement date):	2003	2002	2001	2003	2002	2001

Discount rate	6.25%	7.0%	7.25%	6.25%	7.0%	7.25%
Rate of compensation increase	4.25%	4.5%	5.25%	—	—	—

      For measurement purposes, the assumed annual rate of increase in the per capita cost of covered health care benefits was 11% in 2003, which was systematically reduced until an ultimate trend rate of 5.25% was achieved in the year 2012.

      The weighted average actuarial assumptions used to determine the total benefit cost of these plans during the years ended December 31 were:

	Pension			Postretirement
Weighted-average assumptions as of
October 31 (measurement date):	2003	2002	2001	2003	2002	2001

Discount rate	7.0%	7.25%	7.5%	7.0%	7.25%	7.5%
Expected return on plan assets	9.0%	9.0%	9.0%	9.0%	9.0%	9.0%
Rate of compensation increase	4.5%	5.25%	5.5%	—	—	—

      The discount rate was based on Moody’s long-term corporate bond index as of the October 31, 2003 measurement date. The long-term rate of return on pension plan assets reflects management’s expectation of earnings on the pension funds currently invested to provide for the projected benefit obligation. The assumptions reflect a combination of forward-looking views, which consider expected returns from equity markets, the long-term yield on bonds and an analysis of historical earnings on invested plan assets. In 2004, management expects to lower the return on asset assumption to 8.5%. The change in the long-term expected asset return is related to the current low interest rate environment and the corresponding lower expected future returns from fixed income investments, equities and other investments. See note 9 to B&W/ Lane’s combined consolidated financial statements entitled “Pension Plans and Other Postretirement Benefits” for a discussion of the impact of changes in healthcare trend assumptions.

Recent Accounting Developments

      Effective January 1, 2003, B&W/ Lane adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which was issued in June 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS 143 did not have a material effect on the financial position, results of operations or cash flows of B&W/ Lane.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires disclosure of certain guarantees existing at December 31, 2002. In addition, it requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, B&W/ Lane has applied the recognition provisions of FIN No. 45 prospectively to guarantee activities initiated after December 31, 2002. See note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004 for further information on guarantees.

      Effective January 1, 2003, B&W/ Lane adopted SFAS No. 145, “Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” SFAS No. 145 requires gains and losses on early extinguishment of debt to not be classified as extraordinary items as previously required under SFAS No. 4. SFAS No. 145 further requires any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented to be reclassified. The adoption of SFAS No. 145 had no effect on B&W/ Lane’s combined financial position, combined results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for the Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the obligation is incurred. Previous guidance required that the liability be recognized at the time the entity commits to an exit or disposal activity. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS No. 146 an entity may not restate its previously issued financial statements. The 2003 restructuring has been accounted for in accordance with SFAS No. 146.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes guidelines for determining classification and measurement of certain financial instruments that contain characteristics of both a liability and equity. Certain provisions of SFAS No. 150 are effective for financial instruments entered into after May 31, 2003, and for all existing instruments with the first interim period beginning after June 15, 2003. The FASB has deferred application for an indefinite period for non-public entities that are non-SEC registrants that have mandatory redeemable financial instruments that do not have a fixed redemption date or are not redeemable for a fixed or determinable amount. The adoption of SFAS No. 150 had no material impact on B&W/ Lane’s financial position, results of operations or cash flows.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 provides consolidation guidelines relating to interests in certain entities in which the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN No. 46 is effective for the period ending December 31, 2003. The adoption of FIN No. 46 had no material impact on B&W/ Lane’s financial position, results of operations or cash flows.

      In December 2003, the FASB issued SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which was revised in 2003. The provisions of that Statement do not change the measurement and recognition provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” or No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefits Other Than Pensions.” Statement 132(R) replaces FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” and requires additional disclosures concerning the percentage of total plan assets for each major category of plan assets, a description of investment strategies and policies employed and a description of the basis used to determine the overall expected long-term rate of return on assets assumption. With respect to benefit obligations, Statement 132(R) requires disclosure concerning the defined benefit pension accumulated benefit obligation, expected future benefit payments for each of the next five years and for years 6 to 10 in aggregate, the employer’s best estimate, as soon as it can reasonably determined, of aggregate expected contributions for the next fiscal year, certain key assumptions disclosed in a tabular format and measurement date used. The adoption of SFAS No. 132(R) has been implemented and had no material impact on B&W/ Lane’s combined financial position, combined results of operations or cash flows.

Results of Operations

	Three Months
	Ended March 31,		For the Years Ended December 31,

	2004	2003	2003	2002	2001

Net sales	$975	$949	$3,860	$4,510	$4,652
Cost of sales	283	249	946	1,068	1,203
Settlement expenses	221	223	926	1,204	1,260
Federal excise taxes	176	183	762	850	759
Selling, general and administrative expenses	178	191	693	706	742
Trademark impairment charge	—	—	165	—	—
Restructuring and impairment charges	—	1	17	2	24

Operating income	$117	$102	$351	$680	$664

Three Months Ended March 31, 2004 Compared with Three Months Ended March 31, 2003

      Net sales for the first three months of 2004 increased $26 million, or 2.7% from the comparable prior year period despite a 4.9% decline in sales volume as discussed below and higher levels of consumer discounts in support of strategic brands, mainly due to a $51 million increase in leaf sales, lower price credits given to the wholesale and retail trade, and lower returned goods expense.

      Domestic cigarette shipment volume, in billions of units, included:

	For the Three Months
	Ended March 31,

	2004	2003	% Change

B&W strategic brands:
KOOL	2.7	2.8	(1.6)%
PALL MALL Filter	1.4	1.0	35.1%
MISTY	1.3	1.1	14.4%
CAPRI	0.5	0.6	(8.8)%
PALL MALL Non-Filter	0.3	0.3	(18.6)%
LUCKY STRIKE	0.1	0.1	(13.6)%

Total strategic brands	6.3	5.9	5.8%

B&W non-strategic brands:
GPC	1.5	2.0	(25.6)%
VICEROY	0.4	0.5	(22.6)%
CARLTON	0.5	0.6	(16.9)%
All other non-strategic brands	0.2	0.3	(23.0)%

Total non-strategic brands	2.6	3.4	(23.4)%

Total B&W	8.9	9.3	(4.9)%
Lane	.1	.1	(3.8)%

Total B&W/ Lane	9.0	9.4	(4.9)%

      Total domestic industry shipments to wholesale for the three months ended March 31, 2004, according to data from Management Science Associates, Inc., referred to as “MSAi,” were 85.1 billion units, a decline of 3.1 billion units or 3.5% from the comparable prior year period. This higher-than-normal decline was largely driven by inventory reductions taken by wholesalers in January 2004. Shipments in the full-priced tier were 47.6% and 48.6% of B&W’s total domestic shipments for the periods ended March 31, 2004 and 2003, respectively. Industry full-price shipments, according to data from MSAi, were 74.5% and 72.9% of total domestic shipments for the March 31, 2004 and 2003 periods, respectively.

      B&W’s retail share of market, according to data from IRI, averaged 9.60% for the three months ended March 31, 2004, a decrease of 0.50 share points when compared with the three months ended March 31, 2003. Market share gains during the quarter by B&W’s key strategic brands KOOL, PALL MALL Box and MISTY were more than offset by declines in non-strategic brands. Retail market share for B&W strategic brands grew 0.16 share points from the comparable prior year period to 6.73% for the three months ended March 31, 2004, while the non-strategic brands declined 0.66 share points to 2.87%. As is described in “— B&W/ Lane-Business Trends and Initiatives,” non-strategic brands are being managed for profit and can be expected to continue to decline as resources are being focused behind the strategic brands, i.e., brands determined to have superior long-term growth potential. Note, however, that certain brands such as GPC have not been identified as “strategic brands” although they may be shipped in high volumes. Management has made the decision to manage these non-strategic brands for profit because they are seen as having less long-term growth potential.

      Domestic shipment to wholesale volume and retail share of market data that appear in this document have been obtained from MSAi and IRI, respectively. They are the primary sources of data relating to the cigarette and tobacco industry. This information is included in this document because it is used by B&W primarily as an indicator of the relative performance of industry participants and brands and market trends. You should not rely on the market share data reported by these organizations as being a precise measurement of actual market share because these organizations are not able to effectively track the volume of all deep-discount brands. B&W believes deep-discount brands made by small manufacturers in recent years have proliferated and have increased their combined market share to approximately 15% to 17% of U.S. industry unit sales. Accordingly, the retail share of market of B&W and its brands as reported by these organizations may overstate their actual market share. Further, because MSAi and IRI measure different points in the supply chain (shipment to wholesale versus retail off-take, respectively) there could be situations where, due to inventory build-ups or reductions at the wholesale level, shipment volume and shipment share changes move in the opposite direction from retail share of market. In addition, in a product market experiencing overall declining consumption, a particular product can experience declining consumption volumes while increasing its market share relative to competing products. For example, one particular product may be declining in sales volume but increasing its market share if competing products are declining in sales volume at a faster rate than such product.

      KOOL, B&W’s largest premium brand, increased its market share from the preceding quarter but was down slightly from the comparable period a year ago. KOOL’s share of market was 2.94% for the three months ended March 31, 2004, compared to 2.91% for the last three months of 2003 and 3.03% for the three months ended March 31, 2003. KOOL’s growth in recent years has been based on improvements in the brand’s equity, its “House of Menthol” creative positioning, new packaging and marketing programs introduced in 2002 and a more competitive net price position.

      PALL MALL Box, introduced in 2001, grew to 1.34% share of market in the three months ended March 31, 2004, an increase of 0.20 share points versus the comparable prior year period, according to IRI data. The growth of PALL MALL Box is attributable to increased consumer acceptance of its “Longer Lasting” product attribute and its premium-brand packaging and marketing programs, coupled with an attractive price position. Two ultra light brand styles of PALL MALL Box were launched into wholesale distribution in the first quarter of 2004. Although retail market share in the first quarter of 2004 was only negligibly impacted by the timing of this launch, management expects this launch will further increase the brand’s appeal among adult consumers in future periods.

      MISTY was repositioned to a lower price position in 2001 and has enjoyed virtually uninterrupted growth since that time. According to data from IRI, MISTY’s share of market for the three months ended March 31, 2004 was 1.43%, an increase of 0.14 share points versus the three months ended March 31, 2003. MISTY’s slim product circumference and attractive packaging make it unique among industry savings brands.

      B&W also is testing the LUCKY STRIKE brand in Seattle behind an innovative on-site marketing program and selective product distribution. Thus far, the test market has yielded improved brand indicators, such as awareness, image-appeal and intent to purchase among consumers, as well as in “same store” sales of product. B&W intends to expand LUCKY STRIKE selectively into a second market as soon as practical in 2004.

      ADVANCE, a premium, innovative blend that offers reduced toxins along with a smooth, satisfying taste, was introduced in Indianapolis in November 2001. ADVANCE provides reductions in many of the toxins found in tobacco smoke through a low tobacco-specific nitrosamine blend and enhanced filtration.

      The non-strategic portion of B&W’s portfolio declined by 23% in volume terms for the three months ended March 31, 2004 compared to the three months ended March 31, 2003. B&W’s strategy is to utilize these brands to generate cash for investment in its strategic brands. GPC was the largest contributor to this decline, accounting for nearly two-thirds of the 0.66 point retail share decline between the three months ended March 31, 2004 and the same period in 2003.

      Cost of sales increased $34 million in the first three months of 2004 from the comparable period in 2003. However, $48 million of this increase is associated with the higher leaf sales. Excluding leaf sales, cost of sales decreased $14 million or 5.6%, broadly in line with the decrease in overall domestic cigarette sales volumes.

      Settlement expenses declined $2 million, or 0.9%, during the first three months of 2004 as the 4.9% decline in sales volume was almost entirely offset by a 5.1% increase in the MSA accrual rate of $1.20 per mille.

      Federal excise taxes decreased $7 million, or 3.8%, during the first three months of 2004 from the comparable period in 2003, due to lower volumes.

      Selling, general and administrative expenses decreased $13 million during the first three months of 2004 from the comparable period in 2003. Total SG&A expenses include B&W’s outside legal fees related to product liability cases and other product liability defense costs of $16 million in the first three months of 2004 and $24 million for the comparable period in 2003. Other changes in SG&A expense include lower branded and non-branded marketing expenditures following the curtailment of these marketing activities in 2003 to support higher levels of consumer discounting, partially offset by higher corporate overhead expense due in part to increased health care and other post-retirement benefit costs.

      “Product liability” cases generally include smoking and health related cases. In particular, these cases include the following categories of cases listed in the table of cases set forth in “Litigation Affecting the Tobacco Industry — Overview” in note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004:

•	Individual Smoking and Health;

•	Flight Attendant — ETS (Broin II);

•	Class Action;

•	Other Healthcare Cost Recovery and Aggregated Claims;

•	Governmental Healthcare Cost Recovery; and

•	Asbestos Contribution.

      “Product liability defense costs” include the following items:

•	direct and indirect compensation, fees and related costs and expense for internal legal and related administrative staff administering product liability claims;

•	fees and cost reimbursements paid to outside attorneys;

•	direct and indirect payments to third party vendors for litigation support activities;

•	expert witness costs and fees; and

•	payments to the Council for Tobacco Research — U.S.A., Inc., which funds are used primarily by the CTR to fund its legal defense costs.

      Numerous factors affect the amount of product liability defense costs. The most important factors are the number of cases pending and the number of cases in trial or in preparation for trial (i.e., with active discovery and motions practice). See “Litigation Affecting the Tobacco Industry — Overview” in note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004 for detailed information regarding the number and type of cases pending, and “Litigation Affecting the Tobacco Industry — Scheduled Trials” in note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004 for detailed information regarding the number and nature of cases in trial and scheduled for trial through the first quarter of 2005. The decrease in product liability defense costs for the three months ended March 31, 2004 compared with the three months ended March 31, 2003 was primarily due to a decrease in the level of activity in cases in preparation for trial, in trial and on appeal.

      B&W expects that these factors will continue to have the primary impact on its product liability defense costs in the future. Given the level of activity in cases in preparation for trial, in trial and on appeal and the amount of product liability defense costs incurred by B&W over the past three years, B&W’s recent experiences in defending its product liability cases and the reasonably anticipated level of activity in B&W’s pending cases and possible new cases, B&W does not expect that product liability defense costs will increase significantly in the future. However, it is possible that adverse developments in the factors discussed above, as well as other circumstances beyond the control of B&W, could have a material adverse effect on the financial condition, results of operation or cash flows of B&W or its subsidiaries. Those other circumstances beyond the control of B&W include the results of present and future trials and appeals, and the development of possible new theories of liability by plaintiffs and their counsel.

      Restructuring charges for the first three months in 2003 of $1 million were for severance and benefit charges related to sales force restructuring. No restructuring charges have been incurred in the period ended March 31, 2004.

      Interest income for the first three months of 2004 was $6 million, which is comparable to the $6 million income for the first three months of 2003.

      Interest expense for the first three months of 2004 was $20 million, which is comparable to the $19 million expense for the first three months of 2003.

      Provision for income taxes was $40 million, or an effective rate of 39%, for the first three months of 2004, compared with $34 million, or an effective rate of 38%, for the comparable period in 2003. The effective tax rate exceeded the federal statutory rate of 35% in both periods primarily due to the impact of state taxes and certain non-deductible items.

2003 Compared with 2002

      Net sales for 2003 decreased $650 million, or 14.4% from 2002 due to an 11.0% decline in sales volume, as discussed below, and the reduction in the list price for KOOL, which was designed to deliver discounts to consumers more efficiently.

      Domestic cigarette shipment volume, in billions of units, included:

	For the Years Ended
	December 31,

	2003	2002	% Change

B&W strategic brands:
KOOL	11.7	12.4	(5.7)%
PALL MALL Filter	4.5	3.9	15.9%
MISTY	5.2	4.9	5.3%
CAPRI	2.4	2.5	(6.6)%
PALL MALL Non-Filter	1.3	1.7	(21.2)%
LUCKY STRIKE	0.4	0.5	(15.1)%

Total strategic brands	25.5	25.9	(1.7)%

B&W non-strategic brands:
GPC	7.8	10.7	(27.1)%
VICEROY	2.2	2.8	(22.7)%
CARLTON	2.3	2.7	(15.4)%
All other non-strategic brands	1.0	1.5	(28.0)%

Total non-strategic brands	13.3	17.7	(24.7)%

Total B&W	38.8	43.6	(11.0)%
Lane	0.3	0.3	0.0%

Total B&W/ Lane	39.1	43.9	(11.0)%

      Shipments in the full-priced tier were 48.6% and 47.7% of B&W’s total domestic shipments for 2003 and 2002, respectively. Industry full-price shipments, according to data from MSAi were 73.9% and 72.8% of total domestic shipments for 2003 and 2002, respectively.

      B&W’s retail share of market, according to data from IRI, averaged 9.76% for 2003, a decrease of 0.56 share points when compared with 2002. Market share gains in 2003 by B&W’s key strategic brands KOOL, PALL MALL Box and MISTY were more than offset by declines in non-strategic brands. Retail market share for B&W strategic brands grew 0.31 share points to 6.50% for 2003 while the non-strategic brands declined 0.87 share points to 3%.

      KOOL, B&W’s largest premium brand, continued its share growth trend. KOOL’s share of market was 2.95% for 2003, compared to 2.88% for 2002. KOOL’s growth was based on improvements in the brand’s equity, its “House of Menthol” creative positioning, new packaging and marketing programs introduced in 2002 and a more competitive net price position.

      PALL MALL Box, introduced in 2001, grew to 1.16% share of market in 2003, an increase of 0.26 share points versus 2002, according to IRI data. The growth of PALL MALL Box is attributable to increased consumer acceptance of its “Longer Lasting” product attribute and its premium-brand packaging and marketing programs, coupled with an attractive price position. PALL MALL Box will launch two ultra light brand styles into national distribution in early 2004 that management expects will increase its appeal among adult consumers.

      MISTY was repositioned to a lower price position in 2001 and has enjoyed virtually uninterrupted growth since that time. According to data from IRI, MISTY’s share of market for 2003 was 1.31%, an increase of 0.09 share points versus 2002. MISTY’s slim product circumference and attractive packaging make it unique among industry savings brands.

      B&W also is testing the LUCKY STRIKE brand in Seattle behind an innovative on-site marketing program and selective product distribution. Thus far, the test market has yielded improved brand indicators, such as awareness, image-appeal and intent to purchase among consumers, as well as in “same store” sales of product. B&W intends to expand LUCKY STRIKE selectively into a second market as soon as practical in 2004.

      ADVANCE, a premium, innovative blend that offers reduced toxins along with a smooth, satisfying taste, was introduced in Indianapolis in November 2001. ADVANCE provides reductions in many of the toxins found in tobacco smoke through a low tobacco-specific nitrosamine blend and enhanced filtration.

      The non-strategic portion of B&W’s portfolio volume declined by 25%. B&W’s strategy is to utilize these brands to generate cash for investment in its strategic brands.

      Cost of sales decreased $122 million, or 11.4%, during 2003 from 2002. The decrease is primarily due to lower overall sales volumes.

      Settlement expenses declined $278 million, or 23.1%, during 2003 due to the 11.0% decline in sales volume and a reduction in the MSA accrual rate.

      Federal excise taxes decreased $88 million, or 10.4%, during 2003 from 2002, due to lower volumes.

      Selling, general and administrative expenses decreased $13 million during 2003 from 2002. Total SG&A expenses include B&W’s outside legal fees related to product liability cases and other product liability defense costs of $82 million in 2003 and $75 million for 2002.

      Besides legal expense, SG&A expenses increased due to higher pension and postretirement expenses of $11 million and due to a payment of $33 million related to the settlement reached in the DeLoach case. These increases were more than offset by $44 million received in the MSA-related non-participating manufacturers settlement adjustment and by $22 million from Lorillard in settlement of reimbursable claims under B&W’s prior indemnification from them.

      Trademark impairment charge. In the fourth quarter of 2003, B&W/ Lane’s annual intangible asset impairment review indicated the carrying value of tradename intangible assets acquired in B&W’s purchase of ATCo in 1994 exceeded fair value. B&W/ Lane engaged an independent appraisal firm to assist in determining the fair value of such trademarks. Accordingly, B&W/ Lane recorded an asset impairment of $165 million during 2003. The impairment charge reflects B&W’s decision to defend certain strategic brands (PALL MALL and MISTY) against increased competitive pricing pressures through higher levels of discounting, including the implementation of “everyday low price” pricing strategy, which negatively impacted these brands’ margins and overall profitability, and the designation of certain ATCo brands (CARLTON,

TAREYTON and PRIVATE STOCK) as non-strategic, which resulted in reduced marketing support and lower volumes. The trademark impairment charge had no impact on cash flows.

      Restructuring and impairment charges in 2003 principally related to production assets in Macon, Georgia that were identified as excess, removed from service and written-down to their fair value. In 2003, B&W/ Lane took an impairment charge of $10 million, an asset impairment charge relating to the BWT Direct business closure of $2 million, severance and benefits charges of $5 million and an office lease rent expense of $1 million related to sales force restructuring, partly offset by adjustments to reserves of $1 million.

      Interest income during 2003 was $22 million, a decline from $66 million for 2002 primarily due to a tax interest refund received in 2002. No such refund was received in 2003.

      Interest expense during 2003 was $92 million, a decline from $122 million for 2002. This is primarily due to lower finance charges on intercompany debt, partially offset by $11 million in interest related to the MSA-related non-participating manufacturers settlement in 2003. See “— Debt and Financing Arrangements” for further information.

      Provision for income taxes was $98 million, or an effective rate of 35%, for 2003, compared with $258 million, or an effective rate of 41%, for 2002. The effective rate for 2003 decreased 6% compared with 2002, due to an adjustment for a change in state tax rates for deferred tax on trademarks. The effective tax rate exceeded the federal statutory rate of 35% in 2002 primarily due to the impact of state taxes and certain non-deductible items.

2002 Compared with 2001

      Net sales for 2002 decreased $142 million, or 3.0%, from 2001 due mainly to a decrease in volume of 1.6% in the U.S. market, as discussed below, and the reduction in contract manufactured overseas volume.

      Domestic cigarette shipment volume, in billions, included:

	For the Year Ended
	December 31,

	2002	2001	% Change

B&W strategic brands:
KOOL	12.4	11.4	8.8%
PALL MALL Filter	3.9	2.2	77.3%
MISTY	4.9	3.8	28.9%
CAPRI	2.5	2.7	(7.4)%
PALL MALL Non-Filter	1.7	2.2	(22.7)%
LUCKY STRIKE	0.5	0.6	(16.7)%

Total strategic brands	25.9	22.9	13.1%

B&W non-strategic brands:
GPC	10.7	13.1	(18.3)%
VICEROY	2.8	3.1	(9.7)%
CARLTON	2.7	3.1	(12.9)%
All other non-strategic brands	1.5	2.1	(28.6)%

Total non-strategic brands	17.7	21.4	(17.3)%

Total B&W	43.6	44.3	(1.6)%
Lane	0.3	0.3	0.0%

Total B&W/ Lane	43.9	44.6	(1.6)%

      B&W/ Lane’s cigarette shipment volume declined by 1.6% in 2002. Shipments in the full price tier were 48.0% for 2002 and 2001. MSAi reported industry full-price shipments were 72.8% and 73.9% of total domestic shipments for 2002 and 2001, respectively.

      B&W’s retail share of market, according to data from IRI, averaged 10.32% for December 31, 2002, a decrease of 0.07 share points when compared with 2001.

      KOOL reversed a previous downward trend in 2002, growing shipment volume by 8.8% and achieving a retail market share of 2.88%, an increase of 0.19 share points over the period ended December 31, 2001. During 2002, KOOL introduced new packaging nationally, implemented enhanced marketing programs behind its “House of Menthol” communication platform and improved price competitiveness.

      PALL MALL Box, introduced in 2001, achieved a shipment volume increase of 77.3% for 2002 versus 2001. Retail market share averaged 0.90% for 2002, an increase of 0.47 share points over 2001. The growth of PALL MALL Box in 2002 was attributable to increased consumer acceptance of its “Longer Lasting” product attribute and its premium-brand packaging and marketing programs, coupled with an attractive price position.

      MISTY grew shipment volume by 28.9% in 2002 versus 2001, following a price repositioning in late 2001. Retail share of market increased from 0.96% to 1.22% in 2002.

      Volume and market share gains in 2002 by B&W’s key strategic brands, KOOL, PALL MALL Box and MISTY, were largely offset by declines with GPC. In combination, B&W’s key strategic brands grew retail share of market by 0.92 share points during 2002 versus 2001. GPC, during this same period, declined by 0.56 share points to 2.39%.

      Cost of sales decreased $135 million, or 11.2%, during 2002 from 2001 due mainly to decreased volumes, as discussed above, and favorable product cost and overhead savings as a result of various complexity reduction and cost reduction measures.

      Settlement expenses decreased $56 million, which was primarily the result of a $0.84 per mille decrease in the MSA rate.

      Federal excise taxes increased $91 million in 2002 compared to 2001 due to a rate increase of $2.50 per mille in January, 2002.

      Selling, general and administrative expenses decreased $36 million in 2002 from 2001. Total SG&A includes B&W’s outside legal fees related to product liability cases and other product liability defense costs of $75 million for 2002 and $95 million for 2001. The decrease in product liability defense costs in 2002 compared with 2001 was primarily due to a decrease in the level of activity in cases in preparation for trial, in trial and on appeal in 2002 compared with 2001. In addition to the decline in legal expense, total SG&A declined by $27 million reflecting the adoption of SFAS No. 142 on January 1, 2002, that eliminated the amortization of goodwill and intangible assets.

      Restructuring and impairment charges decreased $22 million in 2002 from 2001. In December 2001, B&W entered into a contract to sell the Wilson, North Carolina leaf processing operations to Standard Commercial Corporation, referred to as “Standard Commercial,” for $14 million. In connection with the agreement, B&W recorded a charge of $29 million in 2001, representing mainly severance, employee benefits and fixed assets impairments.

      In 2001, restructuring reserves established in 2000 were reduced by $10 million due to an adjustment to the estimated pension settlement. Also in 2001, an additional $3 million impairment charge was recorded for Macon production assets and $1 million in additional termination benefits. In 2002, an additional restructuring charge netting to $2 million was recorded mainly relating to the sale of the leaf processing operations which was completed in April 2002.

      Interest income during 2002 was $66 million, an increase from $37 million for 2001, primarily due to a tax interest refund in 2002. No such refund was received in 2001.

      Interest expense during 2002 was $122 million, a decline from $214 million for 2001, primarily due to lower finance charges on intercompany debt. See “— Debt and Financing Arrangements” for further information.

      Provision for income taxes was $258 million, or an effective rate of 41%, for 2002, compared with $216 million, or an effective rate of 44%, for 2001. The effective tax rate exceeds the federal statutory rate of 35% in both years due to the impact of state income taxes and certain non-deductible items. In 2001, non-deductible items included goodwill amortization and interest.

Liquidity and Financial Condition

          Liquidity

      At present, the principal sources of liquidity for B&W/ Lane are internally generated funds from its operations, accumulated cash and cash equivalents and borrowings through intercompany loans with affiliates. B&W/ Lane does not maintain significant financing arrangements with third party financial institutions, and it is not rated by any rating agency.

      After the closing of the combination transactions, B&W/ Lane will no longer receive funding of any kind from BAT or any of its subsidiaries or have access to any borrowings under credit facilities of BAT or any of its subsidiaries. The liabilities transferred to Reynolds American will not include debt and due to affiliate obligations owed to other BAT subsidiaries currently lending to B&W/ Lane, other than trade payables. Transferred liabilities will be settled in the normal course of B&W/ Lane’s operations. The assets transferred to Reynolds American will not include due from affiliate receivables and any cash exceeding the accrued MSA and the other state settlement agreements at closing, other than trade receivables, cash securing permits, workers’ compensation and other insurance programs and cash to satisfy B&W/ Lane’s minimum net working capital requirements. See “The Combination Transaction Agreements — Formation Agreement — Minimum Working Capital.”

      After the closing of the combination transactions, the primary short-term cash need related to B&W/ Lane will be for working capital, capital expenditures, excise taxes and payment obligations under the MSA and the other state settlement agreements. Based on B&W/ Lane’s current business plan, management believes that B&W/ Lane, if operated on a stand-alone basis, would have sufficient cash resources, including contributed cash, to continue in operation for the twelve months after the closing. The negative impact, if any, on the sources of liquidity that could result from a decrease in demand for products due to short-term inventory adjustments by wholesale and retail distributors, changes in competitive pricing, or accelerated declines in consumption, cannot be predicted. B&W/ Lane cannot predict its cash requirements related to any future settlements or judgments, including cash required to be held in escrow or to bond any appeals, if necessary, and B&W/ Lane makes no assurances that it will be able to meet all of those requirements.

      B&W/ Lane’s ability to fund its cash requirements will depend on its ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If B&W/ Lane’s cash flows from operations are less than expected or its cash requirements are greater than expected, B&W/ Lane may need to arrange and draw on new credit facilities. However, B&W/ Lane cannot guarantee that such funds would be available on acceptable terms, if at all. Future indebtedness, if any, may impose restrictions and covenants on B&W/ Lane and could limit its ability to respond to changing market conditions, fund unplanned capital investments or capitalize on business opportunities. The success of any such fund raising activity cannot be guaranteed, and no assurances are made.

          Contractual Obligations

      B&W/ Lane’s contractual obligations as of December 31, 2003 were (in millions):

	Payments Due By Period

		Less Than			More
	Total	1 Year	1-3 Years	4-5 Years	Than 5

Long-term debt[1]	$739	$23	$—	$—	$716
Non-qualified pension obligations[2]	15	10	1	1	3
Postretirement benefit obligations[2]	98	10	20	20	48
Purchase obligations[3]	1,258	189	312	264	493
Operating leases[4]	99	23	34	19	23
Construction & machinery commitments[5]	5	5	—	—	—

Total contractual obligations	$2,214	$260	$367	$304	$1,283

[1]	Outstanding balance on the $715 million note to BATUS Tobacco Services, LLC, referred to as “BTSL,” $23 million revolving credit facility with BAT Capital Corporation, referred to as “BATCAP,” and $1 million note to Larus & Brother Company. This debt will not be transferred to Reynolds American. For more information on B&W/ Lane’s long-term debt see “Debt and Financing Arrangements” below and note 3, “Affiliated Company and Related Party Transactions” in B&W/ Lane’s combined consolidated financial statements.

[2]	For more information on B&W/ Lane’s pension and postretirement plans, see “Pension and Postretirement Benefits” above and note 9, “Pension Plans and Other Postretirement Benefits” in B&W/ Lane’s combined consolidated financial statements. Non-qualified pension and postretirement obligations beyond ten years are not estimable.

[3]	Purchase obligations primarily include noncancelable commitments to acquire leaf, direct materials and fixed assets, and to process leaf. The major component of the purchase obligations is the estimated value of the commitment to purchase a minimum of 55 million pounds of leaf over a period of ten years as part of the settlement agreement reached in the DeLoach antitrust case. See note 8, “Industry Charges and Contingent Liabilities,” in B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004. This total excludes contract payments contingent upon future sales.

[4]	Operating lease obligations represent estimated lease expenses primarily for office space, automobiles, and office equipment. See note 8, “Lease Commitments” in B&W/ Lane’s combined consolidated financial statements.

[5]	Represents obligations for the purchase of equipment and for the improvement of manufacturing facilities. See note 12, “Other Commitments” in B&W/ Lane’s combined consolidated financial statements.

      B&W/ Lane estimates that its MSA settlement charges will approximate $0.8 billion in 2004 and exceed $0.8 billion thereafter. For more information about B&W/ Lane settlement payments, see note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004.

      In connection with the May 2003 settlement of the DeLoach vs. Philip Morris Co., Inc. lawsuit, B&W paid $33 million, including legal fees, and agreed to purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, 35% for B&W, and as a minimum number of pounds per year, 55 million pounds for B&W.

      B&W/ Lane currently has no material business acquisition commitments other than the commitments incurred in connection with the combination transactions. These combination transaction commitments include B&W/ Lane funding pension and postretirement obligations of approximately $120 million in the first quarter of 2004.

      B&W had letters of credit with a balance, which refers to the amount required to pay off the obligation, of $8 million as of March 31, 2004 and $9 million as of December 31, 2003. Lane had no letters of credit.

          Cash Flows

      Net cash flows from operating activities were $203 million for the first three months of 2004, compared to $202 million for the first three months of 2003. Operating cash flows excluding the movement in due to/from affiliates were $202 million for the first three months of 2004 and $299 million for the first three months of 2003. This change is primarily due to pension funding in January 2004. Loans of excess cash to BATCAP pursuant to an intercompany revolving credit facility are reported as current assets within “Due from affiliated companies” and have been accounted for as a use of operating cash consistent with changes in all other due from affiliated companies balances. The excess cash held by BATCAP under this facility decreased $35 million from December 31, 2003 to March 31, 2004 and increased $71 million from December 31, 2002 to March 31, 2003.

      Net cash flows used in operating activities were $107 million in 2003, compared with $14 million generated in 2002. Operating cash flows excluding the movement in due to/from affiliates were $248 million in 2003 and $348 million in 2002. This change is primarily due to pension funding and movements in accounts receivable and inventories. The BATCAP revolving credit facility increased $382 million from December 31, 2002 to December 31, 2003 and $242 million from December 31, 2001 to December 31, 2002.

      Net cash flows from operating activities were $14 million in 2002, an increase of $232 million from 2001. Operating cash flows excluding the movement in due to/from affiliates was $348 million in 2002 and $258 million in 2001 with the increase primarily due to the increase in operating income in 2002 and tax audit payments made in 2001. The BATCAP revolving credit facility increased $242 million from December 31, 2001 to December 31, 2002 and $400 million from December 31, 2000 to December 31, 2001.

      Net cash flows used in investing activities, which are primarily capital expenditures, were $4 million in the first three months of 2004, compared with $6 million used in the first three months of 2003.

      Net cash flows used in investing activities, which are primarily capital expenditures, were $52 million used in 2003, compared with $34 million used in 2002, and $40 million in 2001. Cash flows from investing were favorably impacted in 2002 from the B&W’s leaf processing facility sale.

      Net cash flows from financing activities were $44 million in the first three months of 2004, compared with $36 million generated in the first three months of 2003.

      Net cash flows from financing activities were $78 million in 2003, compared with $116 million generated in 2002 mainly due to lower cash received from international operations. Net cash flows from financing activities were $116 million in 2002, compared with $21 million in 2001, primarily due to a long-term debt payment in 2001.

          Dividends

      B&W/ Lane paid dividends of $18 million in 2003, $26 million in 2002 and $9 million in 2001. These dividends were paid exclusively by Lane.

          Debt and Financing Arrangements

      B&W/ Lane is party to a financing agreement with an affiliated company, BTSL, dated December 2, 1998. Under this agreement, BTSL is obligated to provide certain financing services and make equity capital contributions to B&W under certain circumstances. Interest charges incurred by B&W/ Lane under this agreement were $7 million in the first three months of 2004 and $6 million in the first three months of 2003 and $26 million, $65 million, and $161 million in the years ended 2003, 2002 and 2001, respectively.

      B&W/ Lane has four key borrowing arrangements. The first is a $715 million long-term note with BTSL with a coupon of 7.41% that matures on December 18, 2011. The second is an uncommitted $500 million revolving credit facility with Louisville Securities Limited, another affiliated company. This credit facility expires on March 31, 2006, and has never been drawn. The third is an uncommitted $30 million revolving credit facility with BATCAP which expires on September 15, 2004. The amount drawn under this facility at March 31, 2004 was $13 million. The fourth facility was a committed $2 billion revolving credit facility from BTSL, referred to in the previous paragraph. This facility was never drawn and expired on December 31, 2003.

      None of these debt and financing arrangements will be available to Reynolds American.

          Covenants

      B&W/ Lane’s existing indebtedness is unsecured and has customary restrictions, covenants and events of default for unsecured facilities of this type. B&W/ Lane does not expect compliance with the covenants to have a material adverse effect on its operations.

Off Balance Sheet Arrangements

          Asset Purchase Agreement

      On December 14, 2001, B&W and Standard Commercial entered into an agreement whereby B&W sold certain assets of its Export Leaf division to Standard Commercial for $14 million. These assets were principally related to green leaf threshing and tobacco storage. Related to that sale, B&W entered into a tobacco services agreement on April 1, 2002 for approximately ten years whereby Standard Commercial will process green leaf tobacco into a re-dried form. This tobacco services agreement includes any tobacco leaf processed in the United States for use by B&W in its cigarette brands manufactured at a U.S. cigarette manufacturing facility owned by B&W, and any leaf that is processed in the United States for B&W for orders received from affiliates of B&W or certain third party customers.

      Under the terms of the tobacco services agreement, Standard Commercial guarantees to B&W that it will make available tobacco processing capacity sufficient to handle annually up to 140 million pounds of flue-cured and 40 million pounds of burley tobacco per crop year. B&W will provide written estimates of anticipated processing requirements before the beginning of each crop year, and processing rates are based on a volume rate matrix subject to an annual inflationary adjustment based on 70% of the percentage increase in the CPI — Urban Wage Earners and Clerical Workers. B&W paid Standard Commercial $18 million and $14 million in 2003 and 2002, respectively, and payments are expected to range between $18 million and $22 million annually over the remainder of the contract. These payments cover tobacco processing, packaging and storage fees.

      The tobacco services agreement is binding upon, and inures to the benefit of, both parties and their respective successors and permitted assigns. Except as otherwise expressly provided, the parties have agreed that the respective rights and obligations shall not be affected in any manner by reason of change of ownership or control of either party.

Litigation and Settlements

      Various legal actions, proceedings and claims, including legal actions claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, B&W’s products, are pending or may be instituted against B&W. For a discussion of the Engle case, other litigation and legal proceedings pending against B&W and the MSA and other state settlement agreements, see “Reynolds American Business — Litigation Affecting the Cigarette Industry” beginning on page 101 and note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004.

Governmental Activity

      The marketing, sale, taxation and use of tobacco products have been subject to substantial regulation by government and health officials for many years. Various state governments have adopted or are considering, among other things, legislation and regulations that would:

•	increase their excise taxes on tobacco products;

•	restrict displays and advertising of tobacco products;

•	establish ignition propensity standards for cigarettes;

•	raise the minimum age to possess or purchase tobacco products;

•	require the disclosure of ingredients used in the manufacture of tobacco products;

•	impose restrictions on smoking in public and private areas; and

•	restrict the sale of tobacco products directly to consumers or other unlicensed recipients, including over the Internet.

      In addition, in the remainder of 2004, the U.S. Congress may consider legislation regarding:

•	further increases in the federal excise tax;

•	regulation of cigarette manufacturing and sale by the U.S. Food and Drug Administration;

•	amendments to the Federal Cigarette Labeling and Advertising Act to require additional warnings;

•	implementation of a national standard for “fire-safe” cigarettes;

•	regulation of the retail sale of cigarettes over the Internet and in other non-face-to-face retail transactions, such as by mail order and telephone;

•	banning of the delivery of cigarettes by the U.S. Postal Service; and

•	changes to the tobacco price support program linked with a buyout of tobacco quotas, possibly resulting in a tax increase to cover the costs associated with compensating quota holders and tobacco growers.

      Together with manufacturers’ price increases in recent years and substantial increases in state and federal excise taxes on cigarettes, these developments have had and will likely continue to have an adverse effect on cigarette sales.

      Tobacco products are subject to substantial excise taxes in the United States. The federal excise tax per pack of 20 cigarettes is $0.39. All states and the District of Columbia currently impose excise taxes at levels ranging from $.025 per pack in Virginia to $2.05 per pack in New Jersey. During 2003, 15 states and the District of Columbia increased their excise taxes. When fully implemented, these increases will raise the weighted average state cigarette excise tax per pack from $0.62 at the beginning of 2003 to $0.70. Although no states have yet increased cigarette excise taxes this year, a number of states have pending legislation proposing additional excise tax increases and B&W expects some state excise taxes to increase in 2004.

      In 1964, the Report of the Advisory Committee to the Surgeon General of the U.S. Public Health Service concluded that cigarette smoking was a health hazard of sufficient importance to warrant appropriate remedial action. Since 1966, federal law has required a warning statement on cigarette packaging. Since 1971, television and radio advertising of cigarettes has been prohibited in the United States. Cigarette advertising in other media in the United States is required to include information with respect to the “tar” and nicotine yield of cigarettes, as well as a warning statement.

      During the past four decades, various laws affecting the tobacco industry have been enacted. In 1984, Congress enacted the Comprehensive Smoking Education Act. Among other things, the Smoking Education Act:

•	establishes an interagency committee on smoking and health that is charged with carrying out a program to inform the public of any dangers to human health presented by cigarette smoking;

•	requires a series of four health warnings to be printed on cigarette packages and advertising on a rotating basis;

•	increases type size and area of the warning required in cigarette advertisements; and

•	requires that cigarette manufacturers provide annually, on a confidential basis, a list of ingredients added to tobacco in the manufacture of cigarettes to the Secretary of Health and Human Services.

      The warnings currently required on cigarette packages and advertisements are:

•	“SURGEON GENERAL’S WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, And May Complicate Pregnancy”;

•	“SURGEON GENERAL’S WARNING: Quitting Smoking Now Greatly Reduces Serious Risks To Your Health”;

•	“SURGEON GENERAL’S WARNING: Smoking By Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight”; and

•	“SURGEON GENERAL’S WARNING: Cigarette Smoke Contains Carbon Monoxide.”

      Since the initial report in 1964, the Secretary of Health, Education and Welfare, now the Secretary of Health and Human Services, and the Surgeon General have issued a number of other reports which purport to find the nicotine in cigarettes addictive and to link cigarette smoking and exposure to cigarette smoke with certain health hazards, including various types of cancer, coronary heart disease and chronic obstructive lung disease. These reports have recommended various governmental measures to reduce the incidence of smoking. In 1992, the federal Alcohol, Drug Abuse and Mental Health Act was signed into law. This act requires states to adopt a minimum age of 18 for purchases of tobacco products and to establish a system to monitor, report and reduce the illegal sale of tobacco products to minors in order to continue receiving federal funding for mental health and drug abuse programs. In January 1996, the U.S. Department of Health and Human Services announced regulations implementing this legislation.

      In December 1992, the U.S. Environmental Protection Agency issued a report that classified environmental tobacco smoke as a Group A, or known human, carcinogen. B&W and others filed suit to challenge the validity of the EPA report. On July 17, 1998, a U.S. District Court judge held that the EPA’s classification of environmental tobacco smoke was invalid and vacated those portions of the report dealing with lung cancer. The judgment of the district court was in turn vacated by the U.S. Court of Appeals for the Fourth Circuit on December 11, 2002, on the ground that the district court lacked jurisdiction to review the EPA’s report. The appellate decision raises important legal issues, but, ten years after the appearance of the original EPA report, the practical issues are not compelling because other agencies have reached similar conclusions and smoking restrictions have increasingly proliferated.

      Legislation imposing various restrictions on public smoking also has been enacted in 48 states and many local jurisdictions, and many employers have initiated programs restricting or eliminating smoking in the workplace. A number of states have enacted legislation designating a portion of increased cigarette excise taxes to fund either anti-smoking programs, health care programs or cancer research. In addition, educational and research programs addressing health care issues related to smoking are being funded from industry payments made or to be made under settlements with state attorneys general. Federal law prohibits smoking in scheduled passenger aircraft, and the U.S. Interstate Commerce Commission has banned smoking on buses transporting passengers inter-state. Certain common carriers have imposed additional restrictions on passenger smoking.

      In December 2003, the California Environmental Protection Agency Air Resources Board issued a “Proposed Identification of Environmental Tobacco Smoke as a Toxic Air Contaminant” for public review. If environmental tobacco smoke is identified as a “toxic air contaminant,” the Air Resources Board is required to prepare a report assessing the need and appropriate degree of control of environmental tobacco smoke. B&W cannot predict the form any future California regulation may take.

      Several states have enacted or proposed legislation or regulations that would require cigarette manufacturers to disclose the ingredients used in the manufacture of cigarettes. In July 1996, Massachusetts enacted legislation requiring manufacturers of tobacco products sold in Massachusetts to report yearly, beginning December 15, 1997, the ingredients of each brand sold. The statute also requires the reporting of nicotine yield ratings in accordance with procedures established by the state. The legislation contemplates public disclosure of all ingredients in descending quantitative order, a trade-secret disclosure that B&W/ Lane believes could damage the competitive position of its brands. B&W, together with other cigarette manufacturers, filed suit in the U.S. District Court for the District of Massachusetts seeking to have the statute declared invalid. In September 2000, the district court permanently enjoined enforcement of provisions of the law relating to ingredient reporting and issued a judgment in favor of the cigarette manufacturers. The United States Court of Appeals for the First Circuit upheld the district court’s judgment on December 2, 2002.

      In August 1998, the Massachusetts Department of Public Health issued proposed regulations for public comment that would require annual reporting, beginning July 1, 2000, on a brand-by-brand basis of 43 smoke constituents in both mainstream smoke and sidestream smoke. B&W, together with other cigarette manufacturers, filed comments with the MDPH on October 9, 1998. B&W and the other manufacturers believe that the MDPH lacks legal authority to promulgate these regulations. Nevertheless, B&W and the other manufacturers have conducted a cooperative benchmarking study to address certain MDPH concerns. The benchmarking study obtained smoke constituent information on a representative number of cigarette brand styles. The final report, including all data, was presented to the MDPH. The MDPH has drafted additional proposed regulations requiring further extensive testing of cigarette brands. The MDPH has engaged in discussions about these additional proposed regulations with representatives of the cigarette manufacturers and others, but has not formally issued them for public comment. Although the MDPH has stated its intention to promulgate additional reporting requirements, B&W/ Lane cannot predict the form they will take or the effect they will have on B&W’s and Lane’s business or operations.

      On May 21, 1999, B&W and other tobacco companies filed lawsuits in the U.S. District Court for the District of Massachusetts to enjoin implementation of certain Massachusetts attorney general regulations concerning the advertisement and display of tobacco products. The regulations went beyond those required by the MSA and banned outdoor advertising of tobacco products within 1,000 feet of any school or playground, as well as any indoor tobacco advertising placed lower than five feet in stores within the 1,000-foot zone. The district court ruled against the industry on January 25, 2000, and the U.S. Court of Appeals for the First Circuit affirmed. The U.S. Supreme Court granted the industry’s petition for writ of certiorari on January 8, 2001, and ruled in favor of B&W and the rest of the industry on June 28, 2001. The Supreme Court found that the regulations were preempted by the Federal Cigarette Labeling and Advertising Act, which precludes states from imposing any requirement or prohibition based on smoking and health with respect to the advertising or promotion of cigarettes labeled in conformity with federal law.

      Several states have enacted or have proposed legislation or regulations that would require cigarette manufacturers to disclose the ingredients used in the manufacture of cigarettes. In September 2003, the Massachusetts Department of Public Health announced its intention to hold public hearings on amendments to its tobacco regulations. The proposed regulations would delete any ingredients-reporting requirement. (The U.S. Court of Appeals for the Second Circuit previously affirmed a ruling that the Massachusetts ingredient-reporting law was unconstitutional.) MDPH has proposed to inaugurate extensive changes to its regulations requiring tobacco companies to report nicotine yield ratings for cigarettes according to methods prescribed by MDPH. Because MDPH withdrew its notice for a public hearing in November 2003, it is impossible to predict the final form any new regulations will take or the effect they will have on the business or results of operations of RJR Tobacco.

      In June 2000, the New York State legislature passed legislation charging the state’s Office of Fire Prevention and Control with developing standards for “fire-safe” or self-extinguishing cigarettes. On December 31, 2003, the OFPC issued a final standard with accompanying regulations that will require all cigarettes offered for sale after June 28, 2004 to achieve specified test results when placed on ten layers of filter paper in controlled laboratory conditions. Certain design and manufacturing changes will be necessary for cigarettes manufactured for sale in New York to comply with the standard. There may be an adverse impact on the sale of cigarettes in New York due to reduced consumer acceptance of the changes in the cigarettes made necessary to meet the standard. Inventories of cigarettes existing in the wholesale and retail trade as of June 28, 2004 that do not comply may continue to be sold provided New York tax stamps have been affixed and such inventories have been purchased in comparable quantities to the same period in the previous year. B&W has not historically provided products that would be compliant under these new OFPC regulations. B&W expects, however, to supply compliant products by June 28, 2004. Similar legislation is being considered by other state legislatures. Varying standards from state to state could have an adverse impact on the business or results of operations of B&W/Lane.

      A price differential exists between cigarettes manufactured for sale abroad and cigarettes manufactured for U.S. sale. The result is that a domestic “gray market” has developed in cigarettes manufactured for sale abroad. These cigarettes compete with the cigarettes B&W/ Lane manufactures for domestic sale. The U.S. federal government and all states except Massachusetts have enacted legislation prohibiting the sale and distribution of gray market cigarettes.

      Forty-four states have passed, and various states are considering, legislation to ensure that “nonparticipating manufacturers,” referred to as “NPMs,” under the MSA are making required escrow payments. Under this legislation, a state would only permit distribution of brands by manufacturers who are deemed by the state to be MSA compliant. Failure to make escrow payments could result in the loss of a nonparticipating manufacturer’s ability to sell tobacco products in a respective state. Early efforts to enact legislation, from 2001 to early 2002, resulted in a range of NPM laws, some containing only minimal requirements. However, once the National Association of Attorneys General, referred to as “NAAG,” became involved in the legislative initiative, model “complementary” NPM language was developed and introduced in the states where either no NPM laws existed or where existing laws needed to be amended to bring them in line with the model language.

      Additionally, 30 states have enacted, and several states are considering, legislation that closes a loophole in the MSA. The loophole allows nonparticipating manufacturers to recover most of the funds from their escrow accounts. To obtain the refunds, the manufacturers must establish that their escrow deposit was greater than the amount the state would have received had the manufacturer been a “subsequent participating manufacturer” under the MSA. NAAG has endorsed adoption of these legislative efforts.

      Finally, three states have enacted “equity assessments” on NPMs’ products, a legislative initiative that has not been endorsed by NAAG.

      Thirty states have passed, and several additional states are considering, statutes limiting the amount of the bonds required to file an appeal of an adverse judgment in state court. The limitation on the amount of such bonds generally ranges from $25 million to $150 million. Such bonding statutes allow the defendants that are subject to large adverse judgments, such as cigarette manufacturers, to reasonably bond such adverse judgments and pursue the appellate process.

      Tobacco leaf is an agricultural product subject to U.S. government production controls and price supports that can affect market prices substantially. The tobacco leaf price support program is subject to congressional review and may be changed at any time. In December 1994, Congress enacted the Uruguay Round Agreements Act to replace a domestic content requirement with a tariff rate quota system that bases tariffs on import volumes. The tariff rate quotas have been established by the United States with overseas tobacco producers and became effective on September 13, 1995. Because of the importance of tobacco leaf as a raw material for B&W’s/ Lane’s products, substantial changes in the legislative or regulatory environment applicable to tobacco leaf could have a material adverse effect on B&W/ Lane’s results of operations and cash flows.

      On May 21, 2003, the World Health Organization adopted a broad tobacco control treaty. The treaty recommends and requires enactment of legislation establishing specific actions to prevent youth smoking, restrict and gradually eliminate tobacco products marketing, provide greater regulation and disclosure of ingredients, increase the size and scope of package warning labels to cover at least 30 percent of each package and include graphic pictures on packages. The United States delegate to the World Health Organization Assembly voted for the treaty, and the Secretary of Health and Human Services signed it on behalf of the President. It is not known when the treaty will be sent to the United States Senate for ratification. Ratification of the treaty by the United States Senate could lead to broader regulation of the industry.

      Post-MSA cigarette volume declines have dictated significant reductions in tobacco marketing quotas, which in turn have led many farmers to support legislation eliminating the current tobacco quota program with compensation for the lost value of their quotas. Such “quota buyout” legislation, funded by a tax on manufacturers and importers, has been introduced and could be considered during this session of Congress.

      It is not possible to determine what additional federal, state or local legislation or regulations relating to smoking or tobacco products will be enacted or to predict the effect of new legislation or regulations on B&W/Lane or the tobacco product industry in general, but any new legislation or regulations could have an adverse effect on B&W/ Lane or the tobacco product industry in general.

      For further discussion of litigation and legal proceedings pending against B&W/ Lane, see “Reynolds American Business — Litigation Affecting the Tobacco Industry,” “Reynolds American Business — Environmental Matters” and note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004.

Environmental Matters

      B&W/ Lane is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. B&W/ Lane has been engaged in a continuing program to assure compliance with these environmental laws and regulations. Although it is difficult to identify precisely the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, B&W/ Lane does not expect such expenditures or other costs to have a material adverse effect on the business or financial condition of B&W/ Lane.

      For further discussion of environmental matters, see “Reynolds American Business — Environmental Matters” beginning on page 133 and note 8 to B&W/ Lane’s condensed combined consolidated financial statements for the three-month period ended March 31, 2004.

Market Risk

      B&W/ Lane is exposed to market risks associated with changes in foreign currency exchange rates, changes in interest rates and credit risks from customer trade receivables. B&W/ Lane is not engaged in the trading of financial instruments, derivative instruments or currency. Accordingly, its market risks arise in the ordinary course of business.

          Foreign Currency Exchange Risk

      B&W/ Lane’s foreign currency risk arising through transactions denominated in foreign currency is not material to its results of operations.

          Interest Rate Risk

      At March 31, 2004, asset balances exposed to interest rate risk totaled $1.7 billion. These assets were primarily interest-bearing deposits in the BATCAP revolving credit facility. A 1% change in interest rate levels would have a $17 million impact on interest income.

REYNOLDS AMERICAN BUSINESS

General

Reynolds American

      Reynolds American was incorporated on January 5, 2004, as a North Carolina corporation and is currently owned 50% by RJR and 50% by B&W. Prior to the completion of the combination transactions, Reynolds American will not hold any assets or conduct any business other than in connection with the combination transactions. Reynolds American will apply for listing on the NYSE under the symbol “RAI”. The headquarters and operations of Reynolds American are expected to be located in Winston-Salem, North Carolina. Following the completion of the combination transactions, Reynolds American will be a holding company that will own the following three principal operating subsidiaries:

•	Reynolds Tobacco, which will be the surviving corporation from the merger of RJR Tobacco with and into a new wholly owned subsidiary that will own B&W’s U.S. cigarette and tobacco business;

•	Santa Fe, a manufacturer and distributor of cigarettes and other tobacco products under the NATURAL AMERICAN SPIRIT brand; and

•	Lane, a manufacturer and distributor of several cigar, roll-your-own and pipe tobacco brands, including DUNHILL and CAPTAIN BLACK tobacco products.

      Reynolds American’s Internet website address will be “www.reynoldsamerican.com.” Following completion of the combination transactions, Reynolds American will file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and appropriate amendments to those reports. Those reports will be available free of charge through Reynolds American’s website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Reynolds American’s Internet website and the information contained therein or connected thereto are not intended to be incorporated into this document.

      Reynolds American will have one reportable operating segment, Reynolds Tobacco, which will be the second largest cigarette manufacturer in the United States.

RJR

      RJR was incorporated in 1970 as a Delaware corporation and is listed on the NYSE under the symbol “RJR,” which listing will be terminated upon the completion of the combination transactions. RJR’s direct, wholly owned operating subsidiaries include RJR Tobacco and Santa Fe.

      RJR’s Internet website address is “www.RJRHoldings.com.” RJR’s annual report on Form 10-K for the fiscal year ended December 31, 2003, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports and any subsequent report filed prior to the completion of the combination transactions are available free of charge through its website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. See “Where You Can Find More Information” beginning on page 201. RJR’s Internet website and the information contained therein or connected thereto are not intended to be incorporated into this document.

      RJR has one reportable operating segment, RJR Tobacco, which is the second largest cigarette manufacturer in the United States. RJR Tobacco’s largest selling cigarette brands, CAMEL, WINSTON, SALEM and DORAL, were four of the top ten best-selling brands of cigarettes in the United States in 2003. Those brands, and its other brands, including VANTAGE, MORE and NOW, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences. In September 2003, RJR announced a shift in its brand-portfolio strategy to focus on improving profitability through emphasis on two of its cigarette brands, CAMEL and SALEM, with more limited investments in WINSTON and DORAL. At the same time, RJR announced and implemented a restructuring plan in an effort to streamline its cost structure and improve long-term earnings. The restructuring plan primarily included a work-force reduction, as well as asset impairments and associated exit activities.

      Prior to June 1999, RJR was a subsidiary of Nabisco Group Holdings Corp., which was a public company listed on the NYSE under the symbol “NGH.” In 1999, RJR and NGH completed a series of transactions to reorganize their businesses and capital structures. In May 1999, RJR and RJR Tobacco sold their international tobacco business to Japan Tobacco Inc. A portion of the proceeds from the sale of the international tobacco business was used by RJR to repurchase $4 billion of its debt. Additionally, RJR transferred $1.6 billion in cash proceeds, together with its 80.5% interest in Nabisco Holdings Corp., referred to as “Nabisco,” to NGH through a merger transaction. In June 1999, NGH distributed all of the outstanding shares of RJR common stock to NGH common stockholders of record as of May 27, 1999. Shares of RJR began trading separately on the NYSE on June 15, 1999.

      On December 11, 2000, RJR acquired its former parent, NGH, which had become a non-operating public shell company with no material assets or liabilities other than approximately $11.8 billion in cash. RJR paid $30 for each outstanding share of NGH, or approximately $9.8 billion in the aggregate. Net cash proceeds to RJR from this transaction were approximately $1.5 billion, after transaction costs and payments to NGH stockholders.

      On January 16, 2002, RJR acquired all the voting stock of privately held Santa Fe for $354 million. Although Santa Fe is an operating segment of RJR, its financial condition and results of operations are not material for separate segment reporting.

      On July 16, 2002, RJR acquired a 50% interest in R.J. Reynolds-Gallaher International Sarl, a joint venture created with Gallaher Group Plc, to manufacture and market a limited portfolio of American-blend cigarette brands. The joint venture, headquartered in Switzerland, initially marketed its products in France, Spain, the Canary Islands and Italy and in 2003, expanded into Andorra and Belgium. RJR’s financial contribution to the joint venture during the first five years of the joint venture is expected to be $75 million to $100 million. RJR Tobacco has licensed REYNOLDS, a new American-blend brand in a unique Slide Box pack, to the joint venture. This investment is accounted for using the equity method.

      Although the non-competition agreement to be entered into by Reynolds American and BAT generally restricts Reynolds American and its controlled affiliates from specified activities outside the United States for a period of five years, the agreement contains exceptions for specific operations of the Gallaher joint venture and Santa Fe. See “The Combination Transaction Agreements — Non-competition Agreement” beginning on page 179.

B&W’s Business in the United States

      B&W was incorporated in 1927 as a Delaware corporation. B&W is an indirect, wholly owned subsidiary of BAT, an international tobacco company organized under the laws of England and Wales and headquartered in London, England. BAT is listed on the London Stock Exchange under the symbol “BATS.” BAT’s American Depositary Receipts are traded on the American Stock Exchange under the symbol “BTI.”

      B&W is the third largest manufacturer and marketer of cigarettes in the United States. B&W’s principal cigarette brands in the U.S. market are KOOL, PALL MALL, CAPRI, MISTY and GPC. These brands, together with LUCKY STRIKE, CARLTON and VICEROY, are manufactured in a variety of styles and marketed in the United States to meet a range of adult smoker preferences.

      In 1994, B&W acquired The American Tobacco Company, which was merged with and into B&W in 1995. As a result of this transaction, B&W acquired the U.S. rights to several cigarette brands, including LUCKY STRIKE, CARLTON, MISTY and PALL MALL. In connection with The American Tobacco Company transaction, in 1996, B&W sold six discount cigarette brands and certain related assets, including a manufacturing plant, to Commonwealth Tobacco, LLC, a subsidiary of Commonwealth Brands, Inc. The brands that were sold included MONTCLAIR, RIVIERA, MALIBU, BULL DURHAM, CROWNS and SPECIAL TENS.

      In 1999, BAT entered into a combination transaction with Rothmans International. As a result of the combination, Lane and its parent company became indirect, wholly owned subsidiaries of BAT. Lane manufactures or distributes cigars, roll-your-own and pipe tobacco brands and other tobacco products, including DUNHILL and CAPTAIN BLACK tobacco products.

      In 2000, B&W underwent a restructuring and cost-reduction program aiming to improve its financial position and enhance its competitiveness in the marketplace. In January 2001, B&W’s legal structure was changed so that its cigarette and tobacco business in Japan was transferred to a new wholly owned subsidiary of B&W, BATUS Japan, Inc. The restructuring and cost-reduction program also included a work force reduction of approximately 1,500 employees, including those who retired. In addition, B&W sold four brands of dry snuff and plug chewing tobacco and certain related assets to Conwood Company, L.P. in 2000. The brands sold included BLOODHOUND, SUN CURED, RED JUICE and TUBE ROSE.

      In 2002, B&W sold assets related exclusively to the operation of its green leaf threshing and tobacco storage business, including a tobacco processing facility, to Standard Commercial. In connection with this transaction, B&W entered into certain agreements pursuant to which Standard Commercial agreed to provide tobacco processing and storage services to B&W and some of its affiliates and customers. B&W also agreed, subject to specified exceptions, not to compete with Standard Commercial in the business of threshing or redrying green leaf tobacco in the United States until April 2006. During 2002, B&W announced new packaging and a new marketing campaign for KOOL.

      During 2003, B&W announced layoffs at its manufacturing facility in Macon, Georgia because of a decline in production volumes. Also during 2003, B&W initiated a carton list-price reduction on KOOL and re-directed its sales force to focus on merchandising and promotional activities.

B&W Opco

      B&W Opco was formed by B&W and contributed to Reynolds American as part of the combination transactions. Prior to the completion of the combination transactions, B&W Opco will not hold any assets or conduct any business other than in connection with the combination transactions. Following the completion of the combination transactions, B&W Opco will be referred to as “Reynolds Tobacco.”

Industry Overview

      Reynolds American’s operating subsidiaries will primarily conduct business in the highly competitive U.S. cigarette market, which has a few large manufacturers and many smaller participants. The U.S. cigarette market is a mature market in which overall consumer demand is expected to decline over time.

      U.S. cigarette shipments, as tracked by MSAi, decreased at a compound annual rate of 1.6% from 1987 through 1997. According to MSAi data, after declining 4.6% in 1998 and 9% in 1999, shipments remained more stable in 2000, declined 3.2% in 2001, declined 3.7% in 2002, and declined 5.1%, to approximately 371.4 billion units in 2003. Reynolds American believes that cigarette shipments in the United States are significantly higher than the 371.4 billion estimated units registered by MSAi, with the difference largely attributable to deep-discount brands, gray market imports and sales through alternative channels that are not effectively tracked by MSAi. From December 1999 to December 2003, wholesale cigarette prices of the major manufacturers increased $0.64 per pack overall. The year-end wholesale list price of a pack of RJR Tobacco’s full-price brands were $2.64, $2.76 and $2.76 in 2001, 2002 and 2003, respectively. The year-end wholesale list price of a pack of B&W’s full-price brands were $2.64, $2.76 and $2.76 in 2001, 2002 and 2003, respectively. The 2003 year-end wholesale list price for B&W does not include KOOL, which underwent a wholesale list price reduction in 2003; if KOOL was included, the 2003 year-end wholesale list price of a pack of B&W’s full-price brands would be $2.30.

      Profitability of the U.S. cigarette industry continues to be adversely impacted by increases in state excise taxes, competitive promotional spending, discounting and deep-discount brand growth.

Competition

      Reynolds American’s operating subsidiaries’ primary competitors will include Philip Morris USA Inc., a subsidiary of Altria Group, Inc., Lorillard Tobacco Company, an indirect subsidiary of the Loews Corporation, and manufacturers of deep-discount brands. Deep-discount brands are typically marketed by manufacturers that are not original participants in the MSA and, accordingly, do not have cost structures burdened with MSA-related payments to the same extent as the original participating manufacturers.

      According to data from IRI, during 2001, 2002 and 2003, Philip Morris USA had an overall retail share of the U.S. market of 50.45%, 49.35% and 49.37%, respectively, and Lorillard Tobacco Company had an overall retail share of the U.S. market of 8.55%, 8.21% and 8.22%, respectively. During these same years, according to IRI data, Reynolds Tobacco would have had an overall retail share of the U.S. market of 33.81%, 32.97% and 32.09%, respectively, on a pro forma basis giving effect to the combination transactions.

      Domestic shipment volume and retail share of market data that appear in this document have been obtained from MSAi and IRI. These two organizations are the primary sources of data relating to the cigarette and tobacco industry. This information is included in this document because it is used by Reynolds American primarily as an indicator of the relative performance of industry participants and brands and market trends. You should not rely on the market share data reported by these organizations as being precise measurements of actual market share because these organizations are not able to effectively track the volume of all deep-discount brands. Reynolds American believes deep-discount brands made by small manufacturers in recent years have proliferated and have increased their combined market share to approximately 15% to 17% of U.S. industry unit sales. Accordingly, the retail share of market of Reynolds American and its brands as reported by these organizations may overstate their actual market share.

      Over time, competition between brands has been based primarily on brand positioning and price, as well as product attributes and packaging, consumer loyalty, promotions, advertising and retail presence. Cigarette brands produced by the major manufacturers generally require competitive pricing, substantial marketing support, retail programs and other incentives to maintain or improve a brand’s market position or to introduce a new brand.

      Historically, the major manufacturers have had a competitive advantage in the United States because significant marketing restrictions and the scale of investment required to compete made gaining consumer awareness and trial of new brands difficult. However, since the MSA was signed in November 1998, the category of deep-discount brands manufactured by smaller manufacturers or supplied by importers has grown substantially. This growth was driven by their significantly lower prices due to cost advantages, including lower MSA payments.

      The growth in market share of the deep-discount brands over the past five years has had an adverse impact on the market shares and results of operations of the remaining industry participants. In response to deep-discount pricing and other pricing pressures in the marketplace, such as increased cigarette state excise taxes, the major manufacturers have increased promotional spending significantly and, in some cases, lowered their wholesale list prices. The prevalence of deep-discount brands will continue to have an adverse impact on results of operations for the remaining participants.

Strategy

      Reynolds American will focus on building long-term shareholder value. To this end, Reynolds American expects its activities and initiatives to be guided by the strategic platforms of long-term growth and productivity enhancement while maintaining high standards of corporate governance and business conduct. Specific brand portfolio strategies for Reynolds American’s operating subsidiaries will be determined after the completion of the combination transactions.

Marketing

      Reynolds American’s operating subsidiaries will be committed to building and maintaining a portfolio of strong brands. Reynolds Tobacco’s marketing programs will be designed to strengthen brand image, build brand awareness and loyalty, and switch adult consumers of competing brands. Pricing is a key factor in marketplace success, and Reynolds Tobacco expects to implement competitive pricing levels in an effort to defend its brands against competitors and switch adult smokers of other brands.

      Anti-smoking groups have attempted to restrict cigarette sales, cigarette advertising and the testing and introduction of new cigarette products. The MSA and federal, state and local laws restrict the utilization of television, radio and billboard advertising and certain other marketing and promotional methods. Reynolds American’s subsidiaries expect to use advertisements in magazines where the vast majority of readers are adults 18 years of age or older, direct mailings to adult smokers and other means to market their brands and enhance their appeal among adult smokers. Reynolds American’s operating subsidiaries will continue to advertise and promote at retail cigarette locations and in other adult venues where permitted.

Manufacturing and Distribution

      Reynolds Tobacco will own cigarette manufacturing facilities in three locations, one near the Winston-Salem, North Carolina area, one in Winston-Salem and one in Macon, Georgia. Reynolds Tobacco’s Tobaccoville, North Carolina facility is a two-million square-foot facility constructed in 1985. Reynolds Tobacco’s Whitaker Park complex in Winston-Salem, North Carolina includes a one-and-one-half-million square-foot plant, Reynolds Tobacco’s Central Distribution Center, and a pilot plant for trial manufacturing of new products. The manufacturing facility located in Macon, Georgia is a one-and-one-half-million square-foot plant. Reynolds Tobacco expects to close the Macon facility after a transition period, with the consolidated manufacturing operations being conducted primarily at the two North Carolina facilities following the Macon closing. Reynolds Tobacco will have combined production capacity of approximately 200 billion cigarettes per year. In addition, Reynolds Tobacco expects to close the Hanmer Facility, a reconstituted tobacco facility, in Chester, Virginia, subject to completion of the combination transactions. The Hanmer facility closure would affect approximately 130 employees.

      Reynolds Tobacco intends to sell its cigarettes primarily to distributors, wholesalers and other direct customers, some of which are retail chains. Reynolds Tobacco will distribute its cigarettes primarily to public warehouses located throughout the United States that serve as local distribution centers for its customers. No significant backlog of orders currently exists at any RJR Tobacco or B&W facility.

      Sales made by each of RJR Tobacco and B&W to McLane Company, Inc., a distributor to WalMart, Sam’s Club and other retailers would have comprised 22%, 23% and 26% of Reynolds Tobacco’s consolidated revenues in 2001, 2002 and 2003, respectively, on a pro forma basis. No other customer would have accounted for 10% or more of revenues during those years on a pro forma basis. Each of RJR Tobacco and B&W currently has a good relationship with McLane. Reynolds Tobacco’s sales to McLane are not expected to be governed by any written supply contract. Instead, Reynolds Tobacco expects to continue RJR Tobacco’s and B&W’s existing arrangements whereby Reynolds Tobacco will observe McLane’s inventory to manage the supply and level of McLane’s inventory.

      Each of RJR Tobacco and B&W is currently a party to certain contracts with customers in which consideration is based on the customer’s compliance with specified performance levels and incentive terms.

Raw Materials

      In its production of cigarettes, Reynolds Tobacco will continue to use U.S. and foreign burley and flue-cured leaf tobaccos, as well as Oriental tobaccos grown primarily in Turkey and Greece. Reynolds Tobacco believes there is a sufficient supply in the worldwide tobacco market to satisfy its current and anticipated production requirements.

      Tobacco leaf supplies are obtained in auctions or through short-term contracts, which are frequently renegotiated. Each of RJR Tobacco and B&W currently has a good relationship with its suppliers.

      Tobacco leaf is subject to U.S. government production controls and price supports that can substantially affect market prices. The tobacco leaf price support program is subject to congressional review and may be changed at any time. In December 1994, Congress enacted the Uruguay Round Agreements Act to replace a domestic content requirement with a tariff rate quota system that bases tariffs on import volumes. The tariff rate quotas became effective on September 13, 1995.

      In May 2003, B&W entered into a settlement agreement, and in April 2004, RJR entered into a settlement agreement, with flue-cured and burley tobacco growers and quota holders in connection with the

DeLoach class action litigation. The agreements require, among other things, that B&W and RJR Tobacco purchase minimum amounts of U.S. flue-cured and burley tobacco, subject to adjustment based on B&W’s and RJR Tobacco’s respective annual total requirements for each type of tobacco. Reynolds American expects these agreements to continue after the completion of the combination transactions. See “The Combination Transaction Agreements — The Combination Transactions — Formation of B&W Opco” beginning on page 143 and “Reynolds American Business — Litigation Affecting the Cigarette Industry” beginning on page 101.

Research and Development

      Reynolds Tobacco will own two research and development facilities, the Bowman Gray Technical Center at the Whitaker Park complex and a facility located in Macon, Georgia. Scientists and engineers at these facilities will work to create more efficient methods of preparing tobacco blends as well as develop product enhancements, new products and packaging innovations. Reynolds Tobacco expects to close the Macon facility after a transition period, after which all of its research and development activities will be conducted primarily at the Whitaker Park complex.

      A focus for research and development activity is expected to be the development of potentially reduced exposure products, referred to as “PREPS,” which may ultimately be recognized as reducing risks to health.

      Reynolds American’s operating subsidiaries’ research and development expense for the years ended December 31, 2001, 2002 and 2003 would have been $92 million, $91 million and $89 million, respectively, on a pro forma basis. Historically, RJR Tobacco’s and B&W’s respective research and development centers have not provided a material amount of litigation support.

Intellectual Property

      Reynolds American’s operating subsidiaries own or have the right to use numerous trademarks, including the brand names of their cigarettes and the distinctive elements of their packaging and displays. Reynolds American’s operating subsidiaries’ material trademarks are registered with the U.S. Patent and Trademark Office. Rights in these trademarks in the United States will last as long as Reynolds American’s subsidiaries continue to use the trademarks. The operating subsidiaries consider the distinctive blends and recipes used to make each of their brands to be trade secrets. These trade secrets are not patented.

      In 1999, RJR Tobacco sold most of its trademarks and patents outside the United States in connection with the sale of its international tobacco business to Japan Tobacco Inc. The sale agreement grants Japan Tobacco the right to use certain of RJR Tobacco’s trade secrets outside the United States, but details of the ingredients or formulae for flavors and the blends of tobacco may not be provided to any sub-licensees or sub-contractors. The agreement also generally prohibits Japan Tobacco and its licensees and sub-licensees from the sale or distribution of tobacco products of any description employing the purchased trademarks and other intellectual property rights in the United States.

      In addition to intellectual property rights it directly owns, Reynolds Tobacco will have certain rights with respect to BAT intellectual property that were available for use by B&W prior to the completion of the combination transactions. See “The Combination Transaction Agreements — Non-competition Agreement — Covenants Not to Sue” beginning on page 183.

Legislation and Other Matters Affecting the Cigarette Industry

      The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state, federal and foreign governments. Various state governments have adopted or are considering, among other things, legislation and regulations:

•	increasing their excise taxes on tobacco products;

•	restricting displays and advertising of tobacco products;

•	establishing ignition propensity standards for cigarettes;

•	raising the minimum age to possess or purchase tobacco products;

•	requiring the disclosure of ingredients used in the manufacture of tobacco products;

•	imposing restrictions on smoking in public and private areas; and

•	restricting the sale of tobacco products directly to consumers or other unlicensed recipients, including over the Internet.

In addition, in the remainder of 2004 the U.S. Congress may consider legislation regarding:

•	further increases in the federal excise tax;

•	regulation of tobacco product manufacturing and sale by the U.S. Food and Drug Administration;

•	amendments to the Federal Cigarette Labeling and Advertising Act to require additional warnings;

•	implementation of a national standard of “fire-safe” cigarettes;

•	regulation of the sale of cigarettes over the Internet and in other non-face-to-face retail transactions, such as by mail order and telephone;

•	banning of the delivery of cigarettes by the U.S. Postal Service; and

•	changes to the tobacco support program linked with a buyout of tobacco quotas, possibly resulting in a tax increase to cover the costs associated with compensating quota holders and tobacco growers.

Together with manufacturers’ price increases in recent years and substantial increases in state and federal excise taxes on cigarettes, these developments have had and will likely continue to have an adverse effect on tobacco product sales.

Litigation Affecting the Cigarette Industry

Overview

Introduction

      Various legal actions, proceedings and claims relating to the use of, or exposure to, Reynolds American’s operating subsidiaries’ products are pending or may be instituted against RJR Tobacco, B&W, Reynolds Tobacco or their respective affiliates, including Reynolds American or indemnitees. As of April 14, 2004, there were approximately 1,408 active cases pending with respect to the combined business, including approximately 1,002 individual smoker cases pending in West Virginia state court as a consolidated action: approximately 1,384 in the United States; 16 in Puerto Rico; 4 in Canada; 3 in Israel; and 1 in the Virgin Islands. Of the approximately 1,408 total active cases, 67 cases are pending against B&W that are not also pending against RJR Tobacco. The U.S. case number does not include the 2,723 Broin II cases, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke, referred to as “ETS” or “secondhand smoke,” in aircraft cabins, pending as of April 14, 2004, and discussed below.

      The U.S. cases, exclusive of the Broin II cases, are pending in the following 32 states and the District of Columbia:

Number of
State	U.S. Cases

West Virginia	1,011 *
Florida	85
Mississippi	51
Maryland	50
New York	32
Louisiana	26
California	21
Alabama	15
Iowa	11
Illinois	10
Massachusetts	10
Missouri	10
District of Columbia	8
Pennsylvania	6
Georgia	4
Tennessee	4
Washington	4
Connecticut	3
New Hampshire	3
Kansas	2

Number of
State	U.S. Cases

Minnesota	2
New Jersey	2
Ohio	2
Texas	2
Arizona	1
Michigan	1
North Carolina	1
New Mexico	1
Oklahoma	1
Oregon	1
South Dakota	1
Virginia	1

*	1,002 of the 1,011 cases are pending as a consolidated action.

Of the approximately 1,408 active U.S. cases, 82 are pending in federal court, 1,300 in state court and 2 in tribal court.

      The following table lists the categories of the U.S. tobacco-related cases currently pending against RJR Tobacco, B&W or their respective affiliates or indemnitees, as of April 14, 2004, and a cross-reference to the discussion of each case type.

			Reynolds Tobacco’s
	RJR Tobacco’s	B&W/Lane’s	Case Numbers
	Case Numbers	Case Numbers	as of
	as of	as of	April 14, 2004	Page
Case Type	April 14, 2004	April 14, 2004	(Pro Forma)	Reference

Individual Smoking and Health	1,258	1,244	1,328	112
Flight Attendant — ETS (Broin II)	2,723	2,723	2,723	114
Class Action	17	15	20	115
Governmental Health Care Cost Recovery	9	9	9	119
Other Health Care Cost Recovery and Aggregated Claims	5	5	5	123
Master Settlement Agreement-Enforcement and Validity	3	1	3	125
Asbestos Contribution	6	6	6	126
Antitrust	5	2	5	126
Other Litigation	6	3	8	129

      In July 2000, a jury in the Florida state court case Engle v. R.J. Reynolds Tobacco Co. rendered a punitive damages verdict in favor of the “Florida class” of plaintiffs of approximately $145 billion, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively. RJR Tobacco, B&W and the other defendants appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument is scheduled for October 6, 2004. Although RJR Tobacco and B&W remain confident in their bases for appeal in this case, neither company can predict the final outcome of the appellate process. See “— Class-Action Suits” below for a further description of the Engle case.

      In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with 46 U.S. states and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases scheduled to come to trial, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state. The MSA and other state settlement agreements:

•	settled all health care cost recovery actions brought by, or on behalf of, the settling jurisdictions;

•	released the major U.S. cigarette manufacturers from various additional present and potential future claims;

•	imposed a stream of future payment obligations on RJR Tobacco, B&W and other major U.S. cigarette manufacturers; and

•	placed significant restrictions on their ability to market and sell cigarettes.

      The aggregate cash payments made by RJR Tobacco and B&W under the MSA and other state settlement agreements were $3.5 billion, $3.7 billion and $2.7 billion in 2001, 2002 and 2003, respectively. RJR Tobacco and B&W estimate these combined payments will be $2.7 billion in 2004 and will exceed 2.6 billion per year thereafter. However, these payments will be subject to adjustments for, among other things, the volume of cigarettes sold by Reynolds Tobacco, Reynolds Tobacco’s market share and inflation. See “— Governmental Health Care Cost Recovery Cases — MSA and Other State Settlement Agreements” below for a detailed discussion of the MSA and the other state settlement agreements, including RJR Tobacco’s, B&W’s and Reynolds Tobacco’s monetary obligations under these agreements. RJR Tobacco and B&W record their allocation of settlement charges as products are shipped.

     Certain Terms and Phrases

      Certain terms and phrases that are used in this disclosure may require some explanation. The terms “judgment” or “final judgment” refer generally to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. As a general proposition, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

      The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury, or in some cases by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered — if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded “punitive damages.” Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to a cap set by court or statute.

      The term “settlement” refers to certain types of cases in which cigarette manufacturers, including RJR Tobacco and B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of settlements entered into by RJR Tobacco and B&W are explained in the following disclosure.

     Accounting for Tobacco-Related Litigation Contingencies

      In accordance with applicable accounting principles, Reynolds American and Reynolds Tobacco will record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. For the reasons set forth below, Reynolds American’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco, B&W, Reynolds Tobacco or their respective affiliates or indemnitees, when viewed on an individual basis, is not probable. RJR Tobacco, B&W and their respective affiliates believe that they have a number of valid defenses to the tobacco-related litigation claims against them, as well as valid bases for appeal of adverse verdicts against them. RJR, RJR Tobacco, B&W and their respective affiliates have, through their counsel, filed pleadings and memoranda in pending tobacco-related litigation that set forth and discuss a number of grounds and defenses that they and their counsel believe have a valid basis in law and fact. Based on their experience in the tobacco-related litigation against them and the strength of the defenses available to them in such litigation, RJR Tobacco, B&W and their respective affiliates believe that their successful defense of tobacco-related litigation in the past will continue in the future. Therefore, no liability for pending smoking and health tobacco litigation currently is recorded in Reynolds American’s pro forma consolidated financial statements.

      RJR Tobacco, B&W and their respective affiliates, including RJR, continue to win the majority of smoking and health tobacco litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against them continue to be dismissed at or before trial. Generally, RJR Tobacco, B&W and their respective affiliates, including RJR, have not settled, and currently do not intend to settle, any smoking and health tobacco litigation claims. It is the policy of RJR Tobacco, B&W and their respective affiliates, including RJR, to vigorously defend all tobacco-related litigation claims.

      The only smoking and health tobacco litigation claims settled by RJR Tobacco and B&W involved:

•	the MSA and other settlement agreements with the states of Mississippi, Florida, Texas and Minnesota, and the funding of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers; and

•	the original Broin flight attendant case discussed below under “— Class-Action Suits.”

The only antitrust tobacco litigation claim settled by RJR Tobacco and B&W involved the DeLoach case discussed below under “— Antitrust Cases.” Despite valid legal defenses, the decision to settle these matters resulted from unique circumstances that do not apply to the other tobacco-related litigation cases pending against RJR Tobacco, B&W and their respective affiliates.

      The circumstances surrounding the MSA and other state settlement agreements and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of cases involving RJR Tobacco and B&W. The claims underlying the MSA and other state settlement agreements were brought on behalf of the states to recover funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The MSA and other state settlement agreements settled all the health care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contain releases of various additional present and future claims. In accordance with the MSA, various tobacco companies agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the MSA and other state settlement agreements, and a table depicting the related payment schedule under these agreements, is set forth below under “— Governmental Health Care Cost Recovery Cases — MSA and Other State Settlement Agreements.”

      The states were a unique set of plaintiffs and are not involved in any of the smoking and health cases remaining against RJR Tobacco, B&W or their respective affiliates. Although RJR Tobacco, B&W and their respective affiliates continue to be defendants in certain health care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as hospitals, Native American tribes, and local and foreign governments, the vast majority of such cases have been dismissed on legal grounds. Indeed, eight federal courts of appeals have ruled uniformly that unions cannot successfully pursue such cases. As a result, no union cases are pending against RJR Tobacco, B&W or their respective affiliates. RJR Tobacco, B&W and their respective affiliates believe that the same legal principles that have resulted in dismissal of union and other types of health care cost recovery cases either at the trial court level or on appeal should compel dismissal of the similar pending cases.

      Additionally, in the U.S. Department of Justice case brought against various industry members, including RJR Tobacco and B&W, the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss the plaintiff’s Medical Care Recovery Act and Medicare Secondary Payer claims. In these particular claims, the federal government made arguments similar to the states and sought to recover federal funds expended in providing health-care to smokers who have developed diseases and injuries alleged to be smoking-related. The only remaining claims in this case involve alleged violations of the federal RICO statute.

      Similarly, the original Broin case, discussed below under “— Class-Action Suits,” was settled in the middle of trial during discussions with the federal government concerning the possible settlement of the claims underlying the MSA and other state settlement agreements, among other things. The Broin case was settled at that time in an attempt to remove this case as a political distraction during the industry’s settlement discussions with the federal government and a belief that further Broin litigation would be resolved by a settlement at the federal level.

      Finally, the DeLoach case, discussed below under “— Antitrust Cases,” was a unique antitrust case brought by a unique class of plaintiffs: the plaintiffs, a class of all tobacco growers and tobacco allotment holders, asserted that the defendants, including RJR Tobacco and B&W, engaged in bid-rigging of U.S. burley and flue-cured tobacco auctions. Despite valid legal defenses, RJR Tobacco and B&W agreed to settle this case to avoid a long and contentious trial with the tobacco growers. The remaining antitrust cases pending against RJR Tobacco and B&W involve different types of plaintiffs and different theories of recovery under the antitrust laws and should not be affected by the settlement of the DeLoach case.

      Following is a description of the material pending tobacco-related litigation to which RJR Tobacco, B&W and their respective affiliates, including RJR, are subject. Even though Reynolds American’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against Reynolds Tobacco or its respective affiliates, when viewed on an individual basis, is not probable, the possibility of material losses related to tobacco litigation is more than remote. However, Reynolds American’s management is unable to predict the outcome of such litigation or to reasonably estimate the amount or range of any possible loss. Moreover, notwithstanding the quality of defenses available to it and its affiliates in tobacco-related litigation matters, it is possible that Reynolds American’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending or future litigation matters. See “— Cautionary Statement Concerning Tobacco-Related Litigation” beginning on page 132 and “Risk Factors — Risks Related to Reynolds American Generally” beginning on page 22.

Theories of Recovery

      The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, medical monitoring, public nuisance and violations of state and federal antitrust and RICO laws. In certain of these cases, the plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.

      The plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although pleaded damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses

      The defenses raised by RJR Tobacco, B&W or their respective affiliates, including RJR, include, where applicable, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. RJR has asserted additional defenses, including jurisdictional defenses, in many of the cases in which they are named.

Scheduled Trials

      Trial schedules are subject to change, and many cases are dismissed before trial. However, it is likely that there will be an increased number of tobacco cases against RJR Tobacco, B&W or their respective affiliates, including RJR, some involving claims for amounts ranging possibly into the hundreds of millions and even billions of dollars, coming to trial during 2004. The following table lists the trial schedule, as of April 14, 2004, for RJR Tobacco, B&W or their respective affiliates, through the end of 2004.

Reynolds
American
Trial Date	Case Name/Type	Defendant(s)	Jurisdiction

March 29, 2004 [Phase II-Ongoing]	Scott v. American Tobacco Co., Inc. [Class Action]	RJR Tobacco, B&W	District Court, Orleans Parish (New Orleans, LA)

June 28, 2004	Short v. R. J. Reynolds Tobacco Co. [Individual]	RJR Tobacco	Superior Court, Union County (Elizabeth, NJ)

June 28, 2004	Gaston v. R. J. Reynolds Tobacco Co. [Individual] [Scheduled to commence after Short]	RJR Tobacco	Superior Court, Union County (Elizabeth, NJ)

July 5, 2004	Rosol v. R. J. Reynolds Tobacco Co. [Individual]	RJR Tobacco	U.S. District Court, Northern District (Waverly, IA)

August 12, 2004	Swaty v. Philip Morris Inc. [Flight Attendant-ETS (Broin II)]	RJR Tobacco, B&W	Circuit Court, Dade County (Miami, FL)

September 1, 2004	Suits v. R. J. Reynolds Holdings, Inc. [Individual]	RJR, RJR Tobacco	U.S. District Court, Western District (Roanoke, VA)

September 6, 2004 [Individual]	Torres-Rivera v. R.J. Reynolds Tobacco Co. [Individual]	RJR Tobacco, RJR Nabisco, RJR Nabisco Holdings	Superior Court, Court of First Instance (San Juan, Puerto Rico)

September 13, 2004	United States of America [DOJ] v. Philip Morris USA Inc. [Health Care Reimbursement]	RJR Tobacco, B&W	U.S. District Court (Washington, DC)

September 20, 2004	Coy v. Philip Morris Inc. [ETS]	RJR Tobacco, B&W	U.S. District Court, Southern District (Miami, FL)

September 20, 2004	Mash v. Brown & Williamson Tobacco Corp. [Individual]	B&W	U.S. District Court, Eastern District (St. Louis, MO)

October 4, 2004	Mason v. British American Tobacco (Investments) Ltd. [Individual]	RJR Tobacco, B&W	U.S. District Court, Southern District (Des Moines, IA)

November 1, 2004	Carter v. R. J. Reynolds Tobacco Co. [Individual]	RJR Tobacco, B&W	U.S. District Court, Eastern District (New Orleans, LA)

November 29, 2004	Kimball v. R. J. Reynolds Tobacco Co. [Individual]	RJR Tobacco	U.S. District, Western District (Seattle, WA)

Reynolds
American
Trial Date	Case Name/Type	Defendant(s)	Jurisdiction

December 1, 2004	Smith Wholesale Co., Inc. v. R.J. Reynolds Tobacco Co. [Antitrust]	RJR Tobacco	U.S. District Court, Eastern District (Greenville, TN)

December 1, 2004	Harju v. Philip Morris USA Inc. [Individual]	RJR Tobacco, B&W	U.S. District Court (St. Paul, MN)

Trial Results

      Since January 1, 1999, 45 smoking and health and health care cost recovery cases in which RJR Tobacco or B&W were defendants have been tried. Verdicts in favor of RJR Tobacco, B&W and, in some cases, RJR Tobacco, B&W and other defendants, were returned in 28 of the 45 cases. Four of the cases resulted in mistrials. Two of the cases resulted in split decisions. Of the 28 RJR Tobacco and B&W wins, seven were tried in Florida, three were tried in Tennessee, two were tried in each of California, Mississippi, Missouri, Ohio and New York, and one was tried in each of Connecticut, Louisiana, New Jersey, Pennsylvania, South Carolina, Texas and West Virginia. One case was tried in Puerto Rico. The plaintiffs in the California, Florida, Mississippi and West Virginia cases have filed appeals or post-trial motions challenging the verdicts.

      Below is a summary of verdicts rendered in favor of RJR Tobacco, B&W and, in some cases, other defendants, since January 1, 2003.

•	On February 7, 2003, state court juries in California and Florida, respectively, found in favor of RJR Tobacco and Philip Morris in Lucier v. Philip Morris, Inc., an individual smoker case, and in favor of RJR Tobacco, B&W and other cigarette manufacturers in Seal v. Philip Morris, Inc., a Broin II case.

•	On February 28, 2003, a Florida federal court jury found in favor of RJR Tobacco and Philip Morris in Allen v. R. J. Reynolds Tobacco Co., an individual smoker case.

•	On June 17, 2003, a state court jury in Missouri found in favor of RJR Tobacco, B&W and Philip Morris in Welch v. Brown & Williamson Tobacco Corp., an individual smoker case. On July 18, 2003, the plaintiff in Welch filed a motion for a new trial, which was denied on September 18, 2003. On September 23, 2003, the plaintiff noticed an appeal to the Missouri Court of Appeals for the Western District. On April 8, 2004, the plaintiff/appellant voluntarily dismissed the appeal to the Missouri Court of Appeals.

•	On July 28, 2003, a Louisiana state court jury returned a split verdict in Scott v. American Tobacco Co., a medical monitoring/ smoking cessation class action. Specifically, the jury found that cigarettes were not defective and rejected the class’s claim for medical monitoring, but found that smoking cessation programs exist and have clinical value. On March 31, 2004, phase two of the trial began to address the scope and cost of a statewide smoking cessation program.

•	On August 15, 2003, a state court jury in Pennsylvania returned a verdict in favor of B&W in Eiser v. Brown & Williamson, an individual “lights” case. The plaintiff in Eiser filed post-trial motions challenging the verdict, which were denied by the court on December 10, 2003. On February 6, 2004, the plaintiff filed a notice of appeal to the Superior Court of Pennsylvania.

•	On September 15, 2003, in Routh v. Philip Morris, Inc., a Broin II case, a Florida Circuit Court judge declared a mistrial. The case was retried and, on October 14, 2003, a Florida state court jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W. The plaintiff filed a motion for a new trial on October 24, 2003, which was denied on December 16, 2003. On January 13, 2004, the defendants agreed to waive their rights to attorneys’ fees and costs in exchange for the plaintiff waiving its right to appeal.

•	On December 10, 2003, a Florida state court jury returned a verdict in favor of RJR Tobacco and B&W in Hall v. R. J. Reynolds Tobacco Co., an individual smoker case. The plaintiffs’ motion for a new trial was denied on January 6, 2004. The plaintiffs will not appeal.

      The following chart reflects the verdicts and post-trial developments in the 13 cases that have been tried since January 1999, three of which included RJR Tobacco and B&W, five of which included RJR Tobacco but not B&W, and five of which included B&W but not RJR Tobacco, in which juries have returned verdicts in favor of the plaintiffs and against RJR Tobacco or B&W or both. In addition, RJR Tobacco has been fined $14.8 million in a lawsuit filed by the Attorney General of California, discussed below under “— MSA — Enforcement and Validity” and “— Other Litigation and Developments.” RJR Tobacco is appealing this California case.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

July 7, 1999- Phase I April 7, 2000- Phase II July 14, 2000- Phase III	Engle v. R. J. Reynolds Tobacco Co. [Class Action]	Circuit Court, Dade County (Miami, FL)	$12.7 million compensatory damages against all the defendants; $145 billion punitive damages against all the defendants, of which approximately $36.3 billion and $17.6 billion assigned to RJR Tobacco and B&W, respectively	On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit court with instructions to decertify the class. On July 16, 2003, the plaintiffs filed a motion for rehearing which was denied on September 22, 2003. Mandate issued on October 8, 2003. The plaintiffs filed a notice seeking review by the Florida. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument is scheduled for October 6, 2004.

March 20, 2000	Whiteley v. Raybestos- Manhattan, Inc. [Individual]	Superior Court, San Francisco County (San Francisco, CA)	$1.72 million compensatory damages against RJR Tobacco and Philip Morris; $20 million punitive damages, of which $10 million was assigned to each of RJR Tobacco and Philip Morris, respectively	On April 7, 2004, the California Court of Appeal reversed the judgment and remanded the case for a new trial. The plaintiff filed a motion for rehearing on April 23, 2004, which was denied on April 29, 2004.

October 12, 2000	Jones v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Hillsborough County (Tampa, FL)	$200,000 compensatory damages against RJR Tobacco. B&W was dismissed from the case in September 2002, prior to trial.	RJR Tobacco granted new trial on December 28, 2000; new trial decision affirmed by Second District Court of Appeal of Florida on August 30, 2002; the plaintiff’s opening brief filed with the Supreme Court of Florida on November 26, 2002. On December 9, 2002, the Supreme Court of Florida issued an order to show cause as to why Jones’ notice of appeal should not be treated as a notice to invoke discretionary jurisdiction. Jones filed his response to the order to show cause, and RJR Tobacco filed its reply on December 31, 2002.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

June 4, 2001	Blue Cross and Blue Shield of New Jersey v. Philip Morris, Inc. [Health Care Cost Recovery]	U.S. District Court, Eastern District (Brooklyn, NY)	$17.8 million compensatory damages against all the defendants, of which $6.6 million and $2.8 million was assigned to RJR Tobacco and B&W, respectively. Judge subsequently ordered the plaintiffs’ attorneys entitled to $37.8 million in fees	On September 16, 2003, the U.S. Court of Appeals for the Second Circuit: (a) reversed judgment for Empire on its subrogation claim; and (b) reserved ruling on the direct claim pending resolution by the New York Court of Appeals of questions concerning whether third-party payers are too remote and, if the claims are not too remote, whether individual proof is required under the New York State Statute pursuant to which the jury found liability. On October 30, 2003, the New York Court of Appeals agreed to review the certified questions. Briefing is complete. Oral argument has not been scheduled.

December 12, 2001	Kenyon v. R. J. Reynolds Tobacco Co. [Individual]	Circuit Court, Hillsborough County (Tampa, FL)	$165,000 compensatory damages against RJR Tobacco	On May 30, 2003, the Second District Court of Appeal of Florida affirmed per curiam (that is, without writing an opinion) the trial court’s final judgment in favor of the plaintiffs. On August 28, 2003, Florida’s Second District Court of Appeal entered its mandate. RJR Tobacco deposited with the plaintiff’s counsel the amount of the judgment plus accrued interest ($196,000) in order to pursue further appeals without the risk of any effort by the plaintiff to execute on the judgment. On September 5, 2003, RJR Tobacco filed a petition with the Florida Supreme Court asking it to require the Second District Court of Appeal to write an opinion. On April 22, 2004, the Florida Supreme Court denied the petition. On November 12, 2003, RJR Tobacco filed a petition for certiorari with the U.S. Supreme Court, which was denied on January 26, 2004.

February 22, 2002	Burton v. R. J. Reynolds Tobacco Co. [Individual]	U.S. District Court (Kansas City, KS)	$198,000 compensatory damages and $15 million punitive damages against RJR Tobacco	Final judgment on appeal to the U.S. Court of Appeals for the Tenth Circuit; oral argument occurred on January 12, 2004. A decision is pending.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

June 11, 2002	Lukacs v. R. J. Reynolds Tobacco Co. [Engle class member]	Circuit Court, Dade County (Miami, FL)	$500,000 economic damages, $24.5 million noneconomic damages and $12.5 million loss of consortium damages against Philip Morris, B&W and Lorillard, of which B&W was assigned 22.5% of liability. Court has not entered final judgment for damages. RJR Tobacco was dismissed from the case in May 2002, prior to trial.	Judge reduced damages for loss of consortium to $125,000. Final judgment will not be entered until the Engle appeal is resolved, so the time to appeal has not yet begun to run.

June 18, 2002	French v. Philip Morris, Inc. [Flight Attendant- ETS (Broin II)]	Circuit Court, Dade County (Miami, FL)	$5.5 million compensatory damages against all the defendants; reduced by judge to $500,000	Judge reduced damages award to $500,000, of which $123,500 was assigned to RJR Tobacco; final judgment on appeal to the Third District Court of Appeal of Florida; the Florida Third District Court of Appeal has scheduled oral argument in defendants’ appeal for June 2, 2004.

September 25, 2002	Figueroa-Cruz v. R. J. Reynolds Tobacco Co. [Individual]	U.S. District Court (San Juan, Puerto Rico)	$500,000 compensatory damages against RJR Tobacco	Trial judge granted RJR Tobacco’s motion for judgment as a matter of law on October 9, 2002. On October 28, 2003, the U.S. Court of Appeals for the First Circuit affirmed the trial court’s ruling. The plaintiffs filed a petition for rehearing of the appellate ruling on November 13, 2003, which was denied on December 12, 2003.

April 3, 2003	Eastman v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Hillsborough County (Tampa, FL)	$3.26 million compensatory damages against Philip Morris and B&W, of which $650,000 was assigned to B&W. Judge subsequently awarded $830,000 in fees to the plaintiff’s attorneys	Final judgment on appeal to Second District Court of Appeal of Florida. On May 7, 2004, the Court of Appeal affirmed the verdict in a per curiam opinion. B&W is requesting a written opinion and an en banc hearing.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

May 23, 2003	Boerner v. Brown & Williamson Tobacco Corp. [Individual]	U.S. District Court, Eastern District, Western Division (Little Rock, AR)	$4 million compensatory damages and $15 million punitive damages against B&W	Judge struck punitive damages award on July 2, 2003, but reinstated it on September 26, 2003. B&W filed its notice of appeal to the U.S. Court of Appeals for the Eighth Circuit on October 14, 2003. Oral argument occurred on April 12, 2004. A decision is pending.

November 4, 2003	Thompson v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$1.05 million compensatory damages against Philip Morris and B&W, of which $209,351 was assigned to B&W	Final judgment entered on November 14, 2003. The defendants filed their post-trial motions on December 11, 2003, which were denied on February 26, 2004. The defendants filed a notice of appeal to the Missouri Court of Appeals for the Western District on March 8, 2004.

December 18, 2003	Frankson v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, Kings County (Brooklyn, NY)	$350,000 compensatory damages; 50% fault assigned to B&W and two industry organizations; $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations.	Oral argument on the defendants’ post- trial motions occurred on April 27, 2004. A decision is pending.

      Additionally, since January 1, 1999, verdicts have been returned in 13 tobacco-related cases in which RJR Tobacco, B&W, or their respective affiliates, including RJR, were not defendants. Verdicts were returned in favor of the defendants in seven cases — one in each of California, Florida, New Hampshire, New York, Pennsylvania, Rhode Island and Tennessee. Verdicts in favor of the plaintiffs were returned in six cases, three in California, two in Oregon and one in Illinois. The defendants’ appeals or post-trial motions are pending in these cases.

      The cases in which verdicts were returned in favor of the plaintiffs since January 1, 2003 are described below.

•	On March 21, 2003, an Illinois state trial judge entered judgment against Philip Morris in Price v. Philip Morris, formerly known as Miles v. Philip Morris, a “lights” class-action case discussed below under “— Class-Action Suits.”

•	On July 31, 2003, a California state court jury found in favor of Philip Morris in Reller v. Philip Morris USA Inc., an individual smoker case, on all counts except fraudulent concealment, on which the jury deadlocked. Mr. Reller has since died, but the trial of the fraudulent concealment claim is scheduled for January 11, 2005. A wrongful death claim could be brought, but no such claim has been filed.

•	On September 25, 2003, in Henley v. Philip Morris, Inc., an individual smoker case, the California Court of Appeal affirmed the San Francisco County Superior Court’s final judgment with respect to the $1.5 million compensatory damages award to the plaintiff, but reduced the amount of punitive damages from $50 million to $9 million based on the U.S. Supreme Court’s opinion in State Farm v. Campbell. Philip Morris’ petition for rehearing was denied. On November 4, 2003, Philip Morris filed its notice of appeal to the California Supreme Court. On December 23, 2003, the California Supreme Court remanded the case to the California Court of Appeal with directions to vacate its opinion and issue a new opinion. On January 20, 2004, the California Court of Appeal affirmed the judgment of the trial court in all respects except as to the amount of punitive damages, which was reduced to $9 million. Philip Morris’ petition for rehearing was denied. On March 4, 2004, Philip Morris filed a petition for review with the California Supreme Court, which was granted on April 28, 2004.

•	On November 24, 2003, a New Hampshire state court jury returned a verdict in favor of Philip Morris in Longden v. Philip Morris, Inc., an individual smoker case. On December 4, 2003, the plaintiff filed a motion to set aside the verdict or for a new trial. A decision is pending.

      Finally, in Naegele v. Raybestos-Manhattan, Inc. and Myers v. Philip Morris, Inc., the California Supreme Court assessed the retroactive effect of California’s amended Civil Code Section 1714.45, which repealed a California statute that limited plaintiffs’ ability to sue manufacturers of tobacco products from 1988 through 1998. On August 5, 2002, the court ruled that the immunity repeal could not be applied retroactively and the immunity remains for the ten-year period the statute was in effect. In addition, the court found that the immunity applied to fraud claims but not to claims of adulteration. These decisions had a favorable impact on Whiteley v. Raybestos-Manhattan, Inc., and RJR Tobacco and B&W believe that these decisions should have a favorable impact on California cases currently on appeal.

Individual Smoking and Health Cases

      As of April 14, 2004, 1,328 individual cases, including approximately 1,002 individual smoker cases pending in West Virginia state court in a consolidated action, were pending in the United States against RJR Tobacco, B&W or both. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but does not include the Broin II cases discussed below. A total of 1,323 of the individual pending cases are brought by or on behalf of individual smokers or their survivors, while the remaining six are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.

      Below is a description of the individual smoking and health cases against RJR Tobacco or B&W which went to trial or were decided or remained on appeal, since January 1, 2003.

      On March 20, 2000, a California state court jury found in favor of the plaintiff in Whiteley v. Raybestos-Manhattan, Inc. The jury awarded the plaintiff $1.72 million in compensatory damages and $20 million in punitive damages. RJR Tobacco and Philip Morris were each assigned $10 million of the punitive damages award. The defendants appealed the final judgment to the California Court of Appeal, First District, on May 30, 2000. On April 7, 2004, the appellate court reversed the judgment and remanded the case for a new trial. The plaintiff filed a motion for rehearing on April 23, 2004, which was denied on April 29, 2004.

      In Kenyon v. R. J. Reynolds Tobacco Co., an individual case in Florida, a jury awarded the plaintiff $165,000 in compensatory damages, but no punitive damages, on December 12, 2001. On May 30, 2003, Florida’s Second District Court of Appeal affirmed the final judgment without an opinion. RJR Tobacco sought rehearing or a written opinion, which was rejected on July 11, 2003. The court of appeal entered its mandate on August 28, 2003. On September 5, 2003, RJR Tobacco filed a petition with the Florida Supreme Court to invoke all writs jurisdiction. On April 22, 2004, the Florida Supreme Court denied the petition. On November 12, 2003, RJR Tobacco filed a petition for certiorari with the U.S. Supreme Court, which was denied on January 26, 2004.

      On February 22, 2002, in Burton v. R. J. Reynolds Tobacco Co., a federal district court jury in Kansas found in favor of RJR Tobacco and B&W on product defect and conspiracy claims, but found for the plaintiff on failure to warn, failure to test and fraudulent concealment claims. The jury apportioned 99% of the fault to RJR Tobacco and 1% to B&W. It awarded the plaintiff $198,400 in compensatory damages, and determined that the plaintiff was entitled to punitive damages against RJR Tobacco but not B&W. B&W was voluntarily dismissed as a defendant by the plaintiffs on June 10, 2002. On June 21, 2002, the trial court awarded the plaintiff $15 million in punitive damages. RJR Tobacco appealed to the U.S. Court of Appeals for the Tenth Circuit. Oral argument took place on January 12, 2004. A decision is pending.

      In Figueroa-Cruz v. R. J. Reynolds Tobacco Co., a federal district court jury in San Juan, Puerto Rico, found in favor of one of the two plaintiffs on September 25, 2002. On October 9, 2002, however, the trial judge granted RJR Tobacco’s motion for judgment on the pleadings. The plaintiffs appealed to the U.S. Court of Appeals for the First Circuit. On October 28, 2003, the appeals court affirmed the trial court’s decision. The plaintiffs filed a petition for rehearing on November 13, 2003, which was denied on December 12, 2003. No further appeal has been taken.

      On February 7, 2003, a Florida state court jury found in favor of RJR Tobacco and Philip Morris in Lucier v. Philip Morris, Inc., an individual smoker case. The plaintiff appealed to the California Court of Appeal, Third Appellate District, on May 9, 2003. On December 4, 2003, the appellate court dismissed the appeal because of the plaintiffs’ failure to file the initial brief.

      On February 28, 2003, a Florida federal court jury found in favor of RJR Tobacco and Philip Morris in Allen v. R. J. Reynolds Tobacco Co., an individual smoker case. The plaintiff did not appeal.

      On April 3, 2003, in Eastman v. Brown & Williamson Tobacco Corp., a Florida state court jury awarded $6.5 million in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris 40% at fault and the plaintiff 50% at fault. As a result, B&W’s share of the final judgment was $650,000. The judge denied the defendants’ post-trial motions. B&W filed its appeal with the Second District Court of Appeal on May 15, 2003. On May 7, 2004, the Court of Appeal affirmed the verdict in a per curiam opinion. B&W is requesting a written opinion and an en banc hearing.

      On May 8, 2003, the Mississippi Supreme Court, in Lane v. R. J. Reynolds Tobacco Co., ruled that the Mississippi Product Liability Act does not allow smoking and health cases based on products liability. RJR Tobacco and B&W believe that the effect of the Lane ruling will be to reduce the number of, if not eliminate, smoking and health cases in Mississippi.

      On May 23, 2003, in Boerner v. Brown & Williamson Tobacco Corp., a federal district court jury in Arkansas awarded $4 million in compensatory damages and $15 million in punitive damages against B&W. The judge initially struck the punitive damage award but reinstated it on September 26, 2003. The court denied B&W’s other post-trial motions. B&W filed its notice of appeal to the U.S. Court of Appeals for the Eighth Circuit on October 14, 2003. Oral argument occurred on April 12, 2004. A decision is pending. B&W posted an appeal bond totaling $19 million to stay enforcement of this judgment.

      On June 17, 2003, in Welch v. Brown & Williamson Tobacco Corp., a Missouri state court jury found in favor of RJR Tobacco, B&W and other cigarette manufacturers. The plaintiff’s new trial motion was denied on September 18, 2003. The plaintiff filed a notice of appeal to the Missouri Court of Appeals on September 23, 2003. On April 8, 2004, the plaintiff/appellant voluntarily dismissed the appeal to the Missouri Court of Appeals.

      On August 15, 2003, a state court jury in Pennsylvania returned a verdict in favor of B&W in Eiser v. Brown & Williamson, an individual “lights” case. The plaintiff in Eiser filed post-trial motions challenging the verdict, which were denied by the court on December 10, 2003. On February 6, 2004, the plaintiff appealed to the Superior Court of Pennsylvania.

      On November 4, 2003, in Thompson v. Brown & Williamson Tobacco Corp., a Missouri state court jury awarded $2.1 million in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris was found to be 40% at fault and the plaintiff was found to be 50% at fault. As a result, B&W’s share of the final judgment was approximately $210,000. The defendants filed their post-trial motions on December 11, 2003, which were denied on February 26, 2004. The defendants filed a notice of appeal to the Missouri Court of Appeals for the Western District on March 8, 2004.

      On December 10, 2003, in Hall v. R.J. Reynolds Tobacco Co., a state court jury in Florida returned a verdict in favor of RJR Tobacco and B&W. The plaintiff filed a motion for a new trial on December 19, 2003, which was denied on January 6, 2004. On February 4, 2004, the defendants withdrew their motions for attorneys’ fees and costs in exchange for the plaintiff waiving the right to appeal.

      On December 18, 2003, in Frankson v. Brown & Williamson Tobacco Corp., a New York state court jury awarded $350,000 in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research. The defendants as a group and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million was assigned to a predecessor company and $12 million was assigned to the two trade organizations. Oral argument on the defendants’ post-trial motions occurred on April 27, 2004. A decision is pending.

      On March 30, 2004, in Tompkin v. Brown & Williamson Tobacco Corp., the U.S. Court of Appeals for the Sixth Circuit affirmed a judgment in favor of the defendants entered following an October 5, 2001 jury verdict.

Broin II Cases

      As of April 14, 2004, approximately 2,723 lawsuits brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to secondhand or environmental tobacco smoke in airplane cabins, referred to as the “Broin II cases,” were pending in Florida. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under “— Class-Action Suits,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to secondhand smoke in airplane cabins caused the disease. Under the terms of the settlement of the original Broin case, punitive damages are not available in the Broin II cases.

      On October 5, 2000, Judge Robert Kaye entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to environmental tobacco smoke. Although the defendants still may prevail on causation and other theories, RJR Tobacco and B&W do not believe that the order is correct under Florida law or that it accurately reflects the intent of the Broin settlement agreement. RJR Tobacco and B&W, along with the other defendants, initially appealed this order in Jett v. Philip Morris, Inc. In October 2001, the intermediate appellate court dismissed the appeal as premature without addressing the Kaye order. The defendants asked the court to reconsider its ruling, but the court refused to do so. The defendants asked the Florida Supreme Court to review the order, but the court declined to accept jurisdiction on June 24, 2002.

      Below is a description of the Broin II cases against RJR Tobacco or B&W that went to trial or were decided or remained on appeal, since January 1, 2003.

      In French v. Philip Morris, Inc., a Florida state court jury found in favor of the plaintiff on June 18, 2002, and awarded $5.5 million in compensatory damages. On September 13, 2002, the trial judge reduced the damages award to $500,000, but denied the defendants’ remaining post-trial motions. The defendants’ appeal of the trial court’s final judgment is pending in the Third District Court of Appeal of Florida. Judge Kaye’s order in Jett v. Philip Morris, Inc., referred to above, was applied, and the defendants are appealing that order, as well as other matters. The Florida Third District Court of Appeal has scheduled oral argument in defendants appeal for June 2, 2004.

      In Janoff v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including RJR Tobacco and B&W, on September 5, 2002. On September 12, 2002, the plaintiff filed a motion for a new trial, which the judge granted on January 8, 2003. The defendants appealed the new trial ruling to Florida’s Third District Court of Appeal on February 3, 2003. The appeal is in the briefing phase.

      In Tucker v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including RJR Tobacco and B&W, on October 4, 2002. The plaintiff’s post-verdict motions were denied on January 28, 2003.

The plaintiff noticed an appeal to Florida’s Third District Court of Appeal on February 28, 2003, but later voluntarily dismissed the appeal on May 23, 2003.

      A Florida state court jury found in favor of RJR Tobacco, B&W and other cigarette manufacturers on February 7, 2003, in Seal v. Philip Morris, Inc. On February 14, 2003, the plaintiff filed a motion for a new trial, which was denied on April 24, 2003.

      In Routh v. Philip Morris, Inc., the trial judge declared a mistrial on September 15, 2003. Retrial began on September 23, 2003. The jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W, on October 14, 2003. On October 24, 2003, the plaintiff filed a motion for a new trial, which was denied by the Court on December 16, 2003. On January 13, 2004, the defendants agreed to waive their rights to attorneys’ fees and costs in exchange for the plaintiff waiving its right to appeal.

Class-Action Suits

      As of April 14, 2004, 20 class-action cases were pending in the United States against RJR Tobacco and B&W, and in some cases, RJR. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nationwide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of statewide, rather than nationwide, classes. Class-action suits based on claims similar to those asserted in Castano are pending against RJR Tobacco and B&W, and in some cases RJR, in state or federal courts in Alabama, California, Florida, Illinois, Louisiana, Minnesota, Missouri, New York, Oklahoma, Oregon and West Virginia. Twenty-five virtually identical class-action complaints were filed by one attorney in Nevada since July 2002. This same attorney also filed class action complaints in Kentucky, Massachusetts and Utah. As discussed below, a federal district court judge denied class certification in all 25 of the Nevada cases. These cases have been voluntarily dismissed. In the Kentucky case, a state court judge denied class certification, after which the case was voluntarily dismissed. In addition, the Massachusetts case was voluntarily dismissed, and a federal district court judge granted the defendants’ motion to dismiss the Utah case.

      Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations, alleging that the use of the terms “lights” and “ultralights” constitutes unfair and deceptive trade practices. That case was later voluntarily dismissed. Nine such suits are pending against RJR Tobacco, B&W, and in some instances, RJR, in Florida, Illinois, Louisiana, Missouri, Minnesota and Washington. Classes have been certified in the two Illinois cases, Turner v. R. J. Reynolds Tobacco Co. and Howard v. Brown & Williamson Tobacco Corp., discussed below. On December 31, 2003, a Missouri state court judge certified a class in Collora v. R. J. Reynolds Tobacco Co., while another Missouri case, Black v. Brown & Williamson Tobacco Corp., and a Florida case, Rios v. R. J. Reynolds Tobacco Co., are in the class certification discovery phase. In the Louisiana and Minnesota cases, Harper v. R. J. Reynolds Tobacco Co. and Brown v. Brown & Williamson Tobacco Corp. (both pending in Louisiana), and Dahl v. R. J. Reynolds Tobacco Co. (pending in Minnesota), the defendants removed the cases to federal court. In Dahl, on October 21, 2003, a federal magistrate judge in Minnesota recommended that the case be remanded to state court. The federal judge remanded the case on December 17, 2003. Most recently, the Washington case, Huntsberry v. R. J. Reynolds Tobacco Co., was filed on April 8, 2004. RJR Tobacco was served on April 21, 2004.

      Other types of class-action suits also are pending in additional jurisdictions. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or the legal survivors of such persons. A number of unions and other third-party payers have filed health care cost recovery actions in the form of class actions. These cases are discussed separately below. Class certification motions are pending in several state and federal courts.

      Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Seventeen federal courts that have considered the issue, including two courts of appeals, and most state courts have rejected class certification in smoking and health cases. Only one federal district court has certified a smoker class action — In re Simon (II) Litigation — which was filed in the U.S. District Court for the

Eastern District of New York before Judge Weinstein. In Simon (II), on September 19, 2002, Judge Weinstein certified a nationwide mandatory, non-opt-out punitive damages class. The defendants sought reconsideration of the certification ruling, which was denied by Judge Weinstein on October 25, 2002. On February 14, 2003, the U.S. Court of Appeals for the Second Circuit granted the defendants’ petition to review the class certification decision. Oral argument was heard on November 20, 2003. On February 10, 2003, in Sims v. Philip Morris, Inc., the U.S. District Court for the District of Columbia denied certification of a proposed nationwide class of smokers who purchased cigarettes while underage. On July 11, 2003, a federal district court judge in Nevada denied class certification in five separate cases, brought by the same attorney, which were consolidated for class certification purposes. On October 7, 2003, the same federal district court judge in Nevada denied class certification in 20 additional cases, brought by the same attorney. The recent ruling leaves no class actions pending in Nevada. On November 21, 2003, in Brown v. Philip Morris Inc., the Circuit Court of Campbell County, Kentucky, denied class certification. This case was voluntarily dismissed on December 12, 2003. On December 8, 2003, in Jackson v. Philip Morris Inc., a federal district court judge in Utah dismissed the case due to the plaintiffs’ failure to prosecute. Most recently, on March 5, 2004, in Martinez v. Philip Morris Inc., the federal district court granted the defendants’ motion to dismiss.

      Classes have been certified in several state court class-action cases in which either RJR Tobacco or B&W is a defendant. On November 5, 1998, in Scott v. American Tobacco Co., a Louisiana state appeals court affirmed the certification of a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996. On February 26, 1999, the Louisiana Supreme Court denied the defendants’ petition for writ of certiorari or review. Jury selection began on June 18, 2001. An initial jury was selected by July 16, 2001. However, the defendants, including RJR Tobacco and B&W, raised multiple challenges to the jury selection process. At various times, the Louisiana Court of Appeals or the Louisiana Supreme Court removed a number of jurors and alternate jurors that the trial court had allowed to be seated. The jury selection process was finally completed on September 23, 2002, and opening statements occurred on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W, on the plaintiffs’ claim for medical monitoring and found that cigarettes were not defectively designed. In addition, however, the jury made certain findings against the defendants, including RJR Tobacco and B&W, on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. With respect to these findings, this portion of the trial did not determine liability as to any class member or class representative. What primarily remains in the case is a class-wide claim that the defendants, including RJR Tobacco and B&W, pay for a program to help people stop smoking. On October 23, 2003, the defendants, including RJR Tobacco and B&W, filed a challenge to the trial judge’s phase two trial order with the Louisiana Court of Appeals. The Court of Appeals declined to accept the appeal on December 5, 2003. On January 5, 2004, RJR Tobacco, B&W and Lorillard filed a writ seeking review by the Louisiana Supreme Court, which was denied on February 13, 2004. On March 31, 2004, phase two of the trial began to address the scope and cost of smoking cessation programs.

      In Blankenship v. American Tobacco Co., the first tobacco-related medical monitoring class action to be certified and to reach trial, the West Virginia state court jury found in favor of RJR Tobacco, B&W and other cigarette manufacturers on November 14, 2001. On July 18, 2002, the plaintiffs petitioned the Supreme Court of West Virginia for leave to appeal, which was granted on February 25, 2003. The West Virginia Supreme Court affirmed the judgment for the defendants on May 6, 2004.

      Trial began in July 1998 in Florida state court in Engle v. R. J. Reynolds Tobacco Co., in which a class consisting of Florida residents, or their survivors, alleges diseases or medical conditions caused by their alleged “addiction” to cigarettes. On July 7, 1999, the jury found against RJR Tobacco, B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.

      The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded plaintiff Mary Farnan $2.85 million, the estate of plaintiff Angie Della Vecchia $4.023 million and plaintiff Frank Amodeo $5.831 million. The jury also found, however, that Frank Amodeo knew or should have known of his claim prior to May 5, 1990. RJR Tobacco and B&W believe that the legal effect of that finding should be to bar his claim based on the applicable statute of limitations.

      The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively.

      On July 24, 2000, the defendants, including RJR Tobacco and B&W, filed numerous post-verdict motions, including motions for a new trial and to reduce the amount of the punitive damages verdict. On November 6, 2000, the trial judge denied the post-trial motions and entered judgment. In November 2000, RJR Tobacco and B&W posted appeal bonds in the amount of $100 million each, the maximum amount required pursuant to a Florida bond cap statute enacted on May 9, 2000, and intended to apply to the Engle case, and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On July 16, 2003, the plaintiffs filed a motion for rehearing, which was denied on September 22, 2003. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument is scheduled for October 6, 2004. Although RJR Tobacco and B&W remain confident in their bases for appeal in this case, neither company can predict the final outcome of the appellate process.

      On May 7, 2001, three of the non-RJR Tobacco and non-B&W defendants entered into agreements with the Engle class to deposit an additional $1.86 billion into separate escrow accounts to ensure that the stay of execution in effect pursuant to the Florida bond cap statute will remain in effect as to these three defendants throughout the appellate process, regardless of the results of a challenge, if any, to the Florida bond statute. Approximately $700 million of the total amount deposited by these three defendants is non-refundable and will go to the trial court to be distributed, regardless of the result of the appeal. RJR Tobacco and B&W did not enter into a similar agreement with the Engle class. Although RJR Tobacco and B&W cannot predict the outcome of any possible challenges to the Florida bond statute, the companies remain confident of the applicability and validity of the statute in the Engle case.

      RJR Tobacco and/or B&W have been named as a defendant(s) in several individual cases filed by members of the Engle class. One such case, in which RJR Tobacco was dismissed prior to trial, Lukacs v. Philip Morris, Inc., was tried against Philip Morris, Liggett and B&W, and resulted in a verdict for the plaintiffs on June 11, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 million in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% fault to the other defendants and 5% fault to plaintiff John Lukacs. On April 1, 2003, the Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs, on the loss of consortium claim, from $12.5 million to $0.125 million decreasing the total award to $25.125 million. No final judgment will be entered until the Engle appeal is resolved, so the time to appeal this case has not yet begun to run.

      On November 30, 2000, in Daniels v. Philip Morris Cos., Inc., a San Diego Superior Court judge reversed a prior ruling and, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. Trial was scheduled for October 18, 2002, but the court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds on September 12, 2002, and dismissed the action. At a hearing on October 21, 2002, the judge made final his original ruling. The plaintiffs are currently appealing the dismissal to the California Court of Appeal, Fourth Appellate District, Division One. Appellants’ opening brief was filed on July 30, 2003. Briefing is complete. Oral argument has not been scheduled.

      On April 11, 2001, in Brown v. American Tobacco Co., Inc., the same judge in San Diego granted in part the plaintiffs’ motion for class certification. The class is composed of adult residents of California who smoked at least one of the defendants’ cigarettes from 1993 through 2000, and who were exposed to the defendants’ marketing and advertising activities in California. Certification was granted as to the plaintiffs’ claims that the defendants violated §17200 of the California Business and Professions Code. The court, however, refused to certify the class under the California Legal Remedies Act. Class certification on the plaintiffs’ common law claims was denied on April 10, 2000. The defendants petitioned the California Supreme Court to review the trial court’s class certification ruling, but the Supreme Court denied the petition on January 16, 2002. The defendants, including RJR Tobacco and B&W, filed their motion for summary judgment on January 31, 2003. Briefing is complete. A decision is pending.

      On November 14, 2001, in Turner v. R. J. Reynolds Tobacco Co., an Illinois state court judge (Madison County) certified a class defined as “[a]ll persons who purchased defendants’ DORAL Lights, WINSTON Lights, SALEM Lights and CAMEL Lights, in Illinois, for personal consumption, between the first date that defendants sold DORAL Lights, WINSTON Lights, SALEM Lights and CAMEL Lights through the date the court certifies this suit as a class action . . . .” On June 6, 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’ appeal of the Price v. Philip Morris case, which is discussed below. On July 11, 2003, the judge denied the motion, and RJR Tobacco appealed to the Illinois Fifth District Court of Appeals. The Court of Appeals denied this motion on October 17, 2003. On October 20, 2003, the trial judge ordered that the case be stayed for 90 days, or pending the result of the Price appeal, which is discussed below. The order stated that a hearing would be held at the end of the 90 days to determine if the stay should be continued. However, on October 24, 2003, a justice on the Illinois Supreme Court ordered an emergency stay of all proceedings pending review by the entire Illinois Supreme Court of RJR Tobacco’s emergency stay/supremacy order request filed on October 15, 2003. On November 5, 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price. This case currently includes both RJR and RJR Tobacco as defendants.

      On December 18, 2001, in Howard v. Brown & Williamson Tobacco Corp., another Madison County, Illinois state court judge certified a class defined as ‘[a]ll persons who purchased Defendant’s MISTY Lights, GPC Lights, CAPRI Lights and KOOL Lights cigarettes in Illinois for personal consumption, from the first date that Defendant sold MISTY Lights, GPC Lights, CAPRI Lights and KOOL Lights cigarettes in Illinois through this date.” On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris case. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which heard oral argument on October 7, 2003. The Court of Appeals has not yet issued a decision in this appeal.

      A “lights” class-action case is pending in the same jurisdiction in Illinois against Philip Morris. Trial of the case against Philip Morris, Price v. Philip Morris, Inc., formerly known as Miles v. Philip Morris, Inc., began on January 21, 2003. On March 21, 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Because of the difficulty of posting a bond of that magnitude, Philip Morris pursued various avenues of relief from the $12 billion bond requirement. On April 14, 2003, the trial judge reduced the amount of bond. He ordered the bond to be secured by $800 million, payable in four equal quarterly installments beginning in September 2003, and a pre-existing $6 billion long-term note to be placed in escrow pending resolution of the case. The plaintiffs appealed the judge’s decision to reduce the amount of the bond. On July 14, 2003, the appeals court ruled that the trial judge exceeded his authority in reducing the bond and ordered the trial judge to reinstate the original bond. On September 16, 2003, the Illinois Supreme Court ordered that the reduced bond be reinstated and agreed to hear Philip Morris’ appeal without need for intermediate appellate court review. The Price case remains in the Illinois Supreme Court. In the event Reynolds Tobacco loses the Turner or Howard cases, it could face similar bonding difficulties depending upon the amount of damages ordered, if any, which could have a material adverse effect on Reynolds Tobacco’s, and consequently Reynolds American’s, results of operations, cash flows or financial condition.

      On December 31, 2003, in Collora v. R. J. Reynolds Tobacco Co., a Missouri state court judge in St. Louis certified a class defined as “[a]ll persons who purchased Defendants’ CAMEL Lights, CAMEL Special Lights, SALEM Lights and WINSTON Lights cigarettes in Missouri for personal consumption between the first date the Defendants placed their CAMEL Lights, CAMEL Special Lights, SALEM Lights and WINSTON Lights cigarettes into the stream of commerce through the date of this Order.” On January 14, 2004, RJR and RJR Tobacco, the only named defendants, removed this case to the U.S. District Court for the Eastern District of Missouri. The class filed its motion to remand on February 13, 2004.

      RJR Tobacco, B&W and other cigarette manufacturer defendants settled one class-action suit, Broin v. Phillip Morris, Inc., in October 1997. This case had been brought in Florida state court on behalf of all flight attendants of U.S. airlines alleged to be suffering from diseases or ailments caused by exposure to secondhand smoke in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive or exemplary damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in aircraft cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. Florida’s Third District Court of Appeal denied various challenges to this settlement on March 24, 1999, and subsequently denied motions to reconsider. On September 7, 1999, the Florida Supreme Court dismissed all proceedings, and the settlement and judgment became final. The Broin II cases, discussed above, arose out of the settlement of this case.

Governmental Health Care Cost Recovery Cases

     MSA and Other State Settlement Agreements

      In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various industry members, including RJR Tobacco and B&W. This case was brought on behalf of the state to recover state funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued RJR Tobacco, B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco and B&W, settled the first four of these cases scheduled for trial — Mississippi, Florida, Texas and Minnesota — by separate agreements between each state and those manufacturers in each case.

      On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The MSA became effective on November 12, 1999, and settled all the health care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contained releases of various additional present and future claims.

      In the settling jurisdictions, the MSA released RJR Tobacco, B&W, their indemnitees and RJR from:

•	all claims of the settling states and their respective political subdivisions and other recipients of state health care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

      The combined cash payments made by RJR Tobacco and B&W under the MSA and other state settlement agreements were $560 million and $671 million during the three-month periods ended March 31, 2004 and 2003, respectively, and during the years 2003, 2002 and 2001, were $2.7 billion, $3.7 billion and $3.5 billion, respectively. RJR Tobacco and B&W record their allocation of settlement charges as products are shipped.

      Set forth below is a table depicting the unadjusted tobacco industry settlement payment schedule under the MSA and other state settlement agreements and related information:

Unadjusted Original Participating Manufacturers’ Settlement Payment Schedule

	2001	2002	2003	2004	2005	2006	2007	2008+

	(Dollars in Millions)
First Four States’ Settlements:(1)
Mississippi Annual Payment	$111	$111	$136	$136	$136	$136	$136	$136
Florida Annual Payment	358	358	440	440	440	440	440	440
Texas Annual Payment	471	471	580	580	580	580	580	580
Minnesota Annual Payment	166	166	204	204	204	204	204	204
Minnesota Initial Payment	243	243	122	—	—	—	—	—
Most Favored Nations Agreement (MS, FL, TX)	1,215	1,215	609	—	—	—	—	—
Remaining States’ Settlement:
Initial Payments(1)	2,546	2,623	2,701	—	—	—	—	—
Annual Payments(1)	4,378	5,691	5,691	7,004	7,004	7,004	7,004	7,126
Additional Annual Payments (through 2017)(1)	—	—	—	—	—	—	—	861
Base Foundation Funding (through 2008)	25	25	25	25	25	25	25	25
Additional Foundation Payments(2)	300	300	300	—	—	—	—	—
Growers’ Trust ($295—2009 and 2010)(3)	400	500	500	500	500	500	500	500
Minnesota Blue Cross and Blue Shield	57	57	57	—	—	—	—	—

Total	$10,270	$11,760	$11,365	$8,889	$8,889	$8,889	$8,889	$9,872

(1)	Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share.

(2)	Subject to adjustments for changes in sales volume, inflation and other factors.

(3)	Subject to changes in total domestic cigarette volume of participating manufacturers and inflation. Generally, payment is based on each participating manufacturer’s relative market share.

      Set forth below is a table depicting RJR’s and B&W/ Lane’s actual and anticipated settlement expenses and payment:

Settlement Payments

	2001	2002	2003		2004		2005		2006		2007		2008+

	(Dollars in Millions)
RJR Tobacco’s settlement expenses	$2,584	$2,507	$1,925			—		—		—		—		—
RJR Tobacco’s cash payments	$2,393	$2,461	$1,819			—		—		—		—		—
RJR Tobacco’s expected settlement expenses	—	—	—		>$	1,800	>$	1,800	>$	1,800	>$	2,000	>$	2,100
RJR Tobacco’s expected cash payments	—	—	—		>$	1,800	>$	1,800	>$	1,800	>$	1,800	>$	2,000
B&W/ Lane’s settlement expenses	$1,260	$1,204	$926	(1)		—		—		—		—		—
B&W/ Lane’s cash payments	$1,147	$1,191	$881	(1)		—		—		—		—		—
B&W/ Lane’s expected settlement expenses	—	—	—		>$	850	>$	850	>$	800	>$	900	>$	850
B&W’s/ Lane’s expected cash payments	—	—	—		>$	900	>$	850	>$	850	>$	800	>$	900
Reynolds Tobacco’s settlement expenses	$3,844	$3,711	$2,851			—		—		—		—		—
Reynolds Tobacco’s cash payments	$3,540	$3,652	$2,700			—		—		—		—		—
Reynolds Tobacco’s expected settlement expenses	—	—	—		>$	2,650	>$	2,650	>$	2,600	>$	2,900	>$	2,950
Reynolds Tobacco’s expected cash payments	—	—	—		>$	2,700	>$	2,650	>$	2,650	>$	2,600	>$	2,900

(1)	Does not include the effect of the June 18, 2003 resolution of payment disputes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — B&W/Lane — Years Ended

December 31, 2003, 2002 and 2001 and Three Months Ended March 31, 2004 and 2003 — Critical Accounting Policies — Settlement Agreements” beginning on page 73.

      The MSA also contains provisions restricting the marketing of cigarettes. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, brand-name non-tobacco products, outdoor and transit brand advertising, payments for product placement, free sampling and lobbying. The MSA also required the dissolution of three industry-sponsored research and trade organizations.

      The MSA and other state settlement agreements have materially adversely affected RJR Tobacco’s and B&W’s shipment volumes. Reynolds American believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of Reynolds American and Reynolds Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and discount categories, Reynolds Tobacco’s share of the domestic premium and discount cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and other state settlement agreements.

          Department of Justice Case

      On September 22, 1999, the U.S. Department of Justice brought an action in the U.S. District Court for the District of Columbia against various industry members, including RJR Tobacco and B&W. The government sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related, and, in addition, seeks, pursuant to the federal Racketeer Influenced and Corrupt Organizations Act, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” On December 27, 1999, the defendants filed a motion to dismiss, challenging all counts included in the action brought by the DOJ. On June 6, 2000, the trial court heard oral argument on the motion. On September 28, 2000, Judge Gladys Kessler of the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss the plaintiff’s Medical Care Recovery Act claim and Medicare Secondary Payer claim. The court denied the motion with respect to the RICO claims.

      In June 2001, the U.S. Attorney General assembled a team of three DOJ lawyers to work on a possible settlement of the federal lawsuit. The DOJ lawyers met with representatives of the tobacco industry, including RJR Tobacco and B&W, on July 18, 2001. No settlement was reached.

      On May 23, 2003, Judge Kessler denied the defendants’ first motion for partial summary judgment, which sought legal preclusion of many aspects of the DOJ’s lawsuit regarding advertising, marketing, promotion and warning claims. The court simultaneously granted partial summary judgment for the government on certain affirmative defenses. As of July 16, 2003, the parties have completed briefing on the defendants’ motion for partial reconsideration of the May 23, 2003 order striking certain affirmative defenses, or alternatively for certification for interlocutory appeal pursuant to 28 U.S.C. § 1292(b).

      Each side filed additional summary judgment motions in the fall of 2003. The defendants as a group filed a total of nine additional summary judgment motions. The government filed six additional summary judgment motions, including motions regarding various affirmative defenses (including those affirmative defenses addressing the standard for seeking disgorgement under RICO). Rulings to date on the various motions are as follows:

•	On January 23, 2004, the court granted the government’s motion for partial summary judgment on the defendants’ equitable defenses of waiver, equitable estoppel, laches, unclean hands and in pari delicto. Although the order dismissed these particular affirmative defenses, it did not address or limit the evidence that may be introduced regarding the remaining RICO claims nor did it address the applicability of the legal doctrines to issues related to equitable relief should liability be established.

•	On February 2, 2004, Judge Kessler granted the industry’s motion to prevent the government from adding 650 alleged “Racketeering Acts” to the 148 alleged “Racketeering Acts” previously identified by the government.

•	On February 24, 2004, Judge Kessler denied the defendants’ motion for partial summary judgment on claims that the defendants advertised, marketed and promoted cigarettes to youth, and fraudulently denied such conduct.

•	On March 10, 2004, Judge Kessler granted in part and denied in part the plaintiffs’ motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court granted the plaintiff’s motion regarding defenses based upon the Ex Post Facto clause of the U.S. Constitution, but denied the motion (without prejudice) regarding defenses to the government’s disgorgement claim based upon the Excessive Fines clause of the U.S. Constitution and the standard for disgorgement set forth in United States v. Carson.

•	On March 17, 2004, Judge Kessler denied the defendants’ motion for summary judgment on the grounds that the government’s RICO claims violate separation of powers.

•	On May 6, 2004, Judge Kessler denied the defendants’ motion for summary judgment on the grounds that there is no reasonable likelihood of future RICO violations.

•	On May 6, 2004, Judge Kessler granted the government’s motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court dismissed defenses to the effect that the government’s claims are prohibited by the Tenth Amendment to the U.S. Constitution and the Separation of Powers doctrine. The court also ruled that the defendants may be held jointly and severally liable for disgorgement in the event that that remedy is ordered by the court at trial.

•	On May 6, 2004, Judge Kessler denied the government’s motion for partial summary judgment that sought to establish that defendants had caused certain mailings and wire transmissions.

      Trial is scheduled to begin on September 13, 2004.

     Local Government Cases

      Some local government entities have filed lawsuits based largely on the same theories and seeking the same relief as the state attorneys general cases. One such case is pending against RJR Tobacco and B&W. On August 8, 2001, in County of Cook v. Philip Morris, Inc., the Circuit Court of Cook County, Illinois, granted the defendants’ motion for judgment on the pleadings based on remoteness grounds and dismissed the plaintiffs’ complaint in its entirety. The plaintiffs appealed to the Illinois Appellate Court, First District, on September 5, 2001. The defendants noticed a cross-appeal on September 17, 2001, from the trial court’s adverse rulings on the defendants’ motions to dismiss on the grounds of MSA release and lack of standing. Oral argument occurred on January 14, 2004, and the parties filed a joint supplemental brief regarding jurisdiction on January 30, 2004. A decision is pending. On November 14, 2003, the plaintiff voluntarily dismissed the complaint in St. Louis County, Missouri v. American Tobacco Co., Inc.

     International Cases

      A number of foreign countries have filed suit in state and federal courts in the United States against RJR Tobacco, B&W and other tobacco industry defendants to recover funds for health care, medical and other assistance paid by those foreign governments to their citizens. In Marshall Islands v. American Tobacco Co., the Republic of the Marshall Islands brought a health care cost recovery suit against RJR Tobacco, B&W and other cigarette manufacturers. On May 9, 2002, the Supreme Court of the Marshall Islands affirmed the dismissal of all claims. In Venezuela v. Philip Morris Cos., Inc., Florida’s Third District Court of Appeal affirmed the trial court’s dismissal on October 1, 2002. On October 28, 2002, Venezuela filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court to review the decision of the Third District Court of Appeal. On June 10, 2003, the Florida Supreme Court declined Venezuela’s petition for review. The court further indicated that it would not entertain a motion for rehearing. In light of the Venezuela decision, on August 25, 2003, the Circuit Court of Miami-Dade County, Florida, granted the defendants’ motion for judgment on the pleadings in two additional cases brought by foreign sovereigns — Republic of Tajikistan v.

Brooke Group Ltd., Inc. and State of Tocantins, Brazil v. Brooke Group Ltd., Inc. This most recent ruling led 22 other foreign nations to voluntarily dismiss their cases.

      Of the four international cases currently pending in the United States, one is pending in state court and three are pending in federal court. Two of the three federal court cases are pending before the Judicial Panel on Multi-District Litigation in the U.S. District Court for the District of Columbia. Two other health care reimbursement cases are pending outside the United States, one in each of Canada and Israel. Other foreign governments and entities have stated that they are considering filing such actions in the United States.

      On November 12, 1998, the Canadian Province of British Columbia brought a case in British Columbia Provincial Court (federally appointed), similar to the state attorneys general cases discussed above, against RJR Tobacco and certain other Canadian and U.S. tobacco companies and their parent companies, including RJR. This lawsuit depended entirely on legislation enacted in British Columbia that was separately challenged by various Canadian tobacco companies. An agreement was reached with the government in British Columbia to litigate the separate constitutional challenges prior to the health care cost recovery action. On February 21, 2000, the British Columbia Supreme Court declared the Cost Recovery Act unconstitutional and dismissed the action. This decision was not appealed by the government. On January 24, 2001, the Canadian Province of British Columbia enacted a second and revised statute and brought a second action in the same court. A trial of the constitutionality of the second statute and a claim that the second action be dismissed was heard from November 4 through November 29, 2002. On June 5, 2003, the trial court ruled in favor of the defendants, again finding that the legislation was unconstitutional. The Province appealed this ruling. The appeal was heard before the British Columbia Court of Appeal at a five-day hearing that commenced on November 24, 2003. Judgment was reserved. A decision is pending.

      Pursuant to the terms of the 1999 sale of RJR’s international tobacco business, Japan Tobacco Inc. assumed RJR Tobacco’s liability, if any, in the health care cost recovery cases brought by foreign countries.

     Other Health Care Cost Recovery and Aggregated Claims Cases

      Although the MSA settled some of the most potentially burdensome health care cost recovery actions, many other such cases have been brought by other types of plaintiffs. Unions, groups of health care insurers, a private entity that purported to self-insure its employee health care programs, Native American tribes, hospitals, universities and taxpayers have advanced claims similar to those found in the governmental health care cost recovery actions. These cases largely have been unsuccessful on remoteness grounds, which means that one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.

     Union Cases

      Numerous trial court judges have dismissed union trust fund cases on remoteness grounds. The first and only union case to go to trial to date was Iron Workers Local No. 17 v. Philip Morris, Inc., which was tried in federal court in Ohio. On March 18, 1999, the jury returned a unanimous verdict for the defendants, including RJR Tobacco and B&W. The plaintiffs dismissed their appeal of the verdict.

      Since March 1999, the U.S. Courts of Appeals for the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia Circuits all have ruled in favor of the tobacco industry in similar union cases. The U.S. Supreme Court has denied petitions for certiorari filed by unions in cases from the Second, Third, Ninth and District of Columbia Circuits.

      As of April 14, 2004, there were no pending lawsuits by union trust funds against cigarette manufacturers and others.

     Insurance-Related Cases

      As of April 14, 2004, one insurance-related case was pending against RJR Tobacco and B&W.

      On June 6, 2001, in Blue Cross and Blue Shield of New Jersey, Inc. v. Philip Morris, Inc., a federal court jury in Brooklyn returned a verdict in favor of RJR Tobacco, B&W and other tobacco defendants on common law fraud and civil RICO claims, but found for the plaintiff, Empire Blue Cross and Blue Shield, referred to as “Empire,” on a claim under a New York state deceptive business practices statute. Empire pursued its claims against the defendants on behalf of itself directly, as well as on behalf of its insureds under a theory of subrogation. The jury verdict on the direct claim was approximately $17.8 million, and the verdict on the subrogated claim was approximately $11.8 million. RJR Tobacco’s portion of these amounts is $6.6 million and $4.4 million, respectively; B&W’s portion of these amounts is $2.8 million and $1.9 million, respectively. The New York statute under which Empire recovered does not provide for punitive damages, but does allow for recovery of reasonable attorneys’ fees. On February 28, 2002, Judge Weinstein awarded the plaintiffs’ counsel approximately $38 million in attorneys’ fees. On July 2, 2002, Judge Weinstein denied the defendants’ renewed motion to dismiss. He also refused to transfer the claims of non-New York plans to their respective states, and continued the stay of those claims, as well as all remaining claims of Blue Cross Blue Shield plans, until final resolution of the Empire case. The defendants, including RJR Tobacco and B&W, appealed to the U.S. Court of Appeals for the Second Circuit. On September 16, 2003, the Second Circuit:

•	reversed the judgment for Empire on its subrogation claim; and

•	reserved ruling on Empire’s direct claim pending resolution by the New York Court of Appeals of two certified questions:

•	Are claims by a third party payer of health care costs seeking to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. Gen. Bus. Law § 349 too remote to permit suit under that statute?

•	If such an action is not too remote to permit suit, is individualized proof of harm to subscribers required when a third party payer of health care costs seeks to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. Gen. Bus. Law § 349?

      On October 30, 2003, the New York Court of Appeals agreed to review the two certified questions. Briefing is complete. Oral argument has not been scheduled.

      In Group Health Plan, Inc. v. Philip Morris, Inc. and Medica v. Philip Morris, Inc., a federal district judge in Minnesota dismissed all claims, except a state antitrust claim and a state conspiracy claim. The federal court certified to the Minnesota Supreme Court the question whether these two claims could be pursued under Minnesota law by Group Health Plan. On January 11, 2001, the Minnesota Supreme Court ruled that the plaintiff could pursue these claims. Certain defendants, including RJR Tobacco and B&W, filed motions for summary judgment based on the statutes of limitation and causation, injury and damages. On January 31, 2002, summary judgment was granted in favor of certain defendants, including RJR Tobacco and B&W. The plaintiffs appealed to the U.S. Court of Appeals for the Eighth Circuit. Argument occurred on May 15, 2003. On September 16, 2003, the U.S. Court of Appeals for the Eighth Circuit upheld the dismissal of the damages claims, but remanded the case to the trial court to consider whether injunctive relief is available. Shortly after the appeals court ruling, the plaintiffs decided to dismiss the case, and, on October 21, 2003, the judge entered an order dismissing the case with prejudice.

     Native American Tribes

      As of April 14, 2004, two Native American Tribe cases remain pending against RJR Tobacco. On January 25, 2002, in Navajo Nation v. Philip Morris, Inc., the District Court of Navajo Nation granted the defendants’ motion to dismiss conspiracy, deceptive acts and restraint of trade claims. The court refused to dismiss the plaintiffs’ product liability claim. In response, the plaintiffs filed a motion to alter, amend and/or clarify the January 25, 2002 order. No decision has been made by the court. The other Native American tribe case against RJR Tobacco, Crow Creek Sioux Tribe v. American Tobacco Co., remains pending before a tribal court in South Dakota.

     Hospitals

      As of April 14, 2004, two cases brought by hospitals were pending against cigarette manufacturers, including RJR Tobacco and B&W, City of St. Louis v. American Tobacco Co., Inc., pending in the Circuit Court of the City of St. Louis, Missouri, and County of McHenry v. Philip Morris, Inc., pending in the Circuit Court of Cook County, Illinois. Trial is scheduled in the City of St. Louis case for June 6, 2005. In May 2000, in A.O. Fox Memorial Hospital v. American Tobacco Co., Inc., pending in state court in Nassau County, New York, a group of approximately 175 hospitals filed suit against the tobacco industry seeking at least $3.6 billion for costs expended to treat smoking-related illnesses. On December 14, 2001, the defendants’ motion to dismiss was granted. The Appellate Division of the Supreme Court, Second Judicial Department affirmed the trial court’s dismissal on February 10, 2003. In March 2003, the plaintiffs asked the Court of Appeals of New York, the highest state appellate court, for permission to appeal. Their petition was denied on May 13, 2003. These cases seek recovery of costs expended by hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes.

     Taxpayers

      On October 2, 2003, in Mason v. American Tobacco Co., the U.S. Court of Appeals for the Second Circuit affirmed the U.S. District Court for the Eastern District of New York’s ruling that granted the defendants’ motion to dismiss and denied the plaintiffs’ motion for class certification. On October 16, 2003, the plaintiffs filed a motion for rehearing by the entire Court of Appeals. That motion was denied on December 8, 2003. On March 8, 2004, the plaintiffs asked the U.S. Supreme Court to review the case. A decision has not been issued. In two other similar cases which have been consolidated for appeal purposes, Anderson v. American Tobacco Co., Inc. and Temple v. R. J. Reynolds Tobacco Co., the U.S. Court of Appeals for the Sixth Circuit has scheduled oral argument in the plaintiffs’ appeals for April 28, 2004.

     MSA-Enforcement and Validity

      As of April 14, 2004, three cases were pending against RJR Tobacco, and one case was pending against B&W concerning the enforcement and validity of the MSA.

      In Ohio v. R. J. Reynolds Tobacco Co., the State of Ohio alleged that RJR Tobacco’s purchase of advertising space on matchbooks distributed by an independent third party violates a provision of the MSA governing brand-name merchandise. On April 25, 2002, the Franklin County Common Pleas Court ruled in favor of RJR Tobacco. The state appealed the decision to the Ohio Court of Appeals, Tenth Appellate District, which, on March 31, 2003, reversed the trial court’s decision. RJR Tobacco appealed to the Ohio Supreme Court, which accepted RJR Tobacco’s petition on September 10, 2003. Oral argument was heard on March 16, 2004, and a decision is pending.

      In California v. R. J. Reynolds Tobacco Co., the State of California alleged, in the context of the placement of print advertising, that RJR Tobacco is in violation of the prohibition in the MSA against taking any action, “directly or indirectly, to target youth.” In a decision issued on July 12, 2002, the trial judge found that “although youth may not have been directly targeted .... RJR indirectly targeted youth, thereby violating the MSA.” In addition, the judge issued a $20 million fine. RJR Tobacco appealed this ruling to the California Court of Appeal, Fourth Appellate District. The Court of Appeal, in a decision dated February 25, 2004, affirmed the trial court’s finding, but reversed as to the amount of the fine and remanded for further proceedings. RJR Tobacco has requested a rehearing. That petition remains pending.

      On April 7, 2004, a class action lawsuit, Sanders v. Philip Morris USA, Inc., was filed in the Superior Court of Los Angeles County, on behalf of California residents who purchased cigarettes in California from April 2, 2000 to the present. The defendants are RJR, RJR Tobacco, Philip Morris, Altria Group, Inc., and

B&W. The plaintiffs allege that the MSA is anticompetitive in that the defendants have used the terms of the MSA to reduce competition and to raise the price of cigarettes. The plaintiffs assert four causes of action:

•	violation of the California Cartwright Act;

•	unfair competition under California Business & Professions Code section 17200;

•	common law unfair competition; and

•	restitution and unjust enrichment

The defendants have not yet filed any responses to the complaint. No discovery or other deadlines have been established.

      On March 26, 2004, the Attorney General of Maine wrote B&W, alleging that B&W’s “Kool Mixx” advertising campaign violates the MSA’s prohibitions on youth targeting, placement of tobacco brand names in media and tobacco brand name merchandise. B&W disputes those allegations but has had discussions with the states in an attempt to resolve these claims. On May 7, 2004, the Attorney General of New York, on behalf of himself and 30 other state attorneys general, served a notice of intent to initiate enforcement proceedings if the states’ claims are not resolved within 30 days from the date of the letter.

      Additionally, on January 6, 2004, in Freedom Holdings, Inc. v. Spitzer, a case in which neither RJR Tobacco nor B&W is a defendant, the U.S. Court of Appeals for the Second Circuit reversed the dismissal of a complaint asserting an antitrust challenge to legislation adopted by New York State in furtherance of the MSA and remanded the case for further proceedings.

Asbestos Contribution Cases

      As of April 14, 2004, six lawsuits were pending against RJR Tobacco and B&W in which asbestos companies or asbestos-related trust funds allege that they “overpaid” claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation. On May 24, 2001, a Mississippi state court judge dismissed all such claims by Owens-Corning in Estate of Ezell Thomas v. RJR Tobacco Co. Owens-Corning appealed the dismissal to the Mississippi Supreme Court on August 15, 2001, which on March 18, 2004, affirmed the trial court’s dismissal. A similar case, H.K. Porter Co., Inc. v. American Tobacco Co., was pending in the U.S. District Court for the Eastern District of New York before Judge Weinstein. However, on July 26, 2001, the parties stipulated to a dismissal of the action. In Fibreboard Corp. v. R. J. Reynolds Tobacco Co., a case pending in state court in California, Owens-Corning and Fibreboard asserted the same claims as those asserted in the Mississippi case. Rulings on motions to dismiss those claims are pending the final determination of the Mississippi case.

Antitrust Cases

      A number of tobacco wholesalers, or indirect purchasers, have sued U.S. cigarette manufacturers, including RJR Tobacco and B&W, and RJR Tobacco’s parent company, RJR, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. The federal cases against RJR Tobacco and B&W were consolidated and sent by the Judicial Panel on Multi-District Litigation for pretrial proceedings in the U.S. District Court for the Northern District of Georgia. The court certified a nation-wide class of direct purchasers on January 27, 2001. The court granted the defendants’ motion for summary judgment in the consolidated federal cases on July 11, 2002, and the U.S. Court of Appeals for the Eleventh Circuit affirmed that decision on September 22, 2003. As of April 14, 2004, two state court cases filed on behalf of indirect purchasers remain pending in Kansas and New Mexico. In Kansas, in Smith v. Philip Morris Cos., Inc., the court granted class certification on November 15, 2001. In New Mexico, in Romero v. Philip Morris Cos., Inc., the trial court granted class certification on April 11, 2003, and certified that decision for interlocutory appeal on June 24, 2003.

      On July 30, 1999, Cigarettes Cheaper!, a retailer, filed an antitrust counterclaim against RJR Tobacco in a gray market trademark suit originally brought by RJR Tobacco in the U.S. District Court for the Northern District of Illinois. Cigarettes Cheaper! alleges that it was denied promotional resources in violation of the Robinson-Patman Act. The District Court declined to dismiss the counterclaim. On January 23, 2001, the court granted Cigarettes Cheaper!’s motion to amend its counterclaim to include a violation of Section 1 of the Sherman Antitrust Act, claiming that RJR Tobacco conspired with other retailers to deny promotions to Cigarettes Cheaper!, an allegation that RJR Tobacco denies. On March 21, 2001, RJR Tobacco’s motion to add a trademark dilution claim against Cigarettes Cheaper! was granted. On June 28, 2001, the court granted RJR Tobacco’s motion to strike with prejudice several of Cigarettes Cheaper!’s affirmative defenses. These defenses related to:

•	alleged misrepresentations caused by the packaging of cigarettes manufactured by RJR Tobacco for export;

•	RJR Tobacco’s “No Bull” advertising campaign for its WINSTON cigarettes;

•	antitrust trademark misuse;

•	nominative fair use; and

•	the first sale doctrine.

      On June 25, 2003, the court granted RJR Tobacco’s motion for summary judgment on Cigarettes Cheaper!’s counterclaim alleging an illegal conspiracy under the Sherman Antitrust Act, but denied the motion with respect to the counterclaims alleging price discrimination under the Robinson-Patman Act. Trial on RJR Tobacco’s trademark claims and the remaining antitrust counterclaims began on January 12, 2004. The court declared a mistrial on January 13, 2004 because of an inappropriate opening statement by Cigarettes Cheaper!’s counsel. On January 21, the court issued a Rule to Show Cause why opposing counsel “should not be assessed with the fees and costs associated with the mistrial declared by virtue of his improper opening statement.” The court granted RJR Tobacco’s motion for fees and costs on April 22, 2004. The court then severed the trademark claims from the antitrust claims and set the trial on the trademark claims for April 26, 2004. The court also granted RJR Tobacco’s motion for leave to file a motion for summary judgment that would dispose of Cigarettes Cheaper!’s antitrust counterclaim. The summary judgment motion now is fully briefed. The parties tried RJR Tobacco’s trademark claims on April 25, 2004, and on May 5, 2004 the jury returned a verdict in favor of RJR Tobacco on all counts in the amount of $3.5 million.

      On February 16, 2000, a class-action complaint, DeLoach v. Philip Morris Cos., Inc., was brought against RJR Tobacco, B&W and other cigarette manufacturers and others, in the U.S. District Court for the District of Columbia on behalf of a putative class of all tobacco growers and tobacco allotment holders. The plaintiffs assert that the defendants, including Philip Morris, RJR Tobacco, B&W and Lorillard, engaged in bid-rigging of American burley and flue-cured tobacco auctions beginning at least by 1996 and continuing to present. The defendants’ actions are alleged to have held the auction prices of tobacco at artificially low prices resulting in damage to tobacco growers and allotment holders. In addition, the plaintiffs allege that the defendants have engaged in a conspiracy to force the elimination or destruction of the federal government’s tobacco quota and price support program through an alleged illegal group boycott. On October 9, 2000, the defendants filed a motion to dismiss the second amended complaint and a motion to transfer venue to the U.S. District Court for the Middle District of North Carolina. On November 30, 2000, the court granted the motion to transfer the case. On December 20, 2000, the plaintiffs moved to amend the complaint to add the leaf-buying companies Dimon, Universal Leaf and Standard Commercial as the defendants, which motion was allowed. The plaintiffs’ motion to certify the class was granted on April 3, 2002. On April 16, 2002, RJR Tobacco and the other defendants petitioned the U.S. Court of Appeals for the Fourth Circuit to review the class certification ruling. On June 12, 2002, the Fourth Circuit declined to review the class certification ruling, and on July 8, 2002, the court denied a petition for rehearing. In May 2003, the plaintiffs reached a settlement with all the defendants, including B&W, except RJR Tobacco. The settlement was approved by Judge Osteen on October 1, 2003. The settling defendants agreed to pay $210 million to the plaintiffs, of which B&W’s share was $23 million, to pay the plaintiffs’ attorneys’ fees as set by the court, where B&W’s share was 13%, and to purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, with 35% for B&W, and as a minimum number of pounds per year, with 55 million pounds for B&W. On December 19, 2003, the court set the plaintiffs’ attorneys’ fees at $75.3 million. B&W’s 13% share of this amount is $9.8 million. The case continued against RJR Tobacco. On April 22, 2004, when the trial began, the parties reached a settlement resolving the litigation. Under the settlement, RJR Tobacco will pay $33 million into a settlement fund, which after deductions for attorney’s fees and administrative costs, will be distributed to the class. This amount was recorded in selling, general and administrative expense in RJR’s condensed consolidated statement of income for the three months ended March 31, 2004, and in other current liabilities in RJR’s condensed consolidated balance sheet as of March 31, 2004. RJR Tobacco also agreed to purchase annually a minimum of 35 million pounds of domestic green leaf flue cured and burley tobacco combined for the next 10 years, beginning with the 2004 crop year. The court has given the settlement preliminary approval, and will schedule a final fairness hearing on the settlement for a later date. Defendants Philip Morris USA and Lorillard Tobacco Corp. have filed motions seeking to reduce the amount of their respective leaf-purchase commitments under their separate settlement agreement with the plaintiffs. Philip Morris USA and Lorillard Tobacco Corp. contend that RJR Tobacco’s settlement triggered a most-favored-nations clause in their agreement, allowing Philip Morris USA and Lorrillard Tobacco Corp. to reduce their leaf-purchase commitments to the plaintiffs. The Court is expected to rule on that motion later this summer.

      On December 4, 2002, in Leslie H. Dial Ent., Inc. v. R. J. Reynolds Tobacco Co., Leslie H. Dial Enterprises, Inc. sued RJR Tobacco, Wal-Mart Stores, Inc. and Sam’s Club in the U.S. District Court for the District of South Carolina. The suit alleged that RJR Tobacco violated the Robinson-Patman Act by “refusing to allow” Dial, the operator of four small grocery stores, to participate in RJR Tobacco promotional programs and by not making RJR Tobacco promotional programs available to Dial on terms proportionately equal to those offered other retailers. The suit also alleged that RJR Tobacco conspired with Wal-Mart Stores and Sam’s Club to reduce competition in the sale of cigarettes in violation of Section I of the Sherman Act and South Carolina civil conspiracy law. In addition, the complaint charged that RJR Tobacco violated the South Carolina Unfair Trade Practices Act by denying promotional services and facilities to Dial that were offered to other retailers. The suit sought unspecified damages. On September 3, 2003 the court granted the plaintiff’s motion to file an amended complaint, which named Sam’s East, Inc. as a defendant. Discovery was underway when an agreement in principle settling the litigation was reached. Thus, on March 31, 2004, the court issued an order dismissing the litigation without costs and without prejudice. If the settlement is not consummated within a reasonable time, any party may petition the court by May 30, 2004 to reopen the case or to enforce the settlement. If no action is taken under either alternative by May 30, 2004, the dismissal will be with prejudice.

      On January 31, 2003, in Smith Wholesale Co., Inc. v. R. J. Reynolds Tobacco Co., Smith Wholesale Company, Inc. sued RJR Tobacco under the federal antitrust laws in the U.S. District Court for the Eastern District of Tennessee in connection with RJR Tobacco’s termination of Smith’s RJR Tobacco distribution agreement consistent with its terms. That same day, Smith moved for an order to prevent RJR Tobacco from terminating Smith’s agreement. The court granted Smith’s motion on February 7, 2003, and required RJR Tobacco to reinstate Smith’s contract. Prior to the court’s order that day, RJR Tobacco terminated its distribution agreement with Rice Wholesale Company, Inc. consistent with its terms. On February 18, 2003, Smith moved to amend its complaint to add Rice as a plaintiff and allege similar claims on behalf of Rice, a motion the court immediately granted, and Rice filed a motion for a preliminary injunction to prevent RJR Tobacco from terminating it. The court granted Rice’s motion on March 4, 2003. RJR Tobacco appealed the court’s February 7 order on February 11, 2003, and its March 4 order on March 6, 2003. On April 1, 2003, the U.S. Court of Appeals for the Sixth Circuit granted RJR Tobacco’s motion to consolidate the appeals and expedite oral argument. The parties have completed briefing the appeal and had oral argument on September 12, 2003. No decision on the appeal has been issued to date. In the meantime, on June 10, 2003, nine other wholesalers joined the lawsuit, and ten of the 11 plaintiffs filed another motion for a preliminary injunction, this time asking the federal district court to enjoin RJR from implementing amendments to its distribution agreements that were scheduled to become effective on June 30, 2003. A hearing on this motion was held on July 24, 2003, and the district court issued an order granting the motion on August 6, 2003. Prior to issuing its decision, the district court granted the State of Tennessee’s motion to intervene as a plaintiff on July 3, 2003, and the State of Mississippi’s motion to intervene as a plaintiff on July 14, 2003. RJR Tobacco appealed to the U.S. Court of Appeals for the Sixth Circuit on August 8, 2003. Briefing is complete and oral argument has been set for June 17, 2004. On September 24, 2003, the district court granted RJR Tobacco’s emergency motion for a stay of the August 6, 2003 order, pending RJR Tobacco’s appeal. The plaintiffs subsequently filed a fourth amended complaint to add nine new plaintiffs and a fifth amended complaint to add two additional plaintiffs, bringing the total of private plaintiffs to 22; however, two plaintiffs have requested leave to withdraw from the litigation. No order in response to that request has yet been issued. Fact discovery is scheduled to close on August 13, 2004, with expert discovery to be completed by September 15, 2004. Trial is set to begin on November 30, 2004.

Other Litigation and Developments

      On December 10, 2003, the Attorney General of Vermont issued a civil subpoena duces tecum to RJR Tobacco, asserting that he had “reason to believe that R. J. Reynolds Tobacco Company ha[d] engaged in unfair and deceptive acts and practices . . . by publishing false or misleading claims about its product, ‘Eclipse’ brand cigarettes, by failing to disclose material facts and/or by otherwise engaging in deceptive or unfair practices in marketing and selling ‘Eclipse’ brand cigarettes.” The Vermont Attorney General indicated that his office was “working cooperatively with the offices of the attorneys general of California, Connecticut, Maine and New York . . . ..” On February 2, 2004, RJR Tobacco filed its response to the Vermont subpoena, noting its objections and indicating that, subject to those objections, documents will be produced in response to the subpoena. On February 9, 2004, subpoenas identical to the one issued by Vermont were issued by Connecticut and Maine to RJR Tobacco. The letter accompanying the Connecticut subpoena indicated that the District of Columbia also is involved with this joint investigation. At this time, no lawsuit or enforcement action relating to ECLIPSE has been filed against RJR Tobacco in any of these five states or the District of Columbia. RJR Tobacco has begun the production of documents called for by the Vermont subpoena, which by agreement will satisfy the production demands of the other states, although each state reserves its rights to evaluate the production independently and seek the production of additional materials.

      On July 3, 2003, the SEC issued a subpoena to RJR pursuant to a formal order of investigation of potential violations of the securities laws. The subpoena, and discussions to date with the SEC staff, focus on whether the disclosure of specific amounts of certain expenses of RJR should have been quantified separately rather than aggregated with other expense items. RJR is endeavoring to cooperate with the SEC in a way that protects its rights. On August 14, 2003, the SEC filed, in the U.S. District Court for the District of Columbia, an application for an order to show cause and an order requiring obedience to the subpoena. On August 29, 2003, RJR filed a motion for a protective order and its opposition to the SEC’s application for an order to show cause. Oral argument on these matters was heard on January 8, 2004, but the court has not yet issued its decision. RJR is unable to predict the outcome of this investigation or any effects that it may have on its disclosures related to its results of operations.

      On January 24, 2003, RJR and RJR Tobacco were each served with a subpoena issued by a federal grand jury sitting in the Southern District of New York. The subpoena seeks the production of documents relating to the sale and distribution of cigarettes in international markets. RJR and RJR Tobacco have been responding and will continue to respond appropriately to the subpoena and otherwise cooperate with this grand jury investigation.

      RJR Tobacco is aware of a grand jury investigation in North Carolina that relates to the cigarette business of certain of its former affiliates. In connection with this investigation, RJR Tobacco responded to document subpoenas dated July 7, 1999 and June 1, 2000, respectively. On January 20, 2004, RJR and RJR Tobacco were informed by the government that the investigation is now closed.

      On December 22, 1998, Northern Brands International, Inc., referred to as “Northern Brands,” entered into a plea agreement with the U.S. Attorney for the Northern District of New York. Northern Brands is a now inactive RJR subsidiary that was part of the business of R. J. Reynolds International B.V., a former Netherlands subsidiary of RJR Tobacco, which was managed by a former affiliate, RJR-MacDonald, Inc., referred to as “RJR-MI.” On May 12, 1999, RJR-MI was sold to Japan Tobacco Inc. and subsequently changed its name to JTI-MacDonald, Corp. Northern Brands was charged with aiding and abetting certain customers who brought merchandise into the United States “by means of false and fraudulent practices . .. . .” It is understood that, at all relevant times over the past several years, JTI-MacDonald, Corp., Japan Tobacco’s international operating company in Canada, cooperated with an investigation conducted by the Royal Canadian Mounted Police, referred to as “RCMP,” relating to the same events that gave rise to the Northern Brands investigation. On or about February 27, 2003, the RCMP filed criminal charges against and served summonses on JTI-MacDonald, Corp., Northern Brands, R. J. Reynolds Tobacco International, Inc., referred to as “RJR-TI,” R. J. Reynolds Tobacco Co. (Puerto Rico), referred to as “RJR-PR,” and eight individuals associated with RJR-MI and/or RJR-TI during the period January 1, 1991 through December 31, 1996. The charges filed are for alleged fraud and conspiracy to defraud Canada and the Provinces of Ontario and Quebec in connection with the purchase, sale, export, import and/or re-export of cigarettes and/or fine cut tobacco. Although the international business was sold, RJR and RJR Tobacco retained certain liabilities relating to the Northern Brands guilty plea and the RCMP’s investigation of the activities that led to the plea. In October 2003, Northern Brands, RJR-TI and RJR-PR filed an application challenging both the propriety of the service of the summons on each of them as well as the jurisdiction of the Canadian court over each of them. A hearing on the application was held in December 2003. On February 9, 2004, the Superior Court of Justice, Ontario, Canada, ruled in favor of these companies and granted their application. The Canadian government filed a notice of appeal from that ruling on February 18, 2004.

      On September 18, 2003, RJR, RJR Tobacco, RJR-TI, RJR-PR, and Northern Brands were served with a statement of claim filed by the Attorney General of Canada in the Superior Court of Justice, Ontario, Canada. Also named as defendants are Japan Tobacco, Inc and a number of its affiliates. The statement of claim eeks to recover under various legal theories taxes and duties allegedly not paid as a result of cigarette smuggling and related activities. The Attorney General is seeking to recover $1.5 billion in compensatory damages and $50 million in punitive damages, as well as equitable and other forms of relief.

      Over the past few years, several lawsuits have been filed against RJR Tobacco and its affiliates and, in certain cases, against other cigarette manufacturers, including B&W, by the European Community and the following ten member states, Belgium, Finland, France, Greece, Germany, Italy, Luxembourg, the Netherlands, Portugal and Spain, as well as by Ecuador, Belize, Honduras and Canada. These suits contend that RJR Tobacco and other tobacco companies in the United States may be held responsible under the federal RICO statute, the common law and other legal theories for taxes and duties allegedly unpaid as a result of cigarette smuggling. Each of these actions discussed below, seeks compensatory, punitive and treble damages.

      On July 17, 2001, the action brought by the European Community was dismissed by the U.S. District Court for the Eastern District of New York. However, the European Community and its member states filed a similar complaint in the same jurisdiction on August 6, 2001. On October 25, 2001, the court denied the European Community’s request of August 10, 2001, to reinstate its original complaint. On November 9, 2001, the European Community and the ten member states amended their complaint filed on August 6, 2001, to change the name of defendant Nabisco Group Holdings Corp. to RJR Acquisition Corp. RJR Tobacco and the other defendants filed motions to dismiss that complaint on November 14, 2001, and the court heard oral argument on those motions on January 11, 2002. On February 25, 2002, the court granted the defendants’ motion to dismiss the complaint and, on March 25, 2002, the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Second Circuit. The Second Circuit affirmed the dismissal on January 14, 2004. On April 13, 2004, the European Community and its member states petitioned the U.S. Supreme Court for a writ of certiorari.

      On October 30, 2002, the European Community and the following ten member states, Belgium, Finland, France, Greece, Germany, Italy, Luxembourg, the Netherlands, Portugal and Spain, filed a third complaint against RJR, RJR Tobacco and several currently and formerly related companies in the U.S. District Court for the Eastern District of New York. The complaint, which contains many of the same or similar allegations found in two earlier complaints that were previously dismissed by the same court, alleges that the defendants, together with certain identified and unidentified persons, including organized crime organizations and drug cartels, engaged in money laundering and other conduct for which they should be accountable to the plaintiffs under civil RICO and a variety of common law claims. The complaint also alleges that the defendants manufactured cigarettes, which were eventually sold in Iraq in violation of U.S. sanctions against such sales. The plaintiffs are seeking unspecified actual damages, to be trebled, costs, reasonable attorneys’ fees and injunctive relief under their RICO claims, and unspecified compensatory and punitive damages, and injunctive and equitable relief under their common law claims. On April 1, 2004, the plaintiffs filed an amended complaint. The amended complaint does not change the substance of the claims alleged, but primarily makes typographical and grammatical changes to the allegations contained in the original complaint and adds to the description of injuries alleged in the original complaint.

      On December 20, 2000, October 15, 2001, and January 9, 2003, applications for annulment were filed in the Court of First Instance in Luxembourg challenging the competency of the European Community to bring each of the foregoing actions and seeking an annulment of the decision to bring each of the actions, respectively. On January 15, 2003, the Court of First Instance entered a judgment denying the admissibility of the first two applications, principally on the grounds that the filing of the first two complaints did not impose binding legal effects on the applicants. On March 21, 2003, RJR and its affiliates appealed that judgment to the Court of Justice of the European Communities. The application for annulment filed in connection with the third action is still pending before the Court of First Instance. On September 18, 2003, however, the Court of First Instance stayed the proceedings in the third action, pending resolution of the appeals from the January 15, 2003 judgment denying the admissibility of the first two applications.

      RJR Tobacco, B&W and the other defendants filed motions to dismiss the actions brought by Ecuador, Belize and Honduras in the U.S. District Court for the Southern District of Florida. These motions were granted on February 26, 2002, and the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Eleventh Circuit on March 26, 2002. The Eleventh Circuit heard oral argument on December 10, 2002. On August 14, 2003, the Eleventh Circuit announced its decision affirming the dismissal of the case. On November 5, 2003, Ecuador, Belize and Honduras filed a petition for a writ of certiorari requesting the U.S. Supreme Court to review the decision of the Eleventh Circuit. The court denied the petition on January 12, 2004. B&W and the other defendants filed motions to dismiss a similar action brought by Amazonas and other departments of Colombia in the U.S. District for the Eastern District of New York. These motions were granted on February 19, 2002, and plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit. The Second Circuit affirmed the dismissal on January 14, 2004. On April 13, 2004, Amazonas and other departments of Columbia petitioned the U.S. Supreme Court for a writ of certiorari.

      RJR Tobacco has been served in two reparations actions brought by descendants of slaves. The plaintiffs in these actions claim that the defendants, including RJR Tobacco, profited from the use of slave labor. These two actions have been transferred to Judge Norgle in the Northern District of Illinois by the Judicial Panel on Multi-District Litigation for coordinated or consolidated pretrial proceedings with other reparation actions. Seven additional cases were originally filed in California, Illinois and New York. RJR Tobacco is a named defendant in only one of these additional cases, but it has not been served. The action in which RJR Tobacco is named but has not been served was conditionally transferred to the Northern District of Illinois on January 7, 2003, but the plaintiffs contested that transfer, and the Judicial Panel on Multi-District Litigation has not yet issued a final ruling on the transfer. The plaintiffs filed a consolidated complaint on June 17, 2003. On July 18, 2003, the defendants moved to dismiss the plaintiff’s complaint. That motion was granted on January 26, 2004, although the court granted the plaintiffs leave within which to file an amended complaint, which they did on April 5, 2004. In addition, several of the plaintiffs have attempted to appeal the trial court’s January 26, 2004 dismissal to the U.S. Court of Appeals for the Seventh Circuit.

      On June 8, 2001, the Attorney General of the State of California filed a lawsuit against RJR Tobacco in California state court alleging that RJR Tobacco violated California state law by distributing free cigarettes and free coupons for discounts on cigarettes on “public grounds,” even though the promotions occurred within an “adult-only facility” at a race track and certain festivals. RJR Tobacco answered the complaint on July 19, 2001, asserting that its promotions complied with all laws, including California state law and that this California state law is preempted by the Federal Cigarette Labeling and Advertising Act. On March 29, 2002, the court ruled that RJR Tobacco’s distribution of free cigarettes violated the law, but the distribution of free coupons for discounts on cigarettes did not. On April 29, 2002 the judge assessed a civil fine against RJR Tobacco of $14.8 million. On October 30, 2003, the California Court of Appeal, Second Appellate District, affirmed the trial court’s decision. On December 8, 2003, RJR Tobacco filed its petition for review with the California Supreme Court. On January 28, 2004, the California Supreme Court agreed to review the case. The appeal is in the briefing phase.

      On May 23, 2001, Star Scientific, Inc., referred to as Star, filed a patent infringement action against RJR Tobacco in the U.S. District Court for the District of Maryland. The suit alleges infringement of U.S. Patent No. 6,202,649 entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby.” On July 30, 2002, Star filed another infringement action against RJR Tobacco in the U.S. District Court for the District of Maryland alleging infringement of a related patent, U.S. Patent No. 6,425,401 also entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby.” RJR Tobacco has filed counterclaims seeking a declaration that the claims of the two Star patents in dispute are invalid, unenforceable and not infringed by RJR Tobacco. The Maryland court consolidated the two cases. No trial date has been set. RJR Tobacco filed six motions for summary judgment on the following issues:

•	no direct infringement by the tobacco growers from whom RJR Tobacco purchases tobacco;

•	no inducement of infringement by RJR Tobacco;

•	invalidity based upon claim indefiniteness, lack of enablement and failure to comply with the best mode;

•	invalidity based upon the prior art;

•	patent unenforceability based upon Star’s inequitable conduct in the Patent Office; and

•	striking Star’s damage claim as legally deficient.

      Star filed a motion for summary judgment on claim construction and claim definiteness. On August 28, 2003, the court held a hearing on the pending motions. On September 15, 2003, the court appointed a special master to issue a report and recommendation in connection with five of RJR Tobacco’s motions (the court did not assign RJR Tobacco’s motion seeking to strike Star’s damage claim) and Star’s motion for claim construction and definiteness. The special master recommended denial of the five RJR Tobacco motions assigned to him because, in his view, there were certain disputed issues of fact that could not be resolved on summary judgment. The special master recommended denial in part and granting in part of Star’s motion on claim construction and definiteness. On March 30, 2004, the court adopted in full the special master’s reports and recommendations in connection with four of the five RJR Tobacco motions and Star’s motion. As to RJR Tobacco’s fifth motion for summary judgment (patent unenforceability), a briefing schedule has been set for any objections the parties may have to the special master’s report and recommendation. Therefore, the court has not yet issued any ruling in connection with that report and recommendation. On March 30, 2004, the court denied RJR Tobacco’s sixth summary judgment motion (Star’s damage claim).

Cautionary Statement Concerning Tobacco-Related Litigation

      Although Reynolds American’s management believes that the loss of any particular pending smoking and health tobacco litigation claim against Reynolds Tobacco or its affiliates or indemnitees, when viewed on an individual basis, is not probable, the possibility of material losses related to tobacco litigation is more than remote. Litigation is subject to many uncertainties, and it is not possible to predict the outcome of the litigation pending against RJR Tobacco, B&W or their respective affiliates, including RJR, or indemnitees or to reasonably estimate the amount or range of any possible loss.

      Unfavorable judgments awarding compensatory damages, punitive damages or fines have been returned against RJR Tobacco and B&W in the Engle class-action case, which was reversed by the intermediate appellate court on May 21, 2003 but is now on appeal to the Florida Supreme Court, a small number of individual smoking and health cases, a Broin II flight attendant ETS case and an insurance-related action. In addition, unfavorable judgments have been returned against RJR Tobacco in an MSA enforcement action and a California state law enforcement action. Although RJR Tobacco believes that it has numerous bases for successful appeals in these cases, and RJR Tobacco, B&W and RJR believe they have a number of valid defenses to all actions, and intend to defend all actions vigorously, it is possible that there could be further adverse developments in these cases, and that additional cases could be decided unfavorably against RJR, B&W, Reynolds Tobacco or their affiliates or indemnitees.

      Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could materially adversely affect the litigation against RJR Tobacco, B&W, Reynolds Tobacco or their affiliates or indemnitees, and they could encourage the commencement of additional tobacco-related litigation. In addition, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.

      Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against Reynolds Tobacco, RJR Tobacco, RJR and B&W, a significant increase in litigation or in adverse outcomes for tobacco defendants could have a material adverse effect on any or all of these entities. Moreover, notwithstanding the quality of defenses available to it and its affiliates in litigation matters, it is possible that Reynolds American’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending litigation matters.

ERISA Litigation

      On May 13, 2002, in Tatum v. R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Co. Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee violated the Employee Retirement Income Security Act of 1974, as amended, referred to as “ERISA.” The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., to spin-off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants violated ERISA by not overriding an amendment to RJR’s 401(k) plan requiring that, prior to February 1, 2000, the stock funds of the companies involved in the food business – NGH and Nabisco Holdings Corp. – be eliminated as investment options from RJR’s 401(k) plan. In his complaint, the plaintiff requests, among other things, that the court issue an order requiring the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco Holdings Corp. funds. The defendants filed a motion to dismiss on July 29, 2002, which was granted by the court on December 10, 2003. On January 7, 2004, the plaintiff appealed to the U.S. Court of Appeals for the Fourth Circuit. The appeal is in the briefing stage.

Environmental Matters

      RJR, B&W and their respective subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJR Tobacco and B&W have been named a potentially responsible party, referred to as a “PRP,” with third parties under the Comprehensive Environmental Response, Compensation and Liability Act, with respect to several superfund sites.

      Regulations promulgated by the U.S. Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities. RJR, B&W and their respective subsidiaries monitor their environmental matters and, dependent upon the probability of occurrence and reasonable estimation of cost, accrue or disclose any material liability.

      Del Monte Corporation, a former subsidiary of RJR, was named a defendant in a lawsuit related to a superfund site in Hawaii, Akee v. The Dow Chemical Co., filed in the First Circuit Court of the State of

Hawaii on October 7, 1999. The superfund site includes land on which Del Monte Corporation maintained fresh fruit operations at one time. Pursuant to an agreement dated June 12, 2001, among RJR, the buyers of the Del Monte fresh fruit business, Del Monte Corporation and others, the buyers of the Del Monte fresh fruit business agreed, from the date of the agreement forward, to indemnify RJR for any liabilities imposed in Akee and with respect to the environmental investigation and remediation of the superfund site required by the EPA. The buyers of the Del Monte fresh fruit business have reached a confidential settlement with the plaintiffs in the Akee case. On March 16, 2004, a settlement agreement and release were executed on behalf of the plaintiffs, and the action against the buyers of the Del Monte fresh fruit business and other defendants was dismissed with prejudice.

      RJR Tobacco was notified by the EPA on June 11, 2000, of its potential liability under CERCLA for a superfund site in Greer, South Carolina. The notice and demand for reimbursement of costs incurred by the EPA were sent to a group of approximately 43 potentially responsible parties, including RJR Tobacco, and involve an aggregate exposure presently estimated to be approximately $5.1 million. Apportionment among the PRPs has not been completed, but RJR Tobacco believes that its apportionment will be immaterial to its results of operations, cash flows and financial condition. The PRPs include a group of companies previously involved as potentially responsible parties in another superfund site. The EPA alleges that some waste from the cleanup of the other site was transported to the site in question. Information was gathered from other PRPs notified by the EPA. An environmental consultant working on behalf of the PRP group, which includes RJR Tobacco, collected information and technical data about the Greer, South Carolina site. Information was presented to the EPA and the U.S. Department of Justice concerning the findings of the environmental consultant, technical issues pertaining to the site and the PRP group’s position that it was not the source of the contamination at the site. EPA counsel has made a recommendation that the referral of this matter to the DOJ be withdrawn and has informally advised counsel for the PRP group that no further enforcement action is expected.

      RJR Tobacco is a named defendant in a lawsuit related to an existing superfund site in North Carolina, United States v. AAF-McQuay, Inc., which was filed in U.S. District Court for the Western District of North Carolina on August 12, 2002. The “Jadco-Hughes” superfund site near Belmont, North Carolina, is land on which a solvent reclamation and disposal business was owned and operated in the 1970s. It was placed on the National Priorities List in 1986. RJR Tobacco, through its former packaging division, now a wholly owned subsidiary known as RJR Packaging, LLC, as a member of a group of 24 previously identified PRPs, executed a waiver of service of summons in this matter. A joint motion of the plaintiff and all defendants for a stay of all proceedings and for an extension of time for all defendants to file answers or responses to the complaint was again granted by the court on November 12, 2003. The parties are cooperating to seek a resolution of this matter. The aggregate exposure for the Jadco-Hughes site for all PRPs is presently approximately $9.2 million. Currently, RJR Tobacco’s apportionment among the PRPs of the costs associated with the remediation of the sites is approximately 32%.

      RJR, B&W and their respective subsidiaries have been engaged in a continuing program to comply with federal, state and local environmental laws and regulations. Although it is difficult to reasonably estimate the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations and to estimate the cost of resolving these CERCLA matters, Reynolds American does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations or financial condition of Reynolds American or its subsidiaries.

Other Contingencies

      Until the acquisition by merger by Philip Morris Companies, Inc., now known as Altria Group, Inc., of Nabisco from NGH on December 11, 2000, NGH and Nabisco were members of the consolidated group of NGH for U.S. federal income tax purposes. Each member of a consolidated group is jointly and severally liable for the U.S. federal income tax liability of other members of the group as well as for pension and funding liabilities of the other group members. NGH, now known as RJR Acquisition Corp., is a wholly owned subsidiary of RJR and continues to be jointly and severally liable for these Nabisco liabilities arising before December 11, 2000.

      In connection with Philip Morris’ acquisition by merger of Nabisco and RJR’s subsequent acquisition by merger of NGH, Philip Morris, Nabisco and NGH entered into a voting and indemnity agreement that generally seeks to allocate tax liabilities ratably based upon NGH’s taxable income and that of Nabisco, had the parties been separate taxpayers. If Philip Morris and Nabisco are unable to satisfy their obligations under this agreement, NGH would be responsible for satisfying them.

      In connection with the sale of the international tobacco business to Japan Tobacco Inc. on May 12, 1999, RJR and RJR Tobacco agreed to indemnify Japan Tobacco for liabilities relating to:

•	any pre-closing taxes with respect to the international tobacco business not reflected on the closing balance sheet;

•	RJR’s or RJR Tobacco’s employee benefit and welfare plans; and

•	certain activities of Northern Brands.

Although it is impossible to predict the outcome of the Northern Brands litigation or the amount of these other liabilities, a significant adverse outcome regarding any of these items could have an adverse effect on either or both of Reynolds American and Reynolds Tobacco.

      Each of RJR Tobacco and B&W has entered into agreements to indemnify certain distributors and retailers from liability and related defense costs arising out of the sale or distribution of their respective products. The cost of such defense indemnification has been, and is expected to be, insignificant. RJR Tobacco and B&W believe that the indemnified claims are substantially similar in nature and extent to the claims that they are already exposed to by virtue of their having manufactured those products.

      In addition to the litigation and other contingencies described above, Reynolds Tobacco, RJR Tobacco, RJR and B&W may also be subject, from time to time, to non-tobacco-related litigation that may have a material adverse effect on their results of operations, cash flows or financial condition.

      In connection with the combination transactions, B&W Opco, a subsidiary of Reynolds American, will indemnify B&W and its affiliates from and against all losses, liabilities and damages to the extent:

•	relating to or arising from the B&W contributed assets or the B&W assumed liabilities regardless of whether the losses, liabilities or damages arise before, at or after the transfer of the B&W contributed assets and the B&W assumed liabilities; and

•	if the total amount of money B&W owes pursuant to the MSA with respect to any period prior to closing is less than B&W’s accrued liability under the MSA as of closing.

See “The Combination Transaction Agreements — Formation Agreement — Indemnification” beginning on page 159.

Employees

      As of March 31, 2004, Reynolds American and its subsidiaries would have employed approximately 10,900 employees, assuming the combination transactions had been completed on that date. Approximately 1,600 of these employees are members of a union. Reynolds American believes its employee relations will be good following the completion of the combination transactions.

DIRECTORS AND MANAGEMENT OF REYNOLDS AMERICAN

Directors

      Upon completion of the combination transactions, the board of directors of Reynolds American will consist of 13 members divided into three classes serving staggered terms of three years. The class I directors will have a term ending on the date of the 2005 annual meeting, the class II directors will have a term ending on the date of the 2006 annual meeting and the class III directors will have a term ending on the date of the 2007 annual meeting. Reynolds American’s articles of incorporation will require each class to consist, as nearly as possible, of one-third of the total number of directors constituting the board of directors.

      Andrew J. Schindler will serve as executive chairman of the Reynolds American board of directors for a period of six months following the completion of the combination transactions and is then expected to serve as non-executive chairman thereafter. Susan M. Ivey, Reynolds American’s chief executive officer, will also serve on the board of directors. The remaining 11 directors are expected to consist of six members of the current RJR board of directors and five nominees of B&W. The six members who currently serve on the RJR board of directors and will serve on the Reynolds American board of directors will be independent of both Reynolds American and B&W. At least three of B&W’s designees will also be independent of both Reynolds American and B&W. Currently, Susan M. Ivey and Andrew J. Schindler are the only members of the Reynolds American board of directors.

      The following table lists the persons who currently serve as directors of Reynolds American including their ages and current and recent business experience. [Information regarding the additional persons who are expected to serve as directors of Reynolds American upon completion of the combination transactions will be provided prior to the mailing of this document.]

Name and Age	Current and Recent Business Experience

Andrew J. Schindler, 59	Chief Executive Officer of RJR Tobacco since 1995 and President and Chief Executive Officer of RJR since June 1999. Mr. Schindler has served as a director of RJR Tobacco since 1989, and as Chairman of the Board of RJR and RJR Tobacco since July 1999. Mr. Schindler joined RJR in 1974. He became Senior Vice President - Operations of RJR Tobacco in 1989 and was elected Executive Vice President - Operations of RJR Tobacco in 1991. Mr. Schindler served as Chief Operating Officer of RJR Tobacco from 1994 until 1995 and as its President from 1994 until January 2002. He achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and Vietnam. Mr. Schindler currently serves as Chairman of the Winston- Salem Alliance. He is also a member of the Wake Forest University board of trustees, and the boards of directors of Winston-Salem Business, Inc. and Idealliance, formerly the North Carolina Emerging Technology Alliance.

Name and Age	Current and Recent Business Experience

Susan M. Ivey, 45	President and Chief Executive Officer of B&W since 2001. Ms. Ivey has served as a director of B&W since 2000 and Chairman of the Board since January 2003. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, she held a number of positions, including Director of Marketing in China and Head of International Brands at BAT, managing global strategies for KENT, LUCKY STRIKE, STATE EXPRESS 555, BENSON & HEDGES and PALL MALL. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing. Ms. Ivey is a member of the boards of directors of Bellarmine University, Greater Louisville, Inc. and Fifth Third Bank of Kentucky. She served as Chair of the Greater Metro United Way of Louisville 2003 campaign. She is also a member of The Committee of 200, an international organization of female CEOs, entrepreneurs and business leaders.

If any of the directors nominated by RJR are unable to serve on the Reynolds American board of directors, RJR will be entitled to nominate substitute nominees and if any of the directors nominated by B&W are unable to serve on the Reynolds American board of directors, B&W will be entitled to nominate substitute nominees in accordance with the terms of the governance agreement.

Committees of the Board of Directors of Reynolds American

      Each of the committees of the Reynolds American board of directors will consist entirely of independent directors and will have at least five members. B&W will generally have the right to designate such number of B&W designated directors to each committee that is proportionate to its representation on the Reynolds American board of directors as set forth in the governance agreement. The initial committees of the Reynolds American board of directors will be:

•	an audit committee, which will also act as the qualified legal compliance committee responsible for, among other things, reviewing reports by Reynolds American attorneys of material violations of securities laws and material breaches of fiduciary duties arising under law;

•	a compensation committee; and

•	a corporate governance and nominating committee.

      The Reynolds American board of directors may designate other committees in the future.

Reynolds American Management

      Set forth below is a table of the persons expected to serve as senior management of Reynolds American following the completion of the combination transactions, together with their ages, current positions and recent business experience.

Name and Age	Position	Current Position and Recent Business Experience

Susan M. Ivey, 45	President and Chief Executive Officer	President and Chief Executive Officer of B&W since 2001. Ms. Ivey has served as a director of B&W since 2000 and Chairman of the Board since January 2003. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, she held a number of positions, including Director of Marketing in China and Head of International Brands at BAT, managing global strategies for KENT, LUCKY STRIKE, STATE EXPRESS 555, BENSON & HEDGES and PALL MALL. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing. Ms. Ivey is a member of the boards of directors of Bellarmine University, Greater Louisville, Inc. and Fifth Third Bank of Kentucky. She served as Chair of the Greater Metro United Way of Louisville 2003 campaign. She is also a member of The Committee of 200, an international organization of female CEOs, entrepreneurs and business leaders.
Andrew J. Schindler, 59	Executive Chairman	Chief Executive Officer of RJR Tobacco since 1995 and President and Chief Executive Officer of RJR since June 1999. Mr. Schindler has served as a director of RJR Tobacco since 1989, and as Chairman of the Board of RJR and RJR Tobacco since July 1999. Mr. Schindler joined RJR in 1974. He became Senior Vice President - Operations of RJR Tobacco in 1989 and was elected Executive Vice President - Operations of RJR Tobacco in 1991. Mr. Schindler served as Chief Operating Officer of RJR Tobacco from 1994 until 1995 and as its President from 1994 until January 2002. He achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and Vietnam. Mr. Schindler currently serves as Chairman of the Winston-Salem Alliance. He is also a member of the Wake Forest University board of trustees, and the boards of directors of Winston-Salem Business, Inc. and Idealliance, formerly the North Carolina Emerging Technology Alliance.
Thomas R. Adams, 53	Senior Vice President and Controller	Senior Vice President and Controller of RJR and RJR Tobacco since June 1999. From 1985 until 1999, he was a partner at the accounting firm of Deloitte & Touche LLP. Mr. Adams is a member of the board of directors of Technology Concepts & Design, Inc., an affiliate of RJR, and the Old Hickory Council of the Boy Scouts of America.

Name and Age	Position	Current Position and Recent Business Experience

Lynn J. Beasley, 46	President and Chief Operating Officer of Reynolds Tobacco	President and Chief Operating Officer of RJR Tobacco since January 2002, after serving as Executive Vice President - Marketing since 1997, and has been a director of RJR Tobacco since March 2000. Ms. Beasley joined RJR Tobacco in 1982 as a marketing assistant. After holding a number of positions at RJR Tobacco, she became a Senior Vice President of the WINSTON/ CAMEL business unit in 1993. From 1995 until 1997, she was Senior Vice President of brand marketing for WINSTON, CAMEL and SALEM. Ms. Beasley is a member of the board of directors of The Scotts Company. Ms. Beasley is a member of the board of trustees of Senior Services, the board of directors of Tanglewood Park Foundation and the Winston-Salem State University Business Advisory Council for the School of Business and Economics.
Charles A. Blixt, 52	Executive Vice President, General Counsel and Assistant Secretary	Executive Vice President and General Counsel of RJR Tobacco since 1998 and Executive Vice President, General Counsel and Assistant Secretary of RJR since June 1999. He was Senior Vice President and General Counsel of RJR Tobacco from 1995 until 1998. Mr. Blixt served as a director of RJR Tobacco from 1995 until March 2000. He joined RJR Tobacco as Associate Counsel - Litigation in 1985. Mr. Blixt is a member of the board of directors of Technology Concepts & Design, Inc. and Targacept, Inc., both of which are affiliates of Reynolds American. He also serves on the board of trustees of Salem College and Academy and the Board of Visitors of Wake Forest University School of Law.
Frances V. Creighton, 52	Executive Vice President - Marketing of Reynolds Tobacco	Executive Vice President - Marketing of RJR Tobacco since January 2004. Previously she served as Senior Vice President - Marketing of RJR Tobacco since January 2002, after serving as Vice President of RJR Tobacco’s CAMEL business unit since 1997. She joined RJR Tobacco in 1981 as a marketing research analyst. Through a series of promotions, she became senior marketing manager in 1990 and marketing director in 1994. Ms. Creighton is a member of the board of directors for the United Way of Forsyth County.

Name and Age	Position	Current Position and Recent Business Experience

Jeffrey A. Eckmann, 51	Executive Vice President - Strategy, Planning and Integration	Senior Vice President and Chief Financial Officer of B&W since 2001. Mr. Eckmann has served as a director of B&W since 2001. From 1980 to 1988, Mr. Eckmann held a number of management positions in finance with B&W and BATUS Inc., the former U.S. holding company of B&W. From 1988 to 1990, Mr. Eckmann served as Executive Vice President of Ivey’s, an affiliate department store based in Charlotte, North Carolina. He joined B&W in 1991 as Vice President - Strategy and Planning and also served as Vice President and Controller before becoming Chief Financial Officer. He serves on the boards of directors of the Northern Illinois University Foundation, Financial Executives International, Dare to Care and Louisville Central Area as well as on an advisory board for FM Global.
McDara P. Folan, III, 45	Vice President, Deputy General Counsel and Secretary	Vice President, Deputy General Counsel and Secretary of RJR since June 1999. He also was Vice President, Deputy General Counsel and Secretary of RJR Tobacco from June 1999 to March 2000, and currently serves as Assistant Secretary of RJR Tobacco. From 1992 until 1999, Mr. Folan served as Vice President, Secretary and General Counsel for Allen Telecom Inc., a manufacturer and distributor of wireless communications equipment, in Cleveland, Ohio. Mr. Folan serves on the City of Winston-Salem/ Forsyth County Planning Board, the board of directors of the Piedmont Triad Chapter of the Juvenile Diabetes Research Foundation and the Advisory Board for Brenner Children’s Hospital.
Olli E. Gräsbeck, 51	Chairman and Chief Executive Officer of Lane	Chief Executive Officer and Chairman of Lane since August 2003. From 1988 to 1990, Mr. Gräsbeck served as Finance Director of BAT Finland. He was promoted to Financial Controller for BAT Europe and then Managing Director of BAT Finland during the period from 1990 to 1992. In 1997, Mr. Gräsbeck was appointed Managing Director of BAT Switzerland, and from 2000 to 2003, he served as Managing Director of BAT Iberia (Spain and Portugal) until assuming his current position at Lane.
Ann A. Johnston, 51	Executive Vice President - Human Resources	Executive Vice President - Human Resources of RJR and RJR Tobacco since January 2002, after serving as Vice President - Human Resources of RJR Tobacco since 1998. She joined RJR Tobacco in 1988 as a compensation manager, and was promoted to personnel manager in 1989 and to director of compensation/ benefits/ HRIS in 1993. Ms. Johnston also serves as chairman of the board of directors for Allegacy Federal Credit Union, is president of the Alumni Council for the Babcock Graduate School of Management of Wake Forest University, and serves on the boards of directors of the Winston-Salem Symphony and the Winston-Salem Industries for the Blind.

Name and Age	Position	Current Position and Recent Business Experience

Lynn L. Lane, 52	Senior Vice President and Treasurer	Senior Vice President and Treasurer of RJR and Senior Vice President and Treasurer of RJR Tobacco since June 1999. She joined RJR in 1973 and was promoted to Vice President and Assistant Treasurer of RJR in 1991. In 1995, she was named Vice President and Treasurer of R.J. Reynolds Tobacco Worldwide. From 1996 until 1999, Ms. Lane was Vice President, Treasurer and Investor Relations of Burlington Industries, a manufacturer and distributor of fabrics and other textile products. She also serves on the board of directors of the R.J. Reynolds Foundation, the board of trustees of Greensboro College and is the Chair of the East Carolina University Foundation Board.
James V. Maguire, 53	Executive Vice President - Sales of Reynolds Tobacco	Executive Vice President - Sales of RJR Tobacco since July 1999, after serving as Senior Vice President - Sales of RJR Tobacco since 1994. Mr. Maguire has been a director of RJR Tobacco since March 2000. He joined RJR Tobacco in 1973 as a sales representative, and after holding a number of positions at RJR Tobacco and RJR, he became Vice President - Sales and Marketing Development of RJR Tobacco in 1993.
Dianne M. Neal, 44	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer of RJR since July 2003, after serving as Vice President - Investor Relations of RJR since 1999. Ms. Neal joined RJR Tobacco in 1988 and held a number of financial management positions within various RJR Tobacco business units. In 1997, she was promoted to Vice President and Controller of RJR Tobacco. She is a member of the Business Advisory Board of UNCG’s Bryan School of Business and Economics.
Tommy J. Payne, 47	Executive Vice President - External Relations	Executive Vice President - External Relations of RJR Tobacco and RJR since July 1999, after serving as Senior Vice President - External Relations of RJR Tobacco since 1998 and of RJR since June 1999. He joined RJR in 1988 and was promoted to Director of Federal Government Affairs in 1995. From 1995 until 1998, he was Vice President - Federal Government Affairs of RJR Tobacco in Washington, D.C. Mr. Payne serves on the board of trustees of Winston-Salem State University and the Southeast Center for Contemporary Art, the North Carolina Community Colleges Foundation Board of Advisors and the board of directors of the R.J. Reynolds Foundation.

Name and Age	Position	Current Position and Recent Business Experience

Richard M. Sanders, 51	President and Chief Executive Officer of Santa Fe	President and Chief Executive Officer of Santa Fe since its acquisition in January 2002, after serving as Senior Vice President - Marketing of RJR Tobacco since December 1999, while continuing his role as President - Sports Marketing Enterprises, a division of RJR Tobacco. Mr. Sanders joined RJR Tobacco in Marketing in 1977 and has held several positions during his career, including Vice President - Advertising and Brand Management, Vice President - Marketing and Sales Operations and Area Vice President - Sales. He is chairman of the board of directors of the Santa Fe Natural Tobacco Company Foundation and serves on the board of directors of Santa Fe Economic Development, Inc. and Minnesota Resources.
Daniel D. Snyder, 49	Executive Vice President - Operations of Reynolds Tobacco	Senior Vice President - Operations of B&W, Macon, Georgia since July 2002, after serving as Vice President of Technology & Quality since early 2001. Mr. Snyder has served as a director of B&W since 2002. Mr. Snyder originally joined B&W in 1977 and worked as a process engineer until 1979. He returned to B&W in 1981 as a Project Engineer and was promoted to Vice President of Manufacturing in 1991. Mr. Snyder is a member of the Macon Rescue Mission Board.
David E. Townsend, 56	Executive Vice President - Research & Development of Reynolds Tobacco	Executive Vice President - Research and Development of RJR Tobacco since October 2000, after serving as Vice President of the Research and Development Product Development and Assessment group of RJR Tobacco since 1997. He joined RJR Tobacco in 1977 and, after holding a number of positions at RJR Tobacco, was promoted to Senior Principal Scientist of RJR Tobacco in 1995, and to Director of Product Development and Assessment of RJR Tobacco in 1996.

Director and Management Compensation

      Prior to the completion of the combination transactions, the Reynolds American directors and executive officers will not receive any compensation from Reynolds American for serving as a director or officer of Reynolds American.

      With respect to persons expected to be directors and named executive officers of Reynolds American who are currently affiliated with B&W, there are currently no employment agreements or other compensation arrangements in place with Reynolds American. When such arrangements are finalized, Reynolds American will disclose them in accordance with SEC regulations.

      Information concerning persons expected to be directors and executive officers of Reynolds American affiliated with RJR and their historical compensation paid by RJR and ownership of RJR common stock is contained in RJR’s 2003 annual report previously mailed to RJR’s stockholders. See “Where You Can Find More Information” beginning on page 201.

THE COMBINATION TRANSACTION AGREEMENTS

      RJR and B&W entered into the combination agreement on October 27, 2003, and Reynolds American subsequently joined the combination agreement as a party on January 9, 2004. The combination agreement, in general, governs the contribution of a newly formed subsidiary containing B&W’s U.S. cigarette and tobacco business to Reynolds American in exchange for approximately 42% of the outstanding Reynolds American common stock. The combination agreement also governs the merger of RJR with a wholly owned subsidiary of Reynolds American, the result of which will be the conversion of each outstanding share of RJR common stock into the right to receive one share of Reynolds American common stock. RJR, B&W, ACC and CMSI entered into the Lane purchase agreement on October 27, 2003, and Reynolds American subsequently joined the Lane purchase agreement as a party on January 9, 2004. The Lane purchase agreement, in general, governs the sale of Lane to Reynolds American. The combination agreement and the Lane purchase agreement provide that Reynolds American, RJR, B&W and certain of their respective affiliates will enter into additional agreements in connection with the combination transactions, including the following material agreements:

•	the formation agreement;

•	the governance agreement;

•	the non-competition agreement; and

•	the contract manufacturing agreements.

The Combination Transactions

      The following is a brief summary of the combination transactions.

Merger of RJR and the RJR Merger Sub

      A new wholly owned subsidiary of Reynolds American, referred to as the “RJR merger sub,” will merge with and into RJR, and RJR will be the surviving corporation. Upon completion of the RJR merger, each outstanding share of RJR common stock, other than shares held as treasury stock and shares held by Reynolds American or the RJR merger sub, will be converted into the right to receive one share of Reynolds American common stock.

Formation of B&W Opco

      Prior to the completion of the RJR merger, B&W will transfer the B&W contributed assets and the B&W assumed liabilities to B&W Opco, a newly formed, wholly owned subsidiary of B&W, in exchange for all of the B&W Opco common stock. B&W will retain the B&W excluded assets and the B&W excluded liabilities.

      The B&W contributed assets include the following assets:

•	all of the capital stock of the subsidiaries of B&W being transferred to B&W Opco, which are referred to as the “transferred subsidiaries;”

•	all the business, properties, assets, goodwill and rights of B&W and the transferred subsidiaries;

•	an amount of cash equal to B&W’s accrued liability under the MSA and other state settlement agreements at the time of the completion of the combination transactions; and

•	certain minimum levels of working capital.

      The B&W contributed assets, however, will not include any of the B&W excluded assets, which consist of the following principal assets:

•	all cash and cash equivalents of B&W, other than cash that constitutes B&W contributed assets;

•	the capital stock of the subsidiaries of B&W not being transferred to B&W Opco;

•	all intercompany receivables, accounts and indebtedness, other than trade receivables, owed to B&W from BAT or its subsidiaries, other than from any transferred subsidiaries;

•	all bonds and related collateral provided by B&W in connection with any tobacco-related litigation, including the $100 million bond filed by B&W in connection with the appeal of the Engle decision, a class action litigation in Florida;

•	any trademark, right to use a trademark or patent of B&W outside of the United States; and

•	all tax refunds and credits with respect to any period before the closing.

      The liabilities that are being assumed by B&W Opco, referred to as the “B&W assumed liabilities,” include all liabilities of B&W or any of the transferred subsidiaries to the extent related to B&W’s U.S. cigarette and tobacco business and the transferred subsidiaries in the United States on or before the closing of the combination transactions, including all tobacco litigation liabilities.

      The B&W assumed liabilities, however, will not include any of the B&W excluded liabilities, which consist of the following principal liabilities:

•	any liability of the subsidiaries of B&W not being transferred to B&W Opco;

•	any liability to the extent such liability relates to the B&W excluded assets;

•	all tax liability, other than U.S. federal and state excise taxes, with respect to any period before the closing;

•	all indebtedness for borrowed money; and

•	all intercompany payables, accounts and indebtedness owed by B&W, other than trade payables.

      Following the completion of the combination transactions, B&W will remain an indirect, wholly owned subsidiary of BAT and will hold the shares of Reynolds American received in the combination transactions. In addition, B&W will continue to operate, and hold assets and liabilities related to, its non-U.S. tobacco businesses, consisting primarily of tobacco distribution, marketing and exporting operations, including B&W’s businesses in Japan and Korea. Following the combination transactions, B&W will also retain the B&W excluded assets and B&W excluded liabilities described above.

Contribution of B&W Opco to Reynolds American

      Simultaneously with the completion of the RJR merger, B&W will contribute all of the B&W Opco common stock to Reynolds American in exchange for approximately 42% of the outstanding Reynolds American common stock, calculated after giving effect to the other combination transactions. This transaction is referred to as the “B&W Opco stock contribution.”

Purchase of Lane

      Simultaneously with the completion of the RJR merger and the B&W Opco stock contribution, Reynolds American will purchase all of the capital stock of CMSI, which owns all of the capital stock of Lane, for an aggregate purchase price of $400 million.

Contribution of Santa Fe to Reynolds American

      Simultaneously with the completion of the RJR merger and the B&W Opco stock contribution, RJR will contribute all of the capital stock of Santa Fe to Reynolds American in exchange for shares of Series B preferred stock of Reynolds American, which shares will have no voting rights under applicable North Carolina law.

Contribution of B&W Opco to RJR; Merger of B&W Opco and RJR Tobacco

      Immediately following the completion of the RJR merger and the B&W Opco stock contribution, Reynolds American will contribute all of the B&W Opco common stock to RJR. Subsequently, RJR Tobacco will merge with and into B&W Opco, and B&W Opco will be the surviving corporation. Following completion of the combination transactions, Reynolds American will directly or indirectly own three primary operating subsidiaries – Reynolds Tobacco, Lane and Santa Fe.

Combination Agreement

      The following summary is a description of the material provisions of the combination agreement. The combination agreement is attached as Annex A to this document and is incorporated herein by reference. You should read the entire combination agreement carefully.

Contribution of B&W Opco to Reynolds American

      Following the transfer of the B&W contributed assets and the B&W assumed liabilities to B&W Opco, and the satisfaction or waiver of the conditions in the combination agreement, B&W will contribute all of the B&W Opco common stock to Reynolds American in exchange for approximately 42% of the outstanding Reynolds American common stock, adjusted for dilution by RJR options using the treasury stock method and less any common shares received by B&W in connection with the formation of Reynolds American. The formula for this share calculation can be found in section 1.03 of the combination agreement, which is attached as Annex A to this document.

The RJR Merger

      Following the satisfaction or waiver of the conditions in the combination agreement, the RJR merger sub will merge with and into RJR, and RJR will be the surviving corporation. As a result of the RJR merger, RJR will become a wholly owned subsidiary of Reynolds American. Upon completion of the RJR merger, each outstanding share of RJR common stock, other than shares held as treasury stock and shares held by Reynolds American or the RJR merger sub, will be converted into the right to receive one share of Reynolds American common stock.

Exchange of Shares; Fractional Shares

          Exchange Agent

      Prior to the RJR merger, Reynolds American will appoint an exchange agent reasonably acceptable to B&W to effect the exchange of certificates representing shares of RJR common stock for certificates representing shares of Reynolds American common stock. From time to time as needed, Reynolds American will deposit with the exchange agent, in trust for the holders of RJR common stock, certificates representing Reynolds American common stock and cash to pay dividends and other distributions payable in accordance with the combination agreement upon conversion of RJR shares.

          Exchange of RJR Shares

      As soon as reasonably practicable after the RJR merger, the exchange agent will mail to each holder of certificates of RJR common stock a letter of transmittal and instructions explaining how to surrender such certificates to the exchange agent.

      RJR stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, will receive Reynolds American common stock certificates representing such number of shares as such holders are entitled to receive in accordance with the combination agreement. Holders of unexchanged RJR stock certificates will not receive any dividends or other distributions made by Reynolds American after the RJR merger until their stock certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive all dividends and distributions with a record date after the effective time of the RJR merger.

      RJR stock certificates should not be returned with the enclosed proxy card and should not be forwarded to the exchange agent except with a signed letter of transmittal and any other documents that may be required by the exchange agent, as provided in the instructions that will accompany the letter of transmittal, which will be provided to RJR stockholders following the RJR merger.

Conditions

     Conditions to RJR’s and B&W’s Obligations to Complete the Combination Transactions

      The respective obligations of each party to complete the combination transactions are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the adoption of the combination agreement by the affirmative vote of RJR stockholders representing a majority of the shares of RJR common stock outstanding on the record date;

•	the approval for listing, by the NYSE, of the shares of Reynolds American common stock to be issued, or to be reserved for issuance, in connection with the combination transactions, subject to official notice of issuance;

•	the expiration or termination of any waiting period under the HSR Act;

•	the absence of any law, order or injunction prohibiting completion of the combination transactions;

•	this document must not be the subject of any stop order or proceedings seeking a stop order and Reynolds American must have received all necessary state securities authorizations; and

•	the satisfaction or waiver of all closing conditions for each of the combination transactions.

     Conditions to Obligations of B&W to Complete the Combination Transactions

      B&W’s obligations to complete the combination transactions are further subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	RJR’s representations and warranties as to its capital structure and certain material non-compete contracts, and its representations and warranties in the Lane purchase agreement must be true and correct in all material respects as of the date of the combination agreement;

•	RJR’s other representations and warranties in the combination agreement, disregarding all materiality or material adverse effect qualifiers, must be true and correct as of the date of the combination agreement, other than failures to be true and correct that, individually or in the aggregate, have not had and are not reasonably likely to have an RJR material adverse effect, as described below;

•	RJR must have performed in all material respects all material obligations required to be performed by it under the combination agreement;

•	B&W must have received the Reynolds American dividend policy letter;

•	an RJR transaction material adverse effect, as described below, must not have occurred since the date of the combination agreement;

•	Reynolds American or one of its subsidiaries must have entered into each commercial agreement to which it is intended to be a party; and

•	B&W must have received a private letter ruling from the IRS and, with respect to certain matters, a private letter ruling from the IRS or a legal opinion from its outside counsel, regarding the characterization of the combination transactions, which ruling and any legal opinion are reasonably acceptable to B&W.

      RJR material adverse effect means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, financial condition or results of operations of RJR and its subsidiaries, taken as a whole, or is reasonably likely to prevent, materially interfere with or delay the ability of RJR and its subsidiaries to complete the combination transactions. RJR material adverse effect excludes any changes, effects, events, occurrences, state of facts or developments relating to:

•	economic or political conditions;

•	the securities markets in general;

•	any failure by RJR to meet any internal or published projections, forecasts, or revenue or earnings predictions;

•	the tobacco industry; or

•	the announcement or existence of the combination transactions.

      RJR transaction material adverse effect means any change, effect, event, occurrence or development occurring after the date of the combination agreement that, individually or in the aggregate, is reasonably likely to render RJR insolvent, or is reasonably likely to render Reynolds American insolvent following the completion of the combination transactions. Insolvency includes certain bankruptcy events with respect to RJR or Reynolds American, the inability of RJR or Reynolds American to pay its liabilities as they become due, the inability of RJR or Reynolds American to continue its business as a going concern, and a judgment having either of such effects and for which RJR or Reynolds American does not have the capital resources to post an appeal bond to stay the execution of such judgment.

     Conditions to Obligations of RJR to Complete the Combination Transactions

      RJR’s obligations to complete the combination transactions are further subject to the satisfaction or waiver on or prior to the closing date of the following additional conditions:

•	B&W’s representations and warranties as to the equity interests of the transferred subsidiaries and certain material non-compete contracts must be true and correct in all material respects;

•	B&W’s other representations and warranties in the combination agreement and the representations and warranties of B&W’s affiliates in the Lane purchase agreement, disregarding all materiality or material adverse effect qualifiers, must be true and correct as of the date of the combination agreement, other than failures to be true and correct that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W material adverse effect, as described below;

•	B&W must have performed in all material respects all material obligations required to be performed by it under the combination agreement;

•	a B&W transaction material adverse effect, as described below, must not have occurred since the date of the combination agreement;

•	B&W or one of its affiliates must have entered into each commercial agreement to which it is intended to be a party; and

•	RJR must have received a private letter ruling from the IRS or, with respect to certain matters, a legal opinion from its outside counsel regarding the characterization of the combination transactions, which ruling and any legal opinion are reasonably acceptable to RJR.

      B&W material adverse effect means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, financial condition or results of operations of the tobacco businesses conducted in the United States by B&W, the transferred subsidiaries, other than with respect to the B&W excluded assets and the B&W excluded liabilities, and Lane, taken as a whole, or is reasonably likely to prevent, materially interfere with or delay the ability of B&W and its affiliates to complete the combination transactions. B&W material adverse effect excludes any changes, effects, events, occurrences, state of facts or developments relating to:

•	economic or political conditions;

•	the securities markets in general;

•	any failure by B&W to meet any internal or published projections, forecasts, or revenue or earnings predictions;

•	the tobacco industry; or

•	the announcement or existence of the combination transactions.

      B&W transaction material adverse effect means any change, effect, event, occurrence or development occurring after the date of the combination agreement that, individually or in the aggregate, is reasonably likely to render B&W Opco insolvent following the transfer of the B&W contributed assets and the B&W assumed liabilities to B&W Opco or is reasonably likely to render Reynolds American insolvent following the completion of the combination transactions. Insolvency includes certain bankruptcy events with respect to B&W Opco or Reynolds American, the inability of B&W Opco or Reynolds American to pay its liabilities as they become due, the inability of B&W Opco or Reynolds American to continue its business as a going concern, and a judgment having either of such effects and for which B&W Opco or Reynolds American does not have the capital resources to post an appeal bond to stay the execution of such judgment.

No Other Transactions Involving RJR or B&W

     No Solicitation by RJR

      RJR agreed that it will not, and will not permit any of its subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate, encourage or facilitate the submission of any RJR takeover proposal, as described below;

•	enter into any agreement with respect to any RJR takeover proposal; or

•	enter into, participate in or continue any discussions or negotiations with, or furnish any information with respect to, any person relating to a RJR takeover proposal.

      RJR takeover proposal means any inquiry, proposal or offer, other than the combination transactions, relating to any direct or indirect:

•	purchase of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA or the assets of RJR and its subsidiaries, taken as a whole;

•	acquisition of 20% or more of any class of RJR’s equity securities;

•	tender offer or exchange offer that would result in any person owning 20% or more of any class of RJR’s equity securities; or

•	merger, consolidation, tender offer, exchange offer, business combination, recapitalization, joint venture or any similar transaction that would result in any person owning 20% or more of any class of equity securities of RJR or of any resulting parent company of RJR.

      If, however, prior to obtaining the RJR stockholder approval, the RJR board of directors receives an unsolicited, bona fide written RJR takeover proposal that the RJR board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to result in a proposal that is a superior RJR proposal, as described below, then RJR and its representatives may furnish information, subject to a confidentiality agreement, and participate in discussions or negotiations regarding such RJR takeover proposal. RJR must promptly advise B&W orally and in writing of any RJR takeover proposal or any inquiry from a third party with respect to the making of a RJR takeover proposal, the identity of the person making any such RJR takeover proposal or inquiry and the material terms of any such RJR takeover proposal or inquiry. In addition, RJR must keep B&W fully informed of the status of any such RJR takeover proposal, and it must provide B&W with copies of all correspondence and written material shared between RJR and any third party relating to such RJR takeover proposal.

      The RJR board of directors will not:

•	withdraw or modify in a manner adverse to B&W, its recommendation of the combination agreement or the RJR merger;

•	determine that the combination agreement or the RJR merger is no longer advisable;

•	recommend that RJR stockholders reject the combination agreement or the RJR merger; or

•	propose publicly to take any such actions;

in each case unless the RJR board of directors determines in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties.

      The RJR board of directors also will not:

•	approve or recommend, or propose publicly to approve or recommend, any RJR takeover proposal;

•	withdraw its approval of the combination agreement or the RJR merger, or propose publicly to withdraw its approval of the combination agreement or the RJR merger; or

•	permit RJR or any subsidiary of RJR to enter into any letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a RJR takeover proposal, other than a confidentiality agreement as described above.

Notwithstanding the foregoing, prior to obtaining the RJR stockholder approval, the RJR board of directors may terminate the combination agreement and concurrently approve, recommend and enter into an agreement with respect to a superior RJR proposal if the RJR board of directors:

•	has provided B&W at least five business days’ written notice of its receipt of a superior RJR proposal and its intent to accept such proposal;

•	has determined after such five business day period that such superior RJR proposal continues to be a superior RJR proposal following its consideration of any proposed modification by B&W to the terms of the combination agreement; and

•	has complied with the requirement to pay a termination fee to B&W, if applicable, see “— Fees and Expenses — RJR Termination Fee” beginning on page 152.

      A superior RJR proposal means any unsolicited, bona fide, binding written offer that would result in a third party owning, directly or indirectly, more than 42% of the shares of RJR common stock then outstanding, or of the surviving entity or its parent in a merger, or all or substantially all of the assets of RJR and its subsidiaries, taken as a whole, on terms which the RJR board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel:

•	to be more favorable to the RJR stockholders from a financial standpoint than the combination transactions, taking into account all the terms and conditions of such proposal and the combination agreement, including any proposal by B&W to amend the financial terms of the combination agreement; and

•	to be reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

     No Solicitation by B&W

      B&W agreed that it will not, and will not permit any of its subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate, encourage or facilitate the submission of any B&W takeover proposal, as described below;

•	enter into any agreement with respect to any B&W takeover proposal; or

•	enter into, participate in or continue any discussions or negotiations with, or furnish any information with respect to, any person relating to a B&W takeover proposal.

      B&W takeover proposal means any inquiry, proposal or offer, other than the combination transactions, relating to any direct or indirect:

•	purchase of assets or businesses that constitute 20% or more of the B&W contributed assets or 20% or more of the revenues, net income or EBITDA reflected on the unaudited pro forma financial statements of B&W Opco and the transferred subsidiaries for 2002;

•	acquisition of 20% or more of any class of B&W’s equity securities; or

•	merger, consolidation, tender offer, exchange offer, business combination, recapitalization, joint venture or any similar transaction that would result in any person owning 20% or more of any class of equity securities of B&W or of any resulting parent company of B&W.

      If, however, prior to obtaining the RJR stockholder approval, the B&W board of directors receives an unsolicited, bona fide written B&W takeover proposal that the B&W board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to result in a proposal that is a superior B&W proposal, as described below, then B&W and its representatives may furnish information, subject to a confidentiality agreement, and participate in discussions or negotiations regarding such B&W takeover proposal. B&W must promptly advise RJR orally and in writing of any B&W takeover proposal or any inquiry from a third party with respect to the making of a B&W takeover proposal, the identity of the person making any such B&W takeover proposal or inquiry and the material terms of any such B&W takeover proposal or inquiry. In addition, B&W must keep RJR fully informed of the status of any such B&W takeover proposal, and it must provide RJR with copies of all correspondence and written material shared between B&W and any third party relating to such B&W takeover proposal.

      The B&W board of directors will not:

•	approve any B&W takeover proposal, or withdraw its approval of the combination agreement or the combination transactions, or propose publicly to take any such actions; or

•	permit B&W or any subsidiary of B&W to enter into any letter of intent, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to a B&W takeover proposal, other than a confidentiality agreement as described above.

Notwithstanding the foregoing, prior to obtaining the RJR stockholder approval, the B&W board of directors may terminate the combination agreement and concurrently approve, recommend and enter into an agreement with respect to a superior B&W proposal if the B&W board of directors:

•	has provided RJR at least five business days’ written notice of its receipt of a superior B&W proposal and its intent to accept such proposal;

•	has determined after such five business day period that such superior B&W proposal continues to be a superior B&W proposal following its consideration of any proposed modification by RJR to the terms of the combination agreement; and

•	has complied with the requirement to pay a termination fee to RJR (see “— Fees and Expenses — B&W Termination Fee” beginning on page 152), if applicable.

      A superior B&W proposal means any unsolicited, bona fide, binding written offer that would result in a third party owning, directly or indirectly, a majority of the shares of B&W common stock then outstanding, or of the surviving entity or its parent in a merger, or all or substantially all of the assets of B&W and the transferred subsidiaries, taken as a whole, on terms which the B&W board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel:

•	to be more favorable to B&W or the stockholder of B&W from a financial standpoint than the combination transactions, taking into account all the terms and conditions of such proposal and the combination agreement, including any proposal by RJR to amend the financial terms of the combination agreement; and

•	to be reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

     Termination of the Combination Agreement

      The combination agreement may be terminated at any time prior to the completion of the RJR merger, whether before or after receipt of the RJR stockholder approval:

•	by mutual written consent of B&W and RJR;

•	by either B&W or RJR:

•	if the RJR merger is not completed on or before October 27, 2004, unless a principal cause of the failure to complete the RJR merger is a breach of a representation, warranty or covenant in the combination agreement by the party seeking to terminate the combination agreement;

•	if any law, order, injunction, judgment or decree preventing the completion of the combination transactions will have become final and nonappealable; or

•	if the RJR stockholders do not adopt the combination agreement upon a vote thereon at the RJR stockholder meeting;

•	by B&W, if RJR breaches or fails to perform in any material respect any of its representations, warranties or covenants in the combination agreement and such breach or failure to perform:

•	causes the failure of the condition to B&W’s obligations regarding the accuracy of RJR’s representations and warranties or RJR’s performance of its obligations; and

•	if capable of being cured, has not been cured within 30 days after the giving of written notice to RJR of such breach;

•	by B&W, if the RJR board of directors:

•	withdraws or adversely modifies its recommendation of the combination agreement or the RJR merger, or proposes publicly to do so;

•	determines that the combination agreement or the RJR merger is no longer advisable, or proposes publicly to do so;

•	recommends that the RJR stockholders reject the combination agreement or the RJR merger, or proposes publicly to do so; or

•	recommends the approval of any RJR takeover proposal, or proposes publicly to do so;

•	by B&W, if without written approval from B&W, the RJR board of directors:

•	amends the RJR rights agreement or redeems the RJR rights; or

•	takes any action with respect to, or makes any determination under, the RJR rights agreement, and as a result of such action or determination, any person other than B&W or any of its affiliates becomes an acquiring person, as defined in the RJR rights agreement;

•	by RJR, if B&W breaches or fails to perform in any material respect any of its representations, warranties or covenants in the combination agreement and such breach or failure to perform:

•	causes the failure of the condition to RJR’s obligations regarding the accuracy of B&W’s representations and warranties or B&W’s performance of its obligations; and

•	if capable of being cured, has not been cured within 30 days after the giving of written notice to B&W of such breach;

•	by RJR, if the RJR board of directors exercises its right described above to accept a superior RJR proposal; or

•	by B&W, if the B&W board of directors exercises its right described above to accept a superior B&W proposal.

Fees and Expenses

     General

      The combination agreement provides that, except with respect to the termination fees, all fees and expenses incurred in connection with the combination transactions will be paid by the party incurring such expenses, except RJR and B&W will each pay one-half of:

•	the filing fees for the HSR Act filing; and

•	the expenses incurred in connection with the filing, printing and mailing of this document in the event the closing does not occur.

     RJR Termination Fee

      RJR will pay to B&W a termination fee of $130 million if:

•	any person makes an RJR takeover proposal after the date of the combination agreement, the combination agreement is subsequently terminated because the RJR merger will not have occurred on or before October 27, 2004, but only if the RJR stockholder meeting has not been held by the date that is five days prior to such termination date, or because the RJR stockholders do not adopt the combination agreement; and within 12 months after the termination of the combination agreement, RJR or any subsidiary of RJR enters into an agreement with respect to, or consummates, any RJR takeover proposal of a certain magnitude specified in the combination agreement; or

•	the combination agreement is terminated by B&W under the circumstances described in the fourth and fifth bullet points under “Termination of the Combination Agreement” above; or

•	the combination agreement is terminated by RJR because the RJR board of directors exercised its right described above to accept a superior RJR proposal.

     B&W Termination Fee

      B&W will pay to RJR a termination fee of $130 million if the combination agreement is terminated by B&W because the B&W board of directors exercised its right described above to accept a superior B&W proposal.

Conduct of Business Pending the RJR Merger

      Each of RJR and B&W agreed, subject to specified exceptions, to use its reasonable best efforts to conduct its business in the usual, regular and ordinary course consistent with past practice during the period prior to the completion of the combination transactions.

      RJR also agreed, subject to specified exceptions, not to take certain actions with respect to itself or its subsidiaries during the period prior to the completion of the combination transactions without the prior written consent of B&W, including, among others:

•	declaring or paying dividends, other than its regularly quarterly cash dividend not in excess of $0.95 per share on its usual declaration, record and payment dates;

•	making certain changes in its capital stock;

•	making certain purchases or redemptions of its capital stock;

•	issuing capital stock or securities convertible into, exchangeable for or exercisable for capital stock of RJR;

•	amending its charter documents;

•	making certain acquisitions in excess of $50 million in the aggregate during any 12-month period;

•	taking certain actions with respect to its employee benefit plans or arrangements;

•	making certain changes in its accounting methods;

•	selling assets with a fair market value in excess of $25 million during any 12-month period;

•	incurring certain types of indebtedness in excess of $50 million;

•	making certain loans or investments in non-wholly owned subsidiaries in excess of $75 million in the aggregate during any 12-month period;

•	making any new capital expenditures in excess of $75 million in the aggregate during any 12-month period; and

•	paying or settling liabilities or entering into or modifying certain types of contracts outside the ordinary course of business.

      B&W has generally agreed to similar types of restrictions with respect to the operation of its U.S. cigarette and tobacco business to be contributed in the combination transactions, subject to specified exceptions and dollar thresholds specified in the combination agreement.

Other Covenants

Termination of B&W’s Intercompany Accounts

      B&W has agreed to cause all receivables, payables, accounts and indebtedness, other than trade receivables and trade payables, between any transferred subsidiary, on the one hand, and BAT or any of its subsidiaries, on the other hand, to be satisfied or eliminated prior to closing. In addition, all arrangements related to such receivables, payables, accounts and indebtedness, other than trade receivables and trade payables, must be terminated with respect to the transferred subsidiaries.

Termination of B&W’s Intercompany Agreements

      Following the completion of the RJR merger, Reynolds American may terminate, without penalty, any agreement, other than the combination agreement, related transaction agreements and any other agreement relating to a trade receivable or trade payable, that B&W transfers to B&W Opco between B&W or any transferred subsidiary, on the one hand, and BAT or any of its subsidiaries, on the other hand, if B&W did not disclose such intercompany agreement in the disclosure schedule to the combination agreement.

     Transfer Taxes

      All transfer taxes in connection with the transfer of the B&W contributed assets and the B&W assumed liabilities to B&W Opco will be paid by B&W. All other transfer taxes incurred in connection with the combination transactions will be paid by Reynolds American.

     Reasonable Best Efforts

      RJR and B&W have agreed to use their reasonable best efforts to complete the combination transactions. The combination agreement contains other customary covenants relating to the completion of the combination transactions, including covenants relating to the RJR stockholder meeting and this document, the listing of the Reynolds American common stock, access to information, confidentiality and public announcements. In addition, under the combination agreement, neither RJR nor B&W will be required to dispose of any of its respective assets or to limit its freedom of action with respect to any of its respective businesses in order to complete the combination transactions.

Representations and Warranties

      The combination agreement contains various representations and warranties with respect to RJR and B&W’s U.S. cigarette and tobacco business to be contributed in the combination transactions. All of the representations and warranties will expire upon the completion of the RJR merger. These representations and warranties relate to, among other things:

•	corporate organization, standing and power;

•	subsidiaries and equity interests;

•	capitalization;

•	authorization, execution, delivery, performance and enforceability of the combination agreement and related transaction agreements;

•	corporate approvals of the combination agreement and related transaction agreements and the combination transactions;

•	absence of conflicts;

•	required consents, approvals, orders and authorizations;

•	in the case of RJR only, documents filed by RJR with the SEC and the accuracy of information contained in such documents;

•	absence of material undisclosed liabilities;

•	information provided by each party in the disclosure documents filed with the SEC relating to the combination transactions;

•	absence of specified changes or events;

•	filing of tax returns and payment of taxes;

•	absence of specified changes with respect to each party’s benefit plans;

•	benefit plans, benefit agreements and matters relating to ERISA;

•	pending or threatened litigation;

•	compliance with applicable laws and judgments;

•	title to properties and assets;

•	intellectual property rights;

•	labor and employment matters;

•	specified contracts;

•	engagement and payment of fees of brokers, investment bankers and financial advisors;

•	in the case of RJR only, receipt by RJR of fairness opinions from its financial advisors;

•	insurance; and

•	absence of a transaction material adverse effect with respect to each party.

Indemnification and Insurance

      The combination agreement provides that following the completion of the combination transactions, Reynolds American will cause the surviving corporation following the RJR merger to indemnify and provide advancement of expenses to, all current and former directors or officers of RJR to the extent such persons are indemnified or have the right to advancement of expenses pursuant to RJR’s certificate of incorporation, bylaws or other indemnification agreements for acts or omissions occurring on or before the date of the combination agreement. These obligations of the surviving corporation following the RJR merger will survive until the expiration of the applicable statute of limitations with respect to the claims against such directors or officers of RJR arising out of these acts or omissions.

      For a period of six years following the completion of the combination transactions, Reynolds American will cause to be maintained the current policies of directors’ and officers’ liability insurance maintained by RJR, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the date of the combination agreement. In no event will Reynolds American be required to spend in any one year an amount more than 200% of the annual premiums paid by RJR as of the date of the combination agreement for such insurance, and if the annual premiums of such insurance coverage exceed this amount, Reynolds American will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Treatment of RJR Equity-Based Rights

      Except to the extent any such action requires consent of participants in RJR benefit plans or any employee who is a party to a RJR benefit agreement, the RJR board of directors will take those actions required to accomplish the following:

•	adjust the terms of all RJR stock options to provide that, at the completion of the combination transactions, each RJR stock option outstanding immediately prior to the completion of the combination transactions will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to the RJR stock option, the same number of shares of Reynolds American common stock as the holder would have been entitled to receive pursuant to the RJR merger had the holder exercised the stock option in full immediately prior to the completion of the combination transactions, and the price per share of the adjusted option will be equal to:

•	the aggregate exercise price for the shares of RJR common stock purchasable pursuant to the RJR stock option divided by

•	the number of shares of Reynolds American common stock deemed purchasable pursuant to the adjusted stock option;

•	adjust the terms of all RJR stock appreciation rights to provide that, at the completion of the combination transactions, each RJR stock appreciation right outstanding immediately prior to the completion of the combination transactions will be deemed to constitute a right to receive a stock appreciation right, on the same terms and conditions as were applicable to the RJR stock appreciation right, denominated in shares of Reynolds American common stock that will represent a right to receive the excess, if any, of the fair market value of a share of Reynolds American common stock on the date of exercise over the base value of the RJR stock appreciation right;

•	adjust the terms of all RJR deferred stock units to provide that, at the completion of the combination transactions, each RJR deferred stock unit outstanding immediately prior to the completion of the combination transactions will be deemed to constitute a right to receive a deferred stock unit, on the same terms and conditions as were applicable to the RJR deferred stock unit, equal in value to one share of Reynolds American common stock;

•	make such other changes to RJR’s equity-based plans as RJR and B&W agree are appropriate to give effect to the combination transactions;

•	take action as necessary under the RJR equity-based plans to ensure that all restrictions and limitations on the transfer and vesting and all repurchase rights with respect to all RJR equity-based awards, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms of such awards will remain in full force and effect pursuant to their terms with respect to the adjusted equity-based awards after giving effect to the combination transactions; and

•	ensure that, following the completion of the combination transactions, no RJR stock options, RJR stock appreciation rights, RJR director deferrals, RJR director grants or RJR deferred stock units may be granted or deferred.

      Some awards under RJR’s equity-based plans will vest and be payable following the completion of the combination transactions. For a discussion of these awards, see “The Combination Transactions — Interests of Directors and Management of RJR in the Combination Transactions” beginning on page 54.

Employee Benefit Matters

      Upon completion of the combination transactions, Reynolds American will assume the RJR equity-based plans and adjusted equity-based awards. Reynolds American will reserve for issuance a sufficient number of shares of Reynolds American common stock for delivery upon exercise of the adjusted stock options assumed by Reynolds American in connection with the combination transactions.

      Reynolds American will cause the surviving corporation to honor the RJR benefit plans and agreements and the B&W benefit plans and agreements to the extent provided in the combination agreement and the formation agreement.

      Employees of B&W Opco and its subsidiaries who remain employed by Reynolds American and its subsidiaries will continue to be provided with benefits, other than stock options or other plans involving the issuance of Reynolds American securities and severance or termination arrangements of Reynolds American, that are, in the aggregate, no less favorable than those provided by B&W and the transferred subsidiaries to those employees immediately prior to the B&W Opco stock contribution. These benefits will continue for 18 months following the B&W Opco stock contribution for employees at certain B&W facilities, but not later than December 31, 2005, with respect to welfare benefits, and for 12 months following the B&W Opco stock contribution for all other employees. Each employee of B&W Opco and its subsidiaries who is eligible at the closing date of the RJR merger, or who would become eligible as of such date if his or her active service with Reynolds American and its subsidiaries during the 12- or 18-month period of benefit continuation were added to his or her eligible service prior to the closing date of the RJR merger, to receive a benefit under a retirement or retiree welfare plan of B&W or any transferred subsidiary will receive those benefits as provided by such plans as in effect immediately prior to the completion of the RJR merger.

      Each employee of B&W Opco and its subsidiaries who remains employed by Reynolds American and its subsidiaries will be credited with his or her years of service with B&W and the transferred subsidiaries, and any predecessor entities, for all purposes under the employee benefit plans of Reynolds American and its subsidiaries. Any early retirement provisions under benefit plans of B&W and the transferred subsidiaries will, to the extent continued by Reynolds American, and otherwise as provided by applicable law, remain available to employees who are eligible for them at the completion of the RJR merger or who would be eligible for them if his or her age or eligible service at the completion of the RJR merger was combined with his or her additional age and active service with Reynolds American and its subsidiaries after the completion of the RJR merger, provided that the obligation to make early retirement provisions available following the completion of the combination transactions will not apply with respect to welfare benefit plans of B&W and its subsidiaries providing retiree health benefits to transferred employees of B&W and its subsidiaries, except as required with respect to transferred employees who are eligible at the closing date of the RJR merger, or who would become eligible as of such date if their active service with Reynolds American and its subsidiaries during the 12- or 18-month period of benefit continuation were added to their eligible service prior to the closing date of the RJR merger, or as otherwise required by the terms of such plan. Service will not be credited for purposes of benefit accrual under defined benefit pension plans if the credit would result in a duplication of accrued benefits over the same period of service.

      Reynolds American and its subsidiaries will waive any pre-existing conditions, exclusions, actively-at-work requirements and waiting periods under welfare benefit plans maintained by them for employees of B&W Opco and its subsidiaries and will provide them with credit in satisfying applicable deductible or out-of-pocket requirements for any co-payments and deductibles incurred prior to the B&W Opco stock contribution, or any later transition date to new welfare benefit plans, for the calendar year in which the B&W Opco stock contribution, or such later transition date, occurs.

      With respect to B&W benefit plans and agreements, B&W has advised Reynolds American and RJR that the existing B&W benefit plans and agreements that contain a change of control provision, such as employment agreements with executive officers, would require the consent of the applicable participants or employees.

      B&W paid $117 million in January 2004, to its pension plans and post-retirement health funds. B&W will also provide a stay incentive program for key B&W personnel, in an aggregate amount estimated not to exceed $19 million.

      RJR and B&W have agreed to take all action necessary to ensure that the combination transactions will not be treated as a change in control for purposes of their respective benefit plans and agreements, except to the extent any such action would require the consent of participants in any benefit plan or any employee who is a party to an individual agreement.

Amendment

      The combination agreement may be amended by the parties at any time before or after the RJR stockholders adopt the combination agreement. After receipt of the RJR stockholder approval, however, no amendment may be made that by applicable law requires further approval by RJR stockholders without the further approval of such stockholders. The combination agreement may not be amended except by an instrument in writing signed on behalf of each party.

Extension; Waiver

      At any time prior to the completion of the RJR merger, the parties may:

•	extend the time for performance of any of the obligations or other acts of the other party;

•	waive inaccuracies in the representations and warranties contained in the combination agreement or in any document delivered pursuant to the combination agreement; or

•	waive compliance with any of the agreements or conditions contained in the combination agreement, except that no such waiver may be made after the combination agreement has been adopted by the RJR stockholders that by law requires further approval by such stockholders unless such approval is obtained.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

Formation Agreement

      The following summary is a description of the material provisions of the formation agreement, which will be executed by B&W, B&W Opco and Reynolds American prior to closing. The complete formation agreement is filed with the SEC as an exhibit to Reynolds American’s registration statement, of which this document forms a part, and is incorporated herein by reference. You should read the entire formation agreement carefully.

Transfer of the B&W Contributed Assets and the B&W Assumed Liabilities

      Prior to the completion of the RJR merger, B&W will transfer the B&W contributed assets and the B&W assumed liabilities to B&W Opco in exchange for all of the B&W Opco common stock. Following the completion of the combination transactions, B&W will remain an indirect, wholly owned subsidiary of BAT and will hold the shares of Reynolds American received in the combination transactions. In addition, B&W will continue to operate, and hold assets and liabilities related to, its non-U.S. tobacco businesses, consisting primarily of tobacco distribution, marketing and exporting operations, including B&W’s businesses in Japan and Korea. Following the combination transactions, B&W will also retain the B&W excluded assets and the B&W excluded liabilities. See “The Combination Transaction Agreements — The Combination Transactions — Formation of B&W Opco” beginning on page 143.

Minimum Working Capital

      Upon the completion of the RJR merger, if B&W Opco’s working capital is less than certain specified minimum amounts set forth in the formation agreement, B&W must pay to B&W Opco an amount in cash equal to:

•	the difference between the specified minimum working capital amount and B&W Opco’s actual working capital;

          plus

•	interest on the difference from the date of the formation agreement to the date such payment is made at a rate per annum equal to three-month LIBOR plus 1.5%.

Trademark License

      For the two-year period following the date of the formation agreement, B&W will grant to B&W Opco and its subsidiaries a non-exclusive, non-assignable, royalty-free license to use the BROWN & WILLIAMSON trademark on purchase orders, product labels, packaging materials and all other B&W contributed assets on which the trademark appears as of the date of the formation agreement, subject to specified restrictions.

Transitional Services

      Following the completion of the RJR merger, B&W and its affiliates, on the one hand, and B&W Opco and its subsidiaries, on the other hand, will provide the other with certain transitional services historically provided by such party in the ordinary course of its business for a specified transitional period, subject to specified limitations. Each party will reimburse the other for such transitional services at the provider’s fully-allocated costs.

Employee Matters

      Upon the completion of the RJR merger, B&W Opco will offer to employ and will continue the employment of all individuals employed by B&W and the transferred subsidiaries prior to the transfer of the B&W contributed assets and the B&W assumed liabilities at their same salary and wages and will maintain terms and conditions of employment which replicate those provided by B&W and the transferred subsidiaries immediately prior to such transfer as and to the extent required by law or as a result of negotiating with applicable unions. B&W Opco will also adopt all of the B&W benefit plans.

Indemnification

Indemnification by B&W Opco

      B&W Opco will indemnify B&W, each affiliate of B&W, other than Reynolds American, the representatives of B&W and its affiliates, which include, among others, their officers, directors, managers, employees and advisors, and each of the heirs, successors and assigns of any of the foregoing, from and against all losses, liabilities and damages to the extent:

•	relating to or arising from the B&W contributed assets or the B&W assumed liabilities regardless of whether the losses, liabilities or damages arise before, at or after the transfer of the B&W contributed assets and the B&W assumed liabilities;

•	subject to specified limitations, relating to or arising from any B&W contributed asset that cannot be immediately transferred to B&W Opco upon completion of the RJR merger because the transfer is prohibited by law or would require the consent of a third person and the consent was not obtained, regardless of whether the losses, liabilities or damages arise before, at or after the transfer of the B&W contributed assets and the B&W assumed liabilities;

•	in connection with third party claims only, relating to or arising from any untrue or allegedly untrue statement of a material fact, or any omission to state a material fact, contained in, or incorporated by reference to, any documents filed with the SEC by RJR or Reynolds American in connection with the combination transactions, including this document, other than with respect to information supplied in writing by B&W specifically for inclusion or incorporation by reference therein; or

•	the total amount of money B&W owes pursuant to the MSA and other state settlement agreements with respect to any period prior to closing is less than B&W’s accrued liability under the MSA and other state settlement agreements as of closing.

Indemnification by B&W

      B&W will indemnify B&W Opco, Reynolds American and their respective subsidiaries and representatives, and each of the heirs, successors and assigns of any of the foregoing, from and against all losses, liabilities and damages to the extent:

•	relating to or arising from the B&W excluded assets or the B&W excluded liabilities regardless of whether the losses, liabilities or damages arise before, at or after the transfer of the B&W contributed assets and the B&W assumed liabilities, other than losses, liabilities or damages that relate to or arise from any B&W contributed asset that cannot be immediately transferred to B&W Opco upon completion of the RJR merger because such transfer would require the consent of a third person and the consent was not obtained;

•	any B&W contributed asset that cannot be immediately transferred to B&W Opco at closing because the transfer is prohibited by law or would require the consent of a third person and the consent was not obtained, and after the transfer of the B&W contributed assets and the B&W assumed liabilities, B&W’s actions or omissions are:

•	in conflict with any written instruction from B&W Opco with respect to the B&W contributed asset;

•	taken outside the ordinary course of business; or

•	determined by a court to result from the gross negligence or wilful misconduct of B&W;

•	in connection with third party claims only, relating to or arising from any untrue or allegedly untrue statement of a material fact, or any omission to state a material fact, contained in, or incorporated by reference to, any documents filed with the SEC by RJR or Reynolds American in connection with the combination transactions, including this document, but only with respect to information supplied in writing by B&W specifically for inclusion or incorporation by reference therein; or

•	the total amount of money B&W owes pursuant to the MSA and other state settlement agreements with respect to any period prior to closing is greater than B&W’s accrued liability under the MSA and other state settlement agreements as of closing.

Duration of Indemnities

      The indemnities are of perpetual duration.

Indemnification Procedures

      The formation agreement sets forth various procedures pertaining to indemnification, including the amount of notice a party must provide the indemnifying party when a claim is made by a third party and the procedure by which the indemnifying party may assume the defense of the third party claim. In certain cases, the parties indemnified by B&W Opco will be entitled to retain control of the defenses of lawsuits.

Certain Limitations

      The indemnifying party is only responsible for those losses, liabilities or damages that are net of any amounts actually recovered by the indemnified party from third parties, including amounts recovered under insurance policies.

Limitations on Certain Transfers by B&W Opco Following Closing

      Pursuant to the formation agreement, B&W Opco has agreed not to consummate certain asset dispositions following the completion of the combination transactions unless it receives consideration at the time of such asset disposition that has a fair market value at least equal to the fair market value of the assets transferred. The Reynolds American board of directors is required to make the fair market value determination in good faith in the event of any asset disposition in excess of $20 million.

      B&W Opco has also agreed not to make certain restricted payments following the completion of the combination transactions that would cause its consolidated net worth to be less than 75% of the consolidated net worth of B&W Opco and its subsidiaries immediately following the completion of the combination transactions. Restricted payments, with respect to B&W Opco and its subsidiaries, include dividends or distributions with respect to its capital stock, stock repurchases or redemptions and investments in Reynolds American or any of its subsidiaries other than B&W Opco and its subsidiaries. Restricted payments, however, do not include, with respect to any calendar year, certain amounts paid by B&W Opco as dividends or distributions, other than extraordinary or liquidating dividends, in respect of its capital stock used by Reynolds American to pay dividends, other than extraordinary or liquidating distributions, in respect of Reynolds American common stock or to make certain stock repurchases and amounts paid by B&W Opco in respect of interest, indebtedness and corporate overhead expenses paid by Reynolds American or its subsidiaries, other than with respect to significant subsidiaries of Reynolds American other than B&W Opco and its subsidiaries.

      These restrictions are intended to insure that B&W Opco’s assets are not depleted in such a manner as to adversely affect the ability of B&W Opco to satisfy its indemnification obligations to B&W and its affiliates following the completion of the combination transactions. See “Indemnification — Indemnification by B&W Opco” above.

Lane Purchase Agreement

      This is a summary of the material provisions of the Lane purchase agreement. The Lane purchase agreement has been filed with the SEC as an exhibit to Reynolds American’s registration statement, of which this document forms a part, and is incorporated herein by reference. You should read the entire Lane purchase agreement carefully. See “Where You Can Find More Information” beginning on page 201.

Purchase of Lane

      Following the satisfaction or waiver of the conditions in the Lane purchase agreement, and simultaneously with the completion of the RJR merger and the B&W Opco stock contribution, Reynolds American will purchase all of the outstanding shares of common stock of CMSI, a Delaware corporation, which owns all of the capital stock of Lane, from ACC, a wholly owned subsidiary of BAT incorporated under the laws of the Netherlands. The aggregate cash purchase price is $400 million. The purchase and sale of the outstanding CMSI common stock is referred to as the purchase of Lane.

Conditions

Conditions to Reynolds American’s and ACC’s Obligations to Complete the Purchase of Lane

      The respective obligations of Reynolds American and ACC to complete the purchase of Lane are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the expiration or termination of any waiting period under the HSR Act;

•	the absence of any law, order or injunction prohibiting completion of the purchase of Lane; and

•	the satisfaction or waiver of all conditions to the combination transactions set forth in the combination agreement.

Conditions to Obligations of Reynolds American to Complete the Purchase of Lane

      Reynolds American’s obligations to complete the purchase of Lane are further subject to the satisfaction or waiver on or prior to the closing date of the condition that ACC must have performed in all material respects all material obligations required to be performed by it under the Lane purchase agreement.

Conditions to Obligations of ACC to Complete the Purchase of Lane

      ACC’s obligations to complete the purchase of Lane are further subject to the satisfaction or waiver on or prior to the closing date of the condition that Reynolds American must have performed in all material respects all material obligations required to be performed by it under the Lane purchase agreement.

No Other Transactions Involving ACC, CMSI or Lane

      ACC has agreed that it will not, and will not permit CMSI, Lane or their respective representatives to, directly or indirectly:

•	solicit, initiate, encourage or facilitate the submission of any Lane takeover proposal, as described below;

•	enter into any agreement with respect to any Lane takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish any information with respect to, any person relating to a Lane takeover proposal.

      Lane takeover proposal means any inquiry, proposal or offer, other than the purchase of Lane and related transactions and the acquisition of inventory in the ordinary course of business consistent with past practice, relating to any direct or indirect:

•	purchase of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA or the assets of CMSI and Lane, taken as a whole;

•	acquisition of 20% or more of any class of equity securities of CMSI or Lane;

•	tender offer or exchange offer that would result in any person owning 20% or more of any class of equity securities of CMSI or Lane; or

•	merger, consolidation, tender offer, exchange offer, business combination, recapitalization, joint venture or any similar transaction that would result in any person owning 20% or more of any class of equity securities of CMSI or Lane or of any resulting parent company of CMSI or Lane.

      ACC and CMSI must promptly advise Reynolds American orally and in writing of any Lane takeover proposal or any inquiry from a third party with respect to the making of a Lane takeover proposal and the identity of the person making any such Lane takeover proposal.

Termination of the Lane Purchase Agreement

      In the event that the combination agreement is terminated before the completion of the combination transactions, the Lane purchase agreement will automatically and simultaneously be terminated, the purchase of Lane and related transactions will be abandoned, and none of Reynolds American, ACC or CMSI will have any liability or obligations under the Lane purchase agreement.

Fees and Expenses; Transfer Taxes

      All fees and expenses incurred in connection with the purchase of Lane will be paid by the party incurring such expense. All transfer taxes applicable to the purchase of Lane will be paid by Reynolds American, and Reynolds American will cooperate with ACC in preparing, executing and filing any tax returns with respect to such transfer taxes.

Conduct of Business of CMSI and Lane Pending the Purchase of Lane

      ACC agreed, subject to specified exceptions, to use its reasonable best efforts to conduct the business of CMSI and Lane in the usual, regular and ordinary course consistent with past practice during the period prior to the completion of the purchase of Lane. Notwithstanding the foregoing, this provision will not limit the ability of CMSI and Lane to pay cash dividends on or before the completion of the purchase of Lane.

      ACC also agreed, subject to specified exceptions, not to take certain actions with respect to CMSI and Lane during the period prior to the completion of the purchase of Lane without the prior written consent of Reynolds American, including among others:

•	issuing capital stock or securities convertible into, exchangeable for or exercisable for capital stock of CMSI or Lane;

•	amending the charter documents of CMSI or Lane;

•	making material acquisitions;

•	taking specified actions with respect to employee benefit plans or arrangements of CMSI or Lane;

•	making certain changes in its accounting methods;

•	selling certain assets;

•	incurring certain types of indebtedness in excess of $2 million;

•	making any loans or investments other than in Lane or CMSI;

•	making any new capital expenditures in excess of $2 million; and

•	paying or settling liabilities or entering into or modifying certain types of contracts outside the ordinary course of business.

Other Covenants

Minimum Working Capital

      Upon the completion of the purchase of Lane, if Lane’s working capital is less than $25 million, ACC must pay Reynolds American an amount in cash equal to:

•	the difference between $25 million and Lane’s actual working capital;

plus

•	interest on the difference from the closing date to the date such payment is made at a rate per annum equal to three-month LIBOR plus 1.5%.

Excluded Intellectual Property

      Notwithstanding anything in the Lane purchase agreement to the contrary, Reynolds American and ACC agree that all intellectual property used outside of the United States on or before the date of the Lane purchase agreement and all rights relating to such intellectual property will not be transferred to Reynolds American, other than the name CAPTAIN BLACK in those countries where the name CAPTAIN BLACK is actively used as of the date of the Lane purchase agreement.

Intercompany Accounts and Agreements

      ACC will cause all receivables, payables, accounts and indebtedness, other than trade receivables and trade payables, between CMSI or Lane, on the one hand, and BAT or any of its affiliates, on the other hand, to be satisfied or eliminated prior to closing. All arrangements or contracts related to such receivables, payables, accounts and indebtedness, other than trade receivables and trade payables, must be terminated with respect to CMSI and Lane. In addition, all arrangements or contracts between CMSI or Lane, on the one hand, and ACC or any of its affiliates, on the other hand, other than any intercompany agreement relating to intellectual property licenses in effect as of the date of the Lane purchase agreement, must be terminated with respect to CMSI and Lane.

Manufacturing Agreement

      Reynolds American and ACC have agreed to negotiate in good faith a customary manufacturing agreement between an affiliate of Reynolds American and an affiliate of Lane containing certain specified terms and conditions to replace the manufacturing agreement currently in effect between Lane and an affiliate of ACC. For a summary of the material terms of the manufacturing agreement, see “The Combination Transaction Agreements — Contract Manufacturing Agreement for Lane” beginning on page 184.

Transitional Services

      Following the completion of the purchase of Lane, B&W and its affiliates will provide CMSI with certain transitional services historically provided by B&W or its affiliates to CMSI or Lane in the ordinary course of business for a specified transitional period, subject to certain limitations. Reynolds American will reimburse B&W for the transitional services at B&W’s fully allocated costs.

Reasonable Best Efforts

      Each of the parties to the Lane purchase agreement has agreed to use their reasonable best efforts to complete the purchase of Lane. The Lane purchase agreement contains other customary covenants relating to the completion of the purchase of Lane, including covenants relating to access to information, confidentiality and public announcements. In addition, under the Lane purchase agreement, neither Reynolds American nor ACC will be required to dispose of any of its respective assets or to limit its freedom of action with respect to any of its respective businesses in order to complete the purchase of Lane.

Indemnification

Indemnification by ACC and B&W

      Following the completion of the purchase of Lane, ACC and B&W will jointly and severally indemnify Reynolds American, CMSI, Lane and their respective directors, officers, employees or advisors from and against and pay or reimburse Reynolds American for all losses, liabilities and damages to the extent of:

•	any U.S. withholding tax, including interest and penalties, imposed in respect of ACC’s receipt of the purchase price for the purchase of Lane; and

•	any amount owed by CMSI or Lane with respect to any period prior to closing pursuant to the MSA and attorney fee payment agreements entered into in accordance with the specified settlement agreements, in each case, that has not been paid as of the closing date.

Indemnification Procedures

      The Lane purchase agreement sets forth various procedures pertaining to indemnification, including the amount and type of notice a party must provide the indemnifying party.

Certain Limitations

      The indemnifying party is only responsible for those losses, liabilities or damages that are net of any amounts actually recovered by the indemnified party from third parties, including amounts recovered under insurance policies.

Representations and Warranties

      The Lane purchase agreement contains various representations and warranties with respect to ACC, CMSI, Lane and Reynolds American. All of the representations and warranties will expire upon completion of the purchase of Lane. These representations and warranties relate to, among other things:

•	corporate organization, standing and power;

•	authorization, execution, delivery, performance and enforceability of the Lane purchase agreement and related transaction agreements;

•	absence of conflicts;

•	required consents, approvals, orders and authorizations;

•	in the case of ACC only, title to the shares of CMSI common stock;

•	in the case of ACC only, the applicability of the registration requirements of the Securities Act to ACC’s sale of the shares of CMSI common stock to Reynolds American;

•	in the case of Reynolds American only, compliance with the registration requirements of the Securities Act; and

•	engagement and payment of fees of brokers, investment bankers and financial advisors.

      ACC also makes representations and warranties with respect to CMSI and Lane relating to, among other things:

•	subsidiaries and equity interests;

•	capitalization;

•	transaction;

•	financial statements;

•	absence of material undisclosed liabilities;

•	absence of specified changes or events;

•	filing of tax returns and payment of taxes by CMSI and Lane;

•	absence of specified changes with respect to the Lane benefit plans;

•	Lane benefit plans, Lane benefit agreements and matters relating to ERISA;

•	pending or threatened litigation;

•	compliance with applicable laws and judgments;

•	title to properties and assets;

•	intellectual property rights;

•	labor and employment matters;

•	specified contracts; and

•	insurance.

Employee Benefits Matters

      Reynolds American will cause CMSI and Lane to honor the Lane benefit plans and Lane benefit agreements to the extent provided in the Lane purchase agreement.

      Employees of CMSI and Lane who remain employed by Reynolds American and its subsidiaries will continue to be provided with benefits, other than stock options or other plans involving the issuance of Reynolds American securities and severance or termination arrangements of Reynolds American, that are, in the aggregate, no less favorable than those provided by CMSI and Lane to those employees immediately prior to the purchase of Lane. Those benefits will continue for 12 months following the purchase of Lane. Each employee of CMSI or Lane who is eligible upon completion of the purchase of Lane, or who would become eligible as of such date if his or her active service with Reynolds American and its subsidiaries during the 12-month period of benefit continuation were added to his or her eligible service prior to completion of the purchase of Lane, to receive a benefit under a retirement or retiree welfare plan of CMSI or Lane will receive those benefits as provided by those plans as in effect immediately prior to completion of the purchase of Lane.

      Each employee of CMSI or Lane who remains employed by Reynolds American and its subsidiaries will be credited with his or her years of service with CMSI and Lane, and any predecessor entities, for all purposes under the employee benefit plans of Reynolds American and its subsidiaries. Any early retirement provisions under benefit plans of CMSI and Lane will remain available to employees who are eligible for them upon completion of the purchase of Lane or who would be eligible for them if his or her age or eligible service upon completion of the purchase of Lane was combined with his or her additional age and active service with Reynolds American and its subsidiaries following the completion of the purchase of Lane. Service will not be credited for purposes of benefit accrual under defined benefit pension plans if the credit would result in a duplication of accrued benefits over the same period of service.

      Reynolds American and its subsidiaries will waive any pre-existing conditions, exclusions, actively-at-work requirements and waiting periods under welfare benefit plans maintained by them for employees of CMSI and Lane and will provide them with credit in satisfying applicable deductible or out-of-pocket requirements for any co-payments and deductibles incurred prior to the purchase of Lane, or any later transition date to new welfare benefit plans, for the calendar year in which the purchase of Lane, or such later transition date, occurs.

Amendment

      The Lane purchase agreement may not be amended except by an instrument in writing signed on behalf of each party.

Governance Agreement

      The following summary is a description of the material provisions of the governance agreement. The complete governance agreement is attached as Annex B to this document and is incorporated herein by reference. You should read the entire governance agreement carefully.

Composition of the Reynolds American Board of Directors

Size of the Board; Members of the Board

      Upon completion of the RJR merger:

•	the Reynolds American board of directors will consist of 13 directors, unless the number of directors is increased or decreased in accordance with the provisions described below under “Changing the Composition of Directors;” and

•	Susan M. Ivey and Andrew J. Schindler will be directors of Reynolds American, and the remaining 11 directors will be selected in accordance with the provisions described below under “Nomination of Directors.”

Nomination of Directors

      The members of the Reynolds American board of directors will be nominated as follows:

Nominator	Nominee

B&W	B&W will have the right to designate five directors (at least three of whom will be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries).
Reynolds American corporate governance and nominating committee	The corporate governance and nominating committee will nominate:
• The chief executive officer of Reynolds American or an equivalent senior executive officer; and
• The remaining directors, each of whom will be an independent director, except that the corporate governance and nominating committee may re-nominate Andrew J. Schindler for election without regard to his independence.

      Notwithstanding anything above to the contrary, designations by B&W will be subject to the following limitations prior to the selection of nominees by the corporate governance and nominating committee:

If B&W’s ownership interest in Reynolds
American as of a specified date is:	B&W will have the right to designate:

Less than 32% but greater than or equal to 27%	• Two independent directors; and
• Two directors who may be executive officers of BAT or any of its subsidiaries.

Less than 27% but greater than or equal to 22%	• Two independent directors; and
• One director who may be an executive officer of BAT or any of its subsidiaries.

Less than 22% but greater than or equal to 15%	• One independent director; and
• One director who may be an executive officer of BAT or any of its subsidiaries.

Less than 15%	• No directors.

      For the purpose of the governance agreement, an independent director means a director who would be considered an “independent director” of Reynolds American under the NYSE rules, as such rules may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to Reynolds American or any of its subsidiaries, the independence of one or more members of the Reynolds American board of directors, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than Reynolds American and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE rules, whether or not such person is in fact a director of BAT, assuming the NYSE rules were applicable to BAT. The governance agreement provides that the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an independent director.

      Reynolds American has agreed to cause each of B&W’s designees designated in accordance with the terms of the governance agreement to be included in management’s slate of nominees for any meeting at which Reynolds American shareholders will be voting to elect directors.

      Notwithstanding anything to the contrary in the foregoing, in no event will the number of directors designated by B&W, divided by the total number of directors then comprising the Reynolds American board of directors, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the governance agreement, divided by 12, rounded up to the nearest whole number.

Changing the Composition of Directors

      In the event that the number of directors designated by B&W differs from the number that B&W has the right and wishes to designate pursuant to the terms of the governance agreement, if the number of directors designated by B&W:

•	exceeds such number, B&W will promptly take all appropriate action to cause to resign that number of directors designated by B&W as is required to make the remaining number of directors designated by B&W conform to the provisions described above under “Nomination of Directors;” or

•	is less than such number, the Reynolds American board of directors will take all necessary action to create sufficient vacancies to permit B&W to designate the full number of directors that B&W is entitled and wishes to designate pursuant to the provisions described above under “Nomination of Directors,” and B&W will designate, and the Reynolds American board of directors will elect the person to fill the vacancy.

      In the event that the number of directors is increased pursuant to this provision, the Reynolds American board of directors will cause the number of directors to be reduced to 13 directors at the first available opportunity.

Replacing Directors

      B&W and the Reynolds American board of directors have the right to designate any replacement for a director designated for nomination or nominated in accordance with the terms of the governance agreement, upon the death, resignation, retirement, disqualification or removal from office of such director. The replacement for any independent director must be an independent director. The Reynolds American board of directors must elect each person designated in accordance with this provision.

Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries

      If the Reynolds American board of directors has included all of B&W’s designees on management’s slate of nominees, and so long as the Reynolds American board of directors will include the number of directors designated by B&W in accordance with the terms of the governance agreement following any election of directors, BAT and its subsidiaries will vote their shares of Reynolds American common stock in favor of management’s slate of nominees. BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting. With respect to any other matters to be voted upon by Reynolds American shareholders, BAT and its subsidiaries are free to vote their shares as they wish. In the event B&W has the right to approve a matter pursuant to either of the provisions described below under “Approval Required for Certain Actions — Matters that Require Approval of B&W During the Term of the Governance Agreement” or “Approval Required for Certain Actions — Matters that Require Approval of B&W Until the Fifth Anniversary of the Governance Agreement” and such approval has been given, BAT and its subsidiaries must vote to approve such matter at the shareholders meeting.

Solicitation of Proxies by Reynolds American

      Reynolds American will use its reasonable best efforts to solicit from its shareholders that are eligible to vote for the election of directors proxies in favor of the nominees selected in accordance with the terms of the governance agreement.

Committees

      Subject to the general authority of the Reynolds American board of directors under applicable law, the board of directors will establish and maintain the following three committees during the term of the governance agreement, each of which shall consist solely of independent directors:

•	an audit committee;

•	a corporate governance and nominating committee; and

•	a compensation committee.

      Each of these three committees, and any other committee established after the date of the governance agreement:

•	will have at least five members, with the directors designated by B&W having proportionate representation; and

•	will have at least one director designated by B&W so long as any directors designated by B&W serve on the Reynolds American board of directors.

      Notwithstanding the foregoing, a director designated by B&W may not serve on any committee if such service would violate the NYSE listing requirements or any other applicable law which requires committee member independence as a condition to a material benefit to Reynolds American or any of its subsidiaries.

Articles of Incorporation and Bylaws

      The Reynolds American board of directors must take all lawful action necessary to ensure at all times that Reynolds American’s articles of incorporation and bylaws are not inconsistent with the material provisions of the governance agreement.

Fiduciary Duties

      Nothing in the following provisions, among others, described under:

•	“Composition of the Reynolds American Board of Directors;”

•	“Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries;”

•	“Solicitation of Proxies by Reynolds American;”

•	“Committees;” and

•	“Articles of Incorporation and Bylaws”

requires the Reynolds American board of directors, any of its committees or any member of the board of directors or a committee to take any action or refrain from taking any action, or shall result in a breach of such provisions, if the Reynolds American board of directors or such committee or director determines in good faith, after consideration of specific written advice of outside legal counsel that is provided to B&W, that taking such action or refraining from taking such action would cause a violation of his or her otherwise existing fiduciary duties to Reynolds American shareholders, including B&W and its affiliates, under applicable law.

      In the event that the Reynolds American board of directors or the corporate governance and nominating committee relies on this provision to exclude from management’s slate of nominees one of B&W’s designees, the Reynolds American board of directors and the corporate governance and nominating committee will give B&W a reasonable opportunity to select a replacement designee for inclusion on management’s slate of nominees, subject to this provision.

Approval Required for Certain Actions

Matters that Require Approval by a Majority of the Directors Designated by B&W

      In addition to any other board or shareholder approval required by law or Reynolds American’s articles of incorporation and bylaws, the governance agreement requires the approval of a majority of the directors designated by B&W to approve or authorize any of the following actions:

•	If B&W’s ownership interest in Reynolds American has not fallen below 32% at the time of such approval or authorization, the issuance by Reynolds American of any equity securities, which include the following securities:

•	any Reynolds American common stock or other voting stock;

•	any securities of Reynolds American convertible into or exchangeable for Reynolds American common stock or other voting stock;

•	any options, rights, warrants or any similar securities issued by Reynolds American to acquire Reynolds American common stock or other voting stock; and

•	any securities convertible into or exercisable for equity securities;

in each case which will result in the issuance of a number of shares of Reynolds American common stock in excess of 5% of Reynolds American voting stock outstanding immediately prior to the issuance.

•	If B&W’s ownership interest in Reynolds American has not fallen below 25% at the time of such approval or authorization, the repurchase of Reynolds American common stock pursuant to self-tender offers, stock repurchase programs, open market transactions or otherwise, except that Reynolds American and its subsidiaries may:

•	repurchase common stock from employees or former employees pursuant to the terms of the Reynolds American stock plans;

•	on or after the first anniversary of the completion of the combination transactions, repurchase common stock if Reynolds American has declared and paid dividends on its common stock equal to or in excess of 18.75% of net income during each of the preceding four fiscal quarters; and

•	repurchase common stock to comply with the provisions described below under “— Approval Required for Certain Actions — Certain Issuances of Common Stock by Reynolds American on or before June 30, 2005.”

Matters that Require Approval of B&W During the Term of the Governance Agreement

      In addition to any other board or shareholder approval required by law or Reynolds American’s articles of incorporation and bylaws, the governance agreement requires the approval of B&W, as a Reynolds American shareholder, for Reynolds American or any of its subsidiaries to do any of the following during the term of the governance agreement:

•	enter into any transaction, other than the combination transactions, that would:

•	impose material limitations on the legal rights of BAT or any of its subsidiaries as a holder of a class of Reynolds American voting stock; or

•	deny any material benefit to BAT or any of its subsidiaries proportionately as a holder of any class of Reynolds American voting stock that is made available to other holders of that same class of voting stock generally;

•	sell, exchange, lease, mortgage, pledge, transfer or otherwise dispose of any intellectual property relating to certain specified international cigarette and tobacco brands, other than any dispositions to a wholly owned subsidiary of Reynolds American or any disposition that:

•	occurs in connection with creating any liens to a third party that is not an affiliate of Reynolds American in connection with a bona fide financing;

•	arises as a matter of law or occurs pursuant to a court order;

•	occurs as a result of the acquisition of all outstanding equity securities of Reynolds American by any person or all or virtually all of the assets of Reynolds American and its subsidiaries; or

•	if B&W’s ownership interest in Reynolds American has fallen below 32%, occurs as a result of the acquisition of a majority of the voting power of all outstanding Reynolds American voting stock by any person;

•	any amendment to the articles of incorporation or bylaws of Reynolds American or to the charter of any committee of the Reynolds American board of directors, in each case which amendment would conflict in any material respect with the provisions of the governance agreement;

•	any amendment or repeal of the sections of the Reynolds American bylaws in effect as of the closing date relating to committees of the Reynolds American board of directors or limitations on the authority of directors; and

•	the adoption or implementation of any takeover defense measures, including a rights plan, that would apply to the acquisition of beneficial ownership of any equity securities of Reynolds American by BAT or any of its subsidiaries, except that Reynolds American may enter into the rights agreement attached as an exhibit to the combination agreement and any replacement or extension of that rights agreement.

Matters that Require Approval of B&W Until the Fifth Anniversary of the Date of the Governance Agreement

      In addition to any other board or shareholder approval required by law or Reynolds American’s organizational documents, the governance agreement requires the approval of B&W, as a Reynolds American shareholder, for Reynolds American or any of its subsidiaries to do any of the following prior to the fifth anniversary of the date of the governance agreement:

•	effect any transaction or take any action that is reasonably likely to be:

•	inconsistent with the representations, facts or assumptions set forth in B&W’s private letter ruling from the IRS regarding the characterization of the combination transactions; or

•	materially inconsistent with the representations, facts or assumptions set forth in the materials submitted to the IRS in seeking B&W’s private letter ruling; or

•	effect any other transaction or take any other action that, in the opinion of Cravath, Swaine & Moore LLP or other nationally recognized B&W tax counsel, had such transaction or action been effected at the closing of the combination transactions, would more likely than not have prevented the transfer of the B&W contributed assets and the B&W assumed liabilities to B&W Opco, on the one hand, or the

B&W Opco stock contribution and the RJR merger, on the other hand, from qualifying as specified exchanges within the Code.

Certain Issuances of Common Stock by Reynolds American on or before June 30, 2005

      If, on or before June 30, 2005, Reynolds American issues common stock upon exercise of any option, warrant or other security relating to the Reynolds American common stock, or otherwise issues common stock, restricted or otherwise, to any of its directors, officers, employees or consultants, then prior to or within a reasonable period after such issuance, Reynolds American will repurchase a number of shares of outstanding common stock so that the number of outstanding shares of common stock is not increased by the issuance, except that:

•	Reynolds American is not required to repurchase shares if, at the time of the issuance, B&W’s ownership interest in Reynolds American has fallen below 25%; and

•	Reynolds American is not required to repurchase a number of shares equal to the number of shares of Reynolds American common stock owned by B&W immediately after the closing minus 42% of the aggregate number of shares of Reynolds American common stock outstanding immediately after the closing of the combination transactions.

Changes in B&W’s Ownership Interest in Reynolds American Voting Stock Resulting from Issuances of Reynolds American Equity Securities

      To the extent that any decrease in B&W’s ownership interest in Reynolds American voting stock is the result of issuances of equity securities by Reynolds American, as opposed to dispositions of equity securities by BAT or any of its subsidiaries, such decrease will not be taken into account when determining whether B&W’s ownership interest in Reynolds American voting stock has fallen below any of the thresholds set forth in the provisions described above in the following sections, among others:

•	“Composition of the Reynolds American Board of Directors;”

•	“Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries;”

•	“Solicitation of Proxies by Reynolds American;”

•	“Committees;” and

•	“Approval Required for Certain Actions.”

Registration Rights

Demand Registration Rights

      At any time following the first anniversary of the date of the governance agreement, upon the written request of BAT or any of its subsidiaries holding registrable securities, as described below, Reynolds American will as promptly as reasonably practical prepare and file a registration statement under the Securities Act as to the number of shares of registrable securities specified in the request, subject to specified limitations and conditions, including the following:

•	Reynolds American is not required to effect more than two registrations at BAT’s request in any 18-month period;

•	the registrable securities for which BAT or any of its subsidiaries request that Reynolds American file a registration statement must have a value, calculated in accordance with the terms of the governance agreement, of not less than $100 million; and

•	Reynolds American is not required to file a shelf registration statement pursuant to Rule 415 of the Securities Act.

      Registrable securities means:

•	all shares of Reynolds American common stock issued to B&W pursuant to the combination agreement, or purchased by BAT or any of its subsidiaries without violating the provisions described below under “Standstill” and held at any time by BAT or any of its subsidiaries; and

•	any securities issued or issuable with respect to any shares of Reynolds American common stock by way of a stock dividend or other similar distribution or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

Piggyback Registration Rights

      If Reynolds American proposes to file a registration statement under the Securities Act with respect to an offering of Reynolds American common stock for:

•	Reynolds American’s own account, subject to specified exceptions; or

•	the account of any of its holders of common stock pursuant to a request that Reynolds American file a registration statement,

then Reynolds American will offer BAT and its subsidiaries holding registrable securities the opportunity to register a number of shares of registrable securities as B&W and its affiliates may request on the same terms as Reynolds American’s or such holder of Reynolds American common stock, subject to specified limitations and conditions.

Indemnification

      In connection with any registration of registrable securities pursuant to the governance agreement:

•	Reynolds American will indemnify B&W, its affiliates, their directors, officers, stockholders and each controlling person of B&W against all losses, liabilities, damages and expenses caused by any untrue or allegedly untrue statement of material fact in any registration statement, prospectus or preliminary prospectus, or any omission, or alleged omission, to state a material fact, subject to specified limitations;

•	Reynolds American will indemnify each underwriter, the officers and directors of such underwriter and each controlling person of the underwriter against all losses, liabilities, damages and expenses caused by any untrue or allegedly untrue statement of material fact in any registration statement, prospectus or preliminary prospectus, or any omission, or alleged omission, to state a material fact, subject to specified limitations;

•	BAT and its subsidiaries will indemnify Reynolds American, its directors, its officers who sign the registration statement and each controlling person, if any, of Reynolds American against all losses, liabilities, damages and expenses caused by any untrue or allegedly untrue statement of material fact in any registration statement, prospectus or preliminary prospectus, or any omission, or alleged omission, to state a material fact, but only with respect to information relating to B&W or such other holders of registrable securities that was furnished to Reynolds American in writing by B&W expressly for use in the registration statement, the prospectus, or any amendment or supplement, or any preliminary prospectus; and

•	the underwriter will indemnify Reynolds American, its directors, its officers who sign the registration statement and each controlling person, if any, of Reynolds American against all losses, liabilities, damages and expenses caused by any untrue or allegedly untrue statement of material fact in any registration statement, prospectus or preliminary prospectus, or any omission, or alleged omission, to state a material fact, but only with respect to information relating to the underwriter that was provided to Reynolds American in writing by the underwriter expressly for use in the registration statement, the prospectus, or any amendment or supplement, or any preliminary prospectus.

Termination of Registration Rights

      The registration rights terminate on the date on which all shares of Reynolds American common stock subject to the governance agreement cease to be registrable securities, which occurs when:

•	a registration statement relating to such securities is declared effective by the SEC and such securities have been disposed of by BAT or any of its subsidiaries pursuant to such registration statement;

•	such securities have been disposed of by BAT or any of its subsidiaries pursuant to Rule 144 promulgated under the Securities Act; or

•	such securities are disposed of within the three-month period following the date of the governance agreement without registration under the Securities Act by BAT or any of its subsidiaries pursuant to Rule 144(k) promulgated under the Securities Act in an orderly manner without materially adversely affecting the price at which such securities can be sold, as reasonably determined by BAT or its subsidiary.

Notwithstanding the foregoing, the registration rights of BAT and its subsidiaries or any other holder of registrable securities terminate when any such holder no longer owns any registrable securities. In addition, even if the registration rights are no longer in effect, in the event that BAT or any of its subsidiaries intends to dispose of a significant number of shares of Reynolds American common stock and such disposition could reasonably be expected to have an adverse impact on the trading price of Reynolds American common stock, or otherwise have an adverse impact on the market for Reynolds American common stock, Reynolds American and BAT, or its subsidiary, will cooperate in connection with the disposition and will take commercially reasonable efforts to mitigate the adverse effects of the disposition.

Standstill

Purchases of Reynolds American Equity Securities by BAT and its Subsidiaries

      Except for the acquisition of Reynolds American common stock pursuant to the combination agreement, and subject to the exceptions described below under “Standstill Exceptions,” BAT and its subsidiaries may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any shares of Reynolds American equity securities for the standstill period, which is the period from the date of the governance agreement until the earlier of:

•	the tenth anniversary of the date of the governance agreement; or

•	the date on which a significant transaction, as described below, is consummated or occurs.

      A significant transaction means any sale, merger, acquisition, consolidation, recapitalization or other business combination involving Reynolds American or any of its subsidiaries pursuant to which more than 30% of the voting power or the consolidated total assets of Reynolds American would be acquired or received by any person or group.

Additional Limitations

      Subject to the exceptions described below under “Standstill Exceptions,” during the standstill period, BAT and its subsidiaries may not:

•	seek or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving Reynolds American or any of its subsidiaries, or the acquisition of any equity interest in, or a substantial portion of the assets of, Reynolds American or any of its subsidiaries;

•	solicit, or become a participant in any solicitation of, any proxy, as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, from any holder of voting stock in connection with any vote on any matter, or agree or announce its intention to vote with any person undertaking a solicitation, except to the extent required by applicable law, rule or regulation;

•	form, join or in any way participate in a group with respect to any Reynolds American voting stock, other than a group composed of BAT and its subsidiaries;

•	grant any proxies with respect to any Reynolds American voting stock to any person, other than as recommended by the Reynolds American board of directors, or deposit any Reynolds American voting stock in a voting trust or enter into any other arrangement or agreement with respect to voting;

•	seek, alone or in concert with other persons, additional representation on the Reynolds American board of directors, or seek the removal of any member of the board of directors that is not a director designated by B&W, or a change in the composition or size of the board of directors that is inconsistent with the governance agreement;

•	enter into any arrangements, understandings or agreements, whether written or oral, with, or advise, finance or assist any other persons in connection with any of the foregoing; or

•	request, propose or otherwise seek any amendment or waiver of any of the provisions described under “Standstill.”

Standstill Exceptions

      Notwithstanding the foregoing, the following are exceptions to the standstill provisions under the governance agreement:

•	During the standstill period, BAT and its subsidiaries may acquire beneficial ownership of additional Reynolds American equity securities if, after giving effect to such acquisition, B&W’s ownership interest in Reynolds American voting stock would not exceed its ownership interest existing on the closing of the combination transactions less the percentage of voting power, calculated as of the date of disposition, associated with any Reynolds American equity securities disposed of by BAT or any of its subsidiaries, other than to another subsidiary of BAT, following the date of the governance agreement;

•	If, during the standstill period, Reynolds American becomes the subject of a third party offer, as described below, Reynolds American will inform B&W by delivering written notice to B&W within two business days, which notice will set forth, to the extent known by Reynolds American, the percentage of voting power or assets that the third party is seeking to acquire pursuant to the third party offer, and BAT and its subsidiaries will have the right to make a B&W counteroffer, as described below. If Reynolds American accepts such B&W counteroffer, BAT and its subsidiaries may acquire Reynolds American equity securities in accordance with the terms of such B&W counteroffer. If Reynolds American rejects such B&W counteroffer and enters into an agreement with a third party with respect to a significant transaction or a third party, other than BAT and its subsidiaries, initiates a tender offer or exchange offer that would constitute a significant transaction, BAT and its subsidiaries may make and consummate a public proposal constituting a B&W counteroffer, including by way of a tender offer or exchange offer; and

•	During the standstill period, BAT and its subsidiaries are permitted to make requests to the Reynolds American board of directors to amend or waive any of the standstill provisions in the governance agreement, which may be accepted or rejected by a majority of the independent directors not designated by B&W, excluding Andrew J. Schindler, except that:

•	BAT and its subsidiaries may not publicly disclose any such request; and

•	the request will be made in such a manner so that it is not reasonably likely to require public disclosure by Reynolds American.

      A third party offer means a bona fide written offer to enter into a significant transaction by a person other than BAT, any of its subsidiaries or any other person acting on behalf of, or who is a part of a group with, BAT or any of its subsidiaries, which offer is:

•	reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of the offer; and

•	has not expired or been withdrawn.

      A B&W counteroffer means an offer by BAT or any of its subsidiaries to acquire any and all of the Reynolds American common stock outstanding that is not beneficially owned by BAT or any of its subsidiaries at the time of the offer, or such lesser number of shares of Reynolds American common stock equal to:

•	the percentage of Reynolds American common stock that is subject to acquisition pursuant to a third party offer, if the Reynolds American board of directors has approved, consented to or recommended such third party offer, less B&W’s ownership interest in Reynolds American voting stock at such time; or

•	as may be approved by a majority of the independent directors not designated by B&W, excluding Andrew J. Schindler.

Unless otherwise approved by a majority of the independent directors not designated by B&W, excluding Andrew J. Schindler, prior to the acquisition of shares of Reynolds American common stock pursuant to a B&W counteroffer, any B&W counteroffer structured as a tender offer or other share purchase must include a binding commitment by the offering party to acquire within one year of the closing of such tender offer or share purchase any Reynolds American common stock that remains outstanding at the time of such closing for consideration equal to or greater than the consideration paid in such tender offer or share purchase for the same class of Reynolds American common stock less the percentage of Reynolds American common stock, if any, that B&W was not required to acquire pursuant to the formula set forth above in the first bullet point.

Limitations on the Ability of BAT and its Subsidiaries to Transfer Reynolds American Common Stock

      During the term of the governance agreement, any sale, transfer or other disposition by BAT or any of its subsidiaries of shares of Reynolds American common stock is subject to the following limitations:

•	no shares of Reynolds American common stock may be sold, transferred or otherwise disposed of, directly or indirectly, to any person or group, if, after giving effect to such sale, transfer or other disposition such person or group would, to B&W’s knowledge, beneficially own or have the right to acquire, 7.5% or more of the voting power of all Reynolds American voting stock; and

•	in any six-month period, neither BAT nor any of its subsidiaries may sell, transfer or otherwise dispose of, directly or indirectly, Reynolds American common stock representing in the aggregate more than 5% of the voting power of all Reynolds American voting stock without first obtaining the consent of a majority of the independent directors not designated by B&W, excluding Andrew J. Schindler. These limitations do not apply, however, in connection with a tender offer or exchange offer for Reynolds American common stock so long as the Reynolds American board of directors has not recommended to its shareholders that such tender offer or exchange offer be rejected.

      Notwithstanding the foregoing, B&W may at any time transfer any or all of its shares of Reynolds American common stock to BAT or any of its subsidiaries, and any such transferee may make similar transfers, except that:

•	any transferee must agree to be bound by the terms of the governance agreement; and

•	for purposes of calculating any ownership threshold applicable to B&W or its affiliates under the governance agreement, all shares of Reynolds American common stock held by B&W and any permitted transferee under this provision must be taken into account.

Termination

Automatic Termination

      The governance agreement automatically terminates at such time that:

•	B&W’s ownership interest in Reynolds American voting stock equals 100% or is less than 15%; or

•	any person or group, other than BAT, its subsidiaries or any person participating in a group with BAT or any of its subsidiaries, beneficially owns or controls Reynolds American voting stock representing more than 50% of the voting power of all Reynolds American voting stock.

Termination by BAT and B&W

      BAT and B&W are entitled to terminate the governance agreement in the event that:

•	Reynolds American, its board of directors or any committee of the board of directors takes any action, or fails to take appropriate action, which would have resulted in a material breach of any of the provisions described above in the following sections, among others:

•	“Composition of the Reynolds American Board of Directors;”

•	“Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries;”

•	“Solicitation of Proxies by Reynolds American;”

•	“Committees;” and

•	“Articles of Incorporation and Bylaws,”

but for the fiduciary duty exception set forth in the “Fiduciary Duties” provision;

•	an approval termination event, as described below, occurs; or

•	the number of directors designated by B&W serving on the Reynolds American board of directors at any time is less than the number of directors that B&W is entitled to designate at such time pursuant to the governance agreement, assuming that B&W has complied in all material respects and in good faith with the requirements set forth in the governance agreement regarding the nomination of, and voting for, directors.

The termination right of BAT and B&W in these instances is subject to notice from B&W to Reynolds American and, if such action or failure to act is capable of being cured, the expiration of a 45-day cure period.

      An approval termination event means:

•	any wilful and deliberate action, or failure to take action, by Reynolds American or its board of directors that results in B&W failing to receive a material right provided for in the provisions described above under the following sections:

•	“Approval Required for Certain Actions — Matters that Require Approval by a Majority of the Directors Designated by B&W;”

•	“Approval Required for Certain Actions — Matters that Require Approval of B&W During the Term of the Governance Agreement;” or

•	“Approval Required for Certain Actions — Certain Issuances of Common Stock by Reynolds American on or before June 30, 2005;” or

•	any wilful and deliberate action, or failure to take action, by Reynolds American or its board of directors relating to the provisions described above under “Approval Required for Certain Actions — Matters that Require Approval of B&W Until the Fifth Anniversary of the Date of the Governance Agreement” that materially increases the likelihood of an adverse tax event or consequence to BAT or any of its subsidiaries as a result of such action or failure to take action.

Termination of Certain Obligations by BAT and B&W

      If Reynolds American or its board of directors wilfully and deliberately fails to take appropriate action, which action or failure to take action results in a material breach of any of the provisions described above in the following sections, among others:

•	“Composition of the Reynolds American Board of Directors;”

•	“Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries;”

•	“Solicitation of Proxies by Reynolds American;”

•	“Committees;” or

•	“Articles of Incorporation and Bylaws,”

then, subject to notice from B&W to Reynolds American and, if such action or failure to act is capable of being cured, the expiration of a 45 day cure period, BAT and B&W would be entitled to terminate the obligations under the governance agreement in the following sections, among others:

•	“Standstill;”

•	“Limitations on the Ability of BAT and its Subsidiaries to Transfer Reynolds American Common Stock;”

•	“Composition of the Reynolds American Board of Directors — Changing the Composition of Directors;” and

•	“Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries,”

but the remainder of the governance agreement would continue in effect until otherwise terminated in accordance with either of the provisions described above under “Automatic Termination” or “Termination by BAT and B&W.”

Termination of Certain Obligations by Reynolds American

      If BAT or B&W wilfully and deliberately fails to take appropriate action, which action or failure to take action results in a material breach of the provisions described above under “Standstill — Purchases of Reynolds American Equity Securities by BAT and its Subsidiaries,” subject to the specified exceptions, then, subject to notice from Reynolds American to BAT or B&W and, if such action or failure to act is capable of being cured, the expiration of a 45 day cure period, Reynolds American would be entitled to terminate the obligations under the governance agreement in the following sections, among others:

•	“Composition of the Reynolds American Board of Directors;”

•	“Voting of Shares of Reynolds American Common Stock by BAT and its Subsidiaries;”

•	“Solicitation of Proxies by Reynolds American;”

•	“Committees;”

•	“Articles of Incorporation and Bylaws;”

•	“Fiduciary Duties;”

•	“Approval Required for Certain Actions;” and

•	“Changes in B&W’s Ownership Interest in Reynolds American Voting Stock Resulting from Issuances of Reynolds American Equity Securities,”

except, the provisions described above under “Approval Required for Certain Actions — Matters that Require Approval of B&W Until the Fifth Anniversary of the Date of the Governance Agreement” would survive until such fifth anniversary, and the remainder of the governance agreement would continue in effect until otherwise terminated in accordance with the provisions described above under “Automatic Termination.”

Effect of Termination of the Governance Agreement on Reynolds American’s Rights Plan

Termination event under the governance agreement:	Effect on Reynolds American’s rights plan:

Under the provision “Automatic Termination” above, the governance agreement automatically terminates when B&W’s ownership interest in Reynolds American voting stock is less than 15%:	Reynolds American’s rights plan would apply to BAT and its subsidiaries just as it would to any third party.

Under the provision “Automatic Termination” above, the governance agreement automatically terminates when any person or group, other than BAT, its subsidiaries or any person participating in a group with BAT or any of its subsidiaries, beneficially owns or controls Reynolds American voting stock representing more than 50% of the voting power of all Reynolds American voting stock:	BAT and its subsidiaries would continue to be excluded from Reynolds American’s rights plan and could acquire additional shares of Reynolds American’s voting stock without triggering the rights plan.

Under the provision “Termination by BAT and B&W” above, when BAT and B&W have terminated the entire governance agreement because:	The rights plan would be triggered by any acquisition of Reynolds American voting stock by BAT or its subsidiaries in excess of the sum of:

• Reynolds American, its board of directors or any committee of the board of directors has taken any action, or failed to take appropriate action, which would have resulted in a material breach of the board and committee representation and voting provisions of the governance agreement, but for the fiduciary duty exception set forth in the provision “Fiduciary Duties” above; or

• an approval termination event, as described above, occurs:	• the greater of (1) 42% of Reynolds American voting stock and (2) the sum of:

• the percentage of outstanding voting stock owned by BAT and its subsidiaries as of such termination date; and

• the percentage of additional outstanding voting stock BAT and its subsidiaries could have acquired as of such termination date to offset dilution assuming the provision “Standstill” above was in full force and effect;
• plus 1% of the outstanding voting stock.

Under the provision “Termination by BAT and B&W” above, when BAT and B&W have terminated the entire governance agreement because the number of directors designated by B&W serving on the Reynolds American board of directors at any time is less than the number of directors that B&W is entitled to designate at such time pursuant to the governance agreement:	The rights plan would be triggered by any acquisition of Reynolds American voting stock by BAT or its subsidiaries in excess of the sum of:

• the percentage of outstanding voting stock owned by BAT and its subsidiaries as of such termination date;

• the percentage of additional outstanding voting stock BAT and its subsidiaries could have acquired as of such termination date to offset dilution assuming the provision “Standstill” above was in full force and effect; and

• 1% of the outstanding voting stock.

Termination event under the governance agreement:	Effect on Reynolds American’s rights plan:

Under the provision “Termination of Certain Obligations by BAT and B&W” above, when BAT and B&W have terminated certain of their obligations under the governance agreement because Reynolds American or its board of directors has taken any action, or failed to take any action, which would have resulted in a material breach of the board and committee representation and voting rights provisions of the governance agreement without a fiduciary duty excuse:	BAT and its subsidiaries would continue to be excluded from Reynolds American’s rights plan and could acquire additional shares of Reynolds American’s voting stock without triggering the rights plan.
Under the provision “Termination of Certain Obligations by Reynolds American” above:	The rights plan would be triggered by any acquisition of Reynolds American voting stock by BAT or its subsidiaries in excess of the percentage of outstanding voting stock BAT and its subsidiaries could have acquired as of such termination date without breaching the provision “Standstill” above, assuming the provision “Standstill” above was in full force and effect.

      In addition, the Reynolds American’s rights plan will not be triggered by any BAT/B&W action that would have been permitted under the provision “Standstill — Standstill Exceptions” above where Reynolds American becomes the subject of a third party offer.

Survival of Terms

      In the event the governance agreement is terminated, all provisions of the governance agreement terminate, except:

•	the provisions described under “Registration Rights” above survive any termination until BAT and its subsidiaries no longer hold registrable securities;

•	the provisions described under “Approval Required for Certain Actions — Matters that Require Approval of B&W Until the Fifth Anniversary of the Date of the Governance Agreement” above survive until such fifth anniversary; and

•	the definitions and miscellaneous provisions in the governance agreement survive any such termination indefinitely.

Non-competition Agreement

      This is a summary of the material provisions of the non-competition agreement. The non-competition agreement has been filed with the SEC as an exhibit to Reynolds American’s registration statement, of which this document forms a part, and is incorporated herein by reference. You should read the entire non-competition agreement carefully. See “Where You Can Find More Information” beginning on page 201.

BAT Non-competition

      During the ten-year period following the date of the non-competition agreement, BAT will not, and will cause its controlled affiliates, as described below, not to, directly or indirectly, engage in, carry on, own, lease, manage, operate, control, share any revenues of or have any profit or other equity interest in any business or entity engaged in the BAT restricted business, as described below.

      The BAT restricted business means the sale, distribution or other transfer for sale of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco in the United States, but does not include:

•	the continuation of any arrangements existing as of the date of the combination agreement relating to the manufacture of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco for, and sale to, third parties who own or have rights to use the intellectual property associated with the brands of those products to be manufactured as long as the products are not also sold, distributed or otherwise transferred for sale by BAT or any of its controlled affiliates; or

•	the manufacture of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco in the United States by Reynolds American or any of its controlled affiliates on behalf of BAT or any of its controlled affiliates as long as the products are not also sold, distributed or otherwise transferred for sale in the United States.

      A controlled affiliate means, with respect to any entity, any other entity directly or indirectly controlled by such person in the sense that such person owns a majority of the voting power of the equity securities having the right to vote generally for the election or removal of directors. The definition of controlled affiliate, as applied to BAT, does not include Reynolds American or any of its controlled affiliates.

      Notwithstanding the foregoing:

•	BAT and any of its controlled affiliates may own:

•	Reynolds American securities;

•	non-controlling interests in Skandinavisk Tobakskampagni AS (Denmark), ITC Ltd. (India) and VST Industries Ltd. (India); and

•	up to 5% of the outstanding capital stock or equity interests of any entity with publicly traded securities that is engaged in the BAT restricted business;

•	BAT will not be in violation of the non-competition agreement solely as a result of the sale, distribution or other transfer for sale of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco in any jurisdiction if those products do not satisfy all applicable packaging and labeling requirements in such jurisdiction, provided that such noncompliance is not the result of acts taken by BAT or any controlled affiliate, or do satisfy all applicable packaging and labeling requirements in such jurisdiction but are present in the jurisdiction by means and persons beyond the control of BAT and its controlled affiliates, and contrary to representations of the known customers of BAT and its controlled affiliates; and

•	BAT may sell, distribute or otherwise transfer for sale in the United States up to two billion individual cigarettes in the aggregate in any calendar year, including sales, distributions or transfers for sale that are known or controllable by BAT and its controlled affiliates.

Reynolds American Non-competition

      During the five-year period following the date of the non-competition agreement, Reynolds American will not, and will cause its controlled affiliates not to, directly or indirectly, engage in, carry on, own, lease, manage, operate, control, share any revenue of or have any profit or other equity interest in any business or entity engaged in the Reynolds American restricted business, as described below.

      The Reynolds American restricted business means the sale, distribution or other transfer for sale of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco outside of the United States, but does not include the following:

•	the sale, distribution or other transfer for sale of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco at duty free shops in the United States and U.S. military bases anywhere in the world;

•	the manufacture of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco for, and sale to, third parties who own or have rights to use the intellectual property associated with the brands of those products to be manufactured as long as the products are not also sold, distributed or otherwise transferred for sale by Reynolds American or any of its controlled affiliates; or

•	the manufacture of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco outside of the United States as long as the products are not also sold, distributed or otherwise transferred for sale outside of the United States.

      Notwithstanding the foregoing:

•	Reynolds American and any of its controlled affiliates may own up to 5% of the outstanding capital stock or equity interests of any entity with publicly traded securities that is engaged in the Reynolds American restricted business;

•	Reynolds American will not be in violation of the non-competition agreement solely as a result of:

•	Reynolds American’s relationship with the Gallaher joint venture;

•	the Gallaher joint venture’s business; or

•	if the Gallaher joint venture has been terminated, the manufacture, sale, marketing or distribution of specified brands in specified countries in which the Gallaher joint venture had been distributing prior to the termination, except that with respect to the Gallaher joint venture, Reynolds American and its controlled affiliates may not contribute or license or otherwise transfer any additional brands to the Gallaher joint venture, except to the extent required by the agreements governing the Gallaher joint venture as in effect as of the date of the non-competition agreement; or

•	the sale, distribution or other transfer for sale of manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco in any jurisdiction if these products do not satisfy all applicable packaging and labeling requirements in such jurisdiction, provided that such noncompliance is not the result of acts taken by Reynolds American or any controlled affiliate, or do satisfy all applicable packaging and labeling requirements but are present in the jurisdiction by means and persons beyond the control of Reynolds American and its controlled affiliates, and contrary to representations of the known customers of Reynolds American and its controlled affiliates;

•	Santa Fe may sell, distribute or otherwise transfer for sale manufactured cigarettes, “roll your own” cigarette tobacco, cigars, cigarillos and pipe tobacco under the brands AMERICAN SPIRIT and NATURAL AMERICAN SPIRIT in specified countries and, subject to compliance with BAT’s right of first refusal, as described below, all other countries not specified in the non-competition agreement; or

•	Reynolds American may sell, distribute or otherwise transfer for sale outside of the United States up to two billion individual cigarettes in the aggregate in any calendar year, including sales, distributions or transfers for sale that are known or controllable by Reynolds American and its controlled affiliates.

BAT Nonsolicitation

      During the two-year period following the date of the non-competition agreement, BAT will not, and will cause its controlled affiliates not to, without the prior written consent of Reynolds American, directly or indirectly, recruit or otherwise solicit for employment or employ any officer, or other employee of Reynolds American or any of its controlled affiliates whose salary and bonus exceeded $200,000 in the year prior to the date of the solicitation or employment, or, the proportionate amount of $200,000 if the officer or employee is employed by Reynolds American or a controlled affiliate for only a portion of the year, except that:

•	the nonsolicitation provision does not prevent BAT or any of its controlled affiliates from hiring any person who contacts BAT on his or her own initiative without any direct or indirect solicitation from BAT or any of its controlled affiliates; and

•	the nonsolicitation provision does not prohibit:

•	any advertisement or general solicitation, or any related hiring, that is not specifically targeted at such persons; or

•	the solicitation or employment of any person who is not employed by Reynolds American or any of its controlled affiliates on the date BAT or any of its controlled affiliates first solicits him or her.

Reynolds American Nonsolicitation

      During the two year period following the date of the non-competition agreement, Reynolds American will not, and will cause its controlled affiliates not to, without the prior written consent of BAT, directly or indirectly, recruit or otherwise solicit for employment or employ any officer, or other employee of BAT or any of its controlled affiliates whose salary and bonus exceeded $200,000, or pounds sterling equivalent, in the year prior to the date of the solicitation or employment, or, the proportionate amount of $200,000, or pounds sterling equivalent, if the officer or employee is employed by BAT or a controlled affiliate for only a portion of the year, except that:

•	the nonsolicitation provision does not prevent Reynolds American or any of its controlled affiliates from hiring any person who contacts Reynolds American on his or her own initiative without any direct or indirect solicitation from Reynolds American or any of its controlled affiliates; and

•	the nonsolicitation provision does not prohibit:

•	any advertisement or general solicitation, or any related hiring, that is not specifically targeted at such persons; or

•	the solicitation or employment of any person who is not employed by BAT or any of its controlled affiliates on the date Reynolds American or any of its controlled affiliates first solicits him or her.

BAT Right of First Refusal

      Prior to entering into any distribution agreement with a third party for the distribution of Santa Fe’s AMERICAN SPIRIT and NATURAL AMERICAN SPIRIT brands in any country not specified in the non-competition agreement, Reynolds American will cause Santa Fe to submit a written notice to BAT identifying, among other things, the country as to which Santa Fe wishes to enter into a distribution agreement, the products Santa Fe wishes to distribute in such country and the material terms and conditions of such proposed distribution agreement. BAT must respond to Reynolds American’s written notice within 20 calendar days indicating whether BAT accepts or rejects the terms of such notice. If BAT rejects the written notice, Reynolds American or one of its controlled affiliates may enter into a distribution agreement with a third party on terms and conditions not materially more favorable to the third party than the terms and conditions set forth in the written notice, in which case BAT and its controlled affiliates will not have any further rights with respect to the distribution of those Santa Fe products identified in the written notice in the country identified in the written notice.

Reynolds American Right of First Refusal

      Reynolds American and BAT have agreed that as long as B&W or its affiliates maintain a 25% ownership interest in Reynolds American voting stock, Reynolds American will have a right of first refusal to manufacture all U.S.-sourced cigarettes for BAT and its controlled affiliates with pricing and other terms not materially less favorable than alternative U.S. manufacturing sources. The parties will agree to additional details before the completion of the combination transactions.

Covenants Not to Sue

BAT’s Covenant Not to Sue Reynolds American

      BAT will not, and will cause its controlled affiliates not to, threaten, commence, prosecute or maintain any suit, action, filing or administrative proceeding, either at law or at equity, against Reynolds American or any of its controlled affiliates or any of their respective divisions, customers, successors, assigns or anyone acting on their behalf, related to or in any way connected with the use by such parties of any manufacturing intellectual property, as described below.

      Manufacturing intellectual property means all patents, patent applications, inventions, trade secrets, proprietary processes, databases, software, and formulae, and all other proprietary technical information, know-how and processes, whether registered, patentable or unpatentable, in each case to the extent such manufacturing intellectual property was available for use in the tobacco businesses conducted by B&W and the transferred subsidiaries in the United States on or prior to the date of the non-competition agreement. Manufacturing intellectual property does not, however, include service marks and service mark applications, trademarks and trademark applications, trade dress, logos and slogans.

Reynolds American’s Covenant Not to Sue BAT

      Reynolds American will not, and will cause its controlled affiliates not to, threaten, commence, prosecute or maintain any suit, action, filing or administrative proceeding, either at law or at equity, against BAT or any of its controlled affiliates or any of their respective divisions, customers, successors, assigns or anyone acting on their behalf, related to or in any way connected with the use by such parties of any manufacturing intellectual property.

Term

      The non-competition agreement will remain operative until:

•	in the case of the BAT non-competition provision, the tenth anniversary of the date of the non-competition agreement;

•	in the case of the Reynolds American non-competition provision, the fifth anniversary of the date of the non-competition agreement;

•	in the case of the BAT nonsolicitation provision and the Reynolds American nonsolicitation provision, the second anniversary of the date of the non-competition agreement;

•	in the case of BAT’s right of first refusal and Reynolds American’s right of first refusal, the time when BAT and its controlled affiliates no longer own at least 25% of Reynolds American voting stock; and

•	in the case of the remaining provisions, including the covenants not to sue, indefinitely.

Contract Manufacturing Agreement for B&W

      This is a summary of the material provisions of the form of contract manufacturing agreement between BAT or one of its subsidiaries, on the one hand, and Reynolds American or one of its subsidiaries, on the other hand, for the post-closing manufacture of BAT’s U.S.-sourced products for export outside of the United States. The parties will execute the contract manufacturing agreements at closing that are necessary to replace the contract manufacturing agreements between B&W, on the one hand, and BAT or one of its subsidiaries, on the other hand, as in effect as of the closing date. Reynolds American has a right of first refusal to manufacture all of the U.S.-sourced products for BAT and its subsidiaries for so long as B&W or its affiliates maintain a 25% ownership interest in Reynolds American. The terms of the contract manufacturing agreements to be entered into by BAT or one of its subsidiaries, on the one hand, and Reynolds American or one of its subsidiaries, on the other hand, may vary from jurisdiction to jurisdiction, but they will reflect the following terms and conditions.

Products

      The products and brand styles will include those B&W products and brand styles that were manufactured in the United States for export outside of the United States pursuant to the contract manufacturing agreements between B&W, on the one hand, and BAT or one of its subsidiaries, on the other hand, as in effect as of the closing date. The parties are free to add other products and brand styles from time to time.

Pricing

      The pricing will be the manufacturer’s cost plus 10%, with the definition of cost to be mutually agreed to by the parties.

Term; Termination

      The initial term will be five years with automatic successive terms, with the exact length to be agreed, unless the contract manufacturing agreement is terminated, except for agreements relating to the export of B&W’s U.S.-sourced products to Japan, which are terminable at the end of the initial five-year term only on three years prior written notice if it is economically beneficial for BAT itself to manufacture in Japan. Export volumes to countries other than Japan will be subject to:

•	export controls or other trade barriers or costs; and

•	end-market demand and marketing considerations.

      The agreement will be terminable upon:

•	material default by either party to the agreement, subject to a cure period; or

•	bankruptcy of the other party.

Specifications

      The product specifications will be substantially the same as the product specifications used in the contract manufacturing agreements between B&W, on the one hand, and BAT or one of its subsidiaries, on the other hand, as in effect as of the date of the combination agreement. The parties may, however, mutually agree to use different specifications, although the form of contract manufacturing agreement requires that all changes to specifications comport with commercially available manufacturing capabilities.

Volume Forecasts

      Volume forecasts will be prepared on an annual basis with 13-week rolling adjustments.

Warranty

      The form of contract manufacturing agreement requires that manufactured goods conform with the specifications set forth in the agreement. In addition, Reynolds American or one of its subsidiaries is only required to warrant that products are free from defects in material workmanship.

Contract Manufacturing Agreement for Lane

      This is a summary of the material provisions of the form of contract manufacturing agreement between Lane, on the one hand, and Reynolds American or one of its subsidiaries, on the other hand, for the post-closing manufacture of Lane’s U.S.-sourced products for export outside of the United States by BAT or its affiliates. The parties will execute the manufacturing agreements at closing that are necessary to replace the contract manufacturing agreements between Lane, on the one hand, and BAT or one of its subsidiaries, on the other hand, as in effect as of the closing date. The terms of the contract manufacturing agreements to be entered into by Lane, on the one hand, and Reynolds American or one of its subsidiaries, on the other hand, may vary from jurisdiction to jurisdiction, but they will reflect the following terms and conditions.

Products

      The products and brand styles will be those Lane products and brand styles that were manufactured in the United States for export outside of the United States pursuant to the contract manufacturing agreements between Lane, on the one hand, and BAT or one of its subsidiaries, on the other hand, as in effect as of the closing date. The parties are free to add other products and brand styles from time to time.

Pricing

      The pricing will be the manufacturer’s cost plus 10%, with the definition of cost to be mutually agreed to by the parties.

Term; Termination

      The initial term will be five years with automatic successive terms, with the exact length to be agreed. Export volumes to countries will be subject to:

•	export controls or other trade barriers or costs; and

•	end-market demand and marketing considerations.

      The agreement will be terminable upon:

•	material default by either party to the agreement, subject to a cure period, or

•	bankruptcy of the other party.

Specifications

      The product specifications will be substantially the same as the product specifications used in the contract manufacturing agreements between Lane, on the one hand, and BAT or one of its subsidiaries, on the other hand, as in effect as of the date of the combination agreement. The parties may, however, mutually agree to use different specifications, although the form of contract manufacturing agreement requires that all changes to specifications comport with commercially available manufacturing capabilities.

Volume Forecasts

      Volume forecasts will be prepared on an annual basis with 13-week rolling adjustments.

Warranty

      The form of contract manufacturing agreement requires that manufactured goods conform with the specifications set forth in the agreement. In addition, Reynolds American or one of its subsidiaries is only required to warrant that products are free from defects in material workmanship.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Stock Ownership of Directors and Management

      The following table indicates the number of shares of RJR common stock beneficially owned as of the close of business on April 15, 2004, by each director of RJR, RJR’s chief executive officer and RJR’s other four most highly compensated executive officers, and all directors and executive officers as a group, based on information provided by these individuals. In general, “beneficial ownership” includes those shares a director or an executive officer has the power to vote, or the power to transfer, and stock options that are currently exercisable or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares which he or she owns as beneficial owner.

			Percent of
			Outstanding
	Number of Shares		Shares
Name of Beneficial Owner	Beneficially Owned		Owned(1)

Lynn J. Beasley	108,845	(3)	*
Charles A. Blixt	91,472	(3)	*
Mary K. Bush	4,600	(2)(4)	*
John T. Chain, Jr.	4,415	(2)(4)	*
A. D. Frazier, Jr.	18,877	(2)(4)	*
E. V. (Rick) Goings	10,000	(2)(4)	*
Denise Ilitch	12,800	(2)(4)	*
James V. Maguire	84,066	(2)(3)	*
Nana Mensah	5,450	(2)(4)	*
Robert S. (Steve) Miller, Jr.	11,000	(2)(4)	*
Dianne M. Neal	32,059	(2)(3)	*
Andrew J. Schindler	648,138	(2)(3)	*
Joseph P. Viviano	11,400	(2)(4)	*
Thomas C. Wajnert	21,400	(2)(4)	*
All directors and executive officers as a group (20 persons)	1,179,753	(2)(3)(4)	1.4%

*	Less than one percent.

(1)	For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	The number of RJR shares beneficially owned includes shares of RJR common stock not currently owned, but issuable upon exercise of stock options that are exercisable as of April 30, 2004, or become exercisable within 60 days thereafter, in the following amounts: (a) 35,000 shares for each of Ms. Beasley and Mr. Blixt; (b) 3,600 shares for Ms. Bush; (c) 1,400 shares for each of General Chain and Mr. Mensah; (d) 11,400 shares for each of Ms. Ilitch and Messrs. Frazier and Wajnert; (e) 10,000 shares for each of Messrs. Goings and Miller; (f) 43,279 shares for Mr. Maguire; (g) 12,000 shares for Ms. Neal; (h) 465,997 shares for Mr. Schindler; (i) 6,400 shares for Mr. Viviano; and (j) 668,276 shares for all directors and executive officers as a group.

(3)	The number of RJR shares beneficially owned includes shares of RJR common stock granted under the 1999 LTIP that remain subject to certain restrictions as to continued employment and transfer as provided in the 1999 LTIP, in the following amounts: (a) 49,547 shares for Ms. Beasley; (b) 38,496 shares for Mr. Blixt; (c) 25,354 shares for Mr. Maguire; (d) 17,406 shares for Ms. Neal; (e) 99,712 shares for Mr. Schindler; and (f) 305,704 shares for all directors and executive officers as a group.
(4)	The number of RJR shares beneficially owned does not include the following deferred common stock units, which are RJR common stock equivalents received as equity incentives by the directors under the EIAP or credited to the directors under the Deferred Compensation Plan for Directors of RJR:

(a) 9,400 units for Ms. Bush; (b) 10,483 units for each of Ms. Illitch, General Chain and Wajnert; (c) 9,180 units for Mr. Frazier; (d) 4,031 units for Mr. Goings; (e) 8,210 units for Mr. Mensah; (f) 1,680 units for Mr. Miller; and (g) 18,669 units for Mr. Viviano.

Stock Ownership of Principal Stockholders

      RJR has been notified by the persons in the following table that they are beneficial owners of more than five percent of RJR’s common stock. Beneficial ownership of the shares reported below may be claimed by more than one person, as noted below. According to the Schedule 13G or 13G/A filed by each owner with the SEC, these shares were acquired in the ordinary course of business, were not acquired for the purpose of, and do not have the effect of, change or influence of control over RJR and were not acquired in connection with, or as a party to, any transaction having such purpose or effect.

	Number of Shares		Percent of Outstanding
Name and Address of Beneficial Owner	Beneficially Owned		Shares Owned(6)

Capital Research and Management Company	11,043,270	(1)	13.0%
333 South Hope Street Los Angeles, CA 90071

INVESCO North American Holdings, Inc.	9,392,190	(2)	11.0%
4350 South Monaco Street Denver, CO 80237

INVESCO Asset Management Limited	9,392,190	(3)	11.0%
30 Finsbury Square London, England EC2A 1AG

Dreman Value Management LLC	4,776,663	(4)	5.6%
520 East Cooper Avenue, Suite 230-4 Aspen, CO 81611

The Investment Company of America	4,461,666	(5)	5.2%
333 South Hope Street Los Angeles, CA 90071

(1)	Capital Research and Management Company, acting as investment advisor to various investment companies, held no voting power and sole dispositive power over all of these shares, as of December 31, 2003, based on a Schedule 13G/A filed jointly by Capital Research and Management Company and The Investment Company of America with the SEC on February 13, 2004. The Investment Company of America also claims beneficial ownership of 4,461,666 of these shares.
(2)	INVESCO North American Holdings, Inc., a holding company many of whose subsidiaries act as investment advisor to various investment companies, and an affiliate of INVESCO Assets Management Limited, held voting power over 40,150 of these shares and shared dispositive power over all of these shares, as of December 31, 2003, based on a Schedule 13G filed jointly by INVESCO North American Holdings, Inc. and INVESCO Asset Management Limited with the SEC on March 18, 2004. Each of INVESCO North American Holdings, Inc. and INVESCO Asset Management Limited claims beneficial ownership of the shares held by the other.
(3)	INVESCO Asset Management Limited, an investment adviser affiliated with INVESCO North American Holdings, Inc., held shared voting power and shared dispositive power over all of these shares, as of December 31, 2003, based on a Schedule 13G filed jointly by INVESCO Asset Management Limited and INVESCO North American Holdings, Inc. with the SEC on March 18, 2004. Each of INVESCO Asset Management Limited and INVESCO North American Holdings, Inc. claims beneficial ownership of the shares held by the other.

(4)	Dreman Value Management LLC, an independently owned hedge fund company, held sole voting and dispositive power over all of these shares as of March 12, 2004, based on a Schedule 13G filed with the SEC on May 12, 2004.

(5)	The Investment Company of America, an investment company advised by Capital Research and Management Company, held sole voting power and no dispositive power over all of these shares, as of

December 31, 2003, based on a Schedule 13G/A filed jointly by The Investment Company of America and Capital Research and Management Company with the SEC on February 13, 2004. Capital Research and Management Company also claims beneficial ownership of these 4,461,666 shares.

(6)	Based on 85,293,957 shares of RJR common stock outstanding (exclusive of 31,493,668 shares held in RJR’s treasury) on April 30, 2004.

DESCRIPTION OF REYNOLDS AMERICAN CAPITAL STOCK

      The following is a summary of the material terms of the Reynolds American capital stock. Because it is only a summary, it may not contain all of the information that may be important to you. Accordingly, you should read the more detailed provisions of the Reynolds American articles of incorporation attached as Annex C to this document carefully. See “Comparison of Rights of RJR Stockholders and Reynolds American Shareholders” beginning on page 193.

Authorized Shares

      Effective upon the completion of the combination transactions, Reynolds American’s authorized capital stock will consist of 500,000,000 shares, of which 400,000,000 shares will be common stock, par value $0.0001 each, and 100,000,000 shares will be preferred stock, par value $.01 each.

      Reynolds American’s articles of incorporation will authorize Reynolds American to issue the Reynolds American preferred stock in one or more series and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any of those series and the designation of those series. Of the Reynolds American preferred stock, 4,000,000 shares will be designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, referred to as “Series A preferred stock.” No shares of Series A preferred stock will be outstanding upon completion of the combination transactions.

      In addition, of the Reynolds American preferred stock, 1,000,000 shares will be designated in Reynolds American’s articles of incorporation as Series B Preferred Stock, par value $0.01 per share, referred to as “Series B preferred stock.” One million shares of Series B preferred stock will be outstanding upon completion of the combination transactions. Reynolds American will be able to issue authorized shares of Reynolds American preferred stock, as well as authorized but unissued shares of Reynolds American common stock, without further action by its shareholders, unless shareholder action is required by applicable law or by the rules of the NYSE.

      The following description of Reynolds American common stock, Series A preferred stock and Series B preferred stock is qualified in its entirety by reference to Reynolds American’s articles of incorporation which is attached as Annex C to this document.

Common Stock

      Unless otherwise provided for in the Reynolds American articles of incorporation or required by applicable law, common shareholders will be entitled to one vote per share, voting together as a single class on all matters submitted to them.

      Reynolds American common shareholders will be entitled to receive dividends as may be declared from time to time by Reynolds American’s board of directors and all net assets of Reynolds American upon dissolution.

      Reynolds American’s common shareholders’ rights, however, will be subject to the rights and preferences, with respect to dividends, voting and dissolution, of the holders of Series A preferred stock and Series B preferred stock or any other series of preferred stock of Reynolds American that may be created from time to time as contemplated in Reynolds American’s articles of incorporation.

Series A Preferred Stock

      Pursuant to a rights plan that Reynolds American’s board of directors will adopt prior to the special meeting, Reynolds American’s board of directors will declare a dividend on Reynolds American common stock consisting of the right for each common shareholder to acquire 1/100th share of Series A preferred stock per share of common stock. Upon the occurrence of certain triggering events described in the rights plan, Reynolds American common shareholders will be entitled to exercise their rights and receive Series A preferred stock. This right to acquire Series A preferred stock has significant antitakeover effects by virtue of the terms of the Series A preferred stock which are described below.

Dividends and Distributions

      If Reynolds American’s board of directors declares a dividend or distribution, whether in cash or in stock of any corporation other than Reynolds American, the holders of Series A preferred stock will be entitled to receive the greater of $1.00 per share or 100 times the aggregate per share amount of all dividends or distributions declared on Reynolds American common stock.

      Reynolds American will be obligated to declare a dividend or distribution on Series A preferred stock at any time it declares a dividend or distribution on its common stock. If, for any given quarter, Reynolds American does not declare a dividend or distribution on its common stock, it will nonetheless be obligated to pay the holders of Series A preferred stock a dividend of $1.00 per share.

      If Reynolds American’s board of directors declares a dividend on its common stock payable in shares of common stock or if the common stock is combined or reclassified, then the amount to which holders of shares of Series A preferred stock are entitled immediately prior to the combination or classification will be readjusted so that the amount to which holders of shares of Series A preferred stock are entitled immediately after the combination or classification will bear the same relationship as the number of shares of common stock outstanding immediately before the combination or classification bears to the number of shares of common stock that were outstanding immediately after the combination or classification.

Voting Rights

      In addition to any other voting rights required by law, each share of Series A preferred stock will entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of Reynolds American.

      Except as provided in the Reynolds American articles of incorporation or required by applicable law, the holders of shares of Series A preferred stock and any other class of preferred stock having the right to vote together as a single class with holders of shares of common stock will vote together as a single class with the Reynolds American common shareholders on all matters submitted to them.

      If at any time dividends on any Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of Series A preferred stock and any other series of preferred stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, will have the right to elect two additional directors to Reynolds American’s board of directors.

      The Reynolds American articles of incorporation will not be amended in any manner so as to adversely affect the rights, preferences or limitations of Series A preferred stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A preferred stock, voting separately as a class.

      Except as otherwise provided herein, holders of Series A preferred stock will have no special voting rights, and their consent will not be required for taking any corporate action.

Reacquired Shares

      Any shares of Series A preferred stock reacquired by Reynolds American in any manner will be retired and canceled promptly after the reacquisition thereof. All reacquired shares will upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of Reynolds American’s board of directors as permitted by the Reynolds American articles of incorporation or as otherwise permitted under North Carolina law.

Liquidation, Dissolution and Winding Up

      Upon any liquidation, dissolution or winding up of Reynolds American, no distribution will be made to the holders of shares of stock ranking junior to Series A preferred stock unless, prior thereto, the holders of shares of Series A preferred stock have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions. In any event, the holders of shares of Series A preferred stock will be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common stock. Similarly, no distribution will be made to the holders of stock ranking on a parity with Series A preferred stock, except distributions made ratably on Series A preferred stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Consolidation, Merger, Etc.

      If Reynolds American enters into any consolidation, merger, share exchange, combination or other transaction in which its shares of common stock are exchanged for or changed into other stock or securities, cash or any other property, then the shares of Series A preferred stock will at the same time be similarly exchanged for or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of common stock is changed or exchanged.

No Redemption

      Series A preferred stock will not be redeemable.

Rank

      Series A preferred stock will rank junior as to dividends and upon liquidation, dissolution and winding up, to all other series of Reynolds American’s preferred stock, except any series that specifically provides that such series will rank junior to Series A preferred stock.

Series B Preferred Stock

      Series B preferred stock will be issued upon completion of the combination transactions to RJR, which will then be a wholly owned subsidiary of Reynolds American, as consideration for the transfer to Reynolds American of all Santa Fe capital stock. The holders of Series B preferred stock will be entitled to receive dividends, vote with the Reynolds American common shareholders and receive a significant liquidation preference. The terms of Series B preferred stock are summarized below.

Dividends and Distributions

      The holders of shares of Series B preferred stock will be entitled to receive cumulative dividends at a market rate to be determined on or about the date of issuance. These dividends will be payable in cash or, at the option of Reynolds American, in additional shares of Series B preferred stock, or in other non-cash consideration.

Voting Rights

      Each share of Series B preferred stock will entitle its holder to one vote per share on all matters submitted to a vote of Reynolds American common shareholders. Except as otherwise provided by the Reynolds American articles of incorporation or by applicable law, the holders of shares of Series B preferred stock and the holders of shares of Reynolds American common stock will vote together as a single class on all matters submitted to a vote of Reynolds American common shareholders. The holders of Series B preferred stock will have no special voting rights and their consent will not be required for taking any corporate action. Pursuant to Section 7-21(b) of the North Carolina Business Corporation Act, which is referred to as the “NCBCA,” the Series B preferred stock will not be entitled to vote as long as the shares are held by any subsidiary of Reynolds American.

Liquidation Preference

      Upon any liquidation, dissolution or winding up of Reynolds American and its subsidiaries or the sale or transfer of all or substantially all of the properties and assets of Reynolds American, the holders of outstanding shares of Series B preferred stock will be entitled to be paid out of the assets of Reynolds American legally available for distribution to shareholders, before any amount is paid or distributed to the holders of Series A preferred stock, Reynolds American common stock or other capital stock of Reynolds American ranking junior to Series B preferred stock, an aggregate liquidation amount in cash to be determined on or about the date of issuance plus any accumulated but unpaid dividends to which the holders of outstanding shares of Series B preferred stock are then entitled.

Conversion

      Shares of Series B preferred stock are not convertible into Reynolds American common stock.

No Reissuance of Series B Preferred Stock

      Shares of Series B preferred stock acquired by Reynolds American by reason of purchase, conversion or otherwise will not be reissued, and all such shares will be cancelled, retired and eliminated from the shares which Reynolds American will be authorized to issue.

Amendment; Waiver

      Except as expressly prohibited by law, the terms of the Series B preferred stock may be amended or waived with the approval of the holders of a majority of Series B preferred stock and the Reynolds American board of directors.

Rank

      Series B preferred stock will rank senior for purposes of dividends, liquidation, dissolution and winding up, to all other series of Reynolds American’s capital stock, except any series that by its terms ranks senior to or pari passu with Series B preferred stock.

COMPARISON OF RIGHTS OF RJR STOCKHOLDERS AND

REYNOLDS AMERICAN SHAREHOLDERS

      RJR is a Delaware corporation, subject to the provisions of the General Corporation Law of the State of Delaware, referred to as the “DGCL.” Reynolds American is a North Carolina corporation, subject to the provisions of the NCBCA. Holders of RJR common stock will be entitled to receive shares of Reynolds American common stock upon completion of the combination transactions. The rights of such holders will then be governed by Reynolds American’s articles of incorporation, its bylaws, the NCBCA and the governance agreement.

      Set forth below are the material differences between the rights of a holder of RJR common stock under RJR’s certificate of incorporation, its bylaws and the DGCL, on the one hand, and the rights of a holder of Reynolds American common stock under Reynolds American’s articles of incorporation, its bylaws, the NCBCA and the governance agreement, on the other hand.

      The following summary does not reflect any rules of the NYSE that may apply to Reynolds American or RJR in connection with the matters discussed. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the DGCL, the NCBCA, the constituent documents of each corporation and the governance agreement.

RJR	Reynolds American

Authorized Capital
• 290,000,000 shares of common stock, par value $0.01 each.	• 400,000,000 shares of common stock, par value $0.0001 each.
• 50,000,000 shares of preferred stock, par value $0.01 each, of which 4,000,000 shares are designated as “Series A Junior Participating Preferred Stock, par value $0.01 per share.” No shares of RJR Series A preferred stock are outstanding as of the date of this document.	• 100,000,000 shares of preferred stock, par value $0.01 each, of which 4,000,000 shares are designated as “Series A Junior Participating Preferred Stock, par value $0.01 per share.” No shares of Series A preferred stock will be outstanding upon completion of the combination transactions.

• 1,000,000 shares will be designated as “Series B Preferred Stock, par value $0.01 per share.” 1,000,000 shares of Series B preferred stock will be outstanding upon completion of the combination transactions.
Preemptive Rights
None.	None.
Amendment of Charter
Generally requires approval of a majority of the outstanding shares entitled to vote thereon and the approval of a majority of the outstanding shares of any class of stock entitled to vote thereon separately as a class.	Generally requires approval of a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights.
Amendment of the following provisions requires the approval of not less than 66 2/3% of the voting power of the outstanding shares entitled to vote for the election of directors:

RJR	Reynolds American

• Removing directors only for cause;

• Restricting the board of directors from entering into any plan, agreement, contract, bylaw or other arrangement that limits the ability of the board to take action only with the approval of directors who were in office at a particular time;

• Restricting the ability of shareholders to take action by written consent; and

• Limiting the ability to call a special meeting of shareholders to the board of directors and certain officers of Reynolds American.
Amendment of Bylaws
Can be amended by:	Can be amended by:
• a majority of directors then in office; or	• a majority of the total number of directors then in office; or
• the holders of not less than 80% of the outstanding shares entitled to vote thereon.	• the holders of not less than 66 2/3% of the voting power of outstanding shares entitled to vote for the election of directors.
Size and Classification of Board of Directors
• Size determined by the RJR board of directors, but may not be less than five nor more than 12.	• Size determined by the Reynolds American board of directors, but may not be less than nine nor more than 20.
• The number of directors of the RJR board of directors is currently set at ten.	• Pursuant to the governance agreement, the number of directors of the Reynolds America board of directors upon completion of the combination transactions will be 13.
• Board of directors is divided into three classes, with one class being elected annually for a three-year term.	• Same.
Cumulative Voting Rights
No.	No.
Removal of Directors
Pursuant to the DGCL, directors of RJR may be removed only for cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors.	Pursuant to the Reynolds American articles of incorporation and the NCBCA, directors of Reynolds American may be removed only for cause by the affirmative vote of a majority of the votes cast in a vote to remove such directors.
Filled only by a majority of the remaining directors.	Same.
Director Liability; Indemnification
The RJR certificate of incorporation provides that RJR will indemnify its directors and officers to the fullest extent permitted by law.	The Reynolds American articles of incorporation provide that Reynolds American will indemnify its directors and officers to the fullest extent permitted by law.

RJR	Reynolds American

The RJR certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable for monetary damages for breach of fiduciary duty. The DGCL does not permit elimination of liability of directors with respect to:	The Reynolds American articles of incorporation provide that, to the fullest extent permitted by the NCBCA, no director shall be personally liable for monetary damages for breach of fiduciary duty. The NCBCA does not permit the elimination of liability with respect to:
• breaches of the directors’ duty of loyalty to the corporation or its stockholders;	• acts or omissions the director knew or believed were clearly in conflict with the best interests of Reynolds American;
• acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;	• any liability under the NCBCA for unlawful distributions by Reynolds American; or
• the payment of unlawful dividends or unlawful stock repurchases or redemptions; or	• any transaction from which the director derived an improper personal benefit.
• transactions in which the director received an improper personal benefit.
Shareholder Action by Written Consent
Not permitted.	Not permitted.

Required Shareholder Votes for Certain Transactions
The DGCL requires that amendments to a corporation’s certificate of incorporation, most mergers, sales of all or substantially all of a corporation’s assets or voluntary dissolutions be approved by the holders of a majority of the outstanding voting shares of the corporation.	The NCBCA requires that such actions be approved by a majority of the shares entitled to vote thereon.
Right to Call a Special Meeting of Shareholders
The RJR certificate of incorporation provides that:

• special meetings of stockholders may be called by RJR’s board of directors, the chairman of the board or the president or secretary of RJR and may not be called by any other person; and

• whenever holders of one or more classes or series of RJR preferred stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the RJR board of directors designating the terms of such class or series of stock, special meetings of holders of such preferred stock.	The Reynolds American articles of incorporation provides that:

• special meetings of shareholders may be called by the Reynolds American board of directors, the chairman of the board, the chief executive officer, the president or the secretary of Reynolds American upon direction of Reynolds American’s board of directors, and may not be called by any other person; and

• whenever holders of one or more classes or series of Reynolds American preferred stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Reynolds American board of directors designating the terms of such class or series of stock, special meetings of holders of such preferred stock.

RJR	Reynolds American

State Antitakeover Statutes and Certain Charter Provisions
Subject to certain exceptions, Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years following the time that such person becomes an interested stockholder. With certain exceptions, an “interested stockholder” is a person or group who beneficially owns 15% or more of the corporation’s outstanding voting stock or who is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of such voting stock at any time within the previous three years. For purposes of Section 203, the term “business combination” is defined broadly to include:

• mergers with or caused by the interested stockholder;

• sales or other dispositions to the interested stockholder, except proportionately with the other stockholders, of assets of the corporation or a subsidiary equal to 10% or more of the aggregate market value of the corporation’s consolidated assets or its outstanding stock;

• the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder, except for transfers which do not increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s or such subsidiary’s stock;

• any transaction which has the effect of, directly or indirectly, increasing the proportionate share of stock of any class or series, or securities convertible into the stock of any class or series of the corporation owned by the interested stockholder except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused by the interested stockholder; or

• receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

The three-year waiting period does not apply, however, if any of the following conditions are met:

• the board of directors approved either the business combination or the transaction which resulted in such stockholder owning more than 15% of such	The NCBCA has two antitakeover statutes: the “Shareholder Protection Act” and the “Control Share Acquisition Act.” Reynolds American has opted out of both statutes.

RJR	Reynolds American

stock before the stockholder obtained ownership of more than 15% of the corporation’s stock;

• once the transaction which resulted in the stockholder owning more than 15% of the outstanding voting stock of the corporation is completed, such stockholder owns at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, with certain exclusions; or

• at or after the time the stockholder obtains more than 15% of the outstanding voting stock of the corporation, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Dividends and Other Distributions
Under the DGCL, a board of directors may authorize a corporation to declare and pay dividends and other distributions to its stockholders either out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared. However, a distribution out of net profits is not permitted if a corporation’s net assets are less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until the deficiency has been repaired.	Under the NCBCA, Reynolds American generally may make dividends or other distributions to its shareholders, unless after the distribution either:

• Reynolds American would not be able to pay its debts as they become due in the usual course of business; or

• Reynolds American’s assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of shareholders whose preferential rights are superior to those receiving the distribution.
Dissenters’ Rights
Under the DGCL, a stockholder of a corporation participating in certain mergers and, if the certificate of incorporation so provides, certain other major corporation transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his shares, as determined by the Delaware Chancery Court in lieu of the consideration he would otherwise receive in the transaction.

Under the DGCL and RJR’s certificate of incorporation, such appraisal rights are not available:

• with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation or an amendment to the certificate of incorporation;

• to stockholders whose shares are either listed on a national securities exchange or the NASDAQ	The NCBCA generally provides dissenters’ rights for mergers and certain share exchanges, sales of all or substantially all of a corporation’s assets, other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales, certain amendments to the articles of incorporation that materially and adversely affect rights in respect of dissenters’ shares and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitled shareholders to dissent.

However, the NCBCA generally does not provide dissenters’ rights for North Carolina corporations that have over 2,000 record holders or whose voting stock is listed on a national securities exchange.

RJR	Reynolds American

national market system or are held of record by more than 2,000 holders, if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or the NASDAQ national market system or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares or any combination thereof;

• to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the agreement and plan of merger does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met; or

• in connection with certain holding company reorganization mergers.

Corporate Opportunity
Section 122(17) of the DGCL expressly permits a corporation to renounce in its certificate of incorporation any interest, expectancy or opportunity to participate in specified business opportunities that are presented to the corporation or its officers, directors or stockholders.

The RJR certificate of incorporation does not contain a waiver of any corporate opportunities.	Section 55-2-02 of the NCBCA and its official comment generally authorize the articles of incorporation to set forth any provision not inconsistent with law relevant to the authority of the corporation, its officers and board of directors, and to the management of the corporation’s internal affairs. The NCBCA does not expressly prohibit a corporation from renouncing in its articles of incorporation any interest, expectancy or opportunity to participate in specified business opportunities that are presented to the corporation or its officers, directors or shareholders.

The Reynolds American articles of incorporation provide that:

• neither BAT, its affiliates nor any of their directors or employees has any duty to present to Reynolds American any business opportunities not primarily relating to the United States;

• Reynolds American renounces any expectancy or interest in such business opportunities; and

• BAT and its affiliates shall be entitled to act upon such business opportunities and will not be liable to Reynolds American or its shareholders for taking or acting upon such opportunities.

RJR	Reynolds American

Non-competition
None.	The Reynolds American articles of incorporation limits the purpose of the corporation by prohibiting Reynolds American from engaging in any activity that is prohibited under any restrictive covenant or non-competition agreement running to BAT or its subsidiaries, unless such activity is approved by BAT.

LEGAL OPINIONS

      The validity of the Reynolds American common stock to be offered by this document has been passed upon for Reynolds American by Charles A. Blixt, Esq., General Counsel of Reynolds American.

      In connection with the filing of this document, Jones Day has delivered to RJR an opinion, dated May 17, 2004 and attached as Exhibit 8.1 to the registration statement of which this document is a part, based on the facts, representations and assumptions set forth or referred to in the opinion and factual representations contained in certificates of officers of RJR and Reynolds American, all of which Jones Day has assumed will continue to be true and accurate as of the closing date, that the RJR merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and the post-closing contribution of B&W Opco to RJR followed by the merger of RJR Tobacco with and into B&W Opco to form Reynolds Tobacco will be treated as a Section 351 exchange followed by a Section 368(a) reorganization.

EXPERTS

      The balance sheet of Reynolds American Inc. as of January 20, 2004 has been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of RJR as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated in this document by reference to RJR’s Annual Report on Form 10-K, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

      The combined consolidated financial statements of B&W/Lane as of December 31, 2003 and 2002 and for the three-year period ended December 31, 2003 included in this document have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

      Representatives of KPMG LLP are expected to be present at the special meeting and are expected to be available to respond to appropriate questions from RJR’s stockholders at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

RJR 2004 Annual Meeting

      RJR expects that the RJR 2004 annual meeting of stockholders will be held only if the combination transactions are not completed. The SEC has adopted regulations that govern the inclusion of stockholder proposals in RJR’s annual proxy materials. For a stockholder proposal to be included in the proxy statement for RJR’s 2004 annual meeting, the proposal must have been received by RJR at its principal offices no later than November 22, 2003. If RJR has not been notified of a stockholder proposal by November 22, 2003, then the RJR board of directors will have discretionary authority to vote on the stockholder proposal, even though the stockholder proposal is not discussed in the proxy statement.

      In accordance with RJR’s bylaws, stockholders who do not submit a proposal for inclusion in the proxy statement for the RJR 2004 annual meeting, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the RJR 2004 annual meeting, must have notified the Secretary of RJR, in writing, that they intend to submit their proposal, nomination or other business at the 2004 annual meeting by no earlier than October 23, 2003, and no later than November 22, 2003. RJR’s bylaws contain detailed requirements that a stockholder’s notice must satisfy. If a stockholder does not comply with the notice requirements, including the deadlines specified above, the persons named as proxies in the form of proxy for the RJR 2004 annual meeting will use their discretion in voting the proxies on any such matters raised at the RJR 2004 annual meeting. Any stockholder notice and any request for a copy of RJR’s bylaws should be in writing and addressed to the Office of the Secretary, R.J. Reynolds Tobacco Holdings, Inc., P.O. Box 2866, Winston-Salem, North Carolina 27102-2866.

Reynolds American 2005 Annual Meeting

      If the combination transactions are completed, it is expected that the Reynolds American 2005 annual meeting of stockholders will be held at the end of April 2005. The SEC has adopted regulations that govern the inclusion of stockholder proposals in Reynolds American’s annual proxy materials. For a stockholder proposal to be included in the proxy statement for the Reynolds American 2005 annual meeting, the proposal must have been received by Reynolds American at its principal offices no later than November 21, 2004. If Reynolds American is not notified of a stockholder proposal by November 21, 2004, then the Reynolds American board of directors will have discretionary authority to vote on the stockholder proposal, even though the stockholder proposal is not discussed in the proxy statement.

      In accordance with Reynolds American’s bylaws, shareholders who do not submit a proposal for inclusion in the proxy statement for the Reynolds American 2005 annual meeting, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the Reynolds American 2005 annual meeting, must notify the Secretary of Reynolds American, in writing, that they intend to submit their proposal, nomination or other business at the 2005 annual meeting by no earlier than October 22, 2004, and no later than November 21, 2004. Reynolds American’s bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, the persons named as proxies in the form of proxy for the Reynolds American 2005 annual meeting will use their discretion in voting the proxies on any such matters raised at the Reynolds American 2005 annual meeting. Any shareholder notice and any request for a copy of Reynolds American’s bylaws should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2866, Winston-Salem, North Carolina 27102-2866.

WHERE YOU CAN FIND MORE INFORMATION

      RJR files annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that RJR files with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      RJR’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”

      Reynolds American has filed a registration statement on Form S-4 to register with the SEC the Reynolds American common stock to be issued to RJR stockholders in connection with the combination transactions. This document is a part of the registration statement and constitutes a prospectus of Reynolds American, in addition to being a proxy statement of RJR for the RJR special meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows RJR to “incorporate by reference” certain information into this document, which means that RJR can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained in this document. This document incorporates by reference the documents set forth below that RJR has previously filed with the SEC. These documents contain important information about RJR and its finances.

RJR SEC Filings
(File No. 1-6388)	Period/Date of Event

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004

      RJR is also incorporating by reference additional documents that RJR will file with the SEC between the date of this document and the date of the special meeting.

      If you are an RJR stockholder, RJR may have sent you some of the documents incorporated by reference, but you can obtain any of them through RJR or the SEC. Documents incorporated by reference are available from RJR without charge, excluding all exhibits, unless RJR has specifically incorporated by reference an exhibit in this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

R.J. Reynolds Tobacco Holdings, Inc. Attention: Corporate Secretary 401 North Main Street P.O. Box 2866 Winston-Salem, North Carolina 27102-2866 (336) 741-5500	or	MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10116 (800) 322-2885 (toll free) or (212) 929-5500 (collect)

      If you would like to request documents from RJR, please do so by [                    ], 2004, in order to receive them before the special meeting.

      You should rely only on the information contained or incorporated by reference in this document to vote on the proposals to be considered and voted on at the special meeting. RJR and Reynolds American have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [                    ], 2004. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of RJR nor the issuance of Reynolds American common stock in the combination transactions shall create any implication to the contrary.

INDEX OF DEFINED TERMS

Page

ACC	37
additional IRS ruling	49
B&W	4
B&W assumed liabilities	144
B&W Opco	5
B&W Opco stock contribution	5
B&W/Lane	14/71
BAT	4
BATCAP	87
Broin II cases	114
BTSL	87
CIP	30
CMSI	4
Code	10
combination transactions	4
DGCL	193
EBIT	45
EITF	74
Empire	124
Engle	25
ERISA	133
ETS	101
expected synergies	41
FDA	24
FTC	10
GAAP	45
general causation	119
holding company structure	34
HSR Act	10
IRI	22
IRS	8
JPMorgan	10
Lane	4
Lehman Brothers	10
LLC structure	33
MSA	5
MSAi	79
Nabisco	96
NCBCA	191
NGH	96
Northern Brands	129
OFPC	24
PBGC	17
PREPS	100
PRP	133
RCMP	130
Reynolds American	4
Reynolds Tobacco	4
RICO	27
RJR	4
RJR financial advisors	44
RJR Merger	5
RJR merger sub	143
RJR Tobacco	4
RJR-MI	129
RJR-PR	130
RJR-TI	130
Santa Fe	4
SEC	12
secondhand smoke	101
Securities Act	54
Series A preferred stock	189
Series B preferred stock	189
settlement expenses	73
SIP	30
specific causation	119
Standard Commercial	85
transferred subsidiaries	143

INDEX TO FINANCIAL STATEMENTS

Page

REYNOLDS AMERICAN INC.

Audited Balance Sheet of Reynolds American Inc.
Independent Auditors’ Report	F-2
Balance Sheet as of January 20, 2004	F-3
Notes to Balance Sheet	F-4
Unaudited Balance Sheet of Reynolds American Inc. as of March 31, 2004	F-5

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

Audited Combined Consolidated Financial Statements of Brown & Williamson Tobacco Corporation/ Lane Limited
Independent Auditors’ Report	F-6
Combined Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2003, 2002 and 2001	F-7
Combined Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001	F-8
Combined Consolidated Balance Sheets as of December 31, 2003 and 2002	F-9
Notes to Combined Consolidated Financial Statements	F-10
Unaudited Combined Consolidated Financial Statements of Brown & Williamson Tobacco Corporation/Lane Limited
Condensed Combined Consolidated Statements of Operations and Comprehensive Income for the three months ended March 31, 2004 and 2003	F-53
Condensed Combined Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003	F-54
Condensed Combined Consolidated Balance Sheet as of March 31, 2004	F-55
Notes to Condensed Combined Consolidated Financial Statements	F-56

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Reynolds American Inc.:

      We have audited the accompanying balance sheet of Reynolds American Inc. as of January 20, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Reynolds American Inc. as of January 20, 2004, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Greensboro, North Carolina

April 21, 2004

REYNOLDS AMERICAN INC.

BALANCE SHEET

(Dollars in Thousands)

January 20,
2004

Assets
Deferred charges	$404

$404

Liabilities and stockholders’ equity
Stockholders’ equity:
Common stock (shares issued and outstanding: 130,000,000)	$13
Paid-in capital	391

Total stockholders’ equity	404

$404

See Notes to Balance Sheet

NOTES TO BALANCE SHEET

Note 1 — Basis of Presentation

      The balance sheet includes the accounts of Reynolds American Inc., referred to as “Reynolds American.” Reynolds American was incorporated in the state of North Carolina on January 2, 2004, for the purpose of facilitating the transactions to combine R.J. Reynolds Tobacco Company, referred to as “RJR Tobacco,” and the U.S. assets, liabilities and operations of Brown & Williamson Tobacco Corporation, referred to as “B&W.” To date, Reynolds American has not conducted any activities other than those related to its formation. As of January 20, 2004, R.J. Reynolds Tobacco Holdings, Inc., referred to as “RJR,” and B&W each paid $6,500 to acquire a 50% ownership in Reynolds American. Additionally, RJR and B&W each contributed additional capital of $195,500. Reynolds American utilized the proceeds to pay a registration fee of $404,000 to the Securities and Exchange Commission, recorded in deferred charges in Reynolds American’s balance sheet.

Note 2 —	Capital Stock

Authorized Shares

      Reynolds American’s authorized capital stock consists of 500,000,000 shares, of which 400,000,000 shares are common stock, par value $0.0001 each, and 100,000,000 shares are preferred stock, with a par value to be established by amendment to the Articles of Incorporation.

      Reynolds American’s Articles of Incorporation will authorize Reynolds American to issue the Reynolds American preferred stock in one or more series and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any of those series and the designation of those series.

Common Stock

      Unless otherwise provided for in the Reynolds American Articles of Incorporation or required by applicable law, common shareholders are entitled to one vote per share, voting together as a single class on all matters submitted to them.

      Reynolds American common shareholders are entitled to receive dividends as may be declared from time to time by Reynolds American’s board of directors and all net assets of Reynolds American upon dissolution.

      Reynolds American’s common shareholders’ rights, however, will be subject to the rights and preferences, with respect to dividends, voting and dissolution, of the holders of preferred stock of Reynolds American that may be created from time to time as contemplated in Reynolds American’s Articles of Incorporation.

REYNOLDS AMERICAN INC.

UNAUDITED BALANCE SHEET

(Dollars in Thousands)

March 31,
2004

Assets
Deferred charges	$404

$404

Liabilities and stockholders’ equity
Stockholders’ equity:
Common stock (shares issued and outstanding: 130,000,000)	$13
Paid-in capital	391

Total stockholders’ equity	404

$404

See Note to Unaudited Balance Sheet

NOTE TO UNAUDITED BALANCE SHEET

Note 1 — Basis of Presentation

      The unaudited balance sheet includes the accounts of Reynolds American Inc., referred to as “Reynolds American.” Reynolds American was incorporated in the state of North Carolina on January 2, 2004, for the purpose of facilitating the transactions to combine R.J. Reynolds Tobacco Company, referred to as “RJR Tobacco,” and, subject to certain specified exceptions, the U.S. assets, liabilities and operations of Brown & Williamson Tobacco Corporation, referred to as “B&W.” To date, Reynolds American has not conducted any activities other than those related to its formation.

      The unaudited balance sheet should be read in conjunction with the balance sheet and related footnotes as of January 20, 2004, disclosed above.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Brown & Williamson Tobacco Corporation
Louisville, Kentucky

      We have audited the accompanying combined consolidated balance sheets of British American Tobacco plc’s (BAT) United States tobacco operations (B&W/Lane), which consist of Cigarette Manufacturers Supplies Inc., a holding company for Lane Limited, which are both indirect BAT wholly-owned subsidiaries, and the US operations of Brown & Williamson Tobacco Corporation (B&W), also an indirect BAT wholly owned subsidiary, as of December 31, 2003 and 2002, and the related combined consolidated statements of operations and comprehensive income and of cash flows for each of the three years in the period ended December 31, 2003. These combined consolidated financial statements are the responsibility of B&W/Lane’s management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such combined consolidated financial statements present fairly, in all material respects, the financial position of B&W/ Lane at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/S/ DELOITTE & TOUCHE LLP

March 1, 2004

Louisville, Kentucky

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME
(Dollars in Millions)

	For the Years Ended
	December 31,

	2003	2002	2001

Net sales	$3,860	$4,510	$4,652
Cost of sales (excludes MSA related expenses)	946	1,068	1,203
Settlement expenses	926	1,204	1,260
Federal excise taxes	762	850	759

Gross profit	1,226	1,388	1,430
Selling, general, and administrative expenses	693	706	742
Restructuring and impairment charges	182	2	24

Operating profit	351	680	664
Interest income	22	66	37
Interest expense	92	122	214

Income before income taxes	281	624	487
Provision for income taxes	98	258	216

Net income	183	366	271
Other comprehensive income (loss) net of tax:
Minimum pension liability adjustment, net of tax of $23, $84 and $14 in 2003, 2002 and 2001, respectively	36	(134)	(22)

Comprehensive income	$219	$232	$249

See Notes to the Combined Consolidated Financial Statements

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	For the Years Ended
	December 31,

	2003	2002	2001

Cash flows from operating activities:
Net income	$183	$366	$271
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred taxes	(1)	21	23
Depreciation and amortization	65	64	95
Trademark impairment charge	165	—	—
Loss on sales and write-down of property, plant and equipment	13	20	12
Decrease (Increase) in accounts receivable	6	27	(11)
(Increase) in due to/from affiliates	(355)	(334)	(476)
Decrease in inventory	9	32	109
(Increase) Decrease in other assets	(27)	13	25
(Decrease) in accounts payable, accrued liabilities and other liabilities	(155)	(154)	(162)
(Decrease) in current tax payable	(10)	(41)	(104)

Net cash provided by (used in) operating activities	(107)	14	(218)

Cash flows from investing activities:
Proceeds from sales of property, plant and equipment	7	22	10
Expenditures for property, plant and equipment	(59)	(56)	(50)

Net cash used in investing activities	(52)	(34)	(40)

Cash flows from financing activities:
Principal (payments) proceeds on long-term debt	(5)	13	(91)
Dividends paid-Lane	(18)	(26)	(9)
Net transfers (primarily cash received from international operations)	101	129	121

Net cash from financing activities	78	116	21

Net increase (decrease) in cash and cash equivalents	(81)	96	(237)
Cash and cash equivalents at beginning of year	137	41	278

Cash and cash equivalents at end of year	$56	$137	$41

Cash paid for interest and income taxes are as follows:
Interest paid, net of amount capitalized	$63	$95	$274

Income taxes paid	$113	$267	$293

See Notes to the Combined Consolidated Financial Statements

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

COMBINED CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31,

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$56	$137
Accounts receivable less allowance 2003: $4; 2002: $1	16	22
Due from affiliated companies	2,523	2,163
Inventories	218	227
Deferred income taxes	386	432
Other	21	16
Assets held for sale	4	1

Current assets	3,224	2,998
Property, plant and equipment:
Land	9	9
Buildings and improvements	289	287
Machinery and equipment	904	875
Construction in progress	14	46

Total property, plant and equipment	1,216	1,217
Less accumulated depreciation	761	737

Total property, plant and equipment, net	455	480
Trademarks	356	521
Goodwill	358	358
Other long-term assets	221	207

	$4,614	$4,564

Liabilities and net assets
Current liabilities:
Accounts payable	$67	$75
Tobacco settlement accruals	808	872
Accrued liabilities	340	375
Due to affiliated companies	25	20
Income taxes payable	58	68

Current liabilities	1,298	1,410
Long-term debt:
Due to affiliated companies	739	744
Deferred income taxes	52	77
Long-term retirement benefits	474	584
Long-term tobacco settlement accruals	3	5
Commitments and contingencies	—	—

Total liabilities	2,566	2,820

Net assets before comprehensive loss	2,170	1,902
Accumulated other comprehensive loss:
Minimum pension liability adjustment	(122)	(158)

Total net assets	2,048	1,744

	$4,614	$4,564

See Notes to the Combined Consolidated Financial Statements

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

(Dollars in Millions Unless Specified)

Note 1 — Summary of Significant Accounting Policies

Basis of Presentation

      The accompanying combined consolidated financial statements present the financial position and results of operations of BAT’s U.S. tobacco operations, referred to as “B&W/ Lane.” B&W/ Lane consists of Cigarette Manufacturers Supplies Inc., referred to as “CMSI,” a holding company for Lane Limited, and Lane Limited, collectively referred to as “Lane,” indirect wholly owned subsidiaries of BAT, and the U.S. operations of Brown & Williamson Tobacco Corporation, referred to as “B&W,” also an indirect wholly owned subsidiary of BAT. B&W/ Lane is not accounted for as a separate entity of BAT. Accordingly, the accompanying combined consolidated financial statements are derived from the consolidated financial statements of BAT. The accompanying combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

      B&W, a company incorporated in Delaware, has 500,000 common shares authorized, issued and outstanding. CMSI, a company incorporated in New York, has 100,000 common shares authorized, issued and outstanding. BAT is a company incorporated under the laws of England and Wales.

      Because the accompanying financial statements have been derived from the consolidated financial statements of BAT, management has made certain assumptions and allocations that reflect management estimates. See Note 3, “Affiliated Company and Related Party Transactions,” for a discussion of these assumptions and allocations and certain relationships between B&W/ Lane and other BAT companies. Management believes that the assumptions and allocations underlying these combined consolidated financial statements are reasonable. Management does not, however, believe that it is practical to estimate what these expenses would have been had B&W/ Lane operated as an independent entity. As a result, these combined consolidated financial statements do not necessarily reflect the assets and liabilities or results of operations had B&W/ Lane operated as a stand alone entity for the periods presented.

Nature of Business

      In 2003, B&W/ Lane was the third largest cigarette manufacturer and distributor in the United States. Its main products include cigarettes, pipe tobacco and roll-your-own tobacco. As of year end 2003, B&W/ Lane employed approximately 4,725 people, principally in Georgia and Kentucky, as well as trade marketing representatives throughout the United States. B&W/ Lane engages labor in its manufacturing and warehousing operations under several union contracts. Approximately 1,740, or 37%, of B&W/ Lane’s employees are covered by collective bargaining agreements. Of these, approximately 1,620 located in Georgia had their contracts, which were scheduled to expire in 2005, renegotiated after year end 2003 to extend their employment through the anticipated facility closure. The contracts of the other union employees will expire in 2004 and 2005.

      Cigarettes are manufactured at B&W’s main manufacturing facility in Macon, Georgia. The principal domestic brands are KOOL, PALL MALL, MISTY, CAPRI and GPC. Other brands include CARLTON, LUCKY STRIKE and VICEROY. Approximately 48% of 2003 shipment volume related to contract manufacturing to international customers, principally to BAT companies primarily in Japan, Europe and Korea.

      In addition to cigarette production, prior to April 1, 2002, B&W processed tobacco in Wilson, North Carolina, for internal use, and for sales to BAT companies and other customers around the world. See Note 2, “Restructuring and Impairment Charges.” B&W also operates a reconstituted tobacco sheet manufacturing facility in Chester, Virginia.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Lane markets imported cigarettes in the United States under such brand names as STATE EXPRESS, DUNHILL, CARTIER, CRAVEN A, GAULOISES BLONDES and ST. MORITZ. Lane also markets imported premium hand made cigars under the DUNHILL and CAPTAIN BLACK label. Lane produces and sells roll-your-own tobacco, little cigars and pipe tobacco and pipes, and it markets other pipe tobacco accessories.

Principles of Consolidation

      The combined consolidated financial statements include the U.S. tobacco operations of the BAT group, and all material intercompany accounts and transactions have been eliminated. B&W/ Lane has no equity investments which are accounted for under the cost or equity method of accounting.

Accounting Estimates

      The preparation of the combined consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts included in the combined consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

      Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. Due to the nature of the investments, cash equivalents have carrying values that approximate their fair value.

Accounts Receivable

      Accounts receivable are recorded net of allowance for doubtful accounts. A summary of the activity in the allowance for doubtful accounts is summarized as follows:

Balance at December 31, 2000	$3
Adjustment (reduction in allowance)	(2)

Balance at December 31, 2001	$1
Adjustment (increase in allowance)	1
Utilization (write-off’s)	(1)

Balance at December 31, 2002	$1
Adjustment (increase in allowance)	3

Balance at December 31, 2003	$4

Inventories

      Inventories are stated at the lower of cost or market, with cost determined for substantially all inventories using the last-in, first-out, referred to as “LIFO,” method. The cost of work in process and finished goods includes materials, direct labor and allocated manufacturing overhead. In accordance with recognized industry practices, stocks of leaf tobacco that are cured for more than one year are classified as current assets.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and depreciated principally by the straight-line method over the estimated useful lives of the assets. Depreciation expense charged to operations was $65, $64

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and $68 for the years ended December 31, 2003, 2002 and 2001, respectively. These amounts are inclusive of the software costs discussed below.

Software Costs

      In accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain computer software and software development costs incurred in connection with developing and obtaining computer software for internal use that have a useful life greater than one year are capitalized. These costs, included in machinery and equipment on the accompanying combined consolidated balance sheets, are amortized over five years or less. During 2003, 2002 and 2001, costs of $39, $2 and $9, respectively, were capitalized. At December 31, 2003, 2002 and 2001, the net book value remaining for capitalized software was $41, $14 and $19, respectively. Related amortization expenses were $10, $8 and $8 for each of the years ended December 31, 2003, 2002 and 2001.

Long-lived Assets

      Long-lived assets are reviewed for impairment whenever events or changes in facts and circumstances indicate that the book value of long-lived assets would be impaired if the best estimate of future undiscounted cash flows expected to be generated by the asset is less than the carrying value. If an asset is impaired, the loss is measured as the difference between estimated fair value and carrying value.

      On January 1, 2002, B&W/ Lane adopted Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed Of.” SFAS No. 144 provides updated guidance related to the recognition and measurement of an impairment loss for certain types of long-lived assets. The scope of SFAS No. 144 excludes goodwill and certain other intangible assets. SFAS No. 144 requires that long-lived assets to be disposed of by sale be measured at the lower of the carrying amount or fair value less cost to sell; they can no longer be depreciated and must be reported separately on the face of the balance sheet. The adoption of SFAS No. 144 did not have a material impact on B&W/ Lane’s combined results of operations, financial position or cash flows.

Goodwill and Intangible Assets

      Intangible assets consist primarily of goodwill and trademarks. Trademarks are capitalized when acquired. Trademarks and goodwill were amortized over a 40-year period through 2001 which resulted in a charge for the year ended December 31, 2001 of $27.

      SFAS No. 142, “Goodwill and Other Intangible Assets,” was issued in June 2001. SFAS No. 142 addresses financial accounting and reporting for intangible assets acquired outside of a business combination. It also addresses financial accounting and reporting of goodwill and other intangible assets subsequent to their acquisition. Under the provisions of SFAS No. 142, intangible assets with defined lives will be amortized over their estimated useful lives, while intangible assets having indefinite lives cannot be amortized, but are subject to, at a minimum, an annual impairment and useful life review.

      B&W/ Lane adopted SFAS No. 142 on January 1, 2002. Management believes that the reported intangible assets, other than goodwill, which represent acquired trademarks, as a whole, have indefinite lives. Consequently, all amortization ceased effective January 1, 2002. Management performs its annual assessment of impairment on its trademarks and goodwill in the fourth quarter, based on the present values of expected future cash flows. See Note 2, “Restructuring and Impairment Charges.”

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Financial condition and results of operations reflect the implementation of SFAS No. 142 as of January 1, 2002. The following pro forma information shows the 2001 impact had SFAS No. 142 been in effect for that year:

	December 31, 2003	December 31, 2002	December 31, 2001

Net income, as reported	$183	$366	$271
Add back: amortization expense, net of tax:
Trademarks	—	—	10
Goodwill	—	—	10

Adjusted net income	$183	$366	$291

Revenue Recognition

      Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured. Shipping and handling costs are classified as cost of sales. Certain sales incentives, such as discounting, buydowns, coupons and slotting fees, are classified as reductions of gross sales.

      B&W/ Lane implemented, effective January 1, 2002, the consensus opinions reached by the Emerging Issues Task Force in EITF 01-9, which was issued to codify and reconcile a number of issues addressing the accounting for consideration given by a vendor to a customer, including both a reseller of the vendor’s products and an entity that purchases the vendor’s products from a reseller. These issues were previously addressed in EITF 00-14, “Accounting for Certain Sales Incentives,” EITF 00-22, “Accounting for ’Points’ and Certain Other Time-Based or Volume-Based Incentive Offers for Free Products or Services to be Delivered in the Future” and EITF 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products.” The consensus opinions require B&W/ Lane to reclassify certain promotion costs as a reduction in net sales or an increase in cost of goods sold.

Advertising and Research and Development

      Advertising costs are expensed as incurred and were $104, $116 and $100 for the years ended December 31, 2003, 2002 and 2001, respectively. Research and development costs are expensed as incurred and were $35, $28 and $28 for each of the years ended December 31, 2003, 2002 and 2001.

Interest Income and Expense

      Interest income was $22, $66 and $37 for the years ended December 31, 2003, 2002 and 2001, respectively. Related party interest income included in these amounts was $18, or 82%, $18, or 27.7%, and $17, or 45.5%, for 2003, 2002 and 2001, respectively. Interest expense was $92, $122 and $214 for the years ended December 31, 2003, 2002 and 2001, respectively. Related party interest expense included in these amounts was $80, or 87%, $118, or 96.8%, and $211, or 98.9%, for years 2003, 2002 and 2001, respectively. See Note 3, “Affiliated Company and Related Party Transactions,” for further information.

      B&W/ Lane follows the policy of capitalizing interest as a component of the cost of property, plant and equipment constructed for its own use. The amounts of total interest expense capitalized were not material in each of 2003, 2002 and 2001.

Income Taxes

      B&W/ Lane has accounted for income taxes as if it were filing a separate tax return. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in income during the period that includes the enacted change in tax rates.

Pension and Postretirement Benefit Plans

      Gains or losses related to pension and postretirement benefit plans arise due to changes in the amount of either the benefit obligation or the market-related value of plan assets resulting from experience different from that assumed in the actuarial valuations. The minimum amortization of unrecognized gains or losses, as described in SFAS No. 87, is included in pension expense. Prior service costs, which are changes in benefit obligations due to plan amendments, are amortized on a straight line basis over the actuarially determined average remaining service period for active employees. See Note 9, “Pension Plans and Other Postretirement Benefits,” for further information.

Stock-Based Compensation Plans

      Certain executives of B&W/ Lane participate in stock-based compensation plans of B&W/ Lane’s affiliates. B&W/ Lane records the estimated costs of these plans within its combined consolidated financial statements. Awards are generally made in stock appreciation rights based on BAT common stock. B&W/ Lane recognizes compensation costs ratably over the vesting period of the applicable plan based on the fair value of the grant. Compensation costs related to these plans recorded in the accompanying combined consolidated financial statements are $6, $6 and $5 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Management will no longer participate under these plans upon the closing of the combination transactions described in Note 14, “Proposed RJR Merger.” All unvested rights outstanding under these plans immediately vest upon the closing of the combination transactions.

Contingencies

      In accordance with SFAS No. 5, “Accounting for Contingencies,” B&W/ Lane records any loss related to a contingency at the time that the likelihood of loss becomes probable and the amount of loss can be reasonably estimated. When the reasonable estimate is a range, the best estimate within that range will be recorded. When no amount within the range is more likely, the lowest amount within the range will be recorded. See Note 10, “Industry Settlement Charges and Contingent Liabilities,” for further information on legal contingencies.

Recently Issued Accounting Pronouncements

      Effective January 1, 2003, B&W/ Lane adopted SFAS No. 143, “Accounting for Asset Retirement Obligations,” which was issued in June 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS 143 had no material impact on B&W/ Lane’s combined financial position, results of operations or cash flows.

      Effective January 1, 2003, B&W/ Lane adopted SFAS No. 145, “Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” SFAS No. 145 requires gains and losses on early extinguishment of debt to not be classified as extraordinary items as previously required under SFAS No. 4. SFAS No. 145 further requires any gain or loss on extinguishment of debt that was classified as an

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

extraordinary item in prior periods presented to be reclassified. The adoption of SFAS No. 145 had no effect on B&W/ Lane’s combined financial position, combined results of operations or cash flows.

      SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued in June 2002. SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the obligation is incurred. Previous guidance required that the liability be recognized at the time the entity commits to an exit or disposal activity. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Under SFAS No. 146, an entity may not restate its previously issued financial statements. The 2003 restructuring expense has been accounted for in accordance with SFAS No. 146.

      In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires disclosure of certain guarantees existing at December 31, 2002. In addition, it requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, B&W/ Lane has applied the recognition provisions of FIN No. 45 prospectively to guarantee activities initiated after December 31, 2002. See Note 10, “Industry Settlement Charges and Contingent Liabilities,” for further information on guarantees.

      SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” was issued in May 2003. SFAS No. 150 establishes guidelines for determining classification and measurement of certain financial instruments that contain characteristics of both a liability and equity. Certain provisions of this statement are effective for financial instruments entered into after May 31, 2003, and for all existing instruments with the first interim period beginning after June 15, 2003. The FASB has deferred application for an indefinite period for non-public entities that are non-SEC registrants that have mandatory redeemable financial instruments that do not have a fixed redemption date or are not redeemable for a fixed or determinable amount. The adoption of SFAS No. 150 had no material effect on B&W/ Lane’s combined financial position, combined results of operations or cash flows.

      FIN No. 46, “Consolidation of Variable Interest Entities,” was issued in January 2003. FIN No. 46 provides consolidation guidelines relating to interests in certain entities in which the investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN No. 46 is effective for the period ending December 31, 2003. The adoption of FIN No. 46 had no material impact on B&W/ Lane’s combined financial position, combined results of operations or cash flows.

      In December 2003, the FASB issued SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which was revised in 2003. The provisions of that Statement do not change the measurement and recognition provisions of SFAS No. 87, “Employers’ Accounting for Pensions,” or No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefits Other Than Pensions.” Statement 132(R) replaces FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” and requires additional disclosures concerning the percentage of total plan assets for each major category of plan assets, a description of investment strategies and policies employed and a description of the basis used to determine the overall expected long-term rate of return on assets assumption. With respect to benefit obligations, Statement 132(R) requires disclosure concerning the defined benefit pension accumulated benefit obligation, expected future benefit payments for each of the next five years and for years 6 to 10 in the aggregate, the employer’s best estimate, as soon as it can reasonably be determined, of aggregate expected contributions for the next fiscal year, certain key assumptions disclosed in a tabular format and measurement date used. The adoption of SFAS No. 132(R) has been implemented and had no material impact on B&W/ Lane’s combined financial position, combined results of operations or cash flows.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 — Restructuring and Impairment Charges

      In the fourth quarter of 2003, B&W/ Lane’s annual intangible asset impairment review indicated the carrying value of tradename intangible assets acquired in B&W’s purchase of the American Tobacco Company (ATCo) in 1994 exceeded fair value. B&W/ Lane engaged an independent appraisal firm to assist in determining the fair value of such trademarks. Accordingly, B&W/ Lane recorded an asset impairment of $165 during 2003. The impairment charge reflects (a) B&W’s decision to defend certain strategic brands (PALL MALL and MISTY) against increased competitive pricing pressures through higher levels of discounting, including the implementation of “everyday low price” pricing strategy, which negatively impacted these brands’ margins and overall profitability; and (b) the designation of certain ATCo brands (CARLTON, TAREYTON and PRIVATE STOCK) as non-strategic, which resulted in reduced marketing support and lower volumes. The trademark impairment charge had no impact on cash flows.

      In 2003, restructuring charges netting to $17 were recorded principally relating to production assets in Macon that were identified as excess, removed from service, and written-down to their fair value. In 2003, B&W/ Lane took an impairment charge of $10, an asset impairment charge relating to the BWT Direct business closure of $2, severance and benefits charges of $5 and an office lease rent expense of $1 related to the sales force restructuring, partly offset by adjustments to reserves of $1.

      During 2000, B&W/ Lane announced a cost reduction and restructuring program and recorded a charge of $176 representing estimated employee termination costs for approximately 1,500 employees, including those who retired. As part of the cost reduction program, specific production assets in Macon were identified as excess and written-down to their fair value resulting in an impairment charge of $41, and retail merchandising fixtures no longer supported or maintained were written-off in the aggregate amount of $30 in 2000.

      In December 2001, the Board of Directors approved the sale of B&W’s Wilson, North Carolina leaf processing operations to Standard Commercial Tobacco Co., referred to as “SCTC,” for $14. In connection with the sale, the company recorded a charge of $18 in 2001 representing mainly severance and employee benefits, and a charge of $11 in fixed assets impairments. As part of the transaction, B&W entered into an agreement to process all of its U.S. sourced tobacco through SCTC effective April 1, 2002, through June 30, 2012.

      In 2001, the 2000 restructuring charge for termination costs was reduced by $10 due to an adjustment in a pension settlement expense, and increased for additional severance costs by $1. Also in 2001, an additional $3 impairment charge was recorded for Macon production assets, and $1 in additional termination benefits.

      In 2002, restructuring charges netting to $2 were recorded principally relating to assets impaired from the leaf processing sale ($3), partly offset by adjustments to reserves ($1).

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the 2001 through 2003 restructuring and impairment charges, recorded and utilized through December 31, 2003 are as follows:

	Severance and Benefits	Asset Impairment/Other	Total

Balance, December 31, 2000	$61	$—	$61
Additional charges	20	14	34
Adjusted	(10)	—	(10)
Amounts utilized	(51)	(14)	(65)

Balance, December 31, 2001	20	—	20
Additional charges	—	3	3
Adjusted	(1)	—	(1)
Amounts utilized	(17)	(3)	(20)

Balance, December 31, 2002	$2	$—	$2
Additional charges	5	13	18
Adjusted	(1)	—	(1)
Amounts utilized	(6)	(12)	(18)

Balance, December 31, 2003	$—	$1	$1

      The cash portion of the restructuring expense principally relating to employee severance and employee benefit costs is expected to be $71. As of December 31, 2003, $70 of this cash portion of the restructuring costs has been paid. Of the $218 non-cash portion of restructuring, $99 relates to asset impairment and merchandise fixtures write-off charges and $119 relates to employee benefit costs.

Note 3 — Affiliated Company and Related Party Transactions

      B&W/Lane has contractual arrangements and enters into transactions with other BAT companies. Amounts due to and due from these affiliated companies consist of the following at December 31, 2003 and 2002:

Due From Affiliated Companies

	2003	2002

BAT Capital Corporation	$1,337	$954
BATUS Tobacco Services LLC	906	917
Other non-trade	259	274
Other trade	21	18

Total due from affiliates	$2,523	$2,163

      The amount due from BAT Capital Corporation, referred to as “BATCAP,” a BAT subsidiary, is related to the revolving credit demand loan made by BWT Brands Inc., a wholly owned subsidiary of B&W, to BATCAP in connection with routine cash management activities. See “Other Arrangements” discussed below. Amounts due from BATUS Tobacco Services LLC, referred to as “BTSL,” formerly BATUS Tobacco Services Inc. prior to December 31, 2002, is a non-interest bearing receivable from B&W’s direct parent. “Other” represents non-trade amounts due B&W from affiliated companies, as well as trade receivables from affiliated companies for the sale of tobacco products. These “Other” amounts are principally non-interest bearing.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to Affiliated Companies

	2003	2002

American Cigarette Company Overseas B.V.	$—	$11
BATIC Inc.	1	6
Other non-trade	3	2
Other trade	21	1

Total due to affiliates	$25	$20

      The American Cigarette Company Overseas B.V. payable in 2002 represents dividends due Lane’s parent that were paid subsequent to year-end. The remaining amounts owed to affiliates are principally for the purchase of products and services.

Related Party Transactions

      For the periods ended December 31, 2003, 2002 and 2001, the amounts reflected in the combined consolidated statements of operations and comprehensive income from related party transactions are as follows:

	2003	2002	2001

Sales	$477	$579	$666
Purchases	31	25	24
Royalty expense	3	2	3
Service fees	14	11	13
Interest income (see Note 1, “Interest Income and Expense”)	18	18	17
Interest expense (see Note 1, “Interest Income and Expense”)	80	118	211

      B&W/Lane sells contract manufactured cigarettes, processed strip leaf, manufacturing materials, pipe tobacco, little cigars, and equipment at prices generally not to exceed cost plus 10%, except for equipment which is sold at market price, to affiliates. In 2003, 2002 and 2001, contract manufacturing sales to affiliates were $414, $422 and $500, respectively, of which nearly 74%, 70% and 58% were sales to Japan in 2003, 2002 and 2001, respectively. On January 1, 2001, B&W and BATUS Japan, Inc. entered into a 10-year contract manufacturing agreement with sales billed at cost plus 10% plus freight costs to destination port of entry in Japan. B&W is the exclusive U.S. cigarette manufacturer for U.S. exported products that BATUS Japan, Inc. sells to the Japan market through its affiliates.

      For 2003, 2002 and 2001, purchases of Brazilian and Canadian unprocessed leaf that were made at market prices were nearly 78% of total purchases from affiliates. Other imported products included cigarettes and pipe tobacco at prices not to exceed manufacturing costs plus 10%, and manufacturing related materials and samples generally at market prices.

      Royalty expense is paid to BAT companies who own the trademarks to imported brands of cigarettes and pipe tobacco. The royalty rates vary, although none is in excess of 10% of the local sales price.

      Service fees were paid to affiliated companies that performed technical and advisory services, including marketing, legal and research & development activities, as well as general and administrative support services, including centralized cash management, finance, treasury and risk management. The costs of these services have been allocated and charged to B&W/Lane and included in the accompanying combined consolidated financial statements. These costs have been allocated based upon activity levels which drive the incurrence of the related cost.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Arrangements

      B&W/Lane has uncommitted revolving credit lending facilities with BATCAP totaling $4 billion as of December 31, 2003 which increased from $1 billion on December 20, 2002. Of the $4 billion, $2 billion is between B&W and BATCAP, and $2 billion is between BWT Brands, a wholly owned subsidiary of B&W, and BATCAP. Under these facilities, B&W/Lane may, at its discretion, make revolving credit demand loans to BATCAP in an agreed amount up to $4 billion. Interest rates on these short term advances are based on LIBOR plus a margin. The rates ranged from 1.5% to 1.8% during 2003, 1.4% to 2.3% during 2002, and 2.4% to 6.3% during 2001. At December 31, 2003 and 2002, amounts owed to B&W/Lane under these arrangements were $1,337 and $954, respectively.

      In addition, B&W is party to a financing agreement with an affiliated company, BTSL, formerly BTSI, dated December 2, 1998. Under this agreement, BTSL is obligated to provide certain financing services, make equity capital contributions to B&W under certain circumstances and provide B&W with a $2 billion committed revolving credit facility that expired on December 31, 2003. As part of this agreement, B&W incurred interest charges of $26, $65 and $161 in 2003, 2002 and 2001, respectively. This expense was based on the outstanding indebtedness of BTSL and its weighted average borrowing rate. Currently, there is no intention to renew this $2 billion facility. B&W also has available a $0.5 billion uncommitted revolving credit borrowing facility agreement with Louisville Securities Limited that matures in March 2006. Neither of these facilities was used in 2003 or 2002.

Long-term Debt Due to Affiliated Companies

      Long-term debt due to affiliated companies consists of the following as of December 31, 2003 and 2002:

	2003	2002

BATUS Tobacco Services LLC:
Unsecured term borrowing under a master loan agreement at 7.41%, due December 18, 2011	$715	$715
BAT Capital Corporation:
Unsecured borrowing under a revolving credit agreement at variable interest rates	23	28
Larus & Brother Company:
Unsecured borrowing due on demand at variable interest rates	1	1

Total long term debt due to affiliated companies	$739	$744

      In 2001, B&W entered into a new $715 loan with BTSL due December 18, 2011 and used the proceeds of this borrowing to repay in full a previously existing $200 unsecured term note due December 31, 2002 and a $515 unsecured installment note due in full by June 1, 2007.

      Lane has a $30 uncommitted revolving credit borrowing facility agreement with BATCAP that matures on September 15, 2004. At December 31, 2003 and 2002, the amount of debt outstanding under this agreement was $23 and $28, respectively. An interest charge based on an internal composite borrowing rate is paid quarterly on amounts borrowed under this facility. Interest rates on this facility ranged from 1.7% to 2.5% in 2003, 2.1% to 3.8% in 2002, and 2.9% to 9.0% in 2001.

      Lane also has debt of $1 due Larus & Brother Company that is payable on demand. An interest charge based on a combination of LIBOR and a bank deposit rate is paid monthly. Interest rates on this facility ranged from .7% to 1.1% in 2003, 1.0% to 1.5% in 2002, and 1.7% to 5.6% in 2001.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The fair value of amounts due to and from affiliated companies, based on current rates of similar debt, approximate their carrying values. The fair value of long-term debt due to affiliates as of December 31, 2003 and 2002 is as follows:

	2003		2002

	Carrying Value	Fair Value	Carrying Value	Fair Value

Long-term debt with affiliates:
BATUS Tobacco Services LLC	$715	$815	$715	$774
BAT Capital Corporation	23	23	28	28
Larus & Brother Company	1	1	1	1

Total	$739	$839	$744	$803

Note 4 — Inventories

      Inventories consist of the following as of December 31, 2003 and 2002:

	2003	2002

Raw materials	$440	$514
Work-in-process	10	10
Finished goods	193	170
Supplies	38	31

Total inventories	681	725
Less LIFO reserve	(463)	(498)

Net inventories	$218	$227

      Inventories valued under the LIFO method were approximately $622 and $663 at December 31, 2003 and 2002, respectively. Net income would have been $21, $31 and $44 lower for the years ended December 31, 2003, 2002 and 2001, respectively, had LIFO inventory liquidations not occurred.

Note 5 — Other Current Assets

      Other current assets consist of the following as of December 31, 2003 and 2002:

	2003	2002

Litigation bond	$1	$3
Prepaid insurance, rent, marketing and legal fees	5	4
Prepaid compensation	6	2
Other	9	7

Total other current assets	$21	$16

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 — Other Long-Term Assets

      Other long-term assets consist of the following as of December 31, 2003 and 2002:

	2003	2002

Surety bond deposit (primarily Engle and Boerner litigation, see Note 10)	$120	$100
Prepaid pension plan	58	67
Escrows	19	17
Executive life insurance	17	16
Other	7	7

Total other long-term assets	$221	$207

Note 7 — Accrued Liabilities

      Accrued liabilities consist of the following as of December 31, 2003 and 2002:

	2003	2002

Marketing and advertising	$101	$131
Payroll and employee benefits	89	90
Interest	57	58
Excise taxes	32	32
Legal expenses	19	18
Returned goods	4	7
Restructuring	1	2
Other	37	37

Total accrued liabilities	$340	$375

Note 8 — Lease Commitments

      B&W/ Lane has operating lease agreements which are primarily for office space, automobiles and office equipment. The majority of these leases expire within the next five years and some contain renewal or purchase options and escalation clauses or restrictions relating to subleases. Total rent expense was $26, $26 and $27 for 2003, 2002 and 2001, respectively.

      Future minimum lease payments as of December 31, 2003 are as follows:

Noncancellable Operating Leases

2004	$23
2005	19
2006	15
2007	11
2008	8
Thereafter	23

Total	$99

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 — Pension Plans and Other Postretirement Benefits

Pension Plans

      B&W/ Lane has a number of pension plans covering substantially all of its employees. The plans provide for payment of retirement benefits and certain disability benefits. While retirement benefits normally commence between the ages of 60 and 65, early retirement benefits are available at reduced payment amounts. After meeting certain qualifications, an employee acquires a vested right to future benefits. Annual contributions to the plans are sufficient to satisfy legal funding requirements.

      B&W/ Lane sponsors non-contributory defined benefit pension plans covering most U.S. employees and certain foreign employees. Plans covering full-time employees’ pension benefits are determined by age, the employee’s service and final average compensation before retirement or, in some cases, a flat rate based on collective bargaining. Plan benefits are offered as annuity payments. In limited cases, a lump sum is available. B&W also provides non-qualified supplemental pension plans for certain employees. The supplemental plans provide for incremental pension payments from B&W’s funds so that total pension payments equal amounts that would have been payable from B&W’s principal pension plans if it were not for limitations imposed by the Internal Revenue Code. Lane does not provide any non-qualified supplemental pension plan.

Health Care and Life Insurance Benefits

      In addition to providing pension benefits, B&W provides certain health care and life insurance benefits for retired employees and their dependents. Substantially all of its regular full-time employees, including certain employees in foreign countries, may become eligible for these benefits if they reach retirement age while working for B&W. Lane does not provide these benefits to retired employees and their dependents.

      The changes in benefit obligations and plan assets, as well as the funded status of the plans at December 31, were as follows:

	Pension benefits		Other benefits

	2003	2002	2003	2002

Change in benefit obligation:
Benefit obligation at beginning of year	$1,794	$1,740	$582	$543
Service cost	36	36	11	10
Interest cost	121	122	40	40
Participants’ contributions	—	—	4	5
Amendments	1	—	—	—
Actuarial loss	129	29	118	19
Curtailment (gain)	—	—	(2)	—
Benefits paid	(113)	(133)	(38)	(35)

Benefit obligation at end of year	$1,968	$1,794	$715	$582

Change in plan assets:
Fair value of plan assets at beginning of year	$1,367	$1,568	$214	$201
Gain (Loss) on plan assets	308	(82)	42	(11)
Employer contribution	36	14	52	54

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension benefits		Other benefits

	2003	2002	2003	2002

Participants’ contributions	—	—	4	5
Benefits paid	(113)	(133)	(38)	(35)

Fair value of plan assets at end of year	$1,598	$1,367	$274	$214

Funded status	$(370)	$(427)	$(441)	$(368)
Unrecognized actuarial loss	337	372	240	146
Unrecognized prior service cost	25	31	(7)	(8)
Contributions after measurement date	4	—	2	2

Net amount recognized	$(4)	$(24)	$(206)	$(228)

Amounts recognized in the balance sheet consist of:
Prepaid benefit cost	$32	$34	$—	—
Accrued benefit liability	(260)	(348)	(206)	$(228)
Intangible asset	26	33	—	—
Accumulated other comprehensive income	198	257	—	—

Net amount recognized	$(4)	$(24)	$(206)	$(228)

      The accumulated benefit obligation for all defined benefit plans was $1,844, $1,685 and $1,619 at October 31 (B&W measurement date, Lane was December 31), 2003, 2002 and 2001, respectively.

      Information on pension plans with an accumulated benefit obligation in excess of plan assets follows:

	2003	2002	2001

Projected Benefit Obligation	$1,922	$1,757	$1,682
Accumulated Benefit Obligation	$1,806	$1,654	$1,573
Fair Value of Plan Assets	$1,546	$1,307	$1,502

      The components of net periodic benefit cost are as follows:

	Pension benefits			Other benefits

	2003	2002	2001	2003	2002	2001

Components of net periodic benefit cost:
Service cost	$36	$36	$34	$11	$10	$8
Interest cost	121	122	117	40	40	37
Expected return on plan assets	(151)	(162)	(164)	(24)	(21)	(18)
Recognized actuarial loss (gain)	1	(5)	(16)	4	2	1
Amortization of prior service cost	4	5	6	(1)	(2)	(2)
Amortization of unrecognized transition obligation	—	(1)	(2)	—	—	—
Special termination benefit	—	—	9	—	—	—
Curtailment loss	—	—	3	—	—	2
Prior service cost recognized	3	—	—	—	—	—
Settlement charge	6	8	11	—	—	—

Net periodic benefit cost (income)	$20	$3	$(2)	$30	$29	$28

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The change in the minimum liability included in other comprehensive income is as follows (net of tax):

	Pension benefits			Other benefits

	2003	2002	2001	2003	2002	2001

(Decrease) increase in minimum liability included in other comprehensive income	$(36)	$134	$22	N/A	N/A	N/A

      The following weighted-average assumptions were used to determine obligations under the plans at the October 31 (B&W measurement date, Lane was December 31):

	Pension benefits			Other benefits

	2003	2002	2001	2003	2002	2001

Discount rate	6.25%	7.00%	7.25%	6.25%	7.00%	7.25%
Rate of compensation increase	4.25%	4.50%	5.25%	N/A	N/A	N/A

      The following weighted-average assumptions were used to determine net periodic benefit cost for the years ended October 31 (B&W measurement date, Lane was December 31):

	Pension benefits			Other benefits

	2003	2002	2001	2003	2002	2001

Discount rate	7.00%	7.25%	7.50%	7.00%	7.25%	7.50%
Expected return on plan assets	9.00%	9.00%	9.00%	9.00%	9.00%	9.00%
Rate of compensation increase	4.50%	5.25%	5.50%	N/A	N/A	N/A

      The long-term rate of return on pension assets reflects management’s expectation of earnings on the pension funds currently invested to provide for the projected benefit obligation. The assumptions reflect a combination of forward-looking views, which consider expected returns from equity markets, the yield on fixed income securities and an analysis of historical earnings on invested plan assets.

      The assumed health care cost trend rates at October 31 were as follows:

	2003	2002	2001

Health care cost trend rate assumed for next year	11.00%	11.00%	11.00%
Rate to which the cost trend rate is assumed to decline	5.25%	5.25%	5.25%
Year that rate reaches the ultimate trend rate	2012	2011	2009

      Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
	point increase	point decrease

Effect on service and interest cost	$7	($6)
Effect on the postretirement benefit obligation	$92	($75)

      On December 8, 2003, President Bush signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003, referred to as the Act. The Act expanded Medicare to include, for the first time, coverage for prescription drugs. B&W sponsors retiree medical programs which include coverage for prescription drugs. B&W has elected to defer financial recognition of this legislation until the FASB issues final accounting guidance. When issued, that final guidance could require B&W to change previously reported information. This deferral election is permitted under FASB Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.”

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Plan Assets

      B&W/Lane invests plan assets according to an asset allocation strategy and investment policy designed to provide investment returns sufficient to satisfy current and future benefit payments. The asset allocation is based on an analysis of pension and postretirement plan liabilities and expected capital market return assumptions. From this analysis, asset categories were selected that are expected to provide an optimum level of return for the risk assumed.

      The asset allocation strategy includes an “other” investment category which consists of market neutral investment strategies that are expected to achieve equity like returns, while reducing the overall level of risk in the portfolio.

      The strategic asset allocation weights and allowable ranges for the pension and postretirement plan are as follows:

Asset category	Strategic weight	Allowable range

Equity securities	55%	30%-76%
Debt securities	30%	20%-55%
Real estate	5%	0%-7.5%
Other	10%	5%-15%

Total	100%

      B&W/Lane’s pension benefit plans weighted-average asset allocation at October 31 (B&W measurement date, Lane was December 31) by asset category are as follows:

Asset category	2003	2002	2001

Equity securities	59%	59%	55%
Debt securities	28%	29%	36%
Real estate	4%	4%	3%
Other	9%	8%	6%

Total	100%	100%	100%

      B&W’s postretirement plan weighted-average asset allocations at October 31 by asset category are as follows:

Asset category	2003	2002	2001

Equity securities	59%	37%	46%
Debt securities	27%	63%	54%
Real estate	5%	—	—
Other	9%	—	—

Total	100%	100%	100%

      Postretirement assets were reallocated in 2003 to bring the assets in line with a new asset allocation strategy.

Contributions

      B&W/Lane made voluntary contributions of $78 and $40 to its pension and postretirement plans, respectively, in the first quarter of 2004. Additional contributions of $15 are expected in 2004.

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Deferred Compensation Plan

      B&W has an unfunded non-qualified deferred compensation plan for certain key executives providing for lump-sum and annuity options. The projected benefit obligation relating to these plans total $6 for each of December 31, 2003 and 2002. Lane has a funded non-qualified deferred compensation plan for certain key executives providing for lump-sum and annuity options. The projected benefit obligation relating to these plans total $2 for each of December 31, 2003 and 2002.

Defined Contribution Plan

      B&W sponsors a defined contribution profit sharing plan that covers the majority of employees. Contributions to the plan are generally based on operating profits and for salaried employees there are certain additional performance targets determined by management. The defined contribution plan expense was $20, $27 and $24 in 2003, 2002 and 2001, respectively.

Note 10 — Industry Settlement Charges and Contingent Liabilities

Legislation and Other Matters Affecting the Tobacco Industry

      The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state, federal and foreign governments. Various state governments have adopted or are considering, among other things, legislation and regulations that would:

•	increase their excise taxes on tobacco products;

•	restrict displays and advertising of tobacco products;

•	establish fire safety standards for cigarettes;

•	raise the minimum age to possess or purchase tobacco products;

•	require the disclosure of ingredients used in the manufacture of tobacco products;

•	impose restrictions on smoking in public and private areas; and

•	restrict the sale of tobacco products directly to consumers or other unlicensed recipients, including over the Internet.

      In addition, the U.S. Congress may consider legislation regarding:

•	further increases in the federal excise tax;

•	regulation of cigarette manufacturing and sale by the U.S. Food and Drug Administration;

•	amendments to the Federal Cigarette Labeling and Advertising Act to require additional warnings;

•	reduction or elimination of the tax deductibility of advertising expenses;

•	implementation of a national standard for “fire-safe” cigarettes;

•	regulation of the retail sale of cigarettes over the Internet; and

•	changes to the tobacco price support program.

      These developments, coupled with manufacturers’ price increases in recent years and substantial increases in state and federal excise taxes on tobacco products have had and will likely continue to have an adverse effect on tobacco product sales.

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Litigation Affecting the Tobacco Industry

Overview

      Introduction. Various legal actions, proceedings and claims, including litigation claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of or exposure to B&W’s tobacco products are pending or may be instituted against B&W. Lane has no such cases pending against it. As of March 1, 2004, there were approximately 1,337 active cases pending against B&W, including approximately 992 individual smoker cases pending in West Virginia state court as a consolidated action, which consisted of 1,327 cases in the United States, 8 cases in Puerto Rico and 2 cases in Israel. The U.S. case number does not include the 2,725 Broin II cases, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke, referred to as “ETS” or “secondhand smoke,” in aircraft cabins, that were pending as of March 1, 2004, and discussed below.

      The U.S. cases, exclusive of the Broin II cases, are pending in 30 states, the District of Columbia and the U.S. Virgin Islands: 1,009 in West Virginia, of which 992 are pending against B&W in a consolidated action; 70 in Florida; 47 in Mississippi; 42 in Maryland; 29 in New York; 20 in Louisiana; 14 in California; 13 in Nevada; 11 in Alabama; 10 Missouri; 9 in Iowa; 8 in the District of Columbia; 7 in each of Illinois and Pennsylvania; 4 in each of Georgia and Massachusetts; 3 in each of New Hampshire and Tennessee; 2 in each of Ohio, Texas, and Washington; and 1 in each of Arkansas, Arizona, Kansas, Michigan, Minnesota, New Mexico, Oklahoma, Oregon, South Dakota, Utah and the Virgin Islands. Of the 1,327 pending U.S. cases, 79 are pending in federal court, 1,246 in state court and 2 in tribal court. The following table lists the categories of the U.S. tobacco-related cases currently pending against B&W as of March 1, 2004, and a cross-reference to the discussion of each case type.

      In July 2000, a jury in the Florida state court case Engle v. R.J. Reynolds Tobacco Co. rendered a punitive damages verdict in favor of the “Florida class” of plaintiffs of approximately $145 billion, with approximately $17.6 billion assigned to B&W. B&W and other defendants have appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. Briefing on whether the Florida Supreme Court should review the case is complete. Although B&W remains confident in its bases for appeal in this case, B&W cannot predict the final outcome of the appellate process. See “— Class-Action Suits” below for a further description of the Engle case.

      In November 1998, B&W and the other major U.S. cigarette manufacturers entered into the Master Settlement Agreement, referred to as the “MSA,” with 46 U.S. states and certain U.S. territories and possessions. B&W and the other major U.S. cigarette manufacturers previously entered into settlement agreements with each of the states of Mississippi, Florida, Texas and Minnesota to settle four other cases

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scheduled to come to trial. The MSA and other state settlement agreements settled all health care cost recovery actions brought by, or on behalf of, the settling jurisdictions, released the major U.S. cigarette manufacturers from various additional present and potential future claims, imposed a stream of future payment obligations on B&W/ Lane and the other major U.S. cigarette manufacturers, and placed significant restrictions on their ability to market and sell cigarettes in the future. The cash payments made by B&W/ Lane under the MSA and other state settlement agreements were $0.9 billion in 2003 and $1.1 billion in each of 2002 and 2001, respectively. B&W/ Lane estimates these combined payments will be approximately $0.9 billion in 2004 and will exceed $0.8 billion per year thereafter. However, these payments will be subject to adjustments for, among other things, the volume of cigarettes sold by B&W/ Lane and B&W/ Lane’s market share and inflation. See “— Governmental Health Care Cost Recovery Cases — MSA and Other State Settlement Agreements,” below, for a detailed discussion of the MSA and other state settlement agreements, including B&W/ Lane’s monetary obligations under these agreements.

      The State of Vermont alleged that B&W failed to report, for purposes of MSA payment calculations, cigarettes that B&W had manufactured under contract for Star Tobacco, Inc., a non-participating manufacturer. On June 18, 2003, B&W reached a settlement agreement with all MSA states that resolved this issue as well as B&W’s claims that it was entitled to a reduction in its MSA payments as a result of market share loss to non-participating manufacturers for payments based on sales through December 31, 2002. The net effect of this settlement agreement was an increase of $44 in operating profit, which was recorded as a reduction in SG&A, amounting to $32 after interest expense, recognized in the second quarter of 2003. Before tax operating cash flow was reduced $58, amounting to $70 including interest.

      Certain Terms and Phrases. Certain terms and phrases that are used in this disclosure may require some explanation. The terms “judgment” or “final judgment” refer generally to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. As a general proposition, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

      The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury, or in some cases by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered — if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded punitive damages. Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to a cap set by a court or statute.

      The term “settlement” refers to certain types of cases in which cigarette manufacturers, including B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of settlements entered into by B&W are explained in the following disclosure.

      Accounting for Tobacco-Related Litigation Contingencies. In accordance with applicable accounting principles, B&W will record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. For the reasons set forth below, B&W’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against B&W, when viewed on an individual basis, is not probable. B&W believes that it has a number of valid defenses to the tobacco-related litigation claims against them, as well as valid bases for appeal of adverse verdicts against it. B&W has, through its counsel, filed pleadings and memoranda in pending tobacco-related litigation that set forth and discuss a number of grounds and defenses that B&W believes have

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a valid basis in law and in fact. Based on its experience in the tobacco related litigation against it and the strength of the defenses available to it in such litigation, B&W believes that its successful defense of tobacco-related litigation in the past will continue in the future. Therefore, no liability for pending smoking and health tobacco litigation is currently recorded in B&W’s financial statements.

      B&W continues to win the majority of smoking and health tobacco litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against B&W continue to be dismissed at or before trial. Generally, B&W has not settled, and it currently does not intend to settle, any smoking and health tobacco litigation claims. It is the policy of B&W to vigorously defend all tobacco-related litigation claims.

      The only smoking and health tobacco litigation claims settled by B&W involved the MSA, other state settlement agreements, the funding of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers, and the original Broin flight attendant case discussed below under “— Class-Action Suits.” Despite valid legal defenses, the decision to settle these matters resulted from unique circumstances that do not apply to the other tobacco litigation cases pending against B&W.

      The circumstances surrounding the MSA, other state settlement agreements and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of cases involving B&W. The claims underlying the MSA and other state settlement agreements were brought on behalf of the states to recover funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The MSA and other state settlement agreements settled all of the health care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contain releases of various additional present and future claims. In accordance with the MSA, the major U.S. cigarette manufacturers agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the MSA and other state settlement agreements, and a table depicting the related payment schedule under these agreements, is set forth below under “— Governmental Health Care Cost Recovery Cases — MSA and Other State Settlement Agreements.”

      The states were a unique set of plaintiffs and are not plaintiffs in any of the smoking and health cases remaining against B&W. Although B&W continues to be a defendant in certain health care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as hospitals, Native American tribes and local and foreign governments, the vast majority of such cases have been dismissed on legal grounds. Indeed, eight federal courts of appeals have ruled uniformly that unions cannot successfully pursue such cases. As a result, no union cases are pending against B&W. B&W believes that the same legal principles that have resulted in dismissal of union and other types of health care cost recovery cases either at the trial court level or on appeal should compel the dismissal of the similar pending cases.

      Finally, in the U.S. Department of Justice case brought against various industry members, including B&W, the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss plaintiff’s Medical Care Recovery Act and Medicare Secondary Payer claims. In these particular claims, the federal government made arguments similar to the states and sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. The only remaining claims in this case involve alleged violations of the federal RICO statute.

      Similarly, the original Broin case, discussed below under “— Class-Action Suits,” was settled in the middle of trial during discussions with the federal government concerning the possible settlement of the claims underlying the MSA and other state settlement agreements, among other things. The Broin case was settled at that time in an attempt to remove this case as a political distraction during the industry’s settlement discussions with the federal government and a belief that further Broin litigation would be resolved by a settlement at the federal level.

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      Following is a description of the material pending tobacco-related litigation to which B&W is a party. Even though B&W’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against B&W, when viewed on an individual basis, is not probable, the possibility of material losses related to tobacco litigation is more than remote. However, B&W’s management is unable to predict the outcome of such litigation or to reasonably estimate the amount or range of any possible loss. Moreover, notwithstanding the quality of defenses available to B&W in tobacco-related litigation matters, it is possible that B&W’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending or future litigation matters.

      Theories of Recovery. The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, medical monitoring, public nuisance and violations of state and federal antitrust and RICO laws. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.

      Plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive or other equitable relief. Although pleaded damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

      Defenses. The defenses raised by B&W include, where applicable, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. B&W has asserted additional defenses, including jurisdictional defenses, in many of the cases in which it is named.

      Scheduled Trials. Trial schedules are subject to change, and many cases are dismissed before trial. However, it is likely that there will be an increased number of tobacco cases against B&W, some involving claims for amounts ranging possibly into the hundreds of millions and even billions of dollars, coming to trial during 2004. The following table lists the trial schedule, as of March 1, 2004, for B&W through the end of 2004:

Trial Date	Case Name	Case Type	Jurisdiction

March 29, 2004 [Phase II]	Scott v. American Tobacco Co., Inc.	Class Action	District Court, Orleans Parish (New Orleans, LA)
May 10, 2004	Swaty v. Philip Morris, Inc	Flight Attendant ETS (Broin II)	Circuit Court, Dade County (Miami, FL)
July 12, 2004	Younger v. Philip Morris Inc.	Flight Attendant-ETS (Broin II)	Circuit Court, Dade County (Miami, FL)
September 13, 2004	Beckman v. Brown & Williamson Tobacco Corp.	Individual	Circuit Court, Jackson County (Independence, MO)
September 13, 2004	United States of America [DOJ] v. Philip Morris USA Inc.	Health Care Reimbursement	U.S. District Court (Washington, DC)
September 20, 2004	Coy v. Philip Morris Inc.	ETS	U.S. District Court, Southern District (Miami, FL)

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Trial Date	Case Name	Case Type	Jurisdiction

September 20, 2004	Mash v. Brown & Williamson Tobacco Corp.	Individual	U.S. District Court, Eastern District (St. Louis, MO)
October 1, 2004	Castro Martinez v. R. J. Reynolds Tobacco Co.	Individual	U.S. District Court (San Juan, Puerto Rico)
October 4, 2004	Mason v. British American Tobacco (Investments) Ltd.	Individual	U.S. District Court, Southern District (Des Moines, IA)
November 1, 2004	Carter v. R. J. Reynolds Tobacco Co.	Individual	U.S. District Court, Eastern District (New Orleans, LA)
December 1, 2004	Harju v. Philip Morris USA Inc.	Individual	U.S. District Court (St. Paul, MN)

      Trial Results. Since January 1, 1999, 32 smoking and health and health care cost recovery cases in which B&W was a defendant have been tried. Verdicts in favor of B&W and other defendants were returned in 21 of the 32 cases. One of the cases resulted in a mistrial and one resulted in a split decision. Of the 21 B&W wins, six were tried in Florida; three were tried in Tennessee; two were tried in each of Missouri and Ohio; and one was tried in each of Connecticut, Louisiana, Mississippi, New York, Pennsylvania, South Carolina, Texas and West Virginia.

      Below is a summary of verdicts rendered in favor of B&W and, in some cases, other defendants, since January 1, 2003.

      On February 7, 2003, a state court jury in Florida found in favor of B&W and other cigarette manufacturers in Seal v. Philip Morris, Inc., which is a Broin II case. On February 14, 2003, the plaintiff in that case filed a motion for a new trial that was denied on May 1, 2003. On June 17, 2003, a state court jury in Missouri found in favor of B&W and other cigarette manufacturers in Welch v. Brown & Williamson Tobacco Corp., an individual smoker case. On July 18, 2003, the plaintiff in Welch filed a motion for a new trial that was denied on September 18, 2003. On September 23, 2003, the plaintiff filed its notice of appeal to the Missouri Court of Appeals for the Western District. On July 28, 2003, a Louisiana state court jury returned a split verdict in Scott v. American Tobacco Co., a medical monitoring/smoking cessation class action. Specifically, the jury found that the defendants’ cigarettes were not defective and rejected the class’s claim for medical monitoring, but found that smoking cessation programs do exist that have clinical value. A Phase II trial is scheduled to begin on March 29, 2004 to address the scope and cost of a statewide smoking cessation program. On August 15, 2003, a state court jury in Pennsylvania returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp., an individual smoker case. The plaintiff filed post-trial motions challenging the verdict, which were denied by the court on December 10, 2003. On February 6, 2004, plaintiff noticed an appeal to the Superior Court of Pennsylvania. On October 14, 2003, a Florida state court jury returned a verdict in favor of the defendants, including B&W, in Routh v. Philip Morris, Inc., a Broin II case. On October 24, 2003, the plaintiff filed a motion for a new trial, which was denied by the court on December 16, 2003. On December 10, 2003, a state court jury in Florida returned a verdict in favor of B&W and another defendant in Hall v. R. J. Reynolds Tobacco Co., an individual smoker case. The plaintiff filed a motion for a new trial on December 19, 2003, which was denied by the court on January 6, 2004.

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      The following chart reflects the verdicts and post-trial developments in the nine cases that have been tried since January 1999 in which juries have returned verdicts in favor of plaintiffs and against B&W (dollar values in this chart are actual amounts (rounded)):

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

July 7, 1999-Phase I April 7, 2000-Phase II July 14, 2000-Phase III	Engle v. R. J. Reynolds Tobacco Co. [Class Action]	Circuit Court, Dade County (Miami, FL)	$12.7 million compensatory damages against all defendants, including B&W; $145 billion punitive damages against all defendants, of which approximately $17.6 billion was assigned to B&W	On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit court with instructions to decertify the class. On July 16, 2003, plaintiffs filed a motion for rehearing which was denied on September 22, 2003. Mandate issued on October 8, 2003. Plaintiffs filed a notice seeking review by the Florida Supreme Court on October 23, 2003. Both sides have submitted briefs on whether the Florida Supreme Court should accept jurisdiction of the appeal.

June 4, 2001	Blue Cross and Blue Shield of New Jersey v. Philip Morris, Inc. [Health Care Cost Recovery]	U.S. District Court, Eastern District (Brooklyn, NY)	$17.8 million compensatory damages against all defendants, of which $2.8 million was assigned to B&W. Judge subsequently ordered plaintiffs’ attorneys were entitled to $37.8 million in fees	On September 16, 2003, the U.S. Court of Appeals for the Second Circuit: (a) reversed judgment for plaintiff Empire Blue Cross and Blue Shield on its subrogation claim and (b) reserved ruling on the direct claim pending resolution by the New York Court of Appeals of questions concerning whether third-party payers are too remote and whether individual proof is required under the New York State Statute pursuant to which the jury found liability. On October 30, 2003, the New York Court of Appeals accepted the questions certified to it by the U.S. Court of Appeals for the Second Circuit. Defendants filed their initial brief on January 22, 2004. Appellee’s brief is due on March 8, 2004.

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Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

February 22, 2002	Burton v. R. J. Reynolds Tobacco Co. [Individual]	U.S. District Court (Kansas City, KS)	$198,000 compensatory damages, of which 1% was assigned to B&W	B&W was voluntarily dismissed as a defendant by plaintiffs on June 10, 2002.

June 11, 2002	Lukacs v. R. J. Reynolds Tobacco Co. [Engle class member]	Circuit Court, Dade County (Miami, FL)	$500,000 economic damages, $24.5 million non-economic damages and $12.5 million loss of consortium damages against all defendants; B&W was assigned 22.5% of liability	Judge reduced damages for loss of consortium to $125 thousand. Final judgment will not be entered until the Engle appeal is resolved, so the time to appeal has not yet begun to run.

June 18, 2002	French v. Philip Morris, Inc. [Flight Attendant-ETS (Broin II)]	Circuit Court, Dade County (Miami, FL)	$5.5 million compensatory damages against all defendants; reduced by judge to $500,000	Judge reduced damages award to $500,000, of which $82,000 was assigned to B&W; final judgment on appeal to the Third District Court of Appeal of Florida; defendants’ opening brief filed July 16, 2003. Appellee’s brief was filed February 13, 2004. Defendants’ reply brief is due April 8, 2004.

April 3, 2003	Eastman v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Hillsborough County (Tampa, FL)	$3.26 million compensatory damages against all defendants; $650,000 was assigned to B&W. Judge subsequently awarded $830,000 in fees to plaintiff’s attorneys	Final judgment on appeal to Second District Court of Appeal of Florida. Briefing is complete. Oral argument is scheduled for April 27, 2004.

May 23, 2003	Boerner v. Brown & Williamson Tobacco Corp. [Individual]	U.S. District Court, Eastern District, Western Division (Little Rock, AR)	$4 million compensatory damages and $15 million punitive damages against B&W	Judge struck punitive damage award on July 2, 2003 but reinstated it on September 26, 2003. B&W filed its notice of appeal to the U.S. Court of Appeals for the Eighth Circuit on October 14, 2003. Briefing is complete. Oral argument has not been scheduled.

November 4, 2003	Thompson v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$1.05 million compensatory damages against two defendants; $209,000 was assigned to B&W	Final judgment entered on November 14, 2003. Defendants filed their post-trial motions on December 11, 2003, which were denied on February 26, 2004.

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Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

December 18, 2003	Frankson v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, Kings County (Brooklyn, NY)	$350,000 compensatory damages; 50% assigned to B&W and two industry organizations; $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations.	Oral argument on defendants’ post-trial motions is scheduled for March 5, 2004.

      Additionally, since January 1, 1999, verdicts have been returned in 23 tobacco-related cases in which B&W was not a defendant. Verdicts were returned in favor of defendants in 14 of the cases — three in each of Florida and California, two in New York, and one in each of Mississippi, New Hampshire, New Jersey, Pennsylvania, Rhode Island and Tennessee. Verdicts in favor of the plaintiffs were returned in nine cases, four in California, two in Oregon and one in each of Illinois, Florida and Puerto Rico. In the Puerto Rico case, Figueroa-Cruz v. R. J. Reynolds Tobacco Co., the trial judge entered judgment for the defendant notwithstanding the verdict on October 9, 2002. That judgment was affirmed by the U.S. Court of Appeals for the First Circuit on October 28, 2003. Appeals or post-trial motions by the defendants are pending in the remaining eight cases.

      Finally, in Naegele v. Raybestos-Manhattan, Inc. and Myers v. Philip Morris, Inc., the California Supreme Court assessed the retroactive effect of California’s amended Civil Code Section 1714.45 which repealed a California statute that limited plaintiffs’ ability to sue manufacturers of tobacco products from 1988 through 1998. On August 5, 2002, the court ruled that the immunity repeal could not be applied retroactively and the immunity remains for the ten-year period the statute was in effect. In addition, the court found that the immunity applied to fraud claims but not to claims of adulteration. B&W believes that these decisions should have a favorable impact on California cases at the trial court level and on appeal.

Individual Smoking and Health Cases

      As of March 1, 2004, 1,285 individual cases, including approximately 992 individual smoker cases pending in West Virginia state court in a consolidated action, were pending in the United States against B&W. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but it does not include the Broin II cases discussed below. A total of 1,279 of the individual pending cases were brought by or on behalf of individual smokers or their survivors, while the remaining six were brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.

      Below is a description of the individual smoking and health cases against B&W that went to trial or were decided on appeal since January 1, 2003.

      On April 3, 2003, in Eastman v. Brown & Williamson Tobacco Corp., a Florida state court jury awarded $6.5 in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris 40% and plaintiff 50%. As a result, B&W’s share of the final judgment was $650 thousand. The judge denied defendants’ post-trial motions. B&W filed its appeal with the Second District Court of Appeal on May 15, 2003. Briefing is complete. Oral argument is scheduled for April 27, 2004.

      On May 8, 2003, in Lane v. R.J. Reynolds Tobacco Co., the Mississippi Supreme Court ruled that the Mississippi Product Liability Act does not allow smoking and health cases based on product liability. B&W believes that the effect of the Lane ruling will be to reduce the number, if not eliminate, smoking and health cases in Mississippi.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On May 23, 2003, in Boerner v. Brown & Williamson Tobacco Corp., a federal district court jury in Arkansas awarded $4 in compensatory damages and $15 in punitive damages against B&W. The judge initially struck the punitive damage award but reinstated it on September 26, 2003. The court denied B&W’s other post-trial motions. B&W filed its notice of appeal to the U.S. Court of Appeals for the Eighth Circuit on October 14, 2003. Briefing is complete. Oral argument has not been scheduled. B&W posted an appeal bond totaling $19 to stay enforcement of this judgment.

      On June 17, 2003, in Welch v. Brown & Williamson Tobacco Corp., a Missouri state court jury found in favor of B&W and other cigarette manufacturers. The plaintiff’s new trial motion was denied on September 18, 2003. The plaintiff filed a notice of appeal to the Missouri Court of Appeals on September 23, 2003. No briefing schedule has been set.

      On August 15, 2003, a state court jury in Pennsylvania returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp., an individual smoker case. The plaintiff filed post-trial motions challenging the verdict, which were denied by the court on December 10, 2003. On February 6, 2004, plaintiff noticed an appeal to the Superior Court of Pennsylvania.

      On November 4, 2003, in Thompson v. Brown & Williamson Tobacco Corp., a Missouri state court jury awarded $2.1 in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris 40% and plaintiff 50%. As a result, B&W’s share of the final judgment was approximately $210 thousand. Defendants filed their post-trial motions on December 11, 2003, which were denied on February 26, 2004.

      On December 10, 2003, in Hall V. R.J. Reynolds Tobacco Co., a state court jury in Florida returned a verdict in favor of B&W and RJR Tobacco. The plaintiff filed a motion for a new trial on December 19, 2003, which was denied by the court on January 6, 2004. On February 4, 2004, defendants withdrew their motions for attorneys’ fees and costs in exchange for plaintiff’s waiving the right to appeal.

      On December 18, 2003, in Frankson v. Brown & Williamson Tobacco Corp., a New York state court jury awarded $350 thousand in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research. The defendants, as a group, and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations. Defendants’ post-trial motions are to be filed by January 29, 2004. Oral argument on defendants’ post-trial motions is scheduled for March 5, 2004.

Broin II Cases

      As of March 1, 2004, approximately 2,725 lawsuits brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to secondhand or environmental tobacco smoke in airplane cabins, referred to as the “Broin II cases,” were pending in Florida. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under “—Class-Action Suits,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to secondhand smoke in airplane cabins caused the disease. Under the terms of the settlement of the original Broin case, punitive damages are not available in the Broin II cases.

      On October 5, 2000, Judge Robert Kaye entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects were actually caused by exposure to environmental tobacco smoke. Although the defendants still may prevail on causation and other theories, B&W does not believe that the order is correct under Florida law or that it accurately reflects the intent of the Broin settlement agreement. B&W, along with the other defendants,

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initially appealed this order in Jett v. Philip Morris, Inc. In October 2001, the intermediate appellate court dismissed the appeal as premature without addressing Judge Kaye’s order. The defendants asked the court to reconsider its ruling, but the court refused to do so. The defendants asked the Florida Supreme Court to review the order, but the court declined to accept jurisdiction on June 24, 2002.

      Below is a description of the Broin II cases against B&W that have gone to trial or were decided on appeal since January 1, 2003.

      In Janoff v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including B&W, on September 5, 2002. On September 12, 2002, the plaintiff filed a motion for a new trial which the judge granted on January 8, 2003. The defendants appealed the new trial ruling to Florida’s Third District Court of Appeal on February 3, 2003. The appeal is in the briefing phase.

      In Tucker v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including B&W, on October 4, 2002. The plaintiff’s post-verdict motions were denied on January 28, 2003. The plaintiff noticed an appeal to Florida’s Third District Court of Appeal on February 28, 2003, but later voluntarily dismissed the appeal on May 23, 2003.

      In Seal v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including B&W, on February 7, 2003. On February 14, 2003, the plaintiff filed a motion for a new trial, which was denied on April 24, 2003.

      In Mittan v. Philip Morris, Inc., the plaintiff accepted offer of judgment of less than one thousand dollars tendered by RJR Tobacco, Philip Morris, B&W and Lorillard.

      In Routh v. Philip Morris, Inc., the trial judge declared a mistrial on September 15, 2003. Retrial began on September 23, 2003. The jury returned a verdict in favor of the defendants, including B&W, on October 14, 2003. On October 24, 2003, the plaintiff filed a motion for a new trial, which was denied by the court on December 16, 2003. On January 13, 2004, defendants agreed to waive their rights to attorneys’ fees and costs in exchange for plaintiff’s waiving the right to appeal.

Class-Action Suits

      As of March 1, 2004, 17 class-action cases were pending in the United States against B&W. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nationwide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of statewide, rather than nationwide, classes. Class-action suits are pending against B&W in state or federal courts in Alabama, California, Florida, Illinois, Louisiana, Massachusetts, Missouri, New York, Oklahoma, Oregon, Utah and West Virginia.

      Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations alleging that the use of the terms “lights” and “ultralights” constitutes unfair and deceptive trade practices. Three such suits are pending against B&W in Illinois, Louisiana and Missouri. A class has been certified in the Illinois case, Howard v. Brown & Williamson Tobacco Corp., which is discussed below. The Missouri case, Black v. Brown & Williamson Tobacco Corp., is in the class certification discovery phase. B&W removed the Louisiana case, Brown v. Brown & Williamson Tobacco Corp., to federal court. The plaintiff has filed a motion to remand that case to state court.

      Other types of class-action suits are also pending in additional jurisdictions. Most of these suits assert claims on behalf of classes of individuals, or their legal representatives, who claim to be addicted, injured or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke. A number of unions and other third-party payers have filed health-care cost recovery actions in the form of class actions. These cases are discussed separately below. Class certification motions are pending in several state and federal courts.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Seventeen federal courts that have considered the issue, including two courts of appeals, and most state courts have rejected class certification in smoking and health cases. Only one federal district court has certified a smoker class action, In re Simon (II) Litigation, which was filed in the U.S. District Court for the Eastern District of New York before Judge Weinstein. In Simon (II), Judge Weinstein certified a nationwide mandatory, non-opt-out punitive damages class on September 19, 2002. Defendants sought reconsideration of the certification ruling, which was denied by Judge Weinstein on October 25, 2002. On February 14, 2003, the U.S. Court of Appeals for the Second Circuit granted the defendants’ petition to review the class certification decision. Oral argument was heard on November 20, 2003. On February 10, 2003, in Sims v. Philip Morris, Inc., the U.S. District Court for the District of Columbia denied certification of a proposed nationwide class of smokers who purchased cigarettes while underage. On July 11, 2003, a federal district court judge in Nevada denied class certification in five separate cases, which were all brought by the same attorney, which had been consolidated for class certification purposes. On October 7, 2003, the same federal district court judge in Nevada denied class certification in 20 additional cases, which were brought by the same attorney. The recent ruling leaves no class actions pending in Nevada. On November 21, 2003, in Brown v. Philip Morris Inc., the Circuit Court of Campbell County, Kentucky, denied class certification; this case was voluntarily dismissed on December 12, 2003. Most recently, on December 8, 2003, in Jackson v. Philip Morris Inc., a federal district court judge in Utah dismissed the case due to plaintiffs’ failure to prosecute.

      Classes have been certified in several state court class-action cases in which B&W is a defendant. On November 5, 1998, in Scott v. American Tobacco Co., a Louisiana state appeals court affirmed the certification of a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996. On February 26, 1999, the Louisiana Supreme Court denied the defendants’ petition for writ of certiorari or review. Jury selection began on June 18, 2001. An initial jury was selected by July 16, 2001. However, the defendants, including B&W, raised multiple challenges to the jury selection process. At various times, the Louisiana Court of Appeals or the Louisiana Supreme Court removed a number of jurors and alternate jurors that the trial court had allowed to be seated. The jury selection process was finally completed on September 23, 2002 and opening statements were made on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants, including B&W, on the plaintiffs’ claim for medical monitoring and found that the defendants’ cigarettes were not defectively designed. The jury did, however, make certain findings against the defendants, including B&W, on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. With respect to these findings, this portion of the trial did not determine liability as to any class member or class representative. The primary claim that remains in the case is a class-wide claim that the defendants, including B&W, pay for a program to help people stop smoking. The trial judge has ordered that a Phase II trial begin on March 29, 2004 to address the scope and cost of smoking cessation programs. On October 23, 2003, the defendants, including B&W, filed a challenge to the trial judge’s phase two trial order with the Louisiana Court of Appeals. The Court of Appeals declined to accept the appeal on December 5, 2003. On January 5, 2004, B&W and other defendants filed a writ seeking review by the Louisiana Supreme Court, which was denied on February 13, 2004.

      In Blankenship v. American Tobacco Co., the first tobacco-related medical monitoring class action to be certified and to reach trial, the West Virginia state court jury found in favor of B&W and other cigarette manufacturers on November 14, 2001. On July 18, 2002, the plaintiffs petitioned the Supreme Court of West Virginia for leave to appeal which was granted on February 25, 2003. Oral argument was heard on November 5, 2003.

      Trial began in July 1998 in Florida state court in Engle v. R. J. Reynolds Tobacco Co., in which a class consisting of Florida residents, or their survivors, claims that certain diseases or medical conditions were caused by their alleged “addiction” to cigarettes. On July 7, 1999, the jury found against B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.

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      The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded plaintiff Mary Farnan $2.9, the estate of plaintiff Angie Della Vecchia $4 and plaintiff Frank Amodeo $5.8. The jury also found, however, that Frank Amodeo knew or should have known of his claim prior to May 5, 1990. B&W believes that the legal effect of that finding should be to bar Mr. Amodeo’s claim based on the applicable statute of limitations.

      The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $17.6 billion being assigned to B&W.

      On July 24, 2000, the defendants, including B&W, filed numerous post-verdict motions, including motions for a new trial and to reduce the amount of the punitive damages verdict. On November 6, 2000, the trial judge denied the post-trial motions and entered judgment. In November 2000, B&W posted an appeal bond in the amount of $100, the maximum amount required pursuant to a Florida bond cap statute enacted on May 9, 2000 which was intended to apply to the Engle case, and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On July 16, 2003, the plaintiffs filed a motion for rehearing which was denied on September 22, 2003. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. Both sides have submitted briefs on whether the Florida Supreme Court should accept jurisdiction of the appeal. Although B&W remains confident in its bases for appeal in this case, B&W cannot predict the final outcome of the appellate process.

      On May 7, 2001, three of the non-B&W defendants entered into agreements with the Engle class to deposit an additional $1.9 billion into separate escrow accounts to ensure that the stay of execution in effect pursuant to the Florida bond cap statute will remain in effect as to these three defendants throughout the appellate process, regardless of the results of a challenge, if any, to the Florida bond statute. Approximately $700 million of the total amount deposited by these three defendants is non-refundable and will go to the trial court to be distributed, regardless of the result of the appeal. B&W did not enter into a similar agreement with the Engle class. Although B&W cannot predict the outcome of any possible challenges to the Florida bond statute, B&W remains confident of the applicability and validity of the bond cap statute in the Engle case.

      B&W has been named as a defendant in several individual cases filed by members of the Engle class. One such case, Lukacs v. Philip Morris, Inc., was tried against B&W and other defendants and resulted in a verdict for the plaintiffs on June 11, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% to the other defendants and 5% to plaintiff John Lukacs. On April 1, 2003, the Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs on the loss of consortium claim from $12.5 to $0.1, decreasing the total award to $25.1. No final judgment will be entered until the Engle appeal is resolved and so the time to appeal this case has not yet begun to run.

      On November 30, 2000, in Daniels v. Philip Morris Cos., Inc., a San Diego Superior Court judge reversed a prior ruling and, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. Trial was scheduled for October 18, 2002, but the court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds on September 12, 2002, and dismissed the action. At a hearing on October 21, 2002, the judge made his original ruling final. The plaintiffs are currently appealing the dismissal to the California Court of Appeal, Fourth Appellate District, Division One. Appellants’ opening brief was filed on July 30, 2003. Briefing is scheduled to be completed by March 29, 2004.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On April 11, 2001, in Brown v. American Tobacco Co., Inc., the same judge in San Diego granted in part the plaintiffs’ motion for class certification. The class is composed of adult residents of California who smoked at least one of defendants’ cigarettes from 1993 through 2000 and who were also exposed to the defendants’ marketing and advertising activities in California. Certification was granted as to the plaintiffs’ claims that the defendants violated §17200 of the California Business and Professions Code. The court, however, refused to certify the class under the California Legal Remedies Act. Class certification on the plaintiffs’ common law claims was denied on April 10, 2000. The defendants petitioned the California Supreme Court to review the trial court’s class certification ruling, but the Supreme Court denied the petition on January 16, 2002. The defendants, including B&W, filed their motion for summary judgment on January 31, 2003. Briefing is complete, and the parties are awaiting the judge’s ruling.

      On December 18, 2001, in Howard v. Brown & Williamson Tobacco Corp., a Madison County, Illinois, state court judge certified a class defined as “[a]ll persons who purchased Defendant’s MISTY Lights, GPC Lights, CAPRI Lights and KOOL Lights cigarettes in Illinois for personal consumption, from the first date that Defendant sold MISTY Lights, GPC Lights, CAPRI Lights and KOOL Lights cigarettes in Illinois through this date.” On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris appeal, which is discussed below. Plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals which heard oral argument on October 7, 2003. The Court of Appeals has not yet issued a decision in this appeal.

      A “lights” class-action case is pending in the same jurisdiction in Illinois against Philip Morris. Trial of that case Price v. Philip Morris, Inc., formerly known as Miles v. Philip Morris, Inc., began on January 21, 2003. On March 21, 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Because of the difficulty of posting a bond of that magnitude, Philip Morris pursued various avenues of relief from the $12 billion bond requirement. On April 14, 2003, the trial judge reduced the amount of the bond. He ordered the bond to be secured by $800, payable in four equal quarterly installments beginning in September 2003, and a pre-existing $6 billion long-term note to be placed in escrow pending resolution of the case. The plaintiffs appealed the judge’s decision to reduce the amount of the bond. On July 14, 2003, the appeals court ruled that the trial judge exceeded his authority in reducing the bond and ordered the trial judge to reinstate the original bond. On September 16, 2003, the Illinois Supreme Court ordered that the reduced bond be reinstated and agreed to hear Philip Morris’ appeal without review by an intermediate appellate court review. The Price case remains in the Illinois Supreme Court. In the event B&W loses the Howard case, it could face similar bonding difficulties depending upon the amount of damages ordered, if any, which could have a material adverse effect on B&W’s results of operations, cash flows or financial condition.

      B&W and other cigarette manufacturer defendants settled one class-action suit, Broin v. Phillip Morris, Inc., in October 1997. This case had been brought in Florida state court on behalf of all flight attendants of U.S. airlines alleged to be suffering from diseases or ailments caused by exposure to secondhand smoke in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 in three annual $100 installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 for the plaintiffs’ counsel’s fees and expenses. B&W’s portion of these payments was approximately $57 plus $3 in interest expense. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive or exemplary damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

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exposure to ETS in aircraft cabins, the individual plaintiff will have the burden of proof. Florida’s Third District Court of Appeal denied various challenges to this settlement on March 24, 1999, and it subsequently denied motions to reconsider. On September 7, 1999, the Florida Supreme Court dismissed all proceedings and the settlement and judgment became final. The Broin II cases, discussed above, arose out of the settlement of this case.

Governmental Health Care Cost Recovery Cases

      MSA and Other State Settlement Agreements. In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various industry members, including B&W. This case was brought on behalf of the state to recover state funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including B&W, settled the first four of these cases scheduled for trial, Mississippi, Florida, Texas and Minnesota, by entering into separate agreements with each state.

      On November 23, 1998, the major U.S. cigarette manufacturers, including B&W, entered into the MSA with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The MSA settled all the health care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contained releases of various additional present and future claims.

      In the settling jurisdictions, the MSA released B&W/Lane and its indemnitees from all claims of the settling states and their respective political subdivisions and other recipients of state health care funds relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of the exposure to, or research, statements or warnings about, tobacco products. The MSA also released B&W/ Lane from all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that are manufactured in the ordinary course of business.

      The cash payments made by B&W/ Lane under the MSA and other state settlement agreements were approximately $0.9 billion in 2003 and $1.1 billion in each of 2002 and 2001. B&W/ Lane records its allocation of settlement charges in cost of products sold as products are shipped. Set forth below is a table depicting the unadjusted tobacco industry settlement payment schedule under the MSA and other state settlement agreements and related information. Adjustments to these estimates are recorded in the period that the change becomes probable and the amount can be reasonably estimated.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unadjusted Original Participating Manufacturers’ Settlement Payment Schedule

	2000	2001	2002	2003	2004	2005	2006	2007	2008+

First Four States’ Settlements:(1)
Mississippi Annual Payment	$85	$111	$111	$136	$136	$136	$136	$136	$136
Florida Annual Payment	275	358	358	440	440	440	440	440	440
Texas Annual Payment	363	471	471	580	580	580	580	580	580
Minnesota Annual Payment	128	166	166	204	204	204	204	204	204
Minnesota Initial Payment	243	243	243	122	—	—
Most Favored Nations Agmt (MS, FL, TX)	1,215	1,215	1,215	609	—	—	—	—	—
Remaining States’ Settlement:
Initial Payments(1)	2,472	2,546	2,623	2,701	—	—	—	—	—
Annual Payments(1)	3,940	4,378	5,691	5,691	7,004	7,004	7,004	7,004	7,126
Add’l Annual Payments (through 2017)(1)	—	—	—	—	—	—	—	—	861
Base Foundation Funding (through 2008)	25	25	25	25	25	25	25	25	25
Additional Foundation Payments(2)	300	300	300	300	—	—	—	—	—
Growers’ Trust ($295 in each of 2009 and 2010)(3)	280	400	500	500	500	500	500	500	500
Minnesota Blue Cross and Blue Shield	57	57	57	57				—	—

Total	$9,383	$10,270	$11,760	$11,365	$8,889	$8,889	$8,889	$8,889	$9,872

(1)	Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share.

(2)	Subject to adjustments for changes in sales volume, inflation and other factors.

(3)	Subject to changes in total domestic cigarette volume of participating manufacturers and inflation. Generally, payment is based on each participating manufacturer’s relative market share.

      Set forth below is a table depicting B&W/ Lane’s actual and anticipated settlement expenses and payments.

B&W/ Lane Settlement Payments

	2001	2002	2003		2004		2005		2006		2007		2008+

B&W/ Lane’s settlement expenses	$1,260	$1,204	$926	(1)
B&W/ Lane’s cash payments	$1,147	$1,191	$881	(1)
B&W/ Lane’s expected settlement expenses					$	>850	$	>850	$	>800	$	>900	$	>850
B&W/ Lane’s expected cash payments					$	>900	$	>850	$	>850	$	>800	$	>900

(1)	Does not include the effect of the June 18, 2003 resolution of payment disputes described above in “Overview – Introduction.”

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The MSA also contains provisions restricting the marketing of cigarettes. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, brand-name non-tobacco products, outdoor and transit brand advertising, payments for product placement, free sampling and lobbying. The MSA also required the dissolution of three industry-sponsored research and advocacy organizations.

      The MSA and other state settlement agreements have materially adversely affected B&W’s shipment volumes. B&W believes that they may continue to materially adversely effect the results of operations, cash flows or financial position of B&W in future periods. The degree of the adverse impact will depend on, among other things, the rate of decline in U. S. cigarette sales in the premium and discount categories, B&W’s share of the domestic premium and discount cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and other state settlement agreements.

      Department of Justice Case. On September 22, 1999, the U.S. Department of Justice, referred to as “DOJ,” brought an action in the U.S. District Court for the District of Columbia against various industry members, including B&W. The government sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related, and, in addition, seeks disgorgement of profits pursuant to the federal Racketeer Influenced and Corrupt Organizations Act, referred to as “RICO,” which the government contends were earned as a consequence of a RICO racketeering “enterprise.” On December 27, 1999, the defendants filed a motion to dismiss challenging all counts included in the action brought by the DOJ. On June 6, 2000, the trial court heard oral argument on the motion. On September 28, 2000, Judge Gladys Kessler of the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss counts of plaintiff’s complaint relating to the Medical Care Recovery Act and a Medicare Secondary Payer claim. The court denied the motion with respect to the RICO claims.

      On May 23, 2003, Judge Kessler denied the defendants’ first motion for partial summary judgment which sought legal preclusion of many aspects of the DOJ’s lawsuit regarding advertising, marketing, promotion and warning claims. The court simultaneously granted partial summary judgment for the government on certain affirmative defenses. As of July 16, 2003, the parties completed briefing on the defendants’ motion for partial reconsideration of the May 23, 2003 order striking certain affirmative defenses or alternatively for certification for interlocutory appeal pursuant to 28 U.S.C. § 1292(b).

      Each side filed additional summary judgment motions in the fall of 2003. The defendants, as a group, have now filed nine summary judgment motions and there is a request for additional motions pending with the court. The government has filed six summary judgment motions, including motions regarding various affirmative defenses, such as those affirmative defenses addressing the standard for seeking disgorgement of profits under RICO.

      On January 23, 2004, the court granted the government’s motion for partial summary judgment on defendants’ equitable defenses of waiver, equitable estoppel, laches, unclean hands and in pari delicto. Although the order dismissed these particular affirmative defenses, it did not address or limit the evidence that may be introduced regarding the remaining RICO claims nor did it address the applicability of the legal doctrines to issues related to equitable relief should liability be established.

      On February 3, 2004, Judge Kessler granted the industry’s motion to prevent the government from adding 650 alleged “Racketeering Acts” to the 148 alleged “Racketeering Acts” previously identified by the government.

      On February 24, 2004, Judge Kessler denied the defendants’ motion for partial summary judgment on claims that defendants advertised, marketed and promoted cigarettes to youth and fraudulently denied such conduct. The order allows these claims to be litigated at trial.

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The other summary judgment motions remain pending with the Court.

      Trial is scheduled for September 13, 2004.

      Local Government Cases. Some local government entities have filed lawsuits based largely on the same theories and seeking the same relief as the state attorneys general cases. One such case is pending against B&W. On August 8, 2001, in County of Cook v. Philip Morris, Inc., the Circuit Court of Cook County, Illinois, granted the defendants’ motion for judgment on the pleadings based on remoteness grounds and dismissed the plaintiffs’ complaint in its entirety. The plaintiffs appealed the dismissal to the Illinois Appellate Court, First District, on September 5, 2001. The defendants filed a notice of cross-appeal on September 17, 2001 regarding the trial court’s adverse rulings on the defendants’ motions to dismiss on the grounds of MSA release and lack of standing. Briefing has been completed, although oral argument has not yet been scheduled. On November 14, 2003, the plaintiff voluntarily dismissed the complaint in St. Louis County [Missouri] v. American Tobacco Co., Inc.

      International Cases. A number of foreign countries have filed suit in state and federal courts in the United States against B&W and other cigarette manufacturers to recover funds for health care, medical and other assistance paid by those foreign governments to their citizens. In Marshall Islands v. American Tobacco Co., the Republic of the Marshall Islands brought a health care cost recovery suit against B&W and other cigarette manufacturers. On May 9, 2002, the Supreme Court of the Marshall Islands affirmed the dismissal of all claims. In Venezuela v. Philip Morris Cos., Inc., Florida’s Third District Court of Appeal affirmed the trial court’s dismissal on October 1, 2002. On October 28, 2002, Venezuela filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court to review the decision of the Third District Court of Appeal. On June 10, 2003, the Florida Supreme Court declined Venezuela’s petition for review. The court further indicated that it would not entertain a motion for rehearing. In light of the Venezuela decision, on August 25, 2003, the Circuit Court of Miami-Dade County, Florida, granted the defendants’ motion for judgment on the pleadings in two additional cases brought by foreign sovereigns, Republic of Tajikistan v. Brooke Group Ltd., Inc. and State of Tocantins, Brazil v. Brooke Group Ltd., Inc. This most recent ruling led 22 other foreign nations to voluntarily dismiss their cases.

      Of the four international cases currently pending in the United States, one is pending in state court and three are pending in federal court. Two of the three federal court cases are pending before the Judicial Panel on Multi-District Litigation in the U.S. District Court for the District of Columbia. One other reimbursement case against B&W is pending in Israel. Other foreign governments and entities have stated that they are considering filing such actions in the United States.

Other Health Care Cost Recovery and Aggregated Claims Cases

      Although the MSA settled some of the most potentially burdensome health care cost recovery actions, many other such cases have been brought by other types of plaintiffs. Unions, groups of health care insurers, a private entity that purported to self-insure its employee health care programs, Native American tribes, hospitals, universities and taxpayers have advanced claims similar to those found in the governmental health care cost recovery actions. These cases largely have been unsuccessful on remoteness grounds, which means one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.

      Union Cases. Numerous trial court judges have dismissed union trust fund cases on remoteness grounds. The first and only union case to go to trial was Iron Workers Local No. 17 v. Philip Morris, Inc., which was tried in federal court in Ohio. On March 18, 1999, the jury returned a unanimous verdict for the defendants, including B&W. The plaintiffs dismissed their appeal of the verdict.

      Since March 1999, the U.S. Courts of Appeals for the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia Circuits all have all ruled in favor of the tobacco industry in similar union

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cases. The U.S. Supreme Court has denied petitions for certiorari filed by unions in cases from the Second, Third, Ninth and District of Columbia Circuits.

      As of March 1, 2004, there were no pending lawsuits by union trust funds against cigarette manufacturers.

      Insurance-Related Cases. As of March 1, 2004, one insurance-related case was pending against B&W. On June 6, 2001, in Blue Cross and Blue Shield of New Jersey, Inc. v. Philip Morris, Inc., a federal court jury in Brooklyn returned a verdict in favor of B&W and other tobacco defendants on common law fraud and civil RICO claims, but found for the plaintiff, Empire Blue Cross and Blue Shield, referred to as “Empire,” on a claim under a New York state deceptive business practices statute. Empire pursued its claims against the defendants on behalf of itself directly as well as on behalf of its insureds under a theory of subrogation. The jury verdict on the direct claim was approximately $17.8 and the verdict on the subrogated claim was approximately $11.8. B&W’s portion of these amounts is $2.8 and $1.9, respectively. The New York statute under which Empire recovered does not provide for punitive damages, but does allow for recovery of reasonable attorneys’ fees. On February 28, 2002, Judge Weinstein awarded plaintiffs’ counsel approximately $38 in attorneys’ fees. On July 2, 2002, Judge Weinstein denied the defendants’ renewed motion to dismiss. He also refused to transfer the claims of non-New York plans to their respective states, and he continued the stay of those claims as well as all remaining claims of Blue Cross Blue Shield plans until there is a final resolution of the Empire case. The defendants, including B&W, appealed to the U.S. Court of Appeals for the Second Circuit. On September 16, 2003, the Second Circuit reversed the judgment for Empire on its subrogation claim, and reserved ruling on Empire’s direct claim pending resolution by the New York Court of Appeals of the following certified questions:

•	Are claims by a third party payer of health care costs seeking to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. General Business Law § 349 too remote to permit suit under that statute?

•	If such an action is not too remote to permit suit, is individualized proof of harm to subscribers required when a third party payer of health care costs seeks to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. General Business Law § 349?

      On October 30, 2003, the New York Court of Appeals agreed to review the two certified questions. The tobacco defendants, including B&W, filed their initial brief on January 22, 2004. Appellee’s brief is due on March 8, 2004.

      In Group Health Plan, Inc. v. Philip Morris, Inc. and Medica v. Philip Morris, Inc., a federal district judge in Minnesota dismissed all claims, except a state antitrust claim and a state conspiracy claim. The federal court certified to the Minnesota Supreme Court the question whether these two claims could be pursued under Minnesota law by Group Health Plan. On January 11, 2001, the Minnesota Supreme Court ruled that the plaintiff could pursue these claims. Certain defendants, including B&W, filed motions for summary judgment based on the statutes of limitation and causation, injury and damages. On January 31, 2002, summary judgment was granted in favor of certain defendants, including B&W. The plaintiffs appealed to the U.S. Court of Appeals for the Eighth Circuit. Oral argument occurred on May 15, 2003. On September 16, 2003, the U.S. Court of Appeals for the Eighth Circuit upheld the dismissal of the damages claims, but remanded the case to the trial court to consider whether injunctive relief is available. Shortly after the appeals court ruling, the plaintiffs decided to dismiss the case and, on October 21, 2003, the judge entered an order dismissing the case with prejudice.

      Native American Tribes. As of March 1, 2004, two Native American Tribe cases were pending against B&W. On January 25, 2002, in Navajo Nation v. Philip Morris, Inc., the District Court of Navajo Nation granted the defendants’ motion to dismiss the conspiracy, deceptive acts and restraint of trade claims. The

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

court refused to dismiss the plaintiffs’ product liability claim. In response, the plaintiffs filed a motion to alter, amend or clarify the January 25, 2002 order. No decision has been made by the court. One other Native American tribe case is pending before a tribal court in South Dakota.

      Hospitals. As of March 1, 2004, two cases brought by hospitals were pending against B&W: City of St. Louis v. American Tobacco Co., Inc., which is pending in the Circuit Court of the City of St. Louis, Missouri, and County of McHenry v. Philip Morris, Inc., which is pending in the Circuit Court of Cook County, Illinois. In May 2000, in A.O. Fox Memorial Hospital v. American Tobacco Co., Inc., which was filed in state court in Nassau County, New York, a group of approximately 175 hospitals filed suit against certain tobacco industry defendants seeking at least $3.6 billion for costs expended to treat smoking-related illnesses. On December 14, 2001, the defendants’ motion to dismiss was granted. The Appellate Division of the Supreme Court, Second Judicial Department, affirmed the trial court’s dismissal on February 10, 2003. In March 2003, the plaintiffs asked the Court of Appeals of New York, which is the highest state appellate court in New York State, for permission to appeal. This petition was denied on May 13, 2003.

      Taxpayers. On October 2, 2003, in Mason v. American Tobacco Co., the U.S. Court of Appeals for the Second Circuit affirmed the U.S. District Court for the Eastern District of New York’s ruling that granted the motion of the defendants, including B&W, to dismiss and denied the plaintiffs’ motion for class certification. On October 16, 2003, the plaintiffs filed a motion for rehearing by the entire Court of Appeals. The court denied rehearing on December 8, 2003.

MSA-Enforcement and Validity

      Several cases have been brought challenging the validity of the MSA, including claims that the MSA violates antitrust laws. This litigation has not been successful. On February 12, 2003, in Forces Action Project, LLC v. California, a case in which a smokers’ rights organization challenged the propriety of the MSA on antitrust grounds, the U.S. Court of Appeals for the Ninth Circuit affirmed the U.S. District Court for the Northern District of California’s January 5, 2000 order that granted defendants’ motion to dismiss. On January 6, 2004, in Freedom Holdings, Inc. v. Spitzer, the U.S. Court of Appeals for the Second Circuit reversed the dismissal of a complaint asserting an antitrust challenge to legislation adopted by New York State in furtherance of the MSA and remanded the case for further proceedings.

Asbestos Contribution Cases

      As of March 1, 2004, seven lawsuits were pending against B&W in which asbestos companies or asbestos-related trust funds allege that they “overpaid” claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation. On May 24, 2001, a Mississippi state court judge dismissed all such claims by Owens-Corning in Estate of Ezell Thomas v. RJR Tobacco Co.Owens-Corning appealed the dismissal to the Mississippi Supreme Court on August 15, 2001. Oral argument was heard on October 1, 2003. A decision is pending. A similar case, H.K. Porter Co., Inc. v. American Tobacco Co., was pending in the U.S. District Court for the Eastern District of New York before Judge Weinstein. However, on July 26, 2001, the parties stipulated to a dismissal of the action. In Fibreboard Corp. v. R. J. Reynolds Tobacco Co., a case pending in state court in California, Owens-Corning and Fibreboard asserted the same claims as those asserted in the Mississippi case. Motions to dismiss those claims have been held in abeyance pending the final determination of the Mississippi case.

Antitrust Cases

      A number of tobacco wholesalers, or indirect purchasers, have sued U.S. cigarette manufacturers, including B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes, in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs ask the court to certify the lawsuits as class actions on behalf of other persons who

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purchased cigarettes directly from one or more of the defendants. The federal cases against B&W were consolidated and sent by the Judicial Panel on Multi-District Litigation for pretrial proceedings in the U.S. District Court for the Northern District of Georgia. The court certified a class of direct purchasers on January 27, 2001. The court granted the defendants’ motion for summary judgment in the consolidated federal cases on July 11, 2002, and the U.S. Court of Appeals for the Eleventh Circuit affirmed that decision on September 22, 2003. Plaintiffs in all but two of the state price-fixing cases brought on behalf of indirect purchasers have agreed to dismiss their cases voluntarily. In the Kansas case, the court granted class certification on November 15, 2001. In the New Mexico case, the court granted class certification on April 11, 2003, and certified that decision for interlocutory appeal on June 24, 2003.

      On February 16, 2000, a class-action complaint, DeLoach v. Philip Morris Cos., Inc., was brought against B&W, other cigarette manufacturers and others in the U.S. District Court for the District of Columbia on behalf of a putative class of all tobacco growers and tobacco allotment holders. The plaintiffs assert that the defendants, Philip Morris, Inc., R. J. Reynolds Tobacco Co., B&W and Lorillard Tobacco Co., engaged in bid-rigging of American burley and flue-cured tobacco auctions beginning at least by 1996 and continuing to present. The defendants’ actions are alleged to have held the auction prices of tobacco at artificially low prices resulting in damage to tobacco growers and allotment holders. In addition, the plaintiffs allege that the defendants have engaged in a conspiracy to force the elimination or destruction of the federal government’s tobacco quota and price support program through an alleged illegal group boycott. On October 9, 2000, the defendants filed a motion to dismiss the second amended complaint and a motion to transfer venue to the U.S. District Court for the Middle District of North Carolina. On November 30, 2000, the court granted the motion to transfer the case. On December 20, 2000, the plaintiffs moved to amend the complaint to add the leaf-buying companies Dimon, Universal Leaf and Standard Commercial as the defendants, which motion was allowed. The plaintiffs’ motion to certify the class was granted on April 3, 2002. On April 16, 2002, B&W and the other defendants petitioned the U.S. Court of Appeals for the Fourth Circuit to review the class certification ruling. On June 12, 2002, the Fourth Circuit declined to review the class certification ruling and on July 8, 2002, the court denied a petition for rehearing. In May 2003, the plaintiffs reached a settlement with all defendants, including B&W, except RJR Tobacco. The settlement was approved by Judge Osteen on October 1, 2003. The settling defendants agreed to pay $210 to the plaintiffs of which B&W’s share is $23, pay plaintiffs’ attorneys’ fees as set by the court of which B&W’s share is $9.8, and purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, which is 35% for B&W, and as a minimum number of pounds per year, which is 55 million pounds for B&W. During 2003, B&W recorded a $32.8 expense to SG&A.

Other Litigation and Developments

      Four lawsuits have been filed against B&W, along with other cigarette manufacturers, by foreign governments contending that B&W and other tobacco companies in the United States may be held responsible under various legal theories for taxes and duties allegedly unpaid as a result of cigarette smuggling. Each of these actions seeks compensatory, punitive and treble damages. B&W and other defendants filed motions to dismiss the actions brought by Ecuador, Belize and Honduras in the U.S. District Court for the Southern District of Florida. These motions were granted on February 26, 2002, and the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Eleventh Circuit on March 26, 2002. The Eleventh Circuit heard oral argument on December 10, 2002. On August 14, 2003, the Eleventh Circuit announced its decision affirming the dismissal of the case. On November 5, 2003, Ecuador, Belize and Honduras filed a petition for a writ of certiorari requesting the Supreme Court of the United States to review the decision of the Eleventh Circuit. The court denied that petition on January 12, 2004. B&W and other defendants filed motions to dismiss a similar action brought by Amazonas and other departments of Colombia in the U.S. District Court for the Eastern District of New York. These motions were granted on February 19, 2002,

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and plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit. The court of appeals affirmed the dismissal on January 14, 2004.

      B&W has been served in two reparations actions brought by descendants of slaves. Plaintiffs in these actions claim that defendants, including B&W, profited from the use of slave labor. These two actions have been transferred to Judge Norgle in the Northern District of Illinois by the Judicial Panel on Multi-District Litigation for coordinated or consolidated pretrial proceedings with other reparation actions. Seven additional cases were originally filed in California, Illinois and New York. B&W is named as a defendant in only one of these additional cases, but it has not been served. The action in which B&W is named but has not been served was conditionally transferred to the Northern District of Illinois on January 7, 2003, but the plaintiffs contested that transfer, and the Judicial Panel on Multi-District Litigation has not yet issued a final ruling on the transfer. The plaintiffs filed a consolidated complaint on June 17, 2003. The defendants have moved to dismiss the complaint. That motion was granted on January 26, 2004. The court has given plaintiffs until April 5, 2004, to file an amended complaint.

      B&W has entered into agreements to indemnify certain distributors, retailers, and suppliers from liability arising out of the sale or distribution of B&W’s products. B&W believes that the indemnified claims are substantially similar in nature and extent to the claims that B&W is already exposed to by virtue of its having manufactured those products.

      Although B&W’s management concludes that the loss of any particular pending smoking and health tobacco litigation claim against B&W, when viewed on an individual basis, is not probable, the possibility of material losses related to tobacco litigation is more than remote. Litigation is subject to many uncertainties and it is not possible to predict the outcome of the litigation pending against B&W or its indemnities.

      Unfavorable judgments awarding compensatory damages, punitive damages or fines have been returned against B&W in the Engle class-action case, which was reversed by the intermediate appellate court on May 21, 2003, nine individual smoking and health cases, a Broin II flight attendant ETS case and a health care cost recovery case. Although B&W believes that it has numerous bases for successful appeals in these cases and it has a number of valid defenses to all actions and intends to defend all actions vigorously, it is possible that there could be further adverse developments in these cases or that additional cases could be decided unfavorably against B&W. Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could materially adversely affect the litigation against B&W and could encourage the commencement of additional tobacco-related litigation. If an adverse judgment were entered against B&W in any case, an appeal would be made. Such appeals could require the posting of appeal bonds or substitute security by the appellants in amounts, which could in some cases equal or exceed the amount of the judgment, which might be material in terms of B&W’s available committed lending facilities. In addition, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.

      Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against B&W, a significant increase in litigation or in adverse outcomes for tobacco defendants could have a material adverse effect on B&W. Moreover, notwithstanding the quality of defenses available to it in litigation matters, it is possible that B&W’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending litigation matters.

Environmental Matters

      B&W/ Lane is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. B&W/ Lane has been engaged in a

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

continuing program to assure compliance with these environmental laws and regulations. Although it is difficult to identify precisely the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, B&W/ Lane does not expect such expenditures or other costs to have a material adverse effect on the business or financial condition of B&W/ Lane.

Note 11 — Income Taxes

      The provision for income taxes consists of the following:

	2003	2002	2001

Federal:
Current	$75	$205	$166
Deferred	22	18	20
State:
Current	24	32	27
Deferred	(23)	3	3

Total	$98	$258	$216

      A reconciliation between the statutory federal income tax rate and B&W/ Lane effective income tax rate as a percentage of income before income taxes is as follows:

	2003	2002	2001

Statutory rate	35.0%	35.0%	35.0%
(Decrease)/increase in income tax rate resulting from:
State and local income taxes	5.5%	3.7%	4.0%
Export tax incentive benefit	(1.8%)	(0.6%)	(0.5%)
Goodwill amortization	—	—	0.8%
Other permanent adjustments	1.3%	0.9%	3.0%
Deferred tax adjustment for state rate	(5.2%)	—	—
Other rate adjustments	.1%	2.3%	2.1%

Effective rate	34.9%	41.3%	44.4%

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the deferred income tax balances disclosed in the combined consolidated balance sheets at December 31, 2003 and 2002 include the following:

	2003	2002

Current deferred tax assets:
MSA and other industry settlements	$313	$335
Other accrued liabilities	40	54
Interest accrued	22	22
Other	11	21

Total net current deferred tax assets	$386	$432

Net non-current deferred tax liabilities:
Trademarks	$128	$208
Pension and other postretirement liabilities	(191)	(258)
Depreciation and amortization	116	129
MSA and other industry settlements	(1)	(2)

Total net non-current deferred tax liabilities	$52	$77

      The components of the current income tax liability disclosed in the combined consolidated balance sheets as of December 31, 2003 and 2002 are:

	2003	2002

Federal tax liability	$43	$49
State tax liability	15	19

Total current tax liability	$58	$68

Note 12 — Other Commitments

      As of December 31, 2003, B&W/ Lane had entered into commitments relating to the purchase of equipment and for the improvement of manufacturing facilities in the amount of approximately $5.

      B&W entered into an agreement with Marketing Management, Inc. and Generic Products Corporation, referred to as “MMI,” in 1991 and subsequently amended that agreement in 1993 to have exclusive rights to the trademarks “GPC Approved & Design” and “GPC” for cigarettes. In return, B&W pays a monthly royalty to MMI based on a sliding rate scale based on volume of factory sales net of returns. B&W expensed $6, $7 and $8 in 2003, 2002 and 2001, respectively. The agreement can be terminated by B&W upon 120 days’ written notice. MMI, however, cannot terminate the agreement until December 31, 2092, or at the end of any five-year calendar period thereafter. The agreement is binding upon both parties and their respective successors, transferees and assigns.

      In October 1999, B&W entered into an agreement with Star Scientific, Inc. to purchase quantities of the company’s low nitrosamine tobacco leaf, to collaborate in the development of a low nitrosamine cigarette to be test marketed by Star and to finance barns to be purchased by Star. In April 2001, the original agreement was amended to include a commitment by B&W to purchase 15 million pounds of tobacco in years 2001 through 2003, along with the right to purchase additional quantities in future years. In addition, B&W took over test marketing the low nitrosamine cigarette “Advance,” and in return B&W agreed to pay on a quarterly basis to Star a royalty on those sales. To date, the royalties paid have been de minimis. Further, the agreement provided for test marketing and purchase rights to B&W for Star’s compressed powdered hard tobacco product. Under the agreement, Star would receive a royalty payment for each pack sold by B&W during the

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

test market and thereafter. The term of the agreement was for ten years, which was automatically renewable for seven successive ten year periods thereafter. No payments have been made through year ended 2003 on this product. In addition, in recognition of patents to which Star is the exclusive licensee, B&W agreed to pay royalties for two years on low nitrosamine tobacco purchased from suppliers other than Star. Those royalties were $1.5 in years 2002 and 2001, respectively. Should patent litigation result in a final judgment requiring royalty payments by one or more of the other three largest tobacco manufacturers, other than B&W, or if Star enters into a licensing agreement with one of the other three largest tobacco manufacturers, B&W will then pay a royalty on other low nitrosamine tobacco equal to one half that royalty rate. In August 2003, B&W and Star reached an agreement pursuant to which B&W will no longer have any tobacco purchase obligations with Star after 2003.

      In December 2001, the Board of Directors approved the sale of B&W’s Wilson, North Carolina leaf processing operations to Standard Commercial Tobacco Co., referred to as “SCTC,” for $14. As part of the transaction, B&W entered into an agreement to process all of its U.S. sourced tobacco through SCTC effective April 1, 2002, through June 30, 2012. B&W paid SCTC $18 and $14 for the years ended 2003 and 2002. These payments covered tobacco processing, packaging and storage fees. Future payments are expected to range between $18 and $22 annually.

      B&W had letters of credit with a balance, which refers to the amount required to pay off the obligation, of $9 for both December 31, 2003 and 2002. Lane had no letters of credit.

Note 13 — Segment Information

      B&W/ Lane has one reportable segment, B&W. B&W’s principal domestic brands include KOOL, PALL MALL, MISTY, CAPRI and GPC. Other brands include CARLTON, LUCKY STRIKE and VICEROY. The disclosures classified as “all other” include Lane. The assets and results of operations for Lane do not meet the materiality criteria to be reported.

      B&W and Lane are operated and reported internally as separate businesses. As a result, there are no corporate assets which are separately reported. All operations included in the combined consolidated financial statements are principally in the United States. The accounting policies of the individual segments are consistent with those described in Note 1, “Summary of Significant Accounting Policies.”

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Segment data are as follows:

	2003	2002	2001

Net sales:
B&W	$3,774	$4,431	$4,556
All other (includes intercompany sales eliminations between B&W and Lane)	86	79	96

Combined net sales	$3,860	$4,510	$4,652

Operating income:
B&W	$321	$642	$630
All other	30	38	34

Combined operating income	$351	$680	$664

Capital expenditures:
B&W	$55	$53	$47
All other	4	3	3

Combined capital expenditures	$59	$56	$50

Depreciation expense:
B&W	$63	$62	$67
All other	2	2	2

Combined depreciation expense	$65	$64	$69

Assets:
B&W	$4,547	$4,497
All other	67	67

Combined assets	$4,614	$4,564

      Sales to B&W’s largest customer, McLane Company Inc., in the U.S. constituted approximately 16%, 16% and 13% of B&W’s total sales revenue for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 14 — Proposed RJR Merger

      On October 27, 2003, B&W and Lane’s parent company announced the signing of definitive agreements with R.J. Reynolds Tobacco Holdings, Inc., which is referred to as “RJR,” to combine B&W’s U.S. cigarette and tobacco business and RJR. The agreements provide for establishing a new publicly traded holding company, Reynolds American Inc., which is referred to as “Reynolds American.” Upon completion of the combination transactions, B&W will own approximately 42% of the outstanding shares of Reynolds American common stock and existing RJR stockholders will own approximately 58% of the outstanding shares of Reynolds American common stock. No financial indebtedness of B&W/Lane will be assumed by Reynolds American. The combination transactions are expected to be tax-free to B&W and RJR stockholders. An indirect, wholly owned subsidiary of BAT also will receive $400 in cash in connection with the sale of CMSI, the parent of Lane, to Reynolds American.

      The formation agreement provides for B&W to transfer cash in an amount equal to its accrued MSA expenses. The transferred MSA accrual balance is contingent on the timing of the closing of the combination transactions, but it averages approximately $750 during the year. RJR and B&W will be combined in a wholly

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NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

owned subsidiary of Reynolds American and that subsidiary will indemnify B&W for, among other things, all liabilities arising before or after the closing that relate to B&W’s U.S. cigarette and tobacco business. These liabilities include B&W’s historic and future tobacco-related litigation liabilities and all liabilities under the MSA and other state settlement agreements. Lane will operate as an independent subsidiary of Reynolds American.

      The combination transactions are expected to close in the second quarter of 2004, pending the necessary clearances from U.S. regulatory authorities and RJR stockholders, as well as satisfactory IRS rulings. The headquarters of Reynolds American are expected to be in Winston-Salem, North Carolina.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENTS

OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in Millions)

	For the Three
	Months Ended
	March 31,

	2004	2003

Net sales	$975	$949
Cost of sales (excludes MSA related expenses)	283	249
Settlement expenses	221	223
Federal excise taxes	176	183

Gross profit	295	294
Selling, general, and administrative expenses	178	191
Restructuring and impairment charges	—	1

Operating profit	117	102
Interest income	6	6
Interest expense	20	19

Income before income taxes	103	89
Provision for income taxes	40	34

Net income and comprehensive income	$63	$55

See Notes to Unaudited Condensed Combined Consolidated Financial Statements

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

UNAUDITED CONDENSED COMBINED CONSOLIDATED

STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	For the Three
	Months Ended
	March 31,

	2004	2003

Cash flows from (used in) operating activities:
Net income	$63	$55
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred taxes	1	6
Depreciation and amortization	17	16
Loss on sales and write-down of property, plant and equipment	1	2
(Increase) in accounts receivable	(7)	(10)
Decrease (increase) in due to/from affiliates	1	(97)
Decrease in inventory	68	36
(Increase) in other assets	(17)	(2)
Increase in accounts payable, accrued liabilities and other liabilities	38	188
Increase in current tax payable	38	8

Net cash from operating activities	203	202

Cash flows from (used in) investing activities:
Proceeds from sales of property, plant and equipment	—	1
Expenditures for property, plant and equipment	(4)	(7)

Net cash used in investing activities	(4)	(6)

Cash flows from (used in) financing activities:
Principal (payments) on long-term debt	(10)	—
Net transfers (primarily cash received from international operations)	54	36

Net cash from financing activities	44	36

Net increase in cash and cash equivalents	243	232
Cash and cash equivalents at beginning of year	56	137

Cash and cash equivalents at end of the period	$299	$369

Cash paid for interest and income taxes are as follows:
Interest paid (received), net of amount capitalized	$5	$(4)

Income taxes paid	$2	$18

See Notes to Unaudited Combined Consolidated Financial Statements

BROWN & WILLIAMSON TOBACCO CORPORATION/LANE LIMITED

UNAUDITED CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

(Dollars in Millions)

March 31, 2004

Assets
Current assets:
Cash and cash equivalents	$299
Accounts receivable less allowance: $4	23
Due from affiliated companies	2,511
Inventories	150
Deferred income taxes	381
Other	30
Assets held for sale	4

Current assets	3,398
Property, plant and equipment:
Land	9
Buildings and improvements	290
Machinery and equipment	909
Construction in progress	11
Total property, plant and equipment	1,219
Less accumulated depreciation	777

Total property, plant and equipment, net	442
Trademarks	356
Goodwill	358
Other long-term assets	229

$4,783

Liabilities and net assets
Current liabilities:
Accounts payable	$68
Tobacco settlement accruals	1,001
Accrued liabilities	289
Due to affiliated companies	5
Income taxes payable	95

Current liabilities	1,458
Long-term debt:
Due to affiliated companies	729

Deferred income taxes	50
Long-term retirement benefits	371
Long-term tobacco settlement accruals	3
Commitments and contingencies	—

Total liabilities	2,611

Net assets before other comprehensive loss	2,294
Accumulated other comprehensive loss:
Minimum pension liability adjustment	(122)

Total net assets	2,172

$4,783

See Notes to Unaudited Condensed Combined Consolidated Financial Statements

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Three Months Ended March 31, 2004

(Dollars in Millions Unless Specified)

Note 1 —	Summary of Significant Accounting Policies

Basis of Presentation

      The accompanying unaudited condensed combined consolidated financial statements present the financial position and results of operations of BAT’s U.S. tobacco operations, referred to as “B&W/ Lane.” B&W/ Lane consists of Cigarette Manufacturers Supplies Inc., referred to as “CMSI,” a holding company for Lane Limited, and Lane Limited, collectively referred to as “Lane,” indirect wholly owned subsidiaries of BAT, and the U.S. operations of Brown & Williamson Tobacco Corporation, referred to as “B&W,” also an indirect wholly owned subsidiary of BAT. B&W/ Lane is not accounted for as a separate entity of BAT. Accordingly, the accompanying unaudited condensed combined consolidated financial statements are derived from the consolidated financial statements of BAT.

      B&W, a company incorporated in Delaware, has 500,000 common shares authorized, issued and outstanding. CMSI, a company incorporated in New York, has 100,000 common shares authorized, issued and outstanding. BAT is a company incorporated under the laws of England and Wales.

      Because the accompanying unaudited condensed combined consolidated financial statements have been derived from the consolidated financial statements of BAT, management has made certain assumptions and allocations that reflect management estimates. See Note 3, “Affiliated Company and Related Party Transactions” for a discussion of these assumptions and allocations and certain relationships between B&W/ Lane and other BAT companies. Management believes that the assumptions and allocations underlying these unaudited condensed combined consolidated financial statements are reasonable. Management does not, however, believe that it is practical to estimate what these expenses would have been had B&W/ Lane operated as an independent entity. As a result, these unaudited condensed combined consolidated financial statements do not necessarily reflect the assets and liabilities or results of operations had B&W/ Lane operated as a stand alone entity for the periods presented.

      The accompanying unaudited condensed combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and, in management’s opinion, contain all adjustments, consisting only of normal recurring items, necessary for a fair statement of the results for the periods presented. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. For interim reporting purposes, certain costs and expenses are charged to operations in proportion to the estimated total annual amount expected to be incurred. The results for the interim period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

      The unaudited condensed combined consolidated financial statements should be read in conjunction with B&W/ Lane’s combined consolidated financial statements and related footnotes for the years ended December 31, 2003, 2002, and 2001, included elsewhere in this document.

Nature of Business

      In years 2003 and 2002, B&W/ Lane was the third largest tobacco company in the United States. Its main products include cigarettes, pipe tobacco and roll-your-own tobacco. As of March 31, 2004, B&W/ Lane employed approximately 4,575 people, principally in Georgia and Kentucky, as well as trade marketing representatives throughout the United States. B&W/ Lane engages labor in its manufacturing and warehousing operations under several union contracts. Approximately 35% of B&W/ Lane’s employees are

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NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

covered by collective bargaining agreements. Of these, approximately 1,610 located in Georgia had their agreements, which were scheduled to expire in 2005, renegotiated after year end 2003 to extend their employment through the anticipated facility closure. The contracts of the other union employees will expire in 2004 and 2005.

      Cigarettes are manufactured at B&W’s main manufacturing facility in Macon, Georgia. The principal domestic brands are KOOL, PALL MALL, MISTY, CAPRI and GPC. Other brands include CARLTON, LUCKY STRIKE and VICEROY. Approximately 50% of the shipment volume for the three months ended March 31, 2004 related to contract manufacturing to international customers, principally to BAT companies primarily in Japan, Europe, Korea and other markets.

      Lane markets imported cigarettes in the United States under such brand names as STATE EXPRESS, DUNHILL, CARTIER, CRAVEN A, GAULOISES BLONDES and ST. MORITZ. Lane also markets imported premium hand made cigars under the DUNHILL and CAPTAIN BLACK label. Lane produces and sells roll-your-own tobacco, little cigars and pipe tobacco and pipes, and it markets other pipe tobacco accessories.

Principles of Consolidation

      The unaudited condensed combined consolidated financial statements include the U.S. tobacco operations of the BAT group, and all material intercompany accounts and transactions have been eliminated. B&W/ Lane has no equity investments which are accounted for under the cost or equity method of accounting.

Accounting Estimates

      The preparation of the condensed combined consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts included in the condensed combined consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents and Accounts Receivable

      Cash equivalents include short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. Due to the nature of the investments, cash equivalents have carrying values that approximate their fair value. Accounts receivable are recorded net of allowance for doubtful accounts.

Inventories

      Inventories are stated at the lower of cost or market, with cost determined for substantially all inventories using the last-in, first-out, referred to as “LIFO,” method. The cost of work in process and finished goods includes materials, direct labor and allocated manufacturing overhead. In accordance with recognized industry practices, stocks of leaf tobacco that are cured for more than one year are classified as current assets.

Property, Plant and Equipment

      Property, plant and equipment are recorded at cost and depreciated principally by the straight-line method over the estimated useful lives of the assets. Depreciation expense charged to operations includes software costs discussed below.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-lived Assets

      Long-lived assets are reviewed for impairment whenever events or changes in facts and circumstances indicate that the book value of long-lived assets would be impaired if the best estimate of future undiscounted cash flows expected to be generated by the asset is less than the carrying value. If an asset is impaired, the loss is measured as the difference between estimated fair value and carrying value.

Goodwill and Intangible Assets

      Intangible assets consist primarily of goodwill and trademarks. Trademarks are capitalized when acquired.

      SFAS No. 142, “Goodwill and Other Intangible Assets”, addresses financial accounting and reporting for intangible assets acquired outside of a business combination. It also addresses financial accounting and reporting of goodwill and other intangible assets subsequent to their acquisition. Under the provisions of SFAS No. 142, intangible assets with defined lives will be amortized over their estimated useful lives, while intangible assets having indefinite lives cannot be amortized but are subject to, at a minimum, an annual impairment and useful life review.

      Management believes that the reported intangible assets, other than goodwill, which represent acquired trademarks, as a whole have indefinite lives. Management performs its annual assessment of impairment on B&W/ Lane’s trademarks and goodwill in the fourth quarter, based on the present values of expected future cash flows.

Revenue Recognition

      Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery to customer has occurred, the seller’s price is fixed and determinable and collectibility is reasonably assured. Shipping and handling costs are classified as cost of sales. Certain sales incentives, such as discounting, buydowns, coupons and slotting fees, are classified as reductions of gross sales.

Advertising and Research and Development

      Advertising costs and research and development costs are expensed as incurred.

Interest Income and Expense

      Interest income was $6 for each of the three months ended March 31, 2004 and 2003, primarily from related parties. Interest expense was $20 and $19 for the three months ended March 31, 2004 and 2003, respectively, primarily to related parties. See Note 3, “Affiliated Company and Related Party Transactions.”

      B&W/ Lane follows the policy of capitalizing interest as a component of the cost of property, plant and equipment constructed for its own use. The amounts capitalized were not material for each of the three months ended March 31, 2004 and 2003.

Income Taxes

      B&W/Lane has accounted for income taxes as if it were filing a separate tax return. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect in the years in which those

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in income during the period that includes the enacted change in tax rates.

Pension and Postretirement Benefit Plans

      Gains or losses related to pension and postretirement benefit plans arise due to changes in the amount of either the benefit obligation or the market-related value of plan assets resulting from experience different from that assumed in the actuarial valuations. The minimum amortization of unrecognized gains or losses, as described in SFAS No. 87, is included in pension expense. Prior service costs, which are changes in benefit obligations due to plan amendments, are amortized on a straight line basis over the actuarially determined average remaining service period for active employees. See Note 7, “Pensions Plans and Other Postretirement Benefits,” for further information.

Stock-Based Compensation Plans

      Certain executives of B&W/ Lane participate in stock-based compensation plans of B&W/ Lane’s affiliates. B&W/ Lane records the estimated costs of these plans within its condensed combined consolidated financial statements. Awards are generally made in stock appreciation rights based on BAT common stock. B&W/ Lane recognizes compensation costs ratably over the vesting period of the applicable plan based on the fair value of the grant.

      Management will no longer participate under these plans upon the closing of the combination transactions described in Note 11, “Proposed RJR Merger.” All unvested rights outstanding under these plans immediately vest upon the closing of the combination transactions.

Contingencies

      In accordance with SFAS No. 5, “Accounting for Contingencies,” B&W/ Lane records any loss related to a contingency at the time that the likelihood of loss becomes probable and the amount of loss can be reasonably estimated. When the reasonable estimate is a range, the best estimate within that range will be recorded. When no amount within the range is more likely, the lowest amount within the range will be recorded. See Note 8, “Industry Settlement Charges and Contingent Liabilities,” for further information on legal contingencies.

Note 2 —	Restructuring and Impairment Charges

      The components of the restructuring and impairment charges remained unchanged through March 31, 2004:

	Severance and Benefits	Asset Impairment	Total

Balance, December 31, 2003	$—	$1	$1
Additional charges	—	—	—
Adjusted	—	—	—
Amounts utilized	—	—	—

Balance, March 31, 2004	$—	$1	$1

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 —	Affiliated Company and Related Party Transactions

      B&W/ Lane has contractual arrangements and enters into transactions with other BAT companies. Amounts due to and due from these affiliated companies consist of the following at March 31, 2004:

Due From Affiliated Companies

2004

BAT Capital Corporation	$1,302
BATUS Tobacco Services LLC	897
Other non-trade	275
Other trade	37

Total due from affiliates	$2,511

      The amount due from BAT Capital Corporation, referred to as “BATCAP,” is related to the revolving credit demand loan made by B&W to BATCAP in connection with routine cash management activities. Prior to 2004 the BATCAP loan was with BWT Brands Inc., a wholly owned subsidiary of B&W. See “Other Arrangements” discussed below. Amounts due from BATUS Tobacco Services LLC, referred to as “BTSL,” is a non-interest bearing receivable from B&W’s direct parent. “Other” represents non-trade amounts due B&W from affiliated companies, as well as trade receivables from affiliated companies for the sale of tobacco products. These “Other” amounts are principally non-interest bearing.

Due to Affiliated Companies

2004

Other non-trade	$5
Total due to affiliates	$5

      The amounts owed to affiliates are principally for reimbursement of payments made by affiliates on B&W/ Lane’s behalf.

Related Party Transactions

      For the three months ended March 31, 2004 and 2003, the amounts reflected in the condensed combined consolidated statements of operations and comprehensive income from related party transactions are as follows:

	2004	2003

Sales	$180	$131
Purchases	3	5
Royalty expense	1	1
Service fees	5	3
Interest income (see Note 1, “Interest Income and Expense”)	5	5
Interest expense (see Note 1, “Interest Income and Expense”)	20	19

      B&W/ Lane sells contract manufactured cigarettes, processed strip leaf, manufacturing materials, pipe tobacco, little cigars and equipment at prices generally not to exceed cost plus 10%, except for equipment which is sold at market price, to affiliates. For each of the three-month periods ended March 31, 2004 and

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003, contract manufacturing sales to affiliates were $100 and $106, of which nearly 81% and 74% were sales to Japan in 2004 and 2003, respectively.

      For the three months ended March 31, 2004 and 2003, purchases of Brazilian and Canadian unprocessed leaf that were made at market prices were nearly 49% and 42%, respectively, of total purchases from affiliates. Other imported products included cigarettes and pipe tobacco at prices not to exceed manufacturing costs plus 10%, and manufacturing related materials and samples generally at market prices.

      Royalty expense is paid to BAT companies who own the trademarks to imported brands of cigarettes and pipe tobacco. The royalty rates vary, although none is in excess of 10% of the local sales price.

      Service fees were paid to affiliated companies that performed technical and advisory services, including marketing, legal and research & development activities, as well as general and administrative support services, including centralized cash management, finance, treasury and risk management. The costs of these services have been allocated and charged to B&W/ Lane and included in the accompanying condensed combined consolidated financial statements. These costs have been allocated based upon activity levels which drive the incurrence of the related cost.

Other Arrangements

      B&W/ Lane has uncommitted revolving credit lending facilities with BATCAP totaling $4 billion as of March 31, 2004. Of the $4 billion, $2 billion is between B&W and BATCAP, and $2 billion is between BWT Brands and BATCAP. Under these facilities, B&W/ Lane may, at its discretion, make revolving credit demand loans to BATCAP in an agreed amount up to $4 billion. Interest rates on these short term advances are based on LIBOR plus a margin. The rates were 1.5% during the three months ended March 31, 2004, and 1.8% during the three months ended March 31, 2003. At March 31, 2004 and 2003, amounts owed to B&W/ Lane under these arrangements were $1,302 and $1,025, respectively.

      In addition, B&W is a party to a financing agreement with an affiliated company, BTSL, formerly BTSI, dated December 2, 1998. Under this agreement, BTSL is obligated to provide certain financing services, and make equity capital contributions to B&W under certain circumstances. As part of this agreement, B&W incurred interest charges of $7 and $6 through three months ended March 31, 2004 and 2003, respectively. This expense was based on the outstanding indebtedness of BTSL and its weighted average borrowing rate. B&W also has available a $500 uncommitted revolving credit borrowing facility agreement with Louisville Securities Limited that matures in March 2006 which was not used through March 31, 2004.

Long-Term Debt Due to Affiliated Companies

      Long-term debt due to affiliated companies consists of the following as of March 31, 2004:

2004

BATUS Tobacco Services LLC:
Unsecured term borrowing under a master loan agreement at 7.41%, due December 18, 2011	$715
BAT Capital Corporation:
Unsecured borrowing under a revolving credit agreement at variable interest rates	13
Larus & Brother Company:
Unsecured borrowing due on demand at variable interest rates	1

Total long term debt due to affiliated companies	$729

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 2001, B&W entered into a new $715 loan with BTSL due December 18, 2011 and used the proceeds of this borrowing to repay in full a previously existing $200 unsecured term note due December 31, 2002 and a $515 unsecured installment note due in full by June 1, 2007.

      Lane has a $30 uncommitted revolving credit borrowing facility agreement with BATCAP that matures on September 15, 2004. At March 31, 2004, the amount of debt outstanding under this agreement was $13. An interest charge based on an internal composite borrowing rate is paid quarterly on amounts borrowed under this facility. Interest rates on this facility were 1.7% for the three months ended March 31, 2004, and 2.4% for the three months ended March 31, 2003.

      Lane also has debt of $1 due Larus & Brother Company that is payable on demand. An interest charge based on a combination of LIBOR and a bank deposit rate is paid monthly. Interest rates on this facility were 0.8% for three months ended March 31, 2004, and 1.0% for three months ended March 31, 2003.

      The fair value of amounts due to and from affiliated companies, based on current rates of similar debt, approximate their carrying values. The fair value of long-term debt due to affiliates as of March 31, 2004 is as follows:

	2004

	Carrying Value	Fair Value

Long-term debt with affiliates:
BATUS Tobacco Services LLC	$715	$841
BAT Capital Corporation	13	13
Larus & Brother Company	1	1

Total	$729	$855

Note 4 — Inventories

      Inventories consist of the following as of March 31, 2004:

2004

Raw materials	$416
Work-in-process	12
Finished goods	143
Supplies	35

Total inventories	606
Less LIFO reserve	(456)

Net inventories	$150

      Inventories valued under the LIFO method were approximately $547 at March 31, 2004. Net income would have been $4 and $5 lower for the periods ended March 31, 2004 and 2003, respectively, had LIFO inventory liquidations not occurred.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5 — Other Current Assets

      Other current assets consist of the following as of March 31, 2004:

2004

Litigation bond	1
Prepaid insurance, leaf, marketing and legal fees	10
Prepaid compensation	6
Other	13

Total other current assets	$30

Note 6 — Accrued Liabilities

      Accrued liabilities consist of the following as of March 31, 2004:

2004

Marketing and advertising	$92
Payroll and employee benefits	49
Interest	57
Excise taxes	36
Legal expenses	16
Restructuring	1
Other	38

Total accrued liabilities	$289

Note 7 — Pension Plans and Other Postretirement Benefits

      Gains or losses are annual changes in the amount of either the benefit obligation or the market-related value of plan assets resulting from experience different from that assumed or from changes in assumptions. The minimum amortization of unrecognized gains or losses, as described in SFAS No. 87, “Employers’ Accounting for Pensions,” is included in pension expense. Prior service costs, which are changes in benefit obligations due to plan amendments, are amortized on a straight-line basis over the average remaining service period for active employees. The market-related value of plan assets recognizes changes in fair value in a systematic and rational manner over five years.

      In December 2003, the Financial Accounting Standards Board issued SFAS No. 132(R), which replaces SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” SFAS No. 132(R) does not change the measurement and recognition provisions of SFAS No. 87, SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions;” however, it includes additional disclosure provisions for annual reporting, including detailed plan asset information by category, expanded benefit obligation disclosure and key assumptions. In

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition, interim disclosures related to the individual elements of plan costs and employer’s current year contributions are required, and are as follows for the three months ended March 31:

	Pension benefits		Other benefits

	2004	2003	2004	2003

Components of net periodic benefit cost:
Service cost	$11	$10	$4	$3
Interest cost	30	31	11	10
Expected return on plan assets	(36)	(37)	(7)	(6)
Recognized actuarial loss	1	—	3	1
Amortization of prior service cost	1	1	—	—

Net periodic benefit cost	$7	$5	$11	$8

      B&W/ Lane made voluntary contributions of $88 and $40 to its pension and postretirement plans, respectively, in the first quarter of 2004. Additional contributions of $3 are expected in 2004.

Note 8 — Industry Settlement Charges and Contingent Liabilities

Legislation and Other Matters Affecting the Tobacco Industry

      The tobacco industry is subject to a wide range of laws and regulations regarding the marketing, sale, taxation and use of tobacco products imposed by local, state, federal and foreign governments. Various state governments have adopted or are considering, among other things, legislation and regulations that would:

•	increase their excise taxes on tobacco products;

•	restrict displays and advertising of tobacco products;

•	establish ignition propensity standards for cigarettes;

•	raise the minimum age to possess or purchase tobacco products;

•	require the disclosure of ingredients used in the manufacture of tobacco products;

•	impose restrictions on smoking in public and private areas; and

•	restrict the sale of tobacco products directly to consumers or other unlicensed recipients, including over the Internet.

      In addition, the U.S. Congress may consider legislation regarding:

•	further increases in the federal excise tax;

•	regulation of tobacco product manufacturing and sale by the U.S. Food and Drug Administration;

•	amendments to the Federal Cigarette Labeling and Advertising Act to require additional warnings;

•	implementation of a national standard for “fire-safe” cigarettes;

•	regulation of the retail sale of tobacco products over the Internet and in other non-face-to-face retail transactions, such as by mail order and telephone;

•	banning of delivery of cigarettes by the U.S. Postal Service; and

•	changes to the tobacco support program linked with a buyout of tobacco quotas, possibly resulting in a tax increase to cover the costs associated with compensating quota holders and tobacco growers.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These developments coupled with manufacturers’ price increases in recent years and substantial increases in state and federal excise taxes on tobacco products have had and will likely continue to have an adverse effect on tobacco product sales.

Litigation Affecting the Tobacco Industry

Overview

      Introduction. Various legal actions, proceedings and claims, including litigation claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of or exposure to B&W’s tobacco products are pending or may be instituted against B&W. Lane has no such cases pending against it. As of April 14, 2004, there were approximately 1,290 active cases pending against B&W, including approximately 986 individual smoker cases pending in West Virginia state court as a consolidated action, which consisted of 1,285 cases in the United States, 4 cases in Puerto Rico and 1 case in Israel. The U.S. case number does not include the 2,723 Broin II cases, which involve individual flight attendants alleging injuries as a result of exposure to environmental tobacco smoke, referred to as “ETS” or “secondhand smoke,” in aircraft cabins, that were pending as of April 14, 2004, and discussed below.

      The U.S. cases, exclusive of the Broin II cases, are pending in 28 states, the District of Columbia and the U.S. Virgin Islands: 992 in West Virginia, of which 986 are pending against B&W in a consolidated action; 67 in Florida; 46 in Mississippi; 42 in Maryland; 29 in New York; 19 in Louisiana; 14 in California; 11 in Alabama; 9 in Iowa; 8 in Missouri; 7 in each of the District of Columbia and Illinois; 5 in Pennsylvania; 4 in Georgia; 3 in each of Massachusetts, New Hampshire and Tennessee; 2 in each of Arkansas, Texas, and Washington; and 1 in each of Arizona, Kansas Michigan, Minnesota,, New Mexico, Ohio, Oklahoma, Oregon, South Dakota, and the Virgin Islands. Of the 1,285 pending U.S. cases, 59 are pending in federal court, 1,224 in state court and 2 in tribal court. The following table lists the categories of the U.S. tobacco-related cases currently pending against B&W as of April 14, 2004, and a cross-reference to the discussion of each case type.

      In July 2000, a jury in the Florida state court case Engle v. R.J. Reynolds Tobacco Co. rendered a punitive damages verdict in favor of the “Florida class” of plaintiffs of approximately $145 billion, with approximately $17.6 billion assigned to B&W. B&W and other defendants have appealed this verdict. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. On May 12, 2004, the Florida Supreme Court agreed to review the case. Although B&W remains confident in its bases for appeal in this case, B&W cannot predict the final outcome of the appellate process. See “— Class-Action Suits” below for a further description of the Engle case.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 1998, B&W and the other major U.S. cigarette manufacturers entered into the Master Settlement Agreement, referred to as the “MSA,” with 46 U.S. states and certain U.S. territories and possessions. B&W and the other major U.S. cigarette manufacturers previously entered into settlement agreements with each of the states of Mississippi, Florida, Texas and Minnesota to settle four other cases scheduled to come to trial. The MSA and other state settlement agreements settled all health care cost recovery actions brought by, or on behalf of, the settling jurisdictions, released the major U.S. cigarette manufacturers from various additional present and potential future claims, imposed a stream of future payment obligations on B&W/ Lane and the other major U.S. cigarette manufacturers, and placed significant restrictions on their ability to market and sell cigarettes in the future. The cash payments made by B&W/ Lane under the MSA and other state settlement agreements were $0.9 billion in 2003 and $1.1 billion in each of 2002 and 2001, respectively. B&W/ Lane estimates these combined payments will be approximately $0.9 billion in 2004 and will exceed $0.8 billion per year thereafter. However, these payments will be subject to adjustments for, among other things, the volume of cigarettes sold by B&W/ Lane and B&W/ Lane’s market share and inflation. See “— Governmental Health Care Cost Recovery Cases — MSA and Other State Settlement Agreements,” below, for a detailed discussion of the MSA and other state settlement agreements, including B&W/ Lane’s monetary obligations under these agreements.

      The State of Vermont alleged that B&W failed to report, for purposes of MSA payment calculations, cigarettes that B&W had manufactured under contract for Star Tobacco, Inc., a non-participating manufacturer. On June 18, 2003, B&W reached a settlement agreement with all MSA states that resolved this issue as well as B&W’s claims that it was entitled to a reduction in its MSA payments as a result of market share loss to non-participating manufacturers for payments based on sales through December 31, 2002. The net effect of this settlement agreement was an increase of $44 in operating profit, which was recorded in SG&A, amounting to $32 after interest expense, recognized in the second quarter of 2003. Before tax operating cash flow was reduced $58, amounting to $70 including interest.

      On April 28, 2004, the Attorney General of Texas wrote B&W, alleging that B&W owed the State of Texas an additional $21 in settlement payments as a result of B&W’s contract manufacturing of cigarettes for Star Tobacco. B&W disputes that claim. B&W has met with the Attorney General’s office in attempt to resolve this issue.

      Certain Terms and Phrases. Certain terms and phrases that are used in this disclosure may require some explanation. The terms “judgment” or “final judgment” refer generally to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. As a general proposition, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

      The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury, or in some cases by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered — if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded punitive damages. Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to a cap set by a court or statute.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The term “settlement” refers to certain types of cases in which cigarette manufacturers, including B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of settlements entered into by B&W are explained in the following disclosure.

      Accounting for Tobacco-Related Litigation Contingencies. In accordance with applicable accounting principles, B&W will record any loss related to tobacco litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. For the reasons set forth below, B&W’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against B&W, when viewed on an individual basis, is not probable. B&W believes that it has a number of valid defenses to the tobacco-related litigation claims against them, as well as valid bases for appeal of adverse verdicts against it. B&W has, through its counsel, filed pleadings and memoranda in pending tobacco-related litigation that set forth and discuss a number of grounds and defenses that B&W believes have a valid basis in law and in fact. Based on its experience in the tobacco related litigation against it and the strength of the defenses available to it in such litigation, B&W believes that its successful defense of tobacco-related litigation in the past will continue in the future. Therefore, no liability for pending smoking and health tobacco litigation is currently recorded in B&W’s financial statements.

      B&W continues to win the majority of smoking and health tobacco litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against B&W continue to be dismissed at or before trial. Generally, B&W has not settled, and it currently does not intend to settle, any smoking and health tobacco litigation claims. It is the policy of B&W to vigorously defend all tobacco-related litigation claims.

      The only smoking and health tobacco litigation claims settled by B&W involved the MSA, other state settlement agreements, the funding of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers, and the original Broin flight attendant case discussed below under “— Class-Action Suits.” The only antitrust tobacco litigation claim settled by B&W involved the DeLoach case discussed below under “— Antitrust Cases.” Despite valid legal defenses, the decision to settle these matters resulted from unique circumstances that do not apply to the other tobacco-related litigation cases pending against B&W.

      The circumstances surrounding the MSA, other state settlement agreements and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of cases involving B&W. The claims underlying the MSA and other state settlement agreements were brought on behalf of the states to recover funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The MSA and other state settlement agreements settled all of the health care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contain releases of various additional present and future claims. In accordance with the MSA, the major U.S. cigarette manufacturers agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the MSA and other state settlement agreements, and a table depicting the related payment schedule under these agreements, is set forth below under “— Governmental Health Care Cost Recovery Cases — MSA and Other State Settlement Agreements.”

      The states were a unique set of plaintiffs and are not plaintiffs in any of the smoking and health cases remaining against B&W. Although B&W continues to be a defendant in certain health care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as hospitals, Native American tribes and local and foreign governments, the vast majority of such cases have been dismissed on legal grounds. Indeed, eight federal courts of appeals have ruled uniformly that unions cannot successfully pursue such cases. As a result, no union cases are pending against B&W. B&W believes that the same legal principles that have resulted in dismissal of union and other types of health care cost recovery cases either at the trial court level or on appeal should compel the dismissal of the similar pending cases.

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      Additionally, in the U.S. Department of Justice case brought against various industry members, including B&W, the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss plaintiff’s Medical Care Recovery Act and Medicare Secondary Payer claims. In these particular claims, the federal government made arguments similar to the states and sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. The only remaining claims in this case involve alleged violations of the federal RICO statute.

      Similarly, the original Broin case, discussed below under “— Class-Action Suits,” was settled in the middle of trial during discussions with the federal government concerning the possible settlement of the claims underlying the MSA and other state settlement agreements, among other things. The Broin case was settled at that time in an attempt to remove this case as a political distraction during the industry’s settlement discussions with the federal government and a belief that further Broin litigation would be resolved by a settlement at the federal level.

      Finally, the DeLoach case, discussed below under “— Antitrust Cases,” was a unique antitrust case brought by a unique class of plaintiffs: the plaintiffs, a class of all tobacco growers and tobacco allotment holders, asserted that the defendants, including B&W, engaged in bid-rigging of U.S. burley and flue-cured tobacco auctions. Despite valid legal defenses, B&W agreed to settle this case to avoid a long and contentious trial with the tobacco growers. The remaining antitrust cases pending against B&W involve different types of plaintiffs and different theories of recovery under the antitrust laws and should not be affected by the settlement of the DeLoach case.

      Following is a description of the material pending tobacco-related litigation to which B&W is a party. Even though B&W’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against B&W, when viewed on an individual basis, is not probable, the possibility of material losses related to tobacco litigation is more than remote. However, B&W’s management is unable to predict the outcome of such litigation or to reasonably estimate the amount or range of any possible loss. Moreover, notwithstanding the quality of defenses available to B&W in tobacco-related litigation matters, it is possible that B&W’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending or future litigation matters.

      Theories of Recovery. The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, medical monitoring, public nuisance and violations of state and federal antitrust and RICO laws. In certain of these cases, plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.

      Plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive or other equitable relief. Although pleaded damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

      Defenses. The defenses raised by B&W include, where applicable, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. B&W has asserted additional defenses, including jurisdictional defenses, in many of the cases in which it is named.

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      Scheduled Trials. Trial schedules are subject to change, and many cases are dismissed before trial. However, it is likely that there will be an increased number of tobacco cases against B&W, some involving claims for amounts ranging possibly into the hundreds of millions and even billions of dollars, coming to trial during 2004. The following table lists the trial schedule, as of April 14, 2004, for B&W through the end of 2004:

Trial Date	Case Name	Case Type	Jurisdiction

March 31, 2004 [Phase II-Ongoing]	Scott v. American Tobacco Co., Inc.	Class Action	District Court, Orleans Parish (New Orleans, LA)
August 2, 2004	Swaty v. Philip Morris, Inc.	Flight Attendant ETS (Broin II)	Circuit Court, Dade County (Miami, FL)
September 13, 2004	United States of America [DOJ] v. Philip Morris USA Inc.	Health Care Reimbursement	U.S. District Court (Washington, DC)
September 20, 2004	Coy v. Philip Morris Inc.	ETS	U.S. District Court, Southern District (Miami, FL)
September 20, 2004	Mash v. Brown & Williamson Tobacco Corp.	Individual	U.S. District Court, Eastern District (St. Louis, MO)
October 4, 2004	Mason v. British American Tobacco (Investments) Ltd.	Individual	U.S. District Court, Southern District (Des Moines, IA)
November 1, 2004	Carter v. R. J. Reynolds Tobacco Co.	Individual	U.S. District Court, Eastern District (New Orleans, LA)
December 1, 2004	Harju v. Philip Morris USA Inc.	Individual	U.S. District Court (St. Paul, MN)

      Trial Results. Since January 1, 1999, 32 smoking and health and health care cost recovery cases in which B&W was a defendant have been tried. Verdicts in favor of B&W and other defendants were returned in 21 of the 32 cases. One of the cases resulted in a mistrial and one resulted in a split decision. Of the 21 B&W wins, six were tried in Florida; three were tried in Tennessee; two were tried in each of Missouri and Ohio; and one was tried in each of Connecticut, Louisiana, Mississippi, New York, Pennsylvania, South Carolina, Texas and West Virginia.

      Below is a summary of verdicts rendered in favor of B&W and, in some cases, other defendants, since January 1, 2003.

      On February 7, 2003, a state court jury in Florida found in favor of B&W and other cigarette manufacturers in Seal v. Philip Morris, Inc., which is a Broin II case. On February 14, 2003, the plaintiff in that case filed a motion for a new trial that was denied on May 1, 2003. On June 17, 2003, a state court jury in Missouri found in favor of B&W and other cigarette manufacturers in Welch v. Brown & Williamson Tobacco Corp., an individual smoker case. On July 18, 2003, the plaintiff in Welch filed a motion for a new trial that was denied on September 18, 2003. On September 23, 2003, the plaintiff filed its notice of appeal to the Missouri Court of Appeals for the Western District. On April 8, 2004, the plaintiff voluntarily dismissed the appeal to the Missouri Court of Appeals. On July 28, 2003, a Louisiana state court jury returned a split verdict in Scott v. American Tobacco Co., a medical monitoring/smoking cessation class action. Specifically, the jury found that the defendants’ cigarettes were not defective and rejected the class’s claim for medical monitoring,

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but found that smoking cessation programs do exist that have clinical value. On March 31, 2004, Phase two of the trial began to address the scope and cost of a statewide smoking cessation program. On August 15, 2003, a state court jury in Pennsylvania returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp., an individual smoker case. The plaintiff filed post-trial motions challenging the verdict, which were denied by the court on December 10, 2003. On February 6, 2004, plaintiff noticed an appeal to the Superior Court of Pennsylvania. On October 14, 2003, a Florida state court jury returned a verdict in favor of the defendants, including B&W, in Routh v. Philip Morris, Inc., a Broin II case. On October 24, 2003, the plaintiff filed a motion for a new trial, which was denied by the court on December 16, 2003. On December 10, 2003, a state court jury in Florida returned a verdict in favor of B&W and another defendant in Hall v. R. J. Reynolds Tobacco Co., an individual smoker case. The plaintiff filed a motion for a new trial on December 19, 2003, which was denied by the court on January 6, 2004. The plaintiff will not appeal.

      The following chart reflects the verdicts and post-trial developments in the nine cases that have been tried since January 1999 in which juries have returned verdicts in favor of plaintiffs and against B&W (dollar values in this chart are actual amounts (rounded)):

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

July 7, 1999-Phase I April 7, 2000-Phase II July 14, 2000-Phase III	Engle v. R. J. Reynolds Tobacco Co. [Class Action]	Circuit Court, Dade County (Miami, FL)	$12.7 million compensatory damages against all defendants, including B&W; $145 billion punitive damages against all defendants, of which approximately $17.6 billion was assigned to B&W	On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit court with instructions to decertify the class. On July 16, 2003, plaintiffs filed a motion for rehearing which was denied on September 22, 2003. Mandate issued on October 8, 2003. Plaintiffs filed a notice seeking review by the Florida Supreme Court on October 23, 2003. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument is scheduled for October 6, 2004.

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Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

June 4, 2001	Blue Cross and Blue Shield of New Jersey v. Philip Morris, Inc. [Health Care Cost Recovery]	U.S. District Court, Eastern District (Brooklyn, NY)	$17.8 million compensatory damages against all defendants, of which $2.8 million was assigned to B&W. Judge subsequently ordered plaintiffs’ attorneys were entitled to $37.8 million in fees	On September 16, 2003, the U.S. Court of Appeals for the Second Circuit: (a) reversed judgment for plaintiff Empire Blue Cross and Blue Shield on its subrogation claim and (b) reserved ruling on the direct claim pending resolution by the New York Court of Appeals of questions concerning whether third-party payers are too remote and whether individual proof is required under the New York State Statute pursuant to which the jury found liability. On October 30, 2003, the New York Court of Appeals accepted the questions certified to it by the U.S. Court of Appeals for the Second Circuit. Briefing is complete. Oral argument has not yet been scheduled.

February 22, 2002	Burton v. R. J. Reynolds Tobacco Co. [Individual]	U.S. District Court (Kansas City, KS)	$198,000 compensatory damages, of which 1% was assigned to B&W	B&W was voluntarily dismissed as a defendant by plaintiffs on June 10, 2002.

June 11, 2002	Lukacs v. R. J. Reynolds Tobacco Co. [Engle class member]	Circuit Court, Dade County (Miami, FL)	$500,000 economic damages, $24.5 million non-economic damages and $12.5 million loss of consortium damages against all defendants; B&W was assigned 22.5% of liability	Judge reduced damages for loss of consortium to $125 thousand. Final judgment will not be entered until the Engle appeal is resolved, so the time to appeal has not yet begun to run.

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Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

June 18, 2002	French v. Philip Morris, Inc. [Flight Attendant-ETS (Broin II)]	Circuit Court, Dade County (Miami, FL)	$5.5 million compensatory damages against all defendants; reduced by judge to $500,000	Judge reduced damages award to $500,000, of which $82,000 was assigned to B&W; final judgment on appeal to the Third District Court of Appeal of Florida; the Florida Third District Court of Appeal has scheduled oral argument in defendants’ appeal for June 2, 2004

April 3, 2003	Eastman v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Hillsborough County (Tampa, FL)	$3.26 million compensatory damages against all defendants; $650,000 was assigned to B&W. Judge subsequently awarded $830,000 in fees to plaintiff’s attorneys	Final judgment on appeal to Second District Court of Appeal of Florida. Briefing is complete. On May 7, 2004, the Court of Appeal affirmed the verdict in a per curiam opinion. B&W is requesting a written opinion and an en banc hearing.

May 23, 2003	Boerner v. Brown & Williamson Tobacco Corp. [Individual]	U.S. District Court, Eastern District, Western Division (Little Rock, AR)	$4 million compensatory damages and $15 million punitive damages against B&W	Judge struck punitive damage award on July 2, 2003 but reinstated it on September 26, 2003. B&W filed its notice of appeal to the U.S. Court of Appeals for the Eighth Circuit on October 14, 2003. Briefing is complete. Oral argument occurred on April 12, 2004. A decision is pending.

November 4, 2003	Thompson v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$1.05 million compensatory damages against two defendants; $209,000 was assigned to B&W	Final judgment entered on November 14, 2003. Defendants filed their post-trial motions on December 11, 2003, which were denied on February 26, 2004. Defendants filed a notice of appeal to the Missouri Court of Appeals for the Western District on March 8, 2004.

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Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status

December 18, 2003	Frankson v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, Kings County (Brooklyn, NY)	$350,000 compensatory damages; 50% assigned to B&W and two industry organizations; $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations.	Oral argument on defendants’ post-trial motions occurred on April 27, 2004. A decision is pending.

      Additionally, since January 1, 1999, verdicts have been returned in 24 tobacco-related cases in which B&W was not a defendant. Verdicts were returned in favor of defendants in 14 of the cases — three in each of Florida and California, two in New York, and one in each of Mississippi, New Hampshire, New Jersey, Pennsylvania, Rhode Island and Tennessee. Verdicts in favor of the plaintiffs were returned in ten cases, four in California, two in each of Oregon and Florida, and one in each of Illinois and Puerto Rico. In the Puerto Rico case, Figueroa-Cruz v. R. J. Reynolds Tobacco Co., the trial judge entered judgment for the defendant notwithstanding the verdict on October 9, 2002. That judgment was affirmed by the U.S. Court of Appeals for the First Circuit on October 28, 2003. Appeals or post-trial motions by the defendants are pending in the remaining eight cases.

      Finally, in Naegele v. Raybestos-Manhattan, Inc. and Myers v. Philip Morris, Inc., the California Supreme Court assessed the retroactive effect of California’s amended Civil Code Section 1714.45 which repealed a California statute that limited plaintiffs’ ability to sue manufacturers of tobacco products from 1988 through 1998. On August 5, 2002, the court ruled that the immunity repeal could not be applied retroactively and the immunity remains for the ten-year period the statute was in effect. In addition, the court found that the immunity applied to fraud claims but not to claims of adulteration. B&W believes that these decisions should have a favorable impact on California cases at the trial court level and on appeal.

Individual Smoking and Health Cases

      As of April 14, 2004, 1,244 individual cases, including approximately 986 individual smoker cases pending in West Virginia state court in a consolidated action, were pending in the United States against B&W. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but it does not include the Broin II cases discussed below. A total of 1,238 of the individual pending cases were brought by or on behalf of individual smokers or their survivors, while the remaining six were brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.

      Below is a description of the individual smoking and health cases against B&W that went to trial or were decided on appeal since January 1, 2003.

      On April 3, 2003, in Eastman v. Brown & Williamson Tobacco Corp., a Florida state court jury awarded $6.5 in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris 40% and plaintiff 50%. As a result, B&W’s share of the final judgment was $650 thousand. The judge denied defendants’ post-trial motions. B&W filed its appeal with the Second District Court of Appeal on May 15, 2003. On May 7, 2004, the Court of Appeal affirmed the verdict in a per curiam opinion. B&W is requesting a written opinion and an en banc hearing.

      On May 8, 2003, in Lane v. R.J. Reynolds Tobacco Co., the Mississippi Supreme Court ruled that the Mississippi Product Liability Act does not allow smoking and health cases based on product liability. B&W

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believes that the effect of the Lane ruling will be to reduce the number, if not eliminate, smoking and health cases in Mississippi.

      On May 23, 2003, in Boerner v. Brown & Williamson Tobacco Corp., a federal district court jury in Arkansas awarded $4 in compensatory damages and $15 in punitive damages against B&W. The judge initially struck the punitive damage award but reinstated it on September 26, 2003. The court denied B&W’s other post-trial motions. B&W filed its notice of appeal to the U.S. Court of Appeals for the Eighth Circuit on October 14, 2003. Oral argument occurred on April 12, 2004. A decision is pending. B&W posted an appeal bond totaling $19 million to stay enforcement of this judgment.

      On June 17, 2003, in Welch v. Brown & Williamson Tobacco Corp., a Missouri state court jury found in favor of B&W and other cigarette manufacturers. The plaintiff’s new trial motion was denied on September 18, 2003. The plaintiff filed a notice of appeal to the Missouri Court of Appeals on September 23, 2003. On April 8, 2004, the plaintiff voluntarily dismissed the appeal to the Missouri Court of Appeals.

      On August 15, 2003, a state court jury in Pennsylvania returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp., an individual smoker case. The plaintiff filed post-trial motions challenging the verdict, which were denied by the court on December 10, 2003. On February 6, 2004, plaintiff noticed an appeal to the Superior Court of Pennsylvania.

      On November 4, 2003, in Thompson v. Brown & Williamson Tobacco Corp., a Missouri state court jury awarded $2.1 in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris 40% and plaintiff 50%. As a result, B&W’s share of the final judgment was approximately $210 thousand. Defendants filed their post-trial motions on December 11, 2003, which were denied on February 26, 2004. Defendants filed a notice of appeal to the Missouri Court of Appeals for the Western District on March 8, 2004.

      On December 10, 2003, in Hall v. R.J. Reynolds Tobacco Co., a state court jury in Florida returned a verdict in favor of B&W and RJR Tobacco. The plaintiff filed a motion for a new trial on December 19, 2003, which was denied by the court on January 6, 2004. On February 4, 2004, defendants withdrew their motions for attorneys’ fees and costs in exchange for plaintiff’s waiving the right to appeal.

      On December 18, 2003, in Frankson v. Brown & Williamson Tobacco Corp., a New York state court jury awarded $350 thousand in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research. The defendants, as a group, and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations. Oral argument on defendants’ post-trial motions occurred on April 27, 2004. A decision is pending.

      On March 30, 2004, in Tompkin v. Brown & Williamson Tobacco Corp., the U.S. Court of Appeals for the Sixth Circuit affirmed a judgment in favor of defendants entered following an October 5, 2001 jury verdict.

Broin II Cases

      As of April 14, 2004, approximately 2,723 lawsuits brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to secondhand or environmental tobacco smoke in airplane cabins, referred to as the “Broin II cases,” were pending in Florida. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under “— Class-Action Suits,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to secondhand smoke in airplane cabins caused the disease. Under the terms of the settlement of the original Broin case, punitive damages are not available in the Broin II cases.

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      On October 5, 2000, Judge Robert Kaye entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects were actually caused by exposure to environmental tobacco smoke. Although the defendants still may prevail on causation and other theories, B&W does not believe that the order is correct under Florida law or that it accurately reflects the intent of the Broin settlement agreement. B&W, along with the other defendants, initially appealed this order in Jett v. Philip Morris, Inc. In October 2001, the intermediate appellate court dismissed the appeal as premature without addressing Judge Kaye’s order. The defendants asked the court to reconsider its ruling, but the court refused to do so. The defendants asked the Florida Supreme Court to review the order, but the court declined to accept jurisdiction on June 24, 2002.

      Below is a description of the Broin II cases against B&W that have gone to trial or were decided on appeal since January 1, 2003.

      In Janoff v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including B&W, on September 5, 2002. On September 12, 2002, the plaintiff filed a motion for a new trial which the judge granted on January 8, 2003. The defendants appealed the new trial ruling to Florida’s Third District Court of Appeal on February 3, 2003. The appeal is in the briefing phase.

      In Tucker v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including B&W, on October 4, 2002. The plaintiff’s post-verdict motions were denied on January 28, 2003. The plaintiff noticed an appeal to Florida’s Third District Court of Appeal on February 28, 2003, but later voluntarily dismissed the appeal on May 23, 2003.

      In Seal v. Philip Morris, Inc., a Florida state court jury found in favor of the defendants, including B&W, on February 7, 2003. On February 14, 2003, the plaintiff filed a motion for a new trial, which was denied on April 24, 2003.

      In Mittan v. Philip Morris, Inc., the plaintiff accepted offer of judgment of less than one thousand dollars tendered by RJR Tobacco, Philip Morris, B&W and Lorillard.

      In Routh v. Philip Morris, Inc., the trial judge declared a mistrial on September 15, 2003. Retrial began on September 23, 2003. The jury returned a verdict in favor of the defendants, including B&W, on October 14, 2003. On October 24, 2003, the plaintiff filed a motion for a new trial, which was denied by the court on December 16, 2003. On January 13, 2004, defendants agreed to waive their rights to attorneys’ fees and costs in exchange for plaintiff’s waiving the right to appeal.

Class-Action Suits

      As of April 14, 2004, 15 class-action cases were pending in the United States against B&W. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nationwide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of statewide, rather than nationwide, classes. Class-action suits are pending against B&W in state or federal courts in Alabama, California, Illinois, Louisiana, Missouri, New York, Oklahoma, Oregon and West Virginia.

      Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations alleging that the use of the terms “lights” and “ultralights” constitutes unfair and deceptive trade practices. Three such suits are pending against B&W in Illinois, Louisiana and Missouri. A class has been certified in the Illinois case, Howard v. Brown & Williamson Tobacco Corp., which is discussed below. The Missouri case, Black v. Brown & Williamson Tobacco Corp., is in the class certification discovery

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phase. B&W removed the Louisiana case, Brown v. Brown & Williamson Tobacco Corp., to federal court. The plaintiff has filed a motion to remand that case to state court.

      Other types of class-action suits are also pending in additional jurisdictions. Most of these suits assert claims on behalf of classes of individuals, or their legal representatives, who claim to be addicted, injured or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke. A number of unions and other third-party payers have filed health-care cost recovery actions in the form of class actions. These cases are discussed separately below. Class certification motions are pending in several state and federal courts.

      Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Seventeen federal courts that have considered the issue, including two courts of appeals, and most state courts have rejected class certification in smoking and health cases. Only one federal district court has certified a smoker class action, In re Simon (II) Litigation, which was filed in the U.S. District Court for the Eastern District of New York before Judge Weinstein. In Simon (II), Judge Weinstein certified a nationwide mandatory, non-opt-out punitive damages class on September 19, 2002. Defendants sought reconsideration of the certification ruling, which was denied by Judge Weinstein on October 25, 2002. On February 14, 2003, the U.S. Court of Appeals for the Second Circuit granted the defendants’ petition to review the class certification decision. Oral argument was heard on November 20, 2003. On February 10, 2003, in Sims v. Philip Morris, Inc., the U.S. District Court for the District of Columbia denied certification of a proposed nationwide class of smokers who purchased cigarettes while underage. On July 11, 2003, a federal district court judge in Nevada denied class certification in five separate cases, which were all brought by the same attorney, which had been consolidated for class certification purposes. On October 7, 2003, the same federal district court judge in Nevada denied class certification in 20 additional cases, which were brought by the same attorney. The recent ruling leaves no class actions pending in Nevada. On November 21, 2003, in Brown v. Philip Morris Inc., the Circuit Court of Campbell County, Kentucky, denied class certification; this case was voluntarily dismissed on December 12, 2003. Most recently, on December 8, 2003, in Jackson v. Philip Morris Inc., a federal district court judge in Utah dismissed the case due to plaintiffs’ failure to prosecute.

      Classes have been certified in several state court class-action cases in which B&W is a defendant. On November 5, 1998, in Scott v. American Tobacco Co., a Louisiana state appeals court affirmed the certification of a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996. On February 26, 1999, the Louisiana Supreme Court denied the defendants’ petition for writ of certiorari or review. Jury selection began on June 18, 2001. An initial jury was selected by July 16, 2001. However, the defendants, including B&W, raised multiple challenges to the jury selection process. At various times, the Louisiana Court of Appeals or the Louisiana Supreme Court removed a number of jurors and alternate jurors that the trial court had allowed to be seated. The jury selection process was finally completed on September 23, 2002 and opening statements were made on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants, including B&W, on the plaintiffs’ claim for medical monitoring and found that the defendants’ cigarettes were not defectively designed. The jury did, however, make certain findings against the defendants, including B&W, on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. With respect to these findings, this portion of the trial did not determine liability as to any class member or class representative. The primary claim that remains in the case is a class-wide claim that the defendants, including B&W, pay for a program to help people stop smoking. On October 23, 2003, the defendants, including B&W, filed a challenge to the trial judge’s phase two trial order with the Louisiana Court of Appeals. The Court of Appeals declined to accept the appeal on December 5, 2003. On January 5, 2004, B&W and other defendants filed a writ seeking review by the Louisiana Supreme Court, which was denied on February 13, 2004. On March 31, 2004, phase two of the trial began to address the scope and cost of smoking cessation programs.

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      In Blankenship v. American Tobacco Co., the first tobacco-related medical monitoring class action to be certified and to reach trial, the West Virginia state court jury found in favor of B&W and other cigarette manufacturers on November 14, 2001. On July 18, 2002, the plaintiffs petitioned the Supreme Court of West Virginia for leave to appeal which was granted on February 25, 2003. The West Virginia Supreme Court affirmed the judgment for the defendants on May 6, 2004.

      Trial began in July 1998 in Florida state court in Engle v. R. J. Reynolds Tobacco Co., in which a class consisting of Florida residents, or their survivors, claims that certain diseases or medical conditions were caused by their alleged “addiction” to cigarettes. On July 7, 1999, the jury found against B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.

      The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded plaintiff Mary Farnan $2.9, the estate of plaintiff Angie Della Vecchia $4 and plaintiff Frank Amodeo $5.8. The jury also found, however, that Frank Amodeo knew or should have known of his claim prior to May 5, 1990. B&W believes that the legal effect of that finding should be to bar Mr. Amodeo’s claim based on the applicable statute of limitations.

      The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $17.6 billion being assigned to B&W.

      On July 24, 2000, the defendants, including B&W, filed numerous post-verdict motions, including motions for a new trial and to reduce the amount of the punitive damages verdict. On November 6, 2000, the trial judge denied the post-trial motions and entered judgment. In November 2000, B&W posted an appeal bond in the amount of $100, the maximum amount required pursuant to a Florida bond cap statute enacted on May 9, 2000 which was intended to apply to the Engle case, and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On July 16, 2003, the plaintiffs filed a motion for rehearing which was denied on September 22, 2003. On October 23, 2003, the plaintiffs filed a notice seeking review by the Florida Supreme Court. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument is scheduled for October 6, 2004. Although B&W remains confident in its bases for appeal in this case, B&W cannot predict the final outcome of the appellate process.

      On May 7, 2001, three of the non-B&W defendants entered into agreements with the Engle class to deposit an additional $1.9 billion into separate escrow accounts to ensure that the stay of execution in effect pursuant to the Florida bond cap statute will remain in effect as to these three defendants throughout the appellate process, regardless of the results of a challenge, if any, to the Florida bond statute. Approximately $700 million of the total amount deposited by these three defendants is non-refundable and will go to the trial court to be distributed, regardless of the result of the appeal. B&W did not enter into a similar agreement with the Engle class. Although B&W cannot predict the outcome of any possible challenges to the Florida bond statute, B&W remains confident of the applicability and validity of the bond cap statute in the Engle case.

      B&W has been named as a defendant in several individual cases filed by members of the Engle class. One such case, Lukacs v. Philip Morris, Inc., was tried against B&W and other defendants and resulted in a verdict for the plaintiffs on June 11, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% to the other defendants and 5% to plaintiff John Lukacs. On April 1, 2003, the Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs on the loss of consortium claim

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from $12.5 to $0.1, decreasing the total award to $25.1. No final judgment will be entered until the Engle appeal is resolved and so the time to appeal this case has not yet begun to run.

      On November 30, 2000, in Daniels v. Philip Morris Cos., Inc., a San Diego Superior Court judge reversed a prior ruling and, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. Trial was scheduled for October 18, 2002, but the court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds on September 12, 2002, and dismissed the action. At a hearing on October 21, 2002, the judge made his original ruling final. The plaintiffs are currently appealing the dismissal to the California Court of Appeal, Fourth Appellate District, Division One. Appellants’ opening brief was filed on July 30, 2003. Briefing is complete. Oral argument has not been scheduled.

      On April 11, 2001, in Brown v. American Tobacco Co., Inc., the same judge in San Diego granted in part the plaintiffs’ motion for class certification. The class is composed of adult residents of California who smoked at least one of defendants’ cigarettes from 1993 through 2000 and who were also exposed to the defendants’ marketing and advertising activities in California. Certification was granted as to the plaintiffs’ claims that the defendants violated §17200 of the California Business and Professions Code. The court, however, refused to certify the class under the California Legal Remedies Act. Class certification on the plaintiffs’ common law claims was denied on April 10, 2000. The defendants petitioned the California Supreme Court to review the trial court’s class certification ruling, but the Supreme Court denied the petition on January 16, 2002. The defendants, including B&W, filed their motion for summary judgment on January 31, 2003. Briefing is complete. A decision is pending.

      On December 18, 2001, in Howard v. Brown & Williamson Tobacco Corp., a Madison County, Illinois, state court judge certified a class defined as “[a]ll persons who purchased Defendant’s MISTY Lights, GPC Lights, CAPRI Lights and KOOL Lights cigarettes in Illinois for personal consumption, from the first date that Defendant sold MISTY Lights, GPC Lights, CAPRI Lights and KOOL Lights cigarettes in Illinois through this date.” On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris appeal, which is discussed below. Plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals which heard oral argument on October 7, 2003. The Court of Appeals has not yet issued a decision in this appeal.

      A “lights” class-action case is pending in the same jurisdiction in Illinois against Philip Morris. Trial of that case Price v. Philip Morris, Inc., formerly known as Miles v. Philip Morris, Inc., began on January 21, 2003. On March 21, 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Because of the difficulty of posting a bond of that magnitude, Philip Morris pursued various avenues of relief from the $12 billion bond requirement. On April 14, 2003, the trial judge reduced the amount of the bond. He ordered the bond to be secured by $800, payable in four equal quarterly installments beginning in September 2003, and a pre-existing $6 billion long-term note to be placed in escrow pending resolution of the case. The plaintiffs appealed the judge’s decision to reduce the amount of the bond. On July 14, 2003, the appeals court ruled that the trial judge exceeded his authority in reducing the bond and ordered the trial judge to reinstate the original bond. On September 16, 2003, the Illinois Supreme Court ordered that the reduced bond be reinstated and agreed to hear Philip Morris’ appeal without review by an intermediate appellate court review. The Price case remains in the Illinois Supreme Court. In the event B&W loses the Howard case, it could face similar bonding difficulties depending upon the amount of damages ordered, if any, which could have a material adverse effect on B&W’s results of operations, cash flows or financial condition.

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      B&W and other cigarette manufacturer defendants settled one class-action suit, Broin v. Phillip Morris, Inc., in October 1997. This case had been brought in Florida state court on behalf of all flight attendants of U.S. airlines alleged to be suffering from diseases or ailments caused by exposure to secondhand smoke in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 in three annual $100 installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 for the plaintiffs’ counsel’s fees and expenses. B&W’s portion of these payments was approximately $57 plus $3 in interest expense. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive or exemplary damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in aircraft cabins, the individual plaintiff will have the burden of proof. Florida’s Third District Court of Appeal denied various challenges to this settlement on March 24, 1999, and it subsequently denied motions to reconsider. On September 7, 1999, the Florida Supreme Court dismissed all proceedings and the settlement and judgment became final. The Broin II cases, discussed above, arose out of the settlement of this case.

Governmental Health Care Cost Recovery Cases

      MSA and Other State Settlement Agreements. In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various industry members, including B&W. This case was brought on behalf of the state to recover state funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including B&W, settled the first four of these cases scheduled for trial, Mississippi, Florida, Texas and Minnesota, by entering into separate agreements with each state.

      On November 23, 1998, the major U.S. cigarette manufacturers, including B&W, entered into the MSA with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The MSA settled all the health care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contained releases of various additional present and future claims.

      In the settling jurisdictions, the MSA released B&W/Lane and its indemnitees from all claims of the settling states and their respective political subdivisions and other recipients of state health care funds relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of the exposure to, or research, statements or warnings about, tobacco products. The MSA also released B&W/Lane from all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that are manufactured in the ordinary course of business.

      The cash payments made by B&W/Lane under the MSA and other state settlement agreements were approximately $0.9 billion in 2003 and $1.1 billion in each of 2002 and 2001. B&W/Lane records its allocation of settlement charges in cost of products sold as products are shipped. Set forth below is a table depicting the unadjusted tobacco industry settlement payment schedule under the MSA and other state settlement agreements and related information. Adjustments to these estimates are recorded in the period that the change becomes probable and the amount can be reasonably estimated.

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Unadjusted Original Participating Manufacturers’ Settlement Payment Schedule

	2000	2001	2002	2003	2004	2005	2006	2007	2008+

First Four States’ Settlements:(1)
Mississippi Annual Payment	$85	$111	$111	$136	$136	$136	$136	$136	$136
Florida Annual Payment	275	358	358	440	440	440	440	440	440
Texas Annual Payment	363	471	471	580	580	580	580	580	580
Minnesota Annual Payment	128	166	166	204	204	204	204	204	204
Minnesota Initial Payment	243	243	243	122	—	—
Most Favored Nations Agmt (MS, FL, TX)	1,215	1,215	1,215	609	—	—		—	—
Remaining States’ Settlement:
Initial Payments(1)	2,472	2,546	2,623	2,701	—	—	—	—	—
Annual Payments(1)	3,940	4,378	5,691	5,691	7,004	7,004	7,004	7,004	7,126
Add’l Annual Payments (through 2017)(1)	—	—	—	—	—	—	—	—	861
Base Foundation Funding (through 2008)	25	25	25	25	25	25	25	25	25
Additional Foundation Payments(2)	300	300	300	300	—	—	—	—	—
Growers’ Trust ($295 in each of 2009 and 2010)(3)	280	400	500	500	500	500	500	500	500
Minnesota Blue Cross and Blue Shield	57	57	57	57				—	—

Total	$9,383	$10,270	$11,760	$11,365	$8,889	$8,889	$8,889	$8,889	$9,872

(1)	Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share.

(2)	Subject to adjustments for changes in sales volume, inflation and other factors.

(3)	Subject to changes in total domestic cigarette volume of participating manufacturers and inflation. Generally, payment is based on each participating manufacturer’s relative market share.

      Set forth below is a table depicting B&W/Lane’s actual and anticipated settlement expenses and payments.

B&W/Lane Settlement Payments

	2001	2002	2003		2004		2005		2006		2007		2008+

B&W/Lane’s settlement expenses	$1,260	$1,204	$926	(1)
B&W/Lane’s cash payments	$1,147	$1,191	$881	(1)
B&W/Lane’s expected settlement expenses					$	>850	$	>850	$	>800	$	>900	$	>850
B&W/Lane’s expected cash payments					$	>900	$	>850	$	>850	$	>800	$	>900

(1)	Does not include the effect of the June 18, 2003 resolution of payment disputes described above in “Overview — Introduction.”

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      The MSA also contains provisions restricting the marketing of cigarettes. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, brand-name non-tobacco products, outdoor and transit brand advertising, payments for product placement, free sampling and lobbying. The MSA also required the dissolution of three industry-sponsored research and advocacy organizations.

      The MSA and other state settlement agreements have materially adversely affected B&W’s shipment volumes. B&W believes that they may continue to materially adversely effect the results of operations, cash flows or financial position of B&W in future periods. The degree of the adverse impact will depend on, among other things, the rate of decline in U.S. cigarette sales in the premium and discount categories, B&W’s share of the domestic premium and discount cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and other state settlement agreements.

      Department of Justice Case. On September 22, 1999, the U.S. Department of Justice brought an action in the U.S. District Court for the District of Columbia against various industry members, including B&W. The government sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related, and, in addition, seeks disgorgement of profits pursuant to the federal Racketeer Influenced and Corrupt Organizations Act, referred to as “RICO,” which the government contends were earned as a consequence of a RICO racketeering “enterprise.” On December 27, 1999, the defendants filed a motion to dismiss challenging all counts included in the action brought by the DOJ. On June 6, 2000, the trial court heard oral argument on the motion. On September 28, 2000, Judge Gladys Kessler of the U.S. District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss counts of plaintiff’s complaint relating to the Medical Care Recovery Act and a Medicare Secondary Payer claim. The court denied the motion with respect to the RICO claims.

      On May 23, 2003, Judge Kessler denied the defendants’ first motion for partial summary judgment which sought legal preclusion of many aspects of the DOJ’s lawsuit regarding advertising, marketing, promotion and warning claims. The court simultaneously granted partial summary judgment for the government on certain affirmative defenses. As of July 16, 2003, the parties completed briefing on the defendants’ motion for partial reconsideration of the May 23, 2003 order striking certain affirmative defenses or alternatively for certification for interlocutory appeal pursuant to 28 U.S.C. § 1292(b).

      Each side filed additional summary judgment motions in the fall of 2003. The defendants, as a group, filed a total of nine additional summary judgment motions. The government filed six additional summary judgment motions, including motions regarding various affirmative defenses, such as those affirmative defenses addressing the standard for seeking disgorgement of profits under RICO. As of April 14, 2004, the court had made the following rulings on the various motions:

•	On January 23, 2004, Judge Kessler granted the government’s motion for partial summary judgment on the defendants’ equitable defenses of waiver, equitable estoppel, laches, unclean hands and in pari delicto. Although the order dismissed these particular affirmative defenses, it did not address or limit the evidence that may be introduced regarding the remaining RICO claims nor did it address the applicability of the legal doctrines to issues related to equitable relief should liability be established.

•	On February 2, 2004, Judge Kessler granted the industry’s motion to prevent the government from adding 650 alleged “Racketeering Acts” to the 148 alleged “Racketeering Acts” previously identified by the government.

•	On February 24, 2004, Judge Kessler denied the defendants’ motion for partial summary judgment on claims that the defendants advertised, marketed and promoted cigarettes to youth, and fraudulently denied such conduct.

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•	On March 10, 2004, Judge Kessler granted in part and denied in part the government’s motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court granted the plaintiff’s motion regarding defenses based upon the Ex Post Facto clause of the United States Constitution, but denied the motion (without prejudice) regarding defenses to the government’s disgorgement claim based upon the Excessive Fines clause of the United States Constitution and the standard for disgorgement set forth in United States v. Carson.

•	On March 17, 2004, Judge Kessler denied the defendants’ motion for summary judgment on the grounds that the government’s RICO claims violate separation of powers.

•	On May 6, 2004, Judge Kessler denied the defendants’ motion for summary judgment on the grounds that there is no reasonable likelihood of future RICO violations.

•	On May 6, 2004, Judge Kessler granted the government’s motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court dismissed defenses to the effect that the government’s claims are prohibited by the Tenth Amendment to the United States Constitution and the Separation of Powers doctrine. The court also ruled that the defendants may be held jointly and severally liable for disgorgement in the event that that remedy is ordered by the court at trial.

•	On May 6, 2004, Judge Kessler denied the government’s motion for partial summary judgment that sought to establish that defendants had caused certain mailings and wire transmissions.

      Trial is scheduled to begin on September 13, 2004.

      Local Government Cases. Some local government entities have filed lawsuits based largely on the same theories and seeking the same relief as the state attorneys general cases. One such case is pending against B&W. On August 8, 2001, in County of Cook v. Philip Morris, Inc., the Circuit Court of Cook County, Illinois, granted the defendants’ motion for judgment on the pleadings based on remoteness grounds and dismissed the plaintiffs’ complaint in its entirety. The plaintiffs appealed the dismissal to the Illinois Appellate Court, First District, on September 5, 2001. The defendants filed a notice of cross-appeal on September 17, 2001 regarding the trial court’s adverse rulings on the defendants’ motions to dismiss on the grounds of MSA release and lack of standing. Oral argument occurred on January 14, 2004, and the parties filed a joint supplemental brief regarding jurisdiction on January 30, 2004. A decision is pending. On November 14, 2003, the plaintiff voluntarily dismissed the complaint in St. Louis County [Missouri] v. American Tobacco Co., Inc.

      International Cases. A number of foreign countries have filed suit in state and federal courts in the United States against B&W and other cigarette manufacturers to recover funds for health care, medical and other assistance paid by those foreign governments to their citizens. In Marshall Islands v. American Tobacco Co., the Republic of the Marshall Islands brought a health care cost recovery suit against B&W and other cigarette manufacturers. On May 9, 2002, the Supreme Court of the Marshall Islands affirmed the dismissal of all claims. In Venezuela v. Philip Morris Cos., Inc., Florida’s Third District Court of Appeal affirmed the trial court’s dismissal on October 1, 2002. On October 28, 2002, Venezuela filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court to review the decision of the Third District Court of Appeal. On June 10, 2003, the Florida Supreme Court declined Venezuela’s petition for review. The court further indicated that it would not entertain a motion for rehearing. In light of the Venezuela decision, on August 25, 2003, the Circuit Court of Miami-Dade County, Florida, granted the defendants’ motion for judgment on the pleadings in two additional cases brought by foreign sovereigns, Republic of Tajikistan v. Brooke Group Ltd., Inc. and State of Tocantins, Brazil v. Brooke Group Ltd., Inc. This most recent ruling led 22 other foreign nations to voluntarily dismiss their cases.

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      Of the four international cases currently pending in the United States, one is pending in state court and three are pending in federal court. Two of the three federal court cases are pending before the Judicial Panel on Multi-District Litigation in the U.S. District Court for the District of Columbia. Other foreign governments and entities have stated that they are considering filing such actions in the United States.

Other Health Care Cost Recovery and Aggregated Claims Cases

      Although the MSA settled some of the most potentially burdensome health care cost recovery actions, many other such cases have been brought by other types of plaintiffs. Unions, groups of health care insurers, a private entity that purported to self-insure its employee health care programs, Native American tribes, hospitals, universities and taxpayers have advanced claims similar to those found in the governmental health care cost recovery actions. These cases largely have been unsuccessful on remoteness grounds, which means one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.

      Union Cases. Numerous trial court judges have dismissed union trust fund cases on remoteness grounds. The first and only union case to go to trial was Iron Workers Local No. 17 v. Philip Morris, Inc., which was tried in federal court in Ohio. On March 18, 1999, the jury returned a unanimous verdict for the defendants, including B&W. The plaintiffs dismissed their appeal of the verdict.

      Since March 1999, the U.S. Courts of Appeals for the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia Circuits all have all ruled in favor of the tobacco industry in similar union cases. The U.S. Supreme Court has denied petitions for certiorari filed by unions in cases from the Second, Third, Ninth and District of Columbia Circuits.

      As of April 14, 2004, there were no pending lawsuits by union trust funds against cigarette manufacturers.

      Insurance-Related Cases. As of April 14, 2004, one insurance-related case was pending against B&W. On June 6, 2001, in Blue Cross and Blue Shield of New Jersey, Inc. v. Philip Morris, Inc., a federal court jury in Brooklyn returned a verdict in favor of B&W and other tobacco defendants on common law fraud and civil RICO claims, but found for the plaintiff, Empire Blue Cross and Blue Shield, referred to as “Empire,” on a claim under a New York state deceptive business practices statute. Empire pursued its claims against the defendants on behalf of itself directly as well as on behalf of its insureds under a theory of subrogation. The jury verdict on the direct claim was approximately $17.8 and the verdict on the subrogated claim was approximately $11.8. B&W’s portion of these amounts is $2.8 and $1.9, respectively. The New York statute under which Empire recovered does not provide for punitive damages, but does allow for recovery of reasonable attorneys’ fees. On February 28, 2002, Judge Weinstein awarded plaintiffs’ counsel approximately $38 in attorneys’ fees. On July 2, 2002, Judge Weinstein denied the defendants’ renewed motion to dismiss. He also refused to transfer the claims of non-New York plans to their respective states, and he continued the stay of those claims as well as all remaining claims of Blue Cross Blue Shield plans until there is a final resolution of the Empire case. The defendants, including B&W, appealed to the U.S. Court of Appeals for the Second Circuit. On September 16, 2003, the Second Circuit reversed the judgment for Empire on its subrogation claim, and reserved ruling on Empire’s direct claim pending resolution by the New York Court of Appeals of the following certified questions:

•	Are claims by a third party payer of health care costs seeking to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. General Business Law § 349 too remote to permit suit under that statute?

•	If such an action is not too remote to permit suit, is individualized proof of harm to subscribers required when a third party payer of health care costs seeks to recover costs of services provided to

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subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. General Business Law § 349?

      On October 30, 2003, the New York Court of Appeals agreed to review the two certified questions. Briefing is complete. Oral argument has not been scheduled.

      In Group Health Plan, Inc. v. Philip Morris, Inc. and Medica v. Philip Morris, Inc., a federal district judge in Minnesota dismissed all claims, except a state antitrust claim and a state conspiracy claim. The federal court certified to the Minnesota Supreme Court the question whether these two claims could be pursued under Minnesota law by Group Health Plan. On January 11, 2001, the Minnesota Supreme Court ruled that the plaintiff could pursue these claims. Certain defendants, including B&W, filed motions for summary judgment based on the statutes of limitation and causation, injury and damages. On January 31, 2002, summary judgment was granted in favor of certain defendants, including B&W. The plaintiffs appealed to the U.S. Court of Appeals for the Eighth Circuit. Oral argument occurred on May 15, 2003. On September 16, 2003, the U.S. Court of Appeals for the Eighth Circuit upheld the dismissal of the damages claims, but remanded the case to the trial court to consider whether injunctive relief is available. Shortly after the appeals court ruling, the plaintiffs decided to dismiss the case and, on October 21, 2003, the judge entered an order dismissing the case with prejudice.

      Native American Tribes. As of April 14, 2004, two Native American Tribe cases were pending against B&W. On January 25, 2002, in Navajo Nation v. Philip Morris, Inc., the District Court of Navajo Nation granted the defendants’ motion to dismiss the conspiracy, deceptive acts and restraint of trade claims. The court refused to dismiss the plaintiffs’ product liability claim. In response, the plaintiffs filed a motion to alter, amend or clarify the January 25, 2002 order. No decision has been made by the court. One other Native American tribe case, Crow Creek Sioux Tribe v. American Tobacco Co., is pending before a tribal court in South Dakota.

      Hospitals. As of April 14, 2004, two cases brought by hospitals were pending against B&W: City of St. Louis v. American Tobacco Co., Inc., which is pending in the Circuit Court of the City of St. Louis, Missouri, and County of McHenry v. Philip Morris, Inc., which is pending in the Circuit Court of Cook County, Illinois. These cases seek recovery of costs incurred by hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. In May 2000, in A.O. Fox Memorial Hospital v. American Tobacco Co., Inc., which was filed in state court in Nassau County, New York, a group of approximately 175 hospitals filed suit against certain tobacco industry defendants seeking at least $3.6 billion for costs expended to treat smoking-related illnesses. On December 14, 2001, the defendants’ motion to dismiss was granted. The Appellate Division of the Supreme Court, Second Judicial Department, affirmed the trial court’s dismissal on February 10, 2003. In March 2003, the plaintiffs asked the Court of Appeals of New York, which is the highest state appellate court in New York State, for permission to appeal. This petition was denied on May 13, 2003.

      Taxpayers. On October 2, 2003, in Mason v. American Tobacco Co., the U.S. Court of Appeals for the Second Circuit affirmed the U.S. District Court for the Eastern District of New York’s ruling that granted the motion of the defendants, including B&W, to dismiss and denied the plaintiffs’ motion for class certification. On October 16, 2003, the plaintiffs filed a motion for rehearing by the entire Court of Appeals. The court denied rehearing on December 8, 2003. On March 8, 2004, the plaintiffs asked the U.S. Supreme Court to review the case. A decision is pending.

      In two other taxpayer cases, Anderson v. American Tobacco Co. and Temple v. R.J. Reynolds Tobacco Co., appeals by the plaintiffs have been consolidated before the U.S. Court of Appeals for the Sixth Circuit. Oral argument took place on April 28, 2004.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

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MSA-Enforcement and Validity

      As of April 14, 2004, one case was pending against B&W concerning the enforcement and validity of the MSA. On April 7, 2004, a class action lawsuit, Sanders v. Philip Morris USA, Inc., was filed in the Superior Court of Los Angeles County on behalf of California residents who purchased cigarettes in California from April 2, 2000 to the present. The defendants are RJR, RJR Tobacco, Philip Morris, Altria Group, Inc. and B&W. The plaintiffs allege that the MSA is anticompetitive in that the defendants have used the terms of the MSA to reduce competition and to raise the price of cigarettes. The plaintiffs assert four causes of action: violation of the California Cartwright Act; unfair competition under California Business & Professions Code section 17200; common law unfair competition; and restitution and unjust enrichment. No discovery or other deadlines have been established.

      Several other cases have been brought challenging the validity of the MSA, including claims that the MSA violates antitrust laws. This litigation has not been successful. On February 12, 2003, in Forces Action Project, LLC v. California, a case in which a smokers’ rights organization challenged the propriety of the MSA on antitrust grounds, the U.S. Court of Appeals for the Ninth Circuit affirmed the U.S. District Court for the Northern District of California’s January 5, 2000 order that granted defendants’ motion to dismiss. On January 6, 2004, in Freedom Holdings, Inc. v. Spitzer, a case in which B&W is not a defendant, the U.S. Court of Appeals for the Second Circuit reversed the dismissal of a complaint asserting an antitrust challenge to legislation adopted by New York State in furtherance of the MSA and remanded the case for further proceedings.

      On March 26, 2004, the Attorney General of Maine wrote B&W, alleging that B&W’s “Kool Mixx” advertising campaign violates the MSA’s prohibitions on youth targeting, placement of tobacco brand names in media and tobacco brand name merchandise. B&W disputes those allegations but has had discussions with the states in an attempt to resolve these claims. On May 7, 2004, the Attorney General of New York, on behalf of himself and 30 other state attorneys general, served a notice of intent to initiate enforcement proceedings if the states’ claims are not resolved within 30 days from the date of the letter.

Asbestos Contribution Cases

      As of April 14, 2004, six lawsuits were pending against B&W in which asbestos companies or asbestos-related trust funds allege that they “overpaid” claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation. On May 24, 2001, a Mississippi state court judge dismissed all such claims by Owens-Corning in Estate of Ezell Thomas v. RJR Tobacco Co. Owens-Corning appealed the dismissal to the Mississippi Supreme Court on August 15, 2001. On March 18, 2004, the Mississippi Supreme Court affirmed the trial court’s dismissal. A similar case, H.K. Porter Co., Inc. v. American Tobacco Co., was pending in the U.S. District Court for the Eastern District of New York before Judge Weinstein. However, on July 26, 2001, the parties stipulated to a dismissal of the action. In Fibreboard Corp. v. R. J. Reynolds Tobacco Co., a case pending in state court in California, Owens-Corning and Fibreboard asserted the same claims as those asserted in the Mississippi case. Motions to dismiss those claims have been held in abeyance pending the final determination of the Mississippi case.

Antitrust Cases

      A number of tobacco wholesalers, or indirect purchasers, have sued U.S. cigarette manufacturers, including B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes, in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs ask the court to certify the lawsuits as class actions on behalf of other persons who purchased cigarettes directly from one or more of the defendants. The federal cases against B&W were

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consolidated and sent by the Judicial Panel on Multi-District Litigation for pretrial proceedings in the U.S. District Court for the Northern District of Georgia. The court certified a class of direct purchasers on January 27, 2001. The court granted the defendants’ motion for summary judgment in the consolidated federal cases on July 11, 2002, and the U.S. Court of Appeals for the Eleventh Circuit affirmed that decision on September 22, 2003. Plaintiffs in all but two of the state price-fixing cases brought on behalf of indirect purchasers have agreed to dismiss their cases voluntarily. In the Kansas case, the court granted class certification on November 15, 2001. In the New Mexico case, the court granted class certification on April 11, 2003, and certified that decision for interlocutory appeal on June 24, 2003.

      On February 16, 2000, a class-action complaint, DeLoach v. Philip Morris Cos., Inc., was brought against B&W, other cigarette manufacturers and others in the U.S. District Court for the District of Columbia on behalf of a class of all tobacco growers and tobacco allotment holders. The plaintiffs assert that the defendants, Philip Morris, Inc., R. J. Reynolds Tobacco Co., B&W and Lorillard Tobacco Co., engaged in bid-rigging of American burley and flue-cured tobacco auctions beginning at least by 1996 and continuing to present. The defendants’ actions are alleged to have held the auction prices of tobacco at artificially low prices resulting in damage to tobacco growers and allotment holders. In addition, the plaintiffs allege that the defendants have engaged in a conspiracy to force the elimination or destruction of the federal government’s tobacco quota and price support program through an alleged illegal group boycott. On October 9, 2000, the defendants filed a motion to dismiss the second amended complaint and a motion to transfer venue to the U.S. District Court for the Middle District of North Carolina. On November 30, 2000, the court granted the motion to transfer the case. On December 20, 2000, the plaintiffs moved to amend the complaint to add the leaf-buying companies Dimon, Universal Leaf and Standard Commercial as the defendants, which motion was allowed. The plaintiffs’ motion to certify the class was granted on April 3, 2002. On April 16, 2002, B&W and the other defendants petitioned the U.S. Court of Appeals for the Fourth Circuit to review the class certification ruling. On June 12, 2002, the Fourth Circuit declined to review the class certification ruling and on July 8, 2002, the court denied a petition for rehearing. In May 2003, the plaintiffs reached a settlement with all defendants, including B&W, except RJR Tobacco. The settlement was approved by Judge Osteen on October 1, 2003. The settling defendants agreed to pay $210 to the plaintiffs of which B&W’s share is $23, pay plaintiffs’ attorneys’ fees as set by the court of which B&W’s share is $9.8, and purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, which is 35% for B&W, and as a minimum number of pounds per year, which is 55 million pounds for B&W. Prior to October 1, 2003, B&W recorded a $30 expense to SG&A based on the anticipated settlement amount.

Other Litigation and Developments

      Four lawsuits have been filed against B&W, along with other cigarette manufacturers, by foreign governments contending that B&W and other tobacco companies in the United States may be held responsible under various legal theories for taxes and duties allegedly unpaid as a result of cigarette smuggling. Each of these actions seeks compensatory, punitive and treble damages. B&W and other defendants filed motions to dismiss the actions brought by Ecuador, Belize and Honduras in the U.S. District Court for the Southern District of Florida. These motions were granted on February 26, 2002, and the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Eleventh Circuit on March 26, 2002. The Eleventh Circuit heard oral argument on December 10, 2002. On August 14, 2003, the Eleventh Circuit announced its decision affirming the dismissal of the case. On November 5, 2003, Ecuador, Belize and Honduras filed a petition for a writ of certiorari requesting the Supreme Court of the United States to review the decision of the Eleventh Circuit. The court denied that petition on January 12, 2004. B&W and other defendants filed motions to dismiss a similar action brought by Amazonas and other departments of Colombia in the U.S. District Court for the Eastern District of New York. These motions were granted on February 19, 2002, and plaintiffs appealed to the U.S. Court of Appeals for the Second Circuit. The court of appeals affirmed the

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CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dismissal on January 14, 2004. Plaintiffs filed a petition for a writ of certiorari to the U.S. Supreme Court on April 12, 2004.

      B&W has been served in two reparations actions brought by descendants of slaves. Plaintiffs in these actions claim that defendants, including B&W, profited from the use of slave labor. These two actions have been transferred to Judge Norgle in the Northern District of Illinois by the Judicial Panel on Multi-District Litigation for coordinated or consolidated pretrial proceedings with other reparation actions. Seven additional cases were originally filed in California, Illinois and New York. B&W is named as a defendant in only one of these additional cases, but it has not been served. The action in which B&W is named but has not been served was conditionally transferred to the Northern District of Illinois on January 7, 2003, but the plaintiffs contested that transfer, and the Judicial Panel on Multi-District Litigation has not yet issued a final ruling on the transfer. The plaintiffs filed a consolidated complaint on June 17, 2003. The defendants have moved to dismiss the complaint. That motion was granted on January 26, 2004. The court gave the plaintiffs leave to file an amended complaint, which they did on April 5, 2004. In addition, several of the plaintiffs have attempted to appeal the trial court’s January 26, 2004 dismissal to the U.S. Court of Appeals for the Seventh Circuit.

      B&W has entered into agreements to indemnify certain distributors, retailers, and suppliers from liability arising out of the sale or distribution of B&W’s products. B&W believes that the indemnified claims are substantially similar in nature and extent to the claims that B&W is already exposed to by virtue of its having manufactured those products.

      Although B&W’s management concludes that the loss of any particular pending smoking and health tobacco litigation claim against B&W, when viewed on an individual basis, is not probable, the possibility of material losses related to tobacco litigation is more than remote. Litigation is subject to many uncertainties and it is not possible to predict the outcome of the litigation pending against B&W or its indemnities.

      Unfavorable judgments awarding compensatory damages, punitive damages or fines have been returned against B&W in the Engle class-action case, which was reversed by the intermediate appellate court on May 21, 2003, nine individual smoking and health cases, a Broin II flight attendant ETS case and a health care cost recovery case. Although B&W believes that it has numerous bases for successful appeals in these cases and it has a number of valid defenses to all actions and intends to defend all actions vigorously, it is possible that there could be further adverse developments in these cases or that additional cases could be decided unfavorably against B&W. Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could materially adversely affect the litigation against B&W and could encourage the commencement of additional tobacco-related litigation. If an adverse judgment were entered against B&W in any case, an appeal would be made. Such appeals could require the posting of appeal bonds or substitute security by the appellants in amounts, which could in some cases equal or exceed the amount of the judgment, which might be material in terms of B&W’s available committed lending facilities. In addition, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.

      Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against B&W, a significant increase in litigation or in adverse outcomes for tobacco defendants could have a material adverse effect on B&W. Moreover, notwithstanding the quality of defenses available to it in litigation matters, it is possible that B&W’s results of operations, cash flows or financial condition could be materially adversely affected by the ultimate outcome of certain pending litigation matters.

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Matters

      B&W/ Lane is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. B&W/ Lane has been engaged in a continuing program to assure compliance with these environmental laws and regulations. Although it is difficult to identify precisely the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, B&W/ Lane does not expect such expenditures or other costs to have a material adverse effect on the business or financial condition of B&W/ Lane.

Note 9 —	Other Commitments

      As of March 31, 2004, B&W/ Lane had entered into commitments relating to the purchase of equipment and for the improvement of manufacturing facilities in the amount of approximately $5.

      B&W had letters of credit with a balance, which refers to the amount required to pay off the obligation, of $8 as of March 31, 2004 and $9 as of December 31, 2003. Lane had no letters of credit.

Note 10 —	Segment Information

      B&W/Lane has one reportable segment, B&W. B&W’s principal domestic brands include KOOL, PALL MALL, MISTY, CAPRI and GPC. Other brands include CARLTON, LUCKY STRIKE and VICEROY. The disclosures classified as “all other” include Lane. The assets and results of operations for Lane do not meet the materiality criteria to be reported.

      B&W and Lane are operated and reported internally as separate businesses. As a result, there are no corporate assets which are separately reported. All operations included in the condensed combined financial statements are principally in the United States. The accounting policies of the individual segments are consistent with those described in Note 1, “Summary of Significant Accounting Policies.”

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Segment data as of three months ended (except as noted):

	2004	2003

Net sales:
B&W	$950	$927
All other (includes intercompany sales eliminations between B&W and Lane)	25	22

Combined net sales	$975	$949

Operating income:
B&W	$110	$95
All other	7	7

Combined operating income	$117	$102

Capital expenditures:
B&W	$3	$6
All other	1	1

Combined capital expenditures	$4	$7

Depreciation expense:
B&W	$16	$15
All other	1	1

Combined depreciation expense	$17	$16

Assets (as of March 31, 2004)
B&W	$4,717
All other	66

Combined assets	$4,783

      Sales to B&W’s largest customer, McLane Company Inc., in the U.S. constituted approximately 15% and 18% of B&W’s total sales revenue for the three months ended March 31, 2004 and 2003, respectively.

Note 11 —	Proposed RJR Merger

      On October 27, 2003, B&W and Lane’s parent company announced the signing of definitive agreements with R.J. Reynolds Tobacco Holdings, Inc., which is referred to as “RJR,” to combine B&W’s U.S. cigarette and tobacco business and RJR. The agreements provide for establishing a new publicly traded holding company, Reynolds American Inc., which is referred to as “Reynolds American.” Upon completion of the combination transactions, B&W will own approximately 42% of the outstanding shares of Reynolds American common stock and existing RJR stockholders will own approximately 58% of the outstanding shares of Reynolds American common stock. No financial indebtedness of B&W/ Lane will be assumed by Reynolds American. The combination transactions are expected to be tax-free to B&W and RJR stockholders. An indirect, wholly-owned subsidiary of BAT also will receive $400 in cash in connection with the sale of CMSI, the parent of Lane to Reynolds American.

      The formation agreement provides for B&W to transfer cash in an amount equal to its accrued MSA expenses. The transferred MSA accrual balance is contingent on the timing of the closing of the combination transactions, but it averages approximately $750 during the year. RJR and B&W will be combined in a

BROWN & WILLIAMSON TOBACCO CORPORATION/ LANE LIMITED

NOTES TO UNAUDITED CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

wholly-owned subsidiary of Reynolds American and that subsidiary will indemnify B&W for, among other things, all liabilities arising before or after the closing that relate to B&W’s U.S. cigarette and tobacco business. These liabilities include B&W’s historic and future tobacco-related litigation liabilities and all liabilities under the MSA and other state settlement agreements. Lane will operate as an independent subsidiary of Reynolds American.

      The combination transactions are expected to close in the second quarter of 2004, pending the necessary clearances from U.S. regulatory authorities and RJR stockholders, as well as satisfactory IRS rulings. The headquarters of Reynolds American are expected to be in Winston-Salem, North Carolina.

      The PBGC, a U.S. government agency that insures the obligations to employees under B&W’s and RJR’s pension plans in the event the pension plans terminate, sent a letter dated April 16, 2004 to BATUS Holdings, Inc., B&W’s indirect U.S. parent company, expressing concern that, following completion of the combination transactions, Reynolds American may be unable to support the B&W pension plans in the future and to fully satisfy the liabilities under the B&W pension plans in the event the plans are terminated and indicating that it is seeking to determine if Reynolds American’s financial strength and creditworthiness will result in an unreasonable increase in the PBGC’s risk in connection with B&W’s pension plans that are to be transferred to Reynolds American. In addition, the PBGC indicated its belief that additional protection for the B&W pension plans is required.

      B&W has contacted the PBGC in order to seek to address these concerns, and representatives of B&W, RJR and the PBGC are scheduled to have further discussions relating to this matter. Actions taken or requested by the PBGC in order to address the unfunded benefit liabilities of the B&W plans, which the PBGC asserts were approximately $680 million on a termination basis as of March 31, 2004, could include increased cash contributions to B&W’s pension plans in excess of federal regulatory minimum requirements, which are currently being met, provision of security to the PBGC or termination of one or more of such plans.

ANNEX A

Conformed Copy

BUSINESS COMBINATION AGREEMENT

Dated as of October 27, 2003
between
BROWN & WILLIAMSON TOBACCO CORPORATION
and
R.J. REYNOLDS TOBACCO HOLDINGS, INC.,
as amended

A-i

A-ii

A-iii

LIST OF EXHIBITS

Exhibit	Title

Exhibit A	Form of B&W Opco Formation Agreement
Exhibit B	Form of Lane Stock Purchase Agreement
Exhibit C	Form of Reynolds American Rights Plan
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Non-competition Agreement
Exhibit F	Form of Governance Agreement
Exhibit G-1	Form of Amended and Restated Articles of Incorporation of Reynolds American
Exhibit G-2	Form of Amended and Restated By-Laws of Reynolds American
Exhibit G-3	Certificate of Incorporation of Sub
Exhibit G-4	By-Laws of Sub
Exhibit G-5	Articles of Incorporation of B&W Opco
Exhibit G-6	By-Laws of B&W Opco
Exhibit H	The Board of Directors and executive officers of Reynolds American and the Surviving Corporation
Exhibit I	Form of Affiliate Agreement
Exhibit J	Form of Dividend Policy Letter
Exhibit K	Term Sheet for Manufacturing Contracts

A-iv

INDEX OF DEFINED TERMS

Defined Term	Section

“20-Day RJR Average Closing Price”	Section 1.03(a)
“Acquiring Person”	Section 3.05(c)
“Action”	Section 9.03
“Adjusted Cash Deferred Stock Unit”	Section 6.04(iv)
“Adjusted Option”	Section 6.04(i)
“Adjusted SAR”	Section 6.04(ii)
“Adjusted Stock Deferred Stock Unit”	Section 6.04(iii)
“Affected B&W Employees”	Section 6.05(b)
“affiliate”	Section 9.03
“Agreement”	Recitals
“Asset Contribution”	Recitals
“Assumption of Liabilities”	Recitals
“B&W”	Recitals
“B&W Affiliated Group”	Section 4.09(a)
“B&W Alternative Acquisition Agreement”	Section 5.03(b)
“B&W Audited Historical Financial Statements”	Section 4.06(a)
“B&W Benefit Agreements”	Section 4.08(iii)
“B&W Benefit Plans”	Section 4.10
“B&W Board”	Section 5.03(a)
“B&W Business”	Section 9.03
“B&W Commonly Controlled Entity”	Section 4.11(i)
“B&W Company”	Section 4.02(a)
“B&W Disclosure Letter”	Article IV
“B&W Material Adverse Effect”	Section 9.03
“B&W Multiemployer Pension Plan”	Section 4.11(c)
“B&W Opco”	Recitals
“B&W Opco 2002 Balance Sheet”	Sheet 4.06(a)
“B&W Opco Common Stock”	Recitals
“B&W Opco Financial Statements”	Section 4.06(a)
“B&W Opco Formation Agreement”	Recitals
“B&W Opco Income Statements”	Section 4.06(a)
“B&W Opco Interim 2003 Balance Sheet”	Section 4.06(a)
“B&W Opco Stock Contribution”	Recitals
“B&W Pension Plans”	Section 4.11(a)
“B&W Personnel”	Section 4.08(iii)
“B&W SEC Financial Statements”	Section 4.06(b)
“B&W Subsidiary”	Section 4.01
“B&W Takeover Proposal”	Section 5.03(d)
“B&W Tax Ruling”	Section 7.02(f)
“B&W Termination Fee”	Section 6.07(c)
“B&W Transaction Material Adverse Effect”	Section 9.03
“B&W U.S. Holdings”	Section 6.02(b)

A-v

Defined Term	Section

“B&W Welfare Plans”	Section 4.11(a)
“BAT”	Recitals
“Certificate of Merger”	Section 1.06
“Certificates”	Section 2.02(b)
“Closing Date”	Section 1.05
“Closing”	Section 1.05
“CMS”	Recitals
“Code”	Recitals
“Commercial Agreements”	Section 6.03(a)
“Complete Withdrawal”	Section 3.11(c)
“Confidentiality Agreement”	Section 6.02(a)
“Consent”	Section 3.05(b)
“Contract”	Section 3.05(a)
“DGCL”	Section 1.04
“Distribution Date”	Section 3.05(c)
“Dividend Policy Letter”	Section 7.02(c)
“EC Filings”	Section 6.03(a)
“EC Merger Regulation”	Section 3.05(b)
“Effective Time”	Section 1.06
“Employee Benefits Liability”	Section 4.11(i)
“Environmental Condition”	Section 9.03
“Environmental Law”	Section 9.03
“ERISA”	Section 3.11(a)
“Exchange Act”	Section 3.05(b)
“Exchange Agent”	Section 2.02(a)
“Exchange Ratio”	Section 2.01(c)
“Excluded Assets”	Section 4.03
“Excluded Liabilities”	Section 4.06(a)
“Excluded Subsidiary”	Article IV
“Filed RJR SEC Documents”	Section 3.06(c)
“Form 8-A”	Section 3.05(b)
“Form S-4”	Section 3.05(b)
“GAAP”	Section 3.06(b)
“Governance Agreement”	Recitals
“Governmental Entity”	Section 3.05(b)
“Hazardous Materials”	Section 9.03
“HSR Act”	Section 3.05(b)
“HSR Filing”	Section 6.03(a)
“Insolvent”	Section 9.03
“Intellectual Property”	Section 9.03
“In-the-Money Options”	Section 1.03(a)
“IRS”	Section 3.09(c)
“Joinder Agreement”	Recitals
“JPM”	Section 3.18

A-vi

Defined Term	Section

“Judgment”	Section 3.05(a)
“Lane Seller”	Recitals
“Lane Stock Purchase Agreement”	Recitals
“Lane Stock Sale”	Recitals
“Law”	Section 3.05(a)
“Lehman”	Section 3.18
“Liens”	Section 3.02(a)
“Manufacturing Contracts”	Recitals
“Maximum Premium”	Section 6.06(b)
“Merger Consideration”	Section 2.01(c)
“Merger”	Recitals
“Non-competition Agreement”	Recitals
“Notice of Superior B&W Proposal”	Section 5.03(b)
“Notice of Superior RJR Proposal”	Section 5.02(b)
“NYSE”	Section 1.03(a)
“Option Withholding Amount”	Section 1.03(a)
“Outside Date”	Section 8.01(b)
“Partial Withdrawal”	Section 3.11(c)
“Permits”	Section 3.01
“person”	Section 9.03
“Primary RJR Executives”	Section 3.11(e)
“Proxy Statement”	Section 3.05(b)
“Regulatory Requirement”	Section 6.03(b)
“Representatives”	Section 5.02(a)
“Restraints”	Section 7.01(d)
“Reynolds American Common Stock”	Recitals
“Reynolds American Loan”	Recitals
“Reynolds American Preferred Stock”	Recitals
“Reynolds American Stock Consideration”	Section 1.03(a)
“Reynolds American”	Recitals
“RJR”	Recitals
“RJR Adverse Recommendation Change”	Section 5.02(b)
“RJR Affiliated Group”	Section 3.09(a)
“RJR Alternative Acquisition Agreement”	Section 5.02(b)
“RJR Benefit Agreements”	Section 3.08(vi)
“RJR Benefit Plans”	Section 3.10
“RJR Board”	Section 3.04(b)
“RJR By-Laws”	Section 3.01
“RJR Capital Stock”	Section 3.03
“RJR Cash Deferred Stock Unit”	Section 6.04(d)
“RJR Charter”	Section 3.01
“RJR Common Stock”	Recitals
“RJR Commonly Controlled Entity”	Section 3.10
“RJR Director Deferrals”	Section 6.04(d)

A-vii

Defined Term	Section

“RJR Director Grants”	Section 6.04(d)
“RJR Disclosure Letter”	Article III
“RJR Material Adverse Effect”	Section 9.03
“RJR Multiemployer Pension Plan”	Section 3.11(c)
“RJR Pension Plans”	Section 3.11(a)
“RJR Personnel”	Section 3.08(b)
“RJR Preferred Stock”	Section 3.03
“RJR Restricted Shares”	Section 3.03
“RJR Rights Agreement”	Section 3.03
“RJR Rights”	Section 3.03
“RJR SEC Documents”	Section 3.06(a)
“RJR Share Calculation”	Section 1.03(a)
“RJR Stock Deferred Stock Unit”	Section 6.04(d)
“RJR Stock Option”	Section 6.04(d)
“RJR Stock Plans”	Section 6.04(d)
“RJR Stockholder Approval”	Section 3.04(c)
“RJR Stockholders Meeting”	Section 6.01(d)
“RJR Subsidiary”	Section 3.01
“RJR Takeover Proposal”	Section 5.02(e)
“RJR Tax Ruling”	Section 7.03(e)
“RJR Termination Fee”	Section 6.07(b)
“RJR Transaction Material Adverse Effect”	Section 9.03
“RJR Voting Debt”	Section 3.03
“RJR Welfare Plans”	Section 3.11(a)
“RJR-T”	Recitals
“Sarbanes-Oxley Act”	Section 3.06(b)
“SARs”	Section 3.03
“SEC”	Section 3.05(b)
“Section 11(a)(ii) Event”	Section 3.05(c)
“Section 13 Event”	Section 3.05(c)
“Section 203”	Section 3.04(b)
“Securities Act”	Section 3.06(b)
“Series A Preferred Stock”	Section 3.03
“SF Contribution”	Recitals
“Share Issuance”	Section 1.04
“Stock Acquisition Date”	Section 3.05(c)
“Sub”	Recitals
“subsidiary”	Section 9.03
“Superior B&W Proposal”	Section 5.03(d)
“Superior RJR Proposal”	Section 5.02(e)
“Surviving Corporation”	Section 1.04
“Tax Return”	Section 3.09(g)
“Tax Ruling”	Section 6.13(a)
“Taxes”	Section 3.09(g)

A-viii

Defined Term	Section

“Transaction Agreements”	Recitals
“Transactions”	Section 1.04
“Transfer Taxes”	Section 6.09
“Triggering Event”	Section 3.05(c)

A-ix

      BUSINESS COMBINATION AGREEMENT, dated as of October 27, 2003 (this “Agreement”), between BROWN & WILLIAMSON TOBACCO CORPORATION, a Delaware corporation (“B&W”), and R.J. REYNOLDS TOBACCO HOLDINGS, INC., a Delaware corporation (“RJR”), as amended.

      WHEREAS the respective Boards of Directors of each of the parties hereto have approved this Agreement and the transactions contemplated hereby and declared it advisable and in the best interests of each corporation and its respective stockholder or stockholders that B&W and RJR engage in a business combination transaction to be effected as set forth in this Agreement;

      WHEREAS B&W and RJR have agreed that they will form a new North Carolina corporation (“Reynolds American”);

      WHEREAS B&W and RJR will each receive 65,000,000 shares of common stock, par value $0.0001 per share, of Reynolds American (the “Reynolds American Common Stock”) in connection with the formation of Reynolds American;

      WHEREAS RJR has agreed it will contribute to Reynolds American all of the stock of Santa Fe Natural Tobacco Co., a New Mexico corporation, in exchange for shares of voting preferred stock, par value $0.01 per share, of Reynolds American (the “Reynolds American Preferred Stock”), having the terms set forth in the Articles of Incorporation of Reynolds American (the “SF Contribution”);

      WHEREAS immediately prior to the B&W Opco Stock Contribution (as defined below), R. J. Reynolds Tobacco Company, a New Jersey corporation and a wholly owned subsidiary of RJR (“RJR-T”), will loan $400,000,000 to Reynolds American in exchange for a note (the “Reynolds American Loan”);

      WHEREAS B&W has agreed that it will, immediately prior to the Effective Time (as defined in Section 1.06), form a new North Carolina corporation (“B&W Opco”) and enter into a formation agreement with B&W Opco and Reynolds American in the form of Exhibit A hereto (the “B&W Opco Formation Agreement”), pursuant to which the Contributed Assets (as defined in the B&W Opco Formation Agreement) will be contributed to B&W Opco (the “Asset Contribution”) and the Assumed Liabilities (as defined in the B&W Opco Formation Agreement) will be assumed by B&W Opco (the “Assumption of Liabilities”), in each case on the terms and subject to the conditions set forth in the B&W Opco Formation Agreement;

      WHEREAS B&W has agreed that it will, immediately following the Asset Contribution and the Assumption of Liabilities and simultaneously with the Effective Time, and otherwise on the terms and subject to the conditions set forth in this Agreement, contribute to Reynolds American (the “B&W Opco Stock Contribution”) shares of common stock of B&W Opco, representing all the issued and outstanding shares of common stock, par value $0.01 per share, of B&W Opco (the “B&W Opco Common Stock”) in exchange for shares of Reynolds American Common Stock as described in Section 1.03;

      WHEREAS simultaneously with the B&W Opco Stock Contribution and otherwise on the terms and subject to the conditions set forth in this Agreement, at the Effective Time, a newly formed, wholly owned subsidiary of Reynolds American incorporated in Delaware (“Sub”), will merge with and into RJR (the “Merger”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of RJR, the “RJR Common Stock”) shall be converted into the right to receive one share of Reynolds American Common Stock, as described in Section 2.01(c) of this Agreement;

      WHEREAS simultaneously with the execution and delivery of this Agreement, American Cigarette Company Overseas B.V., a Netherlands corporation (“Lane Seller”), Cigarette Manufacturing Supplies Inc., a Delaware corporation (“CMS”), and RJR are entering into an agreement (the “Lane Stock Purchase Agreement”) in the form of Exhibit B hereto, pursuant to which, at the Effective Time, Lane Seller will sell to Reynolds American (the “Lane Stock Sale”) all the capital stock of CMS;

      WHEREAS immediately following the Effective Time and the Lane Stock Sale, (a) Reynolds American will contribute the B&W Opco Common Stock to RJR and (b) subsequently, RJR-T will merge with and into B&W Opco, with B&W Opco as the surviving corporation (such contribution and merger, together, the “Post-Effective Time Contribution and Merger”);

      WHEREAS, B&W and Reynolds American, or certain of their respective affiliates, will enter into manufacturing contracts (the “Manufacturing Contracts”) consistent with the terms and conditions set forth in Exhibit K;

      WHEREAS simultaneously with the Asset Contribution, British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (“BAT”), B&W and Reynolds American will enter into a non-competition agreement (the “Non-competition Agreement”) in the form of Exhibit E hereto and a governance agreement in the form of Exhibit F hereto (the “Governance Agreement”) and, together with this Agreement, the Lane Stock Purchase Agreement (and the joinder agreement whereby Reynolds American will assume RJR’s obligations thereunder), the B&W Opco Formation Agreement, the Non-competition Agreement, the Joinder Agreement to be entered into by Reynolds American, B&W and RJR (the “Joinder Agreement”) in the form of Exhibit D hereto, the Commercial Agreements (as defined in Section 6.03(a)) and all other agreements, instruments and other documents entered into to make effective or implement the Transactions (as defined in Section 1.04), (the “Transaction Agreements”), in each case pursuant to which BAT, B&W, Reynolds American and RJR, as the case may be, will be granted the rights and become subject to the obligations set forth therein;

      WHEREAS for Federal income tax purposes it is intended that the Asset Contribution and the Assumption of Liabilities, on the one hand, and the B&W Opco Stock Contribution and the Merger, on the other hand, qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and that the Merger also qualifies as a reorganization within the meaning of Section 368(a) of the Code;

      WHEREAS for Federal income tax purposes it is intended that the SF Contribution qualify as an exchange within the meaning of Section 351 of the Code and also as a reorganization within the meaning of Section 368(a) of the Code; and

      WHEREAS the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the transactions contemplated by this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE FORMATION OF REYNOLDS AMERICAN, SUB AND B&W OPCO, THE ASSET CONTRIBUTION,

THE ASSUMPTION OF LIABILITIES, THE B&W OPCO STOCK CONTRIBUTION AND THE MERGER

      SECTION 1.01.     The Formation of Reynolds American, Sub and B&W Opco.     (a) As promptly as practicable after the date hereof, B&W and RJR shall cause Reynolds American to be organized under the laws of the State of North Carolina. On or prior to the Closing Date (as defined in Section 1.05), and in any event prior to the B&W Opco Stock Contribution, Reynolds American shall cause Sub to be organized under the laws of the State of Delaware, and B&W shall cause B&W Opco to be organized under the laws of the State of North Carolina. The Articles of Incorporation and By-Laws of Reynolds American shall be in the form of Exhibits G-1 and G-2, respectively. The Certificate of Incorporation and By-Laws of Sub shall be in the form of Exhibits G-3 and G-4, respectively. The Articles of Incorporation and By-Laws of B&W Opco shall be in the form of Exhibits G-5 and G-6, respectively. Upon formation of Reynolds American, each of B&W and RJR shall contribute $6,500 to Reynolds American in exchange for 65,000,000 shares of Reynolds American Common Stock.

      (b) The parties hereto agree that Reynolds American, Sub and B&W Opco shall not (i) carry on any business or conduct any operations other than the execution of the Transaction Agreements to which they are a party, the performance of their respective obligations hereunder and thereunder, the consummation of the Transactions and matters ancillary thereto or (ii) issue any capital stock, rights to purchase or receive capital stock or other equity, voting or ownership interests on or prior to the Effective Time other than as described in the Transaction Agreements.

      SECTION 1.02.     The Asset Contribution and the Assumption of Liabilities.     (a) On the Closing Date, immediately prior to the Effective Time, B&W, B&W Opco and Reynolds American shall enter into the B&W Opco Formation Agreement and shall effect the Asset Contribution and the Assumption of Liabilities.

      SECTION 1.03.     The B&W Opco Stock Contribution. (a) On the Closing Date, immediately following the Asset Contribution and the Assumption of Liabilities and simultaneously with the occurrence of the Effective Time, B&W shall contribute, transfer and deliver to Reynolds American the B&W Opco Common Stock in exchange for that number (rounded up to the nearest whole share) of fully paid and nonassessable shares of Reynolds American Common stock equal to (x) the product of (i) 0.724138 (i.e., 42% divided by 58%) and (ii) the RJR Share Calculation less (y) 65,000,000. If the number calculated in the preceding sentence is negative, such excess number of shares (the “B&W Excess Share Calculation”) owned by B&W shall be canceled as set forth in Section 2.01(d). The Reynolds American Common Stock received by B&W pursuant to Section 1.01(a) and this Section 1.03(a), less any Reynolds American Common Stock canceled pursuant to Section 2.01(d), if applicable, is referred to as the “Reynolds American Stock Consideration”. The “RJR Share Calculation” shall be equal to:

(A) the number of shares of RJR Common Stock issued and outstanding immediately prior to the Effective Time;

plus

(B) the aggregate number of shares of RJR Common Stock that would be issued upon the exercise or settlement, as the case may be, of all RJR Stock Options (as defined in Section 6.04(d)), other equity-based or equity-related awards or other rights to receive or purchase RJR Common Stock outstanding or in existence immediately prior to the Effective Time (assuming exercise or settlement at that time), in each case that have a strike price or exercise price, if applicable, that is less than the 20-Day RJR Average Closing Price (as defined below) (the “In-the-Money Options”);

less

(C) the quotient (rounded up to the nearest whole number) obtained by dividing (1) the aggregate proceeds that would be received by RJR upon exercise of all In-the-Money Options by (2) the 20-Day RJR Average Closing Price;

less

(D) the quotient (rounded up to the nearest whole number) obtained by dividing (1) the Option Withholding Amount by (2) the 20-Day RJR Average Closing Price;

The “Option Withholding Amount” means the product obtained by multiplying (x) 0.345 and (y)(1) the 20-Day RJR Average Closing Price multiplied by the aggregate number of shares of RJR Common Stock that would be issued upon the exercise of all In-the-Money Options less (2) the aggregate proceeds that would be received by RJR upon exercise of all In-the-Money Options. The “20-Day RJR Average Closing Price” means the average of the closing sales prices of RJR Common Stock, as reported by the New York Stock Exchange, Inc. (“NYSE”) Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported in another authoritative source selected by B&W and RJR) on the NYSE trading day that is two NYSE trading days prior to the Closing Date and on each of the 19 NYSE trading days prior to such NYSE trading day. It is the understanding of the parties that, after giving effect to the Transactions, B&W will own 42% of the outstanding Reynolds American Common Stock (applying the treasury stock method described above). For purposes of determining the RJR Share Calculation, any restricted stock or equity awards of RJR that are taken into treasury, cancelled or cashed-out upon the occurrence of the Effective Time will be deemed to have been cancelled or cashed-out prior to determining the RJR Share Calculation. Any equity-based awards (other than restricted or unrestricted stock) granted to RJR directors by RJR on or after the date of this Agreement that remain outstanding as of the Effective Time shall be deemed to be equal to the aggregate number of shares of RJR Common Stock into which such equity units are exercisable, convertible or exchangeable for purposes of determining the RJR Share Calculation, and such number of shares of RJR Common Stock so determined shall be included in clause (A) of the definition of the RJR Share Calculation.

      (b) At the time of the B&W Opco Stock Contribution, Reynolds American shall deliver to B&W certificates, registered in the name of B&W, representing the Reynolds American Stock Consideration.

      SECTION 1.04.     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into RJR at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and RJR shall continue as the surviving corporation (the “Surviving Corporation”). The Asset Contribution, the Assumption of Liabilities, the B&W Opco Stock Contribution, the Merger, the Reynolds American Loan, the issuance by Reynolds American of the Reynolds American Stock Consideration and the Reynolds American Common Stock in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions”.

      SECTION 1.05.     Closing. The closing (the “Closing”) of the Transactions shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between B&W and RJR. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

      SECTION 1.06.     Effective Time. Prior to the Closing, RJR shall prepare, or RJR shall cause Reynolds American to prepare, and on the Closing Date RJR or Reynolds American shall file with the Secretary of State of the State of Delaware, a certificate of merger (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. Reynolds American or the Surviving Corporation shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as B&W and RJR shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

      SECTION 1.07.     Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

      SECTION 1.08.     Certificate of Incorporation and By-Laws of the Surviving Corporation. (a) The Certificate of Incorporation of RJR shall be amended to be substantially in the form of the Certificate of Incorporation of Sub immediately prior to the Effective Time, and the Certificate of Incorporation of RJR, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      (b) The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

      SECTION 1.09.     Board of Directors and Officers of Reynolds American; Governance Matters. The Board of Directors and the executive officers of Reynolds American shall be as set forth on or designated in accordance with Exhibit H hereto until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director at the Effective Time, then the party which designated such individual as indicated in Exhibit H shall designate another individual to serve in such individual’s place.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF

THE CONSTITUENT CORPORATIONS

      SECTION 2.01.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of RJR Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and RJR-Owned Stock. Each share of RJR Common Stock that is owned by RJR, Reynolds American or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Reynolds American Common Stock or other consideration shall be delivered or deliverable in exchange therefor. Each share of Reynolds American Common Stock that is owned by RJR or Sub at the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of RJR Common Stock. Except as set forth in Section 2.01(b), each share of RJR Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (the “Exchange Ratio”) fully paid and nonassessable share of Reynolds American Common Stock. The shares of Reynolds American Common Stock to be issued upon the conversion of shares of RJR Common Stock pursuant to this Section 2.01(c) is referred to as the “Merger Consideration”. As of the Effective Time, all such shares of RJR Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of RJR Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration and certain dividends or other distributions in accordance with Section 2.02(c), in each case upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Cancelation of B&W Excess Shares. If the B&W Excess Share Calculation is greater than zero, (i) the number of shares of Reynolds American Common Stock (owned by B&W) that is equal to the B&W Excess Share Calculation shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (ii) notwithstanding anything in Section 1.03(b) to the contrary, no consideration shall be delivered or deliverable to B&W pursuant to Section 1.03(a) in connection with the B&W Opco Stock Contribution.

      SECTION 2.02.     Exchange of Certificates.     (a) Exchange Agent. Promptly following the Effective Time, Reynolds American shall deposit with a bank or trust company designated by RJR prior to the Effective Time and reasonably acceptable to B&W (the “Exchange Agent”), for the benefit of the holders of Certificates (as defined in Section 2.02(b)), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Reynolds American Common Stock issuable pursuant to Section 2.01 as a result of the Merger and upon surrender of Certificates. From time to time as necessary following the Effective Time, Reynolds American shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, the amount of cash necessary to pay dividends and other distributions in accordance with Section 2.02(c).

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Reynolds American shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of RJR Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as B&W and RJR may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a

Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Reynolds American Common Stock pursuant to the provisions of this Article II and certain dividends and other distributions in respect of Reynolds American Common Stock in accordance with Section 2.03(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of RJR Common Stock that is not registered in the transfer records of RJR, a certificate representing the appropriate number of shares of Reynolds American Common Stock may be issued and the proper amount of cash paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance and payment shall pay any transfer or other taxes required by reason of the issuance of shares of Reynolds American Common Stock and payment of cash to a person other than the registered holder of such Certificate or establish to the satisfaction of Reynolds American that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02 and certain dividends and other distributions in respect of Reynolds American Common Stock in accordance with Section 2.03(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Reynolds American Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Reynolds American Common Stock issuable upon surrender thereof. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Reynolds American Common Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Reynolds American Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Reynolds American Common Stock.

      (d) No Further Ownership Rights in RJR Common Stock. The Reynolds American Common Stock issued and any cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to shares of RJR Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by RJR on such shares of RJR Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of RJR Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

      (e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will cause the Exchange Agent to deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of RJR Common Stock formerly represented thereby and unpaid dividends and distributions on shares of Reynolds American Common Stock deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RJR

      RJR represents and warrants to B&W that as of the date of this Agreement, except as set forth in the disclosure letter dated the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent) delivered by RJR to B&W prior to the execution of this Agreement (the “RJR Disclosure Letter”):

      SECTION 3.01.     Organization, Standing and Power. Each of RJR and each subsidiary (as defined in Section 9.03) of RJR (each, a “RJR Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits and authorizations (collectively, “Permits”) and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such Permits and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect (as defined in Section 9.03). RJR and each RJR Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than jurisdictions in which the failure to so qualify has not had and is not reasonably likely to have a RJR Material Adverse Effect. RJR has made available to B&W true and complete copies of the Restated Certificate of Incorporation of RJR (the “RJR Charter”) and the Amended and Restated By-Laws of RJR (the “RJR By-Laws”), and the comparable charter and organizational documents of each RJR Subsidiary, in each case as amended through the date of this Agreement.

      SECTION 3.02.     RJR Subsidiaries; Equity Interests. (a) Section 3.02 of the RJR Disclosure Letter lists as of the date of this Agreement each RJR Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity, voting or ownership interests in, each RJR Subsidiary have been validly issued and are fully paid and nonassessable and are owned by RJR, by a RJR Subsidiary or by RJR and another RJR Subsidiary, free and clear of all pledges, claims, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

      (b) Except for the capital stock of, or other equity, voting or ownership interests in, the RJR Subsidiaries, RJR does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

      SECTION 3.03.     Capital Structure. The authorized capital stock of RJR consists of 290,000,000 shares of RJR Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “RJR Preferred Stock” and, together with RJR Common Stock, the “RJR Capital Stock”), of which 2,000,000 shares are designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). At the close of business on October 24, 2003, (i) 84,630,925 shares of RJR Common Stock, excluding treasury shares (including 1,071,012 restricted shares that are subject to a right of repurchase by, or forfeiture to, RJR (“RJR Restricted Shares”)) were outstanding, none of which were held by any RJR Subsidiary, (ii) 31,256,949 shares of RJR Common Stock were held by RJR in its treasury, (iii) 2,544,479 shares of RJR Common Stock were subject to outstanding RJR Stock Options, with a weighted average exercise price of $29.23 per share, and 5,925,480 additional shares of RJR Common Stock were reserved and available for issuance pursuant to RJR Stock Plans (as defined in Section 6.04(d)) in accordance with the present terms of such plans, (iv) 2,000,000 shares of Series A Preferred Stock were reserved for issuance upon the exercise of the rights (the “RJR Rights”) issued pursuant to the Rights Agreement dated as of May 17, 1999 (as amended from time to time prior to the date of this Agreement, the “RJR Rights Agreement”), between RJR and The Bank of New York, as Rights Agent, and (v) no shares of RJR Preferred Stock were issued and outstanding or held by RJR in its treasury. Except as set forth above, at the close of business on October 24, 2003, no shares of capital stock of, or other equity, voting or ownership interests in, RJR were issued, reserved for issuance or outstanding. Section 3.03(a) of the RJR Disclosure Letter sets forth a true and complete list, as of the close of business on October 24, 2003, of (a) all outstanding RJR Stock Options and all other rights, if any, to purchase or receive RJR Common Stock under RJR Stock Plans or otherwise, the number of shares of RJR Common Stock subject to each RJR Stock Option or other purchase right, the grant dates and exercise prices and vesting schedule of each such RJR Stock Option or other purchase right and the names of the holders, (b) all RJR Restricted Shares, the date any repurchase or forfeiture right lapses for each RJR Restricted Share, any repurchase price for any RJR Restricted Share and the names of the holders thereof, (c) all outstanding RJR Cash Deferred Stock Units (as defined in Section 6.04(d)), the grant dates and names of the holders thereof, (d) all outstanding RJR Stock Deferred Stock Units (as defined in Section 6.04(d)), the grant dates and the names of the holders thereof, (e) all outstanding RJR SARs (as defined in Section 6.04(d)), the grant dates and base values and vesting schedules of each such RJR SAR and the names and holders thereof and (f) all outstanding RJR Director Deferrals (as defined in Section 6.04(d)), the dates of deferral and the names of the account holders thereof. Other than the RJR Stock Options, the RJR Stock Deferred Stock Units and the RJR Rights, there are no outstanding rights of any person to receive RJR Common Stock, whether on a deferred basis or otherwise. Other than the RJR Cash Deferred Stock Units, the RJR SARs, the RJR Stock Deferred Stock Units and the RJR Director Deferrals, there are no outstanding stock appreciation rights (“SARs”) or other outstanding rights (other than the RJR Rights) that are in any way linked to the price of RJR Common Stock or the value of RJR or any part thereof, whether or not granted in tandem with a related RJR Stock Option. All outstanding shares of RJR Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the RJR Charter, the RJR By-Laws or any Contract (as defined in Section 3.05(a)) to which RJR is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of RJR having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of RJR Capital Stock may vote (“RJR Voting Debt”). Except as set forth above, there are no options, warrants, rights, convertible or exchangeable securities, other securities, “phantom” stock rights, SARs, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which RJR or any RJR Subsidiary is a party or by which any of them is bound (x) obligating RJR or any RJR Subsidiary to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of or other equity, voting or ownership interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity, voting or ownership interest in, RJR or of any RJR Subsidiary or any RJR Voting Debt, (y) obligating RJR or any RJR Subsidiary to issue, grant, sell, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of RJR or any RJR Subsidiary. There are not any outstanding contractual obligations of RJR or any RJR Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, voting or ownership interests in, RJR or any RJR Subsidiary or (ii) vote or dispose of any shares of capital stock of, or other equity, voting or ownership interest in, any of its subsidiaries. RJR has made available to B&W a true and complete copy of the RJR Rights Agreement, as amended through the date of this Agreement.

      During the period from October 24, 2003, to the date of this Agreement, there have been no issuances by RJR of any shares of capital stock of, or other equity, voting or ownership interests in, RJR other than issuances of shares of RJR Common Stock (and associated RJR Rights) pursuant to the exercise of RJR Stock Options outstanding on the date of this Agreement in accordance with their terms or awards pursuant to RJR Stock Plans that are required by their terms as in effect on the date of this Agreement. To the knowledge of RJR, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of RJR or any RJR Subsidiary.

      SECTION 3.04.     Authority; Execution and Delivery; Enforceability. (a) Each of RJR and each RJR Subsidiary has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject, in the case of the Merger, to receipt of the RJR Stockholder Approval (as defined in Section 3.04(c)). The execution and delivery by each of RJR and each RJR Subsidiary of each Transaction

Agreement to which it is or will be a party, the performance by it of its obligations hereunder and thereunder and the consummation by RJR and each RJR Subsidiary of the Transactions have been or will be duly authorized by all necessary corporate action on the part of RJR and each RJR Subsidiary, subject, in the case of the Merger, to receipt of the RJR Stockholder Approval. Each of RJR and each RJR Subsidiary has duly executed and delivered (or will duly execute and deliver on or prior to the Closing Date) each Transaction Agreement to which it is or will be a party, and each Transaction Agreement to which it is or will be a party constitutes (or will constitute on or prior to the Closing Date) its legal, valid and binding obligation, enforceable against it in accordance with its terms.

      (b) The Board of Directors of RJR (the “RJR Board”), at a meeting duly called and held at which all directors were present, duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of RJR and its stockholders, (iii) recommending that RJR’s stockholders adopt this Agreement and (iv) declaring that this Agreement is advisable, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 5.02(b). Such resolutions are sufficient to render the provisions of Section 203 of the DGCL (“Section 203”) inapplicable to B&W, Reynolds American, Sub and B&W Opco, this Agreement and the other Transaction Agreements, the Merger and the other Transactions. To RJR’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to RJR with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction.

      (c) The only vote of holders of any class or series of RJR Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of RJR Common Stock (the “RJR Stockholder Approval”). The affirmative vote of the holders of RJR Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any Transaction other than the Merger.

      SECTION 3.05.     No Conflicts; Consents. (a) The execution and delivery by each of RJR and each RJR Subsidiary of each Transaction Agreement to which it is or will be a party and the performance by it of its obligations hereunder and thereunder do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of RJR or any RJR Subsidiary under, any provision of (i) the RJR Charter, the RJR By-Laws or the comparable charter or organizational documents of any RJR Subsidiary, (ii) any material contract, commitment, obligation, lease, license, indenture, note, debenture, bond, guarantee, agreement, permit, concession, franchise or other instrument (a “Contract”) to which RJR or any RJR Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to RJR or any RJR Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect.

      (b) No consent, approval, license, Permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or Permit from, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to RJR or any RJR Subsidiary in connection with the execution, delivery and performance by RJR or any RJR Subsidiary of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) any required approval of the Transactions by the European Commission pursuant to Council Regulation No. 4064189 of the European Community, as amended (the “EC Merger Regulation”), (iii) any required approvals or filings under the antitrust laws of member states of the European Union, (iv) the filing with the Securities and Exchange

Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by RJR’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (B) a registration statement on Form S-4 to be filed with the SEC by Reynolds American in connection with the Share Issuance (as amended or supplemented from time to time, the “Form S-4”), (C) a registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Share Issuance (the “Form 8-A”) and (D) such reports under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (v) any filings required in connection with the Tax Rulings (as defined in Section 6.13(a)), (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which RJR is qualified to do business, (vii) the filing of Articles of Merger with the Secretary of State of the States of North Carolina and New Jersey for the merger of RJR-T with B&W Opco and appropriate documents with the relevant authorities of the other jurisdictions in which RJR-T is qualified to do business, (viii) such filings with and approvals of the NYSE as are required to permit the shares of Reynolds American Common Stock that are to be issued in the Share Issuance to be listed on the NYSE, (ix) such filings with and approvals of the Bureau of Alcohol, Tobacco, Firearms and Explosives, state licensing authorities and state taxing authorities as are required to consummate the Transactions, (x) compliance with any such filings as may be required under applicable Environmental Law (as defined in Section 9.03), (xi) such filings as may be required in connection with the taxes described in Section 6.09 and (xii) such other items that the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a RJR Material Adverse Effect.

      (c) RJR and the RJR Board have taken all action necessary to (i) render the RJR Rights inapplicable to this Agreement, the other Transaction Agreements, the Merger and the other Transactions and (ii) ensure that (A) neither B&W nor any of its affiliates or associates is or will become an “Acquiring Person” (as defined in the RJR Rights Agreement) by reason of or as a result of the approval, execution, delivery or adoption of any Transaction Agreement or the approval, adoption or consummation of the Merger or any other Transaction, (B) none of a “Distribution Date”, “Triggering Event”, “Section 11(a)(ii) Event”, “Section 13 Event” or “Stock Acquisition Date” (in each case as defined in the RJR Rights Agreement) shall occur by reason of or as a result of the approval, execution, delivery or adoption of any Transaction Agreement or the approval, adoption or consummation of the Merger or any other Transaction and (C) the RJR Rights shall expire immediately prior to the Effective Time.

      SECTION 3.06.     SEC Documents; Undisclosed Liabilities. (a) RJR has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC by RJR since January 1, 2003 (the documents referred to in this Section 3.06(a) being referred to collectively as the “RJR SEC Documents”).

      (b) As of its respective date, each RJR SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such RJR SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of RJR included in RJR SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RJR and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Each of the principal executive officer of RJR and the principal financial officer of RJR (or each former principal executive officer of RJR and each former principal financial officer of RJR, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations of the SEC promulgated thereunder with respect to RJR SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

      (c) Except as set forth in the RJR SEC Documents filed by RJR with the SEC and publicly available prior to the date of this Agreement (the “Filed RJR SEC Documents”), neither RJR nor any RJR Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and other than liabilities or obligations of any nature arising out of any Action relating to the development, packaging, labeling, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related and safety-related claims) that are required by GAAP to be set forth on a consolidated balance sheet of RJR and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, has had or is reasonably likely to have a RJR Material Adverse Effect.

      (d) None of the RJR Subsidiaries is, or has at any time since January 1, 2002, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

      SECTION 3.07.     Disclosure Documents. (a) Each document required to be filed by RJR or Reynolds American with the SEC or required to be distributed or otherwise disseminated to RJR’s stockholders in connection with the Merger and the other Transactions, including the Proxy Statement and the Form S-4, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

      (b) (i) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of RJR, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) at the time the Form S-4 or any amendment or supplement thereto becomes effective, the Form S-4, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by RJR in this Section 3.07 with respect to statements made or incorporated by reference therein based on information supplied by B&W specifically for inclusion or incorporation by reference in such documents.

      SECTION 3.08.     Absence of Certain Changes or Events. From December 31, 2002, until the date of this Agreement, (a) RJR has conducted its business in the ordinary course consistent with past practice and (b) there has not been:

(i) a RJR Material Adverse Effect;

(ii) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of RJR or any RJR Subsidiaries other than dividends or distributions by a direct or indirect wholly owned RJR Subsidiary to its parent and regular quarterly cash dividends with respect to the RJR Common Stock as described in the Filed RJR SEC Documents or (B) any purchase, redemption or other acquisition for value by RJR or any RJR Subsidiary of any capital stock of RJR or any RJR Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(iii) any split, combination or reclassification of any RJR Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of RJR Capital Stock;

(iv) any amendment of any material term of any outstanding security of RJR or any RJR Subsidiary;

(v) any incurrence, assumption or guarantee by RJR or any RJR Subsidiary of any indebtedness for borrowed money in an aggregate principal amount in excess of $10,000,000;

(vi) (1) except in the ordinary course of business consistent with past practice (I) any granting by RJR or any RJR Subsidiary to any current or former director, officer, employee or consultant of RJR or any RJR Subsidiary (collectively, “RJR Personnel”) of any bonus opportunity or any increase in compensation or benefits or (II) any payment by RJR or any RJR Subsidiary to any RJR Personnel of any bonus, in each case, except to the extent required under any employment agreement in effect on December 31, 2002, and in accordance with its terms as of such date, (2) any granting by RJR or any RJR Subsidiary to any RJR Personnel of any severance or termination pay or the right to receive any severance or termination pay or increases therein, except to the extent required under any agreement in effect on December 31, 2002, (3) any entry by RJR or any RJR Subsidiary into, or any amendment of, (I) any employment, deferred compensation, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement between RJR or any RJR Subsidiary, on the one hand, and any RJR Personnel, on the other hand, or (II) any agreement between RJR or any RJR Subsidiary, on the one hand, and any RJR Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving RJR of the nature contemplated by this Agreement (all such agreements under this clause (3), including any such agreement which is entered into on or after the date of this Agreement, collectively, “RJR Benefit Agreements”), (4) any amendment of any incentive award (including RJR Stock Options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other equity-based or equity-related awards) or any removal or modification of any restrictions in any such award or (5) any amendment to, or material modification of, any RJR Stock Plan;

(vii) any change in financial reporting or accounting methods, principles or practices by RJR or any RJR Subsidiary materially affecting the consolidated assets, liabilities or results of operations of RJR, except insofar as may have been required by a change in GAAP;

(viii) any material elections with respect to Taxes (as defined in Section 3.09(g)) by RJR or any RJR Subsidiary or settlement or compromise by RJR or any RJR Subsidiary of any material Tax liability or refund; or

(ix) any sale, lease (as lessor), license or other disposition of, or the creation or existence of any Lien on, any properties or assets, except in the ordinary course of business consistent with past practice.

      SECTION 3.09.     Taxes. (a) RJR and each RJR Subsidiary and any consolidated, combined, affiliated or unitary group of which RJR or any RJR Subsidiary is or has ever been a member (each, a “RJR Affiliated Group”) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (as defined below) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed by RJR, any RJR Subsidiary or any RJR Affiliated Group, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect.

      (b) The most recent financial statements contained in the Filed RJR SEC Documents reflect an adequate reserve for all Taxes payable by RJR and the RJR Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements, except to the extent any failure to make such a reserve, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect. No deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes has been proposed, asserted or assessed against RJR, any RJR Subsidiary or any RJR Affiliated Group, except to the extent any such proposal, assertion or assessment, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect. No requests for waivers of the time to assess any Taxes of RJR, any RJR Subsidiary or any RJR Affiliated Group are pending, and there is no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of RJR, any RJR Subsidiary or any RJR Affiliated Group, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect.

      (c) The Federal income Tax Returns of RJR and each RJR Subsidiary have been examined by and settled with the United States Internal Revenue Service (“IRS”), or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 1982. All material assessments for Taxes due and owing by RJR, any RJR Subsidiary or any RJR Affiliated Group with respect to completed and settled examinations or any concluded litigation have been fully paid.

      (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of RJR or any RJR Subsidiary. Neither RJR nor any RJR Subsidiary is bound by any agreement with respect to Taxes.

      (e) RJR and each RJR Subsidiary have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any domestic or foreign (whether national, Federal, state, provincial, local or otherwise)) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

      (f) Neither RJR nor any RJR Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely (i) to prevent the Asset Contribution and Assumption of Liabilities, on the one hand, or the B&W Opco Stock Contribution and the Merger, on the other hand, from qualifying as an exchange within the meaning of Section 351 of the Code or (ii) to prevent the SF Contribution from qualifying as an exchange within the meaning of Section 351 of the Code and also as a reorganization within the meaning of Section 368(a) of the Code.

      (g) For purposes of this Agreement:

“Taxes” means all (i) domestic or foreign (whether national, Federal, state, provincial, local or otherwise) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, payroll, alternative minimum, recapture and other taxes, including any interest, fines, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Tax Return” means all domestic or foreign (whether national, Federal, state, provincial, local or otherwise) Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

      SECTION 3.10.     Absence of Changes in Benefit Plans. From December 31, 2002, through the date of this Agreement, there has not been (a) any termination, adoption or amendment in any material respect or any agreement to terminate, adopt or amend in any material respect, by RJR or any RJR Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom stock”, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding and whether or not subject to the laws of the United States) maintained or contributed to, or required to be maintained or contributed to, by RJR, any RJR Subsidiary or any other person that, together with RJR, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a “RJR Commonly Controlled Entity”), in each case, providing benefits to any RJR Personnel (all such plans, arrangements or understandings, including any such plan, arrangement or understanding which is entered into or adopted on or after the date of this Agreement, collectively, “RJR Benefit Plans”) or (b) any material change in the manner in which contributions to any RJR Pension Plans (as defined in

Section 3.11(a)) are made or the basis on which such contributions are determined. Neither RJR nor any RJR Subsidiary is a party to any RJR Benefit Agreement.

      SECTION 3.11.     ERISA Compliance; Excess Parachute Payments. (a) The RJR Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“RJR Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“RJR Welfare Plans”) and all other RJR Benefit Plans maintained or contributed to, or required to be maintained or contributed to, by RJR or any RJR Subsidiary. Each RJR Benefit Plan has been administered in compliance with its terms and applicable Law, except where the failure to be so administered, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect. RJR has made available to B&W true, complete and correct copies of (i) each RJR Benefit Plan and RJR Benefit Agreement (or, in the case of any unwritten RJR Benefit Plan or RJR Benefit Agreement, a description thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each RJR Benefit Plan for which such annual report was required, (iii) the most recent summary plan description for each RJR Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report for each RJR Benefit Plan for which such actuarial valuation report was required or prepared and (v) each trust agreement and group annuity contract relating to any RJR Benefit Plan.

      (b) All RJR Pension Plans intended to be tax qualified are so qualified and have been the subject of determination letters from the IRS or other Governmental Entity with respect to all Tax Law changes through and including the Economic Growth and Tax Relief Reconciliation Act of 2001 or have a remaining period of time under applicable Law to amend such RJR Pension Plans to comply with applicable Tax Law and to submit such amendment to the IRS for a determination letter to the effect that such RJR Pension Plans are qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (nor, to the knowledge of RJR, has revocation been threatened). No event has occurred since the date of the most recent determination letter or application therefor relating to any such RJR Pension Plan that would adversely affect the qualification of such RJR Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, except for events that, individually or in the aggregate, are not reasonably likely to have a RJR Material Adverse Effect. All RJR Pension Plans required to have been approved by any non-U.S. Governmental Entity have been so approved or timely submitted for approval and no such approval has been revoked (nor, to the knowledge of RJR, has revocation been threatened). No event has occurred since the date of the most recent approval or application therefor relating to any such RJR Pension Plan that would affect any such approval relating thereto or increase the costs relating thereto, except for events that, individually or in the aggregate, are not reasonably likely to have a RJR Material Adverse Effect. RJR has made available to B&W a true, complete and correct copy of the most recent determination or approval letter received with respect to each RJR Pension Plan, as well as a true, complete and correct copy of each pending application for a determination or approval letter, if any.

      (c) No RJR Pension Plan, other than any RJR Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “RJR Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such RJR Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to B&W. No RJR Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested of or granted by the IRS with respect to any RJR Pension Plan. With respect to each RJR Benefit Plan, (i) there has not occurred any prohibited transaction in which RJR, any RJR Subsidiary or any of its or their respective employees or, to the knowledge of RJR, any trustee or other fiduciary or administrator of any RJR Benefit Plan or trust created thereunder has engaged that is reasonably likely to subject RJR, any RJR Subsidiary or any of its or their respective employees, or, to the knowledge of RJR, any trustee or other fiduciary or administrator of any RJR Benefit Plan or any trust created thereunder, to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law of a magnitude that would result in a RJR Material Adverse Effect and (ii) none of RJR, any RJR Subsidiary or any of its or their respective employees, or, to the knowledge of RJR, any trustee or other fiduciary of any RJR Benefit Plan or any trust created thereunder, has engaged in any transaction or acted in a manner that is reasonably likely to, or failed to act in a manner that is reasonably likely to, subject RJR, any RJR Subsidiary, or, to the knowledge of RJR, any trustee or other fiduciary of any RJR Benefit Plan or any trust created thereunder, to any liability for breach of fiduciary duty under ERISA or any other applicable Law of a magnitude that would result in a RJR Material Adverse Effect. No RJR Benefit Plan or trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any RJR Benefit Plan during the last five years. Neither RJR nor any RJR Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any RJR Multiemployer Pension Plan.

      (d) (i) No RJR Welfare Plan is unfunded, funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) or self-insured, except for the provision of severance and vacation benefits; (ii) There are no understandings, agreements or undertakings, written or oral, that are reasonably likely to prevent any RJR Welfare Plan (including any such plan covering retirees or other former employees) from being amended or terminated without a RJR Material Adverse Effect on or at any time after the Effective Time (except for ordinary administrative expenses); and (iii) No RJR Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

      (e) Except with respect to the individuals set forth in Section 3.11(e) of the RJR Disclosure Letter (the “Primary RJR Executives”), no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any RJR Personnel who is a “disqualified individual” (as defined in Treas. Reg. Section 1.280G-1) under any RJR Benefit Plan, RJR Benefit Agreement or other compensation arrangement is reasonably likely to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (e.g., any Tax gross-up or other payment) from RJR, the Surviving Corporation, Reynolds American or any other person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

      (f) The execution and delivery by RJR and each RJR Subsidiary of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not (either alone or in combination with any other event) (i) entitle any RJR Personnel to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any RJR Benefit Plan or RJR Benefit Agreement or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any RJR Benefit Plan or RJR Benefit Agreement.

      (g) The deduction of any amount payable pursuant to the terms of the RJR Benefit Plans or RJR Benefit Agreements will not be subject to disallowance under Section 162(m) of the Code or any other applicable Law.

      (h) Since January 1, 2001, and through the date of this Agreement, neither RJR nor any RJR Subsidiary has received notice of, and, to the knowledge of RJR, there are no (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the RJR Benefit Plans), actions or proceedings against or involving any RJR Benefit Plan or RJR Benefit Agreement that, individually or in the aggregate, are reasonably likely to have a RJR Material Adverse Effect or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any RJR Benefit Plan or RJR Benefit Agreement. All contributions, premiums and benefit payments under or in connection with the RJR Benefit Plans or RJR Benefit Agreements that are required to have been made by RJR or any RJR Subsidiary have been timely made, accrued or reserved for in all material respects.

      (i) Neither RJR nor any RJR Subsidiary has any material liability or obligations, including under or on account of a RJR Benefit Plan or RJR Benefit Agreement, arising out of the hiring of persons to provide services to RJR or any RJR Subsidiary and treating such persons as consultants or independent contractors and not as employees of RJR or any RJR Subsidiary, other than the obligations of RJR or any RJR Subsidiary under any Contract, arrangement or understanding with any such person.

      SECTION 3.12.     Litigation. There is no Action pending or, to the knowledge of RJR, any Action threatened or investigation pending or threatened against RJR or any RJR Subsidiary, except for Actions or investigations that (a) arise out of or relate to the development, packaging, labeling, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related and safety-related claims or (b) individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. There is no Judgment outstanding against RJR or any RJR Subsidiary that, individually or in the aggregate, has had or is reasonably likely to have a RJR Material Adverse Effect. Section 3.12 of the RJR Disclosure Letter sets forth a list of all material litigation in which RJR or any RJR Subsidiary is currently a party (other than litigation of the type described in clause (a) above).

      SECTION 3.13.     Compliance with Applicable Laws. RJR and the RJR Subsidiaries are in compliance with all applicable Laws and Permits, including Environmental Laws and those relating to occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. Neither RJR nor any RJR Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that RJR or a RJR Subsidiary has any liability under or is not in compliance with any applicable Law or Permit, including Environmental Law, except for such liabilities and instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. There exists no Environmental Condition (as defined in Section 9.03) that, individually or in the aggregate, has had or is reasonably likely to have a RJR Material Adverse Effect. There are no capital expenditures in excess of $10,000,000 required to be made for pollution control equipment or other remedial measures pursuant to Environmental Laws that have not been reserved for, or reflected on, the Filed RJR SEC Documents. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, and employment and labor matters, which are the subject of Sections 3.10, 3.11 and 3.16.

      SECTION 3.14.     Title to Properties. RJR and each of the RJR Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. All such assets and properties, other than assets and properties in which RJR or any of the RJR Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect.

      SECTION 3.15.     Intellectual Property. (a) RJR and the RJR Subsidiaries own, or are validly licensed or otherwise have the right to use, in each case free and clear of any Liens, all Intellectual Property (as defined in Section 9.03) used or necessary to carry on its business as now being conducted except for Intellectual Property the failure of which to own or have the right to use is not reasonably likely to have a RJR Material Adverse Effect. The consummation of the Transactions will not conflict with the rights of RJR or any RJR Subsidiary in its Intellectual Property except for conflicts that, individually or in the aggregate, are not reasonably likely to have a RJR Material Adverse Effect.

      (b) None of RJR or any RJR Subsidiary has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect. During the two years preceding the date of this Agreement, (i) none of RJR or any RJR Subsidiary has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that RJR or any RJR Subsidiary must license or refrain from using any Intellectual Property or other proprietary information of any other person), and (ii) none of RJR or any RJR Subsidiary is party to or the subject of any pending or, to the knowledge of RJR, threatened, Action before or by any Governmental Entity with respect to any such infringement, misappropriation or conflict, in each case except for such suits, claims, actions, investigations or proceedings that have not had and are not reasonably likely to have a RJR Material Adverse Effect. To RJR’s knowledge, no other person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by RJR or any RJR Subsidiary, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably likely to have a RJR Material Adverse Effect.

      (c) Each of RJR and the RJR Subsidiaries has taken all reasonable and necessary steps to protect their material Intellectual Property and rights thereunder, and, to the knowledge of RJR, no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by RJR or any RJR Subsidiary.

      SECTION 3.16.     Labor and Employment Matters. There are no collective bargaining or other labor union agreements to which RJR or any RJR Subsidiary is a party or by which any of them is bound. To the knowledge of RJR, since January 1, 2001, neither RJR nor any RJR Subsidiary has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, except for any such labor union organizing activity or actual or threatened employee strikes, work stoppages, slowdowns or lockouts that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. Except with respect to instances that, individually or in the aggregate, are not reasonably likely to have a RJR Material Adverse Effect, RJR and each RJR Subsidiary (a) is, and since January 1, 2001, has been, in compliance with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since January 1, 2001, has not, engaged in any unfair labor practice. During the two years preceding the date of this Agreement, RJR has not received written notice of any unfair labor practice charge against RJR or any RJR Subsidiary which is pending.

      SECTION 3.17.     Contracts. (a) Section 3.17 of the RJR Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of Contracts to which RJR or any RJR Subsidiary is a party:

(i) any material Contract granting any person a right of first refusal, first offer or other right to purchase any asset of RJR or any RJR Subsidiary;

(ii) any material loan agreement, indenture, mortgage, promissory note, pledge, hypothecation, deed of trust, conditional sale or title retention agreement, security agreement, equipment financing obligation, guaranty or other source of contingent liability;

(iii) any Contract for the purchase or other acquisition by RJR or any RJR Subsidiary of goods or services or other assets that provides for annual payments by RJR or any RJR Subsidiary of $20,000,000 or more, other than in the ordinary course of business;

(iv) any Contract providing for the sale or other disposition after the date of this Agreement by RJR or any RJR Subsidiary to another person of goods or services for $20,000,000 or more, other than in the ordinary course of business;

(v) any partnership, joint venture or other similar Contract or arrangement;

(vi) any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation, sale of stock, sale of assets or otherwise) or the making of any capital expenditures, in each case after the date of this Agreement, in excess of $20,000,000;

(vii) any material license, assignment, transfer or similar Contract pursuant to which any third party has rights to use or own any material Intellectual Property of RJR;

(viii) any material Contract that would materially restrict the ability of Reynolds American or any of its subsidiaries to compete in any line of business in any geographic area;

(ix) any Contract with any RJR Personnel (other than RJR Benefit Agreements or RJR Benefit Plans); or

(x) any Contract providing for indemnification of any person with respect to material liabilities relating to any former (not current) business of RJR, any RJR Subsidiary or any affiliate or predecessor person thereof.

      (b) None of RJR, any of the RJR Subsidiaries or, to the knowledge of RJR, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect. Neither RJR nor any of the RJR Subsidiaries has entered into any Contract with any affiliate of RJR (other than any RJR Subsidiary) that is currently in effect other than Contracts that are filed as exhibits to the Filed RJR SEC Documents. Each Contract listed or described in Section 3.17 of the RJR Disclosure Letter or required to be so listed or described is a valid and binding obligation of RJR or the RJR Subsidiary party thereto.

      SECTION 3.18.     Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc. (“Lehman”) and J.P. Morgan Chase (“JPM”), the fees and expenses of which will be paid by RJR, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of RJR. RJR has furnished to B&W a true and complete copies of all agreements between RJR and Lehman and between RJR and JPM relating to the Merger and the other Transactions.

      SECTION 3.19.     Opinions of Financial Advisors. RJR has received the oral opinion of each of Lehman and JPM as of the date of this Agreement (which oral advice will be confirmed in a written opinion dated as of the date of this Agreement), to the effect that, as of such date, and based upon and subject to the matters set forth therein, the consideration to be received in the Merger by the holders of RJR Common Stock is fair to such holders from a financial point of view.

      SECTION 3.20.     Insurance. Except to the extent that insurance coverage with respect to tobacco product-related liabilities is unobtainable or is obtainable only at a cost which RJR reasonably believes to be prohibitive or unreasonable, RJR and each RJR Subsidiary have insurance with coverages of a type and in a manner that RJR believes is prudent and reasonable in the circumstances. No written notice of cancelation or threat thereof in writing with respect to any such material policy has been received. All such material policies are in full force and effect and neither RJR nor any RJR Subsidiary is in default, whether as to payment of premium or otherwise, in any material respect under the terms of any such policy, nor, to the knowledge of RJR, has RJR or any RJR Subsidiary done or omitted to do any act or thing which could render any such material insurance policy void or voidable.

      SECTION 3.21.     Absence of B&W Transaction Material Adverse Effect. RJR represents, acknowledges and agrees that no state of fact or circumstance with respect to the B&W Business (as defined in Section 9.03) existing as of the date of this Agreement constitutes a B&W Transaction Material Adverse Effect (as defined in Section 9.03).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF B&W

      B&W represents and warrants to RJR that as of the date of this Agreement, except as set forth in the disclosure letter dated the date of this Agreement (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent) delivered by

B&W to RJR prior to the execution of this Agreement (the “B&W Disclosure Letter”); provided, however, for avoidance of doubt, the parties hereto agree that the representations and warranties set forth in this Article IV, except for Section 4.03, do not apply to any Excluded Subsidiary (as defined in the B&W Opco Formation Agreement) or its business, financial condition, properties, assets, liabilities or results of operations:

      SECTION 4.01.     Organization, Standing and Power. Each of B&W and each subsidiary of B&W (each a “B&W Subsidiary”, taking into account the proviso in the definition of “subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all Permits and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such Permits and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect (as defined in Section 9.03). B&W and each B&W Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than jurisdictions in which the failure to so qualify has not had and is not reasonably likely to have a B&W Material Adverse Effect. B&W has made available to RJR true and complete copies of the charter and organizational documents of each B&W Subsidiary, in each case as amended through the date of this Agreement.

      SECTION 4.02.     B&W Subsidiaries; Equity Interests. (a) Section 4.02 of the B&W Disclosure Letter lists as of the date of this Agreement each B&W Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of, or other equity, voting or ownership interests in, each B&W Subsidiary have been validly issued and are fully paid and nonassessable and are owned by B&W, by a B&W Subsidiary or by B&W and another B&W Subsidiary, free and clear of all Liens. None of such outstanding shares of capital stock of, or other equity, voting or ownership interests in, any B&W Subsidiary has been issued in violation of, and is not subject to, any preemptive, subscription or similar rights under any provision of applicable Law, its charter or constituent documents, any Contract to which such B&W Subsidiary is subject, bound or a party or otherwise. There are no outstanding warrants, options, rights, “phantom” stock rights, Contracts, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which B&W or any affiliate of B&W (a “B&W Company”) is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of a B&W Subsidiary or (ii) that give any person the right to receive any economic benefits or rights similar to or derived from the economic benefits or rights accruing to holders of shares of capital stock of a B&W Subsidiary. There are no equity securities of a B&W Subsidiary reserved for issuance for any purpose.

      (b) Except for the capital stock of, or equity, voting or other ownership interests in, the B&W Subsidiaries and the Excluded Subsidiaries (as defined in the B&W Opco Formation Agreement), B&W does not, and will not after giving effect to the Asset Contribution, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or equity, voting or other ownership interest in any person.

      SECTION 4.03.     The Contributed Assets. The Contributed Assets to be transferred, conveyed or assigned to B&W Opco at the Closing will include all of the properties, assets and rights used primarily, or held for use primarily, in the operation or conduct of the B&W Business, other than the Excluded Assets (as defined in the B&W Opco Formation Agreement).

      SECTION 4.04.     Authority; Execution and Delivery; Enforceability. Each of B&W and each B&W Company has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of B&W and each B&W Company of each Transaction Agreement to which it is or will be a party, the performance by it of its obligations hereunder and thereunder and the consummation by B&W and each B&W Company of each of the Transactions to which it is or will be a party have been or will be duly authorized by all necessary corporate action on the part of B&W and such B&W Company, as the case may be. Each of B&W and each B&W Company has duly executed and delivered (or will duly execute and deliver on or prior to the Closing Date) each Transaction Agreement to which it is or will be a party, and each Transaction Agreement to which it is or will be a party constitutes (or will constitute on or prior to the Closing Date) its legal, valid and binding obligation, enforceable against it in accordance with its terms.

      SECTION 4.05.     No Conflicts; Consents. (a) The execution and delivery by each of B&W and each B&W Company of each Transaction Agreement to which it is or will be a party and the performance by it of its obligations hereunder and thereunder do not, and the consummation of the Asset Contribution, the Assumption of Liabilities, the B&W Opco Stock Contribution and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the Contributed Assets under, any provision of (i) the B&W certificate of incorporation or the B&W by-laws or the comparable charter or organizational documents of any other B&W Company, (ii) any material Contract to which B&W or any B&W Company is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to B&W, B&W Opco or any other B&W Company or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect.

      (b) No Consent of, or registration, declaration or filing with, or Permit from, any Governmental Entity is required to be obtained or made by or with respect to B&W or any B&W Subsidiary in connection with the execution, delivery and performance by B&W or any B&W Company of any Transaction Agreement to which it is a party or the consummation by it of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) any required approval of the Transactions by the European Commission pursuant to the EC Merger Regulation, (iii) any required approvals or filings under the antitrust laws of member states of the European Union, (iv) the filing with the SEC of (A) the Form S-4, (B) the Form 8-A and (C) such reports under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (v) any filings required in connection with the Tax Rulings, (vi) filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the B&W Subsidiaries are qualified to do business, (vii) such filings with and approvals of the NYSE as are required to permit the shares of Reynolds American Common Stock that are to be issued in the Share Issuance to be listed on the NYSE, (viii) such filings with and approvals of the Bureau of Alcohol, Tobacco, Firearms and Explosives, state licensing authorities and state taxing authorities as are required to transfer Permits to B&W Opco or to otherwise consummate the Transactions, (ix) compliance with any such filings as may be required under applicable Environmental Law, (x) such filings as may be required in connection with the taxes described in Section 6.09 and (xi) such other items that the failure of which to obtain or make, individually or in the aggregate, are not reasonably likely to have a B&W Material Adverse Effect.

      SECTION 4.06.     B&W Financial Statements; Undisclosed Liabilities. (a) The B&W Disclosure Letter sets forth (i) the audited consolidated balance sheets of B&W and its subsidiaries for each of the three fiscal years ended as of December 31, 2002, and the related audited consolidated statements of income and cash flows and, in each case, the notes thereto (if any) (collectively, the “B&W Audited Historical Financial Statements”), (ii) the unaudited pro forma consolidated balance sheet of B&W Opco and the B&W Subsidiaries as of December 31, 2002, giving pro forma effect to the Asset Contribution and Assumption of Liabilities as if they had occurred on such date (the “B&W Opco 2002 Balance Sheet”), (iii) the unaudited pro forma consolidated balance sheet of B&W Opco and the B&W Subsidiaries as of September 30, 2003, giving pro forma effect to the Asset Contribution and Assumption of Liabilities as if they had occurred on such date (the “B&W Opco Interim 2003 Balance Sheet”) and (iv) the unaudited pro forma consolidated income statement of B&W Opco and the B&W Subsidiaries for each of the years ended December 31, 2001 and 2002, and the nine month period ended September 30, 2003, giving pro forma effect to the Asset Contribution and Assumption of Liabilities as if they had occurred on January 1 of the applicable fiscal years or period (the “B&W Opco Income Statements” and, together with the B&W Opco 2002 Balance Sheet and the B&W Opco Interim 2003 Balance Sheet, the “B&W Opco Financial Statements”). The B&W Opco

Financial Statements and the B&W Audited Historical Financial Statements (x) have been prepared from the books and records of B&W regularly maintained to prepare the financial statements of B&W, (y) were prepared in accordance with GAAP (other than the absence of notes thereto, if applicable) and the accounting methods and policies of B&W applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (z) fairly present, subject, in the case of unaudited statements to normal year-end adjustments and the absence of accompanying notes to the unaudited statements, in all material respects the financial condition and results of operations of (A) B&W and its subsidiaries or (B) the B&W Business (other than Excluded Assets and Excluded Liabilities (as defined in the B&W Opco Formation Agreement)), as the case may be, as of the dates and for the periods indicated.

      (b) The financial statements of B&W Opco and the B&W Subsidiaries required to be included in the Form S-4 (the “B&W SEC Financial Statements”) (i) will be prepared from the books and records of B&W regularly maintained to prepare the financial statements of B&W, (ii) will be prepared in accordance with GAAP and the accounting methods and policies of B&W applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) will fairly present, subject to normal year-end adjustments, in all material respects the financial condition, results of operations and cash flows of the B&W Business (other than Excluded Assets and Excluded Liabilities) as of the dates and for the periods indicated.

      (c) Neither B&W nor any B&W Subsidiary is, or has at any time since January 1, 2002, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

      (d) Except as set forth on the B&W Opco Interim 2003 Balance Sheet, neither B&W nor any B&W Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and other than liabilities or obligations of any nature arising out of any Action relating to the development, packaging, labeling, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related and safety-related claims) that will constitute an Assumed Liability that are required by GAAP to be set forth on such balance sheet or in the notes thereto and that, individually or in the aggregate, has had or is reasonably likely to have a B&W Material Adverse Effect.

      SECTION 4.07.     Information Supplied. None of the information supplied or to be supplied by B&W for inclusion or incorporation by reference in (i) the Proxy Statement or any amendment or supplement thereto will, at the date it is first mailed to stockholders of RJR or at the time such stockholders vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Form S-4 or any amendment or supplement thereto will, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.08.     Absence of Certain Changes or Events. From December 31, 2002, until the date of this Agreement, (a) B&W has conducted its business only in the ordinary course consistent with past practice and (b) there has not been:

(i) a B&W Material Adverse Effect;

(ii) any incurrence, assumption or guarantee by B&W or any B&W Subsidiary of any indebtedness for borrowed money in an aggregate principal amount in excess of $10,000,000 or that would constitute an Assumed Liability;

(iii) (A) except in the ordinary course of business consistent with past practice (1) any granting by B&W or any B&W Subsidiary to any current or former director, officer, employee or consultant primarily employed or engaged in the business to be transferred to B&W Opco as a result of the Asset Contribution and Assumption of Liabilities (collectively “B&W Personnel”) of any bonus opportunity or any increase in compensation or benefits or (2) any payment by B&W or any B&W Subsidiary to any B&W Personnel of any bonus, in each case except to the extent required under employment agreements in effect as of

December 31, 2002, and in accordance with its terms as of such date, (B) any granting by B&W or any B&W Subsidiary to any B&W Personnel of severance or termination pay or the right to receive any severance or termination pay or increases therein, except to the extent required under any agreement in effect as of December 31, 2002, (C) any entry by B&W or any B&W Subsidiary into, or any amendment of, (1) any employment, deferred compensation, severance, termination, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement between B&W or any B&W Subsidiary, on the one hand, and any B&W Personnel, on the other hand, or (2) any agreement between B&W or any B&W Subsidiary, on the one hand, and any B&W Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving B&W of the nature contemplated by this Agreement (all such agreements under this clause (C) including any such agreement which is entered into on or after the date of this Agreement, collectively, “B&W Benefit Agreements”), (D) any amendment of any incentive award (including performance units, restricted stock, stock repurchase rights or other equity-based or equity-related awards) or any removal or modification of any restrictions in any such award or (E) any amendment to, or modification of, any plan, arrangement or material understanding providing B&W Personnel with the awards described in clause (D);

(iv) any change in financial reporting or accounting methods, principles or practices by B&W or any B&W Subsidiary materially affecting the consolidated assets, liabilities or results of operations of B&W and the B&W Subsidiaries, except insofar as may have been required by a change in GAAP;

(v) any elections by B&W or any B&W Subsidiary with respect to Taxes of the B&W Business (other than with respect to an Excluded Asset or Excluded Liability) or settlement or compromise by B&W or any B&W Subsidiary of any material Tax liability or refund of the B&W Business (other than with respect to an Excluded Asset or Excluded Liability), except for elections, settlements or compromise that is not reasonably likely to have a B&W Material Adverse Effect; or

(vi) any sale, lease (as lessor), license or other disposition of, or the creation or existence of any Lien on, any properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) sales, leases, licenses, dispositions of and the creation of Liens with respect to, any Excluded Assets.

      SECTION 4.09.     Taxes. (a) B&W and each B&W Subsidiary and any consolidated, combined, affiliated or unitary group of which B&W or any B&W Subsidiary is or has ever been a member (each, a “B&W Affiliated Group”) has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed by B&W, any B&W Subsidiary or any B&W Affiliated Group, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect.

      (b) The B&W Audited Historical Financial Statements reflect an adequate reserve for all Taxes payable by B&W and the B&W Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements, except to the extent any failure to make such a reserve, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect. No deficiency, audit examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes has been proposed, asserted or assessed against B&W, any B&W Subsidiary or any B&W Affiliated Group since January 1, 2001, except to the extent any such proposal, assertion or assessment, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect. No requests for waivers of the time to assess any Taxes of B&W, any B&W Subsidiary or any B&W Affiliated Group are pending, and there is no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of B&W, any B&W Subsidiary or any B&W Affiliated Group, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect.

      (c) The Federal income Tax Returns of B&W and each B&W Subsidiary have been examined by and settled with the IRS, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 1995. All material assessments for Taxes due and owing by B&W, any B&W Subsidiary or any B&W Affiliated Group with respect to completed and settled examinations or any concluded litigation have been fully paid, except to the extent any failure to pay any such assessment for Taxes, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect.

      (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the Contributed Assets.

      (e) Neither B&W nor any B&W Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely (i) to prevent the Asset Contribution and Assumption of Liabilities, on the one hand, or the B&W Opco Stock Contribution and the Merger, on the other hand, from qualifying as an exchange within the meaning of Section 351 of the Code, or to prevent the Merger also from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) to prevent the SF Contribution from qualifying as an exchange within the meaning of Section 351 of the Code and also as a reorganization within the meaning of Section 368(a) of the Code.

      (f) None of B&W, any B&W Subsidiary or any B&W Company has taken any action, other than in the ordinary course of business, that would have the effect of deferring any liability for Taxes for any B&W Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending thereafter, whether pursuant to Section 481(a) of the Code or any similar provision of law or regulations or for any other reason.

      SECTION 4.10.     Absence of Changes in Benefit Plans. From December 31, 2002, through the date of this Agreement, there has not been (a) any termination, adoption or amendment in any material respect or any agreement to terminate, adopt or amend in any material respect, by B&W or any B&W Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom stock”, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding and whether or not subject to the laws of the United States) maintained or contributed to, or required to be maintained or contributed to, by B&W or any B&W Subsidiary, in each case, providing benefits to any B&W Personnel (all such plans, arrangements or understandings, including any such plan, arrangement or understanding which is entered into or adopted on or after the date of this Agreement, collectively, “B&W Benefit Plans”) or (b) any material change in the manner in which contributions to any B&W Pension Plans (as defined in Section 4.11(a)) are made or the basis on which such contributions are determined. Neither B&W nor any B&W Subsidiary is a party to any B&W Benefit Agreement.

      SECTION 4.11.     ERISA Compliance; Excess Parachute Payments. (a) The B&W Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“B&W Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“B&W Welfare Plans”) and all other B&W Benefit Plans. Each B&W Benefit Plan has been administered in compliance with its terms and applicable Law, except where the failure to be so administered, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect. B&W has made available to RJR true, complete and correct copies of (i) each B&W Benefit Plan and B&W Benefit Agreement (or, in the case of any unwritten B&W Benefit Plan or B&W Benefit Agreement, a description thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each B&W Benefit Plan for which such annual report was required, (iii) the most recent summary plan description for each B&W Benefit Plan for which such summary plan description is required, (iv) the most recent actuarial valuation report for each B&W Benefit Plan for which such actuarial valuation report was required or prepared and (v) each trust agreement and group annuity contract relating to any B&W Benefit Plan.

      (b) All B&W Pension Plans intended to be tax qualified are so qualified and have been the subject of determination letters from the IRS or other Governmental Entity with respect to all Tax Law changes through and including the Economic Growth and Tax Relief Reconciliation Act of 2001 or have a remaining period of time under applicable Law to amend such B&W Pension Plans to comply with applicable Tax Law and to submit such amendment to the IRS for a determination letter to the effect that such B&W Pension Plans are qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no determination letter has been revoked (nor, to the knowledge of B&W, has revocation been threatened). No event has occurred since the date of the most recent determination letter or application therefor relating to any such B&W Pension Plan that would adversely affect the qualification of such B&W Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, except for events that, individually or in the aggregate, are not reasonably likely to have a B&W Material Adverse Effect. All B&W Pension Plans required to have been approved by any non-U.S. Governmental Entity have been so approved or timely submitted for approval and no such approval has been revoked (nor, to the knowledge of B&W, has revocation been threatened). No event has occurred since the date of the most recent approval or application therefor relating to any such B&W Pension Plan that would affect any such approval relating thereto or increase the costs relating thereto, except for events that, individually or in the aggregate, are not reasonably likely to have a B&W Material Adverse Effect. B&W has made available to RJR a true, complete and correct copy of the most recent determination or approval letter received with respect to each B&W Pension Plan, as well as a true, complete and correct copy of each pending application for a determination or approval letter, if any.

      (c) No B&W Pension Plan, other than any B&W Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “B&W Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such B&W Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to RJR. No B&W Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested of or granted by the IRS with respect to any B&W Pension Plan. With respect to each B&W Benefit Plan, (i) there has not occurred any prohibited transaction in which B&W, any B&W Subsidiary or any of its or their respective employees or, to the knowledge of B&W, any trustee or other fiduciary or administrator of any B&W Benefit Plan or trust created thereunder has engaged that is reasonably likely to subject B&W, any B&W Subsidiary or any of its or their respective employees, or, to the knowledge of B&W, any trustee or other fiduciary or administrator of any B&W Benefit Plan or any trust created thereunder, to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law of a magnitude that would result in a B&W Material Adverse Effect and (ii) none of B&W, any B&W Subsidiary or any of its or their respective employees, or, to the knowledge of B&W, any trustee or other fiduciary of any B&W Benefit Plan or any trust created thereunder, has engaged in any transaction or acted in a manner that is reasonably likely to, or failed to act in a manner that is reasonably likely to, subject B&W, any B&W Subsidiary, or, to the knowledge of B&W, any trustee or other fiduciary of any B&W Benefit Plan or any trust created thereunder, to any liability for breach of fiduciary duty under ERISA or any other applicable Law of a magnitude that would result in a B&W Material Adverse Effect. No B&W Benefit Plan or trust has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any B&W Benefit Plan during the last five years. Neither B&W nor any B&W Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any B&W Multiemployer Pension Plan.

      (d) (i) No B&W Welfare Plan is unfunded, funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) or self-insured, except for the provision of severance and vacation benefits; (ii) There are no understandings, agreements or undertakings, written or oral, that are reasonably likely to prevent any B&W Welfare Plan (including any such plan covering retirees or other former employees) from being amended or terminated without a B&W Material Adverse Effect on or at any time after the Effective Time (except for ordinary administrative expenses); and (iii) No B&W Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

      (e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any B&W Personnel who is a “disqualified individual” (as defined in Treas. Reg. Section 1.280G-1) under any B&W Benefit Plan, B&W Benefit Agreement or other compensation arrangement is reasonably likely to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code)and no such disqualified individual is entitled to receive any additional payment (e.g., any Tax gross-up or other payment) from B&W, B&W Opco, Reynolds American or any other person in the event that the excise Tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

      (f) The execution and delivery by B&W, B&W Opco and each B&W Subsidiary of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not (either alone or in combination with any other event) (i) entitle any B&W Personnel to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any B&W Benefit Plan or B&W Benefit Agreement, (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any B&W Benefit Plan or B&W Benefit Agreement or (iv) constitute a severance of employment of any B&W Personnel under any severance or termination benefit plan, program, policy, agreement or arrangement of B&W or any B&W Subsidiary.

      (g) Since January 1, 2001, and through the date of this Agreement, neither B&W nor any B&W Subsidiary has received notice of, and, to the knowledge of B&W, there are no (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the B&W Benefit Plans), actions or proceedings against or involving any B&W Benefit Plan or B&W Benefit Agreement that, individually or in the aggregate, are reasonably likely to have a B&W Material Adverse Effect or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any B&W Benefit Plan or B&W Benefit Agreement. All contributions, premiums and benefit payments under or in connection with the B&W Benefit Plans or B&W Benefit Agreements that are required to have been made by B&W or any B&W Subsidiary have been timely made, accrued or reserved for in all material respects.

      (h) Neither B&W nor any B&W Subsidiary has any material liability or obligations that constitute Assumed Liabilities, including under or on account of a B&W Benefit Plan or B&W Benefit Agreement, arising out of the hiring of persons to provide services to B&W or any B&W Subsidiary and treating such persons as consultants or independent contractors and not as employees of B&W or any B&W Subsidiary, other than the obligations of B&W or any B&W Subsidiary under any Contract, arrangement or understanding with any such person.

      (i) There does not exist, nor do any circumstances exist that could reasonably be expected to result in, any Employee Benefits Liability that could reasonably be expected to result in a B&W Material Adverse Effect. “Employee Benefits Liability” means any liability of any B&W Commonly Controlled Entity under (i) Sections 302, 405 and 409 or Title IV of ERISA, (ii) Sections 412, 4971 and 4975 of the Code, (iii) Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Sections 9801 et seq. of the Code or (iv) any corresponding or similar provision of any applicable Federal, state, local or non-U.S. laws, rules or regulations. “B&W Commonly Controlled Entity” means any person that, together with B&W, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law.

      SECTION 4.12.     Litigation. There is no Action pending or, to the knowledge of B&W, any Action threatened or investigation pending or threatened against B&W or any B&W Subsidiary pursuant to which the plaintiff seeks damages that are or would be Assumed Liabilities or which relate to Contributed Assets or Assumed Liabilities, except for Actions or investigations that (a) arise out of or relate to the development, packaging, labeling, delivery, sale, resale, distribution, marketing, promotion, use or consumption of, or exposure to, tobacco products, including smoking and health-related and safety-related claims or (b) individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material

Adverse Effect. There is no Judgment that constitutes an Assumed Liability outstanding against B&W or any B&W Subsidiary that, individually or in the aggregate, has had or is reasonably likely to have a B&W Material Adverse Effect. Section 4.12 of the B&W Disclosure Letter sets forth a list of all material litigation in which B&W or any B&W Subsidiary is currently a party (other than litigation of the type described in clause (a) above).

      SECTION 4.13.     Compliance with Applicable Laws. B&W and each of the B&W Subsidiaries are in compliance with all applicable Laws and Permits, including Environmental Laws and those relating to occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect. Neither B&W nor any B&W Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that B&W or a B&W Subsidiary has liability under or is not in compliance with any applicable Law or Permit, including Environmental Law, except for such liabilities and instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect. There exists no Environmental Condition that, individually or in the aggregate, has had or is reasonably likely to have a B&W Material Adverse Effect. There are no capital expenditures in excess of $10,000,000 required to be made for pollution control equipment or other remedial measures pursuant to Environmental Laws at any of the Contributed Assets that have not been reserved for, or reflected on, the B&W Opco Interim 2003 Balance Sheet. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09, and employment and labor matters, which are the subject of Sections 4.10, 4.11 and 4.16.

      SECTION 4.14.     Title to Properties. B&W and each of the B&W Subsidiaries has good and marketable title to, or valid leasehold interests in, all the Contributed Assets, except for such as are no longer used in the conduct of the business to be transferred to B&W Opco as a result of the Contribution of Assets and Assumption of Liabilities or as have been disposed of in the ordinary course of business consistent with past practice and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect. All such Contributed Assets, other than assets and properties in which B&W or any of the B&W Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect.

      SECTION 4.15.     Intellectual Property. (a) B&W and each of the B&W Subsidiaries own, or are validly licensed or otherwise have the right to use, in each case free and clear of any Liens, all Intellectual Property used or necessary to carry on the business to be transferred to B&W Opco as a result of the Asset Contribution and Assumption of Liabilities as it is now being conducted, except for Intellectual Property the failure of which to own or have the right to use is not reasonably likely to have a B&W Material Adverse Effect. The consummation of the Transactions will not conflict with the rights of B&W or any B&W Subsidiary in the Intellectual Property used or necessary to carry on the business to be transferred to B&W Opco except for conflicts that, individually or in the aggregate, are not reasonably likely to have a B&W Material Adverse Effect.

      (b) None of B&W or any B&W Subsidiary has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect. During the two years preceding the date of this Agreement, (i) none of B&W or any B&W Subsidiary has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that B&W or any B&W Subsidiary must license or refrain from using any Intellectual Property or other proprietary information of any other person), and (ii) none of B&W or any B&W Subsidiary is party to or the subject of any pending or, to the knowledge of B&W, threatened, Action before or by any Governmental Entity with respect to any such infringement, misappropriation or conflict, in each case except for such suits, claims, actions, investigations or proceedings that have not had and are not reasonably likely to have a B&W Material Adverse Effect. To B&W’s knowledge, no other person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by B&W or any B&W Subsidiary that constitutes a Contributed Asset, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably likely to have a B&W Material Adverse Effect.

      (c) B&W and the B&W Subsidiaries have taken all reasonable and necessary steps to protect their material Intellectual Property that constitutes Contributed Assets and rights thereunder, and, to the knowledge of B&W, no such rights to material Intellectual Property that constitutes Contributed Assets have been lost or are in jeopardy of being lost as a result of any act or omission by B&W or any B&W Subsidiary.

      SECTION 4.16.     Labor and Employment Matters. There are no collective bargaining or other labor union agreements to which B&W or any B&W Subsidiary is a party or by which any of them is bound. To the knowledge of B&W, since January 1, 2001, neither B&W nor any B&W Subsidiary has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, except for any such labor union organizing activity or actual or threatened employee strikes, work stoppages, slowdowns or lockouts that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect. Except with respect to instances that, individually or in the aggregate, are not reasonably likely to have a B&W Material Adverse Effect B&W (a) is, and since January 1, 2001, has been, in compliance with all applicable Laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since January 1, 2001, has not, engaged in any unfair labor practice. During the two years preceding the date of this Agreement, B&W has not received written notice of any unfair labor practice charge against B&W or any B&W Subsidiary which is pending.

      SECTION 4.17.     Contracts. (a) Section 4.17 of the B&W Disclosure Letter sets forth a list as of the date of this Agreement of each of the following types of Contracts relating to the B&W Business (except to the extent such Contracts relate solely to Excluded Assets or Excluded Liabilities):

(i) any material Contract granting any person a right of first refusal, first offer or other right to purchase any Contributed Asset;

(ii) any material loan agreement, indenture, mortgage, promissory note, pledge, hypothecation, deed of trust, conditional sale or title retention agreement, security agreement, equipment financing obligation, guaranty or other source of contingent liability;

(iii) any Contract for the purchase or other acquisition by B&W or any B&W Subsidiary of goods or services or other assets that provides for annual payments by B&W or any B&W Subsidiary of $20,000,000 or more, other than in the ordinary course of business;

(iv) any Contract providing for the sale or other disposition after the date of this Agreement by B&W or any B&W Subsidiary to another person of goods or services for $20,000,000 or more, other than in the ordinary course of business;

(v) any partnership, joint venture or other similar Contract or arrangement;

(vi) any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation, sale of stock, sale of assets or otherwise) or the making of any capital expenditures, in each case after the date of this Agreement, in excess of $20,000,000;

(vii) any material license, assignment, transfer or similar Contract pursuant to which any third party has rights to use or own any material Intellectual Property of B&W;

(viii) any material Contract that would materially restrict the ability of Reynolds American or any of its subsidiaries to compete in any line of business in any geographic area;

(ix) any Contract with (A) B&W or any affiliate of B&W (other than B&W or a B&W Subsidiary) or (B) any B&W Personnel (other than B&W Benefit Agreements or B&W Benefit Plans); or

(x) any Contract providing for indemnification of any person with respect to material liabilities relating to any former (not current) business of B&W, any B&W Subsidiary or any affiliate or predecessor person thereof.

      (b) None of B&W, any of the B&W Subsidiaries or, to the knowledge of B&W, any other party thereto is in violation of or in default under (nor does there exist any condition that, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Contract that constitutes a Contributed Asset, except for violations or defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a B&W Material Adverse Effect. Each Contract listed or described in Section 4.17 of the B&W Disclosure Letter or required to be so listed or described is a valid and binding obligation of B&W or the B&W Subsidiary party thereto.

      SECTION 4.18.     Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of B&W; provided, however, that an affiliate of B&W (other than a B&W Subsidiary) has engaged, and will pay the fees and expenses of, Goldman, Sachs & Co. in connection with the Transactions.

      SECTION 4.19.     Insurance. Except to the extent that insurance coverage with respect to tobacco product-related liabilities is unobtainable or is obtainable only at a cost which B&W reasonably believes to be prohibitive or unreasonable, B&W and each B&W Subsidiary have insurance with coverage of a type and in a manner that B&W believes is prudent and reasonable in the circumstances. No written notice of cancelation or threat thereof in writing with respect to any such material policy has been received. All such material policies are in full force and effect and neither B&W nor any B&W Subsidiary is in default, whether as to payment of premium or otherwise, in any material respect under the terms of any such policy, nor, to the knowledge of B&W, has B&W or any B&W Subsidiary done or omitted to do any act or thing which could render any such material insurance policy void or voidable.

      SECTION 4.20.     Absence of RJR Transaction Material Adverse Effect. B&W represents, acknowledges and agrees that no state of fact or circumstance with respect to the RJR and the RJR Subsidiaries existing as of the date of this Agreement constitutes a RJR Transaction Material Adverse Effect.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 5.01.     Conduct of Business. (a) Conduct of Business by RJR. Except for matters set forth in the RJR Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time, RJR shall, and shall cause each RJR Subsidiary to, use its reasonable best efforts to conduct its business in the usual, regular and ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the RJR Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time, RJR shall not, and shall not permit any RJR Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of RJR to its parent and (2) regular quarterly cash dividends with respect to RJR Common Stock, not in excess of $0.95 per share, with usual declaration, record and payment dates and in accordance with RJR’s past dividend policy, (B) split, combine, subdivide or reclassify any of its capital stock or issue, propose or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire for value any shares of RJR Capital Stock or capital stock of any RJR Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (provided that RJR may repurchase shares of RJR Common Stock on or prior to the day that is two NYSE trading days prior to the Closing Date in an aggregate amount not to exceed (A) the number of shares of RJR Common Stock issued pursuant to RJR Stock Options outstanding on the date of this Agreement and in accordance with their present terms between the date of this Agreement and the day that is three NYSE trading days prior to the Closing Date less (B) the number of shares of RJR Common Stock that were automatically surrendered to RJR to offset mandatory withholding tax as a result of option exercises in such period);

(ii) issue, deliver, sell or grant (or become obligated to issue, deliver, sell or grant) (A) any shares of its capital stock, (B) any RJR Voting Debt or other equity, voting or other ownership interests in RJR or any RJR Subsidiary, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, RJR Voting Debt, equity, voting or other ownership interests or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, SARs or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefit or rights similar to or derived from the economic benefits and rights accruing to holders of capital stock of RJR or any RJR Subsidiary, in each case other than (1) the issuance of RJR Common Stock (and associated RJR Rights) upon the exercise of RJR Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of additional shares of restricted stock (and associated RJR Rights) or, with respect to directors of the RJR Board, unrestricted stock (and associated RJR Rights) pursuant to RJR Stock Plans, in accordance with their present terms, in the ordinary course of business consistent with past practice (provided that the vesting of such shares of restricted stock shall not accelerate as a result of the execution and delivery of this Agreement, the consummation of the Merger or any of the Transactions) and (3) the issuance of RJR Capital Stock upon the exercise of RJR Rights;

(iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for a purchase price, including assumed debt, during any twelve-month period in excess of $50,000,000 in the aggregate or (B) any assets that are material, individually or in the aggregate, to RJR and the RJR Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

(v) except as required to comply with applicable Law or any Contract, RJR Benefit Plan or RJR Benefit Agreement in effect on the date of this Agreement, (A) increase in any manner the compensation or benefits of, or pay any bonus to, any RJR Personnel, except for increases or bonuses in the ordinary course of business consistent with past practice, (B) pay to any RJR Personnel any material benefit not provided for under any Contract, RJR Benefit Plan or RJR Benefit Agreement as in effect on the date of this Agreement other than the payment of base compensation (inclusive of overtime, commissions, incentive pay and the like) in the ordinary course of business consistent with past practice, (C) except to the extent expressly permitted under Section 5.01(a)(ii), grant any awards under any RJR Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards or the removal or modification of existing restrictions in any Contract, RJR Benefit Plan or RJR Benefit Agreement or awards made thereunder), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, RJR Benefit Plan or RJR Benefit Agreement, except in the ordinary course of business consistent with past practice, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, RJR Benefit Plan or RJR Benefit Agreement, (F) adopt, enter into, amend or terminate any RJR Benefit Plan or RJR Benefit Agreement, except in the ordinary course of business consistent with past practice, or (G) make any material determination under any RJR

Benefit Plan or RJR Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of RJR and the RJR Subsidiaries, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of any properties or assets, except (A) sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice and (B) other sales of properties and assets during any twelve month period with a fair market value not greater than $25,000,000 in the aggregate;

(viii) (A) incur any indebtedness for borrowed money or assume or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of RJR or any RJR Subsidiary, assume or guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) indebtedness in an aggregate principal amount not to exceed $50,000,000 and (2) short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to or in RJR or any direct or indirect wholly owned subsidiary of RJR, (2) extensions of trade credit in the ordinary course of business consistent with past practice, (3) in respect of travel expenses or similar advances to employees in the ordinary course of business and (4) investments in non-wholly owned subsidiaries of RJR during any twelve month period in an amount not to exceed $75,000,000 in the aggregate;

(ix) operate its business other than in accordance with RJR’s existing business plan, including the implementation of scheduled cost reductions and reduction-in-force measures;

(x) make or agree to make any new capital expenditure or expenditures that in the aggregate are in excess of $75,000,000 in any twelve month period;

(xi) make any material Tax election or settle or compromise any material Tax liability or refund;

(xii) (A) pay, settle, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, settlement, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of this Agreement, of liabilities incurred in the ordinary course of business or reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of RJR included in the Filed RJR SEC Documents as of the date of this Agreement or incurred since that date in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) subject to Section 5.02, waive, fail to enforce the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which RJR or any RJR Subsidiary is a party;

(xiii) other than in the ordinary course of business consistent with past practice, enter into or modify or otherwise amend in any material respect any Contract that contains any provision that materially restricts the ability of RJR or any RJR Subsidiary or which, following the consummation of Merger, could restrict the ability of Reynolds American or any of its subsidiaries or B&W or any of its subsidiaries or any of their respective affiliates to compete in any business or with any person or in any geographic area;

(xiv) enter into any material joint venture, partnership or other similar arrangement; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

      (b) Conduct of Business by B&W. Except for matters set forth in the B&W Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time, B&W shall, and shall cause each B&W Subsidiary to, use its reasonable best efforts to conduct its business in the usual, regular and ordinary course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in the B&W Disclosure Letter or otherwise expressly permitted by the Transaction Agreements, from the date of this Agreement to the Effective Time, B&W shall not permit any B&W Subsidiary to do any of the following:

(i) issue, deliver, sell or grant (or become obligated to issue, sell, deliver or grant) (A) any shares of capital stock of a B&W Subsidiary, (B) any equity, voting or other ownership interests in a B&W Subsidiary, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, equity, voting or other ownership interests or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, SARs or stock-based performance units relating to any B&W Subsidiary or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefit or rights similar to or derived from the economic benefits and rights accruing to holders of capital stock of B&W or any B&W Subsidiary;

(ii) declare, set aside or pay any non-cash dividends on, or make any other non-cash distributions (stock or property) in respect of, any of its capital stock, other than capital stock of an Excluded Subsidiary;

(iii) amend the certificate of incorporation, by-laws or other comparable charter or organizational documents of any B&W Subsidiary;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof for a purchase price, including assumed debt, during any twelve-month period in excess of $50,000,000 in the aggregate or (B) any assets that are material, individually or in the aggregate, to B&W and the B&W Subsidiaries, taken as a whole, in each case if such acquisition of equity interests, assets, business, corporation, partnership, joint venture, association or other business organization or division would constitute a Contributed Asset, except purchases of inventory in the ordinary course of business consistent with past practice;

(v) except as required to comply with applicable Law or any Contract, B&W Benefit Plan or B&W Benefit Agreement in effect on the date of this Agreement, (A) increase in any manner the compensation or benefits of, or pay any bonus to, any B&W Personnel, except for increases or bonuses in the ordinary course of business consistent with past practice, (B) pay to any B&W Personnel any material benefit not provided for under any Contract, B&W Benefit Plan or B&W Benefit Agreement in effect on the date of this Agreement other than the payment of base compensation (inclusive of overtime, commissions, incentive pay and the like) in the ordinary course of business consistent with past practice, (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, B&W Benefit Plan or B&W Benefit Agreement, except in the ordinary course of business consistent with past practice, (D) take any action to accelerate the vesting or payment of any compensation or benefits under any Contract, B&W Benefit Plan or B&W Benefit Agreement, (E) adopt, enter into, amend or terminate any B&W Benefit Plan or B&W Benefit Agreement, except in the ordinary course of business consistent with past practice or (F) make any material determination under any B&W Benefit Plan or B&W Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of B&W and the B&W Subsidiaries, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets used or held for use in the operation or conduct of the B&W Business, except (A) sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice (B) sales of properties and assets during any twelve month period with a fair market value not greater than $10,000,000 in the aggregate and (C) sales, leases, licenses, dispositions and creations of Liens with respect to Excluded Assets;

(viii) (A) incur any indebtedness for borrowed money or assume or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of B&W or any B&W Subsidiary, assume or guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) short-term borrowings incurred in the ordinary course of business consistent with past practice or (2) indebtedness or securities that do not constitute Assumed Liabilities or (B) make any loans, advances or capital contributions to, or investments in, any other person, if such loan, advance, capital contribution or investment constitutes a Contributed Asset, other than (1) to or in B&W or any B&W Subsidiary, (2) extensions of trade credit in the ordinary course of business consistent with past practice and (3) in respect of travel expenses or similar advances to employees in the ordinary course of business;

(ix) make or agree to make any new capital expenditure or expenditures that in the aggregate are in excess of $55,000,000 in any twelve month period;

(x) make any material Tax election or settle or compromise any material Tax liability or refund, in each case with respect to the Contributed Assets or the Assumed Liabilities;

(xi) (A) pay, settle, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, settlement, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of this Agreement, of liabilities incurred in the ordinary course of business or reflected or reserved against in, or contemplated by, the B&W Opco Financial Statements (or the notes thereto) or incurred since the date of such statements in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) subject to Section 5.03, waive, fail to enforce the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which B&W or any B&W Subsidiary is a party;

(xii) other than in the ordinary course of business consistent with past practice, enter into or modify or otherwise amend in any material respect any Contract that contains any provision that materially restricts the ability of B&W or any B&W Subsidiary or which, following the consummation of the Merger, could restrict the ability of Reynolds American or any of its subsidiaries or RJR or any of its subsidiaries or any of their respective affiliates to compete in any business or with any person or in any geographic area;

(xiii) enter into any material joint venture, partnership or other similar arrangement;

(xiv) make any material changes to its practices relating to the collection of accounts receivable, acquisition or disposition of inventory or payment of accounts payable, other than in the ordinary course of business consistent with past practice; or

(xv) authorize any of, or commit or agree to take any of, the foregoing actions.

      (c) Other Actions. RJR and B&W shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably likely to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii), except as otherwise permitted by Section 5.02 or 5.03, any condition to the Merger set forth in Article VII not being satisfied.

      (d) Advice of Changes. Each of RJR and B&W shall promptly advise the other party orally and in writing to the extent it has knowledge that (i) any representation or warranty made by it contained in any Transaction Agreement is untrue or inaccurate in any material respect (without regard to any qualification as to Material Adverse Effect), (ii) it has failed to comply with or satisfy in any material respect any material obligation to be performed by it under any Transaction Agreement and (iii) any change or event that has had or is reasonably likely to have a RJR Transaction Material Adverse Effect or B&W Transaction Material Adverse Effect, as the case may be; provided, however, that (A) no notification pursuant to this Section 5.01(d) shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under any Transaction Agreement and (B) no breach of this Section 5.01(d) shall result in the failure of either of the conditions set forth in Section 7.02(b) or 7.03(b).

      SECTION 5.02.     No Solicitation by RJR. (a) RJR shall not, nor shall it authorize or permit any RJR Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative (collectively, “Representatives”) of, RJR or any RJR Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of, or take any other action to facilitate, any RJR Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any RJR Takeover Proposal (except a confidentiality agreement in accordance with this Section 5.02(a)) or (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any RJR Takeover Proposal; provided, however, that, prior to obtaining the RJR Stockholder Approval, RJR and its Representatives may, in response to a bona fide written RJR Takeover Proposal that the RJR Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or is reasonably likely to result in a Superior RJR Proposal (as defined in Section 5.02(e)), and which RJR Takeover Proposal was unsolicited, was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.02, subject to compliance with Section 5.02(c), (x) furnish information with respect to RJR and the RJR Subsidiaries to the person making such RJR Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02(a)) and (y) participate in discussions or negotiations with the person making such RJR Takeover Proposal and its Representatives regarding such RJR Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of RJR or any RJR Subsidiary, whether or not such person is purporting to act on behalf of RJR or any RJR Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by RJR. Upon execution of this Agreement, RJR shall, and shall cause its Representatives to, (i) cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a RJR Takeover Proposal and (ii) promptly request each person, if any, that has executed a confidentiality agreement in the last twelve months to return or destroy all information heretofore furnished to such person by or on behalf of RJR or any RJR Subsidiary.

      (b) Neither the RJR Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to B&W) the recommendation by the RJR Board or any such committee of this Agreement and the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the stockholders of RJR reject this Agreement or the Merger, (D) recommend the approval or adoption of any RJR Takeover Proposal or (E) resolve, agree or propose publicly to take any such actions, in each case unless the RJR Board or a committee thereof determines in good faith (after consultation with outside legal counsel) that failure to take any such action would be inconsistent with its fiduciary duties under applicable Law (each such action set forth in this Section 5.02(b)(i) being referred to herein as a “RJR Adverse Recommendation Change”), (ii) adopt or approve any RJR Takeover Proposal, or withdraw its approval of this Agreement or the Merger, or resolve or agree to take any such actions, (iii) without limiting Section 5.02(b)(i), propose publicly to adopt or approve any RJR Takeover Proposal or propose publicly to withdraw its approval of this Agreement or the Merger or resolve or agree to take any such actions or (iv) cause or permit RJR or any RJR Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “RJR Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any RJR Takeover Proposal (other than a confidentiality agreement referred to in Section 5.02(a)) or resolve or agree to take any such actions. Notwithstanding the foregoing, prior to obtaining the RJR Stockholder Approval, the RJR Board may, in response to a Superior RJR Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.02(a), cause RJR to terminate this Agreement pursuant to Section 8.01(f) and concurrently approve, recommend and enter into a binding RJR Alternative Acquisition Agreement containing the terms of a Superior RJR Proposal; provided, however, that RJR shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless RJR shall have complied with all provisions of this Section 5.02, including the notification provisions in this Section 5.02, and with all applicable requirements of Sections 6.07(b) (including the payment of the RJR Termination Fee (as defined in Section 6.07(b)) prior to or simultaneously with such termination); provided, further, however, that RJR may not exercise its right to terminate this Agreement pursuant to Section 8.01(f), (x) until after the fifth business day following B&W’s receipt of written notice from RJR advising B&W that the RJR Board has received a Superior RJR Proposal and that such RJR Board will, subject to any action taken by B&W pursuant to this sentence, cause RJR to accept such Superior RJR Proposal, specifying the terms and conditions of the Superior RJR Proposal and identifying the person making such Superior RJR Proposal (a “Notice of Superior RJR Proposal”) (it being understood and agreed that any amendment to the price or any other material term of a Superior RJR Proposal shall require a new Notice of Superior RJR Proposal and a new five business day period) and (y) unless after such fifth business day such Superior RJR Proposal remains a Superior RJR Proposal and the RJR Board so determines in accordance with the definition of “Superior RJR Proposal”.

      (c) In addition to the obligations of RJR set forth in paragraphs (a) and (b) of this Section 5.02, RJR promptly shall advise B&W orally and in writing of any RJR Takeover Proposal or any request for information or inquiry that would reasonably be expected to lead to or contemplates a RJR Takeover Proposal, the identity of the person making any such RJR Takeover Proposal, request or inquiry and the material terms of any such RJR Takeover Proposal request or inquiry. RJR shall (i) keep B&W fully informed of the status, including any change to the material terms of, any such RJR Takeover Proposal, (ii) provide to B&W as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to RJR from any third party in connection with any RJR Takeover Proposal or sent or provided by RJR to any third party in connection with any RJR Takeover Proposal and (iii) to the extent not previously provided, provide to B&W as soon as practicable copies of all information provided to any Person in connection with a RJR Takeover Proposal.

      (d) Nothing contained in Section 5.02(a) shall prohibit RJR from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to RJR’s stockholders if, in the good faith judgment of the RJR Board (after consultation with outside legal counsel), failure so to disclose would be inconsistent with its obligations under applicable Law.

      (e) For purposes of this Agreement:

“RJR Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) or the assets of RJR and the RJR Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of RJR, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of RJR, or any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving RJR or any of the RJR Subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of RJR or of any resulting parent company of RJR, other than the Transactions contemplated by this Agreement and the other Transaction Agreements.

“Superior RJR Proposal” means any bona fide binding written offer (not solicited by or on behalf of RJR or any RJR Subsidiary or any of their respective Representatives) made by a third party that if consummated would result in such third party (or its stockholders) owning, directly or indirectly, more than 42% of the shares of RJR Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of RJR and the RJR Subsidiaries, taken as a whole, which the RJR Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be (i) more favorable to the stockholders of RJR from a financial point of view than the Merger and the other Transactions (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by B&W in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

      SECTION 5.03.     No Solicitation by B&W. (a) B&W shall not, nor shall it authorize or permit any B&W Subsidiary to, nor shall it authorize or permit any Representative of, B&W or any B&W Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of, or take any action to facilitate, any B&W Takeover Proposal (as defined in Section 5.03(d)), (ii) enter into any agreement with respect to any B&W Takeover Proposal or (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any B&W Takeover Proposal; provided, however, that prior to RJR obtaining the RJR Stockholder Approval, B&W and its Representatives may, in response to a bona fide written B&W Takeover Proposal that the Board of Directors of B&W (the “B&W Board”) determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) constitutes or is reasonably likely to result in, a Superior B&W Proposal (as defined in Section 5.03(d)), and which B&W Takeover Proposal was unsolicited, was made after the date of this Agreement and did not otherwise result from a breach of this Section 5.03, subject to compliance with Section 5.03(c), (x) furnish information with respect to B&W and the B&W Subsidiaries to the person making such B&W Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with the person making such B&W Takeover Proposal and its Representatives regarding such B&W Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of B&W or any B&W Subsidiary, whether or not such person is purporting to act on behalf of B&W or any B&W Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.03(a) by B&W. Upon execution of this Agreement, B&W shall, and shall cause its Representatives to, (i) cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a B&W Takeover Proposal and (ii) promptly request each person, if any, that has executed a confidentiality agreement in the last twelve months to return or destroy all information primarily relating to the B&W Business heretofore furnished to such person by or on behalf of B&W or any B&W Subsidiary.

      (b) Neither the B&W Board nor any committee thereof shall (i) adopt or approve any B&W Takeover Proposal, or withdraw its approval of this Agreement or the Transactions, or resolve or agree to take any such actions, (ii) propose publicly to adopt or approve any B&W Takeover Proposal or propose publicly to withdraw its approval of this Agreement or the Transactions, or resolve or agree to take any such actions, or (iii) cause or permit B&W or any B&W Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “B&W Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any B&W Takeover Proposal (other than a confidentiality agreement referred to in Section 5.03(a)), or resolve or agree to take any such actions. Notwithstanding the foregoing, prior to RJR obtaining the RJR Stockholder Approval, B&W may, in response to a Superior B&W Proposal (as defined in Section 5.03(d)) that was unsolicited and that did not otherwise result from a breach of Section 5.03(a), terminate this Agreement pursuant to Section 8.01(g) and concurrently approve and enter into a binding B&W Alternative Acquisition Agreement containing the terms of a Superior B&W Proposal; provided, however, that B&W shall not terminate this Agreement pursuant to Section 8.01(g), and any purported termination pursuant to

Section 8.01(g) shall be void and of no force or effect, unless B&W shall have complied with all provisions of this Section 5.03, including the notification provisions in this Section 5.03, and with all applicable requirements of Sections 6.07(c) (including the payment of the B&W Termination Fee (as defined in Section 6.07(c)) prior to or simultaneously with such termination); provided, further, however, that B&W shall not exercise its right to terminate this Agreement pursuant to Section 8.01(g), (x) until after the fifth business day following RJR’s receipt of written notice from B&W advising RJR that the B&W Board has received a Superior B&W Proposal and that such B&W Board will, subject to any action taken by RJR pursuant to this sentence, accept such Superior B&W Proposal, specifying the terms and conditions of the Superior B&W Proposal and identifying the person making such Superior B&W Proposal (a “Notice of Superior B&W Proposal”) (it being understood and agreed that any amendment to the price or any other material term of a Superior B&W Proposal shall require a new Notice of Superior B&W Proposal and a new five business day period) and (y) unless after such fifth business day such Superior B&W Proposal remains a Superior B&W Proposal and the B&W Board so determines in accordance with the definition of “Superior B&W Proposal”.

      (c) In addition to the obligations of B&W set forth in paragraphs (a) and (b) of this Section 5.03, B&W promptly shall advise RJR orally and in writing of any B&W Takeover Proposal or any request for information or inquiry that would reasonably be expected to lead to or contemplates a B&W Takeover Proposal, the identity of the person making any such B&W Takeover Proposal, request or inquiry and the material terms of any such B&W Takeover Proposal, request or inquiry. B&W shall (i) keep RJR fully informed of the status, including any change to the material terms of any such B&W Takeover Proposal, (ii) provide to RJR as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to B&W from any third party in connection with any B&W Takeover Proposal or sent or provided by B&W to any third party in connection with any B&W Takeover Proposal and (iii) to the extent not previously provided, provide to RJR as soon as practicable copies of all information provided to any person in connection with a B&W Takeover Proposal.

      (d) For purposes of this Agreement:

“B&W Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets or businesses that constitute 20% or more of the revenues, net income, EBITDA (earnings before interest expense, taxes, depreciation and amortization) reflected on the B&W Opco Financial Statements for 2002 or of the Contributed Assets, or 20% or more of any class of equity securities of B&W, or any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving B&W or any of the B&W Subsidiaries pursuant to which any person or the stockholders of any person would own 20% or more of any class of equity securities of B&W or of any resulting parent company of B&W, other than the Transactions contemplated by this Agreement and the other Transaction Agreements.

“Superior B&W Proposal” means any bona fide binding written offer (not solicited by or on behalf of B&W or any B&W Subsidiary or any of their respective Representatives) made by a third party that if consummated would result in such third party (or its stockholders) owning, directly or indirectly, a majority of the shares of B&W Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of B&W and the B&W Subsidiaries, taken as a whole, which the B&W Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) to be (i) more favorable to B&W or the stockholder of B&W from a financial point of view than the Transactions (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by RJR in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.01.     Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting. (a) As soon as reasonably practicable following the date of this Agreement, RJR and Reynolds American shall prepare and file with the SEC (i) the Proxy Statement in preliminary form and (ii) the Form S-4, in which the Proxy Statement will be included as a prospectus, and each of RJR and B&W shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. Each of RJR and B&W shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. RJR shall use its reasonable best efforts to cause the Proxy Statement to be mailed to RJR’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. RJR shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Reynolds American Common Stock in the Merger, and RJR shall furnish all information concerning RJR and the holders of RJR Common Stock and rights to acquire RJR Common Stock pursuant to RJR Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of RJR and B&W, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld or delayed.

      (b) If, prior to the Effective Time, any event occurs with respect to RJR or any RJR Subsidiary, or any change occurs with respect to other information supplied by RJR for inclusion in the Form S-4 or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, RJR shall promptly notify B&W of such event, and RJR and B&W shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to RJR’s stockholders.

      (c) If, prior to the Effective Time, any event occurs with respect to the B&W Business (other than with respect to an Excluded Asset or an Excluded Liability), or any change occurs with respect to other information supplied by B&W for inclusion in the Form S-4 or the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, B&W shall promptly notify RJR of such event, and B&W and RJR shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 or the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to RJR’s stockholders.

      (d) RJR shall, as soon as reasonably practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “RJR Stockholders Meeting”) for the purpose of seeking the RJR Stockholder Approval. RJR shall use its reasonable best efforts to cause the Proxy Statement to be mailed to RJR’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. RJR shall, through the RJR Board, recommend to its stockholders that they give RJR Stockholder Approval, except to the extent that the RJR Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(b). Without limiting the generality of the foregoing, RJR agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to RJR of any RJR Takeover Proposal or (ii) the withdrawal or modification by the RJR Board of its approval or recommendation of this Agreement or the Merger.

      SECTION 6.02.     Access to Information; Confidentiality; Cooperation. (a) Each of RJR and B&W shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, commitments, personnel and records, and, during such period, each of RJR and B&W shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that such access (A) shall not unreasonably disrupt the normal operations of any party, (B) shall be subject to any legal restrictions on a party’s ability to provide any information and (iii) shall not result in a waiver of the attorney-client privilege or the protection of attorney work-product. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated as of June 24, 2003, between RJR and B&W U.S. Holdings, Inc. (“B&W U.S. Holdings”), the indirect corporate parent of B&W (the “Confidentiality Agreement”).

      (b) From the date hereof through the Effective Time, (i) B&W shall permit RJR and its officers and representatives to meet with the officers and employees of B&W and the B&W Subsidiaries responsible for the preparation of the B&W Audited Historical Financial Statements and the B&W Opco Financial Statements, the internal controls of the B&W Business and the disclosure controls and procedures of the B&W Business and (ii) RJR shall permit B&W and its officers and representatives to meet with the officers and employees of RJR and the RJR Subsidiaries responsible for the preparation of the RJR SEC Filings, the internal controls of RJR and the disclosure controls and procedures of the RJR, in each case to discuss such matters as are reasonably necessary or appropriate for Reynolds American and its officers to satisfy their obligations under Sections 302 and 906 of the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder or relating thereto and each party will require its officers and employees responsible for such matters to provide the other party and its officers such information as may be reasonably requested in complying with such obligations.

      SECTION 6.03.     Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as soon as reasonably practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the negotiation and execution of the Manufacturing Contracts containing the terms and conditions set forth on Exhibit K and such other terms and conditions reasonably satisfactory to Reynolds American, B&W and RJR (it being the understanding of the parties that certain subsidiaries of Reynolds American and certain subsidiaries of BAT will enter into Manufacturing Contracts to replace the existing manufacturing Contracts that B&W has entered into with various BAT subsidiaries) and the negotiation and execution of certain other supply arrangements related thereto (collectively, the “Commercial Agreements”) and (vi) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, B&W and RJR shall duly (x) file with the U.S. Federal

Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and (y) make all necessary notifications, if any, under the EC Merger Regulation (the “EC Filings”). The HSR Filing shall be in substantial compliance with the requirements of the HSR Act and the EC Filings shall be in substantial compliance with the EC Merger Regulation. Subject to Section 6.03(c), each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing and the EC Filings, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information with respect to the HSR Filing and the EC Filings. In connection with and without limiting the foregoing, RJR and the RJR Board shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

      (b) Nothing in Section 6.03(a) shall require B&W or RJR to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the other party’s assets or limits on the other party’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing (each, a “Regulatory Requirement”), and nothing in Section 6.03(a) shall authorize either B&W or RJR to commit or agree to any Regulatory Requirement, to obtain any consents, approvals, permits or authorizations, in connection with, or to remove any impediments to, the Merger relating to the HSR Act or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit, action or proceeding relating to the HSR Act.

      (c) Without limiting the generality of Section 6.03(a) upon the terms and subject to the conditions set forth in this agreement, each of the parties hereto (i) will, and will cause each of its affiliates to, execute and deliver each Transaction Agreement to which it is a party on or prior to the Closing Date and (ii) will cause Reynolds American (A) to execute and deliver the Joinder Agreement and each other Transaction Agreement to which it is a party on or prior to the Closing Date and (B) as the sole stockholder of Sub to adopt this Agreement.

      (d) The parties hereto agree that, other than as expressly set forth in Articles I and II of this Agreement, such party will not permit Reynolds American (and will cause Reynolds American not to permit Sub) or B&W Opco to issue, sell or deliver (or become obligated to issue, sell or deliver) any shares of capital stock of, or equity, voting or other ownership interests in, or any security convertible or exercisable into, any capital stock or other equity, voting or other ownership interest in Reynolds American, B&W Opco or Sub.

      SECTION 6.04.     RJR Stock Options. (a) As soon as practicable following the date of this Agreement, the RJR Board (or, if appropriate, any committee administering RJR Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) adjust the terms of all outstanding RJR Stock Options to provide that, at the Effective Time, each RJR Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such RJR Stock Option, the same number of shares of Reynolds American Common Stock (rounded down to the nearest whole share) as the holder of such RJR Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such RJR Stock Option in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) equal to (A) the aggregate exercise price for the shares of RJR Common Stock otherwise purchasable pursuant to such RJR Stock Option divided by (B) the number of shares of Reynolds American Common Stock that such RJR Stock Option is deemed to constitute an option to acquire (each, as so adjusted, an “Adjusted Option”); provided, however, that, any RJR Stock Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), and that may not be adjusted in the foregoing manner and remain an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Adjusted Options (it being understood that it is the intention of the parties that RJR Stock Options so assumed by Reynolds American qualify, to the maximum extent permissible following the Effective Time, as incentive stock options to the extent that such RJR Stock Options qualified as incentive stock options prior to the Effective Time);

(ii) adjust the terms of all outstanding RJR SARs to provide that, at the Effective Time, each RJR SAR outstanding immediately prior to the Effective Time shall be deemed to constitute a right to receive an SAR, on the same terms and conditions as were applicable under such RJR SAR, denominated in shares of Reynolds American Common Stock (each, as so adjusted, an “Adjusted SAR”) that shall represent a right to receive, the excess of (a) the fair market value of a share of Reynolds American Common Stock on the date of exercise over (b) the base value of the Adjusted SAR;

(iii) adjust the terms of all outstanding RJR Stock Deferred Stock Units to provide that, at the Effective Time, each RJR Stock Deferred Stock Unit outstanding immediately prior to the Effective Time shall be deemed to constitute a right to receive a deferred stock unit, on the same terms and conditions as were applicable under such RJR Stock Deferred Stock Unit,(each, as so adjusted, an “Adjusted Stock Deferred Stock Unit”), that is equal in value to one share of Reynolds American Common Stock;

(iv) adjust the terms of all outstanding RJR Cash Deferred Stock Units to provide that, at the Effective Time, each RJR Cash Deferred Stock Unit outstanding immediately prior to the Effective Time shall be deemed to constitute a right to receive a deferred stock unit, on the same terms and conditions as were applicable under such RJR Cash Deferred Stock Unit (each, as so adjusted, an “Adjusted Cash Deferred Stock Unit”), that is equal in value to one share of Reynolds American Common Stock;

(v) make such other changes to the RJR Stock Plans as RJR and B&W may agree are appropriate to give effect to the Merger;

(vi) take such action as necessary under the RJR Stock Plans to ensure that all restrictions or limitations on transfer and vesting and all repurchase rights with respect to the RJR Stock Options, RJR SARs, RJR Stock Deferred Stock Units, RJR Cash Deferred Stock Units, RJR Director Deferrals and RJR Director Grants and RJR Restricted Shares, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect pursuant to their terms with respect to the corresponding Adjusted Options, Adjusted SARs, Adjusted Stock Deferred Stock Units and Adjusted Cash Deferred Stock Units and shares of Reynolds American Common Stock after giving effect to the Merger and the assumption of the RJR Stock Plans by Reynolds American as set forth below; and

(vii) ensure that, after the Effective Time, no RJR Stock Options, RJR SARs, RJR Director Deferrals, RJR Director Grants, RJR Stock Deferred Stock Units and RJR Cash Deferred Stock Units may be granted or deferred under any RJR Stock Plan.

      (b) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Reynolds American shall assume the RJR Stock Plans, with the result that all the obligations of RJR under the RJR Stock Plans, each outstanding Adjusted Option, Adjusted SARs, Adjusted Cash Deferred Stock Units and Adjusted Stock Deferred Stock Units and the agreements evidencing the grants thereof shall be obligations of Reynolds American following the Effective Time. As soon as practicable after the Effective Time, Reynolds American shall deliver to the holders of Adjusted Options, Adjusted SARs, Adjusted Stock Deferred Stock Units and Adjusted Cash Deferred Stock Units appropriate notices setting forth such holders’ rights pursuant to the respective RJR Stock Plans and the agreements evidencing the grants of such Adjusted Options, Adjusted SARs, Adjusted Stock Deferred Stock Units and Adjusted Cash Deferred Stock Units and that such Adjusted Options, Adjusted SARs, Adjusted Stock Deferred Stock Units and Adjusted Cash Deferred Stock Units and agreements shall be assumed by Reynolds American and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).

      (c) Reynolds American shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Reynolds American Common Stock for delivery upon exercise of the Adjusted Options assumed in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Reynolds American shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Reynolds American Common Stock subject to such Adjusted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses required thereby) for so long as any Adjusted Options remain outstanding. Prior to the Effective Time, RJR shall take, and shall cause Reynolds American to take, all actions as may be reasonably required to cause the transactions contemplated by this Section 6.04 and any other acquisition of equity securities of Reynolds American or disposition of equity securities of RJR (including derivative Securities) by any person who is or a director or officer of RJR or who is or will become a director or officer of Reynolds American to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      (d) In this Agreement:

“RJR Cash Deferred Stock Unit” means any right or credit to a deferral account, denominated in shares of RJR Common Stock, to receive payment in cash of an amount equal to the value of such shares of RJR Common Stock under the Equity Incentive Award Plan for Directors of RJR and Subsidiaries or the Deferred Compensation Plan for Directors of RJR.

“RJR Director Deferrals” means any cash compensation payments of a director of the RJR Board that are deferred and credited to an account for such director under the Deferred Compensation Plan for Directors of RJR.

“RJR Director Grants” means any grant of stock options, stock awards or deferred stock units to purchase or receive RJR Common Stock made to a director of the RJR Board pursuant to the terms of the Equity Incentive Award Plan for Directors of RJR and Subsidiaries.

“RJR SAR” means any stock appreciation right to receive in cash, RJR Common Stock or a combination thereof, the excess of (i) the fair market value of a share of the RJR Common Stock on the date of exercise over (ii) the base value of the stock appreciation right granted under any RJR Stock Plan or otherwise multiplied by (iii) the number of stock appreciation rights exercised.

“RJR Stock Deferred Stock Unit” means any right or credit to a deferral account, denominated in shares of RJR Common Stock, to receive payment in cash or stock of an amount equal to the value of such shares of RJR Common Stock under the Equity Incentive Award Plan for Directors of RJR and Subsidiaries or the Deferred Compensation Plan for Directors of RJR.

“RJR Stock Option” means any option or right to purchase RJR Common Stock granted under any RJR Stock Plan or otherwise.

“RJR Stock Plans” means the RJR 1999 Long Term Incentive Plan and the Equity Incentive Award Plan for Directors of RJR and Subsidiaries and any other plan or arrangement providing for the grant of options, SARs or other equity-based awards to service providers (including employees, directors, officers and consultants) to RJR or any RJR Subsidiary or any predecessors thereto.

      SECTION 6.05.     Benefit Plans. (a) Reynolds American will cause the Surviving Corporation to honor, in accordance with their respective terms, but only to the extent of the Surviving Corporation’s liabilities under, the RJR Benefit Plans, RJR Benefit Agreements, B&W Benefit Plans and B&W Benefit Agreements, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). Reynolds American shall also cause B&W Opco to honor all liabilities, obligations and commitments of B&W Opco as set forth in the B&W Opco Formation Agreement.

      (b) Reynolds American agrees that (i) the employees of B&W Opco and each subsidiary of B&W Opco immediately prior to the Effective Time (the “Affected B&W Employees”) who remain employed by Reynolds American and its subsidiaries will continue to be provided with benefits under employee benefit plans, programs, policies or arrangements (other than (x) stock options or other plans involving the issuance of securities of Reynolds American and (y) severance or termination benefit plans, programs, policies, agreements or arrangements of Reynolds American) which in the aggregate are no less favorable than those provided by B&W and any B&W Subsidiary to the Affected B&W Employees immediately prior to the B&W Opco Stock Contribution during (A) the period commencing upon the B&W Opco Stock Contribution and ending 18 months thereafter with respect to those Affected B&W Employees employed immediately prior to the Effective Time at the locations set forth on Section 6.05(b) of the B&W Disclosure Letter (provided, however, that with respect to welfare benefits, such period shall end no later than December 31, 2005)and (B) the period commencing upon the B&W Opco Stock Contribution and ending on the first anniversary thereof with respect to all other Affected B&W Employees and (ii) each Affected B&W Employee who is eligible as of the Closing Date (or who would become eligible as of the Closing Date if his or her active service with Reynolds American and its subsidiaries during the period he or she is covered under clause (i) of this Section 6.05(b) is added to his or her eligible service prior to the Closing Date) to receive a benefit under a retirement or retiree welfare plan of B&W or any B&W Subsidiary shall receive such benefits in amounts and at times required by such plans as in effect immediately prior to the Closing Date.

      (c) Reynolds American agrees that (i) for all purposes (including eligibility, vesting and benefit accrual) under the employee benefit plans of Reynolds American and its subsidiaries providing benefits to any Affected B&W Employees after the B&W Opco Stock Contribution, each Affected B&W Employee shall be credited with his or her years of service with B&W and the B&W Subsidiaries (and any predecessor entities thereof) before the B&W Opco Stock Contribution, to the same extent as such Affected B&W Employee was entitled, before the B&W Opco Stock Contribution, to credit for such service under any similar B&W Benefit Plan and (ii) any early retirement subsidies, eligibilities and features under any B&W Benefit Plan which cover Affected B&W Employees as of the Closing Date shall remain available to each such employee who is eligible for such right at the Closing Date (or who would be eligible at the Closing Date if his or her age and/or eligible service as of the Closing Date was combined with his or her additional age and active service with Reynolds American and its subsidiaries following the Closing Date), in each case, except for purposes of benefit accrual under defined benefit pension plans to the extent such credit would result in a duplication of accrued benefits in respect of the same period of service; provided, however, that the immediately preceding clause (ii) shall not apply to any welfare benefit plan of B&W or any B&W Subsidiary providing retiree health benefits to Affected B&W Employees (including, but not limited to, the Brown & Williamson Health Care Plan for Salaried Employees) other than as required in respect of certain Affected B&W Employees pursuant to Section 6.05(b) or as otherwise required by the terms of such plan. Following the B&W Opco Stock Contribution, Reynolds American shall, or shall cause its subsidiaries to, (A) waive any pre-existing conditions, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Reynolds American or any of its subsidiaries in which Affected B&W Employees and their eligible dependents participate (except to the extent that such pre-existing conditions, exclusions, actively-at-work requirements and waiting periods would have been applicable under the comparable B&W welfare benefit plans immediately prior to the B&W Opco Stock Contribution), and (B) provide each Affected B&W Employee with credit for any co-payments and deductibles incurred prior to the B&W Opco Stock Contribution (or such later transition date to new welfare benefits plans) for the calendar year in which the B&W Opco Stock Contribution (or such later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Affected B&W Employees participate in after the B&W Opco Stock Contribution. Nothing in this Section 6.05(c) shall prohibit Reynolds American and its subsidiaries from amending, modifying or terminating any employee benefit plan pursuant to, and in accordance with, any reserved right, express or implied, to do so, provided that Reynolds American otherwise complies with its obligations under this Section 6.05(c) and the other provisions of Article VI.

      (d) B&W shall fund the payments set forth on Section 6.05(d) of the B&W Disclosure Letter.

      (e) As soon as practicable following the date of this Agreement, B&W shall offer to enter into retention bonus and pay guarantee agreements with key B&W Personnel as contemplated by Section 6.05(e) of the B&W Disclosure Letter.

      (f) Except to the extent any such actions shall require consent of participants in RJR Benefit Plans or any employee who is a party to a RJR Benefit Agreement, RJR has taken all action necessary to provide that none of the execution and delivery of this Agreement, the consummation of the Merger and the other Transactions contemplated hereby shall be treated as a “change in control”, “change of control” or similar concept under the RJR Stock Plans, any other RJR Benefit Plans or the RJR Benefit Agreements (including the RJR Master Trust and the RJR Excess Benefit Master Trust underlying the RJR Benefit Plans and RJR Benefit Agreements).

      (g) Except to the extent any such actions shall require consent of participants in B&W Benefit Plans or any employee who is a party to a B&W Benefit Agreement, B&W has taken all action necessary to provide that none of the execution and delivery of this Agreement, the consummation of the Merger and the other Transactions contemplated hereby shall be treated as a “change in control”, “change of control” or similar concept under the B&W Benefit Plans or the B&W Benefit Agreements.

      SECTION 6.06.     Indemnification. (a) Reynolds American shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all RJR’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of RJR for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of RJR exist on the date of this Agreement, whether pursuant to the RJR Charter, RJR By-Laws or individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the RJR Charter, the RJR By-Laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors and officers arising out of such acts or omissions.

      (b) For a period of six years after the Effective Time, Reynolds American shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by RJR (provided that Reynolds American may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Reynolds American shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date of this Agreement by RJR for such insurance (such 200% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Reynolds American shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

      SECTION 6.07.     Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of RJR and B&W shall bear and pay one-half of (1) the filing fees for the HSR Filing and the EC Filings, if any, and (2) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement if the Closing shall not occur (for whatever reason).

      (b) In the event that (i) (A) a RJR Takeover Proposal has been made or made known to RJR or its stockholders after the date of this Agreement (whether or not conditional and whether or not withdrawn), (B) thereafter this Agreement is terminated by either B&W or RJR pursuant to Section 8.01(b)(i) (but only if the RJR Stockholders Meeting has not been held by the date that is five business days prior to the date of such termination) or Section 8.01(b)(iii) and (C) within 12 months after such termination, RJR or any of its subsidiaries enters into any RJR Alternative Acquisition Agreement with respect to, or consummates, any RJR Takeover Proposal (solely for purposes of this Section 6.07(b)(i)(C), the term “RJR Takeover Proposal” shall have the meaning set forth in the definition of RJR Takeover Proposal contained in Section 5.02(e) except that all references in such definition to 20% shall be deemed references to 40%),

(ii) this Agreement is terminated by B&W pursuant to Section 8.01(d) or (iii) this Agreement is terminated by RJR pursuant to Section 8.01(f), then, in each case, RJR shall pay B&W a fee equal to $130,000,000 (the “RJR Termination Fee”) by wire transfer of same day funds to an account designated by B&W (x) in the case of a termination by RJR pursuant to Section 8.01(f), prior to or simultaneously with such termination, (y) in the case of a termination by B&W pursuant to Section 8.01(d), within two business days after such termination and (z) in the case of a payment as a result of Section 6.07(b)(i), upon the occurrence of an event set forth in Section 6.07(b)(i)(C). RJR acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, B&W would not enter into this Agreement; accordingly, if RJR fails promptly to pay the amounts due pursuant to this Section 6.07(b) and, in order to obtain such payment, B&W commences a suit that results in a judgment against RJR for the amounts set forth in this Section 6.07(b), RJR shall pay to B&W interest on the amounts set forth in this Section 6.07(b) at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by B&W) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 1.5%.

      (c) In the event that this Agreement is terminated by B&W pursuant to Section 8.01(g), then B&W shall pay RJR a fee equal to $130,000,000 (the “B&W Termination Fee”) by wire transfer of same day funds to an account designated by RJR prior to or simultaneously with such termination. B&W acknowledges that the agreements contained in this Section 6.07(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, RJR would not enter into this Agreement; accordingly, if B&W fails promptly to pay the amounts due pursuant to this Section 6.07(c) and, in order to obtain such payment, RJR commences a suit that results in a judgment against B&W for the amounts set forth in this Section 6.07(c), B&W shall pay to RJR interest on the amounts set forth in this Section 6.07(c) at a rate per annum equal to three-month LIBOR (as reported in The Wall Street Journal (Northeast edition) or, if not reported therein, in another authoritative source selected by RJR) on the date such payment was required to be made (or if no quotation for three-month LIBOR is available for such date, on the next preceding date for which such a quotation is available) plus 1.5%.

      SECTION 6.08.     Public Announcements. B&W and RJR shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rules of, any securities exchange or listing authority.

      SECTION 6.09.     Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Asset Contribution and Assumption of Liabilities shall be paid by B&W, and Reynolds American shall cooperate with B&W in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes. All other Transfer Taxes incurred in connection with the Transactions shall be paid by Reynolds American.

      SECTION 6.10.     Affiliates. Promptly following the date of execution of this Agreement, RJR shall deliver to B&W a letter identifying all persons who are expected by RJR to be, at the date of the RJR Stockholders Meeting, “affiliates” of RJR for purposes of Rule 145 under the Securities Act. RJR shall use its reasonable best efforts to cause each such person to deliver to Reynolds American on or prior to the Effective Time a written agreement substantially in the form attached as Exhibit I.

      SECTION 6.11.     Stock Exchange Listing. RJR and Reynolds American shall use their reasonable best efforts to cause the shares of Reynolds American Common Stock to be issued in the Share Issuance to be approved for listing on the NYSE, subject to official notice of issuance, on or prior to the Closing Date.

      SECTION 6.12.     Rights Agreements; Consequences if Rights Triggered. (a) The RJR Board shall take all action requested in writing by B&W in order to render the RJR Rights inapplicable to the Merger and the other Transactions and to terminate the RJR Rights Agreement at the Effective Time. Except as approved in writing by B&W, the RJR Board shall not (i) amend the RJR Rights Agreement, (ii) redeem any RJR Rights or (iii) take any action with respect to, or make any determination under, the RJR Rights Agreement in respect of any person (other than B&W or any of its affiliates) becoming an Acquiring Person unless the RJR Board or a committee thereof determines in good faith (after consultation with outside legal counsel and after compliance with all applicable provisions of this Agreement) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. If any Distribution Date, Triggering Event, Section 11(a)(ii) Event, Section 13 Event or Stock Acquisition Date (in each case, as defined in the RJR Rights Agreement) occurs under the RJR Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, RJR and B&W shall make such adjustments to the Exchange Ratio as RJR and B&W shall mutually agree so as to preserve the economic benefits that RJR and B&W each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

      (b) Prior to the Effective Time, each of RJR and B&W shall take all action necessary to cause Reynolds American to adopt the Reynolds American Rights Plan in the form attached as Exhibit C.

      SECTION 6.13.     Tax Matters. (a) The parties intend the Asset Contribution and the Assumption of Liabilities, on the one hand, and the B&W Opco Stock Contribution and the Merger, on the other hand, to qualify as exchanges under Section 351 of the Code and intend the Merger also to qualify as a reorganization under Section 368(a) of the Code. The parties further intend that the SF Contribution qualify as an exchange within the meaning of Section 351 of the Code and also as a reorganization within the meaning of Section 368(a) of the Code. Each of B&W and RJR shall use its reasonable best efforts to cause the Asset Contribution and Assumption of Liabilities, on the one hand, and the B&W Opco Stock Contribution and the Merger, on the other hand, to so qualify and to obtain the Tax Rulings. None of B&W, RJR or their respective affiliates shall take any action or shall fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, (i) the Asset Contribution and Assumption of Liabilities, on the one hand, and the B&W Opco Stock Contribution and the Merger, on the other hand, from qualifying as exchanges within the meaning of Section 351 of the Code and, in the case of the Merger, as a reorganization within the meaning of Section 368(a) of the Code and (ii) the SF Contribution from qualifying as an exchange within the meaning of Section 351 of the Code and also as a reorganization within the meaning of Section 368(a) of the Code. The parties agree to act jointly and by mutual agreement in all matters relating to seeking and obtaining the B&W Tax Ruling and the RJR Tax Ruling (collectively, the “Tax Rulings”), including (A) to jointly submit to the IRS a “pre-submission conference” memorandum and to hold a joint pre-submission conference with the IRS to discuss the proposed Tax Rulings, (B) to file either a joint or substantially identical statements of fact for the Tax Rulings, (C) to submit to the IRS in connection with the Tax Rulings a statement of the business purpose of the Transactions as mutually agreed by the parties, (D) to file mutually agreed requests for the B&W Tax Ruling and the RJR Tax Ruling, (E) not to conduct any conferences, meetings or other communications with the IRS regarding the Tax Rulings without the presence of the other party and/or its counsel and (F) to jointly provide additional information requested by the IRS only after incorporating all reasonable changes and comments of both parties.

      (b) Any Tax sharing agreement between B&W and any B&W Subsidiary shall be terminated as of the Closing. After the Closing, no party shall have any rights or obligations under any such Tax sharing agreement.

      (c) Reynolds American shall file all Tax Returns of any B&W Subsidiary relating to Taxes measured with respect to taxable periods that begin before the Closing and end after the Closing, provided, however, that such Tax Returns shall be filed on a basis consistent with such B&W Subsidiary’s past practices and Reynolds American shall not file any such Tax Return without the prior written consent of B&W, such consent not to be unreasonably withheld.

      SECTION 6.14.     Intercompany Accounts. B&W shall cause all receivables, payables, accounts and indebtedness (other than trade receivables and trade payables) between any B&W Subsidiary, on the one hand, and BAT or any of its subsidiaries, on the other hand, to be satisfied or eliminated prior to the Closing, and all arrangements related to such receivables, payables, accounts and indebtedness (other than trade receivables and trade payables) shall be terminated with respect to the B&W Subsidiaries.

      SECTION 6.15.     Post-Effective Time Intercompany Agreements. Following the Effective Time, Reynolds American may terminate, without penalty or further obligation, any Contract (other than any Transaction Agreement and other than any Contract relating to a trade payable or trade receivable) that is contributed to B&W Opco entered into prior to the Effective Time between B&W or any of its subsidiaries, on the one hand, and BAT and one of its subsidiaries, on the other hand, if such Contract is not disclosed in Section 4.17(a)(ix) of the B&W Disclosure Letter.

      SECTION 6.16.     Post-Effective Time Merger. Immediately following the Effective Time, Reynolds American shall cause RJR-T to be merged with and into B&W Opco, with B&W Opco as the surviving corporation, on terms and conditions reasonably satisfactory to B&W and RJR.

      SECTION 6.17.     Satisfaction of Macon Bonds. Prior to the Effective Time, B&W shall cause the redemption and full satisfaction of all obligations of B&W arising out of or in connection with (a) the Macon Bibb Industrial Authority Taxable Industrial Development Revenue Bonds (B&W) Series 1993A and (b) the Macon Bibb Industrial Authority Taxable Industrial Development Revenue Bonds (B&W), Series 1993B. In connection with the redemption of such bonds, B&W shall take all action necessary and proper to cause the termination of each of the agreements relating to such bonds.

      SECTION 6.18.     Further Assurances. In the event that after the Effective Time, any property, asset or right that was used primarily, or held for use primarily, in the B&W Business prior to the Effective Time (other than an Excluded Asset) has not been transferred to B&W Opco pursuant to the B&W Opco Formation Agreement, B&W shall take all such actions as are necessary to cause such property, asset or right, as the case may be, to be transferred to B&W Opco without the payment of additional consideration.

ARTICLE VII

CONDITIONS PRECEDENT

      SECTION 7.01. Conditions to Each Party’s Obligations. The respective obligation of each party to effect each Transaction is subject to the satisfaction or, to the extent legally permissible, waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. RJR Stockholder Approval shall have been obtained.

(b) Listing. The shares of Reynolds American Common Stock issuable to RJR’s stockholders pursuant to the Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and any required approval of the Transactions by the European Commission shall have been obtained pursuant to the EC Merger Regulation.

(d) No Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction (collectively, “Restraints”) shall be in effect preventing the consummation of the Transactions.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Reynolds American shall have received all state securities or “blue sky” authorizations necessary to issue Reynolds American Common Stock pursuant to the Share Issuance.

(f) Transactions. All closing conditions for each of the Transactions shall have been satisfied (or waived by the party entitled to the benefit thereof, to the extent legally permissible).

      SECTION 7.02.     Conditions to Obligations of B&W. The obligations of B&W to effect each Transaction are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of RJR (i) in Section 3.03 and Section 3.17(a)(viii) and in the Lane Stock Purchase Agreement shall be true and correct in all material respects and (ii) in this Agreement (other than Section 3.03 and Section 3.17(a)(viii)) shall be true and correct, other than for such failures in this clause (ii) to be true and correct (ignoring for such purposes any materiality or material adverse effect qualifiers therein) that, individually or in the aggregate, have not had and are not reasonably likely to have a RJR Material Adverse Effect, in the case of each of the foregoing clauses (i) and (ii), as of the date of this Agreement. B&W shall have received a certificate signed on behalf of RJR by the chief financial officer of RJR to such effect.

(b) Performance of Obligations of RJR. RJR shall have performed in all material respects all material obligations required to be performed by it under this Agreement that are required to be performed at or prior to the Closing Date, and B&W shall have received a certificate signed on behalf of RJR by the chief financial officer of RJR to such effect.

(c) B&W shall have received a letter (the “Dividend Policy Letter”) from the chairman of Reynolds American and the chief executive officer of Reynolds American, substantially in the form of Exhibit J.

(d) A RJR Transaction Material Adverse Effect shall not have occurred since the date of this Agreement.

(e) Reynolds American (or one of its Subsidiaries) shall have executed and delivered each Commercial Agreement to which it is intended to be a party.

(f) Tax Ruling. B&W shall have received a private letter ruling from the Internal Revenue Service (the “B&W Tax Ruling”) regarding the transactions contemplated by this Agreement, which ruling is reasonably acceptable to B&W, to the effect that, based on the facts and representations provided in the request for the B&W Tax Ruling, (i) the Asset Contribution and the Assumption of Liabilities, on the one hand, and the B&W Opco Stock Contribution and the Merger, on the other hand, each will be treated for federal income tax purposes as an exchange described in Section 351 of the Code, (ii) B&W will not recognize any gain for U.S. Federal income tax purposes as a result of the Asset Contribution and Assumption of Liabilities or the B&W Opco Stock Contribution and the Merger, (iii) Section 246A will not apply to limit B&W’s “dividends received deduction” under Section 243 with respect to dividends received from Reynolds American and (iv) the Lane Stock Sale will not be treated as a transaction resulting in a Section 301 distribution. The B&W Tax Ruling shall also be to the effect that the Post-Effective Time Contribution and Merger will be treated as a Section 351 exchange followed by a Section 368(a) reorganization, provided that in the absence of such a ruling regarding the Post-Effective Time Contribution and Merger, B&W shall have received an opinion of Cravath, Swaine & Moore LLP to the same effect, dated the Closing Date, which opinion is reasonably acceptable to B&W, and in rendering such opinion Cravath, Swaine & Moore LLP shall be entitled to rely on the facts and representations provided in the request for the B&W Tax Ruling.

      SECTION 7.03.     Conditions to Obligations of RJR. The obligation of RJR to effect each Transaction is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of (i) B&W (A) in Section 4.02 and Section 4.17(a)(viii) shall be true and correct in all material respects and (B) in this Agreement (other than Section 4.02 and Section 4.17(a)(viii)) shall be true and correct and (ii) Lane Seller and CMS in the Lane Stock Purchase Agreement shall be true and correct, other than for such failures in the foregoing clauses (i)(B) and (ii) to be true and correct (ignoring for such purposes any materiality or material adverse effect qualifiers therein) that, individually or in the aggregate, have not and are not reasonably likely to have a B&W Material Adverse Effect, in the case of each of the foregoing clauses (i) and (ii), as of the date of this Agreement. RJR shall have received a certificate signed on behalf of B&W and Lane by the chief financial officers of B&W and Lane to such effect.

(b) Performance of Obligations of B&W. B&W shall have performed in all material respects all material obligations required to be performed by it under this Agreement that are required to be performed at or prior to the Closing Date, and RJR shall have received a certificate signed on behalf of B&W by the chief financial officer of B&W to such effect.

(c) A B&W Transaction Material Adverse Effect shall not have occurred since the date of this Agreement.

(d) B&W (or one of its affiliates) shall have executed and delivered each Commercial Agreement to which it is intended to be a party.

(e) Tax Ruling. RJR shall have received a private letter ruling from the IRS (the “RJR Tax Ruling”) regarding the transactions contemplated by this Agreement, which ruling is reasonably acceptable to RJR, to the effect that, based on the facts and representations provided in the request for the RJR Tax Ruling, (i) the B&W Opco Stock Contribution and the Merger will be treated for federal income tax purposes as an exchange described in Section 351 of the Code, (ii) the Lane Stock Sale will not be treated as a transaction resulting in a Section 301 distribution and (iii) either (x) a similar ruling that the Merger will also be treated as a reorganization within the meaning of Section 368(a) of the Code or (y) an opinion of Jones Day, dated the Closing Date, which opinion is reasonably acceptable to RJR, that the Merger will also be treated as a reorganization within the meaning of Section 368(a) of the Code, and in rendering such opinion Jones Day shall be entitled to rely on the facts and representations provided in the request for the RJR Tax Ruling. The RJR Tax Ruling shall also be to the effect that the Post-Effective Time Contribution and Merger will be treated as a Section 351 exchange followed by a Section 368(a) reorganization, provided that in the absence of such ruling, RJR shall have received an opinion of Jones Day to the same effect, dated the Closing Date, which opinion is reasonably acceptable to RJR, and in rendering such opinion Jones Day shall be entitled to rely on the facts and representations provided in the request for the RJR Tax Ruling.

      SECTION 7.04.     Frustration of Closing Conditions. Neither RJR nor B&W may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03 to be satisfied if such failure was caused by such party’s failure to act in good faith and to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 8.01.     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the RJR Stockholder Approval:

(a) by mutual written consent of B&W and RJR;

(b) by either B&W or RJR:

(i) if the Merger is not consummated on or before October 27, 2004 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Transactions to be consummated on or before such date;

(ii) if any Restraint preventing the consummation of the Transactions shall be in effect and shall have become final and nonappealable; or

(iii) if the RJR Stockholder Approval shall not have been obtained at the RJR Stockholders Meeting duly convened therefore or at any adjournment or postponement thereof at which a proper vote on such matters was taken;

(c) by B&W, if RJR breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to RJR of such breach (provided that B&W is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by B&W, in the event that (i) a RJR Adverse Recommendation Change has occurred in accordance with Section 5.02(b) or (ii) without approval in writing from B&W, the RJR Board amends the RJR Rights Agreement or redeems the RJR Rights or (iii) without approval in writing from B&W, the RJR Board takes any action with respect to, or makes any determination under, the RJR Rights Agreement and, as a result of such action or determination, any person other than B&W or any of its affiliates becomes an Acquiring Person (as defined in the RJR Rights Agreement as in effect on the date of this Agreement), in each case in accordance with Section 6.12 (for the avoidance of doubt, this clause (iii) shall not apply solely as a result of any person becoming an Acquiring Person (as defined in the RJR Rights Agreement as in effect on the date of this Agreement) and a Distribution Date, Triggering Event, Section 11(a)(ii) Event, Section 13 Event or Stock Acquisition Date (in each case, as defined in the RJR Rights Agreement as in effect on the date of this Agreement) occurring as a result thereof);

(e) by RJR, if B&W breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) cannot be or has not been cured within 30 days after the giving of written notice to B&W of such breach (provided that RJR is not then in material breach of any representation, warranty or covenant in this Agreement);

(f) by RJR in accordance with, and subject to the terms and conditions of, Section 5.02(b); and

(g) by B&W in accordance with, and subject to the terms and conditions of, Section 5.03(b).

      SECTION 8.02.     Effect of Termination. In the event of termination of this Agreement by either RJR or B&W as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of B&W or RJR, other than the provisions of Section 3.18, Section 4.18, the last sentence of Section 6.02(a), Section 6.07, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any wilful and material breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

      SECTION 8.03.     Amendment. This Agreement may be amended by the parties at any time before or after receipt of the RJR Stockholder Approval; provided, however, that after receipt of the RJR Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of RJR without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      SECTION 8.04.      Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after receipt of the RJR Stockholder Approval, there shall be no waiver that by Law requires further approval by the stockholders of RJR without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

      SECTION 8.05.     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of B&W or RJR, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.01.     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time. This Section 9.01 shall not limit this Article IX or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02.     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to B&W, to: Attention: 401 South 4th Avenue Louisville, KY 40732 Fax: (502) 217-7297

Attention: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Fax: 212-474-3700
Phone: 212-474-1000

Attention:	Philip A. Gelston, Esq. Sarkis Jebejian, Esq.

(b)	if to RJR, to:

Attention:
401 North Main Street
Winston-Salem, NC 27102
Fax: (336) 741-2998

Attention: General Counsel

with a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Fax: 212-755-7306
Phone: 212-326-3939

Attention: Jere R. Thomson, Esq.

(c)	if to Reynolds American, to both B&W and RJR as specified above.

      SECTION 9.03.     Definitions. For purposes of this Agreement:

An “Action” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Entity.

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“B&W Business” means the tobacco businesses of B&W and its subsidiaries as such businesses have been conducted in the United States and its territories and possessions on or prior to the date of this Agreement.

A “B&W Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) is materially adverse to the business, financial condition or results of operations of the B&W Business (other than with respect to the Excluded Assets and Excluded Liabilities) and CMS, taken as a whole, or (b) is reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by B&W and its affiliates of the Transactions, other than, in each case, any change, effect, event, occurrence, state of facts or development arising out of or related to (w) economic or political conditions or the securities markets in general, (x) any failure, in and of itself, by B&W to meet any internal or published projections, forecasts, or revenue or earnings predictions, (y) the industry in which B&W and RJR participate or (z) the announcement or existence of the Transactions.

A “B&W Transaction Material Adverse Effect” means any change, effect, event, occurrence or development occurring after the date of this Agreement that, individually or in the aggregate, (a) is reasonably likely to render B&W Opco Insolvent following the Asset Contribution and Assumption of Liabilities or (b) is reasonably likely to render Reynolds American Insolvent following the consummation of the Transactions.

“Environmental Condition” means and includes the generation, discharge, emission, release or threatened release into the environment (including ambient air, surface water, groundwater or land), spill, receiving, handling, use, storage, containment, treatment, transportation, shipment or disposition of any Hazardous Materials by B&W or any B&W Subsidiary (or their predecessors) or by RJR or any of its Subsidiaries (or their predecessors), as the case may be, which has resulted in or may reasonably result in response action under any Environmental Laws or as to which any liability is currently or may in the future be imposed on such persons based on conditions existing prior to the date of this Agreement or the actions or omissions prior to the date of this Agreement of any person (or their predecessors) with respect to any Hazardous Materials or reporting with respect thereto.

“Environmental Law” means any applicable Law, Judgment or Consent issued or promulgated by or entered into with any Governmental Entity relating to pollution or the protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), the presence, management, release, disposal of, or exposure to, Hazardous Materials, or the protection of human health and safety.

“Hazardous Materials” means any chemical, material, substance or waste that is regulated pursuant to any environmental Law including petroleum and petroleum by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, pesticides and herbicides, radon gas, or chlorofluorocarbons and ozone-depleting substances.

“Insolvent” with respect to any person means, on the date of determination, (a) such person will be unable to pay its liabilities, subordinated, contingent or otherwise, as such liabilities become due, (b) such person will be unable to continue to conduct its business as a going concern, (c)(i) a judgment has been obtained against such person or its subsidiaries, which judgment, if collected, would cause such person to be unable (A) to pay its liabilities, subordinated, contingent or otherwise, as such liabilities become due or (B) to continue to conduct its business as a going concern and (ii) such person and its subsidiaries do not have the capital resources, taking into account the other capital needs of such person and its subsidiaries, to post an appeal bond or similar instrument necessary to stay the execution of such judgment or (d) a voluntary or involuntary petition for bankruptcy has been filed with respect to such person or any of its material subsidiaries. For purposes of this definition, the value of the liabilities of a person and its subsidiaries as of any date of determination will be equal to the amount that such person and its subsidiaries would be required to include, under GAAP, on such person’s consolidated balance sheet as of such date.

“Intellectual Property” means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, designs, assumed names, trade names, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; patents (including all reissues, divisions, continuations and extensions thereof), patent rights, know-how, processes, technology and inventions and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization or other entity.

A “RJR Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (A) is materially adverse to the business, financial condition or results of operations of RJR and the RJR Subsidiaries, taken as a whole, or (B) is reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by RJR and the RJR Subsidiaries of the Transactions, other than, in each case, any change, effect, event, occurrence, state of facts or development arising out of or related to (w) economic or political conditions or the securities markets in general, (x) any failure, in and of itself, by RJR to meet any internal or published projections, forecasts, or revenue or earnings predictions, (y) the industry in which RJR and B&W participate or (z) the announcement or existence of the Transactions.

A “RJR Transaction Material Adverse Effect” means any change, effect, event, occurrence or development occurring after the date of this Agreement that, individually or in the aggregate, (a) is reasonably likely to render RJR Insolvent or (b) is reasonably likely to render Reynolds American Insolvent following the consummation of the Transactions.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, however, that notwithstanding any provision herein, for all purposes of this Agreement, the Excluded Subsidiaries shall be deemed not to be subsidiaries of B&W.

      SECTION 9.04.     Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, Subsection, Schedule or Exhibit, such reference shall be to a Section or Subsection of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word

“extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. A party to this Agreement will be deemed to have “knowledge” of a particular fact or matter if an executive officer of such party or an executive officer of such party’s ultimate parent is actually aware of such fact or matter or has been presented information or evidence which would lead a reasonable and prudent individual to determine the existence of such fact or matter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented (other than any amendment to the Filed RJR SEC Documents after the date of this Agreement). References to a person are also to its permitted successors and assigns.

      SECTION 9.05.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 9.06.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 9.07.     Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the RJR Disclosure Letter, the B&W Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 1.09 and Section 6.06, are not intended to confer upon any person (including any stockholder of any party) other than the parties any rights or remedies.

      SECTION 9.08.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      SECTION 9.09.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto. Any purported assignment without such prior written consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

      SECTION 9.10.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any Transaction, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Federal court sitting in the State of Delaware or Chancery Court of the State of Delaware and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

      IN WITNESS WHEREOF, B&W and RJR have duly executed this Agreement, all as of the date first written above.

BROWN & WILLIAMSON TOBACCO CORPORATION,

By:	/s/ TIMOTHY J. HAZLETT

Name: Timothy J. Hazlett

Title:	Vice President/Law & General Counsel Corporate

R.J. REYNOLDS TOBACCO HOLDINGS, INC.,

By:	/s/ ANDREW J. SCHINDLER

Name: Andrew J. Schindler

Title:	Chairman of the Board, President and Chief Executive Officer

ANNEX B

FORM OF GOVERNANCE AGREEMENT

      GOVERNANCE AGREEMENT, dated as of /●/, 200[ ] (this “Agreement”), among BRITISH AMERICAN TOBACCO p.l.c., a public limited company incorporated under the laws of England and Wales (“BAT”), BROWN & WILLIAMSON TOBACCO CORPORATION, a Delaware corporation (“B&W”), and REYNOLDS AMERICAN INC., a North Carolina corporation (“Reynolds American”).

      WHEREAS the respective Boards of Directors of BAT, B&W and Reynolds American have approved the execution, delivery and performance of this Agreement;

      WHEREAS B&W and R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (“RJR”), entered into the Business Combination Agreement dated as of October 27, 2003 (the “Combination Agreement”), and each of B&W, RJR, Reynolds American and certain of their affiliates will engage in the Transactions (as defined in the Combination Agreement);

      WHEREAS B&W will own approximately 42% of the outstanding shares of common stock, par value $0.0001 per share, of Reynolds American (the “Common Stock”) immediately following the completion of the Transactions; and

      WHEREAS BAT, B&W and Reynolds American desire to establish in this Agreement certain terms and conditions concerning the corporate governance of Reynolds American, the acquisition and disposition of securities of Reynolds American by BAT, B&W and their respective affiliates and other matters.

      NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      SECTION 1.01.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Approval Termination Event” means (i) any wilful and deliberate action, or failure to take action, by Reynolds American or the Board of Directors that results in B&W failing to receive a material right provided for in Section 2.04(a), (b) or (d) or (ii) any wilful and deliberate action, or failure to take action, by Reynolds American or the Board of Directors relating to Section 2.03(c) that materially increases the likelihood of an adverse tax event or consequence to any Investor Party as a result of such action or failure to take action.

“B&W” has the meaning set forth above.

“B&W Counteroffer” means an offer by any Investor Party to acquire any and all of the outstanding Common Stock not beneficially owned by an Investor Party at the time of the offer (or such lesser number or percentage of shares of Common Stock (a) equal to (i) the percentage of Common Stock that is subject to acquisition pursuant to a Third Party Offer giving rise to B&W’s ability to make such B&W Counteroffer (if the Board of Directors has approved, consented to or recommended (other than a negative recommendation) such Third Party Offer) less (ii) B&W’s Percentage Interest at such time or (b) as may be approved by a majority of the Other Directors). Unless otherwise approved by a majority of the Other Directors prior to the acquisition of shares of Common Stock pursuant to a B&W Counteroffer, any B&W Counteroffer structured as a tender offer or other share purchase shall include a binding commitment (subject to any mandatory legal restrictions and requirements) by the offering party to acquire within one year of the closing of such tender offer or share purchase any Common Stock that remains outstanding at the time of such closing for consideration equal to or greater than the consideration paid in such tender offer or share purchase for the same class of Common Stock less the percentage of Common Stock, if any, that B&W was not required to acquire pursuant to clause (a) above.

“B&W Opco” means [ ], a North Carolina corporation.

“B&W’s Percentage Interest” means, as of any date of determination, the percentage of Voting Power (determined on the basis of the number of outstanding shares of Voting Stock, as set forth in the most recent SEC filing of Reynolds American prior to such date that contained such information) that is beneficially owned by the Investor Parties as of such date. For purposes of determining whether and to what extent an Investor Party is entitled to any right under this Agreement, Voting Stock acquired by any of them in breach of this Agreement will be excluded from any calculation of B&W’s Percentage Interest.

“BAT” has the meaning set forth above.

“beneficial owner” and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated of the Exchange Act as in effect on the date of this Agreement.

“Board” or “Board of Directors” means the Board of Directors of Reynolds American, except where the context requires otherwise.

“Board Provisions” means Sections 2.01, 2.02, 2.03 and 2.06.

“Closing” has the meaning assigned to such term in the Combination Agreement.

“Combination Agreement” has the meaning set forth above.

“Common Stock” has the meaning set forth above and, as the context may require, any other common stock of Reynolds American that may be issued from time to time.

“Core Committee” has the meaning assigned to such term in Section 2.03(b).

“Corporate Governance and Nominating Committee” shall mean the Corporate Governance and Nominating Committee of the Board of Directors or any successor committee thereto.

“Deferral Period” has the meaning assigned to such term in Section 3.06.

“Demand Registration” has the meaning assigned to such term in Section 3.01(a).

“Director” means a member of the Board of Directors.

“Discriminatory Transaction” means any corporate action (other than those taken pursuant to the express terms of this Agreement) that would (a) impose material limitations on the legal rights of any Investor Party as a holder of a class of Voting Stock, including any action that would impose material restrictions without lawful exemption for the Investor Parties that are based upon the size of security holding, nationality of a security holder, the business in which a security holder is engaged or other considerations applicable to any Investor Party and not to holders of the same class of Voting Stock generally or (b) deny any material benefit to any Investor Party proportionately as a holder of any class of Voting Stock that is made available to other holders of that same class of Voting Stock generally.

“Equity Security” means (a) any Common Stock or other Voting Stock, (b) any securities of Reynolds American convertible into or exchangeable for Common Stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by Reynolds American to acquire Common Stock or other Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“GAAP” means U.S. generally accepted accounting principles, as in effect at the time such term is relevant.

“Independent Director” means a Director of Reynolds American who qualifies as an “independent director” of Reynolds American under (a) (i) NYSE Rule 303A(2), as such rule may be amended,

supplemented or replaced from time to time, or (ii) if Reynolds American is not listed on the NYSE, any comparable rule or regulation of the primary securities exchange or quotation system on which the Common Stock is listed or quoted (whether by final rule or otherwise) and (b) any other applicable law, rule or regulation mandating, or imposing as a condition to any material benefit to Reynolds American or any of its Subsidiaries, the independence of one or more members of the Board of Directors, excluding, in each case, requirements that relate to “independence” only for members of a particular Board committee or directors fulfilling a particular function. In addition, in order for a Director to be deemed to be an “Independent Director,” (A) such Director shall not be, or at any time during the previous three years have been, a director, officer or employee of BAT or any of its subsidiaries (other than Reynolds American and its subsidiaries, if applicable) and (B) assuming for this purpose that such Director were a director of BAT (whether or not such Director actually is or has been a director of BAT), such Director would be considered to be an “independent director” of BAT under NYSE Rule 303A(2), as such rule may be amended, supplemented or replaced from time to time (provided that, with respect to this clause (B), (x) BAT shall be a NYSE listed company, (y) any permitted delays for compliance or exceptions for foreign issuers under the NYSE rules shall be inapplicable and (z) the fact that such Director is serving as a Director of Reynolds American shall be disregarded). The fact that a Person has been designated by B&W for nomination as an Investor Director pursuant to this Agreement will not, by itself, disqualify that person as an Independent Director if that person otherwise meets the criteria of an Independent Director.

“Inspectors” has the meaning assigned to such term in Section 3.04(f).

“Investor Director” means a Director who is designated for such position by B&W in accordance with Section 2.01.

“Investor Parties” means BAT and its Subsidiaries (other than, if Reynolds American is a Subsidiary of BAT, Reynolds American and its Subsidiaries).

“Management Director” means a Director who is also an executive officer of Reynolds American.

“Nominee Calculation Date” has the meaning assigned to such term in Section 2.01(d).

“NYSE” means the New York Stock Exchange, Inc.

“Other Director” means an Independent Director that is not an Investor Director. In no event, however, will Andrew J. Schindler be deemed to be an Other Director.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity, unincorporated organization or other entity.

“Piggyback Registration” has the meaning assigned to such term in Section 3.02.

“Prior Year Net Income” means, as of any date of determination, Reynolds American’s consolidated net income, prepared in accordance with GAAP, for the fiscal year immediately preceding such date for which financial statements have been made publicly available.

“Records” has the meaning assigned to such term in Section 3.04(f).

“Registrable Securities” means (a) all shares of Common Stock issued to B&W pursuant to the Combination Agreement or purchased by any Investor Party without breach of Article IV of this Agreement and held at any time by any Investor Party and (b) any securities issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or other similar distribution or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that such securities shall cease to be Registrable Securities when (i) a Registration Statement relating to such securities shall have been declared effective by the SEC and such securities shall have been disposed of by an Investor Party pursuant to such Registration Statement; (ii) such securities have been disposed of by an Investor Party pursuant to Rule 144 promulgated under the Securities Act or (iii) such securities may be disposed of within the next three months without registration under the Securities Act by the applicable Investor Party pursuant to

Rule 144(k) promulgated under the Securities Act in an orderly manner without materially adversely affecting the price at which such securities can be sold, as reasonably determined by such Investor Party.

“Registration Statement” has the meaning assigned to such term in Section 3.01(a).

“Reynolds American” has the meaning set forth above.

“RJR” has the meaning set forth above.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Significant Transaction” means any sale, merger, acquisition (including by way of tender offer or exchange offer), consolidation, dissolution, recapitalization or other business combination involving Reynolds American or any of its Subsidiaries pursuant to which more than 30% of the Voting Power or the consolidated total assets of Reynolds American would be acquired or received by any Person or 13D Group (other than Reynolds American or its Subsidiaries).

“Standstill Percentage” means B&W’s Percentage Interest immediately following the Closing (assuming the conversion of all shares of RJR common stock outstanding immediately prior to the Closing into the number of shares of Common Stock issuable upon surrender of the related certificates).

“Standstill Period” means the period from the date of this Agreement until the Standstill Termination Date.

“Standstill Termination Date” means the earliest to occur of: (i) the date that is the tenth anniversary of the date of this Agreement or (ii) the date on which a Significant Transaction is consummated or occurs.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Third Party Offer” means a bona fide written offer to enter into a Significant Transaction by a Person other than an Investor Party or any other Person acting on behalf of, or who is part of a 13D Group with, any Investor Party, which offer is (a) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and (b) has not expired or been withdrawn.

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock that would be required under Section 13(d) of the Exchange Act, and the rules and regulations thereunder (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.

“Transaction Agreements” has the meaning assigned to such term in the Combination Agreement.

“Unaffiliated Equity Holders” means holders of Equity Securities other than any Investor Party.

“Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Voting Power” means the ability to vote or to control, directly or indirectly, by proxy or otherwise, the vote of any Voting Stock at the time such determination is made; provided, however, that a Person will not be deemed to have Voting Power as a result of an agreement, arrangement or understanding to vote such Voting Stock if such agreement, arrangement or understanding (a) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).

“Voting Stock” means securities having the right to vote generally in any election of Directors of Reynolds American.

ARTICLE II

CORPORATE GOVERNANCE

      SECTION 2.01.     Composition of the Board of Directors. The composition of the Board of Directors and manner of selecting members thereof shall be as follows:

(a) The Board of Directors shall be composed of 13 Directors. The number of such Directors may be increased only in accordance with Section 2.01(g).

(b) Immediately following the Closing, the Directors shall be those individuals designated in accordance with Section 1.09 of the Combination Agreement and Exhibit H thereto and shall be classified as set forth on such Exhibit H.

(c) Except as otherwise provided herein, the Directors shall be nominated as follows (it being understood that such nomination shall include any nomination of any incumbent Director for reelection to the Board of Directors):

(i) the Corporate Governance and Nominating Committee shall nominate for election one Management Director, who shall be the Chief Executive Officer or equivalent senior executive of Reynolds American;

(ii) B&W shall have the right to designate for nomination by the Corporate Governance and Nominating Committee five Investor Directors, at least three of whom shall be Independent Directors and two of whom may be executive employees of any Investor Party, and each of whom shall be nominated for election by the Corporate Governance and Nominating Committee; and

(iii) the Corporate Governance and Nominating Committee shall nominate for election the remaining Directors, each of whom shall be an Independent Director; provided, however, that the Corporate Governance and Nominating Committee may re-nominate Andrew J. Schindler for election to the Board of Directors without regard to whether he is an Independent Director.

(d) Notwithstanding anything in Section 2.01(c) to the contrary,

(i) if B&W’s Percentage Interest, calculated as of the close of business on the last NYSE trading day of the month prior to the meeting in which the Corporate Governance and Nominating Committee selects Director nominees (the “Nominee Calculation Date”), falls below 32% but remains at least 27%, the Directors shall be nominated as set forth in Section 2.01(c) except B&W shall have the right to designate for nomination four Investor Directors, at least two of whom shall be Independent Directors and two of whom may be executive officers of any Investor Party;

(ii) if B&W’s Percentage Interest, calculated as of the Nominee Calculation Date, falls below 27% but remains at least 22%, the Directors shall be nominated as set forth in Section 2.01(c) except B&W shall have the right to designate for nomination three Investor Directors, at least two of whom shall be Independent Directors and one of whom may be an executive officer of any Investor Party;

(iii) if B&W’s Percentage Interest, calculated as of the Nominee Calculation Date, falls below 22% but remains at least 15%, the Directors shall be nominated as set forth in Section 2.01(c) except B&W shall have the right to designate for nomination two Investor Directors, at least one of whom shall be an Independent Director and one of whom may be an executive officer of any Investor Party; and

(iv) if B&W’s Percentage Interest, calculated as of the Nominee Calculation Date, falls below 15%, B&W shall no longer have the right to designate for nomination any Investor Director.

(e) In connection with each meeting of the shareholders of Reynolds American in which Directors shall be elected, B&W shall have the right to designate for nomination a number of nominees for Director that together with the persons designated for nomination by B&W who are Directors in the classes not standing for election at such meeting equals the number of Investor Directors that B&W is entitled to designate for nomination pursuant to this Section 2.01 as of the date of such meeting. Reynolds American shall cause each person designated for election in accordance with this Section 2.01 to be included in management’s slate of nominees for such meeting.

(f) B&W and the Board of Directors, respectively, shall have the right to designate any replacement for a Director designated for nomination or nominated, as the case may be, in accordance with this Section 2.01 by B&W or the Board of Directors, respectively, upon the death, resignation, retirement, disqualification or removal from office for other cause of such Director. Such replacement for any Independent Director shall also be an Independent Director. The Board of Directors shall elect each person so designated.

(g) Without limiting the generality of Section 2.01(c), in the event that the number of Investor Directors on the Board of Directors differs from the number that B&W has the right (and wishes) to designate pursuant to this Section 2.01, (i) if the number of Investor Directors exceeds such number, B&W shall promptly take all appropriate action to cause to resign that number of Investor Directors as is required to make the remaining number of such Investor Directors conform to this Section 2.01 or (ii) if the number of Investor Directors otherwise is less than such number, the Board of Directors shall take all necessary action to create sufficient vacancies on the Board of Directors to permit B&W to designate the full number of Investor Directors that it is entitled (and wishes) to designate pursuant to this Section 2.01 (such action to include expanding the size of the Board of Directors, seeking the resignation of Directors or, at the request of B&W, calling a special meeting of the shareholders of Reynolds American for the purpose of removing Directors to create such vacancies to the extent permitted by applicable law). Upon the creation of any vacancy pursuant to the preceding sentence, B&W shall designate the person to fill such vacancy in accordance with this Section 2.01, and the Board of Directors shall elect each person so designated. In the event that the number of Directors is increased pursuant to this Section 2.01(g), the Board of Directors shall cause the number of Directors to be reduced at the first available opportunity to comply with the number of Directors otherwise specified by Section 2.01(a).

(h) Notwithstanding anything to the contrary in the foregoing, in no event will (i) the number of Investor Directors divided by the total number of Directors then comprising the Board exceed (ii) the number of Investor Directors which B&W is then entitled to designate pursuant to Sections 2.01(c) and (d) divided by 12, rounded up to the nearest whole number.

(i) In the event that the Corporate Governance and Nominating Committee or the Board of Directors relies on Section 2.08 to exclude an Investor Director nominee from management’s slate of nominees (or otherwise take adverse action with respect to any such Investor Director nominee, including failing to recommend the election of such Investor Director nominee), the Corporate Governance and Nominating Committee and the Board of Directors shall afford B&W a reasonable opportunity to select a replacement Investor Director nominee for inclusion, subject to Section 2.08, on management’s slate of nominees.

      SECTION 2.02.     Solicitation and Voting of Shares. (a) Reynolds American shall use its reasonable best efforts to solicit from its shareholders eligible to vote for the election of Directors proxies in favor of the nominees selected in accordance with Section 2.01.

      (b) In any election of Directors or any meeting of the shareholders of Reynolds American called expressly for the removal of Directors, so long as the Board of Directors will include after such meeting (assuming for this calculation that management’s entire slate of nominees is elected at such meeting) the number of Investor Directors contemplated by Section 2.01, each Investor Party shall attend in person or by proxy for purposes of establishing a quorum and shall vote all their shares of Voting Stock (i) in favor of any nominee or Director selected in accordance with Section 2.01 and(ii) otherwise against the removal of any Director designated in accordance with Section 2.01; provided, however, that the Investor Parties will have no obligation under this sentence with respect to the election of Directors at a meeting of Reynolds American shareholders where a Person (other than Reynolds American, an Investor Party, a Person that is part of a 13D Group with any Investor Party or any Person on the behalf of any of them) has made a material effort to solicit proxies in favor of a different slate of nominees for election to the Board at such meeting. In any other matter submitted to a vote of the shareholders of Reynolds American, the Investor Parties may vote any or all of their shares in their sole discretion; provided, however, that in the event the approval of B&W shall be required with respect to such matter pursuant to Section 2.04(b) or 2.04(c) and such approval shall have been given, the Investor Parties shall vote to approve such matter at any meeting of shareholders held in connection therewith.

      (c) Each Investor Party hereby appoints Reynolds American and any designee of Reynolds American, each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution (i) to vote or act by written consent with respect to all of B&W’s Voting Stock which it has the right to vote pursuant to the first sentence of Section 2.02(b) or the proviso to the second sentence of Section 2.02(b) and (ii) to sign its name (as shareholder) to any consent, certificate or other document relating to Reynolds American that the law of the State of North Carolina may permit or require in connection with any matter referred to in clause (i). This proxy is given to secure the performance of the duties of each Investor Party under this Agreement, and its existence will not be deemed to relieve any Investor Party of its obligations under Section 2.02(b). Each Investor Party affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 6.11, whereupon such proxy and power of attorney shall automatically terminate. Each Investor Party shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. For Voting Stock as to which any Investor Party is the beneficial but not the record owner, each Investor Party will cause any record owner of such Voting Stock to grant Reynolds American a proxy to the same effect as that contained herein. Each Investor Party represents that any proxy heretofore given in respect of such Voting Stock is not irrevocable, and hereby revokes any and all such proxies. This Section 2.02(c) shall not limit any Investor Party’s right to vote pursuant to the second sentence of Section 2.02(b) (other than pursuant to the proviso thereof) or pursuant to the proviso to the first sentence of Section 2.02(b) and shall not operate to grant any proxy to any Person in connection therewith.

      (d) B&W agrees that it will take all action as a shareholder of Reynolds American, or as is otherwise reasonably within its control, as necessary to effect the provisions of this Agreement.

      SECTION 2.03.     Committees. (a) Subject to the general oversight and authority of the Board of Directors under applicable law, the Board of Directors shall establish, empower and maintain the committees of the Board of Directors contemplated by this Section 2.03.

      (b) The following committees shall be established, empowered and maintained by the Board of Directors at all times during the term of this Agreement: (i) an Audit Committee, (ii) a Corporate Governance and Nominating Committee and (iii) a Compensation Committee (collectively, the “Core Committees”). Each of the Audit Committee, the Nomination and Governance Committee and the Compensation Committee shall consist solely of Independent Directors. Investor Directors shall serve on each committee of the Board of Directors, and the number of Investor Directors on a committee of the Board of Directors shall be not less than (x) the number of Investor Directors at such time divided by (y) the total number of Directors at such time multiplied by (z) the number of Directors serving on such committee, rounded to the nearest whole number, with B&W selecting the Investor Directors that will serve on each committee of the Board, subject to the requirements set forth herein; provided, however, that (i) each of the committees named in this Section 2.03(b) shall have not less than five Directors on such committee and (ii) so long as there are any Investor Directors serving on the Board of Directors, at least one Investor Director shall serve on each committee of the Board of Directors. Notwithstanding the foregoing, an Investor Director shall not serve on any committee if such service would violate mandatory legal or listing requirements (or law, rule or regulation requiring committee member independence as a condition to a material benefit to Reynolds

American or any of its Subsidiaries) concerning the independence of directors; provided, however, that Reynolds American shall take all reasonable efforts to avoid any such disqualification.

      (c) The Board of Directors may establish such other committees as it deems necessary or desirable, provided that such committees are established in compliance with the terms of this Agreement (including the proportionality requirement set forth in Section 2.03(b)).

      (d) The Board of Directors shall designate an Investor Director or an Other Director to replace any disqualified Investor Director member or Other Director member, respectively, of any committee. In the event that any Investor Director or Other Director ceases to serve on any committee of the Board of Directors and, after a reasonable time, no successor to such Director is designated in accordance with the terms hereof to serve on such committee, the number of members of such committee may be temporarily reduced if such reduction does not (and no such reduction is intended to) result in a change of the relative authorities and representation within such committee among the Investor Directors (taken as a group) and the Other Directors (taken as a group).

      (e) In the event that the Board of Directors or any committee thereof relies on Section 2.08 to exclude an Investor Director from serving on a committee on which such Investor Director is qualified to serve, the Board of Directors and any such committee shall permit B&W to designate another Investor Director, subject to Section 2.08, to serve as a member of such committee.

      SECTION 2.04.     Approval Required for Certain Actions. (a) The approval of a majority of the Investor Directors shall be required for the Board of Directors to approve or authorize, and for Reynolds American or any of its Subsidiaries to do, any of the following (in addition to any other Board or shareholder approval required by any law, rule or regulation or the constituent documents of Reynolds American):

(i) if, at the time of such approval, authorization or action, B&W’s Percentage Interest has not fallen below 32%, issue any Equity Securities, or any securities convertible into or exercisable for Equity Securities, in any transaction or series of related transactions if such issuance would require the approval of Reynolds American’s shareholders under NYSE Rule 312.03(c) as in effect of the date of this Agreement (assuming the “20 percent” threshold set forth therein were, instead, “5 percent” and disregarding the exceptions set forth therein); or

(ii) if, at the time of such approval, authorization or action, B&W’s Percentage Interest has not fallen below 25%, repurchase Common Stock pursuant to self-tender offers, stock repurchase programs, open market transactions or otherwise; provided, however, that Reynolds American and its Subsidiaries may (x) repurchase Common Stock from employees or former employees pursuant to the terms and conditions of Reynolds American’s employee stock plans, (y) on or after the first anniversary of the Closing, repurchase Common Stock if the dividends declared (and, to the extent the payment date has occurred, paid) on Common Stock during each of the preceding four fiscal quarters has equaled or exceeded 18.75% of the Prior Year Net Income applicable at the time that any such dividend was declared and (z) repurchase Common Stock to comply with the requirements of Section 2.04(d).

      (b) The approval of B&W, as shareholder, such approval, if given, not to be unreasonably delayed, shall be required for Reynolds American or any of its Subsidiaries to do or effect any of the following (in addition to any other Board or shareholder approval required by any law, rule, regulation or the constituent documents of Reynolds American):

(i) the entry by Reynolds American or any of its Subsidiaries into any Discriminatory Transaction;

(ii) any sale, asset exchange, lease, exchange, mortgage, pledge, transfer or other disposition (by merger or otherwise) (collectively, a “disposition”) by Reynolds American or any of its Subsidiaries (in one transaction or a series of transactions) of any of Reynolds American’s intellectual property relating to the brands set forth on Schedule 2.04, other than any disposition to a wholly-owned Subsidiary of Reynolds American or any disposition that (A) occurs in connection with creating or granting any liens to a third party that is not an affiliate of Reynolds American in connection with a bona fide financing, (B) arises as a matter of law or occurs pursuant to a court order, (C) occurs as a result of the acquisition of all outstanding Equity Securities by any Person (including by way of merger, tender or exchange offer or any similar transaction) or all or virtually all of the assets of Reynolds American and its Subsidiaries or (D) if B&W’s Percentage Interest has fallen below 32%, occurs as a result of the acquisition of a majority of the Voting Power of all outstanding Voting Stock by any Person (including by way of merger, tender or exchange offer or similar transaction);

(iii) any amendment to the Articles of Incorporation or By-Laws of Reynolds American or to the charter of any committee of the Board of Directors, in each case which amendment would conflict in any material respect with the provisions of this Agreement, or any amendment or repeal of Section 2.03 or Section 2.04 of the By-Laws of Reynolds American in effect as of the Closing; or

(iv) the adoption or implementation of any takeover defense measures (including a rights plan) that would apply to the acquisition of beneficial ownership of any Equity Securities by any Investor Party; provided, however, that Reynolds American may enter into a Rights Agreement in the form of Exhibit C to the Combination Agreement and may enter into any replacement or extension thereof in the form of such Exhibit C.

      (c) The approval of B&W, as shareholder, such approval, if given, not to be unreasonably delayed, shall be required for Reynolds American or any of its Subsidiaries to do or effect any of the following prior to the fifth anniversary of the date of this Agreement(in addition to any other Board or shareholder approval required by any law, rule, regulation or the constituent documents of Reynolds American):

(i) effect any transaction or take any action that is reasonably likely to be inconsistent with the representations, facts or assumptions set forth in the B&W Tax Ruling (as defined in the Combination Agreement) or materially inconsistent with the representations, facts or assumptions set forth in the materials submitted to the Internal Revenue Service in seeking the B&W Tax Ruling; provided, however, that for purposes of this Section 2.04(c)(i), if a representation, fact or assumption set forth in the B&W Tax Ruling or the materials submitted to the Internal Revenue Service in seeking the B&W Tax Ruling indicated that a party had no plan or intention to effect a particular transaction or take a particular action, effecting such transaction or taking such action after the Closing (as defined in the Combination Agreement) will be deemed to be inconsistent with such plan or intention representation, fact or assumption; or

(ii) effect any other transaction or take any other action that, in the opinion of Cravath, Swaine & Moore LLP or other nationally recognized B&W tax counsel, had such transaction or action been effected at Closing, would more likely than not have prevented the Asset Contribution and Assumption of Liabilities, on the one hand, or the B&W Opco Stock Contribution and the Merger (as those terms are defined in the Combination Agreement), on the other hand, from qualifying as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended.

In addition, B&W and Reynolds American shall cooperate in good faith, and shall cause their respective officers, directors, affiliates, employees, agents, auditors and representatives to cooperate in good faith, in all matters relating to Taxes (as defined in the Combination Agreement), including by maintaining and making available to each other all books and records necessary in connection with Taxes.

      (d) If, on or prior to June 30, 2005, Reynolds American issues Common Stock upon exercise of any option, warrant or other security relating to Common Stock or otherwise issues Common Stock (restricted or otherwise) to any of its directors, officers, employees or consultants, then prior to or within a reasonable period after such issuance (but in any event not later than the end of such fiscal quarter in which such issuance occurs), Reynolds American will repurchase a number of shares of outstanding Common Stock so that the number of outstanding shares of Common Stock are not increased by such issuance; provided, however, that (i) Reynolds American will not be required to repurchase such shares, if, at the time of such issuance, B&W’s

Percentage Interest has fallen below 25% and (ii) Reynolds American will not be required to repurchase the first [                    ]1 shares that are so issued.

      SECTION 2.05.     Financial Statements. As soon as reasonably practicable following the end of each fiscal quarter and fiscal year, Reynolds American shall furnish to B&W and BAT the consolidated financial statements of Reynolds American (including providing draft statements as such statements become available and, with respect to fiscal years, audit reports as such reports become available). Each of Reynolds American, B&W and BAT shall use its reasonable best efforts to assist the other party with respect to the timeliness of filing, releasing or posting the other party’s respective financial disclosure documents. Reynolds American shall cooperate with and assist BAT and B&W in the translation of Reynolds American’s financial statements in order to conform such financial statements to applicable international accounting standards and shall otherwise provide BAT and B&W with access to information necessary in connection with such financial statements.

      SECTION 2.06.     Articles of Incorporation and By-Laws. The Board of Directors of Reynolds American shall take or cause to be taken all lawful action necessary to ensure at all times that Reynolds American’s Articles of Incorporation and By-Laws are not at any time inconsistent in any material respect with the provisions of this Agreement.

      SECTION 2.07.     Interested Transactions. The approval by a majority of the Other Directors shall be required (in addition to any other Board or shareholder approval required by any law, rule or regulation) for Reynolds American or any of its Subsidiaries to enter into or effect, or agree to enter into or effect, any material contract or transaction between or involving Reynolds American or any of its Subsidiaries, on the one hand, and any Investor Party, on the other hand, the terms of which are not governed by a pre-existing agreement to which Reynolds American or any of its Subsidiaries is a party or a provision of Reynolds American’s Articles of Incorporation or By-Laws.

      SECTION 2.08.     Fiduciary Duties. Nothing in Section 2.01, 2.02, 2.03 or 2.06 shall be deemed to require the Board of Directors or any committee or member thereof to take any action or refrain from taking any action, or result in a breach of Sections 2.01, 2.02, 2.03 or 2.06 by reason of the failure to take such action or the failure to refrain from taking such action, as the case may be, if the Board of Directors, such committee or Director determines in good faith (after consideration of specific written advice of outside legal counsel, which advice will be provided to B&W) that taking such action or refraining from taking such action, as the case may be, would cause a violation of his or her fiduciary duties to shareholders, including B&W and its affiliates, under applicable law. This Section 2.08 shall not be interpreted to create any fiduciary obligation that would not exist in the absence of this Section 2.08.

      SECTION 2.09.     Change in Law. In the event any law, rule or regulation comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

      SECTION 2.10.     Changes in B&W’s Percentage Interest Attributable to Issuances of Common Stock. To the extent that any decrease in B&W’s Percentage Interest is attributable to issuances of Equity Securities by Reynolds American (as opposed to dispositions of Equity Securities by any Investor Party), such decrease will not be taken into account in determining whether B&W’s Percentage Interest has fallen below any of the thresholds for B&W’s Percentage Interest set forth in this Article II.

      1 Number to be equal to the number of Common Shares owned by B&W immediately after Closing minus 42% of the aggregate outstanding Common Shares immediately after Closing.

ARTICLE III

REGISTRATION RIGHTS

      SECTION 3.01.     Registration.

      (a) At any time and from time to time following the first anniversary of the date of this Agreement, Reynolds American agrees that upon the written request of any Investor Party holding Registrable Securities (a “Demand Registration”), it will as promptly as reasonably practical prepare and file a registration statement (a “Registration Statement”) under the Securities Act as to the number of shares of Registrable Securities specified in such request; provided, however, that (i) Reynolds American shall not be obligated to effect more than two Demand Registrations in any eighteen-month period, (ii) the Registrable Securities for which a Demand Registration has been requested by any Investor Party holding Registrable Securities shall have a value (based on the average closing price per share of Common Stock for the ten trading days preceding the delivery of B&W’s request for such Demand Registration) of not less than $100,000,000 and (iii) Reynolds American shall not be required to file a shelf Registration Statement pursuant to Rule 415 of the Securities Act under this Section 3.01. Each such request for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be offered for sale and shall also specify the intended method of distribution thereof; provided, however, that the Investor Parties may change such number if such change shall not materially adversely affect the timing or success of the offering, so long as such change does not result in less than $100,000,000 of Registrable Securities being included in the Registration Statement.

      (b) Reynolds American agrees to use its reasonable best efforts (i) to cause any Registration Statement to be declared effective as promptly as reasonably practicable after the filing thereof and (ii) to keep such Registration Statement effective for a period of not less than 90 days, or, if earlier, the period sufficient to complete the distribution of the Registrable Securities. Reynolds American further agrees to supplement or make amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the period set forth in clause (ii) above, including (A) to respond to the comments of the SEC, if any, (B) as may be required by the registration form utilized by Reynolds American for such Registration Statement or by the instructions applicable to such registration form, (C) as may be required by the Securities Act or the rules and regulations thereunder or (D) as may be reasonably requested in writing by B&W or any Underwriter for B&W. Reynolds American agrees to furnish to B&W copies of any such supplement or amendment prior to its being used or filed with the SEC. Upon the expiration of the time period set forth in clause (ii) above, a Demand Registration Statement shall count as a Demand Registration Statement for purposes of determining when future Demand Registrations which can be requested pursuant to this Section 3.01, except to the extent set forth in paragraph (e) below.

      (c) In the event an offering of shares of Registrable Securities involves one or more Underwriters, B&W shall select the lead Underwriter and any additional Underwriters in connection with the offering from a list of nationally-recognized investment banks reasonably agreed to between Reynolds American and B&W.

      (d) Notwithstanding the foregoing provisions of this Section 3.01, B&W may not request a Demand Registration within the 90-day period after a Registration Statement for Common Stock has been filed by Reynolds American (for its own account or for any other security holders) with and declared effective by the SEC, unless such Registration Statement has been withdrawn; provided, however, the forgoing limitation will not apply if an Investor Party holding Registrable Securities was not given the opportunity, in accordance with Section 3.02, to include its Registrable Securities in the Registration Statement described in this Section 3.01(d).

      (e) Any Investor Party holding Registrable Securities included in a Registration Statement shall be permitted to remove all or any part of the Registrable Securities held by it from any Registration Statement at any time prior to the effective date of the Registration Statement covering such Registrable Securities; provided, however, that such Demand Registration shall nonetheless count as a Demand Registration for purposes of determining when future Demand Registrations can be requested pursuant to this Section 3.01, unless B&W reimburses Reynolds American for all Registration Expenses incurred by Reynolds American in connection with such withdrawn Demand Registration.

      SECTION 3.02.     Piggyback Registration. If Reynolds American proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock for (a) Reynolds American’s own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any of its holders of Common Stock pursuant to a demand registration requested by such holders, then Reynolds American shall give written notice of such proposed filing to B&W as soon as practicable (but in no event less than twenty days before the anticipated filing date), and such notice shall offer any Investor Party holding Registrable Securities the opportunity to register such number of shares of Registrable Securities as B&W and its affiliates may request on the same terms and conditions as Reynolds American’s or such holder’s Common Stock (a “Piggyback Registration”). Reynolds American shall control the determination of the form of any offering contemplated by this Section 3.02, including whether any such offering shall be in the form of an underwritten offering and, if any such offering is in the form of an underwritten offering, Reynolds American shall select the lead Underwriter and any additional Underwriters in connection with such offering.

      SECTION 3.03.     Reduction of Offering. Notwithstanding anything contained herein, if the lead Underwriter of an underwritten offering described in Section 3.01 or Section 3.02 delivers a written opinion to Reynolds American that the number of shares of Common Stock (including all Registrable Securities) that B&W, Reynolds American and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold, then the number of shares of Common Stock to be included in the Registration Statement for the account of B&W, Reynolds American and any other Persons shall be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in any such Registration Statement to the amount recommended by such lead Underwriter; provided, however, that (a) priority in the case of a Demand Registration pursuant to Section 3.01 shall be (i) first, the Registrable Securities requested to be included in the Registration Statement for the account of the Investor Parties, allocated pro rata among them in accordance with the number of Registrable Securities held by each of them so that the total number of Registrable Securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, (ii) second, securities initially proposed to be offered by Reynolds American for its own account and (iii) third, pro rata among any other securities of Reynolds American requested to be registered by the holders thereof pursuant to a contractual right of registration so that the total number of registrable securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, (b) priority in the case of a Piggyback Registration initiated by Reynolds American for its own account pursuant to Section 3.02 shall be (i) first, securities initially proposed to be offered by Reynolds American for its own account, (ii) second, the Registrable Securities requested to be included in the Registration Statement for the account of the Investor Parties, allocated pro rata among them in accordance with the number of registrable securities held by each of them so that the total number of Registrable Securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, and (iii) third, pro rata among any other securities of Reynolds American requested to be registered pursuant to a contractual right of registration and (c) priority with respect to inclusion of securities in a Registration Statement initiated by Reynolds American for the account of holders other than any Investor Party pursuant to demand registration rights afforded such holders shall be (i) first, securities offered for the account of such holders so that the total number of registrable securities to be included in any such offering for the account of all such Persons will not exceed the number recommended by such lead Underwriter, (ii) second, securities offered by Reynolds American for its own account, (iii) third, the Registrable Securities offered for the account of the Investor Parties and (iv) fourth, pro rata among any other securities of Reynolds American requested to be registered pursuant to a contractual right of registration. Until such time as B&W owns less than 15% of the outstanding Common Stock of Reynolds American, Reynolds American shall not enter into any contractual arrangements that would conflict with the priorities set forth in the proviso to the preceding sentence.

      SECTION 3.04.     Registration Procedures. Subject to the provisions of Section 3.01 hereof, in connection with the registration of the sale of Registrable Securities hereunder, Reynolds American will as promptly as reasonably practicable:

(a) furnish to B&W, if requested, prior to the filing of a Registration Statement, copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to the Registration Statement and such other documents in such quantities as B&W may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities;

(b) use its reasonable best efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions as B&W reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable B&W to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that Reynolds American will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.04(b), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(c) notify B&W, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and Reynolds American will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(d) use its reasonable best efforts to cause the Registrable Securities covered by any Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Reynolds American to enable B&W to consummate the disposition of the Registrable Securities; provided, however, that Reynolds American will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.04(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(e) enter into customary agreements (including an underwriting agreement in customary form that is reasonably satisfactory to Reynolds American) and use commercially reasonable efforts to take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities;

(f) make available for inspection by B&W, any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney for B&W and the Underwriter and any accountant or other agent retained by B&W or any such Underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Reynolds American (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of Reynolds American and its Subsidiaries to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that (i) Records and information obtained hereunder shall be used by such Inspector only to exercise their due diligence responsibility, (ii) Records or information that Reynolds American determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction and (iii) Reynolds American may require, as a condition to the provision to any Inspector of any Records, that such Inspector execute and deliver to Reynolds American a written agreement, in form and substance reasonably satisfactory to Reynolds American, pursuant to which such Inspector agrees to the confidential treatment of such Records;

(g) use its reasonable best efforts to obtain and deliver to the Underwriters and the Investor Parties a comfort letter from the independent public accountants for Reynolds American in customary form and covering such matters of the type customarily covered by comfort letters as such Underwriters and the Investor Parties may reasonably request;

(h) use its reasonable best efforts to obtain and deliver to the Underwriters and the Investor Parties a 10b-5 statement and legal opinions from Reynolds American’s counsel in customary form and covering such matters as customarily covered by 10b-5 statements and legal opinions as such Underwriters and the Investor Parties may reasonably request;

(i) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, within the required time period, an earnings statement covering a period of twelve months, beginning with the first fiscal quarter after the effective date of the Registration Statement (as the term “effective date” is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto; and

(j) use its reasonable best efforts to cause all Registrable Securities to be listed or quoted on the NYSE and each other securities exchange or automated quotation system on which similar securities issued by Reynolds American are listed or quoted.

      SECTION 3.05.     Conditions to Offerings. The obligations of Reynolds American to take the actions contemplated by Sections 3.01, 3.02 and 3.04 with respect to an offering of Registrable Securities shall be subject to the following conditions:

(a) the Investor Parties shall conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities;

(b) B&W shall advise each Underwriter through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act;

(c) Reynolds American may require B&W to furnish to Reynolds American such information regarding B&W or the distribution of the Registrable Securities as Reynolds American may from time to time reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws; and

(d) in any underwritten offering pursuant to Section 3.01 or Section 3.02 hereof, any Investor Party including Registrable Securities in a Registration Statement, together with Reynolds American, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings, including, custody agreements, powers of attorney and indemnification provisions relating to information provided in writing by an Investor Party.

Any Investor Party holding Registrable Securities agrees that, upon receipt of any notice from Reynolds American of the happening of any event of the kind described in Section 3.04(c) hereof or a condition described in Section 3.06 hereof, B&W will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering the sale of such shares of Registrable Securities until B&W’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.04(c) hereof or notice from Reynolds American of the termination of the Deferral Period and, if so directed by Reynolds American, will promptly deliver to Reynolds American all copies (other than any permanent file copies then in B&W’s possession) of the most recent prospectus covering such Registrable Securities that was current at the time of receipt of such notice.

      SECTION 3.06.     Black-out Period. Reynolds American’s obligations pursuant to Sections 3.01 and 3.02 hereof shall be suspended if compliance with such obligations would (a) violate applicable law or (b) require Reynolds American to disclose a material financing, acquisition or other corporate development, and the proper officers of Reynolds American have determined, in the good faith exercise of their reasonable business judgment, that such disclosure is not in the best interests of Reynolds American; provided, however, that any such suspension shall not exceed 60 days and all such suspensions shall not exceed 120 days in any twelve-month period (the “Deferral Period”). Reynolds American shall promptly give B&W written notice of any such suspension containing the approximate length of the anticipated delay, and Reynolds American shall notify B&W upon the termination of the Deferral Period.

      SECTION 3.07.     Registration Expenses. All fees and expenses incident to Reynolds American’s performance of or compliance with the registration obligations of this Article III, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with blue sky qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses of Reynolds American, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees and disbursements of counsel for Reynolds American and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance) and the fees and expenses of other Persons retained by Reynolds American, will be borne by Reynolds American. Any Investor Party or any other Person registering Registrable Securities will bear and pay any underwriting discounts and commissions applicable to securities offered for its or its affiliates’ account, transfer taxes and fees and expenses of its counsel.

      SECTION 3.08.     Indemnification; Contribution.

      (a) In connection with any registration of Registrable Securities pursuant to Section 3.01 or 3.02 hereof, Reynolds American agrees to indemnify, to the fullest extent permitted by law, B&W, its affiliates, their directors, officers and shareholders and each Person who controls B&W (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus contained therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Reynolds American shall not be required to indemnify B&W, its affiliates, their officers, directors, shareholders or controlling Persons for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and in conformity with any information with respect to B&W or such other parties furnished to Reynolds American in writing by B&W or such other parties expressly for use therein. In connection with an underwritten offering, Reynolds American will indemnify each Underwriter, the officers and directors of such Underwriter, and each Person who controls such Underwriter (within the meaning of either the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of B&W; provided, however, that such Underwriter agrees to indemnify Reynolds American to the same extent as provided below with respect to the indemnification of Reynolds American by B&W. Notwithstanding the forgoing, with respect to any untrue statement or omission of material fact made in any prospectus or preliminary prospectus, the provisions of this Section 3.08 shall not inure to the benefit of any Investor Party, any other holder of Registrable Securities or any Underwriter from whom the Person asserting any such loss, claim, damages, liabilities or expenses purchased the Registrable Securities to the extent that it shall be established that (i) any such loss, claim, damages, liabilities or expenses of such Person arises primarily from the fact that any Investor Party or any Underwriter sold Registrable Securities to such a Person, (ii) there was not sent or given a copy of the final prospectus (as amended or supplemented) at or prior to the written confirmation of such sale (provided Reynolds American shall have previously furnished a sufficient number of copies thereof on a timely basis to the Investor Parties, any such holder and each Underwriter, as the case may be, in accordance herewith) and (iii) the final prospectus (as amended or supplemented) would have corrected any such untrue statement or omission of a material fact.

      (b) In connection with any Registration Statement, the Investor Parties holding Registrable Securities, as the case may be, will furnish to Reynolds American in writing such information and affidavits with respect to the Investor Parties holding Registrable Securities, as the case may be, as Reynolds American reasonably requests, including, but not limited to, information relating to the Investor Parties, as the case may be, for use in connection with any such Registration Statement, prospectus or preliminary prospectus and agrees to indemnify Reynolds American, its directors, its officers who sign the Registration Statement and each Person, if any, who controls Reynolds American (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as the foregoing indemnity from Reynolds American to B&W, but only with respect to information relating to B&W or such other holders of Registrable Securities, as the case may be, furnished to Reynolds American in writing by B&W expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

      (c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.08(a) or (b), such Person (hereinafter called the indemnified party) shall promptly notify the Person against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. In the case of the retention of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel as contemplated by the third sentence of this Section 3.08(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

      (d) If the indemnification provided for in this Section 3.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 3.08, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 3.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

      The parties agree that it would not be just and equitable if contribution pursuant to this Section 3.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in this Section 3.08(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

      If indemnification is available under this Section 3.08, the indemnifying party shall indemnify each indemnified party to the full extent provided in Sections 3.08(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 3.08(d).

      SECTION 3.09.     Rule 144. For so long as Reynolds American is subject to the requirements of Section 13, 14 or 15(d) of the Securities Act, Reynolds American agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will take such further action as B&W reasonably may request, all to the extent required from time to time to enable the Investor Parties to sell Registrable Securities within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of B&W, Reynolds American will deliver to B&W a written statement as to whether it has complied with such requirements.

      SECTION 3.10.     Lockup. If and to the extent requested by the managing Underwriters of an underwritten public offering of equity securities of Reynolds American, Reynolds American and B&W agree not to effect, and to cause their respective affiliates not to effect, except as part of such registration, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing, of the issue being registered or of a similar security of Reynolds American, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the seven-day period prior to and during such period that the lead Underwriter may reasonably request, no greater than 90 days, beginning on the effective date of such registration.

      SECTION 3.11.     Termination of Registration Rights. The registration rights contained in this Article III shall terminate on the date on which all shares of Common Stock subject to this Agreement cease to be Registrable Securities. Notwithstanding the forgoing, the registration rights contained in this Article III shall terminate in any event with respect to any Investor Party or any other holder of Registrable Securities when any such holder no longer owns any Registrable Securities. In addition, even if the registration rights contained in this Article III are no longer in effect, in the event that an Investor Party intends to dispose of a significant number of Common Shares and such disposition could reasonably be expected to have an adverse impact on the trading price of shares of Common Stock or otherwise have an adverse impact on the market for Common Stock, Reynolds American and the Investor Parties shall cooperate in connection with such disposition and shall take commercially reasonable efforts to mitigate the adverse effects of any such disposition; provided, however, that nothing in this sentence shall be deemed to restrict an Investor Party in connection with the sale of any Common Stock (including the size or timing of such disposition).

ARTICLE IV

LIMITATIONS ON PURCHASES OF

EQUITY SECURITIES AND OTHER ACTIONS

      SECTION 4.01.     Purchases of Equity Securities. Except for the acquisition of shares of Common Stock pursuant to the Combination Agreement and subject to the exceptions set forth in Section 4.03, during the Standstill Period, the Investor Parties shall not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any shares of Equity Securities. Equity Securities acquired pursuant to this Article IV shall be subject to all of the terms, covenants and conditions of this Agreement.

      SECTION 4.02.     Additional Limitations. Subject to the exceptions set forth in Section 4.03, during the Standstill Period, the Investor Parties shall not:

(a) seek, make or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving Reynolds American or any of its Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, Reynolds American or any of its Subsidiaries;

(b) “solicit”, or become a “participant” in any “solicitation” of, any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Stock in connection with any vote on any matter (whether or not relating to the election or removal of Directors), or agree or announce its intention to vote with any Person undertaking a “solicitation,” except to the extent required by applicable law, rule, regulation or order (including any applicable rule, regulation or order of a self-governing authority, such as the New York Stock Exchange, the UK Listing Authority and the UK Panel on Takeovers and Mergers);

(c) form, join or in any way participate in a 13D Group with respect to any Voting Stock (other than a 13D Group composed of the Investor Parties);

(d) grant any proxies with respect to any Voting Stock to any Person (other than as recommended by the Board of Directors) or deposit any Voting Stock in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;

(e) seek, alone or in concert with other Persons, additional representation on the Board of Directors or seek the removal of any member of the Board that is not an Investor Director or a change in the composition or size of the Board of Directors that is inconsistent with this Agreement;

(f) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other Persons in connection with any of the foregoing; or

(g) request, propose or otherwise seek any amendment or waiver of the provisions of Article IV.

      SECTION 4.03.     Standstill Exceptions. Notwithstanding Sections 4.01 and 4.02:

(a) during the Standstill Period, the Investor Parties may acquire beneficial ownership of additional Equity Securities if, after giving effect to any such acquisition, B&W’s Percentage Interest would not exceed the Standstill Percentage less the percentage of Voting Power (calculated as of the date of disposition) associated with any Equity Securities disposed of by any Investor Party (other than to another Investor Party) following the date of this Agreement;

(b) if, during the Standstill Period, Reynolds American becomes the subject of a Third Party Offer, Reynolds American shall promptly, and in any event within two business days, deliver written notice to B&W to such effect, which notice shall to the extent known by Reynolds American set forth the percentage of Voting Power or assets that the third party is seeking to acquire pursuant to the Third Party Offer, and the Investor Parties shall have the right to make a B&W Counteroffer to the Board of Directors in response to such Third Party Offer. If Reynolds American accepts any such B&W

Counteroffer, the Investor Parties may acquire Equity Securities in accordance with the terms of such B&W Counteroffer. If Reynolds American rejects any such B&W Counteroffer and enters into an agreement with a third party (other than the Investor Parties) with respect to a Significant Transaction or a third party (other than the Investor Parties) initiates a tender offer or exchange offer that would constitute a Significant Transaction, the Investor Parties may make and consummate a public proposal constituting a B&W Counteroffer (including by way of a tender offer or exchange offer). Notwithstanding the foregoing, an Investor Party’s right to make any B&W Counteroffer and to acquire additional Equity Securities pursuant to this clause (b) is subject to the condition that the Investor Directors recuse themselves from any and all consideration by the Board of Directors or any committee thereof of a Third Party Offer or a B&W Counteroffer; and

(c) during the Standstill Period, the Investor Parties shall be permitted to make requests to the Board of Directors to amend or waive any of the limitations set forth in Section 4.01 or 4.02, which the Other Directors, acting by majority, may accept or reject in their sole discretion; provided, however, that (i) any such request shall not be publicly disclosed by the Investor Parties and (ii) any such request shall be made in a manner that is not reasonably likely to require the public disclosure of such request by Reynolds American.

ARTICLE V

TRANSFER OF COMMON STOCK

      SECTION 5.01.     Limitation on Transfer of Common Stock. (a) During the term of this Agreement, any sale, transfer or other disposition of shares of Common Stock by the Investor Parties shall be subject to the following limitations:

(i) no shares of Common Stock may be sold, transferred or otherwise disposed of, directly or indirectly, to any Person or 13D Group, if, after giving effect to such sale, transfer or other disposition such Person or 13D Group would, to B&W’s knowledge, beneficially own, or have the right to acquire, 7.5% or more of the Voting Power of all Voting Stock, except in connection with a tender offer or exchange offer for Common Stock (provided that the Board of Directors has not recommended to its shareholders that such tender offer or exchange offer be rejected); and

(ii) none of the Investor Parties will, in any six-month period, sell, transfer or otherwise dispose of, directly or indirectly, Common Stock representing in the aggregate more than 5% of the Voting Power of all Voting Stock without first obtaining the consent of a majority of the Other Directors, except in connection with a tender offer or exchange offer for Common Stock (provided that the Board of Directors has not recommended to its shareholders that such tender offer or exchange offer be rejected).

      (b) Notwithstanding any of the foregoing, B&W may at any time transfer any or all of its shares of Common Stock to any Investor Party, and any such transferee may make similar transfers; provided, however, that (x) any such transferee shall agree to be bound by the terms of this Agreement and (y) for purposes of calculating any ownership threshold applicable to B&W and/or its affiliates under this Agreement, all shares of Common Stock held by B&W and any permitted transferee under this Section 5.01(b) shall be taken into account.

      (c) Reynolds American may place appropriate legends on the certificates representing Common Stock held by the Investor Parties setting forth the restrictions referred to above and any restrictions appropriate for compliance with U.S. federal securities laws. Reynolds American will promptly issue replacement certificates to the Investor Parties, upon request, in order to permit the Investor Parties to engage in sales, transfers and other dispositions that are not restricted hereunder or under U.S. federal securities laws. Purported transfers of shares of Common Stock that are not in compliance with this Article V shall be void.

ARTICLE VI

MISCELLANEOUS

      SECTION 6.01.     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to BAT, to

Globe House
4 Temple Place
London WC2R 2PG United Kingdom
Fax: 44 207 845 2189

Attention: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Fax: 212-474-3700
Phone: 212-474-1000

Attention:	Philip A. Gelston, Esq.

Sarkis Jebejian, Esq.

(b)	if to B&W, to

401 South 4th Avenue
Louisville, KY 40232
Fax: (502) 217-7297

Attention: General Counsel

with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Fax: 212-474-3700
Phone: 212-474-1000

Attention:	Philip A. Gelston, Esq.

Sarkis Jebejian, Esq.

(c)	if to Reynolds American, to

401 North Main Street
Winston-Salem, NC 27192
Fax: (336) 741-2998

Attention: General Counsel

with a copy to:

Jones Day
222 East 41st Street
New York, NY 10017
Fax: 212-755-7306
Phone: 212-326-3939

Attention: Jere R. Thomson, Esq.

      SECTION 6.02.     Amendments; Waivers. (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that no such amendment or waiver by Reynolds American shall be effective without the approval of a majority of the Other Directors (except for amendments or waivers that are administrative in nature or that do not materially adversely affect the rights of the Unaffiliated Equity Holders, which amendments and waivers shall only require the approval of a majority of the Directors).

      (b) The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

      SECTION 6.03.     Interpretation. When a reference is made in this Agreement to a Section, Subsection or Exhibit, such reference shall be to a Section or Subsection of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

      SECTION 6.04.     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 6.05.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      SECTION 6.06.     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements constitute the entire agreement, and supercede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and are not intended to confer upon any Person other than the parties any rights or remedies.

      SECTION 6.07.     Governing Law. Except to the extent specifically required by the North Carolina Business Corporation Act, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of the State of Delaware shall be applied in interpreting its provisions in all cases where legal interpretation shall be required, except to the extent the North Carolina Business Corporation Act is specifically required by such act to govern the interpretation of this Agreement.

      SECTION 6.08.     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto, except that B&W may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to BAT or any of its Subsidiaries that agrees in writing to be bound by the provisions hereof. Any purported assignment without such prior written consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 6.09.     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any Transaction, (d) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any Federal court sitting in the State of Delaware or Chancery Court of the State of Delaware, (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction and (f) agrees that this Agreement involves at least $100,000 and has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Without limiting the agreement of the parties set forth in this Section 6.11, in the event that any dispute arising under this Agreement is subject to, or adjudicated by, the courts of the State of North Carolina, the parties agree that any such dispute will be adjudicated by the North Carolina Business Court (with any references in this Section 6.09 to Delaware courts being deemed to be references to North Carolina courts and any references in this Section 6.09 to the Chancery Court of the State of Delaware being deemed to be references to the North Caroline Business Court).

      SECTION 6.10.     Effectiveness. This Agreement shall become effective upon the execution of this Agreement.

      SECTION 6.11.     Termination.

      (a) Automatic Termination. This Agreement shall automatically terminate at such time that (i) B&W’s Percentage Interest equals 100% or is less than 15% or (ii) any Person or 13D Group (other than the Investor Parties or any Person participating in a 13D Group with the Investor Parties) beneficially owns or controls Voting Stock representing more than 50% of the Voting Power of all Voting Stock.

      (b) Termination by BAT and B&W. BAT and B&W shall be entitled to terminate this Agreement in the event that (i) (A) Reynolds American, the Board of Directors or any committee of the Board of Directors takes any action, or fails to take appropriate action, which action, or failure to take action, would have resulted in a material breach of any of the Board Provisions but for the fiduciary duty exception set forth in Section 2.08 or (B) an Approval Termination Event occurs or (ii) the number of Investor Directors serving on the Board of Directors at any time is less than the number of Investor Directors to which B&W is entitled at such time pursuant to Section 2.01 (provided B&W has complied in all material respects and in good faith with the requirements set forth in this Agreement regarding the nomination of, and voting for, directors), in the case of clauses (i) and (ii) subject to notice from B&W and the expiration of a 45-day period in which to cure such action or failure to act (if such action or failure to act is capable of being cured).

      (c) Termination of Obligations. BAT and B&W shall be entitled to terminate Articles IV and V and Sections 2.01(g) and (h) and Sections 2.02(b) and (c), but the remainder of this Agreement shall continue until otherwise terminated pursuant to Section 6.11(a) or (b), in the event that the Board of Directors or Reynolds American willfully and deliberately fails to take appropriate action, which action, or failure to take action, results in a material breach of the Board Provisions, subject to notice from B&W and the expiration of a 45-day period in which to cure such breach or failure (if such breach or failure is capable of being cured). Reynolds American shall be entitled to terminate Article II (provided that Section 2.04(c) shall survive until the fifth anniversary of the date of this Agreement and Sections 2.01(g)(i) and (h) and 2.02(b) and (c) shall survive until otherwise terminated pursuant to Section 6.11(a)), but the remainder of this Agreement shall continue until otherwise terminated pursuant to Section 6.11(a), in the event that BAT or B&W willfully and deliberately takes any action, or fails to take appropriate action, which action, or failure to take action, results in a material breach of Section 4.01 hereof (subject to the exceptions set forth in Section 4.03), subject to notice from Reynolds American and the expiration of a 45-day period in which to cure such breach or failure (if such breach or failure is capable of being cured).

      (d) Survival. In the event that this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except (i) Article III shall survive any such termination until the Investor Parties no longer hold Registrable Securities, (ii) Section 2.04(c) shall survive until the fifth anniversary of the date of this Agreement and (iii) Articles I and VI shall survive any such termination indefinitely. Nothing in this Section 6.11 will be deemed to release any party from any liability for any wilful and material breach of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

      SECTION 6.12.     Confidentiality. (a) Each of BAT and B&W agree to maintain, and they shall cause each of their respective Subsidiaries, directors, officers, employees and other representatives (including any Investor Director) to maintain, the confidentiality of all material non-public information obtained by the Investor Parties from Reynolds American or any of its Subsidiaries or their respective directors, officers, employees or agents, and not to use such information for any purpose other (i) than the evaluation and protection of the investment by the Investor Parties in Reynolds American, (ii) the exercise by the Investor Parties of any of their respective rights under this Agreement and (iii) the exercise by the Investor Directors of their fiduciary duties as Directors of Reynolds American.

      (b) Notwithstanding the foregoing, the confidentiality obligations of Section 6.12(a) will not apply to information obtained other than in violation of this Agreement:

(i) which any of Investor Parties or any of their officers, employees, representatives, consultants or advisors is required to disclose by judicial or administrative process, or by other requirements of applicable law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the New York Stock Exchange, the UK Listing Authority and the UK Panel on Takeovers and Mergers); provided, however, that, where and to the extent practicable, the disclosing party (A) gives the other party reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) cooperates with such party in attempting to obtain such protective measures;

(ii) which becomes available to the public other than as a result of a breach of Section 6.12(a); or

(iii) which has been provided to any of the Investor Parties or any of their officers, employees, representatives, consultants or advisors by a third party who obtained such information other than from any such Person or other than as a result of a breach of Section 6.12(a).

      (c) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) this provision shall not permit disclosure until the earliest of (A) the date of the public announcement of discussions relating to the transaction, (B) the date of the public announcement of the transaction or (C) the date of the execution of an agreement (with or without conditions) to enter into the transaction, (ii) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Agreement and (iii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated by this Agreement) regarding the tax treatment or tax structure of the transactions contemplated by this Agreement.

      SECTION 6.13.     Acknowledgment of Securities Laws. Each of BAT and B&W hereby acknowledges that it is aware, and that it will advise its representatives who are informed as to the material non-public information that is the subject of Section 6.12, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

      IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the day and year first above written.

BRITISH AMERICAN TOBACCO P.L.C.

By

Name:
Title:

BROWN & WILLIAMSON TOBACCO CORPORATION

By

Name:
Title:

REYNOLDS AMERICAN INC.

By

Name:
Title

SCHEDULE 2.04 TO

THE GOVERNANCE AGREEMENT

International Brands

(a)	Barclay

(b)	Capri

(c)	Carlton

(d)	Kool

(e)	Lucky Strike

(f)	Pall Mall

(g)	Viceroy

ANNEX C

FORM OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

REYNOLDS AMERICAN INC.

ARTICLE FIRST

      The name of the corporation is Reynolds American Inc. (the “Corporation”).

ARTICLE SECOND

      The address of the registered office of the Corporation in the State of North Carolina is 401 North Main Street, Winston-Salem, Forsyth County, North Carolina 27102. The person who is the registered agent at such address is Charles A. Blixt, Esq.

ARTICLE THIRD

      The name and address of the incorporator is Scott J. Reiners, Jones Day, 222 East 41st Street, New York, NY 10017.

ARTICLE FOURTH

      The address of the Corporation’s principal office is 401 North Main Street, Winston-Salem, Forsyth County, North Carolina 27102.

ARTICLE FIFTH

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the North Carolina Business Corporation Act (“NCBCA”) as the same exists or may hereafter be amended; provided, however, that the Corporation shall not engage, directly or indirectly, in any act or activity that it or its subsidiaries would be prohibited to engage in pursuant to the terms of any covenant then running to British American Tobacco p.l.c. (“PLC”) or its affiliates or agreement with PLC or its affiliates regarding non-competition by which the Corporation or any of its subsidiaries is bound as in effect as of                     , 2004 unless such act or activity is approved by PLC, which approval may be given before or after the occurrence of such act or activity. If any such covenant or agreement is held to be unenforceable in whole or in part by a court of competent jurisdiction, it is nevertheless the intent of the Corporation that the corporate purpose under this ARTICLE FIFTH would exclude taking the actions covered by such covenant or agreement (without operating as a legal restriction on the Corporation).

ARTICLE SIXTH

      The total number of shares of capital stock that the Corporation is authorized to issue is 500,000,000 shares of which 400,000,000 shares are Common Stock, par value $.0001 each (“Common Stock”), and 100,000,000 shares are Preferred Stock, par value $.01 each (“Preferred Stock”). The Corporation may issue the Preferred Stock from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors, after which the Corporation shall amend these Articles of Incorporation to the extent required by the NCBCA. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE SIXTH, for each such series the number of shares constituting such series and the designations and powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof in accordance with applicable law.

      Holders of the Common Stock are entitled to the entire voting power and all net assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of Preferred Stock to such voting power and assets upon dissolution pursuant to applicable law, these Articles of Incorporation and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

      The following is a statement of the number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) of the Corporation:

(1)	Designation and Number of Shares. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock, par value $0.01 per share”, and the number of shares constituting such series shall be 4,000,000. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

(2)	Dividends and Distributions.

(a)	The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on January 1, April 1, July 1 and October 1 of each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Corporation shall at any time after [ ], 2004 (the “Rights Declaration Date”) pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause 2(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)	The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses (ii)(A) and 2(a)(ii)(B) above); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)	Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

(3)	Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)	Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of shareholders of the Corporation. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)	Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock (and any other class of Preferred Stock having the right to vote together as a single class with holders of shares of Common Stock) shall vote together as a single class with the holders of shares of Common Stock on all matters submitted to a vote of shareholders of the Corporation.

(c)	(i) If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series A Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

(ii) During any default period, such voting right of the holders of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph 3(c)(iii) hereof or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chairman, the Chief Executive Officer, the President, any Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this paragraph 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not fewer than 10 days nor more than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this paragraph 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of shareholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation, if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of paragraph 3(c)(ii) hereof (such number being subject, however, to change thereafter in any manner provided by law or in the Articles of Incorporation or Bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(d)	The Articles of Incorporation of the Corporation shall not be amended in any manner so as to adversely affect the rights, preferences or limitations of the Series A Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

(e)	Except as otherwise provided herein, holders of Series A Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any corporate action.

(4)	Certain Restrictions.

(a)	Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

(i)	declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii)	declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)	redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)	redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)	The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

(5)	Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under North Carolina Law.

(6)	Liquidation, Dissolution and Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7)	Consolidation, Merger, Etc. If the Corporation shall enter into any consolidation, merger, share exchange, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8)	No Redemption. The Series A Preferred Stock shall not be redeemable.

(9)	Rank. The Series A Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation’s preferred stock except any series that specifically provides that such series shall rank junior to the Series A Preferred Stock.

(10)	Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

      The following is a statement of the number, designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Series B Preferred Stock (the “Series B Preferred Stock”) of the Corporation:

(11)	Designation and Number of Shares. The shares of such series shall be designated as “Series B Preferred Stock, par value $0.01 per share”, and the number of shares constituting such series shall be 1,000,000. Such number of shares of the Series B Preferred Stock may be increased or decreased by resolution of the Board of Directors.

(12)	Dividends and Distributions. The holders of shares of Series B Preferred Stock will be entitled to receive cumulative dividends on the Series B Preferred Stock at a rate equal to % per annum. Such dividends will be payable in cash or, at the option of the Corporation, in additional shares of Series B Preferred Stock valued at the Redemption Price per share of Series B Preferred Stock or in other non-cash consideration. Such dividends will accumulate commencing as of the original issuance date of such Series B Preferred Stock, compounded on each Quarterly Dividend Payment Date, commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series B Preferred Stock of each year, whether or not they have been declared and whether or not the Corporation may legally pay the dividends. Such dividends will become due and payable with respect to any shares of Series B Preferred Stock when, as and if declared by the Board of Directors and under the circumstances provided in Sections 14 and 16.

(13)	Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(a)	Each share of Series B Preferred Stock shall entitle the holder thereof to one vote per share on all matters submitted to a vote of shareholders of the Corporation. Except as otherwise provided herein or by law, (i) the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock (and any other class of Preferred Stock having the right to vote together as a single class with holders of shares of Common Stock) shall vote together as a single class on all matters submitted to a vote of shareholders of the Corporation and (ii) the holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

(14)	Liquidation.

(a)	Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (in each case, a “Liquidation Event”), each holder of outstanding shares of Series B Preferred Stock will be entitled to be paid out of the assets of the Corporation legally available for distribution to shareholders, whether such assets are capital, surplus or earnings, and before any amount will be paid or distributed to the holders of Series A Preferred Stock, Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock, an amount in cash, equal to (A) $ per share of Series B Preferred Stock held by such holder (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series B Preferred Stock) plus (B) any accumulated but unpaid dividends (as if such dividends had been declared) to which such holder of outstanding shares of Series B Preferred Stock is then entitled (the sum of clauses (A) and (B) being referred to herein as the “Liquidation Preference Amount”). After the payment or distribution to the holders of the Series B Preferred Stock, the holders of all capital stock of the corporation ranking junior to the Series B Preferred then outstanding will be entitled to receive all remaining assets of the Corporation as herein provided.

(15)	Non-Cash Consideration. In the event the Corporation elects to make a payment under Section 12 or 14 to the holders of Series B Preferred Stock consisting of consideration other than cash or Series B Preferred, any securities or other property to be delivered to the holders of the Series B Preferred Stock will be valued as follows:

(a)	Securities will be valued as follows:

(i)	if traded on a securities exchange, the value will be deemed to be the average of the closing prices of the securities on such exchange over the 20-day period ending three days prior to the date of payment;

(ii)	if actively traded over-the-counter, the value will be deemed to be the average of the closing bid prices over the 20-day period ending three days prior to the date of payment; and

(iii)	if there is no active public market, the value will be the fair market value thereof, as determined by the Board of Directors in good faith.

(b)	All other property shall be valued at the fair market value thereof, as determined by the Board of Directors in good faith.

(16)	Conversion. The holders of shares of Series B Preferred Stock will not be entitled to cause any of the outstanding shares of Series B Preferred Stock held by such holder to be converted into shares of Common Stock.

(17)	No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise will be reissued, and all such shares will be canceled, retired and eliminated from the shares which the Corporation will be authorized to issue.

(18)	Amendment; Waiver. Except as expressly prohibited by law, the rights, qualifications, limitations and restrictions of the Series B Preferred Stock may be amended or waived with the approval of the holders of a majority of the Series B Preferred Stock and the Board of Directors. Any amendment or waiver so effected shall be binding upon each holder of Series B Preferred Stock.

(19)	Rank. The Series B Preferred Stock shall rank senior (upon liquidation, dissolution and winding up) to all other series of the Corporation’s capital stock except any series that does not by its terms rank senior to or pari passu with the Series B Preferred Stock.

(20)	Fractional Shares. Series B Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

ARTICLE SEVENTH

      The Board of Directors of the Corporation, acting by the affirmative vote of a majority of the Whole Board (as defined below), may alter, adopt, amend or repeal the Bylaws of the Corporation. The shareholders may alter, adopt, amend or repeal the Bylaws of the Corporation only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. The shareholders may alter, adopt, amend or repeal this ARTICLE SEVENTH only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class. “Whole Board”, at any time, means the total number of directors of the Corporation at such time then in office. “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of directors.

ARTICLE EIGHTH

       (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Officers of the Corporation shall be elected by, or in the manner approved by, the Board of Directors in accordance with the Bylaws.

       (2) Subject to the rights, if any, of the holders of any series of Preferred Stock, the Board of Directors shall consist of not less than nine nor more than twenty directors, with the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

       (3) The members of the Board of Directors, other than those directors elected solely by the holders of any series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of shareholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the year 2005 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the year 2006 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the year 2007 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly-created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as may reasonably be possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

       (4) The names and mailing addresses of the persons who are to serve initially as directors in each Class are:

Class	Name*	Mailing Address

Class I		Reynolds American Inc. 401 North Main Street Winston-Salem, NC 27102
Class II		Reynolds American Inc. 401 North Main Street Winston-Salem, NC 27102
Class III		Reynolds American Inc. 401 North Main Street Winston-Salem, NC 27102

       (5) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide. Directors need not be shareholders.

       (6) Except as otherwise provided by law, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly-created directorships resulting from any increase in the number of directors shall be filled only by a majority of the directors then in office (although less than a quorum) or by the sole remaining director and not by the shareholders, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected and until such director’s successor has been elected and qualified.

       (7) Each member of the Board of Directors shall have one vote on all matters presented to the Board of Directors, and a majority of the total number of directors at any time shall constitute a quorum for the transaction of business at that time. The Board of Directors may act by the unanimous written consent of the directors.

       (8) Any director or directors may be removed from office only for cause.

*	Names will include those selected in accordance with Exhibit H to the Business Combination Agreement.

       (9) The Board of Directors shall not adopt, enter into or maintain a plan, agreement, contract, bylaw or other instrument or arrangement limiting or purporting to limit the ability of the Board of Directors to take action only upon the approval of one or more directors on the basis that such director(s) were in office at any particular time relative to such plan, agreement, contract, bylaw or other instrument or arrangement or were recommended or approved successors of any such director, or on any similar basis, including without limitation any designation commonly referred to as “continuing directors.” The shareholders may alter, adopt, amend or repeal this ARTICLE EIGHTH, SECTION (8) or SECTION (9) only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.

      (10) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE SIXTH applicable thereto, and not the provisions of this ARTICLE EIGHTH unless otherwise provided in such resolution or resolutions.

ARTICLE NINTH

       (1) To the fullest extent permitted by the NCBCA as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this ARTICLE NINTH, nor the adoption of any provision to these Articles of Incorporation inconsistent with this ARTICLE NINTH, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

       (2) Each person who is or was a director or officer of the Corporation (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (including an action, suit or proceeding by or in right of the Corporation), whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified by the Corporation against liability in any such action, suit or proceeding to the fullest extent permitted by the NCBCA as it exists or may hereafter be amended. Expenses incurred in connection with any such action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of any action, suit or proceeding upon receipt of an unsecured written promise by or on behalf of any such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation against such expenses. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

       (3) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the NCBCA.

       (4) The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person in any such capacity and whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NCBCA.

       (5) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire under any statute, provision of the Articles of Incorporation or Bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

       (6) Without limiting the generality of the other provisions of this ARTICLE NINTH, (a) neither PLC or any of its subsidiaries or affiliates nor any director of the Corporation who is affiliated with, or employed by, PLC or any of its subsidiaries or affiliates shall have any obligation, duty or responsibility (whether arising under law or otherwise) to present any transaction, relationship, arrangement or other opportunity that is not a transaction, relationship, arrangement or other opportunity primarily relating to the United States (collectively, a “business opportunity”) to the Corporation, the Board of Directors of the Corporation or any officer or employee thereof, (b) the Corporation renounces any expectancy or interest of the Corporation in, or in being offered an opportunity to participate in, any such business opportunity, and (c) PLC and its subsidiaries and affiliates shall be entitled to act upon any such business opportunity and will not be liable to the Corporation or any of its shareholders for taking any such action or not presenting such business opportunity to the Corporation. If the provisions of this Section 6 are held invalid, illegal or incapable of being enforced under any law or public policy with respect to any particular business opportunity, then the provisions of this Section 6 shall nevertheless remain in full force and effect as to all other business opportunities, specifically including, without limitation, any business opportunity that the Corporation would be restricted from engaging in under ARTICLE FIFTH.

       (7) The rights granted herein shall not be limited by the provisions contained in Section 55-8-52 of the NCBCA or any successor statute.

       (8) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Articles of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the NCBCA, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE TENTH

      Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken only upon the vote of shareholders at an annual or special meeting duly noticed and called in accordance with the NCBCA and may not be taken by written consent of shareholders without a meeting. The shareholders may alter, adopt, amend or repeal this ARTICLE TENTH only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.

ARTICLE ELEVENTH

      Special meetings of the shareholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President or the Secretary of the Corporation upon the direction of the Board of Directors, and may not be called by any other person. At a special meeting of shareholders only such business may be conducted or considered as is properly brought before the meeting. To be properly brought before a special meeting, business must be specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE SIXTH hereof, special meetings of holders of such Preferred Stock. The shareholders may alter, adopt, amend or repeal this ARTICLE ELEVENTH only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class.

ARTICLE TWELFTH

      The provisions of Article 9 and Article 9A of the NCBCA entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the Corporation.

ANNEX D

FORM OF

AMENDED AND RESTATED BYLAWS
OF
REYNOLDS AMERICAN INC.

ARTICLE 1

MEETINGS OF SHAREHOLDERS

      Section 1.01.     Place of Meetings. Meetings of shareholders of the Corporation shall be held at such time and place either within or without the State of North Carolina as shall be fixed by the Corporation’s Board of Directors (the “Board”) and designated in the notice or waiver thereof. The Board may postpone and reschedule any previously scheduled annual or special meeting of shareholders.

      Section 1.02.     Annual and Special Meetings. Annual meetings of shareholders shall be held at a place, if any, date and hour fixed by the Board to elect directors to the Board and to transact such other business as may properly come before the meeting. Special meetings of shareholders may be called by the persons permitted to call such meetings by the Corporation’s Articles of Incorporation.

      Section 1.03.     Notice. Except as otherwise provided by law or by the Articles of Incorporation, written notice shall be given to each shareholder entitled to vote at such meeting not fewer than 10 nor more than 60 days before the date of each meeting of shareholders, such notice to include the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if (i) the new date, time or place is announced at the meeting before adjournment, and (ii) a new record date is not fixed for the adjourned meeting. If a new record date is fixed for the adjourned meeting (which must be done if the new date is more than 120 days after the date of the original meeting), notice of the adjourned meeting must be given as provided in this section to persons who are shareholders as of the new record date.

      Section 1.04.     Quorum; Adjournment. Shares entitled to vote as a separate voting group may take action in a matter only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter. Except as otherwise provided by law or by the Articles of Incorporation, at the opening of any meeting, such meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn or by any officer entitled to preside at or to act as secretary of the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. Subject to the provisions of the North Carolina Business Corporation Act, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

      Section 1.05.     Conduct of Meeting and Order of Business. The Chairman or, at the Chairman’s request or in the absence of the Chairman, the Chief Executive Officer, or, in the absence of the Chairman and the Chief Executive Officer, such person as shall be selected by the Board, shall act as chairman at all meetings of shareholders. The Secretary of the Corporation or, in his or her absence, an Assistant Secretary shall act as secretary at all meetings of shareholders. The chairman of the meeting shall have the right and authority to determine and maintain the rules, regulations and procedures for the proper conduct of the meeting, including but not limited to restricting entry to the meetings after it has commenced, maintaining order and the safety of those in attendance, opening and closing the polls for voting, dismissing business not properly submitted, and limiting time allowed for discussion of the business of the meeting.

      Business to be conducted at annual meetings of shareholders shall be limited to that properly submitted to the meeting either by or at the direction of the Board or by any shareholder of the Corporation who shall be entitled to vote at such meeting and who complies with the notice requirements set forth in Section 1.06. If the chairman of the meeting shall determine that any business was not properly submitted in accordance with the terms of Section 1.06, he or she shall so declare to the meeting and the business that was not properly submitted shall not be transacted at that meeting.

      Section 1.06.     Advance Notice of Shareholder Proposals. In addition to any other applicable requirements, in order to properly submit any business to an annual meeting of shareholders, a shareholder must give timely notice in writing to the Secretary of the Corporation. To be timely, such notice must be delivered either in person or by United States certified mail, postage prepaid, and received prior to the close of business at the principal executive offices of the Corporation (a) not less than 120 days nor more than 150 days (unless, in either case, such day is not a business day in which case the immediately preceding business day) before the first anniversary of the date of the Corporation’s proxy statement released to shareholders in connection with the most recent annual meeting of shareholders or (b) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not later than the close of business on the later of the tenth calendar day following the day on which the first public announcement of the date of the annual meeting was made and the date that is 90 days before the date of the applicable annual meeting; [(provided, however, that, for the 2005 annual meeting of shareholders, such notice by a shareholder must be so delivered no earlier than                     , 2004 and no later than the close of business on                     , 2004)]. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

      Nomination of persons for election to the Board may be made by the Board or any committee designated by the Board or by any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders. However, nominations other than those made by the Board or its designated committee must be made in accordance with the procedures for submitting business at an annual meeting of the shareholders as set forth in this Section 1.06, and no person shall be eligible to serve as a director unless such procedures have been followed.

      A shareholder may nominate a person or persons for election to the Board only if written notice of such shareholder’s intent to make such nomination is given to the Secretary of the Corporation in accordance with the procedures set forth above. In addition to the timeliness requirements set forth above for notice to the Corporation by a shareholder of business to be submitted at an annual meeting of shareholders, with respect to any special meetings of shareholders called for the election of directors, written notice must be delivered in the manner specified above and not later than the close of business on the seventh day following the date of the first public announcement of the date of such meeting.

      A shareholder’s notice to submit business to an annual meeting of shareholders shall set forth (a) the name and address of the shareholder, (b) the class and number of shares of stock beneficially owned by such shareholder, (c) the name in which such shares are registered on the stock transfer books of the Corporation, (d) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (e) any material interest of the shareholder in the business to be submitted and (f) a brief description of the business desired to be submitted to the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting. In addition, the shareholder making such proposal shall promptly provide any other information reasonably requested by the Corporation.

      In addition to the information required above to be given by a shareholder who intends to submit business to a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the Board then such shareholder’s notice must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock of the Corporation which are beneficially owned by such person, (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, (e) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (f) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

      Any person nominated for election as a director by the Board or any committee designated by the Board shall, upon the request of the Board or such committee, furnish to the Secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder’s notice of nomination.

      In addition to the foregoing provision of this Section 1.06, a shareholder who seeks to have any proposal included in the Corporation’s proxy statement shall comply with the requirements of Regulation 14A under the Securities Exchange Act of 1934, as amended.

      For purposes of this Section 1.06, “public announcement” means announcement in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

      Section 1.07.     Voting. If a quorum exists, in all actions of shareholders other than the election of directors or as otherwise required by law, the Articles of Incorporation or these Bylaws, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. If a quorum exists, at all meetings of shareholders at which directors are to be elected, subject to the rights of the holders of any series of Preferred Stock to elect directors, directors shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

      A shareholder may appoint one or more proxies to vote or otherwise act for the shareholder in accordance with the North Carolina Business Corporation Act. A proxy shall be submitted to the secretary of the meeting at or prior to the time designated by the chairman of the meeting.

      Section 1.08.     Inspectors of Election. Prior to any meeting of shareholders, the Board may appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If any inspector previously appointed shall fail to attend or refuse or be unable to serve, a substitute shall be appointed by the presiding officer.

ARTICLE 2

DIRECTORS

      Section 2.01.     Meetings. Regular meetings of the Board shall be held at such times and places within or without the State of North Carolina as may from time to time be fixed by the Board or as may be specified in a notice of meeting. Special meetings of the Board may be held at any time upon the call of the Chairman, the Chief Executive Officer or the President and shall be called by the Chairman, the Chief Executive Officer, the President or the Secretary if directed by the Board or at least two or more Directors. A meeting of the Board may be held without notice immediately after the annual meeting of shareholders. No notice shall be required for any regular meeting of the Board. Notice of the date, time and place of holding of each special meeting shall be given by delivering the same at least two days before the date of the meeting or by causing the same to be transmitted by telecopy or telegraph, or delivered personally or by telephone, at least one day before the meeting to each director.

      Section 2.02.     Quorum. Except as otherwise provided in the Articles of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present.

      Section 2.03.     Committees of Directors. The Board may, by resolution adopted by a majority of the Board, designate one or more committees to have and exercise such power and authority as the Board shall specify.

      No action by any committee of the Board shall be valid unless taken at a meeting for which notice has been duly given in accordance with the last sentence of Section 2.01 of these Bylaws or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business. Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by any means of communication by which all committee members participating may simultaneously hear each other during the meeting. Notwithstanding the foregoing, action may be taken by a committee of the Board without a meeting if it is taken by unanimous written consent.

      Each of the committees established by the Board pursuant to this Section 2.03 shall establish such other rules and procedures for its operation and governance (consistent with the North Carolina Business Corporation Act) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

ARTICLE 3

OFFICERS

      Section 3.01.     Description and Terms. The officers of the Corporation shall be the Chairman, the Chief Executive Officer, the President, a Treasurer and a Secretary, who shall have the duty, among other things, to record the proceedings of the meetings of shareholders and directors in a book kept for that purpose, and such other additional officers with such titles as the Board shall determine, all of whom shall be chosen by and serve at the pleasure of the Board; provided that the Chief Executive Officer may appoint Senior Vice Presidents, Vice Presidents or Assistant Officers at his or her discretion. Subject to such limitations as may be imposed by the Board, the Chief Executive Officer shall have full executive power and authority with respect to the Corporation. The President, if separate from the Chief Executive Officer, shall have such powers and authority as the Chief Executive Officer may determine. If the Chief Executive Officer is absent or incapacitated, the Board or any committee designated by the Board for such purpose shall determine the person who shall have all the power and authority of the Chief Executive Officer. Other officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board. The authority, duties or responsibilities of any officer of the Corporation may be suspended by the Chief Executive Officer with or without cause. Any officer may be removed by the Board with or without cause. Subject to such limitations as the Board and the North Carolina Business Corporation Act may provide, each officer may further delegate to any other officer or any employee or agent of the Corporation such portions of his or her authority as the officer shall deem appropriate, subject to such limitations as the officer shall specify, and may revoke such authority at any time.

      Section 3.02.     Shareholder Consents and Proxies. The Chairman, the Chief Executive Officer, the President, the Secretary and the Treasurer, or any one of them, shall have the power and authority on behalf of the Corporation to execute any shareholders’ consents or proxies and to attend and act and vote in person or by proxy at any meetings of shareholders of any corporation in which the Corporation may own stock, and at any such meetings shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which as the owner thereof the Corporation might have possessed and executed if present. The Board by resolution from time to time may confer like powers upon any officer.

ARTICLE 4

GENERAL PROVISIONS

      Section 4.01.     Notices. Whenever any statute, the Articles of Incorporation or these Bylaws require notice to be given to any shareholder, such notice is to be given in writing by mail, addressed to such shareholder at his or her address as it appears on the current shareholder records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to directors may be given by telegram or facsimile transmission or be delivered personally or by telephone.

      Section 4.02.     Indemnification. If a claim under Section 1 or 2 of Article Ninth of the Corporation’s Articles of Incorporation is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, the person claiming indemnification may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, such claimant shall be entitled to be paid also the expense of prosecuting or defending such suit. In any case, it shall be a defense to such claims that, and the Corporation shall not be obliged to advance any such expense if, the claimant has not met any applicable standard for indemnification set forth in the North Carolina Business Corporation Act or the Corporation’s Articles of Incorporation. The Corporation shall not advance any such expenses to a claimant, unless the Corporation has previously received from such claimant an undertaking to repay the amount of such expenses in the event it is determined such claimant was not entitled to indemnification. A determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) to the effect that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct or that the claimant has not met such applicable standard of conduct, or the failure by the Corporation to make any such determination, shall not create a presumption that the claimant has or has not met the applicable standard of conduct or be a defense to such suit.

      Section 4.03.     Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

      Section 4.04.     Certificates of Stock. Any certificates which represent shares of the Corporation shall be signed by the Chairman or the Chief Executive Officer and by the Secretary or an Assistant Secretary. Any and all signatures on any such certificates, including signature of officers, transfer agents and registrars, may be facsimile.

ANNEX E

[Letterhead of Lehman Brothers Inc.]

October 27, 2003

Board of Directors

R.J. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, NC 27102

Members of the Board of Directors:

      R.J. Reynolds Tobacco Holdings, Inc. (“R.J. Reynolds” or the “Company”) and British American Tobacco p.l.c. (“BAT”), through its wholly owned subsidiary Brown & Williamson Tobacco Corporation (“B&W”), will form a new company called Reynolds American Inc. (“Reynolds American”) in connection with a proposed transaction (the “Proposed Transaction”) pursuant to which R.J. Reynolds and BAT’s U.S. tobacco operations will directly or indirectly become wholly owned subsidiaries of Reynolds American. In connection with the Proposed Transaction, (i) B&W will contribute to a newly formed and wholly owned subsidiary (“B&W Opco”) all of the operating assets (including a cash payment to cover previously accrued payment obligations under the MSA (as defined in the Formation Agreement (as defined below) as of the closing of the Proposed Transaction) and liabilities of its U.S. tobacco operations other than specified excluded assets and liabilities (the “Contributed Business”), and thereafter will contribute all of the capital stock of B&W Opco to Reynolds American in exchange for shares of Reynolds American common stock; (ii) American Cigarette Company (Overseas) BV (“Lane Seller”), an affiliate of BAT, will sell to the Company for the benefit of Reynolds American all of the capital stock of the parent company of Lane Limited (“Lane,” together with the Contributed Business, “BAT U.S. Co.”) for a purchase price of U.S. $400,000,000; and (iii) a newly formed and wholly owned subsidiary of Reynolds American will merge with and into the Company, whereby each outstanding share of Company common stock will be converted into the right to receive one share of Reynolds American common stock. Upon the effectiveness of the Proposed Transaction, holders of the common stock of R.J. Reynolds will own 58% of the fully diluted shares of common stock (under the treasury method) of Reynolds American, and B&W will own the remaining 42%. The terms and conditions of the Proposed Transaction are set forth in more detail in the Business Combination Agreement, dated as of October 27, 2003, between the Company and B&W; a form of the Formation Agreement to be entered into among B&W, B&W Opco and Reynolds American as of the closing of the Proposed Transaction (the “Formation Agreement”); and the Lane Stock Purchase Agreement, dated as of October 27, 2003, among Lane Seller, B&W, Lane’s parent company and the Company (which agreements, together with forms of all of the other agreements as defined in the Business Combination Agreement as the “Transaction Agreements,” collectively, the “Agreements”).

      We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of R.J. Reynolds of the consideration to be received by such stockholders in connection with the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the reasonableness of any value assigned to any business as acquired or sold in any of the interim steps undertaken to effect the Proposed Transaction, (ii) the relative merits of the Proposed Transaction as compared to any alternative business transaction that might be available to the Company, and (iii) the underlying business decision by the Company to proceed with or effect the Proposed Transaction.

      In arriving at our opinion, we have reviewed and analyzed: (1) the Agreements and the specific terms of the Proposed Transaction, (2) publicly available business and financial information relating to BAT and the Company, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and such other publicly available information that we believe to be relevant to our analysis, (3) financial statements and operating information with respect to the business, operations and prospects of the Company and BAT U.S. Co. furnished to us by the Company and BAT and its affiliates, respectively, including financial forecasts for the fiscal year ended December 31, 2003, (4) certain internal financial analyses prepared by the management of the Company with respect to its recently announced cost restructuring (the “Cost Restructuring”), (5) the amount and timing of the cost savings and related expenses and operating synergies expected by the management of the Company to result from a combination of the businesses of the Company and BAT U.S. Co. (the “Expected Synergies”), (6) the relative contributions of the Company and BAT U.S. Co. to the historical and current financial performance of Reynolds American on a pro forma basis, (7) a comparison of the implied valuation of BAT U.S. Co. to the public market valuation of the Company and of certain other publicly-traded companies that we deemed comparable, (8) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (9) the potential pro forma impact of the Proposed Transaction on the future financial performance of Reynolds American, including the Expected Synergies. In addition, we have had discussions with the managements of the Company, the Contributed Business and Lane concerning their respective businesses, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information. With respect to the financial forecast provided by the Company for its fiscal year ending December 31, 2003, upon advice of the Company, we have assumed that such forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such forecast. With respect to the financial forecast provided by BAT and its affiliates (for BAT U.S. Co.) for the fiscal year ending December 31, 2003, upon the advice of BAT and its affiliates, we have assumed that such forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of BAT and its affiliates (including the managements of the Contributed Business and Lane) as to the future financial performance of BAT U.S. Co. and that BAT U.S. Co. will perform substantially in accordance with such forecast. In addition, on the advice of the Company, we have assumed that the estimates provided to us regarding the Cost Restructuring and the Expected Synergies have been reasonably prepared on a basis which reflects the best currently available estimates and good faith judgments of the management of the Company and that the amount and timing of the Expected Synergies will be realized substantially in accordance with such estimates. With your consent, in rendering this opinion, we have not conducted an independent evaluation of the pending and potential tobacco-related litigation against the Company and BAT U.S. Co., nor have we taken into account the resulting liability or other consequences, if any, the Company and BAT U.S. Co. may incur in connection with such litigation. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or BAT U.S. Co. and have not made or obtained any evaluation or appraisal of the assets or liabilities of the Company or BAT U.S. Co. Upon the advice of the Company, we have assumed that the Proposed Transaction will receive tax-free treatment for the stockholders of the Company. We have also assumed that the definitive Formation Agreement and definitive Transaction Agreements will not differ in any material respect from the forms thereof furnished to us. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

      Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received by the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

      We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion and to reimburse us for our expenses. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and

BAT for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

ANNEX F

[Letterhead of J.P. Morgan Securities Inc.]

October 27, 2003

The Board of Directors

R.J. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, NC 27102

Members of the Board of Directors:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $.01 per share (the “Company Common Stock”), of R.J. Reynolds Tobacco Holdings, Inc. (the “Company”) of the consideration to be received by such holders in the proposed Merger (as defined below). Pursuant to the Business Combination Agreement, dated October 27, 2003 (the “Combination Agreement”), between the Company and Brown & Williamson Tobacco Corporation (“B&W”), a wholly-owned subsidiary of British American Tobacco p.l.c. (“BAT”), the following will occur:

(i) BAT, through B&W, and the Company will jointly form a new company called Reynolds American Inc. (“Reynolds American”), and B&W will form a separate wholly owned subsidiary (“B&W Opco”);

(ii) B&W, B&W Opco and Reynolds American will enter into a Formation Agreement (the “Formation Agreement”) in the form attached as Exhibit A to the Combination Agreement, pursuant to which B&W will contribute to B&W Opco all of the assets (including a cash payment to cover previously accrued payment obligations under the MSA (as defined in the Formation Agreement) as of the closing of the Transaction (as defined below)) and liabilities of its United States tobacco business other than specified excluded assets and liabilities (the “Contributed Business”), and thereafter B&W will exchange all of the stock of B&W Opco for a number of newly issued shares of common stock, par value $.01 per share, of Reynolds American (“Reynolds American Common Stock”) calculated in accordance with Section 1.03 of the Combination Agreement;

(iii) pursuant to a stock purchase agreement, dated October 27, 2003 (the “Lane Stock Purchase Agreement”) entered into contemporaneously with the Combination Agreement, American Cigarette Company (Overseas) BV, an affiliate of BAT, will sell to the Company for the benefit of Reynolds American all of the stock of its subsidiary, Cigarette Manufacturers Supplies Inc., which is the parent of Lane Limited (“Lane”), for a purchase price of U.S. $400,000,000, all on the terms provided in the Lane Stock Purchase Agreement;

(iv) the Company will merge with a wholly-owned subsidiary of Reynolds American (“Sub”) and each share of Company Common Stock (other than shares thereof held by Reynolds American, the Company or Sub) will be converted into the right to receive one share of Reynolds American Common Stock (the “Merger”), as a result of which holders of the Company Common Stock will receive in the aggregate 58% of the number of shares of Reynolds American Common Stock outstanding on a fully diluted basis (applying the treasury stock method) upon consummation of the Transaction (as defined below); and

(v) following the effectiveness of the Merger, Reynolds American will contribute the stock of B&W Opco to the Company.

      The foregoing transactions are referred to collectively herein as the “Transaction.”

      In arriving at our opinion, we have (i) reviewed the Combination Agreement, the Lane Stock Purchase Agreement, the form of the Formation Agreement, and forms of the other agreements as defined in the Combination Agreement as the “Transaction Agreements” (collectively, the “Agreements”); (ii) reviewed certain publicly available business and financial information concerning the Contributed Business, Lane and

F-1

the Company, respectively, and the industries in which they operate; (iii) reviewed financial statements and operating information with respect to the business, operations and prospects of the Company and the Contributed Business and Lane furnished to us by the Company and BAT and its affiliates, respectively, including financial forecasts for the fiscal year ended December 31, 2003; (iv) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Contributed Business, Lane and the Company, respectively, with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses prepared by the management of the Company with respect to its recently announced cost restructuring (the “Cost Restructuring”); (vii) reviewed certain internal financial analyses prepared by the management of the Company relating to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Estimated Synergies”); and (viii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

      In addition, we have held discussions with certain members of the management of B&W, Lane and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Contributed Business, Lane and the Company, the financial condition and future prospects and operations of the Contributed Business, Lane, the Company and Reynolds American, and certain other matters we believed necessary or appropriate to our inquiry.

      In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company, BAT, B&W and Lane or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. With respect to the financial forecast provided by the Company for its fiscal year ending December 31, 2003, upon advice of the Company, we have assumed that such forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such forecast. With respect to the financial forecast provided by BAT and its affiliates (for the Contributed Business and Lane) for the fiscal year ending December 31, 2003, upon the advice of BAT and its affiliates, we have assumed that such forecast has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of BAT and its affiliates (including the managements of the Contributed Business and Lane) as to the future financial performance of the Contributed Business and Lane and that the Contributed Business and Lane will perform substantially in accordance with such forecast. In relying on financial analyses provided to us regarding the Cost Restructuring and the Estimated Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future effects of the Cost Restructuring and the expected effects of the Estimated Synergies on the results of operations and financial condition of Reynolds American to which such analyses relate. Upon the advice of the Company, we have also assumed that the Transaction will have the tax consequences as contemplated in the Combination Agreement and that the other transactions described in the Agreements will be consummated as contemplated by the Agreements. We have also assumed that the definitive Formation Agreement and definitive Transaction Agreements will not differ in any material respect from the forms thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Contributed Business, Lane or the Company or on the contemplated benefits of the Transaction.

      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of

F-2

the consideration received by them in the proposed Merger. We have not been asked, and our opinion does not in any manner address (i) the reasonableness of any value assigned to any business as acquired or sold in any of the interim steps undertaken to effect the Transaction, (ii) the relative merits of the Transaction as compared to any alternative business transaction that might be available to the Company, and (iii) the underlying decision by the Company to engage in the Transaction. With your consent, in rendering this opinion, we have not conducted an independent evaluation of the pending and potential tobacco-related litigation against the Company, the Contributed Business, or Lane, nor have we taken into account the resulting liability or other consequences, if any, the Company, the Contributed Business or Lane may incur in connection with such litigation. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

      We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which is contingent upon the consummation of the Transaction. We and our affiliates have, from time to time, provided commercial and investment banking services to BAT, B&W and the Company in the ordinary course of our businesses for customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or BAT for our own account or for the accounts of customers and, accordingly, we and our affiliates may at any time hold long or short positions in such securities.

      On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

      This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

F-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Section 55-2-02 of the North Carolina Business Corporation Act, referred to as the “NCBCA,” enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (ii) improper distributions as described in Section 55-8-33 of the NCBCA; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective.

      Article Nine of Reynolds American’s articles of incorporation provides that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.

      Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, because such person was or is a director, officer, agent or employee of the corporation, or was or is serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the NCBCA. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

      In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

      Article Nine of Reynolds American’s articles of incorporation provides that Reynolds American will indemnify to the fullest extent permitted by North Carolina law any person who was or is a director or officer of Reynolds American who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, because such person was or is a director or officer of Reynolds American or was serving at the request of Reynolds American as a director, officer, partner, trustee, employee or agent of any other enterprise. Reynolds American expects to enter into separate indemnification agreements with certain directors and officers.

Because of indemnification obligations that may be contained Reynolds American’s articles of incorporation, bylaws or in various agreements entered into by Reynolds American in the future, Reynolds American may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard.

      Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the NCBCA.

      Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person. Reynolds American will maintain, for a period of six years following the completion of the combination transactions, the current policies of directors’ and officers’ liability insurance maintained by RJR, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the date of the combination agreement. In no event will Reynolds American be required to spend in any one year an amount more than 200% of the annual premiums paid by RJR as of the date of the combination agreement for such insurance, and if the annual premiums of such insurance coverage exceed this amount, Reynolds American will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      The combination agreement provides that following the completion of the combination transactions, Reynolds American will cause the surviving corporation following the RJR merger to indemnify and provide advancement of expenses to, all current and former directors or officers of RJR to the same extent such persons are indemnified or have the right to advancement of expenses pursuant to RJR’s certificate of incorporation, by-laws or other indemnification agreements for acts or omissions occurring on or before the date of the combination agreement.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit
Number	Description of Document

2.1	Business Combination Agreement, dated as of October 27, 2003, between Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Holdings, Inc., as amended, and related joinder agreement (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).
2.2	Lane Stock Purchase Agreement by and among R. J. Reynolds Tobacco Holdings, Inc., American Cigarette Company Overseas B.V., Cigarette Manufacturers Supplies Inc. and Brown & Williamson Tobacco Corporation, dated as of October 27, 2003, and related joinder agreement (incorporated by reference to Exhibit 99.3 to RJR’s Form 8-K dated October 29, 2003).
3.1	Form of Reynolds American Amended and Restated Articles of Incorporation (attached as Annex C to the proxy statement/prospectus contained in this Registration Statement).
3.2	Form of Reynolds American Amended and Restated Bylaws (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement).
4.1	Form of Governance Agreement (attached as Annex B to the proxy statement/prospectus contained in this Registration Statement).
4.2	Form of Rights Agreement between Reynolds America Inc. and its rights agent.

Exhibit
Number		Description of Document

5	.1†	Opinion of Charles A. Blixt, Esq., including consent, regarding the legality of securities being registered.
8.1		Tax Opinion of Jones Day.
10.1		Form of Non-competition Agreement between Reynolds American Inc. and British American Tobacco p.l.c. (incorporated by reference to Exhibit E to Exhibit 99.2 to RJR’s Form 8-K filed October 30, 2003).
10.2		Form of Formation Agreement among Brown & Williamson Tobacco Corporation, B&W Opco and Reynolds American Inc. (incorporated by reference to Exhibit A to Exhibit 99.2 to RJR’s Form 8-K filed October 30, 2003).
12.1		Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends/ Deficiency in the Coverage of Combined Fixed Charges and Preferred Stock Dividends by Earnings Before Fixed Charges for each of the five years within the period ended December 31, 2003 and for the three months ended March 31, 2004 (incorporated by reference to Exhibit 12.1 to RJR’s Form 10-Q for the period ended March 31, 2004).
21	.1†	Subsidiaries of Reynolds American Inc.
23.1		Consent of KPMG LLP.
23.2		Consent Deloitte & Touche LLP.
23	.3†	Consent of Charles A. Blixt, Esq. (included in Exhibit 5.1).
23.4		Consent of Jones Day (included in Exhibit 8.1).
23.5		Consent of KPMG LLP.
99.1		Form of Proxy Card.
99	.2†	Form of Consent of Lehman Brothers Inc.
99	.3†	Consent of J.P. Morgan Securities Inc.

†	Previously filed.

(b)	Financial Statement Schedules

Not applicable.

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes:

      (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end or the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (h)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Louisville, Kentucky, on May 18, 2004.

REYNOLDS AMERICAN INC.

By:	/s/ SUSAN M. IVEY

Name: Susan M. Ivey
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW J. SCHINDLER Andrew J. Schindler	Director and Executive Chairman	May 18, 2004

/s/ SUSAN M. IVEY Susan M. Ivey	Director, President and Chief Executive Officer	May 18, 2004

/s/ DIANNE M. NEAL Dianne M. Neal	Executive Vice President and Chief Financial Officer	May 18, 2004

EXHIBIT INDEX

Exhibit
Number		Description of Document

2.1		Business Combination Agreement, dated as of October 27, 2003, between Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Holdings, Inc., as amended, and related joinder agreement (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).
2.2		Lane Stock Purchase Agreement by and among R. J. Reynolds Tobacco Holdings, Inc., American Cigarette Company Overseas B.V., Cigarette Manufacturers Supplies Inc. and Brown & Williamson Tobacco Corporation, dated as of October 27, 2003, and related joinder agreement (incorporated by reference to Exhibit 99.3 to RJR’s Form 8-K filed October 30, 2003).
3.1		Form of Reynolds American Amended and Restated Articles of Incorporation (attached as Annex C to the proxy statement/prospectus contained in this Registration Statement).
3.2		Form of Reynolds American Amended and Restated Bylaws (attached as Annex D to the proxy statement/prospectus contained in this Registration Statement).
4.1		Form of Governance Agreement (attached as Annex B to the proxy statement/prospectus contained in this Registration Statement).
4.2		Form of Rights Agreement between Reynolds America Inc. and its rights agent.
5	.1†	Opinion of Charles A. Blixt, Esq., including consent, regarding the legality of securities being registered.
8.1		Tax Opinion of Jones Day.
10.1		Form of Non-competition Agreement between Reynolds American Inc. and British American Tobacco p.l.c. (incorporated by reference to Exhibit E to Exhibit 99.2 to RJR’s Form 8-K filed October 30, 2003).
10.2		Form of Formation Agreement among Brown & Williamson Tobacco Corporation, B&W Opco and Reynolds American Inc. (incorporated by reference to Exhibit A to Exhibit 99.2 to RJR’s Form 8-K filed October 30, 2003)
12.1		Computation of Ratio of Earnings to Combined Fixed Charges/ Deficiency in the Coverage of Combined Fixed Charges and Preferred Stock Dividends by Earnings Before Fixed Charges for each of the five years within the period ended December 31, 2003 and for the three months ended March 31, 2004 (incorporated by reference to Exhibit 12.1 to RJR’s Form 10-Q for the period ended March 31, 2004).
21	.1†	Subsidiaries of Reynolds American Inc.
23.1		Consent of KPMG LLP.
23.2		Consent Deloitte & Touche LLP.
23	.3†	Consent of Charles A. Blixt, Esq. (included in Exhibit 5.1).
23.4		Consent of Jones Day (included in Exhibit 8.1).
23.5		Consent of KPMG LLP.
99.1		Form of Proxy Card.
99	.2†	Form of Consent of Lehman Brothers Inc.
99	.3†	Consent of J.P. Morgan Securities Inc.

†	Previously filed